EXHIBIT 99.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - x
                                            :
     In re                                  :
                                            :        Chapter 11
NTL INCORPORATED, et al.,                   :        Case No. 02-41316 (ALG)
                                            :        (Jointly Administered)
                           Debtors.         :
                                            :
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - x












                 AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
                  SECOND AMENDED JOINT REORGANIZATION PLAN OF
                   NTL INCORPORATED AND CERTAIN SUBSIDIARIES








                  Skadden, Arps, Slate, Meagher & Flom llp

                                        Kayalyn A. Marafioti (KM 9362)
                                        Jay M. Goffman (JG 6722)
                                        Lawrence V. Gelber (LG 9384)
                                        Four Times Square
                                        New York, New York  10036-6522
                                        (212) 735-3000

                                        Attorneys for NTL Incorporated, et
al.,
                     Debtors and Debtors-in-Possession


Dated:   New York, New York
         July 15, 2002




                                 DISCLAIMER

ALL CREDITORS AND INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. ALL SUMMARIES OF THE PLAN AND OTHER STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, AND THE EXHIBITS ANNEXED TO THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF UNLESS OTHERWISE INDICATED, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE DEBTORS IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS IN THEIR CAPACITIES AS DEBTORS-IN-POSSESSION UNDER THE BANKRUPTCY CODE. IT HAS NOT BEEN PREPARED BY OR ON BEHALF OF THE DIAMOND ADMINISTRATORS. ACCORDINGLY, THE DIAMOND ADMINISTRATORS ACCEPT NO RESPONSIBILITY OR LIABILITY WHATSOEVER IN CONNECTION WITH THIS DISCLOSURE STATEMENT.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN OR HOW TO ACT IN CONNECTION WITH THE OFFERINGS. THE DESCRIPTIONS SET FORTH HEREIN OF THE ACTIONS, CONCLUSIONS, OR RECOMMENDATIONS OF THE DEBTORS, THE CREDITORS' COMMITTEE, FRANCE TELECOM, OR ANY OTHER PARTY IN INTEREST HAVE BEEN PASSED UPON BY SUCH PARTY, BUT NO SUCH PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING SUCH DESCRIPTIONS.

THIS DISCLOSURE STATEMENT WILL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR WILL IT BE CONSTRUED TO CONSTITUTE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS. FURTHERMORE, SAVE INSOFAR AS THE OFFERINGS CONSTITUTE OFFERS OF SECURITIES, NOTHING IN THIS DISCLOSURE STATEMENT SHOULD BE TREATED AS AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY NOR AS CONSTITUTING INVESTMENT OR LEGAL ADVICE.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT (OTHER THAN SECTIONS V, XI.B, XI.C, XI.D, AND XIII AND EXHIBITS G AND H) CONSTITUTES VOLUME I OF A PROSPECTUS (THE "UK PROSPECTUS") IN RELATION TO NEW NTL UNDER THE UK PUBLIC OFFERS OF SECURITIES REGULATIONS 1995, AS AMENDED (THE "POS REGULATIONS") SOLELY WITH RESPECT TO THE ISSUANCE OF NEW NTL COMMON STOCK AND SERIES A WARRANTS UNDER THE OFFERINGS AND THE ISSUANCE OF THE SERIES A WARRANTS UNDER THE PLAN BY NEW NTL TO PERSONS IN THE UNITED KINGDOM. SUCH PERSONS SHOULD ALSO CONSULT VOLUME II WHICH ACCOMPANIES THIS DOCUMENT AND PROVIDES FURTHER INFORMATION REQUIRED UNDER THE POS REGULATIONS. THIS DISCLOSURE STATEMENT IS BEING ISSUED BY NTL INC. TO HOLDERS OF OLD COMMON STOCK AND OLD PREFERRED STOCK AND BY EACH OF THE DEBTORS TO THEIR RESPECTIVE NOTEHOLDERS, IF ANY. THE POS REGULATIONS REQUIRE RESPONSIBILITY TO BE TAKEN BY NEW NTL AND ITS DIRECTORS FOR INFORMATION TO WHICH THE UK PROSPECTUS RELATES AND IN CERTAIN CIRCUMSTANCES FOR MATERIAL CHANGES OF FACT TO BE THE SUBJECT OF A SUPPLEMENTARY UK PROSPECTUS. THE DISCLAIMERS CONTAINED IN THIS DISCLOSURE STATEMENT SHALL IN NO CIRCUMSTANCES OPERATE TO EXCLUDE ANY LIABILITY OR RESTRICT ANY OBLIGATION UNDER THE POS REGULATIONS.




                             TABLE OF CONTENTS

TABLE OF EXHIBITS...............................................................................................vii

GLOSSARY.......................................................................................................viii

EXECUTIVE SUMMARY...............................................................................................S-1
     Summary Of The Plan........................................................................................S-1

SUMMARY TREATMENT OF CLAIMS AND INTERESTS
     UNDER SECOND AMENDED JOINT PLAN OF REORGANIZATION OF
     NTL INCORPORATED AND CERTAIN SUBSIDIARIES..................................................................S-3
     Summary Of Anticipated Distributions Under The Plan (By Class).............................................S-3
     Summary Of Anticipated Distributions Under The Plan (By Debt Security).....................................S-9
     Summary Of Anticipated Distributions Under The Plan (Consideration Per Note: 1,000 Face Value)............S-14
     Certain Information Concerning Valuation Of Alternative Plan And Liquidation..............................S-16
     Conditions................................................................................................S-17
     Summary Of Post-Confirmation Operations...................................................................S-17

I.  INTRODUCTION..................................................................................................1

II.  VOTING INSTRUCTIONS AND PROCEDURES...........................................................................2
     A.  Definitions..............................................................................................2
     B.  Notice To Holders Of Claims And Interests................................................................3
     C.  Solicitation Package.....................................................................................3
     D.  Voting Procedures, Ballots, And Voting Deadline..........................................................4
     E.  Confirmation Hearing And Deadline For Objections To Confirmation.........................................4

III.  GENERAL INFORMATION ........................................................................................5
     A.  Purpose And Effect Of The Plan...........................................................................5
     B.  The Debtors' Businesses..................................................................................6
         1.   Overview............................................................................................6
         2.   Significant Corporate Restructurings................................................................7
         3.   Executive Officers..................................................................................7
     C.  Outstanding Securities...................................................................................8
         1.   Old Common Stock....................................................................................8
         2.   Old Junior Preferred Stock..........................................................................8
         3.   Old Senior Preferred Stock.........................................................................10
         4.   Debt Securities....................................................................................10
         5.   Old Warrants.......................................................................................11
         6.   Old Options........................................................................................12
         7.   Old Shareholder Rights Plan........................................................................13
     D.  Events Leading To Chapter 11 Cases......................................................................13
         1.   Background To The Restructuring....................................................................13
         2.   Interest Payment And Covenant Defaults; Failure To Pay Dividends...................................14
         3.   Delisting Of Old Common Stock......................................................................15
         4.   Negotiations With The Secured Lenders..............................................................15
         5.   Negotiations With The Lenders Under The Cablecom Credit Facility...................................16
         6.   Negotiations With The Noteholders' Steering Committee And The Preferred Shareholders...............16
         7.   Execution Of Heads Of Terms As To UK Credit Facilities.............................................16
         8.   The Pre-Negotiated Reorganization Plan.............................................................17
         9.   Prepetition Solicitation And Acceptance In Principle Of Plan.......................................17

IV.  CERTAIN MATTERS REGARDING NEW NTL...........................................................................18
     A.  Businesses To Comprise New NTL..........................................................................18
         1.   Overview...........................................................................................18
         2.   Operations In The UK...............................................................................18
         3.   Operations In The Republic Of Ireland..............................................................28
         4.   Other Operations...................................................................................29
         5.   Competition........................................................................................29
         6.   Regulation.........................................................................................31
         7.   Research And Development...........................................................................35
         8.   Patents, Trademarks, Copyrights, And Licenses......................................................35
         9.   Customers..........................................................................................35
         10.  Employees..........................................................................................36
         11.  Properties.........................................................................................36
         12.  Statistics On Businesses To Comprise New NTL.......................................................36
         13.  Current Trading And Prospects......................................................................37
     B.  Management Of New NTL...................................................................................38
         1.   Board Of Directors.................................................................................38
         2.   Executive Officers.................................................................................38
         3.   Management Incentive Plan..........................................................................38
     C.  Securities To Be Issued By New NTL......................................................................38
         1.   New NTL Common Stock...............................................................................39
         2.   Series A Warrants..................................................................................39
         3.   Equity Rights......................................................................................41
         4.   Noteholder Election Option.........................................................................41
         5.   Resale Of Securities...............................................................................42
     D.  Risk Factors Relating To New NTL........................................................................43
         1.   Historical Losses And Negative Cash Flows; No Assurance Of Future Profitability....................43
         2.   Uncertainty With Respect To New NTL's Financial Condition..........................................43
         3.   Holding Company Structure..........................................................................44
         4.   Inability To Cause New NTL Common Stock And Series A Warrants To Be Or Remain Listed...............44
         5.   Lack Of Established Market For New NTL Common Stock And Series A Warrants..........................44
         6.   Dilution Of New NTL Common Stock...................................................................45
         7.   Prevention Of Transactions Involving A Change Of Control Of New NTL................................45
         8.   Uncertainty Regarding New NTL's Interests In Joint Ventures........................................45
         9.   Failure To Successfully Market Broadband...........................................................45
         10.  Lack Of Insurance For Underground Portion Of Cable Network ........................................46
         11.  Currency Risk......................................................................................46
         12.  Technological Changes In Industry .................................................................46
         13.  Defense Of The Putative Class Action Suits Against NTL Inc. And Certain Of Its Officers And
              Directors..........................................................................................46
     E.  New NTL Stockholder Rights Agreement....................................................................47
     F.  Certain Financing Matters...............................................................................49
         1.   Senior Credit Facility.............................................................................49
         2.   Working Capital Facility...........................................................................50
         3.   Triangle Notes.....................................................................................52
         4.   Diamond Holdings Notes.............................................................................52
         5.   The New NTL Exit Facility..........................................................................52
     G.  Transitional Arrangements With Euroco...................................................................53
     H.  Legal Proceedings.......................................................................................53

V.  CERTAIN MATTERS REGARDING EUROCO.............................................................................54
     A.  Businesses To Comprise Euroco...........................................................................54
         1.   Overview...........................................................................................54
         2.   Cablecom GmbH (Switzerland)........................................................................55
         3.   iesy Hessen GmbH (Germany).........................................................................58
         4.   B2 (Sweden)........................................................................................60
         5.   Other Operations...................................................................................61
         6.   Competition........................................................................................62
         7.   Regulation.........................................................................................63
         8.   Research And Development...........................................................................66
         9.   Patents, Trademarks, Copyrights, And Licenses......................................................66
         10.  Employees..........................................................................................66
         11.  Properties.........................................................................................66
         12.  Statistics On Principal Businesses To Comprise Euroco..............................................67
     B.  Management Of Euroco....................................................................................68
         1.   Board Of Directors Of Euroco.......................................................................68
         2.   Executive Officers Of Euroco.......................................................................68
         3.   Management Incentive Plan .........................................................................68
     C.  Securities To Be Issued By Euroco.......................................................................69
         1.   Euroco Common Stock................................................................................69
         2.   Euroco Preferred Stock.............................................................................69
         3.   Resale Of Securities...............................................................................70
     D.  Risk Factors Relating To Euroco.........................................................................71
         1.   Sale Of Or Outside Investment In The Cablecom Group................................................71
         2.   Repayment Of Cablecom Credit Facility; No Assurance Of Future Funding..............................72
         3.   Restructuring Of iesy Financings...................................................................72
         4.   The iesy Banking Syndicate Has Placed Conditions On Future Drawdowns...............................73
         5.   Significant Debt Of iesy...........................................................................73
         6.   iesy May Become "Overindebted" Under German Law In The Future......................................74
         7.   Inability To Cause Euroco Common Stock To Be Or Remain Listed......................................74
         8.   Lack Of Established Market For Euroco Common Stock And Euroco Preferred Stock......................74
         9.   Potential Lack Of Surplus Available To Pay Dividends On Or Redeem Euroco Preferred Stock...........75
         10.  Prevention Of Transactions Involving A Change Of Control Of Euroco ................................75
         11.  Implications Of Funding Requirements In Respect Of Joint Ventures..................................75
         12.  Detrimental Effects Of Sales Of Interests Or Restructurings........................................76
         13.  Uncertainty Regarding Euroco's Interests In Premium TV Limited And Other Joint Ventures............76
         14.  Prejudice To Euroco's Interests In Content Joint Ventures..........................................77
         15.  Additional Financing Requirements For iesy And B2..................................................77
         16.  Funding Obligations With Respect To New NTL Liabilities............................................77
         17.  Failure Of Cablecom And iesy To Maintain Direct Billing Relationships With Customers...............77
         18.  Limited Operating History Of iesy..................................................................78
         19.  Limited Operating History Of B2....................................................................78
         20.  Relationship With New NTL..........................................................................78
         21.  Technological Changes In Industry..................................................................78
         22.  Defense Of The Putative Class Action Suits Against NTL Inc. And Certain Of Its Officers And
              Directors..........................................................................................78
     E.  Euroco Stockholder Rights Agreement.....................................................................79
     F.  Certain Financing Matters...............................................................................81
     G.  Transitional Arrangements With New NTL..................................................................82
     H.  Legal Proceedings.......................................................................................83

VI.  EVENTS DURING THE CHAPTER 11 CASES..........................................................................83
     A.  Commencement Of The Chapter 11 Cases....................................................................83
     B.  Court Orders - Chapter 11...............................................................................83
     C.  Appointment Of Creditors' Committee.....................................................................84
     D.  Retention Of Professionals..............................................................................84
     E.  Commencement Of The Diamond Administration Cases........................................................85
     F.  Orders - Diamond Administration Cases...................................................................85
     G.  Future Developments In The Diamond Administration Cases.................................................85

VII.  SUMMARY OF THE PLAN........................................................................................85
     A.  Introduction............................................................................................85
     B.  Certain Matters Regarding Classification And Treatment Of Claims And Interests..........................86
         1.   Unclassified Claims................................................................................86
         2.   Unimpaired Classes Of Claims.......................................................................87
         3.   Impaired Classes Of Claims And Interests...........................................................89
         4.   Impaired Classes Of Interests......................................................................94
         5.   Additional Impaired Classes........................................................................95
     C.  Summary Of Other Provisions Of The Plan.................................................................97
         1.   Means For Implementation Of The Plan...............................................................97
         2.   Provisions Governing Distributions.................................................................99
         3.   Treatment Of Executory Contracts And Unexpired Leases.............................................103
         4.   Objections To Claims; Disputed Claims.............................................................103
         5.   Retention Of Jurisdiction.........................................................................103
         6.   Compromises And Settlements.......................................................................103
         7.   Miscellaneous.....................................................................................105
     D.  Confirmation Of The Plan...............................................................................108
         1.   Classes Entitled To Vote; Requisite Acceptances...................................................108
         2.   Confirmation Hearing..............................................................................108
         3.   Requirements For Confirmation Of The Plan.........................................................108
         4.   Confirmation Without Acceptance Of All Impaired Classes - "Cramdown"..............................109
         5.   Conditions To Confirmation And Effective Date.....................................................110
     E.  Effects Of Confirmation................................................................................112
         1.   Binding Effect....................................................................................112
         2.   Authorization Of Corporate Action.................................................................112
         3.   Discharge Of The Debtors..........................................................................112
         4.   Injunction........................................................................................113
         5.   Releases..........................................................................................113
     F.  Insurance Proceeds.....................................................................................114

VIII.  TREATMENT OF EMPLOYEES DURING THE CHAPTER 11 CASES.......................................................114

IX.  FINANCING DURING THE CHAPTER 11 CASES......................................................................114

X.  CERTAIN ADDITIONAL RISK FACTORS TO BE CONSIDERED............................................................116
     A.  Certain General Business Risks.........................................................................116
         1.   Competition.......................................................................................116
         2.   Customers.........................................................................................116
         3.   Constraints On Growth Due To Limited Funding .....................................................116
         4.   Efforts To Reduce Customer Churn..................................................................116
         5.   Dependence On Key Personnel.......................................................................117
         6.   Government Regulation.............................................................................117
         7.   Loss Or Reduction Of Tax Attributes...............................................................117
     B.  Current Financing......................................................................................117
         1.   Defaults Under Credit Facilities..................................................................117
         2.   Defaults On Outstanding Notes.....................................................................118
         3.   No Current Availability Under Credit Facilities...................................................118
     C.  Maintenance Of Operations And Postpetition Financing...................................................118
     D.  Certain Bankruptcy Considerations......................................................................119
         1.   Effect Of Chapter 11 Cases On Non-Debtor Subsidiaries.............................................119
         2.   Failure To Confirm The Plan.......................................................................119
         3.   Failure To Consummate The Plan....................................................................119
         4.   Loss Of NOLs......................................................................................120
     E.  Certain Tax Considerations.............................................................................120
     F.  Inherent Uncertainty Of Financial Projections..........................................................120
     G.  Dividends..............................................................................................120

XI.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN..........................................120
     A.  Consequences To The Debtors............................................................................121
         1.   COD Income........................................................................................121
         2.   NOLs..............................................................................................122
     B.  Consequences To Certain Exchanging Noteholders.........................................................123
         1.   United States Noteholders.........................................................................123
         2.   Non-United States Noteholders.....................................................................125
     C.  Certain Consequences To Exchanging Stockholders........................................................125
         1.   United States Stockholders........................................................................125
         2.   Non-United States Stockholders....................................................................126
     D.  Exercise Of Rights And Series A Warrants, Basis, And Holding Period Of Acquired New NTL
         Common Stock...........................................................................................126
     E.  Information Reporting And Backup Withholding ..........................................................126

XII.  CERTAIN UNITED KINGDOM INCOME TAX CONSEQUENCES OF THE PLAN................................................127
     A.  Diamond Cable..........................................................................................127
     B.  Holders Of Diamond Cable Notes, Certain NTL CC Senior Notes, And Old Common Stock......................127
         1.   Holders Of Notes..................................................................................127
         2.   Holders Of Old Common Stock.......................................................................130
         3.   Dividends Received By UK Resident Holders Of New Securities ......................................131
         4.   Stamp Duty And Stamp Duty Reserve Tax.............................................................131

XIII.  FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST.........................................131
     A.  Feasibility Of The Plan................................................................................131
     B.  Best Interests Test....................................................................................133
     C.  Liquidation Analysis...................................................................................134
     D.  Valuation Of The Reorganized Debtors...................................................................134
         1.   Valuation Overview................................................................................135
         2.   Methodology.......................................................................................135
         3.   Valuation Of The Reorganized Debtors..............................................................137
         4.   Further Information On Valuation Of Euroco........................................................138

XIV.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.................................................141
     A.  Alternative Plan.......................................................................................141
     B.  Liquidation Under Chapter 7 Or Chapter 11..............................................................141

XV.  SOLICITATION; VOTING PROCEDURES............................................................................142
     A.  Voting Deadline........................................................................................142
     B.  Voting Procedures......................................................................................142
     C.  Special Note For Holders Of Debt Securities And Equity Securities......................................142
         1.   Beneficial Owners.................................................................................143
         2.   Nominees..........................................................................................143
         3.   Securities Clearing Agencies......................................................................144
         4.   Miscellaneous.....................................................................................144
         5.   Delivery Of Notes.................................................................................144
     D.  Fiduciaries And Other Representatives..................................................................145
     E.  Parties In Interest Entitled To Vote...................................................................145
     F.  Classes Impaired Under The Plan........................................................................146

XVI.  FINANCIAL ADVISORS; SOLICITATION AGENT; FEES; EXPENSES;
     AND OTHER ARRANGEMENTS.....................................................................................146
     A.  Credit Suisse First Boston.............................................................................146
     B.  J.P. Morgan plc........................................................................................147
     C.  Morgan Stanley & Co. Inc...............................................................................147
     D.  Arrangements Regarding Financial Advisory Services.....................................................147
     E.  Kane Reece.............................................................................................148
     F.  Innisfree M&A Incorporated.............................................................................148

RECOMMENDATION AND CONCLUSION...................................................................................149
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

                             TABLE OF EXHIBITS

Exhibit                    Name

     A                     Second Amended Joint Reorganization Plan Of NTL Incorporated And Certain Subsidiaries

     B                     NTL Incorporated's Annual Report On Form 10-K For Fiscal Year Ended December 31,
                           2001*

     C                     NTL Incorporated's Quarterly Report On Form 10-Q For The Three Months Ended March
                           31, 2002*

     D                     Amendment No. 1 To NTL Incorporated's Annual Report On Form 10-K/A For Fiscal Year
                           Ended December 31, 2001*

     E                     NTL Communications Corp.'s Annual Report On Form 10-K For Fiscal Year Ended
                           December 31, 2001*

     F                     NTL Communications Corp.'s Quarterly Report On Form 10-Q For The Three Months Ended
                           March 31, 2002

     G                     Liquidation Analysis

     H                     Projected Financial Information


-------------------

                           *        On June 28, 2002, NTL Inc. received a
                                    letter from the Staff of the Securities
                                    and Exchange Commission in respect of
                                    the Staff's review of these public
                                    filings. NTL Inc. intends to respond to
                                    these comments by filing amended
                                    versions of these public documents with
                                    the Securities and Exchange Commission,
                                    to the extent necessary. Upon filing of
                                    these amended public documents with the
                                    Securities and Exchange Commission,
                                    persons will be able to review such
                                    public documents at the public
                                    reference facilities that the
                                    Securities and Exchange Commission
                                    maintains at: Judiciary Plaza, Room
                                    1024, 450 Fifth Street, N.W.,
                                    Washington, D.C. 20549; 233 Broadway,
                                    New York, New York 10279; and Citicorp
                                    Center, 500 West Madison Street, Suite
                                    1400, Chicago, Illinois 60661. These
                                    public documents may also be obtained
                                    at the Securities and Exchange
                                    Commission website at www.sec.gov or by
                                    written request sent to NTL
                                    Incorporated, 110 East 59th Street,
                                    26th Floor, Attention: Corporate
                                    Secretary, New York, New York 10022.
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

                                  GLOSSARY


Administrative Bar Date     the date designated by the Bankruptcy Court as the last date for filing requests for payment of Administrative Claims against the Debtors.

Administrative Claim        a Claim for payment of an administrative expense of a kind specified in section 503(b)
                            or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1)
                            of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the
                            Petition Date, (b) Professional Fees, (c) all fees and charges assessed against the
                            Estates under Chapter 123 of Title 28, United States Code, (d) all Allowed Claims that are entitled to be treated as Administrative Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, and (e) the reasonable post-
                            petition fees and expenses of the Indenture Trustees, including successors thereto, including reasonable attorneys' fees and expenses of such Indenture Trustees.

Aggregate Investments       the sum of all investments made between April 10, 2002 and the Effective Date in those assets that will become the property of Euroco pursuant to the Plan.

Aggregate Operating         the aggregate corporate overhead expenses (excluding Restructuring Expenses) at
Expenses                    NTL Inc. and NTL Delaware incurred during the period from April 10, 2002 to the
                            Effective Date.

Allowed                     with respect to a Claim or Interest within a particular class, an Allowed Claim or
                            Allowed Interest of the type described in such class.

Allowed Claim               any Claim against any Debtor, which is listed by such Debtor in its books and records as liquidated in amount and not disputed or contingent; provided, however, that to the extent that a Claim is a Disputed Claim, the determination of whether such Claim shall be allowed and/or the amount of any such Claim shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced;
                            provided further, however, the Reorganized Debtors may, in their discretion, bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Claim for resolution. An Allowed Claim (a) includes a Disputed Claim to the extent such
                            Disputed Claim becomes Allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim under the provisions of the
                            Bankruptcy Code and applicable law. Unless otherwise specified herein, in section
                            506(b) of the Bankruptcy Code, or in any order of the Bankruptcy Court, "Allowed Claim"
                            shall not, for purposes of distributions under the Plan, include for prepetition
                            Claims, interest on such Claims accruing from or after the Petition Date. In addition, a Claim is an Allowed Claim if it is deemed Allowed by the provisions of the Plan.

Allowed Interest            an Interest in any Debtor, which has been or hereafter is listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be allowed and/or the amount of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such
                            Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided further, however, that proofs of Interest need not and should not be filed in the Bankruptcy Court with respect to any Interests; and
                            provided further, however, that the Reorganized Debtors may, in their discretion, bring an objection or other motion with respect to a Disputed Interest before the Bankruptcy
                            Court for resolution.

Amended and Restated        Reorganized NTL CC's certificate of incorporation and by-laws in effect under the laws of
Certificate of              the State of Delaware, as amended and restated by the Plan, in substantially the form
Incorporation and By-laws   annexed as Exhibit A to the Plan.
of NTL CC

Amended and Restated        Reorganized NTL Inc.'s certificate of incorporation and by-laws in effect under the of the State of
Certificate of              Delaware, as amended and restated by the Plan, in substantially the form annexed as Exhibit B to
Incorporation and By-laws   the Plan.
of NTL Inc.

Annual Section 382          the limitation, under Section 382, on the ability of a corporation undergoing an ownership change
Limitation                  to utilize historic NOLs, capital loss carryforwards, and certain subsequently recognized "built-in"
                            losses and deductions.

B2                          B2 Bredband AB.

Ballot                      each of the ballot forms distributed with the Disclosure Statement to holders of
                            Impaired Claims and Impaired Interests entitled to vote under Article II of the Plan in connection with the solicitation of acceptances of the Plan, for the purpose of indicating an acceptance or rejection of the Plan.

Bankruptcy Code             the Bankruptcy Reform Act of 1978, as codified in Title 11 of the United States
                            Code, 11 U.S.C. ss.ss. 101-1330, as now in effect or hereafter amended and as applicable to these Chapter 11 Cases.

Bankruptcy Court            the United States Bankruptcy Court for the Southern District of New York or any
                            other court with jurisdiction over the Chapter 11 Cases.

Bankruptcy Exception        the exception, provided by Section 382, to the application of the Annual
                            Section 382 Limitation for corporations under the jurisdiction of a court in a bankruptcy case.

Bankruptcy Rules            collectively, the Federal Rules of Bankruptcy Procedure promulgated under Section
                            2075 of Title 28 of the United States Code and the Official Bankruptcy Forms, the
                            Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended, and as applicable to these Chapter 11 Cases.

BBC                         British Broadcasting Corporation.

BT                          British Telecommunications plc.

Business Day                any day, excluding Saturdays, Sundays, or "legal holidays" (as defined in
                            Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York,
                            New York or London, England, as the context requires.

Cable Funding               Communications Cable Funding Corp., a Delaware corporation, which is a wholly-owned subsidiary of NTL CC and the immediate parent of NTL (UK) Group, Inc.

Cablecom Bank Steering      the steering committee of the Cablecom Banks.
Committee

Cablecom Banks              the financial institutions named in Part C of Schedule 1 of the Cablecom Credit
                            Facility, or which have become a party thereto thereafter, and which have not ceased to be a party thereto in accordance with the terms thereof.

Cablecom Credit Facility    the credit agreement, dated March 28, 2000, as amended on May 16, 2000 and as amended and restated as of May 2, 2002, between, among others, NTL Delaware as parent, NTL
                            Cablecom Holding GmbH as shareholder, Cablecom GmbH as principal borrower, J.P. Morgan plc and Morgan Stanley Senior Funding, Inc. as arrangers and joint book managers, J.P.
                            Morgan Europe Limited as agent, and the lenders party thereto, as may be further amended and/or restated from time to time.

Cablecom Group              NTL Cablecom Holding GmbH and its subsidiaries from time to time.

Carve-Out                   in the context of the DIP Facility, a carve-out in an aggregate amount not in excess of
                            $10 million for (i) in the event of the occurrence and during the continuance of an event of default, or an event that would constitute an event of default with the giving of notice or lapse of time or both, the payment of Allowed and unpaid Professional Fees and disbursements incurred following such occurrence by the Debtors and any statutory committees appointed in the Chapter 11 Cases (plus all unpaid Professional Fees and disbursements incurred prior to the occurrence of an event of default to the extent allowed by the Bankruptcy Court at any time) and (ii) the payment of fees pursuant to
                            28 U.S.C.ss.1930 and to the Clerk of the Bankruptcy Court.

Case Interest Rate          the federal judgment rate described in 28 U.S.C. ss. 1961 in effect on the Petition Date, compounded annually on each anniversary of the Petition Date.

Cash                        United States currency, a certified check, a cashier's check, or a wire transfer of good funds from any source, or a check drawn on a United States or UK bank by the
                            Debtors or any other Person making any payment or distribution under the Plan.

Cause of Action             any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, in law, equity, or otherwise.

Certificate                 an instrument evidencing a Claim or Interest on account of an Existing Security.

Chapter 11 Case(s)          individually, the Chapter 11 Case of any of NTL Inc., NTL Delaware, NTL CC, Cable
                            Funding, Diamond Cable, and Diamond Holdings, and, collectively, the jointly administered Chapter 11 Cases of NTL Inc., NTL Delaware, NTL CC, Cable Funding,
                            Diamond Cable, and Diamond Holdings.

Claim                       a claim against any Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

Class                       one of the classes of Claims or Interests listed in Article III of the Plan.

Class 7 Euroco Value        the value of 331,222 shares of Euroco Common Stock.

Class . . . Noteholder      the Pro Rata share of the Noteholder Election Option allocable to the identified Class.
Election Option

COD                         cancellation of indebtedness.

Comparables                 comparable public company analysis.

Confirmation                entry by the Bankruptcy Court of the Confirmation Order.

Confirmation Date           the date of entry of the Confirmation Order on the docket maintained by the Clerk of the Bankruptcy Court with respect to these Chapter 11 Cases.

Confirmation Hearing        the hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy
                            Code, to consider confirmation of the Plan under section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Hearing        notice of, among other things, the time for submitting Ballots to accept or reject the
Notice                      Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan.

Confirmation Order          the order of the Bankruptcy Court confirming the Plan under section 1129 of the
                            Bankruptcy Code.

Covered Persons             the Debtors' present and former directors, officers or employees.

Credit Facilities           individually and collectively, the Senior Credit Facility, the Working Capital
                            Facility, and the Cablecom Credit Facility.

Creditor                    a creditor, within the meaning of section 101(10) of the Bankruptcy Code, of one or more of the Debtors.

Creditors' Committee        the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on June 21, 2002, as such committee may be reconstituted from time to time.

CSFB                        Credit Suisse First Boston Corporation.

Cumulative Convertible      the shares of cumulative convertible preferred stock, Series A, of NTL Inc.
Preferred Stock             outstanding immediately prior to the Petition Date.

Cure                        the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease under section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

CWC                         NTL (CWC) Limited, a company registered in England and Wales with company number
                            0328898, formerly registered under the name Cable & Wireless Communications plc.

DCF                         discounted cash flow analysis.

Debt Securit(ies)           individually and collectively, the Senior Notes and Subordinated Notes.

Debt Securities Claim       a Securities Claim, if any, arising from a Debt Security.

Debtor(s)                   individually and collectively, NTL Inc., NTL Delaware, NTL CC, Diamond Cable, Diamond
                            Holdings and, when the context so requires, Cable Funding, including in their capacities as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code and, when appropriate, as post-confirmation entities reorganized under the Plan.

Debtor Subsidiaries         collectively, NTL Delaware, NTL CC, Cable Funding, Diamond Cable, and Diamond
                            Holdings.

Debtor Subsidiary           collectively, the issued and outstanding shares of common stock of the Debtor
Interests                   Subsidiaries as of the Petition Date, all of which shares are directly or indirectly owned by NTL Inc.

Delaware Cash Amount        79.1% of the Delaware/Inc. Cash Amount.

Delaware/Inc. Cash          the sum of (a) available cash at NTL Inc. and NTL Delaware as of April 10, 2002,
Amount                      which is $279,533,000, plus (b) the principal and accrued interest on the Delaware/NTL
                            (UK) Group Note, plus (c) the France Telecom Payment, plus (d) Excess Restructuring
                            Expenses, minus (e) the sum of (i) Euroco Cash, (ii) Aggregate Operating Expenses,
                            (iii) Aggregate Investments, and (iv) Delaware/Inc. Restructuring Expenses.

Delaware/Inc.               an amount equal to Restructuring Expenses less NTL CC Restructuring Expenses.
Restructuring Expenses

Delaware/NTL (UK)           the(pound)90 million aggregate principal amount 23% senior note due 2006, dated as of
Group Note                  April 5, 2002, from NTL (UK) Group, Inc. to NTL Delaware, as may be amended and/or restated and/or novated or assigned from time to time, in accordance with the DIP
                            Facility.

Diamond Administration      the administration(s) of Diamond Cable and Diamond Holdings pursuant to the
Case(s)                     Diamond Administration Orders.

Diamond Administration      the administration orders of the Courts of England and Wales under Part II of the
Orders                      Insolvency Act relating to Diamond Cable and Diamond Holdings.

Diamond Administrators      collectively, Nicholas Guy Edwards and James Robert Drummond Smith of Deloitte
                            & Touche.

Diamond Cable               Diamond Cable Communications Limited, a company registered in England and Wales with company number 02965241.

Diamond Cable Guaranty      the guaranty by Diamond Cable of the obligations of Diamond Holdings as issuer of the
                            Diamond Holdings Notes.

Diamond Cable Notes         collectively, the (a) 13 1/4% Senior Discount Notes due 2004, issued by Diamond Cable under an indenture dated September 28, 1994, as amended by a First Supplemental
                            Indenture dated May 31, 1996, (b) 11 3/4% Senior Discount Notes due 2005, issued by
                            Diamond Cable under an indenture dated December 15, 1995, and (c) 10 3/4% Senior
                            Discount Notes due 2007, issued by Diamond Cable under an indenture dated February 27,
                            1997.

Diamond Cable Notes         a Claim of a Diamond Cable Notes Holder arising under or as a result of the Diamond
Claim                       Cable Notes; provided, however, that the term "Diamond Cable Notes Claim" shall not include any claim by or of New NTL, as the sole holder of Diamond Cable Notes
                            (or any other rights and interests associated thereto that are delivered, assigned, conveyed or transferred to New NTL) pursuant to Article III.C.2 of the Plan, or under the Diamond Cable Notes from and after the Effective Date.

Diamond Cable Notes         a holder of Diamond Cable Notes.
Holder

Diamond Holdings            Diamond Holdings Limited, a company registered in England and Wales with company number
                            03483724.

Diamond Holdings Notes      collectively, the (a) 10% Senior Notes due 2008 issued by Diamond Holdings (and guaranteed by Diamond Cable) under an indenture dated February 6, 1998 and (b) 91/8%
                            Senior Notes due 2008 issued by Diamond Holdings (and guaranteed by Diamond Cable)
                            under an indenture dated February 6, 1998.

Diamond Holdings Notes      a Claim of a Diamond Holdings Notes Holder arising under or as a result of the
Claim                       Diamond Holdings Notes.

Diamond Holdings Notes      a holder of Diamond Holdings Notes.
Holder

DIP Facility                the debtor-in-possession credit facility to be provided to Cable Funding during the
                            Chapter 11 Cases in the principal amount of $630,000,000 pursuant to the DIP Facility
                            Agreement.

DIP Facility Agreement      the Debtor-In-Possession Credit And Guaranty Agreement, expected to be dated as of July
                            15, 2002, by, among others, Cable Funding, as borrower, and the various lenders, including NTL Delaware, signatory thereto.

DIP Facility Claim          a Claim arising under or as a result of the DIP Facility.

Disallowed Claim            any Claim against any Debtor which has been disallowed, in whole or in part, by Final
                            Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the holder thereof.

Disallowed Interest         any Interest in any Debtor which has been disallowed, in whole or in part, by Final
                            Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the holder thereof.

Disbursing Agent            New NTL or any party designated by New NTL, in its sole discretion, to serve as a disbursing agent under the Plan.

Disputed Claim              any Claim against a Debtor, or any portion thereof, that is not an Allowed Claim or a
                            Disallowed Claim, as the case may be.

Disputed Interest           any Interest in a Debtor, or any portion thereof, that is not an Allowed Interest or a
                            Disallowed Interest, as the case may be.

Distributable Securities    the New NTL Common Stock, Euroco Common Stock, Euroco Preferred Stock, Series A
                            Warrants, and Rights.

Distribution Date           the date, occurring on or as soon as practicable after the Effective Date, on which the
                            Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed
                            Interests as provided in Article VII of the Plan.

Distribution Record Date    the record date for purposes of making distributions under the Plan on account of
                            Allowed Claims and Allowed Interests, which date shall be designated in an order of the Bankruptcy Court.

Effective Date              the date that is two Business Days after the closing of the Offerings, or, if such date is not a Business Day, the next succeeding Business Day, or such later date after such closing as is determined by the Debtors so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article X.B of the Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived, or such later date as the Debtors may determine.

Effectuating Transactions   individually and collectively, the transactions to be consummated on the Effective Date to implement the provisions of Article IV.C.1.a and Article IV.C.1.b of the Plan, as
                            described in Exhibit P annexed to the Plan.

Employment Agreements       the employment agreements to be entered into between New NTL and Euroco and their respective key executives, which agreements shall be in substantially the form annexed to the Plan as Exhibit M.

Equity Rights               the rights to purchase shares of New NTL Common Stock and Series A Warrants that will be offered pro rata to the holders of Equity Rights Eligible Preferred Stock and Old
                            Common Stock pursuant to the Equity Rights Offering and which will be exercisable for the 20-Business Day period after the entry of the Confirmation Order, as such period may be extended, and on an oversubscription basis.

Equity Rights Eligible      collectively, the Old Senior Preferred Stock and Other Junior Preferred Stock.
Preferred Stock

Equity Rights Offering      the offer of Equity Rights to holders of Equity Rights Eligible Preferred Stock and Old
                            Common Stock as of the Equity Rights Offering Record Date to acquire, as a detachable unit, New NTL Common Stock and Series A Warrants.

Equity Rights Offering      the price per share of New NTL Common Stock (accompanied by a Series A Warrant) purchased
Price                       in the Equity Rights Offering, which shall be equal to (a)(i) $10.5 billion, minus (ii)
                            New NTL's pro forma debt as of the Effective Date as set forth in the Confirmation
                            Order, plus (iii) New NTL's pro forma cash (with such pro forma amounts to be determined in accordance with New NTL's most recent monthly financials available prior to the commencement of the Equity Rights Offering), divided by (b) 200 million.

Equity Rights Offering      the Equity Rights Offering Procedures in substantially the form annexed as Exhibit F
Procedures                  to the Plan.

Equity Rights Offering      the date for determination of holders of Equity Rights Eligible Preferred Stock and
Record Date                 Old Common Stock eligible to participate in the Equity Rights Offering, which date will be designated in an order of the Bankruptcy Court.

Equity Securit(ies)         individually and collectively, the Old Preferred Stock, Old Common Stock, Old Warrants,
                            and Old Options.

Equity Securities Claim     a Securities Claim arising from an Equity Security.

Estate(s)                   the estate(s) of any of the Debtors in the Chapter 11 Cases, as created under section
                            541 of the Bankruptcy Code.

Euroco                      NTL Inc., on and after the Effective Date.

Euroco Cash                 the sum of (i) $100 million, plus (ii) the France Telecom Payment, minus (iii) the sum of (x) Aggregate Operating Expenses, plus (y) Aggregate Investments.

Euroco Chapter 11           any holder of an Allowed Claim or Interest or any Person or group of affiliated or
Acquiring Person            associated Persons to such holder who, with respect to any determination date, would beneficially own 15% or more of the outstanding shares of Euroco Common Stock on account of such Allowed Claim or Interest, assuming that the Plan is consummated on such determination date.

Euroco Common Stock         the 60 million shares of common stock of Euroco, par value $0.01 per share, authorized under Article IV.C.2.b.i of the Plan and the Amended Certificate of Incorporation of
                            NTL Inc., including the associated Euroco Stockholder Rights, to be issued by Euroco under the Plan as of the Effective Date.

Euroco Grandfathered        any Euroco Chapter 11 Acquiring Person who, as determined in the sole and absolute
Distributee                 discretion of the Debtors and the Creditors' Committee, (i) would hold, after giving effect to the consummation of the Plan, its Euroco Common Stock for investment purposes only, such that such Euroco Chapter 11 Acquiring Person would qualify to file a
                            Schedule 13-G pursuant to Section 13 of the Exchange Act, (ii) would not directly or indirectly, through investments or otherwise, constitute a competitor of any of the business lines of Euroco, (iii) would not own or operate, in the United States or elsewhere, a business that operates or holds a license to operate a cable television system or service, fixed-line telephone or telecommunications system or service, or broadcasting transmission system or service, and (iv) would not be a strategic investor in Euroco.

Euroco Management           the options to be issued by Euroco pursuant to the provisions of the Euroco Management
Incentive Options           Incentive Plan.

Euroco Management           the management incentive plan pursuant to which the Euroco Management Incentive Options
Incentive Plan              will be issued, to be adopted by the compensation committee of the board of directors of Euroco on or after the Effective Date.

Euroco Preferred Stock      the shares of preferred stock of Euroco, par value $0.01 per share, authorized under
                            Article IV.C.2.b.i of the Plan and the Amended and Restated Certificate of
                            Incorporation of NTL Inc., with a liquidation preference of $1,000 per share and an aggregate liquidation preference equal to the sum of (a) $250 million, plus (b) the
                            Aggregate Investments, plus (c) the Euroco Cash, plus (d) accrued and unpaid dividends on the Euroco Preferred Stock.

Euroco Registration         the registration rights agreement governing the registration of Euroco Common Stock and
Rights Agreement            Euroco Preferred Stock issued under the Plan, in substantially the form annexed as
                            Exhibit L to the Plan, by and among Euroco and certain holders from time to time of
                            Euroco Common Stock and Euroco Preferred Stock who are or may be deemed to be
                            "affiliates" or "underwriters" of Euroco for purposes of the Securities Act of 1933.

Euroco Rights Agent         Continental Stock Transfer & Trust Company, in its capacity as rights agent under the
                            Euroco Rights Agreement.

Euroco Rights Agreement     the stockholder rights agreement substantially in the form annexed as Exhibit O to the
                            Plan between Euroco and Continental Stock Transfer & Trust Company, as Euroco Rights
                            Agent.

Euroco Stockholder          Series A Junior Participating Preferred Stock, par value $0.01 per share, of Euroco.
Rights Preferred Stock

Euroco Stockholder          the price per one one-hundredth of a share of Euroco Stockholder Rights Preferred Stock that
Rights Purchase Price       will be determined prior to the Effective Date.

Excess Restructuring        an amount equal to the Restructuring Expenses actually incurred and paid by NTL Inc.
Expenses                    and NTL Delaware prior to April 10, 2002.

Exchange Act                the Securities Exchange Act of 1934, as amended from time to time and any successor statutes.

Existing Securities         collectively, the Equity Securities and the Debt Securities.

Face Amount                 (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court,
                            (b) when used in reference to an unliquidated Claim, the amount of the Claim as estimated by the Bankruptcy Court under section 502(c) of the Bankruptcy Code, and
                            (c) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

Final Order                 an order, ruling, or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing, in form and substance satisfactory to the Debtors or, on and after the
                            Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the
                            Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of
                            Civil Procedure, or any analogous Bankruptcy Rule or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

Financial Projections       the projections set forth in Exhibit H annexed hereto.

5% Cumulative               collectively, the shares of 5% cumulative participating convertible preferred stock,
Participating Convertible   Series A (and dividend shares, Series C through Series K), and 5% cumulative
Preferred Stock             participating convertible preferred stock, Series B (and dividend shares, Series B-1 through Series B-6), of NTL Inc. outstanding immediately prior to the Petition Date.

France Telecom              collectively, France Telecom, a societe anonyme organized under the laws of France, and its indirect wholly-owned subsidiary RAPP 26.

France Telecom Payment      the payment in cash, in the amount of $25,000,000, to be made on the Effective Date by
                            France Telecom for the benefit of Euroco.

GE Capital                  General Electric Capital Corporation.

General Unsecured Claim     a prepetition unsecured Claim that is not entitled to priority under section 507 of the
                            Bankruptcy Code, but excluding a Senior Notes Claim, Subordinated Notes Claim,
                            Intercompany Claim, or Securities Claim and including, among others, all Claims of the
                            Diamond Holdings Notes Holders arising under or related to the Diamond Cable Guaranty.

Heads of Terms              the memorandum executed on May 2, 2002 on behalf of the UK Bank Steering
                            Committee, the Cablecom Bank Steering Committee, NTL Inc. acting on behalf of its subsidiaries party to the Credit Facilities, and the Noteholders' Steering Committee,
                            to which the Senior Banks representing 91% of the principal amount outstanding under the Senior Credit Facility and all of the Working Capital Banks have subsequently agreed, indicating the parties' agreement-in-principle (on a non-legally binding basis) to the terms of the proposed Restructuring and the terms on which the
                            UK Credit Facilities should be amended and restated with effect from the Effective
                            Date and with respect to certain matters relating to the Cablecom Group sale/investment process.

Impaired                    when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Indenture(s)                individually and collectively, the indentures pursuant to which the Senior Notes and
                            Subordinated Notes were issued, as such indentures are or have been amended or supplemented from time to time in accordance with the terms thereof.

Indenture Trustee(s)        individually and collectively, the indenture trustees (or their respective successors)
                            for the Senior Notes and Subordinated Notes.

Initial Waivers             the waivers and consents under the Credit Facilities granted by the requisite majority of the Secured Lenders on March 8, 2002 and March 28, 2002, which permitted the Debtors to commence and continue negotiations with the Noteholders' Steering Committee (with a view to rescheduling their debt).

Insolvency Act              the Insolvency Act 1986 of the UK.

Intercompany Claim          collectively, any Claim held by a Debtor against another Debtor as of the Effective
                            Date, including, without limitation, (a) any account reflecting intercompany book entries by a Debtor with respect to another Debtor, (b) any such Claim not reflected in such book entries that is held by a Debtor against another Debtor, and (c) any derivative Claim asserted by or on behalf of a Debtor against another Debtor;
                            provided, however, that the term Intercompany Claim will not include (i) a Claim of
                            New NTL as the holder of the Diamond Cable Notes after the Effective Date, (ii) a
                            DIP Facility Claim, (iii) a Claim by or against Cable Funding, (iv) a Claim arising under or related to the Delaware/NTL (UK) Group Note, or (v) any Debt Securities.

Interest                    the legal, equitable, contractual, and other rights of any holder of Equity Securities of a Debtor represented by any issued and outstanding shares of Old Common Stock, Old
                            Preferred Stock, or other instrument evidencing a current ownership interest in such
                            Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe for, or otherwise acquire or receive any such interest.

IRC                         the United States Internal Revenue Code of 1986, as amended.

IRS                         the United States Internal Revenue Service.

ISOs                        incentive stock options.

J.P. Morgan Chase           J.P. Morgan Chase Bank, a New York domestic banking corporation in its capacity as counterparty to the PTV Swap Agreement.

Junior Stakeholders         collectively, the holders of Old Senior Preferred Stock Interests, Old Junior Preferred
                            Stock Interests, and Old Common Stock Interests.

Kane Reece                  Kane Reece Associates, Inc., financial consultants to the Debtors.

Lien                        a charge against or interest in property to secure payment of a debt or performance of an obligation.

Liquidation Analysis        the liquidation analysis prepared by the Debtors with the assistance of Kane Reece, which is annexed hereto as Exhibit G.

M&A                         comparable mergers and acquisitions analysis.

Management Incentive        collectively, the New NTL Management Incentive Plan and the Euroco Management
Plans                       Incentive Plan.

Mandatory Cost Rate         the additional interest intended to compensate the lenders under the relevant Credit
                            Facility for the costs of complying with cash deposit requirements imposed by the Bank of England and the European Central Bank and fees levied by the U.K. Financial Services
                            Authority.

Master Ballot               the ballot provided to a bank, brokerage firm or other Nominee, or any agent or proxy holder thereof, holding Debt Securities or Equity Securities in its own name on behalf of a beneficial owner, or any agent thereof.

Measurement Date            a date on which an Ownership Change is tested.

Minority Holdings           any Person in which NTL holds an interest of 50% or less of the share capital.

New NTL                     NTL CC, on and after the Effective Date.

New NTL Chapter 11          any holder of an Allowed Claim or Interest or any Person or group of affiliated
Acquiring Person            or associated Persons to such holder who, with respect to any determination date, would beneficially own 15% or more of the outstanding shares of New NTL Common Stock on account of such Allowed Claim or Interest, assuming that the Plan is consummated on such determination date.

New NTL Common Stock        the 600 million shares of common stock of New NTL, par value $0.01 per share, authorized under Article IV.C.2.a.i of the Plan and the Amended and Restated
                            Certificate of Incorporation of NTL CC, including the associated New NTL Stockholder
                            Rights, to be issued by New NTL under the Plan as of the Effective Date.

New NTL Exit Facility       that certain credit facility to be provided to New NTL and/or Cable Funding on the
                            Effective Date.

New NTL Grandfathered       any New NTL Chapter 11 Acquiring Person who, as determined in the sole and absolute
Distributee                 discretion of the Debtors and the Creditors' Committee, (i) would hold, after giving effect to the consummation of the Plan, its New NTL Common Stock for investment purposes only, such that such New NTL Chapter 11 Acquiring Person would qualify to file a Schedule 13-G pursuant to Section 13 of the Exchange Act, (ii) would not directly or indirectly, through investments or otherwise, constitute a competitor of any of the business lines of New NTL, (iii) would not own or operate, in the United States or elsewhere, a business that operates or holds a license to operate a cable television system or service, fixed-line telephone or telecommunications system or service, or broadcasting transmission system or service, and (iv) would not be a strategic investor in New NTL.

New NTL Management          the options to purchase up to 10% of the issued and outstanding New NTL Common Stock,
Incentive Options           to be issued by New NTL pursuant to the provisions of the New NTL Management Incentive
                            Plan.

New NTL Management          the management incentive plan pursuant to which the New NTL Management Incentive Options
Incentive Plan              will be issued, to be adopted by the compensation committee of the board of directors of New NTL on or after the Effective Date.

New NTL Registration        the registration rights agreement governing the registration of New NTL Common Stock in
Rights Agreement            substantially the form annexed as Exhibit K to the Plan, by and among New NTL and certain holders from time to time of New NTL Common Stock and Series A Warrants who are or may be deemed to be "affiliates" or "underwriters" of New NTL for purposes of the
                            Securities Act.

New NTL Rights Agent        Continental Stock Transfer &
                            Trust Company, in its capacity as rights agent
                            under the New NTL Rights Agreement.

New NTL Rights              the stockholder rights agreement substantially in the form annexed as Exhibit N to the Plan
Agreement                   between New NTL and Continental Stock Transfer & Trust Company, as New NTL Rights
                            Agent.

New NTL Stockholder         Series A Junior Participating Preferred Stock, par value $0.01 per share, of New NTL.
Rights Preferred Stock

New NTL Stockholder         the price per one one-hundredth of a share of New NTL Stockholder Rights Preferred Stock that will be
Rights Purchase Price       determined prior to the Effective Date.

New Options                 collectively, the New NTL Management Incentive Options and the Euroco Management
                            Incentive Options.

New Securities              collectively, the New NTL Common Stock, Euroco Common Stock, Euroco Preferred Stock,
                            Series A Warrants, New Options and, as the context requires, Rights.

NOL                         net operating loss.

Nominee                     a bank, brokerage, or other nominee or financial intermediary.

Non-Debtor Subsidiar(ies)   individually and collectively, the direct and indirect subsidiaries of NTL Inc. listed on
                            Exhibit C to the Plan.

Non-United States           a holder of Debt Securities that is not a United States Noteholder.
Noteholder

Non-United States           a holder of Equity Securities that is not a United States Stockholder.
Stockholder

Noos                        Suez Lyonnaise Telecom, a societe anonyme organized under the laws of France.

Noos Interest               NTL Inc.'s entire interest in the ordinary registered shares of Noos owned by NTL
                            Inc., as pledged pursuant to Annex 1 of the Share Account Pledge Agreement and as
                            subject to the Noos Shareholder Agreement.

Noos Junior Preferred       collectively, the 6.5% Fixed Coupon Redeemable Preferred Stock and the Variable
Stock                       Coupon Redeemable Preferred Stock.

Noos Junior Preferred       an Interest of a holder of Noos Junior Preferred Stock arising under or as a result of
Stock Interest              Noos Junior Preferred Stock.

Noos Note                   the debt obligation of Noos contained in Sections 2.2.2(a) and (b) of the 1G Sale
                            Agreement, by and among Noos, Nogenta Holding BV, NTL Delaware, and NTL Inc.

Noos Shareholders           the Shareholders' Agreement, dated April 10, 2001, by and among Suez SA, NTL Inc.,
Agreement                   MSDW Capital Partners IV, LLC and Noos, as amended on October 26, 2001, November 23,
                            2001, and May 14, 2002, as may be further amended and/or restated from time to time.

Noteholder                  a holder of Debt Securities.

Noteholder Election         the option offered to the NTL CC Subordinated Notes Holders, NTL Delaware
Option                      Subordinated Notes Holders (other than France Telecom), and NTL Inc. Subordinated Notes
                            Holders (other than France Telecom) as of the Noteholder Election Option Record Date,
                            to purchase (a) shares of New NTL Common Stock and (b) shares of New NTL Common Stock
                            (each accompanied by a Series A Warrant) that were not subscribed for in the Equity
                            Rights Offering.

Noteholder Election         the price per share of New NTL Common Stock purchased in the Noteholder Election Option,
Option Price                which shall be equal to (a)(i) $10.5 billion, minus (ii) New NTL's pro forma debt as of the Effective Date as set forth in the Confirmation Order, plus (iii) New NTL's pro forma cash (with such pro forma amounts to be determined in accordance with New NTL's most recent monthly financials available prior to the commencement of the Noteholder
                            Election Option), divided by (b) 200 million.

Noteholder Election         the Noteholder Election Option Procedures annexed as Exhibit G to the Plan.
Option Procedures

Noteholder Election         the date for determination of holders of NTL CC Subordinated Notes, NTL Delaware
Option Record Date          Subordinated Notes (other than France Telecom), and NTL Inc. Subordinated Notes (other than France Telecom) eligible to participate in the Noteholder Election Option, which date will be designated in an order of the Bankruptcy Court.

Noteholders' Steering       the steering committee of the unofficial committee of holders of notes which are
Committee                   obligations of NTL Inc., NTL Delaware, NTL CC, Diamond Cable, Diamond Holdings, and Triangle.

NQSOs                       non-qualified stock options.

NTL                         the Debtors and their Non-Debtor Subsidiaries and affiliates.

NTL Business                NTL Business Limited, a company registered in England and Wales with company number 03076222.

NTL Cash Amount             20.9% of the Delaware/Inc. Cash Amount.

NTL CC                      NTL Communications Corp., a Delaware corporation.

NTL CC Convertible          the 6 3/4% Convertible Senior Notes due 2008, issued by NTL CC (and a subordinated
Senior Notes                co-obligation of NTL Inc.) under an indenture dated May 15, 2001.

NTL CC Convertible          a Claim of an NTL CC Convertible Senior Notes Holder arising under or as a result
Senior Notes Claim          of the NTL CC Convertible Senior Notes.

NTL CC Convertible          a holder of NTL CC Convertible Senior Notes.
Senior Notes Holder

NTL CC Restructuring        an allocable portion of the Restructuring Expenses equal to the amount of the
Expenses                    estimated value that the aggregate recovery of Class 6, Class 7, and Class 8 bears to the estimated value of the aggregate recovery of Class 6, Class 7, Class 8, Class 9, and Class 10.

NTL CC Senior Notes         collectively, the (a) 12 3/4% Senior Deferred Coupon Notes due 2005, issued by NTL
                            CC under an indenture dated April 20, 1995, as amended by a First Supplemental
                            Indenture dated as of January 22, 1996, and a Second Supplemental Indenture dated as of October 14, 1998, (b) 11 1/2% Senior Deferred Coupon Notes due 2006, issued by NTL CC under an indenture dated January 30, 1996, as amended by a First
                            Supplemental Indenture dated October 14, 1998, (c) 10% Senior Notes due 2007, issued by NTL CC under an indenture dated February 12, 1997, as amended by a First
                            Supplemental Indenture dated October 14, 1998, (d) 9 3/4% Senior Deferred Coupon
                            Notes due 2008, issued by NTL CC under an indenture dated March 13, 1998, (e)
                            10 3/4% Senior Deferred Coupon Notes due 2008, issued by NTL CC under an indenture dated March 13, 1998, (f) 9 1/2% Senior Notes due 2008, issued by NTL CC under an indenture dated March 13, 1998, (g) 11 1/2% Senior Notes due 2008, issued by NTL CC under an indenture dated November 2, 1998, (h) 123/8% Senior Deferred
                            Coupon Notes due 2008, issued by NTL CC under an indenture dated November 6,
                            1998, (i) 9 3/4% Senior Deferred Coupon Notes due 2009, issued by NTL CC under an indenture dated April 14, 1999, (j) 9 1/4% Senior Notes due 2006, issued by NTL CC under an indenture dated November 24, 1999, (k) 97/8% Senior Notes due 2009, issued by NTL CC under an indenture dated November 24, 1999, (l) 11 1/2% Senior
                            Deferred Coupon Notes due 2009, issued by NTL CC under an indenture dated
                            November 24, 1999, (m) 117/8% Senior Notes due 2010, issued by NTL CC under an indenture dated October 2, 2000, (n) 123/8% Senior Notes due 2008, issued by NTL
                            CC under an indenture dated January 24, 2001, and (o) 6 3/4% Convertible Senior
                            Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Inc.)
                            under an indenture dated May 15, 2001.

NTL CC Senior Notes         a Claim of an NTL CC Senior Notes Holder arising under or as a result of the NTL CC Senior Notes.
Claims

NTL CC Senior Notes         a holder of NTL CC Senior Notes.
Holder

NTL CC Subordinated         7% Convertible Subordinated Notes due 2008, issued by NTL CC (and a subordinated
Notes                       co-obligation of NTL Delaware and NTL Inc.) under an indenture dated December 16, 1998, as amended by a First Supplemental Indenture dated March 31, 1999, a Second
                            Supplemental Indenture dated March 16, 2000, and a Third Supplemental Indenture dated
                            May 17, 2000.

NTL CC Subordinated         a Claim of an NTL CC Subordinated Notes Holder arising under or as a result of the
Notes Claim                 NTL CC Subordinated Notes.

NTL CC Subordinated         a holder of NTL CC Subordinated Notes.
Notes Holder

NTL Delaware                NTL (Delaware), Inc., a Delaware corporation.

NTL Delaware                collectively, the (a) 5 3/4% Convertible Subordinated Notes due 2009, issued by NTL
Subordinated Notes          Delaware (and a subordinated co-obligation of NTL Inc.) under an indenture dated
                            December 22, 1999, as amended by a First Supplemental Indenture dated May 17, 2000, (b)
                            5 3/4% Convertible Subordinated Notes due 2011, co-issued on a subordinated basis by
                            NTL Delaware and NTL Inc. under an indenture dated June 22, 2001, as amended by a First
                            Supplemental Indenture dated July 27, 2001, and (c) 7% Convertible Subordinated Notes
                            due 2008, issued by NTL CC (and a subordinated co- obligation of NTL Delaware and NTL
                            Inc.) under an indenture dated December 16, 1998, as amended by a First Supplemental
                            Indenture dated March 31, 1999, a Second Supplemental Indenture dated March 16, 2000, and a Third Supplemental Indenture dated May 17, 2000.

NTL Delaware                a Claim of an NTL Delaware Subordinated Notes Holder arising under or as a result of the
Subordinated Notes Claim    NTL Delaware Subordinated Notes.

NTL Delaware                a holder of NTL Delaware Subordinated Notes.
Subordinated Notes
Holder

NTL Inc.                    NTL Incorporated, a Delaware corporation.

NTL Inc. Subordinated       collectively, the (a) 5 3/4% Convertible Subordinated Notes due 2009, issued by NTL
Notes                       Delaware (and a subordinated co-obligation of NTL Inc.) under an indenture dated
                            December 22, 1999, as amended by a First Supplemental Indenture dated May 17, 2000, (b)
                            5 3/4% Convertible Subordinated Notes due 2011, co-issued on a subordinated basis by
                            NTL Delaware and NTL Inc. under an indenture dated June 22, 2001, as amended by a First
                            Supplemental Indenture dated July 27, 2001, (c) 7% Convertible Subordinated Notes due
                            2008, issued by NTL CC (and a subordinated co- obligation of NTL Delaware and NTL Inc.)
                            under an indenture dated December 16, 1998, as amended by a First Supplemental
                            Indenture dated March 31, 1999, a Second Supplemental Indenture dated March 16, 2000, and a Third Supplemental Indenture dated May 17, 2000, and (d) 6 3/4% Convertible
                            Senior Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Inc.)
                            under an indenture dated May 15, 2001.

NTL Inc. Subordinated       a Claim of an NTL Inc. Subordinated Notes Holder arising under or as a result of the
Notes Claim                 NTL Inc. Subordinated Notes.

NTL Inc. Subordinated       a holder of NTL Inc. Subordinated Notes.
Notes Holder

NTL UK Group                those subsidiaries of NTL (UK) Group, Inc. that are subject to the restrictions imposed by the UK Credit Facilities which for the avoidance of doubt exclude Diamond Cable and
                            Triangle and their respective subsidiaries.

NYSE                        New York Stock Exchange, Inc.

Offerings                   collectively, the Equity Rights Offering and the Noteholder Election Option.

Old Common Stock            NTL Inc.'s common stock, par value $0.01 per share, issued and outstanding immediately before the Petition Date, or at any time prior to the Effective Date, including the associated rights under NTL Inc.'s shareholder rights plan extant on the Petition Date, quoted on the Over The Counter Bulletin Board system under the symbol "NTLD".

Old Common Stock            an Interest of a holder of Old Common Stock evidenced by Old Common Stock arising under
Interest                    or as a result of the Old Common Stock.

Old Junior Preferred        collectively, the Noos Junior Preferred Stock and Other Junior Preferred Stock.
Stock

Old Junior Preferred        an Interest of a holder of Old Junior Preferred Stock evidenced by Old Junior
Stock Interest              Preferred Stock arising under or as a result of the Old Junior Preferred Stock.

Old Options                 collectively, all issued, outstanding, and unexpired options to purchase (i) Old Common
                            Stock outstanding as of the Petition Date, and any and all "puts" or similar rights or claims in any manner relating to such options, including but not limited to, the options issued to Bruno Claude pursuant to Section 3(c) of his employment agreement made as of October 16, 2000 or (ii) common stock of NTL CC or NTL Delaware.

Old Preferred Stock         collectively, the Old Senior Preferred Stock and Old Junior Preferred Stock.

Old Senior Preferred        collectively, the 13% Senior Redeemable Exchangeable Preferred Stock and 13%
Stock                       Series B Senior Redeemable Exchangeable Preferred Stock.

Old Senior Preferred        an Interest of a holder of Old Senior Preferred Stock evidenced by Old Senior
Stock Interest              Preferred Stock arising under or as a result of the Old Senior Preferred Stock.

Old Shareholder             the Rights Agreement, dated October 13, 1993, as amended, between NTL Inc. and
Rights Plan                 Continental Stock Transfer & Trust Company.

Old Warrants                all issued, outstanding, and unexpired warrants to purchase Old Common Stock outstanding as of the Petition Date.

1G Franchises               the five CATV franchises sold by France Telecom to NTL Inc. pursuant to the 1G Protocol and Convention Agreement, dated May 6, 1999.

Other Junior Preferred      collectively, the (a) 5% Cumulative Participating Convertible Preferred Stock, Series
Stock                       A (and dividend shares, Series C through Series K), (b) 5% Cumulative Participating
                            Convertible Preferred Stock, Series B (and dividend shares, Series B-1 through Series
                            B-6), and (c) Cumulative Convertible Preferred Stock.

Other Junior Preferred      an Interest of a holder of Other Junior Preferred Stock evidenced by Other Junior
Stock Interests             Preferred Stock arising under or as a result of the Other Junior Preferred Stock.

Other Old Equity Interests  all Interests and any and all rights and Claims, including but not limited to, Claims
And Claims                  of the type described in, and subject to subordination under, section 510(b) of the
                            Bankruptcy Code, of a holder of Old Warrants or Old Options, arising under, as a result of, or relating to the Old Warrants or Old Options, as the case may be, and any other
                            Interest or Claim relating to Old Common Stock, including, without limitation, conversion rights, principal or other legal or contractual rights to acquire Old Common
                            Stock.

Other Priority Claim        a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a
                            Priority Tax Claim or an Administrative Claim.

Other Secured Claims        all Secured Claims against the Debtors, or any of them, other than the Secured Claims included in Classes 2.01 and 2.02 of the Plan.

Ownership Change            a more-than-50-percentage-point change in ownership during the shorter of (i) the three-year period ending on the Measurement Date or (ii) the period beginning on the day after the corporation's most recent previous Ownership Change and ending on the
                            Measurement Date.

Person                      an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, trustee,
                            United States Trustee, estate, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency, or political subdivision thereof, or other entity.

Petition Date               May 8, 2002, the date on which the Debtors filed their petitions for reorganization relief commencing the Chapter 11 Cases.

Plan                        the Debtors' second amended joint plan of reorganization under Chapter 11, dated July
                            15, 2002, together with all exhibits thereto, as it may be further amended, modified, or supplemented from time to time in accordance with section 1127 of the Bankruptcy
                            Code, including any Plan Supplements.

Plan Supplement             the compilation of documents or forms of documents specified in the Plan (approved in all respects by the Creditors' Committee) including any Exhibits to the Plan not included therewith, that the Debtors will file with the Bankruptcy Court on or before the date that is fourteen days prior to the Confirmation Hearing.

Preferred Shareholders      collectively, (i) France Telecom, the holder of a significant amount of the Old Junior
                            Preferred Stock, and (ii) Appaloosa Management, L.P., the holder of a significant amount of the Old Senior Preferred Stock.

Priority Tax Claim          a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.
                            Pro Rata at any time, the proportion that the Face Amount of an Allowed Claim or
                            Allowed Interest in a particular Class bears to the aggregate Face Amount of all Claims or Interests (including Disputed Claims or Disputed Interests, but excluding Disallowed
                            Claims or Disallowed Interests) in that Class, unless the Plan provides otherwise.

Professional                any professional, other than a professional employed or retained by the Noteholders'
                            Steering Committee solely in such capacity prior to being employed by the Creditors'
                            Committee nunc pro tunc to June 24, 2002, (a) employed in the Chapter 11 Cases under sections 327, 328, 329, or 1103 of the Bankruptcy Code or (b) seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases under section
                            503(b)(4) or 1129(a)(4) of the Bankruptcy Code.

Professional Fee Claim      a Claim of a Professional, other than a professional employed or retained by the
                            Noteholders' Steering Committee solely in such capacity prior to being employed by the
                            Creditors' Committee nunc pro tunc to June 24, 2002, for compensation for services rendered, and/or reimbursement of costs and expenses incurred, after the Petition Date and prior to and including the Confirmation Date.

PTV Swap Agreement          the ISDA Master Agreement, dated as of March 26, 2001, by and between J.P.
                            Morgan Chase and NTL Inc., as amended, modified, or supplemented.

PTV Swap Agreement          the(pound)23,000,000 pledged by NTL Inc. to J.P. Morgan Chase pursuant to the Credit
Collateral                  Support Annex to the PTV Swap Agreement, dated as of January 30, 2002, to secure
                            NTL Inc.'s obligations under the PTV Swap Agreement.
Registration Rights         individually and collectively, the New NTL Registration Rights Agreement and the
Agreement(s)                Euroco Registration Rights Agreement.

Reinstated or               (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim
Reinstatement               entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (a) curing any such default that occurred before, on, or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (b) reinstating the maturity of such Claim as such maturity existed before such default, (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (d)
                            not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim.

Reorganized...              the identified entity on and after the Effective Date.

Reorganized Debtor(s)       collectively, the Debtors, on and after the Effective Date.

Restructuring               a restructuring of the Debtors' capital structure.

Restructuring Expenses      the aggregate expenses incurred by NTL and its subsidiaries in connection with the
                            Restructuring, as more fully described in this Disclosure Statement.

Rights                      collectively, the Equity Rights and the Noteholder Election Option.

Section 351                 Section 351 of the IRC.

Section 382                 Section 382 of the IRC.

Secured Claim               a Claim, other than a Setoff Claim, that is secured by a Lien that is valid, perfected and enforceable, and not avoidable, on property in which a Debtor has an interest, or the proceeds of the sale of such property, to the extent of the value, as of the Effective
                            Date, of such interest or Lien as determined by a Final Order of the Bankruptcy Court under section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by a Debtor or Reorganized Debtor and the holder of such Claim.

Secured Lenders             the lenders under the Credit Facilities.

Securities Act              the Securities Act of 1933, as amended from time to time and any successor statutes.

Securities Actions          collectively, the actions captioned (a) James Haber v. NTL Inc., et al., Civil Action
                            No. 02-CV-3013, (b) Mike Atassi v. NTL Inc., et al., Civil Action No. 02-CV-3297,
                            (c) Harry Pariser v. NTL Inc., et al., Civil Action No. 02-CV-3415, and (d) Addy
                            Krebs v. NTL Inc., et al., Civil Action No. 02-CV-3485, each pending in the United
                            States District Court for the Southern District of New York.

Securities Claim            a Claim of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code, including any Claim arising from the rescission of a purchase or sale of an Existing Security of a Debtor, for damages arising from the purchase or sale of such an Existing Security, or for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of such Claim, including, but not limited to, a Claim with respect to any action pending against any Debtor and/or its current or former officers and directors in which Securities Claims are asserted, including the Securities Actions.

Securities Claim Bar Date   July 24, 2002, the date that was designated by the Bankruptcy Court as the last date for filing proofs of Securities Claims against the Debtors.

Senior Banks                the lending banks under the Senior Credit Facility.

Senior Credit Facility      the credit agreement, dated May 30, 2000, by and among NTL Communications Limited, as parent, NTL Investment Holdings Limited, as post-novation borrower, the guarantors named therein, NTL CC, J.P. Morgan plc (formerly known as Chase Manhattan plc) and
                            Morgan Stanley Dean Witter Bank Limited, as arrangers, J.P. Morgan Europe Limited
                            (formerly known as Chase Manhattan International Limited), as agent and security trustee, and the other parties thereto, as may be further amended and/or restated from time to time.

Senior Notes                collectively, Diamond Holdings Notes, Diamond Cable Notes, NTL CC Convertible Senior
                            Notes, and NTL CC Senior Notes.

Senior Notes Claim          a Claim of a Senior Notes Holder arising under or as a result of the Senior Notes.

Senior Notes Holder         a holder of Senior Notes.

Series A Warrant Agent      Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Series A Warrant Agreement.

Series A Warrant            the warrant agreement, substantially in the form of Exhibit E annexed to the Plan,
Agreement                   between New NTL and Continental Stock Transfer & Trust Company, as Series A Warrant Agent.

Series A Warrants           the warrants to purchase shares of New NTL Common Stock authorized under Article
                            IV.C.2.a.i of the Plan and the Amended Certificate of Incorporation of NTL CC described in this Disclosure Statement, to be issued by New NTL under the Plan as of the
                            Effective Date in accordance with the Series A Warrant Agreement.

Setoff Claim                a Claim of a holder that has a valid right of setoff with respect to such Claim, which right is enforceable under section 553 of the Bankruptcy Code as determined by a Final
                            Order or as otherwise agreed upon in writing by any Debtor, to the extent of the amount subject to such right of setoff.

Share Account Pledge        the Share Account Pledge Agreement, dated May 18, 2001, by and between NTL Inc.
Agreement                   and France Telecom, pursuant to which NTL Inc. pledged the Noos Interest to France
                            Telecom.

6.5% Fixed Coupon           the shares of 6.5% Fixed Coupon Redeemable Preferred Stock, Series A, of NTL Inc.
Redeemable Preferred        outstanding immediately prior to the Petition Date.
Stock

6.5% Fixed Coupon           an Interest of a holder of 6.5% Fixed Coupon Redeemable Preferred Stock arising
Redeemable Preferred        under or as a result of the 6.5% Fixed Coupon Redeemable Preferred Stock.
Stock Interest

Solicitation Agent          Innisfree M&A Incorporated, in its capacity as information, balloting, and noticing agent for the Debtors.

Solicitation Package        a copy of this Disclosure Statement (including all Exhibits) and related materials, and where appropriate, Ballots.

Solicitation Procedures     the order of the Bankruptcy Court approving the Debtors' proposed procedures to
Order                       govern their solicitation of votes on the Plan.

Statement                   a statement of financial affairs required to be prepared and filed by the Debtors under section 521 of the Bankruptcy Code and Fed. R. Bankr. P. 1007, unless otherwise ordered by the Bankruptcy Court.

Stockholders                collectively, the holders of Old Common Stock, Other Junior Preferred Stock, and Old
                            Senior Preferred Stock.

Subordinated Notes          collectively, the NTL CC Subordinated Notes , NTL Delaware Subordinated Notes,
                            and NTL Inc. Subordinated Notes.

Subordinated Notes Claim    a Claim of a Subordinated Note Holder arising under or as a result of the Subordinated
                            Notes.

Subordinated Notes          a holder of Subordinated Notes.
Holder

Subsidiary Common Stock     collectively, the issued and outstanding common stock of each of the Debtor
Interests                   Subsidiaries.

13% Senior Redeemable       the shares of 13% senior redeemable exchangeable preferred stock of NTL Inc.
Exchangeable Preferred      outstanding as of the Petition Date.
Stock

13% Series B Senior         the shares of 13% senior redeemable exchangeable preferred stock, Series B, of NTL
Redeemable                  Inc. outstanding as of the Petition Date.
Exchangeable Preferred
Stock

Triangle                    NTL (Triangle) LLC, a Delaware limited liability company.

Triangle Notes              the 11.2% Senior Discount Debentures issued by Triangle under an indenture dated
                            November 15, 1995, as amended by a First Supplemental Indenture dated November 28,
                            1998.

UBS Warburg                 UBS Warburg LLC.

UK                          United Kingdom of Great Britain and Northern Ireland.

UK Bank Steering            the steering committee of the Senior Banks and the Working Capital Banks.

Committee
UK Credit Facilities        collectively, the Senior Credit Facility and the Working Capital Facility.

Unimpaired Claim            a Claim that is not Impaired under the Plan.

United States Noteholder    a holder of Debt Securities that is: (i) a citizen or individual resident of the United
                            States, (ii) a corporation created or organized in or under the laws of the United
                            States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or
                            (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a
                            United States person.

United States Stockholder   a holder of Equity Securities that is: (i) a citizen or individual resident of the
                            United States, (ii) a corporation created or organized in or under the laws of the
                            United States or any political subdivision thereof, (iii) an estate whose income is includible in gross income for United States federal income tax purposes regardless of source, or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2)
                            the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

Unsecured Claim             a Claim against any Debtor, other than an Administrative Claim or a Secured Claim.
Variable Coupon             the shares of variable coupon redeemable preferred stock, Series A, of NTL Inc.
Redeemable Preferred        outstanding immediately prior to the Petition Date.
Stock

Variable Coupon             an Interest of a holder of Variable Coupon Redeemable Preferred Stock arising under
Redeemable Preferred        or as a result of the Variable Coupon Redeemable Preferred Stock.
Stock Interest

Voting Deadline             the date and time, as fixed by an order of the Bankruptcy Court and set forth in this
                            Disclosure Statement, by which all Ballots to accept or reject the Plan must be received by the Solicitation Agent.

Voting                      Record Date the record date for voting to accept or reject the Plan, as fixed by an order of the Bankruptcy Court, which shall be one (1) Business Day after the Petition
                            Date.

Working Capital Banks       the lending banks under the Working Capital Facility.
Working                     Capital Facility the credit agreement, dated May 30, 2000, by and among NTL CC, as parent, NTL (UK) Group, Inc., as intermediate parent, NTL Communications Limited, as borrower, and J.P. Morgan plc (formerly known as Chase Manhattan plc) and Morgan
                            Stanley Dean Witter Bank Limited, as arrangers and joint book managers, J.P. Morgan
                            Europe Limited (formerly known as Chase Manhattan International Limited), as agent and security trustee, and the other parties thereto, as may be further amended and/or restated from time to time.

Working Capital Facility    the guaranty by NTL CC of the obligations of NTL Communications Limited as
Guaranty                    borrower under the Working Capital Facility.

Working Capital Facility    means the collateral securing the Working Capital Facility Guaranty.
Guaranty Collateral




                             EXECUTIVE SUMMARY

     NTL Inc. and its Debtor Subsidiaries filed petitions for relief under Chapter 11 of the Bankruptcy Code on May 8, 2002. On July 15, 2002, the Debtors also filed the Plan, which amends and supercedes the "Amended Joint Reorganization Plan Of NTL Incorporated And Certain Subsidiaries," dated May 24, 2002, and which sets forth the manner in which Claims against and Interests in the Debtors will be treated following the Debtors' emergence from Chapter 11. This Disclosure Statement describes certain aspects of the Plan, the Debtors' current and future business operations, including, but not limited to, the proposed reorganization of the Debtors and their Non-Debtor Subsidiaries into New NTL and Euroco upon consummation of the Plan, significant events occurring in their Chapter 11 Cases and Diamond Administration Cases, as the case may be, and related matters. This Executive Summary is intended solely as a summary of the distribution provisions of the Plan and certain matters related to the Debtors' businesses. FOR A COMPLETE UNDERSTANDING OF THE PLAN, YOU SHOULD READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE EXHIBITS THERETO IN THEIR ENTIRETY. Capitalized terms used in this Executive Summary and not otherwise defined herein have the meanings ascribed to them in this Disclosure Statement, the Plan, or the Bankruptcy Code, as the case may be. Unless otherwise noted herein, all dollar amounts described in this Disclosure Statement and set forth in the Plan are denominated in United States currency. All references to Li. or to Pounds are to amounts denominated in British Pounds Sterling. All references to (U) are to amounts denominated in Euros. All information contained in this Disclosure Statement relating to or referencing B2 and/or iesy and their respective subsidiaries and controlled affiliates has been provided to NTL by or on behalf of such entity or has been taken from their respective public filings.

Summary Of The Plan

     The Plan is predicated on, among other things, agreement to the terms of the Debtors' restructuring between and among the Senior Notes Holders (Classes 6 and 7), the Subordinated Notes Holders (Classes 8, 9, and 10), and Junior Stakeholders (Classes 12, 13, and 14). The Senior Notes Holders, along with the Secured Lenders who will remain unimpaired under the Plan, are entitled under the Bankruptcy Code to a distribution of 100% of the Debtors' and Reorganized Debtors' enterprise value, other than the Delaware/Inc. Cash Amount and certain assets owned by NTL Inc. and NTL Delaware, respectively, which, subject to the discussion below, will be distributed in part to the Subordinated Notes Holders under the Plan. Absent the willingness of the Senior Notes Holders in Classes 6 and 7 to provide the additional value described in Article III.C of the Plan to the Subordinated Notes Holders in Classes 8, 9, and 10, the Subordinated Notes Holders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Claims against the Debtors other than the cash and assets described above. Similarly, absent the willingness of the Senior Notes Holders in Classes 6 and 7 and the Subordinated Notes Holders in Classes 8, 9, and 10 to provide the value described in Article III.D of the Plan to the Junior Stakeholders, the Junior Stakeholders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Interests in the Debtors. Nevertheless, to facilitate and avoid delay in consummation of the Plan and the Debtors' restructuring, among other things, holders of more than 50% of the aggregate principal amount at maturity of the Senior Notes have agreed to provide to the Subordinated Notes Holders, and holders of more than 50% of the aggregate principal amount at maturity of the Senior Notes and Subordinated Notes together have agreed to provide to the Junior Stakeholders, in exchange for their acceptance of the Plan and assent to the transactions contemplated thereby, a portion of the Debtors' and Reorganized Debtors' enterprise value that the Senior Notes Holders and Subordinated Notes Holders otherwise would be entitled to receive. For further details with respect to treatment of Subordinated Notes holders under the Plan, see "Summary Of The Plan - Certain Matters Regarding Classification And Treatment Of Claims And Interests - Impaired Classes Of Claims And Interests." For further details with respect to treatment of Junior Stakeholders under the Plan, see "Summary Of The Plan - Certain Matters Regarding Classification And Treatment Of Claims And Interests - Impaired Classes Of Interests."

     Under the Plan, Claims against and Interests in the Debtors are divided into Classes. Certain unclassified Claims, including Administrative Claims and Priority Tax Claims, will receive payment in Cash either on the Effective Date, the Distribution Date, as such Claims are liquidated, or in installments over time, as permitted by the Bankruptcy Code, or as agreed upon with the holders of such Claims. All other Claims and all Interests are classified into 16 Classes and will receive the distributions and recoveries (if any) described in the table below.

     The table below summarizes the classification and treatment of prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail under the section of this Disclosure Statement entitled "Summary Of The Plan -- Certain Matters Regarding Classification And Treatment Of Claims And Interests." Estimated Claim amounts are based upon the Debtors' books and records as of May 8, 2002. There can be no assurance that the estimated amounts below are correct, and actual Claim amounts may vary significantly from the estimates. This summary is qualified in its entirety by reference to the provisions of the Plan, a copy of which is annexed hereto as Exhibit A.

     THE DEBTORS STRONGLY URGE ACCEPTANCE OF THE PLAN. THE DEBTORS HAVE NEGOTIATED THE TERMS OF THE PLAN WITH (i) THE NOTEHOLDERS' STEERING COMMITTEE, (ii) FRANCE TELECOM, THE HOLDER OF A SIGNIFICANT AMOUNT OF OLD COMMON STOCK AND OLD JUNIOR PREFERRED STOCK, AND (iii) A SIGNIFICANT HOLDER OF THE OLD SENIOR PREFERRED STOCK. THE DEBTORS, THE CREDITORS' COMMITTEE, AND THE PREFERRED SHAREHOLDERS STRONGLY RECOMMEND THAT ALL CREDITORS AND INTEREST HOLDERS VOTE TO ACCEPT THE PLAN.


                SUMMARY TREATMENT OF CLAIMS AND INTERESTS UNDER
              SECOND AMENDED JOINT PLAN OF REORGANIZATION OF NTL
                    INCORPORATED AND CERTAIN SUBSIDIARIES**

Summary Of Anticipated Distributions Under The Plan (By Class)


        Class Description                 Treatment Under The Plan
Administrative Claims              Unclassified - Except as otherwise
Estimated Amount:                  provided for in the Plan, and subject to
$2,000,000, plus DIP Facility      the requirements of Article XV.A.2 of
Claims                             the Plan, each holder of an Allowed
                                   Administrative Claim will receive in
                                   full satisfaction, settlement, release,
                                   and discharge of and in exchange for
                                   such Allowed Administrative Claim, Cash
                                   equal to the unpaid portion of such
                                   Allowed Administrative Claim; provided,
                                   however, that (i) DIP Facility Claims
                                   against any Debtor will be paid in full
                                   in Cash on the Effective Date and (ii)
                                   obligations incurred in the ordinary
                                   course of business, consistent with past practice, or assumed by the Debtors shall be paid in full or

--------
**   Assumptions for Recovery Estimates-If Plan is Accepted
     (1) New NTL Common Stock value is based on the midpoint of the estimated total enterprise value range of New NTL (described in "Feasibility Of The Plan And The Best Interests Of Creditors Test - Valuation Of The Reorganized Debtors"), less projected pro forma net debt as of September 1, 2002 of approximately $5.8 billion.
     (2) Euroco Common Stock and Euroco Preferred Stock values are based on the midpoint of the estimated total enterprise value range of Euroco (described in "Feasibility Of The Plan And The Best Interests Of Creditors Test - Valuation Of The Reorganized Debtors").
     (3) Projected number of shares of Euroco Preferred Stock estimated to be 375,000, with a $1,000 liquidation value per share.
     (4) The Offerings are assumed to be fully subscribed.
     (5) Delaware/Inc. Cash Amount is estimated to be approximately $320 million on the Effective Date, based on NTL's projections.
     (6) Series A Warrant values estimated using the Black Scholes Option Pricing Model based on the mid-point of the estimated New NTL total enterprise value range (described in "Feasibility Of The Plan And The Best Interests Of Creditors Test - Valuation Of The Reorganized Debtors"), stock price volatility of 35%, a risk free rate of 4.8%, and an eight year maturity.
     (7) Series A Warrants assumed to not affect the value of New NTL Common Stock.
     (8) The Debtors believe that their categorization and classification of the "surrender rights" contained in the employment contract of Mr. Bruno Claude, an executive officer of NTL Inc., as Class 16 Other Old Equity Interests And Claims is both legally and factually appropriate. Mr. Claude has informed the Debtors, however, that he disagrees with such categorization and classification and contends that his right to a cash payment in the future, once matured and exercised, renders him an unsecured creditor of NTL Inc. with a claim of at least $9,000,000. For additional information, see "General Information - Outstanding Securities - Old Options."

     Assumptions for Recovery Estimates-If Plan is Not Accepted
     (1) It is assumed that the estimated recoveries which would be received by Classes 9 and 10 if the Plan were not accepted are comprised by three components: (1) cash, (2) the value of the assets which under the Plan would comprise Euroco, and (3) the present value of the Noos Note. No value has been assumed for NTL Inc.'s interest in Noos, which would be retained by Class 10 if the Plan were not accepted. Finally, it is assumed that the total Claims in Classes 9 and 10 would be higher if the Plan were not accepted than if it were accepted because under the Plan certain inter-company Claims and France Telecom's portion of Class 9 Claims are forgiven.
     (2) The cash component of the estimated recoveries is estimated in two parts totaling an estimated $355 million. The first portion, which totals an estimated $320 million, is the cash which would be distributed under the Plan. It is assumed that this cash is allocated to Classes 9 and 10 in the same proportions as under the Plan or 79.1% to Class 9 and 20.9% to Class 10. The second portion, which totals an estimated $35 million, is the cash which would be retained at Euroco under the Plan, less the $25 million which would have been received under the Plan from France Telecom. It is assumed that this cash is allocated to Class 9 and Class 10.
     (3) If the Plan is not accepted, it is assumed that the assets which under the Plan would have comprised Euroco have the same value as that ascribed to Euroco under the Plan. Based on the mid-point of the valuation range for Euroco under the Plan, it is assumed the value of those assets to be an estimated $390 million. It is assumed that this value is attributable to Class 9.
     (4) It is assumed the present value of the Noos Note is an estimated $32 million. It is assumed that this value is attributable to Class 10.
     (5) If the Plan is not accepted, it is assumed that Class 9 Claims total an estimated $1,867 million, which is $270 million higher than under the Plan. The Claims amount is assumed to be higher because (a) France Telecom's $237 million Class 9 Claim and (b) the $33 million inter-company obligation owed by NTL Delaware to NTL Inc. are not forgiven if the Plan is not accepted.
     (6) If the Plan is not accepted, it is assumed that Class 10 Claims total an estimated $3,171 million, which is $387 million higher than under the Plan. The Claims amount is assumed to be higher because (a) France Telecom's $237 million Class 10 Claim and (b) the $150 million inter-company obligation owed by NTL Inc. to NTL CC are not forgiven if the Plan is not accepted.


                                   performed by the Debtors or
                                   ReorganizedUDebtorseinlthe ordinary
                                   course of business, consistent with past practice; provided further, however, that Allowed Administrative Claims incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including, without limitation,
                                   Professional Fee Claims, will not be
                                   subject to application and may be paid
                                   by the Debtors or Reorganized Debtors,
                                   as the case may be, in the ordinary
                                   course of business and without further
                                   Bankruptcy Court approval.

                                   Estimated Recovery: 100%

Priority Tax Claims                Unclassified - Each holder of an Allowed
Estimated Amount:  $0.00           Priority Tax Claim will receive, in the
                                   sole discretion of the Debtors, and in
                                   full satisfaction, settlement, release,
                                   and discharge of and in exchange for
                                   such Allowed Priority Tax Claim (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) Cash payments made in annual installments beginning on or before the first anniversary following the Effective
                                   Date, with the final installment being
                                   payable no later than the sixth (6th)
                                   anniversary of the date of the
                                   assessment of such Allowed Priority Tax
                                   Claim, together with interest on the
                                   unpaid portion thereof at the Case
                                   Interest Rate from the Effective Date
                                   through the date of payment thereof, or
                                   (c) such other treatment as to which the applicable Debtor and such holder have agreed on in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed
                                   Priority Tax Claim, in full at any time
                                   on or after the Distribution Date
                                   without premium or penalty; and provided further, that no holder of an Allowed
                                   Priority Tax Claim will be entitled to
                                   any payments on account of any
                                   pre-Effective Date interest accrued on
                                   or penalty arising after the Petition
                                   Date with respect to or in connection
                                   with such Allowed Priority Tax Claim.

                                   Estimated Recovery: 100%

Class 1:  Other Priority           Unimpaired - On, or as soon as reasonably
Claims                             practicable after, the later of (i) the
Estimated Amount:  $0.00           Distribution Date and (ii) the date on
                                   which such Other Priority Claim becomes
                                   an Allowed Other Priority Claim, each
                                   holder of an Allowed Other Priority
                                   Claim will receive, in full
                                   satisfaction, settlement, release, and
                                   discharge of and in exchange for such
                                   Allowed Class 1 Other Priority Claim,
                                   (a) Cash in an amount equal to the
                                   unpaid portion of such Allowed Other
                                   Priority Claim or (b) such other
                                   treatment as to the applicable Debtor
                                   and such holder have agreed upon in
                                   writing; provided, however, that Allowed
                                   Other Priority Claims with respect to
                                   liabilities incurred by a Debtor in the
                                   ordinary course of business during the
                                   Chapter 11 Cases will be paid in the
                                   ordinary course of business in
                                   accordance with the terms and conditions of any agreements relating thereto.

                                   Estimated Recovery: 100%

Class 2:  Secured Claims           Unimpaired - Each holder of a Class 2
Estimated Amount:                  Secured Claim will be treated as a separate
$632,493,000                       class for all purposes under the Plan,
                                   and each holder of an Allowed Class 2
                                   Secured Claim will receive the treatment set forth below. To the extent, if any, that the value of the collateral securing a Class 2 Secured Claim is less than the total amount of such Claim, the difference will be treated as a Class 3
                                   General Unsecured Claim. The legal,
                                   equitable, and contractual rights to
                                   which each of Allowed Class 2 Secured
                                   Claims entitles its holders are
                                   unaltered by the Plan and all such
                                   Allowed Class 2 SecuredaClaimsUwill
                                   beeReinstated on the Effective Date.

                                   Estimated Recovery: 100%

Class 3:  General Unsecured        Unimpaired - The legal, equitable, and
Claims                             contractual rights to which each of Allowed
Estimated Amount:                  Class 3 General Unsecured Claims entitles
$5,000,000                         its holders are unaltered by the Plan
                                   and all such Allowed Class 3 General
                                   Unsecured Claims will be Reinstated on
                                   the Effective Date. Allowed Class 3
                                   General Unsecured Claims incurred in the ordinary course of business will be paid in full or performed by the Debtors or the Reorganized Debtors in the ordinary course of business, consistent with past practice.

                                   Estimated Recovery: 100%

Class 4: Diamond Holdings          Unimpaired - The legal, equitable, and
Notes Claims                       contractual rights to which each of Allowed
Estimated Amount:                  Class 4 Diamond Holdings Notes Claims
$316,155,080                       entitles its holders are unaltered by the
                                   Plan and all such Allowed Class 4 Diamond
                                   Holdings Notes Claims will be Reinstated on the Effective Date.

                                   Estimated Recovery: 100%

Class 5: Subsidiary Common         Impaired - NTL Delaware (which is deemed to
Stock Interests                    have accepted the Plan), the holder of
                                   100% of the shares of capital stock of
                                   NTL CC, has agreed that its Subsidiary
                                   Common Stock Interests in NTL CC will be exchanged with New NTL on the Effective
                                   Date for those portions of the NTL
                                   Delaware Subordinated Notes, NTL Inc.
                                   Subordinated Notes, Old Common Stock,
                                   Old Senior Preferred Stock, and Other
                                   Junior Preferred Stock, and the
                                   respective Claims or Interests
                                   associated therewith contributed to New
                                   NTL by the holders of such notes and
                                   stock pursuant to the Plan, and NTL
                                   Delaware will not be entitled to, and
                                   will not, receive or retain any other
                                   property or interest in property on
                                   account of such Interests; provided,
                                   however, that such exchange will not
                                   occur until after the issuance by New
                                   NTL and Euroco of all of the New
                                   Securities. All other Allowed Class 5
                                   Subsidiary Common Stock Interests will,
                                   at the discretion of NTL Inc., (a)
                                   receive treatment that leaves unaltered
                                   the legal, equitable, and contractual
                                   rights to which such Interest entitles
                                   the holder thereof, (b) be Reinstated,
                                   or (c) receive such other treatment as
                                   NTL Inc. and such holder have agreed
                                   upon in writing.

                                   Estimated Recovery:  NTL Delaware - 0%
                                                        All Others -   100%

Class 6: Diamond Cable             Impaired - Each holder of an Allowed Class
Notes Claims                       6 Diamond Cable Notes Claim will receive,
Estimated Amount:                  in full satisfaction, settlement, release,
$1,275,793,104                     and discharge of and in exchange for
                                   such Allowed Class 6 Diamond Cable Notes
                                   Claim, its Pro Rata share of 27,271,736
                                   shares of New NTL Common Stock.
                                   Notwithstanding anything to the contrary contained in the Plan, (a) on the Effective Date the Diamond Cable Notes, all rights and interests related to or arising from any and all Class 6 Diamond
                                   Cable Notes Claims and all rights and
                                   interests of the relevant Indenture
                                   Trustees relating to the Diamond Cable
                                   Notes Indentures will be delivered,
                                   assigned, conveyed, and transferred by
                                   such Persons to New NTL, which will be
                                   the holder of the Diamond Cable Notes
                                   and all such rights and interests from
                                   and after the Effective Date, (b) on the Effective Date and without prejudice to the generality of clause (a) above, each holder of a Class 6 DiamondaCable Notes
                                   Claimlwho holds any definitive
                                   registered security or securities in
                                   respect of its Diamond Cable Notes will
                                   transfer such security or securities to
                                   New NTL, and (c) in each case, if Class
                                   6 votes as a Class to accept the Plan,
                                   then on and after the Effective Date,
                                   each Person who was a holder of a Class
                                   6 Diamond Cable Notes Claim immediately
                                   prior to the transfers described in
                                   clauses (a) and (b) above and, whether
                                   or not such Person has (i) voted on the
                                   Plan or (ii) voted to reject the Plan,
                                   will insofar as it relates to such
                                   holder, (x) do and sign all such acts,
                                   things, and documents as may be
                                   reasonably necessary or desirable to
                                   effect and complete such transfers and
                                   (y) be deemed to have appointed New NTL
                                   as its agent to undertake such
                                   additional actions as may be necessary
                                   to effectuate such transfers; provided,
                                   however, that notwithstanding the
                                   foregoing clauses (a) through (c), the
                                   right to receive the distributions
                                   contemplated by Article III.C.2 of the
                                   Plan will not be transferred to New NTL
                                   and will remain the property of the
                                   holders of Class 6 Diamond Cable Notes
                                   Claims immediately prior to such
                                   transfers.

                                   Estimated Recovery:  63%

Class 7: NTL CC                    Impaired - Each holder of an Allowed Class
Senior Notes Claims                7 NTL CC Senior Notes Claim will receive,
Estimated Amount:                  in full satisfaction, settlement, release,
$7,755,752,661                     and discharge of and in exchange for
                                   such Allowed Class 7 NTL CC Senior Notes
                                   Claim, its Pro Rata share of (i)
                                   165,504,192 shares of New NTL Common
                                   Stock, (ii) 3,790 shares of Euroco
                                   Preferred Stock, (iii) 0.725% of the
                                   Delaware Cash Amount, (iv) 5.012% of the
                                   NTL Cash Amount, and (v) the Class 7
                                   Euroco Value.

                                   Estimated Recovery:  63%

Class 8: NTL CC                    Impaired - Each holder of an Allowed Class 8
Subordinated Notes Claims          NTL CC Subordinated Notes Claim will receive,
Estimated Amount:                  in full satisfaction, settlement, release
$503,399,633                       and discharge of and in exchange for
                                   such Allowed Class 8 NTL CC Subordinated
                                   Notes Claim, its Pro Rate share of
                                   (i) 3,292,516 shares of New NTL Common
                                   Stock, (ii) 6,615 shares of Euroco
                                   Common Stock, (iii) 76 shares of Euroco
                                   Preferred Stock, (iv) 0.014% of the
                                   Delaware Cash Amount, (v) 0.100% of the
                                   NTL Cash Amount, and (vi) the Class 8
                                   Noteholder Election Option.

                                   Estimated Recovery:  If Class 8 Accepts Plan
                                                         - 19%
                                                        If Class 8 Rejects Plan
                                                         - 0%


Class 9: NTL Delaware              Impaired - Each holder of an Allowed Class
Subordinated Notes Claims          9 NTL Delaware Subordinated Notes Claim,
Estimated Amount:                  other than France Telecom, will receive,
$1,833,955,494                     in full satisfaction, settlement,
                                   release, and discharge of and in
                                   exchange for such Allowed Class 9 NTL
                                   Delaware Subordinated Notes Claim, its
                                   Pro Rata share of (i) 2,661,253 shares
                                   of New NTL Common Stock, (ii) 10,692,532 shares of Euroco Common Stock, (iii)
                                   299,391 shares of Euroco Preferred
                                   Stock, (iv) 85.540% of the Delaware Cash
                                   Amount, and (v) the Class 9 Noteholder
                                   Election Option.

                                   Estimated Recovery:  If Class 8 Accepts
                                                         Plan - 44%
                                                        If Class 8 Rejects
                                                         Plan - 36%




Class 10: NTL Inc.                 Impaired - Each holder of an Allowed Class
Subordinated Notes Claims          10 NTL Inc. Subordinated Notes Claim, other
Estimated Amount:                  than France Telecom, will receive, in full
$3,021,258,619                     satisfaction, settlement,release, and
                                   discharge of and in exchange for such
                                   Allowed Class 10 NTL Inc. Subordinated
                                   Notes Claim, its Pro Rata share of (i)
                                   1,270,303 shares of New NTL Common
                                   Stock, (ii) 6,270,159 shares of Euroco
                                   Common Stock, (iii) 71,744 shares of
                                   Euroco Preferred Stock, (iv) 13.720% of
                                   the Delaware Cash Amount, (v) 94.887% of the NTL Cash Amount, and (vi) the Class
                                   10 Noteholder Election Option.

                                   Estimated Recovery:  If Class 8 Accepts
                                                         Plan - 10%
                                                        If Class 8 Rejects
                                                         Plan - 3%

Class 11:  Intercompany            Impaired - On the Effective Date, all
Claims                             Class 11 Intercompany Claims owed by a
                                   Debtor, directly or indirectly, to any
                                   of its Debtor Subsidiaries shall be
                                   distributed by such Debtor Subsidiary up to its corporate parent in exchange for one share of such Debtor Subsidiary's common stock and in extinguishment of such Claim. On the Effective Date, all
                                   Class 11 Intercompany Claims owed,
                                   directly or indirectly, by any Debtor
                                   Subsidiary to any parent Debtor, shall
                                   be contributed by the parent Debtor down to such Debtor Subsidiary in exchange for one additional share of common stock from such Debtor Subsidiary and in extinguishment of such Claim.

                                   Estimated Recovery: 0%

Class 12: Old Senior               Impaired - Each holder of an Allowed Class
Preferred Stock Interests          12 Old Senior Preferred Stock Interest will
Estimated Amount:                  receive, in full satisfaction, settlement,
195,473,689                        release, and discharge of and in exchange
                                   for such Allowed Class 12 Old Senior
                                   Preferred Stock Interest, its Pro Rata
                                   share of (i) 2,996,475 Series A
                                   Warrants, (ii) 1,284,203 Equity Rights,
                                   and (iii) 642,102 shares of Euroco
                                   Common Stock; provided, however, that in the event that the holders of Class 12
                                   Old Senior Preferred Stock Interests
                                   vote as a class to reject the Plan, then such holders of Class 12 Old Senior
                                   Preferred Stock Interests will not be
                                   entitled to, and will not, receive or
                                   retain any property or interest in
                                   property on account of such Class 12 Old
                                   Senior Preferred Stock Interests.

                                   Estimated Recovery:  If Class 12 Accepts
                                                          Plan - 20%
                                                        If Class 12 Rejects
                                                          Plan  - 0%

Class 13:  Old Junior              Group 13-A:  Noos Junior Preferred Stock
Preferred Stock Interests          Interests  - Impaired (i) 6.5% Fixed Coupon
Estimated Amount:                  Redeemable Preferred Stock Interests
5,114,952,488                      The holder of the Allowed 6.5% Fixed
                                   Coupon Redeemable Preferred Stock
                                   Interests in Group 13-A will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed 6.5% Fixed Coupon
                                   Redeemable Preferred Stock Interests,
                                   20.553% of the Noos Interest; provided,
                                   however, in the event that the holders
                                   of Class 13 Old Junior Preferred Stock
                                   Interests vote as a class to reject the
                                   Plan, then the holder of the Allowed
                                   6.5% Fixed Coupon Redeemable Preferred
                                   Stock Interests in Group 13-A will not
                                   be entitled to, and will not, receive or retain any property or interest in property on account of such Interests.

                                   (ii) Variable Coupon Redeemable
                                   Preferred Stock Interests The holder of
                                   the Allowed Variable Coupon Redeemable
                                   Preferred Stock Interests in Group 13-A
                                   will receive, in full satisfaction,
                                   settlement, release, and discharge of
                                   and in exchange for such Allowed
                                   Variable Coupon Redeemable Preferred
                                   Stock Interests, 79.447% of the Noos
                                   Interest; provided, however, that in the event that the holders of Class 13 Old Junior Preferred Stock Interests vote as a class to reject the Plan, then the holders of the Allowed Variable Coupon Redeemable Preferred Stock Interests in Group 13-A will not be entitled to, and will not, receive or retain any property or interest in property on account of such Interests.

                                   Group 13-B:  Other Junior Preferred Stock
                                   Interests  - Impaired

                                   Each holder of an Allowed Other Junior
                                   Preferred Stock Interest in Group 13-B
                                   will receive, in full satisfaction,
                                   settlement, release, and discharge of
                                   and in exchange for such Allowed Other
                                   Junior Preferred Stock Interest, its Pro
                                   Rata share of (i) 22,402,468 Series A
                                   Warrants and (ii) 9,601,058 Equity
                                   Rights; provided, however, that in the
                                   event that the holders of Class 13 Old
                                   Junior Preferred Stock Interests vote as a class to reject the Plan, then the holder of the Allowed Other Junior Preferred Stock Interests in Group 13-B will not be entitled to, and will not, receive or retain any property or interest in property on account of such Interests.

                                   Estimated Recovery: If Class 13 Accepts
                                                        Plan - 5%
                                                       If Class 13 Rejects
                                                        Plan  - 0%

Class 14: Old Common Stock         Impaired - Each holder of an Allowed Class 14
Interests                          Old Common Stock Interest will receive,
                                   in full satisfaction, settlement,
                                   release, and discharge of and in
                                   exchange for such Allowed Class 14 Old
                                   Common Stock Interest, its Pro Rata
                                   share of (i) 9,601,058 Series A
                                   Warrants, (ii) 4,114,739 Equity Rights,
                                   and (iii) 2,057,369 shares of Euroco
                                   Common Stock; provided, however, that in the event that the holders of Class 14
                                   Old Common Stock Interests vote as a
                                   class to reject the Plan, then the
                                   holders of Allowed Class 14 Old Common
                                   Stock Interests will not be entitled to, and will not, receive or retain any property or interest in property on account of such Interests or Claims.

                                   Estimated Recovery:  If Class 14 Accepts
                                                          Plan - Inestimable
                                                        If Class 14 Rejects
                                                          Plan  - 0%

Class 15: Securities Claims        Impaired - The Class 15 Securities
                                   Claims will be extinguished and the
                                   holders of Class 15 Securities Claims
                                   will not be entitled to, and will not,
                                   receive or retain any property or
                                   interest in property on account of such
                                   Securities Claims.

                                   Estimated Recovery: 0%

Class 16:  Other Old Equity        Impaired - The Class 16 Other Old Equity
Interests And Claims               Interests And Claims will be
                                   extinguished and the holders of Class 16
                                   Other Old Equity Interests And Claims
                                   will not be entitled to, and will not,
                                   receive or retain any property or
                                   interest in property on account of such
                                   Other Old Equity Interests And Claims.

                                   Estimated Recovery: 0%

Summary Of Anticipated Distributions Under The Plan (By Debt Security)


            Issuer(s)/
  Class     Obligor(s)            Debt Security         Treatment Under The Plan
    4       Diamond               9.125% Senior         Unimpaired
            Holdings              Notes                 Estimated Recovery: 100%
                                  due 2008

    4       Diamond               10% Senior            Unimpaired
            Holdings              Sterling Notes        Estimated Recovery: 100%
                                  due 2008

    6       Diamond Cable         10.75% Senior         9,211,517 shares of New NTL Common Stock
                                  Discount Notes        Estimated Recovery:  63%
                                  due 2007

    6       Diamond Cable         11.75% Senior         11,880,599 shares of New NTL Common Stock
                                  Discount Notes        Estimated Recovery:  63%
                                  due 2005

    6       Diamond Cable         13.25% Senior         6,179,620 shares of New NTL Common Stock
                                  Discount Notes        Estimated Recovery:  63%
                                  due 2004

    7       NTL CC                12.75% Senior         (i) 6,354,332 shares of New NTL Common Stock, (ii) 146 shares
                                  Deferred Coupon       of Euroco Preferred Stock, (iii) 0.028% of Delaware Cash
                                  Notes due 2005        Amount, (iv) 0.192% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                11.5% Senior          (i) 14,261,740 shares of New NTL Common Stock, (ii) 327 shares
                                  Notes                 of Euroco Preferred Stock, (iii) 0.062% of Delaware Cash
                                  due 2008              Amount, (iv) 0.432% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                11.5% Senior          (i) 23,100,808 shares of New NTL Common Stock, (ii) 529 shares
                                  Deferred              of Euroco Preferred Stock, (iii) 0.101% of Delaware Cash
                                  Coupon Notes          Amount, (iv) 0.700% of NTL Cash Amount, and (v) Pro Rata
                                  due 2006              share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                12.375% Senior        (i) 8,122,061 shares of New NTL Common Stock, (ii) 186 shares
                                  Deferred              of Euroco Preferred Stock, (iii) 0.036% of Delaware Cash
                                  Coupon Notes          Amount, (iv) 0.246% of NTL Cash Amount, and (v) Pro Rata
                                  due 2008              share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                9.25% Senior          (i) 5,097,291 shares of New NTL Common Stock, (ii) 117 shares
                                  Euro Notes due        of Euroco Preferred Stock, (iii) 0.022% of Delaware Cash
                                  2006                  Amount, (iv) 0.154% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                9.75% Senior          (i) 8,595,796 shares of New NTL Common Stock, (ii) 197 shares
                                  Sterling              of Euroco Preferred Stock, (iii) 0.038% of Delaware Cash
                                  Deferred Coupon       Amount, (iv) 0.260% of NTL Cash Amount, and (v) Pro Rata
                                  Notes due 2009        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                10% Senior Notes      (i) 8,732,614 shares of New NTL Common Stock, (ii) 200 shares
                                  due 2007              of Euroco Preferred Stock, (iii) 0.038% of Delaware Cash
                                                        Amount, (iv) 0.264% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                9.875% Senior         (i) 7,156,729 shares of New NTL Common Stock, (ii) 164 shares
                                  Euro Notes due        of Euroco Preferred Stock, (iii) 0.031% of Delaware Cash
                                  2009                  Amount, (iv) 0.217% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                9.5% Senior           (i) 4,138,630 shares of New NTL Common Stock, (ii) 95 shares
                                  Sterling Notes        of Euroco Preferred Stock, (iii) 0.018% of Delaware Cash
                                  due 2008              Amount, (iv) 0.125% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                11.5% Senior          (i) 3,093,209 shares of New NTL Common Stock, (ii) 71 shares
                                  Euro                  of Euroco Preferred Stock, (iii) 0.014% of Delaware Cash
                                  Deferred Coupon       Amount, (iv) 0.094% of NTL Cash Amount, and (v) Pro Rata
                                  Notes due 2009        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                10.75% Senior         (i) 8,554,237 shares of New NTL Common Stock, (ii) 196 shares
                                  Deferred              of Euroco Preferred Stock, (iii) 0.037% of Delaware Cash
                                  Coupon Notes          Amount, (iv) 0.259% of NTL Cash Amount, and (v) Pro Rata
                                  due 2008              share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                11.875% Senior        (i) 11,433,511 shares of New NTL Common Stock, (ii) 262 shares
                                  Notes due 2010        of Euroco Preferred Stock, (iii) 0.050% of Delaware Cash
                                                        Amount, (iv) 0.346% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                9.75% Senior          (i) 25,475,035 shares of New NTL Common Stock, (ii) 583 shares
                                  Deferred              of Euroco Preferred Stock, (iii) 0.112% of Delaware Cash
                                  Coupon Notes          Amount, (iv) 0.772% of NTL Cash Amount, and (v) Pro Rata
                                  due 2008              share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

    7       NTL CC                12.375% Senior        (i) 6,051,698 shares of New NTL Common Stock, (ii) 139 shares
                                  Euro Notes due        of Euroco Preferred Stock, (iii) 0.027% of Delaware Cash
                                  2008                  Amount, (iv) 0.183% of NTL Cash Amount, and (v) Pro Rata
                                                        share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

  7; 10     NTL CC                6.75%                 Class 7 Treatment:
            NTL Inc.              Convertible           (i) 25,336,502 shares of New NTL Common Stock, (ii) 580 shares
                                  Senior Notes due      of Euroco Preferred Stock, (iii) 0.111% of Delaware Cash
                                  2008                  Amount, (iv) 0.767% of NTL Cash Amount, and (v) Pro Rata share of Class 7 Euroco Value.
                                                        Estimated Recovery:  63%

                                                        Class 10 Treatment:
                                                        (i) 541,759 shares of New NTL Common Stock, (ii) 2,674,097 shares of Euroco Common Stock, (iii) 30,597 shares of Euroco
                                                        Preferred Stock, (iv) 5.852% of Delaware Cash Amount, (v)
                                                        40.468% of NTL Cash Amount, and (vi) Pro Rata share of Class 10
                                                        Noteholder Election Option.
                                                        Estimated Recovery:  10%

                                                        Total Recovery from Class 7 and Class 10 Treatment:
                                                        (i) 25,878,261 shares of New NTL Common Stock, (ii) 2,674,097 shares of Euroco Common Stock, (iii) Pro Rata share of Class 7
                                                        Euroco Value, (iv) 31,177 shares of Euroco Preferred Stock, (v)
                                                        5.962% of Delaware Cash Amount, (vi) 41.235% of NTL Cash
                                                        Amount, and (vii) Pro Rata share of the Class 10 Noteholder
                                                        Election Option.
                                                        Total Estimated Recovery:  73%

  8; 9;     NTL CC                7% Convertible        Class 8 Treatment:
   10       NTL Delaware          Subordinated          (i) 3,292,516 shares of New NTL Common Stock, (ii) 6,615
            NTL Inc.              Notes due 2008        shares of Euroco Common Stock, (iii) 76 shares of Euroco
                                                        Preferred Stock, (iv) 0.014% of the Delaware Cash Amount, (v)
                                                        0.100% of the NTL Cash Amount, and (vi) Pro Rata share of the
                                                        Class 8 Noteholder Election Option.
                                                        Estimated Recovery:  If Class 8 Accepts Plan - 19%
                                                                             If Class 8 Rejects Plan - 0%

                                                        Class 9 Treatment:
                                                        (i) 839,049 shares of New NTL Common Stock, (ii) 3,371,180 shares of Euroco Common Stock, (iii) 94,393 shares of Euroco
                                                        Preferred Stock, (iv) 26.969% of the Delaware Cash Amount, and
                                                        (v) Pro Rata share of the Class 9 Noteholder Election Option.
                                                        Estimated Recovery:  If Class 9 Accepts Plan - 44%
                                                                             If Class 9 Rejects Plan - 36%

                                                        Class 10 Treatment:
                                                        (i) 229,698 shares of New NTL Common Stock, (ii) 1,133,779 shares of Euroco Common Stock, (iii) 12,973 shares of Euroco
                                                        Preferred Stock, (iv) 2.481% of Delaware Cash Amount, (v)
                                                        17.158% of NTL Cash Amount, and (vi) Pro Rata share of the
                                                        Class 10 Noteholder Election Option.
                                                        Estimated Recovery:  If Class 10 Accepts Plan - 10%
                                                                             If Class 10 Rejects Plan - 3%

                                                        Total Recovery from Class 8, Class 9 and Class 10 Treatment: (i)

                                                        4,361,263 shares of New NTL Common Stock, (ii) 4,511,574 shares of Euroco Common Stock, (iii) 107,442 shares of Euroco
                                                        Preferred Stock, (iv) 29.465% of Delaware Cash Amount, (v)
                                                        17.258% of NTL Cash Amount, (vi) Pro Rata share of the Class 9
                                                        Noteholder Election Option , and (vii) and Pro Rata share of the Class 10 Noteholder Election Option.

                                                        Total Estimated Recovery: If Classes 8, 9, and 10 Accept
                                                                                    Plan - 74%
                                                                                  If Classes 8, 9, and 10 Reject
                                                                                     Plan - 39%
  9; 10     NTL Delaware          5.75%                 Class 9 Treatment:
            NTL Inc.              Convertible           (i) 1,650,281 shares of New NTL Common Stock, (ii) 6,630,591
                                  Subordinated          shares of Euroco Common Stock, (iii) 185,657 shares of Euroco
                                  Notes due 2009        Preferred Stock, (iv) 53.045% of the Delaware Cash Amount, and
                                                        (v) Pro Rata share of the Class 9 Noteholder Election Option.
                                                        Estimated Recovery:  If Class 9 Accepts Plan - 44%
                                                                             If Class 9 Rejects Plan - 36%

                                                        Class 10 Treatment:
                                                        (i) 451,781 shares of New NTL Common Stock, (ii) 2,229,969 shares of Euroco Common Stock, (iii) 25,515 shares of Euroco
                                                        Preferred Stock,(iv)l4.880% of Delaware Cash Amount, (v)
                                                        33.747% of NTL Cash Amount, and (vi) Pro Rata share of the
                                                        Class 10 Noteholder Election Option.
                                                        Estimated Recovery:  If Class 10 Accepts Plan - 10%
                                                                                If Class 10 Rejects Plan - 3%

                                                        Total Recovery from Class 9 and Class 10 Treatment:
                                                        (i)2,102,061 shares of New NTL Common Stock, (ii) 8,860,560 shares of Euroco Common Stock, (iii) 211,172 shares of Euroco
                                                        Preferred Stock, (iv) 57.924% of Delaware Cash Amount, (v)
                                                        33.747% of NTL Cash Amount, (vi) Pro Rata share of the Class 9
                                                        Noteholder Election Option , and (vii) Pro Rata share of the
                                                        Class 10 Noteholder Election Option.
                                                        Total Estimated Recovery:  If Classes 9 and 10
                                                                                     Accept Plan - 54%
                                                                                   If Classes 9 and 10
                                                                                     Reject Plan - 39%

  9; 10     NTL Delaware          5.75%                 Class 9 Treatment:
            NTL Inc.              Convertible           (i) 171,923 shares of New NTL Common Stock, (ii) 690,761
                                  Subordinated          shares of Euroco Common Stock, (iii) 19,341 shares of Euroco
                                  Notes due 2011        Preferred Stock, (iv)5.526% of the Delaware Cash Amount, and
                                                        (v) Pro Rata share of the Class 9 Noteholder Election Option.
                                                        Estimated Recovery:  If Class 9 Accepts Plan - 44%
                                                                             If Class 9 Rejects Plan - 36%

                                                        Class 10 Treatment:
                                                        (i) 47,066 shares of New NTL Common Stock, (ii) 232,313 shares of Euroco Common Stock, (iii) 2,658 shares of Euroco Preferred
                                                        Stock, (iv) 0.508% of Delaware Cash Amount, (v) 3.516% of
                                                        NTL Cash Amount, and (vi) Pro Rata share of the Class 10
                                                        Noteholder Election Option.
                                                        Estimated Recovery:  If Class 10 Accepts Plan - 10%
                                                                             If Class 10 Rejects Plan - 3%

                                                        Total Recovery from Class 9 and Class 10 Treatment:
                                                        (i) 218,988 shares of New NTL Common Stock, (ii) 923,075 shares of Euroco Common Stock, (iii) 21,999 shares of Euroco Preferred
                                                        Stock, (iv) 6.034% of Delaware Cash Amount, (v) 3.516% of NTL
                                                        Cash Amount, (vi) Pro Rata share of the Class 9 Noteholder
                                                        Election Option , and (vii) Pro Rata share of the Class 10
                                                        Noteholder Election Option.
                                                        Total Estimated Recovery: If Classes 9 and 10
                                                                                     Accept Plan - 54%
                                                                                  If Classes 9 and 10
                                                                                     Reject Plan - 39%




Summary Of Anticipated Distributions Under The Plan (Consideration Per Note:
1,000 Face Value)

         Set forth below is a chart which indicates the consideration to be received under the Plan by each series of notes of NTL CC, NTL Delaware, NTL Inc. and Diamond Cable:


                                                                                    Consideration Per Note (1,000 Face Value(1))
                                              --------------------------------------------------------------------------------------

                                                                                 Delaware/Inc. Cash
                                                                            -----------------------------
                                                              Claim      Initial New NTL                 Max. Rights      Maximum
                                                  Notes      per Note                          Initial   Shares for    Del/Inc. Cash
                                              Outstanding   (in US$)(2)  Shares  Value(3)    Value(4)(5) Purchase(6)      Value(7)
------------------------------------------------------------------------------------------------------------------------------------

Inc. / Delaware
5.75%   Convertible Sub. Notes(9)    12/15/09    968,000     $1,023        2.1716   $64.34   $174.78        7.4          $220.37
5.75%   GE Convertible Sub. Notes    12/15/11    100,000      1,031        2.1899    64.89    176.26        7.5           222.23

NCC
12.75%  Sr. Def. Coupon Notes         4/15/05    277,800      1,072       22.8738   677.75      0.72       --               0.72
11.50%  Sr. Def. Coupon Notes          2/1/06  1,050,000      1,031       22.0008   651.88      0.69       --               0.69
10.00%  Senior Notes                  2/15/07    400,000      1,023       21.8315   646.86      0.68       --               0.68
9.75%   Sr. Def. Coup. Notes           4/1/08  1,300,000        918       19.5962   580.63      0.61       --               0.61
10.75%  Sr. Def. Coup. Sterling Notes  4/1/08    300,000      1,336       28.5141   844.87      0.89       --               0.89
9.50%   Sr. Sterling Notes             4/1/08    125,000      1,552       33.1090   981.01      1.04       --               1.04
11.50%  Senior Notes                  10/1/08    625,000      1,069       22.8188   676.12      0.72       --               0.72
12.38%  Sr. Def. Coup. Notes          10/1/08    450,000        846       18.0490   534.79      0.57       --               0.57
9.75%   Sr. Def. Coup. Sterling Notes 4/15/09    330,000      1,221       26.0479   771.79      0.82       --               0.82
9.25%   Sr. Euro Notes               11/15/06    250,000        955       20.3892   604.13      0.64       --               0.64
9.88%   Sr. Euro Notes               11/15/09    350,000        958       20.4478   605.86      0.64       --               0.64
11.50%  Sr. Def. Coup. Euro Notes    11/15/09    210,000        690       14.7296   436.43      0.46       --               0.46
11.88%  Senior Notes                  10/1/10    500,000      1,072       22.8670   677.55      0.72       --               0.72
12.38%  Sr. Euro Notes                 2/1/08    300,000        945       20.1723   597.70      0.63       --               0.63
6.75%   Senior Convertible Notes      5/15/08  1,150,000      1,032       22.5028   666.75     37.10        1.5            46.60
7.00%   Convertible Sub. Notes       12/15/08    489,781      1,028        8.9045   263.84    175.84        7.5           221.65

Diamond Cable
13.25%  Senior Disc. Notes            9/30/04  285,100        1,014       21.6753   642.23     --          --              --
11.75%  Senior Disc. Notes           12/15/05  531,000        1,047       22.3740   662.94     --          --              --
10.75%  Senior Disc. Notes            2/15/07  420,500        1,025       21.9061   649.07     --          --              --
------------------------------------------------------------------------------------------------------------------------------------


Chart Continued



                                     ------------------------------------------------------------------



                                        EuroCo Preferred        EuroCo Common          Total
                                                                                      Recovery    %
                                       Shares     Value(8)   Shares     Value(8)       Value   Recovery
-------------------------------------------------------------------------------------------------------

Inc. / Delaware
5.75%   Convertible Sub. Notes(9)       0.2182   $218.15      9.1535     $48.97        $551.84    54%   534,178,116.3
5.75%   GE Convertible Sub. Notes       0.2200    219.99      9.2307      49.38        $556.50    54%    55,649,560.2

NCC
12.75%  Sr. Def. Coupon Notes           0.0005      0.52      0.0458       0.24        $679.23    63%   188,690,384.6
11.50%  Sr. Def. Coupon Notes           0.0005      0.50      0.0440       0.24        $653.31    63%   685,973,058.7
10.00%  Senior Notes                    0.0005      0.50      0.0437       0.23        $648.28    63%   259,312,919.6
9.75%   Sr. Def. Coup. Notes            0.0004      0.45      0.0392       0.21        $581.90    63%   756,475,534.7
10.75%  Sr. Def. Coup. Sterling Notes   0.0007      0.65      0.0571       0.31        $846.72    63%   254,016,057.8
9.50%   Sr. Sterling Notes              0.0008      0.76      0.0663       0.35        $983.17    63%   122,895,637.7
11.50%  Senior Notes                    0.0005      0.52      0.0457       0.24        $677.60    63%   423,499,036.8
12.38%  Sr. Def. Coup. Notes            0.0004      0.41      0.0361       0.19        $535.96    63%   241,182,682.6
9.75%   Sr. Def. Coup. Sterling Notes   0.0006      0.60      0.0521       0.28        $773.49    63%   255,250,147.4
9.25%   Sr. Euro Notes                  0.0005      0.47      0.0408       0.22        $605.45    63%   151,362,865.8
9.88%   Sr. Euro Notes                  0.0005      0.47      0.0409       0.22        $607.19    63%   212,517,384.5
11.50%  Sr. Def. Coup. Euro Notes       0.0003      0.34      0.0295       0.16        $437.39    63%    91,852,126.8
11.88%  Senior Notes                    0.0005      0.52      0.0458       0.24        $679.03    63%   339,515,411.5
12.38%  Sr. Euro Notes                  0.0005      0.46      0.0404       0.22        $599.01    63%   179,703,763.8
6.75%   Senior Convertible Notes        0.0271     27.11      2.3694      12.68        $753.14    73%   866,115,275.8
7.00%   Convertible Sub. Notes          0.2194    219.37      9.2114      49.28        $754.14    73%   369,361,625.6

Diamond Cable
13.25%  Senior Disc. Notes               --        --           --          --      $642.23  63%   183,101,005.9
11.75%  Senior Disc. Notes               --        --           --          --      $662.94  63%   352,019,970.6
10.75%  Senior Disc. Notes               --        --           --          --      $649.07  63%   272,935,576.6
-----------------------------------------------------------------------------------------------------------------------



(1) Notes outstanding based on 1,000 face value in US$, Pounds or Euro, depending upon the currency in which the specific notes were issued. (2) Claim includes accrued but unpaid interest through the Petition Date and based on the following exchange rates: $1.4675 / (pound) and $0.9148 / (U).
(3)  Value of initial shares calculated based on the mid-point of the New
     NTL estimated enterprise value ($11.9 billion), less projected Net
     Debt of $5.8 billion and assumes all Equity Rights and the Noteholder Election Option are exercised resulting in the issuance of approximately 28.4 million additional New NTL shares.
(4)  Delaware/Inc. Cash estimated at $320 million.
(5)  Delaware/Inc. Cash divided 79.1% to NTL Delaware cash and 20.9% as
     NTL Inc. cash.
(6) Delaware/Inc. Cash allocated to Class 9 and Class 10 claims may be used to purchase shares of New NTL in the Noteholder Election Option priced at a $10.5 billion enterprise value. Analysis assumes all Rights are exercised (See Footnote 3). Shares of New NTL Common Stock issued in the Offerings estimated using projected Net Debt of $5.8 billion.
(7) Value of shares purchased in the Equity Rights Offering based on the mid-point of the New NTL estimated enterprise value ($11.9 billion) less projected Net Debt of $5.1 billion (change due to cash received from Equity Rights Offerings) and assumes all Equity Rights and the Noteholder Election Option are exercised.
(8) Value calculated based on the mid-point of the Euroco estimated enterprise value ($390 million), plus the present value of the Noos
     Note ($32 million), which assumes payment in full and a 10% discount rate, and projected beginning cash balance of $60 million.
(9) 5.75% Convertible Subordinated Notes due 2009 outstanding balance excludes $232,000 in principal amount held by France Telecom which are to be cancelled as part of the Plan.




Certain Information Concerning Valuation Of Alternative Plan And Liquidation

         In the context of discussions with GE Capital, GE Capital has suggested that the Creditors of NTL Inc. and NTL Delaware are receiving less value on account of their Claims under the consensual Plan than they are legally entitled to receive or would receive under an alternative plan. As demonstrated below, however, these assertions by GE Capital are simply incorrect. In fact, Creditors of NTL Inc. and NTL Delaware are not only receiving more than they would receive in a liquidation of the Debtors, they are also receiving more than they would have received pursuant to a nonconsensual Chapter 11 plan that does not contain the compromises reached among the members of the Noteholders' Steering Committee.

         In connection with these discussions with GE Capital, the Debtors have indicated that they believe that the holders of Claims in Classes 8, 9, and 10 will receive consideration under the Plan with a value, in the view of the Debtors, exceeding the value of the consideration such holders would receive under a plan based on a strict application of contractual and structural subordination principles (the "Absolute Priority Alternative") or a liquidation of the Debtors.

         Under the Absolute Priority Alternative, it is assumed that:

              o holders of Class 8 and Class 9 Claims would receive all cash held by NTL Delaware (approximately $253 million) and an interest in all assets owned by NTL Delaware, including Cablecom, PTV, B2, iesy, ITN News Channel, The Studio Channel, and certain miscellaneous assets;

              o holders of Class 10 Claims would receive all cash held by NTL Inc. (approximately $67 million) and all interests in all assets held by NTL Inc., including the Noos Interest and Two Way TV Limited and certain miscellaneous assets;

              o Class 9 Claims would include an additional $32.6 million payable owed to NTL Inc. by NTL Delaware;

              o Class 10 Claims would include a $150 million payable owed to NTL CC by NTL Inc.; and

              o the France Telecom compromise and settlement described in "Summary Of The Plan -- Summary Of Other Provisions Of The Plan -- Compromises And Settlements -- France Telecom Compromise And Settlement" had not occurred, and thus France Telecom would be entitled to receive distributions on account of its $237 million in Class 9 and Class 10 Claims.

         Under the Plan, the holders of Claims in Classes 9 and 10 are receiving New NTL Common Stock, rights to purchase New NTL Common Stock, Euroco Preferred Stock, and Euroco Common Stock. The Junior Stakeholders are only receiving Euroco Common Stock, which ranks junior to an estimated $350 million aggregate liquidation preference of Euroco Preferred Stock. Thus, the recovery of value by the Junior Stakeholders will only effectively occur in a situation where the holders of Class 9 and Class 10 Claims will have recovered substantial value from Euroco. In addition, the France Telecom compromise and settlement will result in the release of the Noos Interest to France Telecom, while adding $25 million in cash to Euroco and eliminating France Telecom's Claim in Classes 9 and 10. In the Debtors' view, the net effect of these changes results in a recovery of approximately 54% under the Plan to Classes 9 and 10 (valuing the NTL Delaware minority interests at the midpoint of the Euroco valuation plus the present value of the Noos Note ($32 million) plus $60 million projected cash). This is significantly higher than the 39% recovery that would be expected in the Absolute Priority Alternative (valuing the NTL Delaware minority interest at the midpoint of the Euroco valuation plus $35 million projected cash and attributing no value to Noos). Both of these distributions represent a higher recovery than that which could be expected in a liquidation (i.e., as shown in the Liquidation Analysis, 17.9%).

         After careful review of the Debtors' current business operations, estimated recoveries in a liquidation scenario, and prospects as an ongoing business, the Debtors have concluded that the recovery to creditors and interest holders will be maximized by the Reorganized Debtors' continuing operations as going concerns. The Debtors believe that their businesses and assets, including the businesses and assets of their Non-Debtor Subsidiaries, have significant value that would not be realized in the liquidation of the Debtors, either in whole or in substantial part. According to the liquidation analysis prepared by the Debtors with their financial advisors, the Reorganized Debtors are worth considerably more to the Debtors' creditors and interest holders in general as going concerns.

Conditions

         The Plan is subject to certain conditions in relation to the requisite Confirmation Order and the execution of certain documents, including certain financing agreements.

Summary Of Post-Confirmation Operations

         Annexed hereto as Exhibit H are the Financial Projections which project the financial performance of the Reorganized Debtors (i.e., New NTL and Euroco, respectively) through December 31, 2006. The Financial Projections are based on (1) the current business plans for the Reorganized Debtors and the assumptions set forth in Exhibit H and (2) information available as of February 28, 2002, updated in certain respects to May 20, 2002 related principally to the relevant terms of the Plan. While as of the date of this Disclosure Statement the economic, competitive, and general business conditions prevailing as of February 28, 2002 have not materially changed, any future changes in these conditions may materially impact the ability of New NTL and Euroco to achieve the Financial Projections.


                              I. INTRODUCTION

         NTL Inc. and its Debtor Subsidiaries hereby transmit this Disclosure Statement pursuant to section 1125 of the Bankruptcy Code for use in the solicitation of votes on their second amended joint reorganization plan, filed with the United States Bankruptcy Court for the Southern District of New York, on May 24, 2002, as it may be further amended, supplemented, or modified from time to time in accordance with its terms and with 11 U.S.C. ss. 1127. This Disclosure Statement amends and supercedes the "Disclosure Statement" dated and filed with the Bankruptcy Court on July 15, 2002. A copy of the Plan is annexed to this Disclosure Statement as Exhibit A.

         This Disclosure Statement sets forth certain information regarding the Debtors' prepetition history, the nature of their Chapter 11 Cases and Diamond Administration Cases, as the case may be, and the anticipated organization and operations of the Reorganized Debtors. This Disclosure Statement also describes the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the business and operations of New NTL and Euroco and the New Securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests in Impaired Classes must follow for their votes to be counted.

         FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE "SUMMARY OF THE PLAN" AND "CERTAIN ADDITIONAL RISK FACTORS TO BE CONSIDERED."

         THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES AND DIAMOND ADMINISTRATION CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE IN ALL MATERIAL RESPECTS, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. WITHOUT PREJUDICE TO THE STATEMENTS MADE IN THE DISCLAIMERS LOCATED INSIDE THE FRONT COVER OF THIS DOCUMENT WITH RESPECT SOLELY TO THE POS REGULATIONS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

         IN DETERMINING WHETHER TO VOTE TO ACCEPT THE PLAN, HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE THEREON MUST RELY ON THEIR OWN EXAMINATION OF THE DEBTORS AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. NOTHING CONTAINED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

         THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE REORGANIZED DEBTORS AND CERTAIN OTHER STATEMENTS CONSTITUTING "FORWARD- LOOKING STATEMENTS" AS THAT TERM IS DEFINED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE, OR ACHIEVEMENTS OF THE DEBTORS, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM THOSE CONTEMPLATED, PROJECTED, FORECASTED, ESTIMATED, OR BUDGETED, WHETHER EXPRESSED OR IMPLIED, BY SUCH FORWARD-LOOKING STATEMENTS. SEE "CERTAIN ADDITIONAL RISK FACTORS TO BE CONSIDERED." WHEN USED IN THIS DISCLOSURE STATEMENT, THE WORDS, "BELIEVE," "ANTICIPATE," "SHOULD," "INTEND," "PLAN," "WILL," "EXPECTS," "ESTIMATES," "PROJECTS," "POSITIONED," "STRATEGY," AND SIMILAR EXPRESSIONS IDENTIFY SUCH FORWARD-LOOKING STATEMENTS.

         ALTHOUGH THE DEBTORS BELIEVE THAT THEIR PLANS, INTENTIONS, AND EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, THE DEBTORS CANNOT BE SURE THAT THEY WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS IN THIS DISCLOSURE STATEMENT INCLUDE THOSE RELATING TO THE PAYMENTS ON THE DEBTORS' CURRENT AND FUTURE DEBT INSTRUMENTS AND THE ABILITY TO MAKE DIVIDENDS ON, OR REDEEM, EUROCO PREFERRED STOCK. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS THAT MAY AFFECT THE DEBTORS OR THE REORGANIZED DEBTORS. IT SHOULD BE RECOGNIZED THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT, CURRENTLY OR IN THE FUTURE, AND THE FACTORS SET FORTH IN THIS DISCLOSURE STATEMENT MAY AFFECT THE DEBTORS OR REORGANIZED DEBTORS TO A GREATER EXTENT THAN INDICATED.

         ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE DEBTORS OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH IN THIS DISCLOSURE STATEMENT. EXCEPT AS REQUIRED BY LAW, THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. FORWARD- LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SECTION 1125(e) OF THE BANKRUPTCY CODE AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED IN THIS DISCLOSURE STATEMENT.

         THE DEBTORS, THE CREDITORS' COMMITTEE, AND THE PREFERRED SHAREHOLDERS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND, ACCORDINGLY, THAT ACCEPTANCE OF THE PLAN BY ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND INTEREST HOLDERS. THE DEBTORS, THE CREDITORS' COMMITTEE, AND THE PREFERRED SHAREHOLDERS URGE HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN TO VOTE TO ACCEPT THE PLAN. THE UK BANK STEERING COMMITTEE, THE CABLECOM BANK STEERING COMMITTEE, NTL INC. ACTING ON BEHALF OF ITS SUBSIDIARIES PARTY TO THE CREDIT FACILITIES, AND THE NOTEHOLDERS' STEERING COMMITTEE, THE SENIOR BANKS REPRESENTING 91% OF THE PRINCIPAL AMOUNT OUTSTANDING UNDER THE SENIOR CREDIT FACILITY, AND ALL OF THE WORKING CAPITAL BANKS HAVE GIVEN THEIR APPROVAL IN PRINCIPLE TO THE TERMS OF THE PLAN PURSUANT TO THE HEADS OF TERMS.

                   II. VOTING INSTRUCTIONS AND PROCEDURES

A.       Definitions

         Unless otherwise defined elsewhere in this Disclosure Statement, capitalized terms used but not defined herein have the meanings ascribed to them in the Plan or the Bankruptcy Code.

B.       Notice To Holders Of Claims And Interests

         This Disclosure Statement is being transmitted to holders of Impaired and Unimpaired Claims against and Interests in NTL Inc. and the other Debtors. The purpose of this Disclosure Statement is to provide adequate information to enable holders of Claims against or Interests in the Debtors who are entitled to vote on the Plan to make a reasonably informed decision with respect to the Plan prior to exercising their right to vote to accept or reject the Plan. Holders of Claims or Interests in Classes 6, 7, 8, 9, 10, 11, 12, 13, and 14 are entitled to vote on the Plan.
         On July 12, 2002, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against or Interests in the Debtors to make an informed judgment with respect to acceptance or rejection of the Plan and the determination whether or not to exercise the Rights being issued under the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

         IF CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. ACCORDINGLY, ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT
THE PLAN. This Disclosure Statement contains important information about the Plan and considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

         THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no Person has been authorized to distribute any information concerning the Debtors other than the information contained herein or in the UK Prospectus. Except as set forth in "Solicitation; Voting Procedures" below and in relation to the UK Prospectus, no Person has been authorized by the Debtors or any Person acting on behalf of the Debtors in connection with the Plan or the Solicitation to give any information or to make any representation other than as contained in this Disclosure Statement and the Exhibits annexed hereto or incorporated by reference or referred to herein, and, if given or made, such information or representation may not be relied upon as having been authorized by the Debtors. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation.

         Except with respect to the Financial Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Financial Projections. Accordingly, the Financial Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Financial Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. The delivery of this Disclosure Statement will not under any circumstances imply that the information contained herein, including, but not limited to, the Financial Projections, is correct or complete as of any time subsequent to the date hereof, subject to the foregoing qualifications.

C.       Solicitation Package

         Accompanying this Disclosure Statement for the purpose of soliciting votes on the Plan are copies of (i) the Plan, (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice"), and, as applicable, (iii) a Ballot or Ballots (and return envelope(s)) that you may use in voting to accept or to reject the Plan, or a notice of non-voting status and, as applicable. In addition, the Solicitation Packages will be accompanied by Volume II of the UK Prospectus described in the Disclaimer to this Disclosure Statement. If you did not receive a Ballot and believe that you should have, please contact the Solicitation Agent at the address or telephone number set forth in the next subsection.

D.       Voting Procedures, Ballots, And Voting Deadline

         After carefully reviewing the Plan and this Disclosure Statement, and the exhibits thereto, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot. Please complete and sign your Ballot and return it in the envelope provided so that it is RECEIVED by the Voting Deadline (as defined below). Please note that if you are in Class 6, 7, 8, 9, 10, 11, 12, 13, or 14 and hold Existing Securities evidencing a Claim or Interest through a Nominee, you may be required to return your Ballot to your Nominee sufficiently in advance of the Voting Deadline so as to permit your Nominee to fill out and return a Master Ballot by the Voting Deadline. See "Solicitation; Voting Procedures -- Special Note For Holders Of Debt Securities And Equity Securities."

         Each Ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

         FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT, AND YOUR BALLOT (OR THE MASTER BALLOT CAST ON YOUR BEHALF) MUST BE RECEIVED BY THE SOLICITATION AGENT BY THE VOTING DEADLINE.

         If you have any questions about the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received, please contact the Solicitation Agent:

                         Innisfree M&A Incorporated
                             501 Madison Avenue
                                 20th Floor
                          New York, New York 10022
                         Telephone: (877) 750-2689
                   Banks and Brokers: call (212) 750-5833

         If you wish to obtain, at your own expense unless otherwise specifically required by Fed. R. Bank. P. 3017(d), an additional copy of the Plan, the Plan Supplement, this Disclosure Statement, or any exhibits to such documents, please contact the Solicitation Agent or log on to the Bankruptcy Court's website at http://www.nysb.uscourts.gov. A password is needed to access case files. Details on how to obtain a password are available on the Bankruptcy Court's website.

         Details of the Equity Rights Offering Procedures and Noteholder Election Option Procedures are set forth in Exhibits F and G to the Plan, respectively.

E.       Confirmation Hearing And Deadline For Objections To Confirmation

         Pursuant to section 1128 of the Bankruptcy Code and Fed. R. Bank.
P. 3017(c), the Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") to commence on September 5, 2002 at 10:30 a.m. Eastern Time, or as soon thereafter as counsel may be heard, before the Honorable Allan L. Gropper, United States Bankruptcy Judge, in the United States Bankruptcy Court, Southern District of New York, One Bowling Green, New York, New York 10004. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be filed with the clerk of the Bankruptcy Court and served so that they are RECEIVED on or before August 26, 2002 at 5:00 p.m. Eastern Time, by:


         Counsel for the Debtors:

              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, New York 10036-6522
              Attention:  Kayalyn A. Marafioti, Esq.
                                Jay M. Goffman, Esq.

         United States Trustee:

              The Office of the United States Trustee
              Southern District of New York
              33 Whitehall Street
              21st Floor
              New York, New York 10004
              Attention:  Richard C. Morrissey, Esq.

         Counsel for the Creditors' Committee:

              Fried Frank Harris Shriver & Jacobson
              One New York Plaza
              New York, New York  10004-1980
              Attention:  Brad Eric Scheler, Esq.
                                Lawrence A. First, Esq.

         The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

         IN THE VIEW OF THE DEBTORS AND THE CREDITORS' COMMITTEE, THE TREATMENT OF HOLDERS OF CLAIMS AND INTERESTS IN THE IMPAIRED CLASSES ELIGIBLE TO VOTE CONTEMPLATES A POTENTIAL RECOVERY FOR SUCH HOLDERS THAT IS NOT LESS THAN THE RECOVERY THAT WOULD BE AVAILABLE IN A LIQUIDATION. ACCORDINGLY, THE DEBTORS, THE CREDITORS' COMMITTEE, AND THE PREFERRED SHAREHOLDERS BELIEVE THAT THE PLAN IS IN THE BEST INTERESTS OF HOLDERS OF CLAIMS AND INTERESTS IN SUCH CLASSES AND RECOMMEND THAT ALL HOLDERS OF CLAIMS OR INTERESTS IN THE IMPAIRED CLASSES ENTITLED TO DO SO VOTE TO ACCEPT THE PLAN.


                          III. GENERAL INFORMATION

A.       Purpose And Effect Of The Plan

         The primary purposes of the Plan are to effectuate the Restructuring to align the Debtors' capital structures with their present and future operating prospects. The funds currently expected to be generated by the Debtors will not be sufficient to meet their debt service requirements unless the Restructuring is consummated. Confirmation of the Plan would significantly reduce the principal amount of the Debtors' outstanding indebtedness by converting approximately $10.9 billion of that indebtedness into New NTL Common Stock, Euroco Common Stock, and Euroco Preferred Stock. By offering the holders of Impaired Claims and Interests a significant percentage of the equity of the Reorganized Debtors on a post-restructuring basis, the Debtors intend that these holders will participate in the long term growth and appreciation of the Debtors' businesses, which is expected to be enhanced by the significant reduction of the Debtors' debt service obligations and the business plan described in more detail in this Disclosure Statement.

         If the Plan is confirmed, the Debtors will divide their current businesses and investments into two new groups, the holding companies for which will be the corporations currently named NTL CC and NTL Inc. NTL CC will be renamed "NTL Incorporated" (referred to herein as "New NTL") and will be the holding company for substantially all of the Debtors' businesses in the UK and Ireland. NTL Inc. will be renamed "NTL Europe, Inc." (referred to herein as "Euroco") and will be the holding company for substantially all of the Debtors' businesses and investments in continental Europe (excluding France) as well as holding certain other minority investments.

         CERTAIN CREDITORS, INCLUDING TRADE CREDITORS, WILL BE UNAFFECTED BY THE PLAN AND THE DEBTORS' RESTRUCTURING. SUBJECT TO ANY REQUIRED BANKRUPTCY COURT APPROVAL, THE DEBTORS EXPECT TO BE ABLE TO CONTINUE TO PAY ALL TRADE CREDITORS WHO CONTINUE TO PROVIDE NORMAL TRADE CREDIT TERMS IN THE ORDINARY COURSE OF BUSINESS.

B.       The Debtors' Businesses

         1.   Overview

         NTL owns and operates broadband communications networks for telephone, cable television and Internet services in the UK, Ireland, and Switzerland, and a transmission network for television and radio broadcasting in the UK. NTL also has strategic investments in cable networks in Sweden, France, and Germany.

         Based on revenues and identifiable assets, NTL's predominant lines of business are consumer services, business services, and broadcast transmission and related services in the UK. Consumer services include telephony, cable television, Internet access, and interactive services. Business services include telephony, national and international wholesale carrier telecommunications, and radio communications services for the emergency services community. Broadcast transmission and related services include digital and analog television and radio broadcasting, rental of antenna space on NTL's owned, leased, and managed towers and sites and associated services, and satellite and media services.

         NTL provides a broad range of services over local, national, and international networks. Since their inception, NTL and the companies it has acquired have invested approximately $15.9 billion in NTL's network infrastructure. This network infrastructure consists of:

         o Broadband Communications Networks in the UK that currently pass approximately 8.4 million homes and can be expanded to cover more than 11 million homes in its regional UK franchise areas. These high- capacity two-way local broadband fiber networks serve entire communities in these regional franchise areas. NTL's fiber optic cables pass a significant number of businesses in these areas and are connected to distribution points, or nodes, which are typically within approximately 500 meters of each of the 500 homes typically served by each node. Typically, each home is then connected by a cable allowing NTL to deliver telephone, cable television, and Internet services over a single integrated network.

              Additionally, NTL has broadband cable networks in Switzerland and the Republic of Ireland that currently pass approximately
              2.3 million homes. These primarily analog television networks are subject to an upgrade program to allow for higher capacity signals and a suite of new products, such as digital television, cable modem Internet access, and voice telephony.

         o A National/International Synchronous Digital Hierarchy, known as SDH, Fiber Optic Telecommunications Network in the UK, which connects all of the major population centers in the UK to Ireland, continental Europe, and the United States. SDH allows high speed data transmission and redirects transmissions in the event of a problem to prevent any disruption. This backbone network utilizes Asynchronous Transfer Mode, known as ATM technology, a high speed, high bandwidth technology, and was built with sufficient duct capacity to accommodate more than 2,300 fibers on the majority of the network. NTL designed this network to allow it to place the active components, such as routing devices, close to its customers, allowing it to offer a broad range of voice and data services.

         o National Broadcast Transmission and Tower Network Infrastructure in the UK, which provide national, regional and local broadcast and wireless communications coverage. NTL owns, leases, manages, or has access to over 2,300 sites in the UK. NTL's fixed line and tower networks in the UK are interconnected at numerous sites. NTL's television and radio broadcasting business in Australia was sold in April 2002.

         NTL, through its wholly-owned subsidiary Premium TV Limited, has substantial investments in five UK football (soccer) clubs, owns various UK broadcasting rights for sports content, and has interests in joint ventures to design, develop, operate and maintain individual websites for the UK Football League (which represents some 76 clubs in English football divisions), and for the following UK football clubs: Leicester City, Newcastle United, Middlesbrough, and Glasgow Rangers.

         NTL also has investments in an interactive television service provider, UK digital television and radio license holders, a European digital radio company, a virtual ISP, a PPV content provider, a calling card business and various technology and channel content providers.

         2.   Significant Corporate Restructurings

         NTL Inc. was incorporated in December 1999 to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. This holding company structure, which was implemented in May 2000 in connection with the acquisition of the residential assets of CWC, was accomplished through a merger following which the stockholders of NTL Delaware (then named "NTL Incorporated") became stockholders of the new holding company, and NTL Delaware became a subsidiary of the new holding company. The new holding company then took the name "NTL Incorporated."

         Similarly, NTL Delaware was incorporated in February 1999 to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. This holding company structure, which was implemented in April 1999 to pursue opportunities outside the United Kingdom and Ireland, was accomplished through a merger following which the stockholders of NTL CC (then named "NTL Incorporated") became stockholders of the new holding company, and NTL CC became a subsidiary of the new holding company. The new holding company then took the name "NTL Incorporated."

         On February 21, 2001, NTL Inc. contributed, by a series of transfers in consideration for the issue of stock in each transferee intermediate holding company, NTL (CWC Holdings), the holding company of the residential cable, business cable, indirect residential telephony, residential internet and digital television development and services businesses formerly owned by CWC, to NTL Group Limited, an indirectly wholly-owned subsidiary of NTL CC, and NTL Delaware contributed, by a series of transfers in consideration for the issue of stock in each transferee intermediate holding company, NTL Business (formerly Workplace Technologies plc) to NTL Investment Holdings Limited, an indirectly wholly-owned subsidiary of NTL CC.

         3.   Executive Officers

         The following is a list of NTL Inc.'s current executive officers and their positions with NTL Inc. as of the Petition Date:



Name                                         Position(s) With NTL Inc.
----                                         -------------------------
George S. Blumenthal ......................  Chairman of the Board, Treasurer, Director
Barclay Knapp..............................  President, Chief Executive Officer, Director
Stephen A. Carter..........................  Senior Vice President - Chief Operating Officer of UK Operations
Bruno J. Claude............................  Senior Vice President - Chief Operating Officer of NTL Europe
John F. Gregg..............................  Senior Vice President - Chief Financial Officer
Richard J. Lubasch.........................  Executive Vice President - General Counsel, Secretary
Gregg N. Gorelick..........................  Vice President - Controller
Steven L. Wagner...........................  Vice President - NTL Europe
Bret Richter ..............................  Vice President - Corporate Finance and Development

C.       Outstanding Securities

         1.   Old Common Stock

         As of the Petition Date, NTL Inc. had issued and outstanding 276,626,476 shares of Old Common Stock and there were 5,695 record holders of Old Common Stock (which number does not reflect beneficial ownership of shares held in "street" name through a Nominee). On March 28, 2002, the NYSE announced that it was suspending the Old Common Stock from trading on the NYSE and that it intended to apply to the SEC to delist the Old Common Stock. This determination was based upon, among other things, the selling price for the Old Common Stock, which closed at $0.20 on March 26, 2002. The continued listing standards of the NYSE that were applicable to NTL Inc. required maintenance of a minimum share price of $1 over a 30 trading day period and average global market capitalization of $100 million over a 30 trading day period. The Old Common Stock fell below both of these continued listing standards. In addition, on May 9, 2002, Nasdaq Europe halted trading of the Old Common Stock pending the receipt of information relating to the Restructuring because of the filing of NTL Inc.'s Chapter 11 Case. NTL Inc. has complied with this information request, although there can be no assurance that Nasdaq Europe will (1) not make additional information requests, (2) remove the trading halt on shares of Old Common Stock, or (3) not delist the shares of Old Common Stock. The Old Common Stock is currently quoted on the Over The Counter Bulletin Board under the symbol "NTLD".

         Under the Plan, the Old Common Stock will be canceled and, if Class 14 votes to accept the Plan, each holder of Old Common Stock will receive the distributions described in Article III.D.3 of the Plan.

         2.   Old Junior Preferred Stock

         NTL Inc. currently has issued and outstanding various series of Old Junior Preferred Stock, including: (a) 5% Cumulative Participating Convertible Preferred Stock, Series A (and dividend shares, Series C through Series K); (b) 5% Cumulative Participating Convertible Preferred Stock, Series B (and dividend shares, Series B-1 through B-6); (c) Cumulative Convertible Preferred Stock, Series A; (d) 6.5% Fixed Coupon Redeemable Preferred Stock, Series A; and (e) Variable Coupon Redeemable Preferred Stock, Series A. The following table describes the issued and outstanding shares of Old Junior Preferred Stock as of the Petition Date:



                                                                                        Liquidation
                                                                           Shares        Preference         Plan
                              Security                                  Outstanding     (per share)         Class
                              --------                                  -----------     ------------        -----

5% Cumulative Participating Convertible Preferred Stock, Series A        750,000.00        $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series C         5,000.00         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series D         9,437.50         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series E         9,555.47         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series F         9,191.17         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series G         9,300.31         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series H         9,410.75         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series I         9,522.51         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series J         9,635.58         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series K        10,263.17         $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock, Series B       2,000,000.00       $1,000         Class 13,
                                                                                                         Group 13-B
5% Cumulative Participating Convertible Preferred Stock,                  8,180.56         $1,000         Class 13,
Series B-1                                                                                               Group 13-B
5% Cumulative Participating Convertible Preferred Stock,                 23,847.13         $1,000         Class 13,
Series B-2                                                                                               Group 13-B
5% Cumulative Participating Convertible Preferred Stock,                 24,130.33         $1,000         Class 13,
Series B-3                                                                                               Group 13-B
5% Cumulative Participating Convertible Preferred Stock,                 24,416.88         $1,000         Class 13,
Series B-4                                                                                               Group 13-B
5% Cumulative Participating Convertible Preferred Stock,                 24,706.83         $1,000         Class 13,
Series B-5                                                                                               Group 13-B
5% Cumulative Participating Convertible Preferred Stock,                 26,316.02         $1,000         Class 13,
Series B-6                                                                                               Group 13-B
Cumulative Convertible Preferred Stock, Series A                        1,850,000.00     $1,075.17        Class 13,
                                                                                                         Group 13-B
Variable Coupon Redeemable Preferred Stock, Series A                     48,421.31        $10,000         Class 13,
                                                                                                         Group 13-A
6.5% Fixed Coupon Redeemable Preferred Stock, Series A                   12,194.00        $10,000         Class 13,
                                                                                                         Group 13-A

         Under the Plan, the Old Junior Preferred Stock will be canceled and, if Class 13 votes to accept the Plan, each holder of Old Junior Preferred Stock will receive the distributions described in Article III.D.2 of the Plan.

         3.   Old Senior Preferred Stock

         As of the Petition Date, NTL Inc. had issued and outstanding
8.88884 shares of its 13% Senior Redeemable Exchangeable Preferred Stock with a liquidation preference of $1,000 per share, and 183,802.6360 shares of its 13% Series B Senior Redeemable Exchangeable Preferred Stock with a liquidation preference of $1,000 per share. The Old Senior Preferred Stock ranks senior to the Old Junior Preferred Stock and the Old Common Stock.

         Under the Plan, the Old Senior Preferred Stock will be canceled and, if Class 12 votes to accept the Plan, each holder of Old Senior Preferred Stock will receive the distributions described in Article III.D.1 of the Plan.

         4.   Debt Securities

         The Debtors and their Non-Debtor Subsidiaries have issued and outstanding approximately $10.7 billion in public senior and subordinated notes and debentures, as follows:


                                                                Principal Plus
                                                              Accrued Interest Or                       Estimated
                                                                Accreted Amount                         Aggregate
                                                               Outstanding As Of         Plan            Recovery
Issuer(s)                               Security               5/8/2002 (in $)6         Class          Under Plan7
---------                               --------               ----------------         -----          -----------
Triangle                  11.2% Senior Discount                    545,142,236           N/A               N/A
                          Debentures due 2007
Diamond                   9.125% Senior Notes due 2008             112,704,549         Class 4             100%
Holdings1
Diamond                   10% Senior Sterling                      203,450,531         Class 4             100%
Holdings1                 Notes due 2008
Diamond Cable             10.75% Senior Discount                   430,921,976         Class 6             63%
                          Notes due 2007
Diamond Cable             11.75% Senior Discount                   555,783,688         Class 6             63%
                          Notes due 2005
Diamond Cable             13.25% Senior Discount                   289,087,440         Class 6             63%
                          Notes due 2004
NTL CC                    12.75% Senior Deferred                   297,772,663         Class 7             63%
                          Coupon Notes due 2005
NTL CC                    11.5% Senior Notes due 2008              668,324,653         Class 7             63%
NTL CC                    11.5% Senior Deferred                  1,082,535,417         Class 7             63%
                          Coupon Notes due 2006
NTL CC                    12.375% Senior Deferred                  380,610,860         Class 7             63%
                          Coupon Notes due 2008
NTL CC                    9.25% Senior Euro                        238,866,033         Class 7             63%
                          Notes due 2006
NTL CC                    9.75% Senior Sterling Deferred           402,810,754         Class 7             63%
                          Coupon Notes due 2009
NTL CC                    10% Senior Notes due 2007                409,222,222         Class 7             63%
NTL CC                    9.875% Senior Euro                       335,374,097         Class 7             63%
                          Notes due 2009
NTL CC                    9.5% Senior Sterling                     193,941,845         Class 7             63%
                          Notes due 2008
NTL CC                    11.5% Senior Euro Deferred               144,952,020         Class 7             63%
                          Coupon Notes due 2009
NTL CC                    10.75% Senior Deferred                   400,863,234         Class 7             63%
                          Coupon Notes due 2008
NTL CC                    11.875% Senior Notes due 2010            535,789,931         Class 7             63%
NTL CC                    9.75% Senior Deferred                  1,193,794,948         Class 7             63%
                          Coupon Notes due 2008
NTL CC                    12.375% Senior Euro                      283,590,859         Class 7             63%
                          Notes due 2008
NTL CC2                   6.75% Convertible Senior               1,187,303,125     Class 7; 10             73%
                          Notes due 2008
NTL CC3                   7% Convertible Subordinated              503,399,633      Class 8; 9;            74%
                          Notes due 2008                                             10
NTL Delaware4             5.75% Convertible Subordinated         1,227,408,333     Class 9; 10            54%
                          Notes due 2009
NTL Delaware5             5.75% Convertible Subordinated           103,147,528     Class 9; 10            54%
                          Notes due 2011

--------------------------

    1  Guaranteed by Diamond Cable
    2  Co-issued with NTL Inc.
    3  Co-obligations of NTL Delaware and NTL Inc.
    4  Co-obligation of NTL Inc.
    5  Co-issued with NTL Inc.
    6  United States dollar values based on exchange rates of 1(U)=$0.9148;
        1Li.=$1.4675.
    7  Assumes acceptance of Plan by all voting Classes.

         Triangle is not a Debtor in the Chapter 11 Cases and, accordingly, the Triangle Notes are not affected by the Plan. Under the Plan, the Debt Securities of Diamond Holdings will be Reinstated and the holders of all other Debt Securities will receive the distributions described in Article III.C of the Plan. For a further discussion of the Triangle Notes and the Diamond Holdings Notes and the impact, if any, of the Chapter 11 Cases thereon, see "Certain Matters Regarding New NTL -- Certain Financing Matters -- Triangle Notes" and "Certain Matters Regarding New NTL -- Certain Financing Matters -- Diamond Holdings Notes."

         5.   Old Warrants

         NTL Inc. had the following warrants outstanding as of the Petition
Date: (a) warrants to purchase an aggregate of 243,000 shares of Old Common Stock at $15.22 per share issued in 1996 that expire in 2006 (256,000 were originally issued), (b) warrants to purchase an aggregate of 997,000 shares of Old Common Stock at $27.77 per share issued in 1998 that expire in 2008 (1,197,000 were originally issued), and (c) warrants to purchase an aggregate of 1,875,000 shares of Old Common Stock at $53.76 per share issued in 1999 that expire in 2004 (1,875,000 were originally issued).

         Under the Plan, the Old Warrants will be extinguished and the holders thereof will not be entitled to, and will not, receive or retain any property or interest in property on account of such Old Warrants.

         6.   Old Options

         As of the Petition Date, there were 1,787,705 shares of Old Common Stock reserved for issuance under the NTL share save plans. Under the terms of these plans, options have been granted at the market value of the underlying securities shortly prior to the date of grant (subject to customary adjustment provisions). These options are ordinarily exercisable in three or five years from the date of grant out of the proceeds of a savings contract entered into by each option holder. These options generally expire six months after they become exercisable.

         As of the Petition Date there were 3,848,000 shares and 10,396,000 shares of Old Common Stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provide that ISOs be granted at the fair market value of Old Common Stock on the date of grant, and NQSOs be granted at not less than 85% of the fair market value of Old Common Stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of NTL. Options expire ten years after the date of the grant.

         As of the Petition Date, there were 156,000 shares and 500,000 shares of Old Common Stock reserved for issuance under the 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options have been granted to members of the board of directors of NTL Inc. who are not employees of NTL Inc. or any of its affiliates. These plans provide that all options are granted at the fair market value of Old Common Stock on the date of grant, and options expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remains a director of NTL Inc. Options expire ten years after the date of the grant.

         In addition, as of the Petition Date, there were 83,438,000 shares of Old Common Stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan, and 19,684,000 shares of Old Common Stock available for issuance. The exercise price of a NQSO is determined by the Compensation and Option Committee. Options are generally exercisable ratably over five to ten years while the optionee remains an employee of NTL. Options expire ten years after the date of the grant.

         No additional options are to be granted under these plans. Under the Plan, all of the Old Options will be extinguished and the holders thereof will not be entitled to, and will not, receive or retain any property or interest in property on account of such Old Options.

         The employment agreement made as of October 16, 2000 between NTL Inc. and Bruno Claude, an executive officer of NTL Inc., provides Mr. Claude with certain options to purchase Old Common Stock. Pursuant to his employment agreement, Mr. Claude is entitled to, among other things, up to 375,000 options, provided, however, that at any time between October 2, 2002 and January 2, 2003, Mr. Claude may notify NTL Inc. of his election to surrender 300,000 of such stock options for a cash payment of $9,000,000. Under the Plan, these options and any and all claims arising from or related to these options, including claims of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code, are classified as Class 16 Other Old Equity Interests And Claims. Accordingly, under the Plan, the Old Options and Mr. Claude's "surrender rights" will be canceled and he will neither receive nor retain any property on account of such Old Options or "surrender rights" under the Plan.

         Mr. Claude has notified the Debtors that he disagrees with the Debtors' inclusion of his "surrender rights" within the definition of Old Options and with the Debtors' classification of his "surrender rights" as Class 16 Other Old Equity Interests And Claims, or generally as equity or Interests, on the grounds that (a) his right to a cash payment in the future, once matured and exercised, renders him an unsecured creditor of NTL Inc. with a claim of at least $9,000,000 and (b) his "surrender rights" are in the nature of debt, not equity, and are fundamentally different from the Old Options he holds. The Debtors believe that their categorization and classification of Mr. Claude's "surrender rights" is both legally and factually appropriate, and intend to dispute any challenge thereto by Mr. Claude.

         7.   Old Shareholder Rights Plan

         The Old Shareholder Rights Plan provides that 0.48 of a right is to be issued with each share of Old Common Stock issued on or after October 13, 1993. The rights are exercisable upon the occurrence of certain potential takeover events and were to expire in October 2003, unless previously redeemed or canceled by NTL Inc. When exercisable, each right entitles the owner to purchase from NTL Inc. one one-hundredth of a share of the rights preferred stock at a purchase price of $100. The holder of rights preferred stock is entitled to a minimum preferential quarterly dividend payment of $0.01 per share and an aggregate dividend of 208.33 times the dividend, if any, declared per share of Old Common Stock. On the event of liquidation, the holders of rights preferred stock are entitled to a minimum preferential liquidation payment of $1 per share and an aggregate payment of 208.33 times the payment made per share of Old Common Stock. Each share of rights preferred stock has 208.33 votes and can vote together with the Old Common Stock. In the event of any merger, consolidation or other transaction in which shares of Old Common Stock are changed or exchanged, each share of rights preferred stock is entitled to receive
208.33 times the amount received per share of Old Common Stock. The rights are protected by customary anti-dilution provisions. On the Effective Date, the rights and the Old Shareholder Rights Plan will be canceled.

D.       Events Leading To Chapter 11 Cases

         1.   Background To The Restructuring

         Prior to 2001, NTL grew rapidly into one of the leading broadband communications and broadband services companies in Europe, offering an array of residential and business services to homes and business customers throughout the UK, Ireland, Switzerland, France, Germany, and Sweden. More than 20 million homes are located within the areas served by NTL Inc.'s subsidiaries and those companies in which NTL has made investments, covering major European cities including London, Paris, Frankfurt, Zurich, Stockholm, Geneva, Dublin, Manchester, and Glasgow. NTL and the companies in which it has invested collectively serve more than 8.7 million residential customers.

         Historically, NTL incurred operating losses and negative operating cash flow. In addition, NTL has required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and working capital needs, including debt service requirements. NTL historically met these liquidity requirements through cash on hand, amounts available under its credit facilities, vendor financing and issuances of high- yield debt securities and convertible debt securities in the capital markets and convertible preferred stock and common stock to strategic investors. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets, as well as their ability to obtain financing provided by bank lenders and equipment suppliers, has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. NTL has been significantly affected by these market changes, because it has lost access to its historic principal source of capital.

         Toward the end of 2001, while NTL continued to have sufficient liquidity to meet its near term obligations, it recognized the negative impact of the collapsing European and United States telecommunications markets on its ability to service its debt. Accordingly, NTL began to implement a strategy to preserve and maximize its enterprise value. This strategy included the implementation of cost-cutting measures and the commencement of discussions with certain third parties regarding strategic alternatives for NTL's business. In early 2002, NTL began to consider ways in which to restructure its outstanding debt and/or raise new funds through the issuance of equity or additional debt to strengthen its financial position. On January 31, 2002, NTL announced that it had appointed CSFB, J.P. Morgan, and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt, and put an appropriate capital structure in place for its business. Since then, NTL has considered various recapitalization alternatives and met with a number of potential strategic investors. Discussions with such strategic investors did not result in a proposal which the NTL Inc. board of directors believed was comparable or superior to the value provided to the various constituencies by the Plan.

         Liberty Media Corporation ("Liberty"), one of such potential strategic investors, which is also a significant shareholder in Telewest plc, another UK cable and telephone company, has discussed various transactions with NTL from time to time over the past several years. In March 2002, Liberty and NTL amended a previously existing confidentiality agreement between them to cover the Restructuring and to include a "standstill" agreement which prohibited various acquisitions of, or offers for, NTL debt or equity securities by Liberty and its subsidiaries until June 30, 2002.

         On April 17, 2002, Liberty sent a proposal to the NTL Inc. board of directors which proposed a cash tender offer for 30% of the outstanding bonds of NTL CC at a "small premium" to the prevailing market price and an agreement to vote such acquired bonds in favor of the Plan, as well as a "participation" with NTL in a cash infusion of up to $500 million into the Cablecom Group. After consultation with the NTL Inc. board of directors and the Noteholders' Steering Committee, on April 18, 2002, NTL indicated to Liberty that it did not consider the Liberty proposal to be in the best interests of NTL and that the best course of action for NTL to maximize its enterprise value was to promptly consummate the Plan.

         On April 2, 2002, NTL announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (United States $448 million) in an all cash transaction. At that time, this business' bank debt outstanding, which was subsequently extinguished, totaled A$227 million (United States $118 million).

         2.   Interest Payment And Covenant Defaults; Failure To Pay Dividends

         On April 1, 2002, NTL announced that its wholly-owned indirect subsidiary, NTL CC, would not be making scheduled interest payments in the aggregate amount of $74.3 million, in respect of NTL CC's 9 1/2% notes due 2008, 11 1/2% notes due 2008, and 117/8% notes due 2010. On April 15, 2002,
NTL CC did not make scheduled interest payments in the aggregate amount of $20.2 million, in respect of NTL CC's 12 3/4% Senior Deferred Coupon Notes due 2005, and on April 15, 2002 NTL Inc. and NTL Delaware did not pay cash interest and related fees in respect of the NTL Inc. Subordinated Notes. These payments were not made after consideration by NTL of requests by the Noteholders' Steering Committee not to make such payments.

         These non-payments, and the subsequent filing and commencement of the Chapter 11 Cases constituted events of default under the Senior Notes and the Subordinated Notes. For information on matters relating to events of default under the Credit Facilities, see "Certain Matters Regarding New NTL -- Certain Financing Matters -- Senior Credit Facility," "Certain Matters Regarding New NTL -- Certain Financing Matters -- Working Capital Facility," and "Certain Matters Regarding Euroco -- Certain Financing Matters."

         On December 31, 2001, February 15, 2002, and March 31, 2002, NTL Inc. failed to declare and pay dividends on its Old Junior Preferred Stock (in the amount of approximately $71.4 million), Old Senior Preferred Stock (in the amount of approximately $6 million), and Old Junior Preferred Stock (in the amount of approximately $70.8 million), respectively. Historically, payment of dividends on NTL preferred stock was made in additional shares of the class of NTL preferred stock in respect of which such dividend payment was due. NTL Inc. did not declare and pay these dividends on their respective dividend payment dates and, thereafter, due to a lack of available surplus as required to be determined under Delaware law. Under Delaware law, NTL Inc. cannot pay dividends on or redeem its capital stock, including its preferred stock, unless it has available surplus to effect such transaction.

         3.   Delisting Of Old Common Stock

         On March 28, 2002, the NYSE, announced that it was suspending the Old Common Stock from trading on the NYSE. This determination was based upon, among other things, the selling price for Old Common Stock, which closed at $0.20 on March 26, 2002. The continued listing standards of the NYSE which were applicable to NTL required maintenance of a minimum share price of $1.00 over a 30 trading day period and average global market capitalization of $100 million over a 30 trading day period. The Old Common Stock fell below both of these continued listing standards. In addition, on May 9, 2002, Nasdaq Europe halted trading of the Old Common Stock pending receipt of information relating to the Restructuring because of the filing of NTL Inc.'s Chapter 11 Case. NTL Inc. has complied with this information request, although there can be no assurance that Nasdaq Europe will (1) not make additional information requests, (2) remove the trading halt on shares of Old Common Stock, or (3) not delist the shares of Old Common Stock. The Old Common Stock is currently quoted on the Over The Counter Bulletin Board under the symbol "NTLD".

         4.   Negotiations With The Secured Lenders

         In December 2001, while NTL was in discussions and negotiations with the Secured Lenders and various potential strategic investors, the Noteholders' Steering Committee was formed, the members of which currently hold or manage more than 50% of the aggregate principal amount at maturity of the Debtors' outstanding public notes. Before the Debtors could commence negotiations with the Noteholders' Steering Committee, however, NTL needed to obtain waivers from the Secured Lenders to avoid a default arising under the terms of the Credit Facilities. Effective March 8, 2002, the Secured Lenders granted the first set of Initial Waivers which, until March 29, 2002 provided that the Debtors' commencement of negotiations with the Noteholders' Steering Committee with a view to rescheduling of their debt would not constitute an event of default under the Credit Facilities. Such Initial Waivers did not permit NTL to make an exchange or similar offer for the Debt Securities, or to enter into a legally binding agreement with the Noteholders' Steering Committee, subject to some exceptions.

         Effective March 28, 2002, the Secured Lenders agreed to amend the first set of Initial Waivers. The amendments to the Initial Waivers in respect of the Senior Credit Facility and the Working Capital Facility extended the duration of such Initial Waivers to April 29, 2002, unless the interest payments missed by NTL CC on April 1, 2002 were remedied or a sufficient number of Noteholders agreed to forbear in respect of such non-payment, in which case the waivers were to be extended to May 14, 2002. As a condition to the amendment to the Initial Waivers, the Secured Lenders under the Senior Credit Facility and the Working Capital Facility required NTL Delaware to provide the Delaware/NTL (UK) Group Note to the NTL UK Group. Such loan was actually made (with the approval of the lenders under the Senior Credit Facility and the Working Capital Facility) to NTL (UK) Group, Inc., a Non-Debtor Subsidiary, and then on-lent to certain members of the NTL UK Group. This loan was made following NTL Delaware's receipt of the proceeds from its sale of the Australian broadcast business. This loan, which was made on April 5, 2002, is structurally senior to the outstanding Debt Securities issued by NTL CC and contractually senior to intra-group debt owed by NTL (UK) Group, Inc. to NTL CC, but contractually subordinated to the Working Capital Facility. In connection with the DIP Facility, it is contemplated that the Delaware/NTL (UK) Group Note will be amended to decrease its interest rate from 23% to 11% and to provide for the Delaware/NTL (UK) Group Note to be guaranteed by NTL Inc., NTL CC, and Cable Funding.

         The amendment to the Initial Waivers in respect of the Cablecom Credit Facility extended the relevant waivers to May 14, 2002. The amendment to the Initial Waivers also contained a condition that the Debtors should not commence voluntary proceedings, including cases under Chapter 11 of the Bankruptcy Code, without the consent of the Secured Lenders.

         As of the date of this Disclosure Statement, there are no current waivers from the Secured Lenders and the relevant members of the NTL group are therefore in default under the Credit Facilities with the possible consequences described in "Certain Matters Regarding New NTL -- Certain Financing Matters" and "Certain Matters Regarding Euroco -- Certain Financing Matters."

         5.   Negotiations With The Lenders Under The Cablecom Credit Facility

         As of December 31, 2001, there were a number of technical defaults under the Cablecom Credit Facility. In addition, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted," and unless the overindebtedness was rectified those entities would have been required to commence insolvency proceedings in Switzerland. This overindebtedness also constituted an event of default under the Cablecom Credit Facility which entitled the lenders to accelerate repayment. Such an acceleration would have resulted in an event of default under NTL Inc.'s and NTL Delaware's 5 3/4% convertible subordinated notes due 2011 and 5 3/4% convertible subordinated notes due 2009.

         On April 30, 2002, Cablecom reached an agreement with the lenders under the Cablecom Credit Facility which, together with the implementation of an intra-group transaction, resolved its overindebtedness. As part of this agreement, the Cablecom Banks required the final maturity date of the Cablecom Credit Facility to be brought forward to April 30, 2003. They also required steps to be initiated towards the sale of all, or part of, or an investment in, the Cablecom Group. For more information on the sale/investment process, see "Certain Matters Regarding Euroco -- Cablecom GmbH (Switzerland) -- Cablecom Group Outside Investment And/Or Sale Process."

         6. Negotiations With The Noteholders' Steering Committee And The Preferred Shareholders

         Beginning in January 2002, the Debtors were contacted by the Noteholders' Steering Committee regarding the commencement of a comprehensive and consensual restructuring process. On June 12, 2002, the Noteholders' Steering Committee filed a statement with the Bankruptcy Court under Rule 2019 of the Bankruptcy Code indicating that the members of the Noteholders' Steering Committee currently own, in the aggregate, more than 50% of the outstanding principal amount of the Debt Securities. In connection with the Restructuring process, the Noteholders' Steering Committee retained advisors to facilitate the negotiations. At the request of the Noteholders' Steering Committee, the Debtors agreed to reimburse the Noteholders' Steering Committee for the fees and expenses of Fried, Frank, Harris, Shriver & Jacobson, Cadwalader, Wickersham & Taft, and UBS Warburg as advisors to the Noteholders' Steering Committee in connection with the possible Restructuring. Promptly upon obtaining the requisite waivers from the Secured Lenders, the Debtors commenced negotiations with the Noteholders' Steering Committee and its legal and financial advisors. The negotiations continued during the latter part of March and throughout April 2002, and also included the Preferred Shareholders. By April 16, 2002, the Debtors had reached an agreement-in-principle with the Noteholders' Steering Committee, France Telecom, and Appaloosa Management, L.P., the holder of a significant amount of the Old Senior Preferred Stock, on the terms of a reorganization of the Debtors, as reflected in the Plan.

         7.   Execution Of Heads Of Terms As To UK Credit Facilities

         On May 2, 2002, the Heads of Terms were executed indicating the parties' agreement-in-principle (on a non- legally binding basis) to the terms of the proposed Restructuring and the terms on which the UK Credit Facilities should be amended and restated with effect from the Effective Date and with respect to certain matters relating to the Cablecom Group sale/investment process. As of the date of this Disclosure Statement, the Heads of Terms had been agreed by the UK Bank Steering Committee, the Cablecom Bank Steering Committee, NTL Inc. acting on behalf of its subsidiaries party to the Credit Facilities, the Noteholders' Steering Committee, Senior Banks representing 91% of the principal amount outstanding under the Senior Credit Facility, and all of the Working Capital Banks. The Plan is conditioned upon the UK Credit Facilities being amended and restated on terms acceptable to the Debtors and the Creditors' Committee. The current terms of the proposed changes to the Senior Credit Facility require 100% consent of the lenders under the Senior Credit Facility under the written documentation governing the facility. Although the Debtors are not aware of any objectors to the proposed changes other than GE Capital, an affiliate of GE Capital Structured Finance Group Limited, one of the lenders under the Senior Credit Facility, to the extent the 100% approval is not obtained, the Debtors will explore other methods of implementing the proposed transaction.

         8.   The Pre-Negotiated Reorganization Plan

         The Plan, a consensual arrangement among the Debtors, the Noteholders' Steering Committee, and the Preferred Shareholders, is intended to streamline NTL's corporate structure and eliminate a significant amount of debt from NTL's balance sheet. The Plan contemplates, among other things, (i) the separation of the current businesses and investments of the Debtors into two new groups, the holding companies for which will be New NTL (currently NTL CC) and Euroco (currently NTL Inc.),
(ii) a pro rata distribution of 200,000,000 shares of New NTL Common Stock (excluding shares issued in the Offerings, shares issuable upon exercise of the Series A Warrants and shares issuable upon exercise of the New NTL Management Incentive Options) to the holders of Senior Notes (excluding Diamond Holdings Notes) and Subordinated Notes, (iii) the distribution of Series A Warrants to purchase an additional 35,000,000 shares of New NTL Common Stock (excluding Series A Warrants issued in the Equity Rights Offering) to holders of Old Preferred Stock and Old Common Stock, (iv) the distribution of 20,000,000 shares of Euroco Common Stock to the holders of NTL CC Subordinated Notes, NTL CC Convertible Senior Notes, NTL Inc. Subordinated Notes, NTL Delaware Subordinated Notes, Old Common Stock, and Old Preferred Stock (in each case, other than France Telecom), (v) the release of the Noos Interest to France Telecom pursuant to the Share Account Pledge Agreement, and (vi) the issuance to holders of NTL Inc. Subordinated Notes (other than France Telecom), NTL Delaware Subordinated Notes (other than France Telecom), NTL CC Subordinated Notes and NTL CC Convertible Senior Notes of the Euroco Preferred Stock (with an aggregate liquidation preference ($1,000 per share) of $250 million, plus (x) the Aggregate Investments, plus (y) the Euroco Cash, plus (z) accrued unpaid dividends on the Euroco Preferred Stock).

         In addition, the Plan contemplates the Offerings. Under the Equity Rights Offering each holder of Equity Rights Eligible Preferred Stock and Old Common Stock as of the Equity Rights Offering Record Date will receive its pro rata share of Equity Rights to acquire 15,000,000 shares of New NTL Common Stock exercisable on an oversubscription basis at the Equity Rights Offering Price. Each share of New NTL Common Stock purchased in the Equity Rights Offering will be accompanied by a Series A Warrant (maximum issuance of warrants representing 15,000,000 shares of New NTL Common Stock) with a strike price of $77.47 per share (which assumes a 162.5% recovery for NTL CC Senior Notes, NTL CC Subordinated Notes and Diamond Cable Notes).

         The Noteholder Election Option will permit each holder of NTL CC Subordinated Notes, NTL Delaware Subordinated Notes (other than France Telecom), and NTL Inc. Subordinated Notes (other than France Telecom) as of the Noteholder Election Option Record Date to purchase (i) shares of New NTL Common Stock using up to 100% of the Delaware/Inc. Cash Amount distributed to holders of NTL Inc. Subordinated Notes (other than France Telecom), NTL CC Subordinated Notes, and NTL Delaware Subordinated Notes (other than France Telecom) pursuant to Article III.C of the Plan at the Noteholder Election Option Price, plus (ii) any shares of New NTL Common Stock and Series A Warrants not subscribed for in the Equity Rights Offering on an oversubscription basis at the Noteholder Election Option Price.

         9.   Prepetition Solicitation And Acceptance In Principle Of Plan

         Following the April 16, 2002 agreement-in-principle and further negotiations with the Noteholders' Steering Committee and the Preferred Shareholders with respect to, among other things, the precise terms of the Plan and the New Securities to be issued thereunder, the Debtors distributed the Plan and draft of this Disclosure Statement (in substantially the form hereof) to each of the members of the Noteholders' Steering Committee and each of the Preferred Shareholders. As of the Petition Date, the Debtors had received indications of acceptance of the Plan from (a) all of the members of the Noteholders' Steering Committee,
(b) France Telecom and (c) the holder of a significant amount of Old Senior Preferred Stock.


                   IV. CERTAIN MATTERS REGARDING NEW NTL

A.       Businesses To Comprise New NTL

         1.   Overview

         Following the Effective Date, New NTL's businesses will include NTL's broadband communications operations in the UK and the Republic of Ireland. New NTL will also own the joint ventures and other operations described in "Certain Matters Regarding New NTL--Businesses To Comprise New NTL--Other Operations." Unless otherwise stated, all information in this section is as of December 31, 2001. For an update of certain information with respect to New NTL's business and operations, see the Quarterly Reports on Forms 10-Q for the three months ended March 31, 2002 for NTL Inc. and NTL CC annexed to this Disclosure Statement as Exhibits C and F, respectively.

         2.   Operations In The UK

         Between 1998 and 2000, NTL expanded its UK operations significantly, predominantly through acquisitions. Between June 1998 and July 1999, NTL acquired the UK broadband operations of Comcast UK Cable Partners, Diamond Cable, and ComTel as well as the Westminster and Milton Keynes cable franchises of British Telecommunications plc. In December 1998, NTL CC acquired Eastern Group Telecoms Limited, which owned a fiber-optic network across portions of England and a radio sites service serving mobile phone operators, and in September 1999, NTL Delaware acquired Workplace Technologies plc, a data network service integrator in the UK and Ireland which has since been renamed NTL Business. In May 2000, NTL further increased its UK operations by completing its acquisition of the residential broadband and business cable operations of Cable & Wireless Communications plc, also known as "ConsumerCo."

         In the UK, NTL provides a broad range of communication services, including: (i) ntl: home, delivering broadband services to residential markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access, and interactive services; (ii) ntl: business, delivering broadband services to business markets, comprising business telecommunications, national and international carrier telecommunications, narrowband and broadband Internet services, and radio communication services; and (iii) ntl: broadcast, delivering digital and analog television and radio broadcast transmission services, wireless network design, buildout, and management, tower site rental, and satellite and media services.

              a.    ntl: home

         NTL is the largest provider of broadband services in the UK. As of December 31, 2001, NTL had approximately 2.8 million residential cable television and telephony customers and over 4.97 million revenue generating units, referred to as RGUs. On that date, penetration rates were approximately 35% telephone penetration, 29% cable television penetration, and 37% customer penetration. Throughout 2001, NTL worked to streamline its subscriber base, removing a backlog of approximately 45,000 non-paying and non-profitable customers in the second half of the year. NTL removes non-paying and non-profitable customers if its standard collections procedures do not achieve a satisfactory result. The action taken to remove non-paying customers provides NTL with a stronger customer base. The average churn rate for the quarter ending December 31, 2001 was 21.3% on an annualized basis. The average churn rate for the same period excluding involuntary disconnects would have been 17.7% on an annualized basis.

         In the UK, NTL's strategy to maximize revenues and penetration for its residential offerings is to bundle together telephone, cable television and Internet services. Product and pricing strategies emphasize choice, value and quality, and are designed to encourage subscription to multiple services to maximize customer retention and average revenue per customer. Including capital expenditures made by the companies and businesses acquired by NTL, NTL has spent approximately $11.2 billion on its network infrastructure in the UK.

         NTL's core network consists of optical fiber connected to distribution points, or nodes, each typically serving up to 500 homes, from which it provides coaxial cable and two-pair copper telephone wires into each home. This cabling enables the provision of two telephone lines, an analog or digital television service, and a high speed cable modem service to each customer's home.

         NTL's cable modem service has been engineered to provide high quality residential high speed Internet access service. The service is therefore able to support small businesses and people who work from home, and enables them to link to a company's local area network, or LAN. NTL has in place the latest network technology using Internet Protocol, or IP, over optical fiber cable technology in its core backbone network. This technology, in which data is broken up into discrete packets for transmission, enables more efficient use of network capacity, meeting growth at lower unit cost and positioning NTL to provide high-speed broadband access on a mass scale.

                    i.     Internet Access

         In March 2000, NTL announced a plan to offer its residential customers throughout the UK free, unlimited Internet access via their personal computers or, where available, televisions. This Internet service is called "ntlworld" and became available to some of NTL's customers in April 2000. As of December 31, 2001, NTL had approximately 695,000 dial-up ntlworld customers and 29,000 customers who use this service via digital TV access within its local franchises.

         Since the launch of ntlworld, as Internet penetration has grown and Internet usage has increased, the trend in UK Internet pricing has been towards offering unlimited Internet access for a higher fixed charge. In January 2002, NTL announced its decision to begin charging its customers for the ntlworld service and the launch of two new packages: "Pay as you go," a metered service at 1 penny per minute; and "Unlimited," an unmetered service at (pound)10 per month. All subscribers to the free ntlworld service will be transferred to either "Pay as you go" or "Unlimited" during 2002. Existing ntlworld customers will benefit from a (pound)5 per month price for "Unlimited" for a period of time.

         In 1999, NTL was the first communications provider in the UK to launch a high-speed cable modem Internet service, which links customers of its local cable franchise networks to the Internet at up to ten times the speed possible over standard telephone lines. As of December 31, 2001, NTL had approximately 118,000 cable modem customers. Approximately 80% of NTL's networks are currently able to provide this service to its customers. NTL's high-speed Internet service currently operates at a speed of up to 2.0 Mb/s (megabytes per second, a measure of the speed of data transfer) and is offered at minimum delivery speeds of 128 Kb/s (kilobytes per second), 512Kb/s or 1Mb/s. The service is an "always on" service, removing logging-on delays and the need to log off while using the telephone. The service uses the hybrid fiber coaxial cable portion of NTL's broadband network, which allows customers who also subscribe to a telephony service to simultaneously make or receive telephone calls while accessing the Internet. The 128 Kb/s and 512 Kb/s services are currently offered at flat rates of (pound)14.99 and (pound)24.99 per month, respectively, including the rental of a cable modem. This compares with the newly announced prices for Freeserve and BTOpenworld 512Kb/s ADSL services of (pound)29.99 per month plus purchase of the modem. In the first quarter of 2002, NTL launched a 1 Mb/s modem offer at a price of (pound)49.99 per month. NTL is currently the only provider offering 1 Mb/s service in the UK.

                    ii.    Franchise Customers

         NTL first introduced a bundled cable service to its franchise customers in 1996, when it implemented a promotional pricing and packaging structure called "Choices." Since then, NTL has continued to refine and enhance its offering. The packages NTL currently offers to its UK residential franchise customers, excluding customers in Milton Keynes and Westminster, where it plans to launch broadband in 2002, and in some former CWC franchises which only offer cable television, comprise:

         o telephone service, including a second telephone line for an additional charge (99% of potential customers are now offered the "3-2-1" simplified telephone rate plan);

         o narrowband Internet access service, if the customer takes a telephone service (97% of potential customers can subscribe for ntlworld flat rate narrowband Internet service);

         o broadband Internet access service (two thirds of potential customers can subscribe for 128 Kb/s or 512 Kb/s broadband Internet service);

         o all of the current terrestrial television channels and access to multi-channel television, including pay-per- view; and

         o    interactive television services.

         NTL's packaging and pricing are designed to encourage its customers to use multiple services such as dual telephone and broadband Internet access, dual telephone and narrowband Internet access, dual telephone and TV, or triple telephone, TV, and Internet access. Only telephone, with its low capital expenditures requirements and high margins, is available widely as a stand-alone single product. Of NTL's competitors, only Telewest, which does not offer its full range of services in NTL's franchise areas (just as NTL does not offer its full range of services in Telewest's franchise areas), is able to offer the full range of services NTL provides (see table below).


                       Internet             TV          Telephone
                       --------             --          ---------
 NTL                        /                /             /
 BT                         /                /             /
 BSkyB                      X                X             /
 Telewest                   /                /             /

                    iii.   Cable Television

         The selection of analog cable channels that NTL currently offers to its franchise customers varies based on the particular franchise area. This variation is a result of the different channel offerings NTL has inherited as a result of its acquisitions of various cable franchises over the past several years. Variation between franchise areas will increasingly be removed as digital cable television is rolled out offering the same channels, subject to regional programming variations. In addition to offering many of the popular channels available on BSkyB's satellite platform, NTL also offers to all of its franchise customers, through its joint venture with Telewest, a cable-only movie, sport and special events pay- per-view television service called "Front Row" that NTL began to roll out to its customers in March 1998. NTL's joint venture with Telewest represented the first ever alternative in the UK to BSkyB in the provision of films and sports events through pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tri-Star), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal.

                    iv.    Interactive Services

         NTL has moved rapidly to take advantage of the convergence between the Internet and television and the advent of digital cable television. NTL is currently aggregating a broad range of interactive content into a service that can be deployed as part of its interactive television offering to its residential customers. NTL's interactive offering comprises a free television e-mail service, a "walled garden" of partner websites that have been specially redesigned for television and an online customer service application that allows select customers to see their NTL bill via the television.

         NTL has established relationships with over 75 content providers to deliver a wide range of interactive services, including education, shopping, banking, finance, travel, entertainment, games, news, sports, and local content. Interactive content is organized into channels, including news, sports, travel, lifestyle, money, entertainment and shopping. NTL's partners include Sainsburys, Iceland, QVC, WHSmith, HMV, and Domino's Pizza. The travel channel includes content partners such as Go Airlines, Thomas Cook, Travel Select, and Teletext and the money channel features content partners such as Abbey National, Halifax, and Bloomberg.

         NTL also offers additional channels providing up-to-date news and weather information, games and educational content. Where appropriate, its contracts with content providers require the payment of tenancy fees as well as commissions on e-commerce transactions. NTL also derives revenues from the advertising opportunities that exist across its interactive service offering.

                    v.     Telephony

         In 1999, NTL launched the NTL "3-2-1" call plan for its residential franchise customers in the UK, under which national and local calls cost only three pence per minute during the day, evening calls cost two pence per minute, and weekend calls cost one pence per minute. NTL is able to offer this plan by using its national telecommunications and local networks to bypass a portion of the wholesale long distance fees which would otherwise be charged by BT and other carriers for carrying calls to and from NTL's local franchise networks. In 2002, NTL began the roll-out of its "Talk Unlimited" service, whereby customers can make unlimited calls on evenings and weekends to local and national fixed line numbers for a flat fee of (pound)8 per month in addition to their standard line rental.

                    vi.    Indirect Access

         On November 7, 2001, NTL announced the sale of the right to offer services to approximately 230,000 indirect access telephone customers to npower Communications Limited, a subsidiary of Innogy, for approximately (pound)23 million ($33 million) including the collection of certain future service revenues and existing receivables.

         NTL acquired these indirect access customers as part of the acquisition of the residential businesses of CWC in May 2000. However, as these customers were not connected to NTL's national backbone network, they could not benefit from NTL's simplified calling tariffs, cost base or dial-up Internet service. Rather than risk the substantial churn associated with the process of migrating the customers to the NTL network and services, NTL determined that the sale of the customer base would result in the highest realizable value of the asset.

         As of December 31, 2001, NTL had approximately 118,000 off-net customers (customers who are not directly connected to NTL's network) of which approximately 89,000 are also customers of NTL's ntlworld Internet service. NTL does not incur the unfavorable interconnect costs that were related to servicing the CWC indirect access telephony customers transferred to npower Communications Limited because NTL's continuing off-net indirect access customers are served by NTL's national network.

                    vii.   Customer Management Systems

         For most of its franchise areas, NTL uses advanced billing and customer management systems which enable it to control all aspects of a customer's account for both telecommunications and television services. NTL currently operates a number of billing systems inherited from the different operations it has acquired. NTL is in the process of merging these different systems onto a single platform, which it expects will reduce costs and improve customer satisfaction.

              b.    ntl: business

         The primary objective of NTL's business services division in the UK, "ntl: business," is to provide a comprehensive range of voice, data, and application based communications services for its business customers which incorporates both private and public sector organizations including AOL, Orange, Virgin.net, Vodafone, the Metropolitan Police, TXU and TUI. Within the private sector NTL focuses on the areas of finance, utilities and travel. Within the public sector NTL has a substantial share of the market fulfilling the telecommunications requirements of the emergency services, local government, and educational establishments.

         NTL's business strategy is to exploit fully its superior network capability and place an increasing emphasis on broadband products and services. Rather than simply offering customers a lower price for their existing service, NTL offers a package of services designed to address all their communications needs at a price that offers good value. For smaller business customers, NTL provides a range of bundled packages based on its standard services and standard terms and conditions. For larger customers, NTL offers services that are tailored for their specific needs.

         ntl: business has developed a diverse portfolio of skills and services through both product development and a number of significant acquisitions. Beginning in 2000, NTL commenced a program to integrate the skills and abilities of employees from Workplace Technologies, X-Tant, and ConsumerCo's small business team with those of the existing business telecom operations, to create a single integrated portfolio and customer support organization. Another example of this strategy was the acquisition in the third quarter of 2001 of the UK assets and contracts of Viatel UK. Viatel was a provider of managed data and voice services to UK based corporate companies and also provided voice services to resellers, voice and Internet services to wholesalers and managed data services to other European managed service providers. In addition, NTL continues to focus specific sales and marketing efforts on winning business customers in its franchise areas and increasing revenue from its existing customers.

         Since August 1, 2001, ntl: business has been structured into three key business units within the overall UK communications market. These business units are Retail, Managed Network Services (incorporating the Mobile, Enterprise, Public Safety, and Virtual Internet Service Provision divisions), and Carrier Services. The segmentation enables NTL to develop a deeper understanding of its customers' businesses which enables it to craft specific solutions and trading alliances appropriate for each specific market. The discussions below reflect the old structure of ntl: business.

         NTL's network already passes within 200 meters of more than 570,000 business premises in the UK. However, as a result of the reach of its national network, NTL can serve a substantial portion of the UK's approximately 1.2 million business premises through means such as indirect access. These premises host approximately 1.5 million business customers. NTL believes that the architecture and reach of its network infrastructure has positioned ntl: business to play a leading role in the delivery of broadband services to UK businesses in the future. NTL plans to exploit demand for broadband services primarily through its broadband cable modem product which was launched in the second quarter of 2001, and its E-1 Direct Internet Access Service. NTL will continue to market its standard products and services ranging from telephony and Internet access to data and e-commerce and managed services. These services will be delivered via copper wire, coaxial cable, optical fiber and wireless networks.

                    i.     Retail And Enterprise

         In its local direct markets (Retail), NTL's approach is to "think nationally but act locally." In its business markets, NTL's approach is to enable businesses to become more efficient and effective. NTL's focus is on small to medium sized businesses.

         NTL's business model for dealing with small businesses has changed over the last eighteen months. In October 2000, NTL opened a new small business call center which uses telephone account management techniques to sell and service a range of simple business bundles for smaller businesses across the UK. Under its new business model, NTL has developed sophisticated marketing programs for its target customer base. In the second quarter of 2001, NTL added broadband services to the business bundle. In December 2001, NTL launched its new web site allowing customers to select a range of products and view their bills online.

         Across these market sectors, NTL plans to utilize its national capabilities and the expertise of its market focused account management and technical support teams to target specific business sectors and increase penetration.

         As of December 31, 2001, NTL had approximately 76,000 business customers with an average of 5.1 lines per customer for a total of approximately 380,000 retail business telephony lines installed in the UK. NTL offers the following business products and services to its business customers:

         o Access Services that connect customers to NTL's network for inbound and outbound voice and data calls, including additional analog business exchange lines, or BELs, and digital business exchange lines, or DELs. DEL services include basic rate access, also known as ISDN2, and primary rate access, also known as ISDN30. NTL believes these and other direct and indirect access services are priced competitively and are often in competition with similar services provided by a number of other direct and indirect suppliers. In the second quarter of 2001, NTL launched a business cable modem service that enhances the delivery of broadband services to NTL's business customers.

         o Managed Voice Services/Virtual Private Networks that are best illustrated by NTL's central exchange "Centrex" service. Through this service NTL provides its customers with business exchange lines configured as a "virtual PABX," where it provides the services normally associated with a traditional PABX (a device which routes calls through the internal lines at a customer's premises) located at a customer's premises. These services are provided on a rental basis which allows its customers to avoid the expense associated with an outright capital purchase and maintenance costs.

         o Managed Data Services that include point to point private circuits at speeds of multiples of 64 Kb/s and individually tailored 100 Mb/s and 155 Mb/s services. Other services include the provision of inter-site data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay, and ATM.

         o Managed Local Area Networks (LANs), to support the developing needs of its business market, through significant capabilities that enable NTL to fully manage LANs or to design, project manage and integrate new LAN platforms for its customers.

         o 08xx Services that include free local and national call services together with a range of other routing features based on NTL's network. These services enable customers to manage inbound calls and establish varying tariffs for their customers to contact them.

         o Internet Services, to provide its customers with the tools they require to build their e-business services including dedicated, high-speed Internet access services, web hosting services, and individually tailored applications securing and protecting their e-businesses. The range of services NTL provides also includes the provision of simple, inexpensive software to enable its customers to begin doing business over the Internet.

         NTL has a variety of alternative methods to carry its national telecommunications network over the "last mile" to the premises of those customers which are located outside of NTL's franchise area:

         Obtaining permits to construct telecommunications networks, and building out NTL's network to reach its customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers or where a significant level of traffic is obtained from a customer. For example, NTL has extended its fiber optic network within London to reach and support CNN's facilities.

         Leasing circuits on the local networks of other service providers to connect to NTL's customer's premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditures than a direct connection, can often be put in place relatively quickly and can be replaced at a later date if traffic volumes justify it.

         Connecting customers to its national telecommunications network by implementing microwave radio links which utilize NTL's significant tower infrastructure to connect its network to its customers, using digital point to point microwave radio links. Alternatively, NTL believes its license to operate radio fixed access services on a national basis throughout the UK at the 10 Ghz frequency, could enable it to use "wireless local loop" technology to connect its network to its customers, although NTL is not currently utilizing this approach. Either of these two methods requires the installation of a mini-tower site on the roof of the customer's premises to receive and broadcast data. "Wireless local loop" connectivity would enable a radial transmission to a number of sites surrounding the mini-tower whereas point to point connectivity enables transmission between two points only.

                    ii.    Public Safety

         In addition to meeting the traditional voice and data requirements of businesses throughout the UK, NTL offers a full range of communications services, including the design and operation of radio networks and the provision of support, maintenance, and facility management services to customers who provide public safety services to the community. NTL's customers include primary providers such as police, fire, and ambulance and secondary providers such as H.M. Prison Service, H.M. Coast Guard, and the Royal National Lifeboat Association. NTL has been servicing a significant portion of the radio installation and maintenance market for public safety in the UK for a number of years and its public safety customers provide it with a relatively steady source of revenue.

         NTL intends to position itself to increase its activities in the public safety sector from facilities and maintenance activities into complete outsourcing arrangements. NTL believes that the majority of the British public safety services will move from their current service arrangements into outsourcing and the provision of fully managed services. NTL believes it has already established a strong position in outsourcing services and facility management for these mission critical customers, and plans to continue to build on its existing relationships with current customers. An example is London's Metropolitan Police Authority (New Scotland Yard), for which NTL manages communications services for over 25,000 police officers.

                    iii.   Wholesale (Carrier Services, Mobile, And VISP)

         NTL's wholesale markets group's main focus is the supply of UK infrastructure and bandwidth to national and international telecommunications operators. NTL's national and local networks are used to interconnect these carriers to cities in the UK and Ireland. NTL wholesale has seen continued growth over the last five years, and has successfully positioned itself as a major supplier of wholesale services. NTL expects to continue to serve the wholesale marketplace through its strategy of providing high quality and competitively priced services that can be customized where necessary.

         Customers include fixed line and mobile telecommunications operators, such as Colt, Internet service providers, or ISPs, such as AOL, other cable operators, and various information technology and facilities management companies. NTL has developed a successful business supplying core interswitch network capacity. A dedicated team addresses the needs of the UK mobile operators, with NTL having commercial relationships with the four incumbent mobile operators, including being a major supplier to Vodafone and Orange.

         NTL has assisted in developing a new commercial and technical model for the supply of networks to the mobile operators. These developments culminated in its being awarded, in April 2000, a five-year (pound)150 million contract by Orange. A key element of the contract, by which Orange outsources the maintenance and provisioning of that network, is the extension of NTL's existing core network. All five third generation mobile operators in the UK will need to put in place network and services to support 3G services, and NTL intends to work to define and co-ordinate its strategy for supporting 3G services.

         A growing area of NTL's wholesale business is selling voice termination services to a wider mix of operators, and using these relationships to reduce the cost-base for its telephony traffic by: (i) creating a self-sustaining revenue stream; (ii) establishing commercial relationships with wholesale customers thus enabling it to cross-sell and up-sell other products; and (iii) generating revenue and cost reduction opportunities for other parts of NTL.

         The growth in the number of international operators building and operating submarine cable systems in recent years has been substantial, with many of the cables crossing the UK. NTL has considerably increased its physical connectivity to UK international cable landing stations and developed products to address the needs of the international cable operators for carrier services between the cable landing sites and the major UK international nodes such as Telehouse, London.

         Utilizing NTL's ATM national network, NTL has developed Frame Relay and ATM wholesale products to meet demand for high-speed data connectivity. Additionally, NTL's core data network, local loop infrastructure, and connectivity to the main international nodes, will allow it to address the needs of international operators for the termination of UK-bound and origination of UK-generated data traffic.

         In addition to wholesale telecommunications and data services, NTL also offers wholesale Internet access solutions including network services, call center operations, and customer provisioning and billing to UK ISPs and other corporate customers which would like to expand their Internet presence. This service was launched in 1995.

              c.    ntl: broadcast

         NTL owns and operates wireless communication and broadcast transmission infrastructure in the UK. NTL provides its customers with enhanced products and services through its broadcast network, modern equipment, and innovative facilities management expertise. Its customer base includes over 1,000 companies, including all of the leading UK mobile wireless operators and all major commercial television and radio broadcasters.

         Through its subsidiary National Transcommunications Limited, NTL has a proven history of developing new products and services to meet the needs of its customers and drive the growth of our business. These developments include the implementation of Teletext, a text based data service transmitted with the analog television signal, the implementation of NICAM in the 1980s enabling the transmission of digital stereo and Dolby audio over analog television transmissions, and most recently the design and implementation of the world's first digital terrestrial television and digital audio broadcasting networks and services for its UK broadcast customers.

         NTL provides products and services to three distinct market areas:

         o Site Leasing And Services. NTL operates the second largest independent portfolio of wireless towers and sites available for lease in the UK. In total, NTL operates approximately 2,370 sites in the UK as of December 31, 2001, up from approximately 600 sites in May 1996. As of December 31, 2001, NTL leased space on its towers to more than 4,200 site customers, and also offers specialized services such as "In-Building," a wireless connectivity that can enhance wireless coverage in high-traffic areas such as shopping malls, office buildings and conference centers.

         o Broadcast Transmission And Services. NTL owns and operates one of the two television broadcasting infrastructure networks in the UK. Additionally, NTL has national, regional, and local radio broadcast infrastructure networks in the UK. NTL developed the first commercial digital terrestrial television service in 1998 and the first commercial digital radio station in 1999. Because, unlike broadcasters in the United States, NTL owns and operates not only the towers but also the broadcast transmission infrastructure, its broadcast customers rely on NTL's network and package of integrated turn-key services to distribute and broadcast their content.

         o Satellite And Media Services. NTL provides satellite and media services in the UK and value-added services such as playout, fixed and mobile satellite up-linking, and a wide range of occasional and outside broadcast services to generate incremental revenue. NTL's ability to offer a full range of services from content gathering, distribution and transmission is unique in the UK market.

         NTL's broadcast and wireless customers generally hold long term licenses and enter into service agreements with it that typically last 10 to 15 years.

                    i.     Site Leasing And Services

         NTL operates a UK wireless infrastructure network of approximately 2,370 multi-user sites as of December 31, 2001. NTL owns, leases, or manages approximately 1,570 UK sites and has access to approximately 800 undeveloped sites. NTL's primary business is the leasing of antenna space on NTL's sites to a diverse range of wireless service providers, including providers of mobile telephony, paging, specialized mobile radio, or SMR, and wireless local loop services. NTL has also developed a range of complementary services that utilizes NTL's tower expertise, including infrastructure services, site selection and acquisition, design and construction, antenna installation, network planning and management, and tower maintenance.

         NTL's network in the UK is national in scope and includes most of the major population centers and highways. NTL's wireless customers currently include all of the UK mobile telephony operators, including Vodafone, 02 (formerly known as BT Cellnet UK), Orange, T-Mobile (formerly One2One) and Hutchison 3G, all the major paging companies, and many of the UK's largest wireless telephony carriers, including BT, Cable & Wireless, and Thus.

         Second generation wireless services have been the major driver of NTL's growth to date, but the advent of third generation wireless services is expected to drive further revenue growth. During 2000, the UK government awarded five national Universal Mobile Telecommunications System, or 3G, licenses each for a duration of 20 years, commencing January 2002. These licenses have been awarded to four existing operators, all of whom are existing wireless customers of NTL, and to one new entrant. Under the terms of these licenses, each operator will provide services to at least 80% of the UK population by December 2007. Construction of these networks has commenced in 2001 and is expected to generate significant further demand for suitable existing and new sites over the next few years. The increased demand for suitable sites is driven by the greater bandwidth and different range characteristics of 3G technology, inherently requiring a greater number of sites than 2G technology.

         The dramatic growth of wireless communications necessitates good cellular coverage in all commercial areas, leading to a requirement for reliable wireless communications infrastructure inside buildings. NTL believes this creates a new type of radio site which, unlike towers, will exist within commercial buildings, transport hubs, shopping malls and other large buildings. NTL's analysis shows that there are approximately 2,000 of these types of commercial properties in the UK. As of December 31, 2001, NTL had built shared coverage systems in 26 large buildings including Bluewater, Britain's largest shopping complex, and part of London's Canary Wharf complex.

         Building on the technology NTL developed for In-Building services, NTL is exploring with UK mobile operators ways of using its fiber network to solve the distance, coverage and power problems associated with 3G rollout in urban areas. Although in an early stage of development, NTL believes that a solution utilizing small low-profile antennas, positioned on buildings and other street level infrastructure and connected via NTL's fiber network to remote base stations, could improve coverage and service quality compared to more traditional rooftop sites for 3G technology.

                    ii.    Broadcast Transmission And Services

         NTL has been involved in broadcast television since the 1950s when it designed and built the television transmission system for the UK's first independent commercial television network. Through its national infrastructure of owned and shared transmission sites and its owned network of transmitters in the UK, NTL provides broadcast signals for the three commercial national television channels in the UK (ITV1, Channel 4, Channel
5), a number of more recently established commercial channels through the UK Digital Broadcast multiplexes, and many of the UK's independent local, regional and national radio broadcasters.

         An attractive feature of NTL's broadcast contracts is its ownership of both towers and transmission equipment responsible for generating the broadcast signal. As a result, the contracts increasingly have become end to end solutions including all technical and service aspects of providing the transmission for the broadcaster. In essence, TV and radio station owners are programmers and NTL is the broadcaster. NTL has used this as an opportunity to develop strong relationships with its customers, which in turn has helped it to better understand their needs and customize new services for them.

         Television broadcasting. NTL provides digital and analog broadcast transmission services for national and regional television broadcasters. The analog network provides coverage to 99.8% of the UK population, with approximately 3,500 broadcast transmitters. NTL's extensive television broadcast customer base includes all of the UK commercial terrestrial television broadcast companies consisting of the ITV national network of 15 affiliated stations, the national services of Channel 4 and Channel 5, as well as the regional service S4C in the UK.

         NTL provides digital terrestrial broadcast transmission for two of the three commercial national digital television services in the UK. These services carry up to 12 separate channels, including the ITV network, Channel 4, Channel 5 and a range of new digital channels and services such as pay-per-view. As of December 2001, NTL was operating 80 digital terrestrial television transmitting stations reaching approximately 88% of the UK population.

         Digital broadcast systems require a more complex engineering design than their analog predecessors. NTL has exploited this by extending its range of services to include tower leasing and transmission services (as with analog) plus "end-to-end" system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating NTL as a unique provider able to offer towers, transmission and system integration services for digital television.

         Radio broadcasting. NTL is one of two major companies providing transmission sites and services to the radio industry in the UK. NTL offers a range of services to radio broadcasters including target service area planning, site location, installation and commissioning, and equipment selection, procurement, operation, monitoring and maintenance. NTL believes that it is a supplier of transmission services to a substantial portion of the addressable market. NTL's radio broadcast customer base includes two of the three national commercial stations, Classic FM and Talk Radio, more than 200 metropolitan, regional and local stations, and the first all digital radio station, Digital One, of which NTL is a founding equity partner with a 37% equity interest. As a result of the Chapter 11 Cases, the other shareholder of Digital One has certain rights to compulsorily acquire NTL's interest at a third-party appraisal valuation. NTL has a contract for the transmission of Digital One with a lifetime value of approximately Li.60 million; this contract is independent of NTL's shareholding in Digital One. The UK government has embarked on a program of licensing a number of new regional and local digital radio multiplexes. As of December 31, 2001, NTL had secured contracts to build transmission and supporting network for 24 of the 27 licenses awarded so far.

                    iii.   Satellite And Media Services

         NTL owns and operates satellite up-linking facilities consisting of over 30 fixed satellite up-link dishes able to access more than 50 satellites with global coverage, a network of mobile and transportable up-links, management and control systems, and all associated operations and maintenance. NTL provides its satellite customers with program and content distribution services for more than 160 full-time channels via satellite and fiber. In addition, NTL has facilities for playout services, remote satellite news gathering, and full outside broadcast. Through an alliance with Williams Vyvx, a Williams Co. company, NTL's customers also have access to 48 cities in the United States.

         NTL has expanded its service offerings over time to meet the growing needs of its customer base as new technologies create new broadcast markets. As a way to add incremental revenue, NTL has begun to integrate backwards with its existing customers by offering value added services. Such service developments include:

         o establishment of playout services, which enable it to take ownership of the customer's transmission needs from the point that such customer delivers the program or content and needs a channel to be created. NTL is then responsible for all the operational issues related to the broadcast of that content. NTL has a state-of- the-art playout facility outside of London designed to meet the rising demand from broadcasters across Europe; and

         o offering a range of occasional use broadcast services that allow media content providers to outsource their off-site broadcasting needs, whether it be for breaking news, sports events or music concerts, and still deliver the desired content to their customers via NTL's mobile equipment.

         NTL's Satellite and Media customers include programmers who own and operate packages of content or channels, news agencies, sports broadcasters and production companies. NTL's customer list includes such market leaders as AOL/Time Warner (CNN, Turner, Cartoon Network), BBC, Discovery Channel, QVC, Reuters, the Associated Press and BSkyB.

         3.   Operations In The Republic Of Ireland

         In July 1999, NTL acquired Cablelink Limited, now known as NTL Communications (Ireland) Limited ("NTL Communications Ireland"), in the Republic of Ireland, which then had more than 400,000 franchise homes in Dublin, Galway and Waterford.

         NTL Communications Ireland provides cable television services in Dublin, Galway and Waterford to more than 370,000 subscribers. As of December 31, 2001, NTL Communications Ireland had an 83.4% penetration rate over its broadband cable network, which passes over 440,000 homes. NTL Communications Ireland holds licenses to provide analog and digital television services in its franchises for the next 12 years. NTL Communications Ireland also has a full service license allowing it to provide public telephony, Internet, and other value-added services throughout the Republic of Ireland. Business services provided in the Republic of Ireland include business telecommunications and Internet services. Based on the 12 months ending December 31, 2001, NTL's revenue breakdown in the Republic of Ireland is approximately 85% residential and 15% business.

         NTL's strategy for 2002 in the Republic of Ireland is to maximize penetration of its digital television service, while also trialing its broadband Internet service. As in the UK, product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services and to maximize customer retention and average revenue per customer.

              a.    Cable Television

         In the Republic of Ireland, NTL currently offers both an analog and digital television service within its three network service areas. The analog service has a basic pack of 15 television channels and is considered very competitive with the emphasis on the quality of the service offered. It carries every Irish and UK terrestrial channel and a selection of quality satellite channels. Analog subscribers have the option to upgrade their analog service to include premium sports and movie packs.

         NTL's digital television service in the Republic of Ireland was launched in September 2001 in all network service areas and is currently available to 90% of NTL's customer base. The digital service packaging and pricing strategy encourages NTL's analog subscribers to upgrade to the digital service while retaining the basic analog entry pack. NTL provides a single digital television pack offering a wide selection of digital channels with a low entry price point. If subscribers upgrade to digital further revenue can be generated by encouraging uptake of additional services such as premium sports and movie services, special interest channels, and a movies-on-demand service - "Front Row." NTL currently has 18,000 digital subscribers.

              b.    Telephony

         NTL provides an indirect Carrier Pre Select (CPS) telephony product to approximately 2,200 customers. This service is available to both residential and business customers. NTL plans to upgrade these customers to direct telephony as its network is upgraded. Currently NTL also offers direct telephony to a limited number of customers.

         In addition, NTL offers business customers a primary rate ISDN service. This is delivered via a 2Mb/s circuit over fiber directly into the customers' premises. It is suitable for larger customers requiring a minimum of 30 lines.

              c.    Internet

         NTL provides a dial-up Internet service to 2,993 existing telephony customers (both direct and indirect). NTL is currently conducting trials for a broadband Internet service in West Dublin, offering a 128Kb/s and a 512Kb/s service. Customers have the option to rent the cable modem for (U)5 a month and the monthly charge for the service range is (U)25 or
(U)35 depending on the option chosen. To date, NTL has achieved a 20% penetration level within the specific trial area.

         NTL provides dedicated lines to business customers in its Dublin franchise for Internet access with speeds ranging from 64Kb/s to 34Mb/s. NTL also sells leased lines in Dublin to customers requiring connectivity. One of NTL's business objectives is to achieve higher penetration within large corporate businesses based in the Dublin region.

              d.    NTL's Network In The Republic Of Ireland

         The network which NTL acquired in the Republic of Ireland upon the acquisition of Cablelink Limited consisted of coaxial copper cable. During 2000, several fiber optic rings were added to the network in Dublin which will enable approximately 10% of residential homes on the network to receive NTL's broadband Internet service.

         4.   Other Operations

         In addition to NTL's communications operations in the UK and the Republic of Ireland, New NTL will have investments in a virtual ISP, VirginNet, a pay-per-view content provider, Front Row, joint ventures with UK digital television and radio licenseholders and a calling card business. But see "Certain Matters Regarding New NTL -- Risk Factors Relating To New NTL -- Uncertainty Regarding New NTL's Interests In Joint Ventures."

         5.   Competition

         NTL faces significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet, and cable television.

              a.    Competition In The UK

                    i.     Consumer Services

         NTL competes primarily with BT in providing telephone services to residential customers in the UK. BT occupies an established market position and manages fully built networks and has resources substantially greater than NTL's. According to the Office of Telecommunications, or OFTEL, in September 2001, BT serviced 81.29% of UK residential telephone exchange line customers. NTL's growth in telecommunications services, therefore, depends upon its ability to convince BT's customers to switch to its telecommunications services. NTL believes that value for money is currently one of the most important factors influencing the decision of UK customers to switch from BT to a competing telecommunications service. BT has, however, introduced price reductions in some categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although NTL intends to remain competitive, in the future it may be unable to offer residential telephone services at rates lower than those offered by BT. In this case, NTL may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect NTL. In addition to BT, other telecommunications competitors could prevent NTL from increasing its share of the residential telecommunications market. In particular, carrier pre-selection for all calls (except for some special categories) was launched in 2001 which may increase the appeal of indirect access operators, whose discounted call charges may undercut NTL.

         NTL also competes with mobile networks. This technology may grow to become a competitive threat to NTL's networks, particularly if call charges are reduced further on the mobile networks. NTL's tower services group may enable it to benefit from the growth in this technology. There can be no assurance, however, that NTL will be able to compete successfully with such telecommunications operators.

         NTL believes that it has a competitive advantage in the residential market because it offers integrated telephone, cable television, telecommunications services (including Internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators have been permitted to provide and convey cable television services throughout the UK from January 1, 2001, and exclusive franchises will no longer be awarded.

         British Sky Broadcasting Limited, or BSkyB, currently markets telecommunications services on an indirect access basis, which requires the customer to dial additional digits before entering the primary telephone number, thus diverting calls onto another operator's network.

         NTL's cable television systems compete with direct reception over-the-air terrestrial broadcast television, direct- to-home satellite services (i.e., BSkyB), and satellite master antenna systems. In addition, pay television and pay-per- view services offered by NTL compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater, and newly emerging multimedia services such as video-on- demand services. On May 1, 2002, the digital terrestrial broadcaster ITV Digital, which is in administration in the UK, ceased to provide pay television services. The spectrum previously licensed to ITV Digital is in the process of being relicensed to a consortium comprised of the BBC, BSkyB and Crown Castle International Corp. which plans to offer "free-to-air" services.

                    ii.    Business Telecommunications

         BT and Cable & Wireless are NTL's principal competitors in providing business telecommunications services. In the future, NTL may compete with additional entrants to the business telecommunications market. Competition is based on price, range, and quality of services, and NTL expects price competition to intensify if existing and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in NTL's existing markets or that NTL will be able to continue to compete successfully with such competitors in the business telecommunications market.

                    iii.   Broadcast Transmission And Tower Services

         Crown Castle UK Ltd, a subsidiary of Crown Castle International Corp., is NTL's primary competition in the terrestrial broadcast transmission market in the UK. Crown provides analog transmission services to the BBC and digital transmission services to both the BBC and ITVDigital. Crown has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

         Although Crown is NTL's direct competitor, NTL and Crown each have reciprocal rights to use each other's sites for broadcast transmission usage to enable each of them to achieve the necessary country-wide coverage. This relationship was formalized by an analog site-sharing agreement entered into in 1991 when those towers were privatized. Further arrangements have been put into place to cover site sharing for the purpose of broadcasting digital television.

         Crown also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like NTL, Crown offers a full range of site-related services to its customers, including installation and maintenance. In November 2000, Crown entered into an agreement with BT to deliver roof space and grounds at an initial 4,000 BT exchange sites around the UK. NTL believes its towers to be at least as well situated as Crown's and that it will be able to continue expanding its own third-party site-sharing penetration.

         All four UK mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. BT Cellnet (now called 02) and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless are both major site-sharing customers but also compete by leasing their own sites to third parties. BT's position in the market is even larger when considered in combination with its interest in 02.

         Several other companies compete in the market for site rental. These include Transco, Racal Network Systems, Aerial Sites Plc, Relcom Aerial Services, and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

              b.    Competition In The Republic Of Ireland

         Since 1998, Sky Digital has had a presence in the Irish pay-TV market. In the past 12 months Sky Digital has been aggressively marketing its digital television service to Irish consumers and it is estimated that it is the second largest pay-television operator in the Irish market after NTL with 230,000 customers. At present Sky Digital is not regulated in Ireland and NTL, which is subject to regulation, may be at a competitive disadvantage in the Irish television market.

         The principal competitors to NTL's business operations in the Republic of Ireland are Worldcom, Eircom and ESAT Telecom. For residential telephony, the incumbent fixed line operator, Eircom which provides direct telephony and Carrier Pre Select services and ESAT Telecom are NTL's main competitors.

         6.   Regulation

              a.    Regulation In The UK

         Telecommunications service industries in the UK are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a full-service telecommunications system in the UK requires the following two principal non-exclusive licenses:

         o a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the Department of Trade and Industry, or DTI, and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services; and

         o a cable television license, granted under the Broadcasting Act and supervised by the Secretary of State and the ITC, which authorizes the provision of broadcasting services.

         Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General of Telecommunications (the head of OFTEL) or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

                    i.     Price Regulation

         BT is currently subject to controls over the prices it may charge customers. In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the retail price index. In Autumn 1999, OFTEL began the process of examining what price controls, if any, should apply to BT after 2001. In February 2001, OFTEL announced that current retail price controls would be extended until July 2002 with a roll over provision for a further year. In January 2002, OFTEL issued a new consultation setting out proposals for the progressive removal of price controls along with certain new measures to stimulate further retail competition.

         NTL is not currently subject to the same scrutiny and control by OFTEL of its retail telephone prices as BT, given its non-dominant status in the market. NTL is, however, subject to prohibitions on undue preference and undue discrimination in its cable television pricing. NTL is also required to publish its standard prices, terms, and conditions for cable television services.

                    ii.    Number Portability

         The European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. Implementing regulations came into force on January 19, 2000 requiring that number portability should be provided on request to all customers switching between different operators and providers of fixed telecommunications services. NTL has a process in place to comply with its existing obligations and it is now in the process of negotiating more service establishment arrangements with other operators.

                    iii.   Local Loop Unbundling (LLU)

         In November 1999, an OFTEL policy statement mandated the unbundling of BT's local loop to rival providers, enabling them to offer a range of higher bandwidth services using Digital Subscriber Line (DSL) technology. On August 8, 2000, conditions in BT's license were brought into force, setting out the requirements under which BT must provide services necessary for local loop unbundling. OFTEL published the wholesale prices for BT's unbundled local loops in December 2000, and published prices for shared access in 2001, although discussions continue as to the appropriate wholesale charges. In addition, BT is currently rolling out ADSL over its own network. ADSL will allow consumers access to high speed information services. In practice, few companies have taken up the LLU option.

         In February 2002, BT announced reductions in its wholesale charges to ISPs (including its own tied ISP) for wholesale ADSL services. These reductions will lead to commensurate reductions in retail rates.

                    iv.    Interconnection

         NTL Group Limited and National Transcommunications Limited, which will be subsidiaries of New NTL, have "Annex II" status, which gives them rights of interconnection at wholesale rates to other operators with similar status.

                    v.     Open Access To Cable Infrastructure

         In April 2000, OFTEL issued a public consultation document on regulated access to cable infrastructure ("open access"). The preliminary conclusion reached by OFTEL was that no case existed for mandating open access to cable infrastructure at that time.

                    vi.    BSkyB

         In December 2000, the Office of Fair Trading (OFT) announced that it was commencing an investigation under the UK Competition Act into BSkyB's activities, in particular the wholesale prices offered to rival distributors of pay television services. This investigation is ongoing. In December 2001, the OFT announced its preliminary finding that BSkyB had been abusing its market power through its pricing practices. The OFT also said that it was aiming to complete the investigation into BSkyB's pricing by summer 2002.

         In addition, in February 2002, the OFT announced that it had decided not to make a decision on whether an agreement entered into by NTL with BSkyB for the carriage of programming at discounted rates, notice of which was given to the OFT in October 2000, was anti-competitive (as a result of which, this agreement lapsed). The OFT's investigation into BSkyB's behavior continues.

                    vii.   UK Competition Act 1998

         The Competition Act, which came into force in March 2000, introduced a prohibition on the abuse of a dominant position and anti-competitive agreements and introduced third party rights, stronger investigative powers, interim measures, and effective enforcement powers (including fines of up to 10% of UK turnover). The Competition Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

         In February 2000, OFTEL issued specific guidance on the application of the Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions. In addition, the regulators must not reach decisions which are inconsistent with EU law.

                    viii.  Mobile Phone Termination Charges

         On December 12, 2001, OFTEL announced that it had referred to the Competition Commission its proposal to impose a cap on the amount mobile phone operators can charge for receiving calls on their networks. OFTEL's conclusion was that mobile termination rates were substantially in excess of cost and that there was little incentive for operators to reduce the charges. Accordingly, OFTEL has proposed a charge cap on future termination rates of RPI (12)% over four years.

         The Competition Commission has six months to reach a decision, which can be extended for a further six months.

                    ix.    Broadcast Services

         A portion of NTL's total revenue is attributable to the provision of television and radio transmission and distribution services. In the UK, the provision of such services is governed by the Telecommunications Act 1984 and the Wireless Telegraphy Act 1949.

                    x.     Telecommunications Act And Broadcasting Act Licenses

         NTL's licenses contain conditions and provisions which, among other things:

         o require NTL to publish its charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services;

         o impose on NTL an obligation to share its transmission sites with other transmission operators;

         o restrict the prices which NTL is allowed to charge for the provision of some services;

         o prohibit NTL from cross-subsidizing the unregulated side of its business; and

         o impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of NTL's business. However, NTL is not obliged to do anything "not reasonably practicable."

                    xi.    Price Cap Review

         NTL's regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services which NTL is obliged to provide pursuant to NTL's Transmission License and in respect of which price controls are imposed. NTL's Applicable Rate Business comprises those telecommunications services which NTL is obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between NTL and the relevant customer. If despite all reasonable efforts an agreement cannot be reached between NTL and a significant proportion of NTL's customers in respect of any particular telecommunications service, the charge will be determined by the Director General.

         In respect of any services provided by NTL which are not Price Regulated Business or Applicable Rate Business, NTL's prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. NTL's unregulated income would include, for example, charges for site rentals to personal communications networks' operators.

         NTL's Price Regulated Business consists of the television transmission service provided to the ITV companies, Channel 4 and S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts, and antennae necessary for the operation of broadcast transmission services. NTL's Applicable Rate Business consists of its site leasing business, where NTL leases antenna space on NTL's sites to wireless service providers.

         On December 24, 1996, the Director General of Telecommunications issued a formal modification to NTL's Telecommunications Act Licenses to effect the price controls which are to apply to NTL for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes:, (1) to establish a new "P0" (allowable revenues for the first year of the next control period, 1997, in respect of NTL's Maximum Price Regulated Business) and (2) to establish a new "X" (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General's review concluded that, on assumptions at the time (1996), the new P0 was (pound)53.4 million and the new X was 4.0%.

                    xii.   Communications Bill

         A White Paper issued in December 2000-A New Future for
Communications-proposed the creation of a new body "OFCOM" to regulate the communications industry. This will merge the functions of, among others, OFTEL, the Radiocommunications Agency and ITC and it is intended that it will provide a more flexible framework for regulating a converging industry.

              b.    Regulation In The Republic Of Ireland

                    i.     Legislation And Licensing

         NTL Communications (Ireland) Limited has a General Telecommunications License granted under the Telecommunications Act 1983 and separate cable television and Multi-channel Multi-point Distribution System (MMDS) licenses for each of its cable franchises of Dublin, Galway and Waterford, granted under the Wireless Telegraphy Acts 1926 to 1988. In addition the cable television industry in the Republic of Ireland is governed by the Wireless Telegraphy (Programme Service Distribution) Regulations 1999. The Office of the Director of Telecommunications Regulation (ODTR) regulates the telecommunications and cable industries in the Republic of Ireland.

         The ODTR granted NTL's licenses in 1999. The telecommunications license enables NTL to provide voice, data and Internet services throughout the Republic of Ireland by interconnecting with other operators. To date NTL has concluded an interconnection agreement with the incumbent operator, Eircom. The cable and MMDS licenses require NTL to provide television services in a digital format to all customers by 2004 in return for platform exclusivity in its franchise areas until 2004. To date, NTL has met its digital roll out obligations for cable.

         The 1999 Regulations require cable/MMDS operators to obtain prior consent of the ODTR for price increases. As a condition of being granted a 34% price increase by the ODTR in October 2001, NTL agreed to surrender exclusivity in its franchise areas with effect from March 1, 2002 and is accordingly not subject to the requirement to obtain prior consent from ODTR for price increases. However, ODTR advised NTL that it would review the retail price control regime in mid-2002. NTL understands that the ODTR has now determined that retail price control should still apply to cable/MMDS operators who have surrendered platform exclusivity in their franchise areas, and that the ODTR has submitted revised regulations to the Irish government to this effect. These regulations, however, have not yet been signed by the Minister responsible. Until the new regulations are signed, NTL does not have platform exclusivity and is not subject to retail price control.

         The ODTR also retains a post-hoc price control power under Section 15(4) of the 1999 Regulations which empowers it to investigate retail prices and direct that such prices be altered. The regulations also require cable operators to pay a levy of 3.5% of annual gross revenue.

         Section 4 of the cable/MMDS licenses obliges NTL to seek the consent of the ODTR to any changes in its basic analog television line up.
Section 8 of the 1999 license obliges cable/MMDS operators to maintain separate accounts in respect of distribution of licensed program services.

         Under the new EU Authorisations Directive published in the Official Journal of the EU, the current Irish licensing regime will be replaced by a system of non-prescriptive authorizations by May 2003.

                    ii.    MMDS Business

         NTL's MMDS business in the Republic of Ireland provides analog television to over 21,000 customers in its franchises of Dublin, Galway and Waterford. NTL was obliged under its MMDS licenses to provide MMDS services in a digital format by January 1, 2001, with a period of grace until June 30, 2001. Failure to meet these milestones could have resulted and could still result in revocation of NTL's MMDS licenses.

         In December 2000, NTL informed the ODTR that it did not intend to provide television services in a digital format on its MMDS networks and accordingly undertook to transfer the licenses and the customer base to a third party. NTL has been active in attempting to sell the MMDS business since December 2000. In February 2002 an investment consortium made an offer for the business which has led to due diligence which is now underway. This process is anticipated to be completed by the end of the third quarter of 2002.

              c.    European Union Legislation

         NTL's UK and Republic of Ireland operations are further regulated by the EU under various European Commission Directives. In February 2002, the European Union Commission adopted a package of legislative measures which established a new framework for electronic communication and ensures that the legislation is more technology neutral. The proposed new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access, and interconnection, universal service, and users' rights, data protection in telecommunications services, a regulation on unbundling the local loop, a draft liberalization Directive, and a decision on European Union radio spectrum policy.

         7.   Research And Development

         NTL's research and development activities in the UK and the Republic of Ireland involve the analysis of technological developments affecting NTL's cable television, telephone, and telecommunications business, the evaluation of existing services and sales and marketing techniques, and the development of new services and techniques.

         8.   Patents, Trademarks, Copyrights, And Licenses

         NTL does not have any material patents or copyrights nor does it believe that patents play a material role in its businesses in the UK and the Republic of Ireland. New NTL will own and have the right to use registered trademarks which are, or may be, of material import to its business including the "ntl:" logo. NTL is substantially dependent on the licenses and franchises granted by the legislative agencies that regulate NTL's respective businesses. The loss of any one or more of NTL's licenses or franchises could have a material adverse effect on New NTL's business and financial condition.

         9.   Customers

         Except for NTL's broadcast services business and ntl: business, no material part of NTL's business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on NTL. The broadcast services business is substantially dependent on the revenues it receives pursuant to its contracts with the ITV companies (not including ITV Digital), Channel 4/S4C and Channel 5 in the UK, the loss of one or more of which may have a material adverse effect on the broadcast business. AOL, Orange, Virgin.net, Vodafone, the Metropolitan Police, TXU, and TUI are all customers of ntl: business who provide long term revenues to NTL and the loss of a number of them may have a material adverse effect on ntl: business.

         10.  Employees

         At December 31, 2001, the entities that will comprise New NTL and its subsidiaries had approximately 17,000 employees. Of these, 14,300 permanent employees and 2,260 temporary or contract employees were in the UK, 484 employees were in Ireland and 44 employees were in New York.

         11.  Properties

              a.    UK And The Republic of Ireland

         In the UK and the Republic of Ireland, NTL owns, leases, or occupies under license 126 business units and regional offices, including call centers, NTL's corporate head offices in each of Hook and Dublin, and 9 retail shops. In addition, NTL owns or leases approximately 655 switching centers/head-ends and operational hub-sites together with warehouses and other non-operational properties, as well as various cable television, telephone, and telecommunications equipment housed on public and private sites.

         In addition, in the UK, for the purposes of NTL's site leasing and broadcast transmission businesses, NTL owns, leases, contracts to lease, or occupies under license approximately 1,370 properties. For these businesses, NTL also is the licensee of approximately 680 transmitter sites which are owned by the Crown Castle International Corp. group and shared between the two organizations pursuant to site sharing agreements.

         NTL maintains offices under lease for NTL's corporate staff in New York City.

         12.  Statistics On Businesses To Comprise New NTL

UK and Ireland Customer Statistics as of December 31, 2001



                                               NTL             NTL
                                               (UK)         (Ireland)        Total
                                               (subscriber totals in thousands)
RESIDENTIAL
Ownership Interest......................             100%           100%
Homes in Franchise......................         11,411.2          443.8      11,855.0
Homes Passed............................          8,404.1          443.8       8,847.9
Homes Marketed (Telco)..................          7,506.4           20.0       7,526.4
Homes Marketed (CATV)                             7,729.8          443.2       8,173.0
Customers...............................          2,840.0          369.8       3,209.8
  Dual/Triple RGU.......................          2,038.2            5.3       2,043.5
  Single RGU............................            801.8          364.5       1,166.3
Cable Television (CATV)                           2,261.9          369.8       2,631.7
    Digital.............................          1,253.5            7.7       1,261.2
    Analog..............................          1,008.4          340.6       1,349.0
    Antenna.............................               --           21.5          21.5
Telephone...............................          2,589.3            5.3       2,594.6
Internet (INT)..........................            845.0            1.5         846.5
  Dial-Up (ntlworld and
    other)..............................            698.4            1.4         699.8
  Digital TV Access.....................             28.5             --          28.5
  Broadband (BB)........................            118.1            0.1         118.2
RGUs (CATV, Telco, BB)..................          4,969.3          375.2       5,344.5
Service Units (CATV, Telco, Int)........          5,696.2          376.6       6,072.8
RGUs/Customer...........................            1.75x          1.01x         1.67x
Service Units/Customer..................            2.01x          1.02x         1.89x
Penetration:
  CATV..................................            29.3%          83.4%         32.2%
  Telephone.............................            34.5%          26.5%         34.5%
  Customer..............................            36.7%          83.4%         39.3%
  RGU...................................            64.3%          84.7%         65.4%
  Service Unit..........................            73.7%          85.0%         74.3%
  Dual / Triple.........................            71.8%           1.4%         63.7%
Quarterly Growth:
  Customers.............................           (41.8)          (4.8)        (46.6)
  RGUs..................................           (51.5)          (5.8)        (57.3)
Off-Net Telephony.......................            118.3            2.8         121.1
  Telephone.............................             29.1             --          29.1
  Telephone and Internet                             89.2            2.8          92.0
BUSINESS DIVISION
Business Customers......................             76.2            0.2          76.4
Business Lines..........................            389.7            1.9         391.6
Wholesale Internet
  Subscribers...........................          1,210.7            0.2       1,210.9
     TOTAL CUSTOMERS....................          4,245.2          373.0       4,618.2
     TOTAL SERVICE  UNITS...............          7,504.1          384.3       7,888.4

         13.      Current Trading And Prospects

         In relation to NTL's UK and Republic of Ireland managed businesses, 2001 was a year of substantially improved operating performance against a backdrop of significant organizational change. The process of integrating previous acquisitions was formalized through a full operating review in the first half of the year; implementation of the review's findings began on August 1, 2001. The review was pivotal in determining new structures for all three retail operating businesses, which reflect a decentralized approach designed to empower NTL's associates who are closest to the customer and to reduce central operating costs.

         NTL's current business plan anticipates a potential reduction in the number of new customers and an increase in revenue from existing customers. Cash constraints to date, however, have presented many challenges to the successful execution of the business plan. NTL has been conserving cash through a reduction in capital expenditures including expenditures to connect new customers to its network. In order to maintain revenues and cash from operations while reducing the number of new customers, NTL has stated its aim to reduce and limit customer churn through improvement in customer service and increase in service offerings to existing customers. NTL anticipates that a successful conclusion of the Restructuring will alleviate concerns arising out of media and other speculation as to NTL's financial condition (for further details of these concerns, see NTL Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 annexed as Exhibit B to this Disclosure Statement) and allow the Reorganized Debtors to emerge with stronger balance sheets and committed funding which will assist them in seeking to implement their business plans.

         New NTL's ability to meet its near term funding requirements upon consummation of the Plan is dependent upon a number of factors, including the revenue generated by its operating subsidiaries, its existing cash balances, the continued availability of the UK Credit Facilities, and its ability to draw upon the New NTL Exit Facility or any alternative financing. See "Certain Matters Regarding New NTL -- Risk Factors Relating To New NTL" and "Certain Additional Risk Factors To Be Considered."

         For more information on New NTL, see NTL Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2002 annexed to this Disclosure Statement as Exhibit C and NTL CC's Quarterly Report on Form 10-Q for the three months ended March 31, 2002 annexed to this Disclosure Statement as Exhibit F.

B.       Management Of New NTL

         1.       Board Of Directors

         Pursuant to the Plan, the term of the current board of directors of NTL CC will expire on the Effective Date and the operations of New NTL will become the general responsibility of the board of directors of New NTL. Pursuant to the Plan, the initial board of directors of New NTL after the Effective Date will be comprised of nine members selected by the Creditors' Committee, one of whom will be designated as Chairman and one of whom will be designated as Chief Executive Officer of New NTL. The Debtors will identify the individuals proposed to serve as directors and senior management of New NTL in the Plan Supplement. The board of directors of New NTL will have the responsibility for the management, control, and operation of New NTL on and after the Effective Date. The existing officers and directors of the Debtor Subsidiaries of NTL CC will initially be permitted to serve in their respective capacities as officers and directors of the Reorganized Debtor Subsidiaries of New NTL, unless otherwise provided in the Plan Supplement.

         2.       Executive Officers

         On June 28, 2002, NTL announced that with the support of the Creditors' Committee, Barclay Knapp would continue to serve as Chief Executive Officer of New NTL following emergence of the Debtors from the Chapter 11 Cases. John Gregg will serve as Chief Financial Officer of New NTL until a new Chief Financial Officer of New NTL is identified. On the Effective Date, New NTL will enter into employment agreements with its key executives substantially in the form annexed as Exhibit M to the Plan.

         3.       Management Incentive Plan

         The New NTL Management Incentive Plan is intended to provide incentives to certain employees of New NTL and its subsidiaries to incentivize their efforts in fostering and promoting the long term growth and performance of New NTL and to better align such employees' interests with the stockholders of New NTL. To achieve this purpose, the Plan provides that on or after the Effective Date, the compensation committee of the board of directors of New NTL is authorized to, and will, adopt the New NTL Management Incentive Plan under which options to purchase up to 10% of the issued and outstanding shares of New NTL Common Stock as of the Effective Date may be granted from time to time to certain employees of New NTL and its subsidiaries. Accordingly, on the Effective Date pursuant to the Plan, New NTL will reserve up to 20 million shares of New NTL Common Stock for issuance under the New NTL Management Incentive Plan. The form of the New NTL Management Incentive Plan is annexed as Exhibit Q to the Plan.

C.       Securities To Be Issued By New NTL

         On the Effective Date, New NTL will issue for distribution, in accordance with the provisions of the Plan, the New Securities required for distribution by New NTL under the provisions of Articles III and IV of the Plan. All such New Securities will be issued, and will be deemed for all purposes to have been issued on the Effective Date, regardless of the date on which they are actually distributed to holders of Allowed Claims and Interests.

         The following discussion summarizes the material provisions of the New Securities to be issued by New NTL. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Series A Warrant Agreement, the Equity Rights Offering Procedures, the Noteholder Election Option Procedures, the New NTL Rights Agreement and the Amended And Restated Certificate of Incorporation and By-laws of NTL CC.

         1.       New NTL Common Stock

         The principal terms of the New NTL Common Stock to be issued by New NTL under the Plan will be as follows:


Authorization:              600 million shares

Initial Issuance:           200 million fully-paid and non-assessable shares (excluding shares issued in the Offerings and upon exercise of the Series A Warrants and the New NTL Management Incentive Options)

Par Value:                  $0.01 per share

Voting Rights:              One vote per share held of record on all matters submitted to a vote of holders of New NTL Common Stock

Dividends:                  Holders entitled to receive proportionately such dividends as may from time to time be declared by the board of directors of New NTL in respect of shares of New NTL Common Stock out of funds legally available for the payment of dividends

Results On                  In the event of liquidation, dissolution or winding-up, holders
Liquidation,                of shares of New NTL Common Stock would be entitled to share
Dissolution                 proportionately in all of New NTL's assets available for
or Winding-Up:              distribution after payment of liabilities and liquidation
                            preference on any outstanding preferred stock of New NTL

Preemption Rights           None
And Redemption:

         2.       Series A Warrants

         The principal terms of the Series A Warrants to be issued by New
NTL under the Plan will be as follows:


Issuer:                     New NTL

Recipients:                 Series A Warrants (2,996,475) representing
                            1.13% of fully diluted shares (exclusive of New
                            NTL Management Incentive Options granted under
                            the New NTL Management Incentive Plan) issuable
                            to holders of Old Senior Preferred Stock
                            Interests

                            Series A Warrants (22,402,468) representing
                            8.45% of fully diluted shares (exclusive of New
                            NTL Management Incentive Options granted under the New NTL Management Incentive Plan) issuable to holders of Old Junior Preferred Stock
                            Interests

                            Series A Warrants (9,601,058) representing
                            3.62% of fully diluted shares (exclusive of New
                            NTL Management Incentive Options granted under the New NTL Management Incentive Plan) issuable to holders of Old Common Stock Interests

                            Series A Warrants (15,000,000) representing
                            5.66% of fully diluted shares (exclusive of New
                            NTL Management Incentive Options granted under the New NTL Management Incentive Plan) potentially issuable pursuant to the Offerings

Exercise Price:             $77.47 per share of New NTL Common Stock (which assumes 162.5%
                            recovery by the holders of the NTL CC Senior Notes, NTL CC
                            Subordinated Notes, and Diamond Cable Notes)

Expiration Date:            Eight years from the date of issuance

Adjustments:                The number of shares to be received upon
                            exercise of Series A Warrants will be subject
                            to customary adjustment for stock splits, stock
                            dividends, reverse stock splits, stock
                            recapitalizations, and distributions of
                            property (other than cash) to holders of New
                            NTL Common Stock

Change Of Control:          Cash Acquisition: In event of the acquisition of New NTL in a transaction where the consideration payable by the acquiror is all cash, the following will apply:

                            (x)(i) If the transaction is announced within one year of the Effective Date and the recovery of NTL CC Senior Notes, NTL CC Subordinated
                            Notes, and Diamond Cable Notes exceeds 70%; or

                            (ii) If the transaction is announced within two years of the Effective Date and the recovery of NTL CC Senior Notes, NTL CC Subordinated Notes, and Diamond Cable Notes exceeds 85%; or

                            (iii) If the transaction is announced within three years of the Effective Date and the recovery of NTL CC Senior Notes, NTL CC
                            Subordinated Notes, and Diamond Cable Notes exceeds 100%; and

                            (y) the acquiring entity (including any direct or indirect shareholder that would constitute an "affiliate" (under applicable securities law) of such acquiring entity, the "Acquiror") is a publicly traded entity, the Series A
                            Warrants would become warrants ("Acquiror
                            Warrants") of the Acquiror.

                            Acquiror Warrants will (a) have an expiration date identical to the expiration date of the Series A Warrant, (b) have an exercise price equal to the adjustment multiple multiplied by the fair market value of the Acquiror's stock
                            (based on a 25 trading day average), and (c) be exercisable for a number of shares of the Acquiror's stock equal to the exercise price of the Series A Warrant divided by the exercise price of the Acquiror Warrant. "Adjustment multiple" will equal the ratio of the exercise price of the Series A Warrant to the cash consideration received by the holders of New
                            NTL Common Stock in the acquisition.

                            If the foregoing criteria are not met and a cash acquisition is announced within the first three years after the Effective Date, subject to consummation of such cash acquisition, the exercise price of the Series A Warrant will be adjusted so as to become equal to 90% of the per share value offered in the acquisition to holders of New NTL Common Stock and the acquisition will not be consummated until warrant holders have had at least 20 business days to exercise subsequent to such adjustment.

                            Stock Acquisition: In the event of an
                            acquisition of New NTL for all stock, the Series A Warrants would remain outstanding
                            (until the expiration date) and would be exercisable into stock of the acquiror at the exchange ratio in the transaction.

Mixed Consideration:        The parties will negotiate in good faith to develop an appropriate methodology for adjustment in these circumstances

Restrictions On Transfers:  only in compliance with applicable securities laws




Governing Law:              New York

         3.       Equity Rights

         In accordance with the terms of the Equity Rights Offering Procedures annexed as Exhibit F to the Plan, the Equity Rights Offering will permit the holders of Old Senior Preferred Stock Interests, Other Junior Preferred Stock Interests and Old Common Stock Interests (on a split of 8.561% to the Old Senior Preferred Stock, 64.007% to the Other Junior Preferred Stock, and 27.432% to the Old Common Stock, respectively) as of the Equity Rights Offering Record Date to receive rights to subscribe to purchase 15,000,000 shares of New NTL Common Stock exercisable on an oversubscription basis at the Equity Rights Offering Price. Each share of New NTL Common Stock purchased in the Equity Rights Offering will be accompanied by a Series A Warrant (maximum issuance of warrants representing 15,000,000 shares of New NTL Common Stock) with a strike price of $77.47 per share (which assumes 162.5% recovery for the NTL CC Senior Notes, NTL CC Subordinated Notes, and Diamond Cable Notes).

         The Equity Rights, which will be exercisable for a period of 20 Business Days following the entry of the Confirmation Order, as such period may be extended, will be offered pro rata, but will be exercisable on an oversubscription basis, such that holders of Equity Rights can subscribe for shares of New NTL Common Stock (each accompanied by a Series A Warrant) underlying unexercised Equity Rights, if any. Subject to any requirement of applicable securities laws, the Equity Rights will be transferable in accordance with the provisions set forth in the Equity Rights Offering Procedures.

         4.       Noteholder Election Option

         In accordance with the terms contained in the Noteholder Election Option Procedures annexed as Exhibit G to the Plan, the Noteholder Election Option will permit the holders of NTL CC Subordinated Notes, NTL Delaware Subordinated Notes (other than France Telecom), and NTL Inc. Subordinated Notes (other than France Telecom) as of the Noteholder Election Option Record Date to purchase (i) shares of New NTL Common Stock using up to 100% of the Delaware/Inc. Cash Amount distributed to holders of NTL CC Subordinated Notes, NTL Delaware Subordinated Notes (other than France Telecom), and NTL Inc. Subordinated Notes (other than France Telecom) pursuant to Article III.C of the Plan at the Noteholder Election Option Price, plus (ii) any shares of New NTL Common Stock and Series A Warrants not subscribed for in the Equity Rights Offering on an oversubscription basis at the Noteholder Election Option Price.

         The Noteholder Election Option, which will be exercisable for a period of 20 Business Days following the entry of the Confirmation Order, as such period may be extended, will be offered pro rata, but will be exercisable on an over- subscription basis. Subject to any requirement of applicable securities laws, the Noteholder Election Option will be transferable in accordance with the provisions set forth in the Noteholder Election Option Procedures.

         5.       Resale Of Securities

                  a.    Exemption From Registration

         In connection with consummation of the Plan, the Debtors will rely on section 1145 of the Bankruptcy Code to the extent it is applicable, to exempt the issuance of (i) the New NTL Common Stock, (ii) the Series A Warrants, (iii) the Rights, (iv) the shares of New NTL Common Stock purchasable upon subscription of the Rights and (v) the shares of New NTL Common Stock issuable upon exercise of the Series A Warrants, from the registration requirements of the Securities Act and of any state securities or "blue sky" laws. Section 1145 of the Bankruptcy Code exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange, or primarily in exchange, for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the New NTL Common Stock, the Series A Warrants, the Equity Rights and the Noteholder Election Option generally should be exempt from the registration requirements of the Securities Act.

         Accordingly, recipients will be able to resell the New NTL Common Stock, the Series A Warrants, the Equity Rights, and the Noteholder Election Option without registration under the Securities Act and state securities or "blue sky" laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines "underwriter" as one who (a) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an "issuer" of the relevant security, as such term is used in Section 2(11) of the Securities Act.

         Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Holders that believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the Securities Act.

         BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS OR THE CREDITORS' COMMITTEE MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THESE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN OR THE RIGHTS OFFERING OR UPON ANY SUBSEQUENT EXERCISE THEREOF.

                  b.    Listing And Registration Rights

         On the Effective Date, New NTL will (i) be a reporting company under the Exchange Act, (ii) cause the shares of New NTL Common Stock to be listed on the NYSE or such other exchange as agreed with the Creditors' Committee, or, if New NTL is unable to have the New NTL Common Stock listed on the NYSE, on another national securities exchange or quoted in the national market system or small cap system of the National Association of Securities Dealers' Automated Quotation System, (iii) in accordance with the New NTL Registration Rights Agreement, file a shelf registration statement under the Securities Act for resale of shares of New NTL Common Stock (the "New NTL Shelf Registration Statement"), (iv) keep the New NTL Shelf Registration Statement effective for a three-year period and (v) supplement or make amendments to the New NTL Shelf Registration Statement, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the New NTL Registration Rights Agreement, and have such amendments declared effective as soon as practicable after filing with the SEC. New NTL will enter into the New NTL Registration Rights Agreement governing the registration of shares of New NTL Common Stock which will be annexed as Exhibit K to the Plan. It is expected that the Series A Warrants will be listed or quoted on the same securities exchange or inter-dealer quotation system as the shares of New NTL Common Stock.

D.       Risk Factors Relating To New NTL

         HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION REGARDING NEW NTL SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO (AND ALL DOCUMENTS DELIVERED HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN AND ITS IMPLEMENTATION. SEE "CERTAIN MATTERS REGARDING EUROCO -- RISK FACTORS RELATING TO EUROCO" AND "CERTAIN MATTERS REGARDING NEW NTL -- SECURITIES TO BE ISSUED -- RESALE OF SECURITIES" AND "CERTAIN ADDITIONAL RISK FACTORS TO BE CONSIDERED."

         For a discussion of certain other possible risk factors see "Management's Discussion And Analysis Of Financial Conditions And Results Of Operations -- Liquidity And Capital Resources" and "Risk Factors" in NTL CC's Form 10-K for the fiscal year ended December 31, 2001 annexed hereto as Exhibit E and in NTL CC's Form 10-Q for the three months ended March 31, 2002 annexed hereto as Exhibit F.

         1. Historical Losses And Negative Cash Flows; No Assurance Of Future Profitability

         Construction and operating expenditures and interest costs have historically resulted in negative cash flow for the Debtors. Although interest expenses will be significantly reduced upon consummation of the Plan, it is possible that New NTL may continue to incur losses and may not achieve or sustain profitability in the future. New NTL expects to continue to make significant investments by way of capital expenditure in the maintenance, upgrade, expansion, and development of its networks and IT systems. New NTL's inability to generate or raise sufficient funds could require New NTL to delay or abandon some of its expansion plans or expenditures, which could harm its various businesses and their competitive positions.

         New NTL's ability to meet its near term funding requirements upon consummation of the Plan is dependent upon a number of factors, including the revenue generated by its operating subsidiaries, its existing cash balances, the continued availability of the UK Credit Facilities, and its ability to draw upon the New NTL Exit Facility or any alternative financing. There can be no assurance that these sources of financing will be or will remain available. New NTL will require substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations. Failure to achieve profitability could in the future diminish New NTL's ability to sustain operations, obtain additional required funds, and make required payments on any indebtedness it has incurred or may incur. The Debtors can provide no assurance that New NTL will be successful in raising additional financing if required, or if successful, that the terms of such financing will be favorable to New NTL.

         The Senior Credit Facility and the Working Capital Facility and the Indentures governing the Diamond Holdings Notes and Triangle Notes place restrictions on NTL's ability to make capital expenditures, engage in acquisitions, and incur additional indebtedness. The Debtors expect that the New NTL Exit Facility or any alternative financing will contain similar restrictions. There can be no assurance that the lenders under these facilities will waive these restrictions if New NTL needs additional financing beyond that permitted. If the lenders do not waive the restrictions, New NTL may not be able to expand its markets, operations, facilities, network, and services as it currently intends.

         2.       Uncertainty With Respect To New NTL's Financial Condition

         Adverse publicity or news coverage relating to the Debtors' Chapter 11 Cases and the Diamond Administration Cases, could have an adverse effect on parts of the business of New NTL. Similarly, negative press about the financial condition of other cable and pay television operators and alternative telecom carriers in general may affect New NTL's reputation. For example, one of NTL's key strategies has been to increase its penetration of higher value small to medium size enterprises ("SMEs") and to provide increased retail services of bundled voice, data, and Internet services for SMEs. Due to the negative publicity surrounding the Debtors' financial condition and the potential effect of that publicity on its brand name, however, New NTL may find it difficult to convince SMEs to continue with or take up its services. Even if the Plan were confirmed and consummated, there can be no assurance that the negative publicity will not adversely affect results of operations or have a long-term effect on the NTL brand.

         In addition, this uncertainty may adversely affect New NTL's relationships with its suppliers. If suppliers become increasingly concerned about New NTL's financial condition they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect New NTL's working capital position. New NTL may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect New NTL's results of operations and its ability to conduct its business.

         3.       Holding Company Structure

         NTL CC, Cable Funding, Diamond Holdings, and NTL Triangle are holding companies with no independent operations or significant assets other than investments in and advances to their respective subsidiaries and affiliated joint ventures. In order for these companies to meet their debt obligations after the Effective Date, they will depend upon the receipt of sufficient funds from their subsidiaries or their respective parent companies to meet their obligations. The terms of existing and future indebtedness of their subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments, and other distributions to these companies, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.

         4. Inability To Cause New NTL Common Stock And Series A Warrants To Be Or Remain Listed

         Although it is the intention that the New NTL Common Stock and Series A Warrants be listed on a securities exchange or inter-dealer quotation system, the New NTL Common Stock and Series A Warrants are not currently publicly listed and there can be no assurance that these securities will be so listed in the future. Certain factors, such as market forces and listing requirements of the applicable securities exchange or inter-dealer quotation system, which are not within the control of New NTL, may limit the ability of New NTL to publicly list the New NTL Common Stock and Series A Warrants. Consequently, there may not be a liquid market for the New NTL Common Stock and/or Series A Warrants. As a result, the New NTL Common Stock could be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations including disclosure of the risks associated with low price stocks, stock quote information, and broker compensation. In addition, brokers effecting transactions in a "penny stock" are also subject to additional sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, some brokers will not effect transactions in "penny stocks," which could have an adverse effect on the liquidity of New NTL Common Stock and make buying or selling it more difficult.

         5. Lack Of Established Market For New NTL Common Stock And Series A Warrants

         There may be certain restrictions on the ability of holders of the securities to be issued by New NTL to sell, transfer, or otherwise freely dispose of such securities received under the Plan. Moreover, the securities will be issued pursuant to the Plan to holders of Claims and Interests, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market, if any, for the securities to be issued by New NTL may be volatile, at least for an initial period after the Distribution Date, and indeed may be depressed for a period of time immediately following the Effective Date until the market has had time to absorb these sales and to observe the post-Effective Date performance of New NTL. Other factors, such as the statutory restrictions on transferability and the likelihood that New NTL will not declare dividends on the New NTL Common Stock for the foreseeable future, may further depress the market for such securities. In addition, although the Plan and the Financial Projections were prepared based upon an assumed reorganization value range, such valuation was not an estimate of the price at which the securities to be issued by New NTL may trade in the market, if at all, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market price of the New NTL Common Stock and Series A Warrants, if any, that will prevail following the Distribution Date.

         6.       Dilution Of New NTL Common Stock

         The issuance of additional shares of New NTL Common Stock in connection with the Equity Rights Offering and the Noteholder Election Option and the issuance of shares of New NTL Common Stock upon exercise of the Series A Warrants will dilute the holders of New NTL Common Stock issued pursuant to the Plan. In addition, issuance of shares of New NTL Common Stock to management and employees of New NTL and its subsidiaries pursuant to the New NTL Management Incentive Option Plan will result in further dilution to holders of the New NTL Common Stock.

         7.       Prevention Of Transactions Involving A Change Of Control Of
New NTL

         Certain provisions of the agreements governing the indebtedness of New NTL's subsidiaries, which either require such indebtedness to be repaid or give the holder the option to require repayment, could have the effect of delaying or preventing transactions involving a change of control of New NTL and its subsidiaries, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders of New NTL to approve transactions that they may deem to be in their best interest.

         The Amended and Restated Certificate of Incorporation of NTL CC will contain provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of New NTL.

         The New NTL Rights Agreement may have a significant anti-takeover effect. The New NTL Rights Agreement has the potential to significantly dilute the ownership interests of an acquiror of shares of New NTL Common Stock, and therefore may have the effect of delaying, deterring, or preventing a change in control of New NTL.

         8.       Uncertainty Regarding New NTL's Interests In Joint Ventures

         As a result of the Restructuring, the joint venture partners in certain of the joint ventures in which NTL's Non- Debtor Subsidiaries participate may have rights entitling them to compulsorily acquire such Non-Debtor Subsidiary's interest in the relevant joint venture at a third party appraisal valuation. NTL believes it has various defenses and protections under the Bankruptcy Code against certain of such actions and intends to enforce vigorously its available rights and protections. Nevertheless, NTL has commenced or intends to commence negotiations with these joint venture partners to seek appropriate waivers (if necessary) of their compulsory acquisition rights and secure their ongoing support throughout the Restructuring process and beyond. There can be no guaranty that these negotiations will be successful and that New NTL will be able to retain each Non-Debtor Subsidiary's current interest in these joint venture companies.

         New NTL may retain funding obligations with respect to joint venture interests notwithstanding that the joint venture parties may have exercised a right to acquire New NTL's equity interest in such joint ventures following confirmation of the Plan. Although New NTL will endeavor to reach agreement with joint venture parties on these obligations, there can be no assurance that payment obligations will be extinguished.

         9.       Failure To Successfully Market Broadband

         A significant component of NTL's strategy to increase its average revenue per unit has been to market broadband products to its existing residential client base. Broadband usage by residential customers is in its infancy in the UK and the Republic of Ireland and New NTL likely will face significant competition in these markets from digital satellite and digital terrestrial television, as well as alternative Internet access media, such as DSL, offered by BT. Some of New NTL's potential competitors have substantially greater financial and technical resources than will New NTL and if New NTL is unable to charge the prices for broadband services anticipated in its business plan in response to competition, or if the competition delivers a better product to its customers, average revenue per unit and results of operations will be adversely affected.

         10.      Lack Of Insurance For Underground Portion Of Cable Network

         NTL obtains insurance of the type and in the amounts that it believes are customary for similar companies. Consistent with this practice, NTL does not insure the underground portion of its cable network, which comprises substantially all of its cable network. Any catastrophe that affects NTL's underground cable network could result in substantial uninsured losses to New NTL.

         11.      Currency Risk

         New NTL and its subsidiaries will be exposed to currency exchange rate risks because they generate revenues and incur construction and operating expenses in other currencies, primarily in Pounds, while they pay interest and principal obligations with respect to a significant part of their existing indebtedness in United States dollars. There can be no assurance that the hedging transactions the Debtors have entered into or any other hedging transactions that New NTL might enter into will be successful or that shifts in currency exchange rates will not have a material adverse effect on New NTL's business. Any appreciation or depreciation in the Pound relative to the Dollar could have a material adverse effect on the ability of New NTL to make payments on its obligations.

         12.      Technological Changes In Industry

         The industry in which NTL operates is subject to rapid and significant changes in technology and the effect of such technological changes on New NTL's businesses or operations cannot be predicted. New NTL's core offerings may become outdated due to technological breakthroughs rendering its products out of date. In addition, the new business plan for New NTL contemplates the introduction of certain services utilizing new technologies. Further investments in other new services and products, such as those related to the 3G mobile network, may prove premature and New NTL may not realize anticipated returns on these new services and products.

         In addition, the cost of implementation for emerging and future technologies could be significant, and the ability to fund such implementation may depend on the ability to obtain additional financing. There can be no certainty that New NTL would be successful in obtaining any additional financing required, or if successful, that the terms of such financing will be favorable to New NTL.

         13. Defense Of The Putative Class Action Suits Against NTL Inc. And Certain Of Its Officers And Directors

         The putative class action lawsuits against NTL Inc. and certain of its officers and directors which were commenced by seven of its purported security holders, on behalf of certain purchasers of NTL Inc.'s securities, may have a negative impact on operations. Three of the claims arising out of the suits against NTL Inc. have been voluntarily dismissed, and the remaining claims asserted against NTL Inc. will be discharged under Section 1141(d) of the Bankruptcy Code if the Plan is confirmed, except for any rights to the proceeds of NTL Inc.'s applicable insurance, including, but not limited to, director and officer liability insurance, and except to the extent, if any, that a challenge to the Debtors' separate classification of Securities Claims from Old Common Stock Interests is upheld. The claims arising out of the suits against the individual officers and directors, however, will not be discharged under Section 1141(d) of the Bankruptcy Code if the Plan is confirmed, but will be released pursuant to Article XIII.E of the Plan. For additional information about Article XIII.E of the Plan, see "Summary Of The Plan -- Effects Of Confirmation -- Releases." If, for any reason, the claims against these officers and directors are not released under the Plan and these officers and directors continue to be officers and directors of New NTL, defense of the suits may divert these officers' and directors' time and resources from managing the operations of New NTL's business. If these officers and directors of New NTL spend significant amounts of time defending these lawsuits, there may be a negative impact on operations.

E.       New NTL Stockholder Rights Agreement

         HOLDERS OF ALLOWED CLAIMS OR INTERESTS ARE HEREBY PUT ON NOTICE THAT IF ANY SUCH PERSON IS A NEW NTL CHAPTER 11 ACQUIRING PERSON DURING THE PERIOD FROM THE FIRST BUSINESS DAY AFTER THE PETITION DATE THROUGH THE EFFECTIVE DATE, THEN SUCH HOLDER WILL BE SUBJECT TO THE SPECIAL DISTRIBUTION PROCEDURES SET FORTH IN "SUMMARY OF THE PLAN -- SUMMARY OF OTHER PROVISIONS OF THE PLAN -- PROVISIONS GOVERNING DISTRIBUTIONS -- SPECIAL DISTRIBUTION PROCEDURES FOR CERTAIN PERSONS -- NEW NTL CHAPTER 11 ACQUIRING PERSONS."

         Upon issuance, each share of New NTL Common Stock (whether originally issued or from New NTL's treasury) will be accompanied by a right (the "New NTL Stockholder Right"). Each New NTL Stockholder Right will entitle the registered holder to purchase from New NTL one one-hundredth of a share of New NTL Stockholder Rights Preferred Stock at the New NTL Stockholder Rights Purchase Price, subject to adjustment pursuant to the terms of the New NTL Rights Agreement.

         The New NTL Rights Agreement is intended to encourage a potential acquiror to negotiate directly with the board of directors of New NTL and to deter coercive takeover tactics, but may have anti-takeover effects. The New NTL Rights Agreement has the potential to significantly dilute the ownership interests of an acquiror of shares of New NTL Common Stock, and therefore, may have the effect of delaying, deterring, or preventing a change in control of New NTL.

         Initially, the New NTL Stockholder Rights will be annexed to all New NTL Common Stock certificates representing shares then outstanding, and no separate New NTL Stockholder Rights certificates evidencing the New NTL Stockholder Rights will be distributed. Subject to certain exceptions specified in the New NTL Rights Agreement, the New NTL Stockholder Rights will separate from the New NTL Common Stock, be represented by separate certificates, and a New NTL Stockholder Rights Distribution Date (as defined below) will occur upon the earlier of:

         o 10 business days following a public announcement that a person or group of affiliated or associated persons other than a New NTL Grandfathered Distributee (a "New NTL Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of New NTL Common Stock (or beneficial ownership of securities which upon confirmation of the Plan, will become shares of New NTL Common Stock) (the "New NTL Stock Acquisition Date"), other than as a result of repurchases of stock by New NTL or certain inadvertent actions by institutional or certain other stockholders; or

         o 10 business days (or such later date as the board of directors of New NTL shall determine prior to any Person becoming a New NTL Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a Person or group becoming a New NTL Acquiring Person.

The New NTL Stock Acquisition Date could occur as early as the Effective Date. The earlier to occur of these events in the two preceding bullet points to occur is referred to as the "New NTL Stockholder Rights Distribution Date," although in any event the separation of the New NTL Stockholder Rights from the New NTL Common Stock shall not occur prior to the Effective Date.

         Until the New NTL Stockholder Rights Distribution Date, (1) the New NTL Stockholder Rights will be evidenced by the New NTL Common Stock certificates and will be transferred with and only with such New NTL Common Stock certificates, (2) New NTL Common Stock certificates will contain a notation incorporating the New NTL Rights Agreement by reference and (3) the surrender for transfer of any certificates for New NTL Common Stock outstanding will also constitute the transfer of the New NTL Stockholder Rights associated with the New NTL Common Stock represented by such certificate. Pursuant to the New NTL Rights Agreement, New NTL reserves the right to require prior to the occurrence of a New NTL Stockholder Rights Triggering Event (as defined below) that, upon any exercise of New NTL Stockholder Rights, a number of New NTL Stockholder Rights be exercised so that only whole shares of New NTL Stockholder Rights Preferred Stock will be issued.

         The New NTL Stockholder Rights are not exercisable until the New NTL Stockholder Rights Distribution Date and will expire at 5:00 p.m., New York City time, on the date that is ten years after the Effective Date unless such date is extended or the New NTL Stockholder Rights are earlier redeemed or exchanged by New NTL as described below.

         As soon as practicable after the New NTL Stockholder Rights Distribution Date, New NTL Stockholder Rights certificates will be mailed to holders of record of the New NTL Common Stock as of the close of business on the New NTL Stockholder Rights Distribution Date and, thereafter, the separate New NTL Stockholder Rights certificates alone will represent the New NTL Stockholder Rights. Except as otherwise determined by the board of directors of New NTL, only shares of New NTL Common Stock issued prior to the New NTL Stockholder Rights Distribution Date will be issued with New NTL Stockholder Rights.

         In the event that a person becomes a New NTL Acquiring Person or the board of directors of New NTL declares any person to be an adverse person upon a determination that a person has become the beneficial owner of a substantial amount of New NTL Common Stock, which shall in no event be less than 10% of the outstanding New NTL Common Stock, except pursuant to a tender offer or an exchange offer for all outstanding shares of New NTL Common Stock at a price and on terms determined by a majority of the members of the board of directors of New NTL (or a properly constituted committee), none of whom are New NTL's officers and who are not representatives, nominees, affiliates or associates of a New NTL Acquiring Person, to be fair to New NTL's stockholders (a "New NTL Qualifying Offer"), each holder of a New NTL Stockholder Right will thereafter have the right to receive, upon exercise, New NTL Common Stock (or, in certain circumstances, cash, property or other securities of New NTL) having a value equal to two times the exercise price of the New NTL Stockholder Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all New NTL Stockholder Rights that are, or (under certain circumstances specified in the New NTL Rights Agreement) were, beneficially owned by any New NTL Acquiring Person will be null and void. However, New NTL Stockholder Rights are not exercisable following the occurrence of the event set forth above until such time as the New NTL Stockholder Rights are no longer redeemable by New NTL as set forth below.

         For illustrative purposes only, at an exercise price of $60 per New NTL Stockholder Right, each New NTL Stockholder Right not owned by a New NTL Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of New NTL Common Stock (or other consideration, as noted above) for $60. Assuming for illustrative purposes only that the New NTL Common Stock had a per share value of $20 at such time, the holder of each valid New NTL Stockholder Right would be entitled to purchase 12 shares of New NTL Common Stock for $120. The foregoing example is for illustrative purposes only and is not a representation of the future trading value of New NTL Common Stock or the circumstances under which New NTL Stockholder Rights may be validly exercised.

         In the event that, on or at any time after a New NTL Stock Acquisition Date, New NTL (1) engages in a merger or other business combination transaction in which New NTL is not the surviving corporation other than in a New NTL Qualifying Offer, (2) New NTL engages in a merger or other business combination transaction in which New NTL is the surviving corporation and any shares of New NTL Common Stock are changed into or exchanged for other securities or assets other than in a New NTL Qualifying Offer or (3) 50% or more of the assets, cash flow or earning power of New NTL and its subsidiaries (taken as a whole) are sold or transferred so that each holder of a New NTL Stockholder Right (except as noted below) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the New NTL Stockholder Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (determined as provided in the New NTL Rights Agreement) of two times the exercise price of the New NTL Stockholder Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "New NTL Stockholder Rights Triggering Events."

         At any time until the tenth business day after a New NTL Stock Acquisition Date, New NTL may redeem the New NTL Stockholder Rights in whole, but not in part, at a price of $0.01 per New NTL Stockholder Right (the "New NTL Stockholder Rights Redemption Price"), payable in cash, New NTL Common Stock or other consideration deemed appropriate by the board of directors of New NTL. Immediately upon the action of the board of directors of New NTL electing to redeem the New NTL Stockholder Rights, the New NTL Stockholder Rights will terminate and the only right of the holders of New NTL Stockholder Rights will be to receive the New NTL Stockholder Rights Redemption Price.

         At any time after a person becomes a New NTL Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding shares of New NTL Common Stock, the board of directors of New NTL may exchange the New NTL Stockholder Rights (other than New NTL Stockholder Rights owned by such person or group which have become void), in whole or in part, for New NTL Common Stock at an exchange ratio of one share of New NTL Common Stock, or one one-hundredth of a share of New NTL Stockholder Rights Preferred Stock (or of a share of a class or series of New NTL preferred stock having equivalent rights, preferences and privileges), per New NTL Stockholder Right subject to adjustment.

         Until a New NTL Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New NTL, including, without limitation, the right to vote or to receive dividends. While the distribution of the New NTL Stockholder Rights will not be taxable to holders of New NTL Common Stock or to New NTL, New NTL stockholders may, depending upon the circumstances, recognize taxable income in the event that the New NTL Stockholder Rights become exercisable for New NTL Common Stock or other consideration of New NTL or for common stock of the acquiring company or in the event of the redemption of the New NTL Stockholder Rights as discussed above.

         Any of the provisions of the New NTL Rights Agreement may be amended by the board of directors of New NTL prior to the New NTL Stockholder Rights Distribution Date. After the New NTL Stockholder Rights Distribution Date, the provisions of the New NTL Rights Agreement may be amended by the board of directors of New NTL in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of New NTL Stockholder Rights, or to shorten or lengthen any time period under the New NTL Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the New NTL Stockholder Rights are not redeemable.

         This summary of the New NTL Rights Agreement is subject in its entirety to the terms and conditions of the New NTL Rights Agreement.

F.       Certain Financing Matters

         Set out below is a description of the expected principal indebtedness of New NTL and its subsidiaries immediately following the Effective Date.

         The descriptions of the Senior Credit Facility and Working Capital Credit Facility with respect to New NTL have been prepared assuming that the existing facilities are amended and restated to accord with the Heads of Terms agreed among the UK Bank Steering Committee, the Cablecom Bank Steering Committee, NTL Inc. acting on behalf of its subsidiaries party to the Credit Facilities, the Noteholders' Steering Committee, Senior Banks representing 91% of the principal amount outstanding under the Senior Credit Facility, and all of the Working Capital Banks and are subject to satisfactory documentation and the conditions contained therein. It is a condition to the occurrence of the Effective Date that the UK Credit Facilities have been amended and restated on terms acceptable to the Debtors and the Creditors' Committee. The appropriate consents will be sought in connection with the amendment and restatement of these facilities. See "General Information -- Events Leading To Chapter 11 Cases--Execution Of Heads Of Terms As To UK Credit Facilities."

         1.       Senior Credit Facility

         Pursuant to the Senior Credit Facility, the Senior Banks have made available to NTL Investment Holdings Limited a revolving facility in the maximum aggregate principal amount of (pound)2,585,000,000 and a term facility in the maximum principal amount of (pound)200,000,000. The Senior Credit Facility is fully drawn.

         The liabilities under the Senior Credit Facility are principally supported by guaranties and security from certain of the subsidiaries of New NTL (approximately 185 in number), other than Diamond Cable, Triangle, and their respective subsidiaries.

         Amounts outstanding under the revolving facility bear interest at LIBOR plus a margin of 3.5% for six months from the date of the restatement of the Senior Credit Facility contemplated by the Heads of Terms referred to above and which thereafter varies from 4.00% to 2.5% per annum (under a margin ratchet arrangement dependent upon financial performance) plus the Mandatory Cost Rate.

         Subject to the agreement of the term loan lender, the term loan facility will bear interest at the same rate as the revolving facility and will have a final repayment date of September 30, 2006.

         The availability of the revolving facility reduces from June 30, 2004 until its final repayment on September 30, 2005. These repayment provisions are subject to voluntary and mandatory repayment and cancellation provisions in the Senior Credit Facility. There are detailed provisions in the Senior Credit Facility which require amounts outstanding under the term loan facility and revolving facility to be repaid and the commitment thereunder to be permanently reduced from excess cash flow, insurance proceeds, asset disposals, and the net cash proceeds of equity issues or financial indebtedness raised by NTL CC or any of its subsidiaries which are holding companies of NTL Communications Limited, subject to certain agreed exceptions.

         The Senior Credit Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants applying principally to most of New NTL's subsidiaries and (to a limited extent) New NTL.

         The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of the Senior Banks) to cancel any undrawn portion of the facilities and/or to require the immediate payment of all amounts outstanding under the Senior Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Senior Credit Facility and related finance documents; (iv) cross defaults;
(v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event or circumstance which would have a material adverse effect.

         The Senior Credit Facility provides for the payment of agency fees and the payment of commitment commission on the daily available and undrawn amounts under the revolving facility at a rate (depending upon the amounts so available and undrawn) of 0.5% or 0.75% per annum payable quarterly in arrears. The Senior Credit Facility also provides for the payment of a restructuring fee to each lender on the Effective Date calculated at 1.375% of such lender's commitment as of May 2, 2002.

         NTL IS CURRENTLY IN DEFAULT UNDER THE SENIOR CREDIT FACILITY. IN CONNECTION WITH THE PLAN IT IS INTENDED THAT THE EXISTING EVENTS OF DEFAULT UNDER THE SENIOR CREDIT FACILITY WILL BE CURED BY AMENDMENT OF THE SENIOR CREDIT FACILITY WITH EFFECT FROM THE EFFECTIVE DATE.

         2.       Working Capital Facility

         Pursuant to the Working Capital Facility, the working capital banks made available to NTL Communications Limited a multiple draw loan facility of (pound)1,300,000,000. The Working Capital Facility is fully drawn but for approximately (pound)9,000,000, the availability of which is currently blocked and the principal amount outstanding thereunder is approximately (pound)408,000,000 (the remainder having been canceled).

         Amounts outstanding under the Working Capital Facility bear interest at LIBOR plus the Mandatory Cost Rate plus a margin which ratchets up by 0.5% per annum per quarter from its initial rate of 4.5% per annum. As of the date of this Disclosure Statement it has yet to be agreed whether the interest rate will be capped at 16% per annum as per the terms of the Working Capital Facility prior to its amendment pursuant to the Heads of Terms.

         The liabilities under the Working Capital Facility were originally supported principally by guaranties granted by NTL (UK) Group, Inc. and NTL CC; a pledge by NTL CC over its 100% shareholding in NTL (UK) Group, Inc.; a charge by NTL (UK) Group, Inc. over 65% of its 100% shareholding in NTL Communications Limited; and by an assignment by NTL CC of the benefit of its intercompany loans to NTL (UK) Group, Inc.

         Pursuant to an agreement in principle concluded between the Debtors and the Working Capital Banks at the beginning of 2002, it was agreed that guaranties of the liabilities of NTL Communications Limited as borrower under the Working Capital Facility would also be granted by those members of the NTL group which had granted guaranties with respect to the Senior Credit Facility. It has subsequently been agreed that not all of the members of the NTL group which guaranteed the Senior Credit Facility should guarantee the Working Capital Facility, but as of the date of this Disclosure Statement (due to unresolved issues relating to the consideration being granted for such guaranties), such guaranties have not been granted.

         If such guaranties are granted by the time the Working Capital Facility is restated pursuant to the Heads of Terms, the provisions for payment of interest will be amended so that no more than 2.5% above the applicable margin for the revolving credit facility under the Senior Credit Facility plus LIBOR plus the Mandatory Cost Rate will be payable in cash on the relevant interest payment dates and the balance of the interest amounts accruing will continue to accrue and be paid on the final repayment date of the Working Capital Facility. As of the date of this Disclosure Statement, it has not been agreed whether such "rolled-up" interest will itself accrue interest. If such guaranties are granted, those guaranties will be subject to a subordination agreement pursuant to which the liabilities and obligations assumed by the relevant NTL group members under those guaranties will be subordinated to the liabilities and obligations assumed by such members under, or pursuant to, or otherwise in connection with, the Senior Credit Facility and the documents related thereto.

         The Working Capital Facility provides that amounts outstanding under the Working Capital Facility will be repaid and the commitment thereunder will be permanently reduced from excess cash flow, asset disposals, insurance proceeds and a certain percentage of the net cash proceeds of equity issued or financial indebtedness raised by New NTL and certain of its subsidiaries (subject to certain exceptions). The Heads of Terms provides that proceeds raised from the Offerings (or any equity offerings done in lieu of the Offerings of equal or lesser amounts within 12 months following the Effective Date), the DIP Facility, the New NTL Exit Facility, or any alternative financing completed in lieu of the New NTL Exit Facility and any refinancing of the New NTL Exit Facility completed within 12 months following the Effective Date, are not required to be used to repay the Working Capital Facility and permanently reduce the commitment thereunder.

         The Working Capital Facility contains comprehensive undertakings relating to the provision of information and other affirmative and negative covenants.

         The occurrence of certain specified events of default entitle the agent (or oblige the agent on the instructions of an instructing group of Working Capital Banks) to cancel any undrawn portion of the facilities and/or to require the immediate payment of all amounts outstanding under the Working Capital Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Working Capital Facility and related finance documents; (iv) cross defaults; (v) the occurrence of certain insolvency contingencies affecting certain members of the NTL group; (vi) a displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and
(ix) the occurrence of any event or circumstance which would have a material adverse effect.

         The Working Capital Facility provides for the payment of agency fees and also provides for the payment of a restructuring fee to each lender on the Effective Date calculated at 1.375% of such lender's commitment as of May 2, 2002.

         NTL IS CURRENTLY IN DEFAULT UNDER THE WORKING CAPITAL FACILITY. IN CONNECTION WITH THE PLAN IT IS INTENDED THAT THE EXISTING EVENTS OF DEFAULT UNDER THE WORKING CAPITAL FACILITY WILL BE CURED BY AMENDMENT OF THE WORKING CAPITAL FACILITY WITH EFFECT FROM THE EFFECTIVE DATE.

         3.       Triangle Notes

         Under the terms of the Indenture governing the Triangle Notes, Triangle issued $517,321,000 in principal amount of Triangle Notes at a price of 57.991% of the aggregate principal amount at maturity, or $299,999,621.11. The Triangle Notes accrue interest from November 15, 2000 at 11.20% per annum, payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2001, and may be redeemed at Triangle's option, in whole or in part, at any time on or after November 15, 2000, at a redemption price of 104.20% of the principal amount thereof, declining ratably to par on or after November 15, 2003, plus accrued and unpaid interest, if any, to the date of redemption.

         Solely with respect to the Triangle Notes, NTL Inc., NTL Delaware, NTL CC, and Cable Funding have determined that the change of control provisions contained in the Indenture governing the Triangle Notes will not be triggered by the consummation of the transactions set forth in the Plan.

         4.       Diamond Holdings Notes

         Under the terms of the Indenture governing the Diamond Holdings Notes, Diamond Holdings issued (pound)135,000,000 in 10% Senior Notes due February 1, 2008, and $110,000,000 in 91/8% Senior Notes due February 1, 2008. The Diamond Holdings Notes, which are guaranteed by Diamond Cable, the parent of Diamond Holdings, accrue interest at 10% and 91/8% per annum, respectively, from February 6, 1998, payable semi-annually in arrears on February 1 and August 1, commencing on August 1, 1998, and may be redeemed at the option of Diamond Holdings, in whole or in part, at any time on or after February 1, 2003, at a redemption price (expressed as a percentage of the principal amount) determined in accordance with Section 204 of the Diamond Holdings Notes Indenture.

         Solely with respect to the Diamond Holdings Notes, the Debtors have determined that the change of control provisions contained in the Indentures governing the Diamond Holdings Notes will not be triggered by the consummation of the transactions set forth in the Plan.

         5.       The New NTL Exit Facility

         The Debtors expect that on the Effective Date, New NTL and/or Cable Funding will enter into a new exit financing facility, which may be the New NTL Exit Facility. The New NTL Exit Facility or any alternative financing would refinance (at least in part) the DIP Facility and may be used as consideration for the refinancing of the Delaware/NTL (UK) Group Note from NTL Delaware to New NTL. The New NTL Exit Facility likely would be evidenced by senior secured notes of Cable Funding having a maturity date seven years from the Effective Date. The senior secured notes likely would bear interest at a rate equal to the greater of (a) 13% or (b) 350 bps over the yield-to- worst of the basket of high yield United States cable securities that are a component of an agreed upon high yield index produced by an internationally recognized investment banking firm and would be payable semi-annually in arrears.

         The Debtors further expect that the New NTL Exit Facility would be secured by various assets of New NTL, including those which secure the DIP Facility, would rank senior to all current and future subordinated debt of New NTL, and would be non-callable for four years from the date of issuance, and thereafter, callable at a premium, decreasing ratably to par.

         The Debtors also expect that the New NTL Exit Facility would impose operating and financial restrictions on New NTL and its subsidiaries. These restrictions would affect, and in certain cases significantly limit or prohibit, among other things, New NTL's ability and the ability of its subsidiaries to incur additional indebtedness, pay dividends, or make distributions in respect of capital stock, make other restricted payments, enter into sale and leaseback transactions, create liens upon assets, enter into transactions with affiliates or related persons, sell assets, or consolidate, merge, or sell all or substantially all of their assets. The New NTL Exit Facility also likely would require New NTL to satisfy certain financial covenants on an ongoing basis. The Debtors cannot determine at this time whether these financial covenants would have a material impact on New NTL's ability to finance future operations or capital needs or to engage in other business activities.

         The terms, covenants, and conditions of the New NTL Exit Facility have not been finalized and remain subject to negotiation and final documentation.

G.       Transitional Arrangements With Euroco

         Following the Effective Date, New NTL will provide certain head office, technical and administrative services to Euroco which will be charged to Euroco at cost on a transitional basis. In addition, New NTL will provide certain management, personnel, technical, and administrative assistance and services to Euroco with respect to the joint venture interests of Euroco which are located in the UK, the Far East operations of ntl: broadcast and NTL Lanbase, SL (the company for the Spanish operations of ntl: business), all of which will be charged to Euroco at an agreed upon price schedule on a transitional basis.

         Following confirmation of the Plan, New NTL will continue to operate under and rely on the contractual arrangements currently in place with respect to the provision of eTelevision Services and carriage of certain content by joint venture interests of Euroco.

         Arrangements will also be made as appropriate for the use by Euroco of the "ntl:" logo and the NTL name on a transitional basis. In addition, customary provisions will be made for shared access to the historic taxation records and corporate records of NTL.

H.       Legal Proceedings

         NTL is involved in, or has been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving employment claims, contractual disputes and claims for damages to property and personal injury resulting from the construction of NTL's networks and the maintenance and servicing of NTL's transmission masts, none of which are expected to have a material adverse effect on New NTL's financial position or results of operations or cash flows.

         In April and May 2002, seven of NTL Inc.'s purported security holders commenced putative class action lawsuits against NTL Inc. and certain of its officers and directors, on behalf of all purchasers of NTL Inc.'s securities between August 9, 2000 and November 29, 2001 (the "Class Period") in the United States District Court for the Southern District of New York. The complaints allege that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, purportedly by not disclosing during the Class Period that: (a) NTL Inc. allegedly was unable to integrate its acquisitions and therefore experienced difficulties in operating its business; (b) NTL Inc. allegedly was not fully funded until 2003, as it had publicly disclosed, and would have to restructure its debt prior to that time; (c) NTL Inc. allegedly was under-reporting "churn rates" by failing to report customer terminations and continuing to bill customers for accounts which they had terminated; and (d) NTL Inc. allegedly was delaying the writedown of billions of dollars of impaired assets, thereby misstating NTL Inc.'s results of operations. The complaints seek unspecified damages. Three of these lawsuits have been voluntarily dismissed with respect to NTL Inc. (though not its officers and directors) because they were filed subsequent to the commencement of NTL Inc.'s Chapter 11 case. Pursuant to the Plan, the claims arising out of the remaining suits against NTL Inc. (though not against its officers and directors) will be discharged in the Chapter 11 Cases if the Plan is confirmed. For further information regarding the treatment of these claims, see "Certain Matters Regarding New NTL - Risk Factors Relating To New NTL - Defense Of The Putative Class Action Suits Against NTL Inc. And Certain Of Its Officers And Directors."

                    V. CERTAIN MATTERS REGARDING EUROCO

A.       Businesses To Comprise Euroco

         1.       Overview

         Following the Effective Date, Euroco will hold Cablecom, NTL's cable business in Switzerland, and will retain NTL's investments in cable networks in Sweden and Germany.

         Also, Euroco will retain NTL's equity investments in Premium TV Limited (NTL's sports TV content and internet business), Two Way TV Limited (an interactive television service provider), Global Radio Participations SA (a European digital radio license holder), Into Networks and Diva Systems (respectively, streaming and video-on demand technology companies), Radioscape Limited (a digital radio technology company), NTL Lanbase, SL (the company for the Spanish operations of ntl: business), the Far East operations of ntl: broadcast, and the cable channel content providers of the ITN News Channel and The Studio Channel. The Debtors understand, however, that Into Networks is pursuing a disposition of substantially all of its assets, and the proceeds of this disposition are not expected to be sufficient to result in any distribution to Into Networks' equity security holders. Similarly, Diva recently has commenced its own Chapter 11 case and the Debtors do not expect to receive or retain any property or other distribution on account of NTL's equity interest in Diva.

         Pursuant to the terms of the Plan and subject to the occurrence of the Effective Date, the Noos Interest will be released to France Telecom pursuant to the Share Account Pledge Agreement. See "Summary Of The Plan -- Summary Of Other Provisions Of The Plan -- Compromises And Settlements -- France Telecom Compromise And Settlement."

         The principal assets that will comprise Euroco, namely the operations in Switzerland, Germany, and Sweden, were all acquired in 2000. In March 2000, NTL completed the purchase of the cable assets of the Cablecom Group, Switzerland's largest cable company. As described below, Euroco is required to attempt to sell, or procure an outside investor in, the Cablecom Group. Also in March 2000, NTL acquired a 25% interest in B2 in Sweden, a company which is deploying fiber directly to the home throughout Scandinavia. (In September 2001, NTL increased its minority interest in B2 to 34%.) In August 2000, NTL acquired a 50% interest in eKabel L.P., which owns 65% of iesy Holdings GmbH, formerly known as eKabel Holdings GmbH, the cable network in the Hessen province of Germany.

         The Debtors and the Noteholders' Steering Committee and since its formation, the Creditors' Committee have discussed the possible transfer to NTL CC or one of its subsidiaries of one or more of the joint venture interests and/or certain of the non-core assets currently held indirectly by NTL Inc. or NTL Delaware, as the case may be. If any such transfer were to occur, such joint venture interest and/or assets would form a part of New NTL and would not be a part of Euroco. The terms and conditions of any such transfer, including the form and mechanics (including compliance with existing contractual obligations), the consideration payable, transfer of associated funding obligations, transitional arrangements, and the timing thereof have not been agreed. It is not currently contemplated that any such transfer will occur prior to the Effective Date, and any transfer after the Effective Date may be subject to approvals of the boards of directors of New NTL and Euroco. Any such transfer would be subject to approval of the Bankruptcy Court if effected prior to the Effective Date. For further information, see "Certain Matters Regarding Euroco - Risk Factors Relating To Euroco."

         Unless otherwise stated, all information in this section is as of December 31, 2001. For an update of certain information with respect to the businesses to comprise Euroco, see the Quarterly Report on Form 10-Q for the three months ended March 31, 2002 for NTL Inc. annexed as Exhibit C to this Disclosure Statement.

         2.       Cablecom GmbH (Switzerland)

                  a.    Cablecom Group Outside Investment And/Or Sale Process

         The Cablecom Group has outstanding aggregate borrowings, as of the date of this Disclosure Statement of CHF 3,755,000,000 under the Cablecom Credit Facility. Cablecom GmbH, an indirect wholly owned subsidiary of NTL Delaware, is the principal borrower under the Cablecom Credit Facility.

         It has been agreed pursuant to the most recent amendment of the Cablecom Credit Facility that the Cablecom Banks have the following rights:

         o if the Cablecom Banks are not satisfied with the progress made towards a sale of, or investment in, the Cablecom Group by August 31, 2002, Cablecom GmbH shall appoint a reputable investment bank approved by the Cablecom Bank Steering Committee to advise it in connection with the sale of all or part of, or an investment in, the Cablecom Group;

         o to require Cablecom GmbH to prepare, in consultation with such investment bank(s), a mutually agreed timeline in relation to a possible outside investment in, or sale of all or a part of, the Cablecom Group;

         o to require the prompt notification to the agent acting on behalf of the Cablecom Banks of any material developments which occur after the engagement of such investment bank(s) in connection with the proposed outside investment in, or sale of all or a part of, the Cablecom Group, including the receipt of any investment or sale proposal relating to the Cablecom Group; and

         o to direct NTL Cablecom Holding GmbH and/or Cablecom GmbH and/or NTL Delaware to approve any proposed outside investment in, or sale of all or a part of, the Cablecom Group, which is acceptable to the Cablecom Banks and to require NTL Cablecom Holding GmbH and/or Cablecom GmbH and/or NTL Delaware to obtain the consent or approval of any person holding an interest in the Cablecom Group that would be required to approve an outside investment in, or sale of all or a part of, the Cablecom Group.

         Under a subsequent conditional agreement made between J.P. Morgan Chase, Morgan Stanley Senior Funding Inc., and The Royal Bank of Scotland plc as the co-ordinators for the Cablecom Banks on the one hand and NTL Cablecom Holding GmbH, Cablecom GmbH, NTL Delaware, and Cable Connect Switzerland 1 CV on the other hand, it has been conditionally agreed that UBS Warburg be appointed to advise Cablecom in connection with the sale of or investment in the Cablecom Group and that the Cablecom Banks shall have the following rights:

         o        to review the scope and terms of the UBS Warburg engagement;

         o        to be notified when UBS Warburg is appointed;

         o to request the engagement of a second investment banking firm to work with UBS Warburg to jointly seek an outside investment in, or sale of all or a part of, the Cablecom Group, such second investment banking firm to be acceptable to the Cablecom Banks;

         o to direct Cable Connect Switzerland 1 CV to approve any proposed outside investment in, or sale of all or a part of, the Cablecom Group which is acceptable to the Cablecom Banks and to require it to obtain the consent or approval of any person holding an interest in the Cablecom Group that would be required to approve an outside investment in, or sale of all or a part of, the Cablecom Group in addition to the other members of the NTL group referred to above; and

         o if a sale of all or a part of the Cablecom Group is completed at any time on or prior to August 31, 2003 where the consideration received by Euroco (after deduction of all costs, expenses, liabilities, taxes, and/or duties incurred and/or payable in connection with the sale) exceeds the amounts outstanding under the Cablecom Credit Facility and related finance documents at such time, the Cablecom Banks are entitled to receive additional interest on the loan equal to 20% of any such excess consideration that, in the absence of such arrangement, Euroco (or one of its subsidiaries, as the case may be) would have actually received and been entitled to retain for its own account, net of all taxes and levies arising from such payment to the Cablecom Banks; if the consideration is received in installments, the Cablecom Banks' entitlement will be paid in the like installments and if the consideration is non-cash, the Cablecom Banks' entitlement will be in like kind.

         The conditions to that agreement are set out in "Certain Matters Regarding Euroco -- Risk Factors Relating to Euroco -- Sale Of Or Outside Investment In The Cablecom Group."

         Under the conditional agreement discussed above, the requirement of Cable Connect Switzerland 1 CV and/or NTL Cablecom Holding GmbH and/or Cablecom GmbH and/or NTL Delaware to obtain the consent to, or approval of, any person whose consent or approval is required in connection with an outside investment in, or sale of all or a part of, the Cablecom Group does not extend to the obtaining of any consent or approval from any Cablecom Bank or any applicable governmental or regulatory authority. The parties agreed to mutually cooperate to complete any investment or sale in the most tax-efficient manner for Euroco. See "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco -- Sale Of Or Outside Investment In The Cablecom Group."

                  b.    Cablecom Business

         Cablecom is Switzerland's largest cable operator with approximately 53% of the Swiss cable television market as of December 31, 2001. As of December 31, 2001, Cablecom delivered products and services to
1.4 million subscribers in 100% ownership service areas, reflecting a penetration rate of approximately 91%. Cablecom also delivers signals via its national fiber backbone to other cable operators who serve another 490,000 subscribers, including third party wholesale and partial ownership of signal. Over 90% of television broadcasting in Switzerland is delivered over cable networks. As of December 31, 2001, Cablecom also had over 67,000 broadband Internet and 48,000 digital television customers.

         Cablecom also owns SwissOnline, one of the largest Internet service providers in Switzerland with approximately 161,000 dial-up customers as of December 31, 2001. Cablecom already has a telecommunications license to provide voice, data and other value added services in Switzerland, and expects to commercially launch its Voice over Internet Protocol, or VoIP, telephony product in 2002.

         Cablecom is the largest alternative fiber link telecommunications operator in the Swiss telecommunications market.

         Cablecom's business extends beyond basic television services. Cablecom's objective is to become the premier provider of communications services for Switzerland's residential and business markets.

         During the third and fourth quarter of 2001, NTL's European management team took an active role in managing the business in Switzerland. NTL reorganized Cablecom's management and organizational structure to a customer focused organization marketing the product for the consumer and realizing Cablecom's unique business to business opportunity. In 2001, Cablecom integrated several business units and legal entities, reducing the number of departments from 13 to 7, thereby reducing multiple interfaces to the customer.

         As part of the reorganization, in October 2001, Rudolf Fischer joined the European management team as the new Chief Operating Officer of Cablecom. NTL has also hired Cablecom's first Chief Marketing Officer, and through internal candidates, Cablecom's Chief Financial Officer and Head of Consumer Services. As part of the effort to streamline Cablecom and reduce costs, NTL also implemented a redundancy plan in 2001, reducing headcount by 260 out of 1,960 full-time equivalent employees.

         Core elements of the strategy for Cablecom include:

         o introducing value added services, including high speed Internet, digital television, pay-TV, video- and audio-on-demand, and telephony,

         o installing superior customer care operations in order to support growth in the number of direct customer relationships and the rollout of new products and services, and

         o increasing capacity in major cities and suburban areas and increase bi-directionality beyond the current one million homes.

         Cablecom currently operates in the following five business areas:

         o Fully Owned Cable Networks. Residential cable television is Cablecom's largest business and comprises 28 different cable networks, of which six are wholly-owned by Cablecom. This accounts for approximately 90% of total managed subscribers. As of December 31, 2001, Cablecom had a 53% market share in Switzerland. Approximately 48,000 digital television customers and 67,000 broadband Internet subscribers were connected at year-end.

         o SwissOnline. SwissOnline, a wholly owned Cablecom subsidiary, is one of Switzerland's largest Internet service providers and one of the leading portals in the country. As of December 31, 2001, SwissOnline had approximately 161,000 subscribers. As part of the Cablecom reorganization in 2001, SwissOnline was integrated with Cablecom's high speed Internet product management and customer operations.

         o Cablecom Business. Cablecom Business provides voice and data services to the small, medium, and multi-site national segments. Current products include leased lines, virtual private networks, connectivity, and carriers' carrier services.

         o Rediffusion. Rediffusion, Cablecom's consumer electronics retail chain, sells consumer electronics products and accessories. It also has rental, maintenance, and service and repair operations. Historically, Rediffusion has been run independently of Cablecom's cable operations. Cablecom is currently evaluating strategic opportunities for Rediffusion, including joint ventures and possibly a share sale or asset sale, which would continue to leverage the retail chain as a distribution for Cablecom's consumer communications products.

         o Engineering. Cablecom Engineering AG, a wholly owned subsidiary of Cablecom, provides cable television engineering services to Cablecom and third parties. Cablecom Engineering AG is the leader in Swiss cable television engineering with a market share of 75%. Services include third-party cable television systems and network infrastructure planning and design, project management, and network measurement and maintenance. As part of the company's reorganization, Cablecom Engineering was integrated into the Cablecom network division in 2001.

         Network Upgrade. Cablecom is currently upgrading its nationwide network, which consists of three interconnected segments:

         o        Fiber optic backbone

         o        Hybrid-fiber coaxial or "HFC" network

         o        In-house installations

         Through Cablecom's network upgrade program, over 82% of homes passed were upgraded at the end of 2001. Moreover, as HFC networks in each area are upgraded, Cablecom upgrades in-house installations at the request of subscribers wishing to subscribe to new services, including digital cable television, high-speed Internet and in 2002 telephony services.

         Cable Television Services. In November 1999, Cablecom launched digital services under the SwissFun brand name in German-speaking regions. Using a purchased or leased set-top-box, Cablecom subscribers can access an additional 30 digital channels for free, as part of their basic television subscription offering. The subscribers can then subscribe to over 20 additional channels in pay packages. Cablecom continued the roll-out of its SwissFun digital television offering during 2001, concurrent with the upgrade of its regional networks.

         In addition to increasing the number of channels that can be broadcast, the introduction of digital broadcasting allows Cablecom to address each set-top-box individually, providing Cablecom with the necessary flexibility to bundle expanded basic and pay channels into more attractive pay packages. This customization of content and the potential to differentiate substantially from the basic television offering is expected to make pay television much more attractive than its current form. In 2002, Cablecom plans to offer additional pay packages and pay-per-view services over its network.

         Internet Services. Cablecom intends to continue to roll out high-speed Internet access services throughout its service areas as its networks are upgraded to bi-directionality through 2004. To maximize the return on capital expenditures, Cablecom is first upgrading subscriber areas where demand is the highest. As of December 31, 2001, Cablecom provided cable modem services to 67,000 subscribers.

         In its franchise areas, Cablecom offers both residential customers and businesses Internet access services connecting users to SwissOnline's portal via Cablecom's network, and thus retain all usage related revenues for dial-up services and all access revenues for all types of subscription-based Internet services such as pay dial-up and high-speed Internet services.

         Telecommunication Services. Apart from Swisscom, Cablecom is the only company with a nationwide footprint and a local loop infrastructure. Cablecom expects to be able to provide broadband local loop infrastructure access to nearly 50% of Swiss households following completion of its network upgrade program. Cablecom's local loop networks cover all major Swiss cities, except Lausanne and Geneva, where Cablecom has a 12.2% stake in 022 Telegeneve, a company which provides such coverage.

         In December 2001, lab testing and field trials of the Cablecom VoIP telephony product proved successful. Cablecom plans the commercial launch of its telephony product in 2002.

         3.       iesy Hessen GmbH (Germany)

         In August 2000, NTL Delaware completed a 50% investment in eKabel L.P., which in turn owns 65% of iesy Holdings GmbH (formerly eKabel Holdings GmbH), the Hessen cable network in Germany. The other shareholders of eKabel L.P. are Frankfurt Texas Partners, Waterview Advisors, Klesh Kabel Partners I and certain other investors. Deutsche Telekom AG, through a wholly-owned subsidiary, owns the remaining 35% interest in iesy Holdings GmbH. Under this ownership structure, NTL Delaware owns a 32.5% indirect ownership interest in iesy Hessen GmbH, a wholly owned subsidiary of iesy Holdings GmbH (referred to herein as "iesy").

         iesy owns and operates the largest cable television network in the German province of Hessen, which includes Frankfurt, the second largest financial center in Europe. iesy currently broadcasts up to 33 analog channels, 13 digital channels and 36 radio channels.

         There are approximately 2.8 million homes in Hessen, of which 64% or 1.8 million homes were passed by iesy's network as of December 31, 2001. Of the 1.8 million homes passed, 72%, or 1.3 million homes, are connected to iesy's network. For the year ended December 31, 2001, iesy Hessen GmbH generated total revenue of (U)118.2 million. iesy has a historical annual churn rate of less than 6%, which compares favorably to other European and United States cable providers. This loyalty of its customer base provides a solid platform on which to offer iesy branded products, such as "iesynet" and "iesyphone."

         iesy has stated its intention to upgrade its network to offer the following products and services:

         o Television. In addition to basic cable, iesy plans to offer additional channels and enhanced products and services such as premium channels, pay-per-view, near video-on-demand and video-on-demand.

         o Telephony. iesy plans to offer telephony services including, but not limited to, value added products, and services such as three-way calling, call waiting, call diversion and call banning to both residential and small and medium sized business, or SME, customers.

         o Internet. iesy plans to offer high-speed Internet access to both residential and SME customers with an "always on" service capable of providing streaming audio and video, multi-media applications, advertising, e-commerce and multi-player games.

         In October 2001, iesy successfully completed network upgrade technology trials. iesy initiated an upgrade program at the start of 2002 which is currently suspended pending progress of the potential restructuring of iesy's capital structure. See "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco -- Restructuring Of iesy Financings." The network upgrade plan will focus first on areas which offer attractive demographics for return on iesy's investment. This upgraded network will allow iesy to offer a wider array of broadband products and services, including the "triple-play" of digital cable television, high-speed Internet and telephony services.

         iesy's high speed Internet product, iesynet, has seen high demand in a pilot program in Frankfurt. A limited commercial launch of iesynet is targeted for 2002. Also in 2001, iesy was granted a class 4 voice telephony telecommunications license, and is considering offering VoIP telephony over its network from 2004.

         iesy had a net loss for 2001 of approximately (U)411.7 million, including approximately (U)88.8 million in depreciation and amortization and approximately (U)89.2 million in interest expense. On April 17, 2002, Standard and Poors downgraded its long term corporate credit ratings on iesy to triple C from single B and placed the credit ratings on CreditWatch with negative implications, citing increasing near term liquidity risk and noting that the headroom under iesy's bank covenants continues to be very tight, particularly in the first quarter of 2003. On May 7, 2002, Moody's downgraded its senior implied rating and senior unsecured issuer rating on iesy to Caa2 from B2 and to Ca from Caa1, respectively, citing increased concerns regarding iesy's ability to grow into its capital structure and Moody's opinion that iesy may be unable to resolve the anticipated bank covenant issues that are likely to result (although potentially not until early 2003) from iesy's reduced growth prospects over the next several years.

         In May 2002, iesy announced that it had appointed an advisor to advise on a probable restructuring of iesy's capital structure. See "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco -- Restructuring Of iesy Financings."

         As described above, iesy Hessen, through subsidiaries, owns and operates the largest cable television network in the German State of Hessen (which includes Frankfurt). This network was acquired in August 2000 from Kabel Deutschland GmbH ("KDG"), a wholly owned subsidiary of Deutsche Telekom AG.

         In August 2000, NTL, through Brigadoon Ventures, Inc., an indirect wholly-owned subsidiary, purchased a 50% interest in eKabel L.P. ("eKabel"). eKabel owns 65% of iesy Holdings GmbH ("iesy Holdings"). KDG owns the remaining 35% interest in iesy Holdings. iesy Holdings, in turn, owns 99.98% of iesy Hessen (with each of eKabel and KDG owning .01%). iesy Hessen owns 99.2% of iesy Hessen Finanz-Management GmbH ("Managementco"), which is the corporate general partner of iesy Hessen Finanz GmbH & Co. KG ("FinanzCo"). eKabel and KDG each own a 0.4% interest in Managementco. iesy Hessen owns 99.98% of FinanzCo, and the minority partners in FinanzCo are eKabel and KDG. The network is operated by iesy Hessen GmbH & Co. KG ("OpCo"), which is 99.98% owned by FinanzCo and of which iesy Hessen Verwaltungs-GmbH, a 99.2% subsidiary of FinanzCo, is the general partner.

         Commencing on June 15, 2001 and expiring on July 16, 2001, iesy Hessen offered to exchange (the "Exchange Offer") all of its $175 million aggregate principal amount of 14 1/2% Senior Notes due 2010 and (U) 385 million aggregate principal amount of 14 1/2% Senior Notes due 2010 (collectively, the "Old Notes") which were issued in August 2000 and February 2001 for substantially identical registered securities (the "New Notes"). The Exchange Offer was consummated pursuant to a registration statement and prospectus on Form F-4 filed with the SEC under the Securities Act on June 14, 2001 (the "Registration Statement"). Unlike the Old Notes, the New Notes are not restricted and can and do trade freely in the secondary securities markets of the United States. Apollo Management Fund V L.P. ("Apollo") claims that it currently holds approximately 30% of the outstanding principal amount of the New Notes and various funds managed by Pequot Capital Management, Inc. ("Pequot") claim that they currently hold approximately 8% of the outstanding principal amount of the New Notes.

         Commencing in early May 2002, Apollo/Pequot communicated to NTL and others involved with iesy Hessen a proposal to make a sizeable investment in iesy Hessen to facilitate a recapitalization of iesy Hessen in which existing holders of New Notes would receive 95% of the outstanding equity of the reorganized company and all existing common and preferred equity of iesy Holdings would be cancelled.

         More recently, Apollo/Pequot advised NTL that they intend to file a complaint against iesy Hessen, certain of its directors, and certain other persons, alleging violations of Section 11 of the Securities Act and
Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder premised on iesy Hessen's failure to disclose certain allegedly material facts in the Registration Statement or in a timely manner in other of its public disclosure documents.

         Apollo/Pequot have also stated that they intend to file a proof of claim against NTL alleging securities laws violations premised on, among other things, NTL's alleged role as a controlling person of iesy Hessen.

         Finally, Apollo/Pequot have stated that they "believe that certain of the [iesy Hessen] directors against whom it intends to bring claims would seek indemnification from NTL, at whose behest they were appointed to sit on the [iesy Hessen] board," for personal liability and potential criminal liability, and would seek to be treated as general unsecured creditors for any damages and legal fees which they are required to pay as a result of these matters, and "that such indemnification claims could substantially impact the recovery of all creditors in these cases."

         NTL disagrees with Apollo/Pequot's assertions and intends to defend vigorously against them. NTL believes that iesy Hessen has not violated the U.S. federal securities laws and that in any event NTL was not a "control person" of iesy Hessen during the relevant time periods. Moreover, NTL has no reason to believe that any NTL employee entitled to indemnification has violated or will violate any fiduciary or contractual duty to iesy Hessen or will be subject to any liability with respect thereto. Finally, NTL believes that even if such claims for indemnification were made, recovery to other creditors will not be affected.

         4.       B2 (Sweden)

         As a result of a series of transactions from March 2000 through September 2001, NTL has acquired a 34% interest in B2. The other principal investors in B2 are the Investor Group, Continuum Group Limited, Access Industries, and the Carlyle Group. B2 is a rapidly growing broadband communications company providing 10 Mb/s network access and broadband services to residential and small-to-medium business customers. In 2001, B2 concentrated its efforts on rapidly growing the business in Sweden by stopping its expansion efforts in Norway and Denmark. During 2001, B2 reduced the number of its permanent and temporary employees from approximately 600 to 210 people, and grew its subscriber base from 18,700 to over 69,700 customers. In September 2001, B2 raised SEK 2.4 Billion ($224 million) in a private placement.

         B2 provides "always on," low-cost access to a high-capacity broadband network that provides transmission both to and from the customer at the same speed and at the same time. B2's 10 Mb/s network access speed is substantially faster than typical connections offered by existing cable television and telecommunications operators and is upgradeable to 100 Mb/s without significant expense. In addition to broadband access, B2 intends to provide telephony and video access to its customers through a personalized, interactive interface. Similar to Cablecom and iesy, B2 has already successfully tested its VoIP telephony product.

         On April 15, 2002, a funding request for $20 million was received by NTL under the terms of the investment agreement relating to NTL's investment in B2. NTL has informed B2 and the other principal investors that it is not in a position to comply with this request at this time. The B2 investment agreement provides that if NTL fails to do so, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholder agreement. If this occurs, pursuant to the terms of the investment agreement, the majority remaining shareholders of B2 may elect to terminate the B2 shareholder agreement with respect to NTL and exercise a contractual right to acquire on a pro rata basis NTL's interest in B2 at 25% of fair market value. If the remaining shareholders were able and elected to exercise these rights, Euroco could be forced to sell its stake in B2 at a loss, substantially diminishing the value of Euroco. On June 25, 2002, B2 and its remaining shareholders filed a motion in the Bankruptcy Court requesting relief from the automatic stay provisions of section 362 of the Bankruptcy Code to exercise their rights under the relevant documents. Notwithstanding the arguments raised in the motion, NTL believes that the Bankruptcy Code provides various defenses and protections of and for NTL's rights under the B2 investment agreement and in respect of its equity interest in B2 and intends to enforce vigorously its rights and protections.

         5.       Other Operations

         Premium TV Limited, which will remain, after the Effective Date, a wholly owned subsidiary of Euroco, has a joint venture with Eurosport, the pan-European basic tier sports channel, to develop British Eurosport, a version of Eurosport tailored to appeal to UK viewers. This channel is now available to all of NTL's UK pay television homes.

         Premium TV Limited has also entered into long-term joint ventures with a number of UK football (soccer) teams including Rangers, Leicester, Middlesbrough, and Newcastle, as well as the Football League, which represents 76 teams, and has entered into a five-year operating agreement with Aston Villa. These joint ventures are intended to develop the football teams' Internet and broadband rights which may include audio-visual footage of matches on a delayed basis and live audio coverage of matches. Premium TV Limited is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV Limited, Premium TV Limited may seek to discontinue these joint ventures and terminate their activities, which may also result in a cessation of substantially all of Premium TV Limited's activities.

         As a result of the Restructuring process, the joint venture partners may assert that they can compulsorily acquire Premium TV Limited's interests in certain of these joint ventures at a third party appraisal valuation. NTL believes it has various defenses and protections under the Bankruptcy Code against such actions, and will enforce vigorously these rights and protections. Notwithstanding the foregoing, NTL has commenced or intends to commence negotiations with these joint venture partners to address these issues and to seek their support throughout the Restructuring process and beyond.

         In addition, Premium TV Limited is considering developing a Classic Sports television channel, and has a contractual arrangement with the BBC permitting Premium TV Limited to show historical sporting events, including football (soccer) matches, from the BBC's library. Premium TV Limited is reviewing whether to develop this channel in conjunction with one or more partners, or on its own.

         Following the Effective Date, Euroco will also retain investments in Two Way TV Limited (an interactive television service provider), Global Radio Participations SA (a European digital radio license holder), Into Networks and Diva (respectively, streaming and video-on demand technology companies), Radioscape Limited (a digital radio technology company), NTL Lanbase, SL (the company for the Spanish operations of ntl: business), the Far East operations of ntl: broadcast, and the cable channel content providers of the ITN News Channel and The Studio Channel. See "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco." See also "Certain Matters Regarding Euroco -- Businesses To Comprise Euroco - Overview."

         6.       Competition

                  a.    Competition For Cablecom In Switzerland

         o Cable Television. Cablecom is Switzerland's largest cable operator with approximately 53% of the Swiss cable television market as of December 31, 2001. Despite consolidation in the industry, which was led by Cablecom, the cable services industry remains highly fragmented. Cablecom intends to offer value added services, including digital television, pay-television, interactive-television, video- and audio-on-demand, high speed Internet, and voice-over-Internet Protocol-telephony. These services, if offered, will compete with third parties such as Teleclub (partly owned by the Kirch group), Canal+/ABSat, and Telpiu/Tele+, which currently provide pay-television by paying a transmission fee per subscriber to the cable operators.

         o Internet. In the provision of Internet services, Cablecom primarily competes with blu win (formerly Blue Window) which is owned by Swisscom, and the Internet services offered by Sunrise (TDC Switzerland AG).

         o Fixed Line Telephony. The principal competitor in both residential and business telephony is Swisscom, the incumbent provider of telephony services in Switzerland. A number of alternative carriers are building a network backbone infrastructure, including sunrise, which is majority owned by TDC A/S (Tele Danmark), d holding (Swiss utilities), UBS AG, and the Swiss Railways.

                  b.    Competition For iesy In Germany

         iesy faces, and anticipates facing, significant competition from established and new competitors, especially in the areas of residential telephony, business telephony, and Internet and data services in Hessen. iesy believes that competition will intensify in each of these businesses. iesy also faces competition in the area of pay television, which is expected to increase due to the marketing efforts of satellite providers and the launch of digital terrestrial television. iesy faces competition in the provision of basic cable services from a variety of sources, including direct-to-home satellite television services and satellite to master antenna television systems. The principal competitor in both residential and business telephony in Germany is Deutsche Telekom, formerly the monopoly provider of telephony services in Germany.


                  c.    Competition For B2 In Sweden

         The established communications providers in Sweden include Telia, UPC, and NetCom. Telia is the incumbent telecommunications provider in Sweden and has a significant customer base. Although Telia is currently mainly focusing on digital subscriber line solutions over fiber or the public switched telephone network, it is also offering cable television and Ethernet solutions. NetCom is the second largest telecommunications provider in Sweden and has a significant existing customer base in regular voice telephony and modem access Internet subscribers.

         New entrants providing communications services include Song Networks, Utfors, Enitel, and Thalamus Networks. Song Networks provides broadband communication services primarily to business customers, Internet service providers, resellers, and other communications carriers. Utfors is a telephony operator and a broadband access and service provider primarily to business customers, and it is building a nationwide broadband backbone network. Enitel acquired all of the assets of Telia Norge AS, Norway's second largest fixed-line telecommunications operator, and is expected to combine Enitel's broadband network with Telia Norge's products and existing customer base. Thalamus networks is a Swedish broadband service provider that leases network capacity in both the backbone and suburban and local area networks.

         7.       Regulation

                  a.    European Union Regulation

         Euroco's operations in the UK and continental Europe (other than Switzerland) are further regulated by the EU under various European Commission Directives. In February 2002, the European Union Commission adopted a package of legislative measures which established a new framework for electronic communication and ensures that the legislation is more technology neutral. The proposed new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access, and interconnection, universal service, and users' rights, data protection in telecommunications services, a regulation on unbundling the local loop, a draft liberalization Directive, and a decision on European Union radio spectrum policy.

                  b.    Swiss Regulation

         A comprehensive new regulatory framework governing telecommunications services in Switzerland was established with the entry into effect on January 1, 1998 of the Telecommunications Act and a concurrent restatement of the Radio and Television Act. The new regulatory regime opened both the telecommunications and cable television markets to enhanced competition.

                           i.       Telecommunications Act

         The Telecommunications Act sets forth the general framework for the transmission of voice and data information through telecommunications devices. The provisions of the Telecommunications Act apply by default to the transmission and retransmission of radio and television signals, unless the Radio and Television Act stipulates different rules.

         According to the Telecommunications Act, any operator which provides telecommunications services and independently operates a significant portion of a network must obtain a license. If certain technical and organizational criteria are met, the operator is entitled to obtain such license. Special rules apply to the use of the radio frequency spectrum and the provision of universal service. Fixed line carriers and cable television operators have a legal right to lay cables on public property in order to build their networks.

         Under the Telecommunications Act, responsibility for regulation of the telecommunications sector and the promotion of fair and open competition has been allocated among several regulatory bodies, including the independent Commission for Communication (ComCom), the administrative Office for Communication (OfCom), and the Federal Department of Environment, Transport, Energy and Communication (UVEK/DETEC) as well as the Competition Commission. Whereas ComCom is acting as the exclusive licensing authority, OfCom is responsible for the day-to-day oversight of the telecommunications sector.

         The Telecommunications Act requires that a telecommunications service provider that has a dominant position in a relevant market must provide interconnection to other providers on a non-discriminatory basis and in accordance with a transparent and cost-oriented pricing policy, stating the conditions and prices separately for each interconnection service. The Telecommunications Act authorized the Swiss federal government to produce secondary legislation governing interconnection known as the Telecommunications Ordinance. Under the Ordinance, non-dominant operators providing universal service are also subject to certain interconnection duties. Market dominance is determined on the grounds of the Swiss Competition Act.

         The Ordinance specifies that a market-dominant provider must grant access to the necessary equipment, services, and information on a transparent and non-discriminatory basis, in no worse a manner than the market-dominant provider does so internally to its divisions, subsidiaries, and partners. The Ordinance requires that prices charged for interconnection services be cost-oriented (LRIC standard). To date only Swisscom, the former telecom PTT, has been designated as market dominant.

         In fall 2001, the Swiss Supreme Court ruled that, despite its market power, there are no legal grounds to require Swisscom to grant interconnection for rented lines and "transmission media," thereby partly reversing a prior decision by ComCom. The Swiss Supreme Court further ruled that the current law provides no basis for the "unbundling." No explanation was given as to whether this term was meant to include the full unbundling of the local loop, the shared use of the copper wire, or the provision of fast bitstream access by the incumbent at non-discriminatory terms. Following this ruling, the Federal Council on April 24, 2002 in principle decided to amend the Telecommunications Ordinance and thereby force the unbundling of the local loop as well as including rented lines in the interconnection regime. Swisscom has announced that it will challenge any such amendments in court. Both the recent move by the Federal Council and the attitude of Swisscom are likely to increase pressure on market dominant cable television operators to grant interconnection and eventually unbundled access to their local loop in one way or another.

                           ii.      Radio And Television Act

         The Radio and Television Act regulates the operation, transmission, retransmission, and receipt of radio and television programs, including related information. It distinguishes between the provision of content ("programs" in the terminology of the Act) on the one hand and retransmission on the other hand. A cable television operator must obtain a blanket retransmission license before it can transmit content. The "must carry" rules of the Act require any licensee to retransmit uncoded television programs which are broadcast by terrestrial signals as well as the channels of the Swiss Broadcasting Corporation (SRG).

         The Act furthermore states that a licensee may neither force nor refuse to provide the access of customers to its network. Landlords of properties must also grant access if a lessee so requests and if it covers any related costs. If access is granted, a licensee may still be barred from collecting subscribers' fees if the lessees are unwilling to use the cable facilities or if a customer no longer wishes to avail itself of the services of the licensee. In this event, however, the licensee may seal the unused facilities. The Radio and Television Act is currently undergoing a comprehensive restatement.

                           iii.     Competition/Price Regulation

         Cablecom is also subject to the regulations of the Swiss Competition Act and the Swiss Price Regulation Act. Parties found to hold and abuse a dominant market position in a given market may be subject to remedies under the provision of these Acts; such remedies may include the regulation of prices by the Price Regulator. At present Cablecom is involved in proceedings before the Swiss Competition Commission where an order is being sought forcing Cablecom to distribute Teleclub's programs over a set-top box of Teleclub's own choosing and before the Swiss Price Regulator who is attempting to regulate the prices charged for basic television service provided by Cablecom.

                  c.    German Regulation

                           i.       Overview

         iesy requires a license under the Germany Telecommunications Act of July 25, 1996, called the TKG, for the operation of television signals. Regulatory functions under the TKG are carried out by the Regulatory Authority for Telecommunications and Posts ("RegTP"). iesy has a license under the TKG for the provision of voice telephony services, which RegTP granted on March 6, 2001, which regulates the business terms and conditions with respect to iesy's activities. More detailed aspects of iesy's customer relationship, price computation and network access are regulated in the Telecommunications Customer Protection Ordinance, which contains provisions regarding network access, non-discrimination, unbundling, call price computation, suspension of service, liability and other customer-related issues.

                           ii.      Frequencies

         iesy needs to use certain frequencies to provide cable television and radio services. If frequencies are scarce, the number of licenses or frequency packages are allocated either by auction or by a beauty contest procedure. In the future, iesy may possibly need further frequency allocations, in particular in connection with the upgrade of its network. Since frequencies are scarce, such frequencies may not be available or only with substantial further consideration. With respect to frequency allocations formerly held by iesy's predecessor it is unclear if such frequency allocations can be transferred.

                           iii.     Competition

         Providers of telecommunications services are subject to specific regulations under the TKG where they have a dominant market position in providing telecommunications services or where they are affiliated with a market dominant company within the meaning of German law. Because of Deutsche Telekom's ownership of equity in iesy's parent, iesy may be considered market dominant under German Telecommunications Law with respect to any services provided by Deutsche Telekom (or its affiliates). If iesy is considered market dominant, its prices will be regulated under German law. Where iesy has a dominant market position, German and EU competition law requires it to refrain from abusing such dominant position or distorting competition, in particular through vertical or horizontal agreements or concerted practices, including price fixing, excessive or predatory pricing, tie-ins or the application of discriminatory prices or business terms.

                           iv.      Network Access

         Where iesy is considered to have a dominant market position, it is required under the TKG to grant access to its network or unbundled parts thereof, including frequency splitting, to third parties including competitors. Irrespective of its market position, every operator of a public telecommunications network is obliged, upon request, to make an offer to other operators for interconnection to its network upon agreed terms or terms determined by the TKG.

                           v.       Lack Of Direct Billing Relationships

         A large number of homes connected to iesy's network are connected via private network operators. iesy does not maintain direct billing relationships with 69% of the total homes connected to its cable network which may hinder its ability to provide its planned products and services to some homes connected. Therefore, because many of iesy's customers do not maintain direct billing relationships with iesy, this may impede iesy's ability to enter into direct contracts with these customers and may also lower average revenue per home connected. Because customers are generally contractually bound to their private network operator for a long period, it may be difficult to enter into new direct contracts with these customers.

                  d.    Swedish Regulation

                           i.       Regulatory Framework

         The provision of telephone services (including VOIP under certain circumstances) is governed by the Swedish Telecommunications Act of 1993. The provision of Internet services (other than VOIP under certain circumstances) is not governed by any general Swedish legislation. B2 currently offers its clients free video streaming services with 3 channels and is testing VOIP technology; these services may be subject to regulation when B2 begins to offer them.

                           ii.      Authorization

         Within a public telecommunications network, telephone services to a fixed termination point may only be provided following notification to the Swedish National Post and Telecom Agency. Such a notification has been made by B2. In addition, a license by the National Post and Telecom Agency is required in order to be entitled to provide such services within a public telecommunications network if the activity is of an extent which is considerable with regard to the area covered, the number of users or other comparable circumstances. The Internet/data services currently provided by B2 do not include the provision of telephone services as defined in the Telecommunications Act. To the extent intended services to be launched by B2 may require licenses it is believed that such can be obtained without difficulty.

                           iii.     Internet/Data Services

         Under the Swedish Telecommunications Act, the provision of network capacity for services offered by third party Internet operators requires notification to the National Post and Telecom Agency. Such a notification has been made by B2. Further, if such activity is conducted to a considerable extent, a license from the National Post and Telecom Agency is required. The Internet/data services currently provided by B2 do not include the provision of network capacity and therefore are neither subject to a notification nor a license requirement.

         8.       Research And Development

         NTL's research and development activities in continental Europe involve the analysis of technological developments affecting cable television and communications business and the development of new services such as voice-over-Internet Protocol and near-video-on-demand for identified markets.

         9.       Patents, Trademarks, Copyrights, And Licenses

         Euroco does not have any material patents or copyrights nor does NTL believe that patents will play a material role in Euroco's businesses in continental Europe. Euroco's interests are substantially dependent on licenses and/or franchises granted by the legislative agencies that regulate the respective businesses. The loss of any one or more of such licenses or franchises could have a material adverse effect on Euroco's business and financial condition.

         10.      Employees

         As of December 31, 2001, NTL had 1,756 employees in Switzerland and 27 in its European head office; B2 had 176 employees; iesy had 292 employees; and Premium TV Limited had 189 employees.

         11.      Properties

         In Switzerland, NTL owns or leases 51 offices, NTL's corporate head-offices in Zurich, and 43 retail shops. In addition in Switzerland, NTL owns or leases approximately 450 network sites together with warehouses and other non- operational properties, as well as various cable television, telephone, and telecommunications equipment housed on public and private sites. In other continental European countries, NTL's significant interests operate from premises owned or leased by the relevant joint venture companies. NTL also maintains offices for NTL's ntl: broadcast staff based in Asia and a site for Premium TV Limited in the UK.

         12.      Statistics On Principal Businesses To Comprise Euroco

Western Europe Customer Statistics as of December 31, 2001


                                   Cablecom              iesy            B2
                                    (Swiss)           (Germany)       (Sweden)            Equity             Gross
                                    -------           ---------       --------            ------             -----
                                                     (subscriber totals in thousands)

RESIDENTIAL

Ownership Interest                  100%(1)               32.5%          34.0%
Homes In Franchise                   1902.7              2800.0          299.0           2,727.7           5,001.7
Homes Passed                         1902.7              1828.0          217.0           2,383.9           3,947.7
Homes Marketed
(Telco)                                   -                   -              -                 -                 -
Homes Marketed
(CATV)                               1734.8              1828.0          205.1           2,237.2           3,767.9
Customers                            1583.0              1299.7           69.7           1,876.0           2,952.4
Dual/Triple RGU                        67.3                   -              -              66.7              67.3
Single RGU                           1515.7              1299.7           69.7           1,809.3           2,885.1
Cable Television
(CATV)                               1583.0              1299.7              -           1,852.4           2,882.7
    Digital                            48.4                   -              -              45.9              48.4
    Analog                           1534.6              1299.7              -           1,806.5           2,834.3
   Antenna                                -                   -              -                 -                 -
Telephone                                 -                   -              -                 -                 -
Internet (INT)                        228.3                   -           69.7             251.4             298.0
   Dial-Up (ntlworld
and other)                            161.0                   -              -             161.0             161.0
   Digital TV Access                      -                   -              -                 -                 -
   Broadband (BB)                      67.3                   -           69.7              90.4             137.0
RGUs (CATV, Telco,
  BB)                                1650.3              1299.7           69.7           1,942.8           3,019.7
Service Units (CATV,
Telco, Int)                          1811.3              1299.7           69.7           2,103.8           3,180.7
RGUs/Customer                         1.04x               1.00x          1.00x             1.04x             1.02x
Service
Units/Customer                        1.14x               1.00x          1.00x             1.12x             1.08x
Penetration:
  CATV                                91.2%               71.1%           0.0%             82.8%             76.5%
  Telephone                               -                   -              -                 -                 -
  Customer                            91.2%               71.1%          34.0%             83.9%             78.4%
   RGU                                95.1%               71.1%          34.0%             86.8%             80.1%
  Service Unit                       104.4%               71.1%          34.0%             94.0%             84.4%
   Dual / Triple                       4.3%                0.0%           0.0%              3.6%              2.3%
Quarterly Growth:
  Customers                             2.9                 5.7           19.2              10.1              27.8
    RGUs                               15.4                 5.7           19.2              22.9              40.3
Off-Net Telephony                         -                   -              -                 -                 -
   Telephone                              -                   -              -                 -                 -
  Telephone and
Internet                                  -                   -              -                 -                 -
BUSINESS
DIVISION
Business Customers                      4.3                   -              -               4.3               4.3
Business Lines                            -                   -              0                 -                 -
Wholesale Internet
Subscribers                               -                   -              -                 -                 -
TOTAL
CUSTOMERS                            1587.3              1299.7           69.7           1,880.3           2,956.7
TOTAL SERVICE                                                                            2,103.8           3,180.7
  UNITS                              1811.3              1299.7           69.7


----------

(1) Cablecom has equity interests in 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 186,700 homes passed, 161,400 homes marketed, 153,100 subscribers, 600 broadband Internet subscribers, and 153,600 RGUs.

B.       Management Of Euroco

         1.       Board Of Directors Of Euroco

         Pursuant to the Plan, the term of the current board of directors of NTL Inc. will expire on the Effective Date and the operations of Euroco will become the general responsibility of the board of directors of Euroco. Pursuant to the Plan, the initial board of directors of Euroco after the Effective Date will be comprised of nine members selected by the Creditors' Committee, one of whom will be designated as Chairman and one of whom will be designated as Chief Executive Officer of Euroco. The Debtors will identify the individuals proposed to serve as directors and senior management of Euroco in the Plan Supplement. The board of directors of Euroco will have the responsibility for the management, control, and operation of Euroco on and after the Effective Date. The existing officers and directors of the Debtor Subsidiaries of NTL Inc. (excluding NTL CC and its subsidiaries) will initially be permitted to serve in their respective capacities as officers and directors of the Reorganized Debtor Subsidiaries of Euroco, unless otherwise provided in the Plan Supplement.

         2.       Executive Officers Of Euroco

         On June 28, 2002, NTL announced that with the support of the Creditors' Committee, Barclay Knapp would continue to serve as Chief Executive Officer of Euroco following emergence of the Debtors from the Chapter 11 Cases. In addition, it was announced that John Gregg would serve as Chief Financial Officer and Co-Managing Director of Euroco following the emergence of the Debtors from the Chapter 11 Cases. On the Effective Date, Euroco will enter into employment agreements with its key executives substantially in the form annexed as Exhibit M to the Plan.

         3.       Management Incentive Plan

         The Euroco Management Incentive Plan is intended to provide incentives to certain employees of Euroco and its subsidiaries to incentivize their efforts in fostering and promoting the long term growth and performance of Euroco and to better align such employees' interests with the stockholders of Euroco. To achieve this purpose, the Plan provides that on or after the Effective Date, the compensation committee of the board of directors of Euroco is authorized to, and will, adopt the Euroco Management Incentive Plan under which options to purchase up to 10% of the issued and outstanding shares of Euroco Common Stock as of the Effective Date may be granted from time to time to certain employees of Euroco and its subsidiaries. Accordingly, on the Effective Date pursuant to the Plan, Euroco will reserve up to 2 million shares of Euroco Common Stock for issuance under the Euroco Management Incentive Plan. The form of the Euroco Management Incentive Plan is annexed as Exhibit R to the Plan.

C.       Securities To Be Issued By Euroco

         On the Effective Date, Euroco will issue for distribution, in accordance with the provisions of the Plan, the New Securities required for distribution by Euroco under the provisions of Articles III and IV of the Plan. All such New Securities will be issued, and will be deemed for all purposes to have been issued, on the Effective Date, regardless of the date on which they are actually distributed to holders of Allowed Claims and Interests.

         Summarized below are the material provisions of the New Securities to be issued by Euroco. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended And Restated Certificate of Incorporation and By-laws of NTL Inc. and the Euroco Rights Agreement.

         1.       Euroco Common Stock

         The principal terms of the Euroco Common Stock to be issued by Euroco under the Plan will be as follows:


Authorization:              60 million shares

Initial Issuance:           20 million fully-paid and non-assessable shares (excluding shares issued upon exercise of the Euroco Management Incentive Options)

Par Value:                  $0.01 per share

Voting Rights:              One vote per share held of record on all matters submitted to a vote of holders of
                            Euroco Common Stock

Dividends:                  Holders entitled to receive proportionately such dividends as may from time to time be declared by the board of directors of Euroco in respect of Euroco Common Stock out of funds legally available for the payment of dividends

Results On Liquidation,     In the event of liquidation, dissolution or winding-up, holders of shares of Euroco
Dissolution, Or             Common Stock would be entitled to share proportionately in all of Euroco's assets
Winding-Up:                 available for distribution after payment of liabilities and liquidation preference on any outstanding preferred stock of Euroco

Preemption Rights           None
And Redemption:

         2.       Euroco Preferred Stock

         The principal terms of the Euroco Preferred Stock to be issued by Euroco under the Plan will be as follows:

Par Value:                       $0.01 per share

Aggregate Liquidation            $250 million plus (i) Aggregate Investments, (ii) Euroco Cash, and (iii) accrued
Preference:                      and unpaid dividends

Liquidation Preference           $1,000, plus accrued and unpaid dividends
Per Share:

Dividend Rate:                   10% per annum, payable when, as, and if, declared by the board of directors of Euroco out of funds legally available for the payment of such dividends and to the extent not declared and paid on a semiannual dividend payment date, shall accrue on a semiannual basis and be payable on a redemption date out of funds legally available for the payment of dividends

Ranking:                         Senior to the Euroco Common Stock in respect of dividends and amounts distributable upon liquidation, dissolution and winding up

Optional Redemption Rights:      At liquidation preference, at any time

Mandatory Redemption             Twenty years and one week.  Subject to earlier redemption, at liquidation preference,
Rights:                          in whole or part, out of net proceeds from any sale, transfer or monetization of assets of Euroco, subject to funds legally available for the payment of such redemption

                                 Immediately after the Effective Date, the board of directors of Euroco will elect to redeem at least $25 million of Euroco Preferred Stock, subject to funds legally available for the payment of such redemption

Conversion Rights:               None

Preemption Rights:               None


         3.       Resale Of Securities

                  a.    Exemption From Registration

         In connection with consummation of the Plan, the Debtors will rely on section 1145 of the Bankruptcy Code to the extent it is applicable, to exempt the issuance of (i) the Euroco Common Stock and (ii) the Euroco Preferred Stock, from the registration requirements of the Securities Act and of any state securities or "blue sky" laws. Section 1145 of the Bankruptcy Code exempts from registration the sale of a debtor's securities under a Chapter 11 plan if such securities are offered or sold in exchange, or primarily in exchange, for a claim against, or equity interest in, or a claim for an administrative expense in a case concerning, such debtor. In reliance upon this exemption, the Euroco Common Stock and Euroco Preferred Stock generally should be exempt from the registration requirements of the Securities Act. Accordingly, recipients will be able to resell the Euroco Common Stock and Euroco Preferred Stock without registration under the Securities Act and state securities or "blue sky" laws, unless the recipient is an "underwriter" with respect to such securities, within the meaning of section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines "underwriter" as one who (a) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution, or (d) is an "issuer" of the relevant security, as such term is used in Section 2(11) of the Securities Act.

         Notwithstanding the foregoing, statutory underwriters may be able to sell securities without registration pursuant to the resale limitations of Rule 144 under the Securities Act which, in effect, permits the resale of securities received by statutory underwriters pursuant to a Chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions. Holders that believe they may be statutory underwriters as defined in section 1145 of the Bankruptcy Code are advised to consult with their own counsel as to the availability of the exemption provided by Rule 144 under the Securities Act.

         BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS OR THE CREDITORS' COMMITTEE MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THESE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

                  b.    Listing And Registration Rights

         On the Effective Date, Euroco will (i) be a reporting company under the Exchange Act, (ii) cause the shares of Euroco Common Stock to be quoted in the national market system or small cap system of the National Association of Securities Dealers' Automated Quotation System or, if Euroco is unable to have the Euroco Common Stock so quoted, listed or quoted on a securities exchange or quotation system agreed between NTL Inc. and the Creditors' Committee or any other arrangement agreed between NTL Inc. and the Creditors' Committee, (iii) in accordance with the Euroco Registration Rights Agreement, file a shelf registration statement under the Securities Act for resale of shares of Euroco Common Stock and Euroco Preferred Stock (the "Euroco Shelf Registration Statement"), (iv) keep the Euroco Shelf Registration Statement effective for a three-year period, and (v) supplement or make amendments to the Euroco Shelf Registration Statement, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Euroco Registration Rights Agreement, and have such amendments declared effective as soon as practicable after filing with the SEC. Euroco will enter into the Euroco Registration Rights Agreement governing the registration of shares of Euroco Common Stock and Euroco Preferred Stock which will be annexed as Exhibit L to the Plan.

D.       Risk Factors Relating To Euroco

         HOLDERS OF CLAIMS AND INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION ABOUT EUROCO SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO (AND ALL DOCUMENTS DELIVERED HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS THE ONLY RISKS ASSOCIATED WITH THE PLAN AND ITS IMPLEMENTATION. SEE "CERTAIN MATTERS REGARDING NEW NTL -- RISK FACTORS RELATING TO NEW NTL" AND "CERTAIN MATTERS REGARDING EUROCO -- SECURITIES TO BE ISSUED -- RESALE OF SECURITIES" AND "CERTAIN ADDITIONAL RISK FACTORS TO BE CONSIDERED."

         For a discussion of certain other possible risk factors see "Management's Discussion And Analysis Of Financial Conditions And Results Of Operations -- Liquidity And Capital Resources" and "Risk Factors" in NTL Inc.'s Form 10-K for the fiscal year ended December 31, 2001, annexed hereto as Exhibit B and in NTL Inc.'s Form 10-Q for the three months ended March 31, 2002 annexed hereto as Exhibit C.

         1.       Sale Of Or Outside Investment In The Cablecom Group

         Cablecom GmbH has agreed to engage a reputable investment bank (which it has been conditionally agreed will be UBS Warburg) by August 31, 2002 to advise in connection with a sale of all or a part of, or an investment in, the Cablecom Group. As part of this process, NTL Cablecom Holding GmbH and/or Cablecom GmbH and/or NTL Delaware have agreed to approve any outside investment in, or sale of all or a part of, the Cablecom Group, which is acceptable to the Cablecom Banks.

         Under an agreement made between J.P. Morgan Chase, Morgan Stanley Senior Funding Inc., and The Royal Bank of Scotland plc as the co-ordinators for the Cablecom Banks on the one hand and NTL Cablecom Holding GmbH, Cablecom GmbH, NTL Delaware, and Cable Connect Switzerland 1 CV on the other hand, it has been conditionally agreed that if a sale of all or a part of the Cablecom Group is consummated on or before August 31, 2003, the Cablecom Banks will be entitled to receive additional interest equal to 20% of the net proceeds of such a sale after repayment of the amounts outstanding under the Cablecom Credit Facility and related finance documents and other expenses and taxes of the sale. That agreement is conditional upon (i) the proposal for restructuring the capital structure of NTL Inc. and its subsidiaries and the amendment and restatement of the Senior Facility and Working Capital Facility contemplated by the Heads of Terms being agreed and carried into effect and (ii) an instructing group of the Cablecom Banks (i.e., banks to whom two-thirds by value of the Cablecom Credit Facility is owed) confirming its consent to the terms of that agreement. Such consent will be sought prior to the Effective Date. There can be no assurance that any outside investment in, or sale of all or a part of, the Cablecom Group pursuant to the Cablecom Credit Facility will be on terms that are favorable to Euroco and such investment or sale could have a material adverse effect on Euroco's finances and business. In particular, in the current environment, there may be little or no value to Euroco's shareholding in the Cablecom Group, which may result in Euroco receiving little or no consideration for its equity interest in the Cablecom Group.

         Further, if a third party makes an investment in the Cablecom Group there can be no assurance that Euroco will be able to maintain its power to direct the management of the Cablecom Group.

         If Cablecom is sold, Euroco will become a holding company whose principal assets are Premium TV Limited and its minority holdings in companies in Germany, Sweden, Luxembourg, the UK, and the United States. Euroco does not have the ability to direct the management of the minority holdings and there can be no assurance that Euroco will be able to maintain its current shareholdings in those companies.

         2.       Repayment Of Cablecom Credit Facility; No Assurance Of
Future Funding

         Under the terms of the Cablecom Credit Facility no further funding is available to Cablecom without the consent of the Cablecom Banks. The Cablecom Banks may demand repayment of the facility in full on April 30, 2003. Without substantial investment from a third party or further borrowing, Cablecom would be unable to meet such a demand, and this would have a material adverse effect on its business and that of Euroco.

         As a consequence of the commencement of the Chapter 11 Cases there are subsisting events of default under the Cablecom Credit Facility which would, if not waived, entitle the Cablecom Banks to accelerate repayment and take control over the assets over which they hold security. The Plan is not conditional on these defaults being waived (although the intention is to seek appropriate waivers prior to the Effective Date).

         Euroco's ability to meet its near term funding requirements upon consummation of the Plan is dependent upon a number of factors, including the revenue generated by its operating subsidiaries and companies in which it has investments, its existing cash balances, the continued availability of the Cablecom Credit Facility and disposals of non- core assets. There can be no assurance that these sources of financing will be available, that Euroco will be successful in raising additional financing if required, or if successful, that the terms of such financing will be favorable to Euroco. Euroco will require substantial funds to meet certain obligations to the joint ventures which will form part of Euroco.

         3.       Restructuring Of iesy Financings

         While debt is outstanding under its credit facility, iesy is required to meet certain financial tests and ratios on an ongoing basis. There are also certain financial tests and ratios that iesy must satisfy before it is entitled to make draw downs under its credit facility. iesy's notes also prohibit it from incurring additional debt, other than debt under its credit facility and pursuant to certain other specified exemptions, unless it can meet certain financial tests. Due to the delay in its network upgrade and the lower projected total revenues and operating cash flow, iesy's revised business plan anticipates that, beginning in 2003, iesy will likely not be able to meet some or all of these financial tests. Failure to meet these financial tests would prohibit iesy from making further draw downs under its credit facility to finance its network upgrade. Depending on which financial tests are not met, there could be a default under its credit facility, following which the banks would have the ability to declare all outstanding amounts immediately due and payable. Additionally, iesy's notes contain cross default provisions, which would be triggered, causing the notes to also become immediately due and payable. Unless iesy is able to renegotiate the terms of its credit facility, refinance or otherwise restructure its indebtedness or obtain alternative means of financing on acceptable terms, iesy may not have sufficient funds for the operation of the business or for payment of interest and principal on its indebtedness as it becomes due, and iesy may become insolvent.

         iesy has engaged an advisor to assist it in the restructuring of its capital structure. There can be no assurance that its restructuring efforts will be successful. iesy will evaluate on a continuing basis its strategic alternatives and the most efficient use of iesy's capital, including, without limitation and depending on market conditions, debt and/or equity financing and purchasing, restructuring, recapitalizing, refinancing or by other means reducing its debt, in each case subject to the restrictions contained in the indenture governing iesy's notes and its credit facility. Unless iesy is able to restructure or otherwise refinance its indebtedness, renegotiate its credit facility, and/or obtain alternative means of financing on acceptable terms, iesy may not have sufficient funds for the operation of the business or for payment of interest and principal on its indebtedness as it becomes due, and iesy may become insolvent.

         4.       The iesy Banking Syndicate Has Placed Conditions On Future
Drawdowns

         In April and May 2002, iesy drew down an additional (U)50 million in aggregate under its credit facility. In conjunction with these draw downs iesy concluded a waiver and amendment agreement with the banking syndicate in which the banks waived certain alleged technical breaches and defaults. In return, iesy agreed to (1) limit its future draw downs to up to (U)40 million between August 1, 2002 and December 23, 2002, subject to, among other conditions, the appointment by iesy of an advisor to assist it in restructuring iesy, its subsidiaries and its notes and the appointment by the banking syndicate of an independent consultant to review its business plan and (2) in respect of drawdowns after December 23, 2002, to limit its drawdowns to up to (U)47 million between December 23, 2002 and March 31, 2003, subject to certain conditions, and in respect of drawdowns requested before the date when the financial statements for the period ending March 31, 2003 are delivered to the facility agent, if the advisor referred to in (1) above has recommended a restructuring for it and its subsidiaries, then the banking syndicate must be satisfied that progress has been made towards a sustainable business plan for 2003 and beyond and the implementation of the restructuring. These further drawdowns may not be utilized for acquisitions, to repay indebtedness, or to pay interest on its notes. There can be no assurance that isey will be able to meet these conditions in the opinion of the banking syndicate and therefore iesy may not be allowed to make drawdowns under its credit facility which would have a material adverse effect on its results of operations and its ability to operate its business.

         5.       Significant Debt Of iesy

         iesy has substantial debt and debt service requirements. As of December 31, 2001, iesy had approximately (U)682 million of outstanding indebtedness. These figures do not take into account any additional indebtedness iesy and its subsidiaries may incur, including up to (U)700 million in additional borrowings under its credit facility. In addition, iesy and its subsidiaries may incur substantial debt in the future. iesy's high level of debt could have significant adverse consequences for its future results of operations, financial positions, and cash flows, including, among other things:

         o cash from operations may be insufficient to meet the principal and interest on its indebtedness as it becomes due;

         o payments of principal and interest on borrowings may leave iesy with insufficient cash resources for its operations;

         o restrictive debt covenants may impair iesy's ability to obtain additional financing;

         o iesy's ability to compete with other telecommunications service providers in Germany that have less leverage may be impaired; and

         o iesy may be more vulnerable to economic downturns and adverse developments in its business.

         6.       iesy May Become "Overindebted" Under German Law In The Future

         iesy has performed a valuation analysis to determine whether it is "overindebted" under German law and concluded that iesy, as a legal entity, was not overindebted at the end of May 2002 and is not anticipated to be overindebted prior to December 31, 2002. The valuation considered the value of comparable businesses, comparable merger and acquisition values, as well as future cash flows from the rapid expansion of the business to offer Internet, telephony, and digital television services. The assumptions underlying these cash flow projections include (1) that a restructuring of iesy's capital structure and a renegotiation of its bank facilities can be achieved and (2) a timely network upgrade, new product introduction, and new product acceptance in the market thereafter. The assumptions underlying these cash flow projections are not fully under the control of iesy. If delays occur in the iesy restructuring process or network upgrade or product introduction or if market acceptance of new products and services is not as high as expected, future cash flows could be negatively impacted and iesy has not given any assurances that it would not then become insolvent due to "overindebtedness" or illiquidity in the future. Under German law, if a company is determined to be "overindebted" or illiquid it must file insolvency proceedings within three weeks. In the event iesy is subject to insolvency or similar proceedings, it would be excluded from the iesy Hessen Finanz GmbH & Co. KG ("iesy Finanz") partnership at the time when the order that opens insolvency proceedings becomes legally enforceable. If iesy Finanz then decides to liquidate, iesy's insolvency estate would receive the liquidation proceeds. If iesy Finanz decides to continue, iesy's insolvency estate would be entitled to receive cash compensation based on the market value of the 99.98% interest it has in iesy Finanz valued on the day the insolvency order became legally enforceable.

         In addition, if the subordination contained in the preference interest issued by iesy's parent, iesy Holdings GmbH, to Kabel Deutschland GmbH were insufficient to avoid that the preference interest has to be characterized as debt for purposes of an overindebtedness valuation of iesy Holdings GmbH, management of iesy Holdings GmbH would have to file for the opening of insolvency proceedings. iesy has stated in its SEC filings that a subordination of debt can avoid the treatment of an obligation as debt for an overindebtedness valuation and that the specific subordination provisions are sufficient for these purposes in the case of iesy Holdings GmbH. An insolvency of iesy Holdings GmbH could result in a change in control of iesy which would cause a cross default under iesy's credit facility and obligate iesy to make an offer to repurchase its notes.

         7.       Inability To Cause Euroco Common Stock To Be Or Remain Listed

         Although it is the intention that the Euroco Common Stock be listed on a securities exchange or inter-dealer quotation system, the Euroco Common Stock is not currently publicly listed and there can be no assurance that it will be in the future. Certain factors, such as market forces and listing requirements of the applicable securities exchange or inter-dealer quotation system, which are not within the control of Euroco, may limit the ability of Euroco to publicly list the Euroco Common Stock. Consequently, there may not be a liquid market for the Euroco Common Stock. As a result, the Euroco Common Stock could be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations, including disclosure of the risks associated with low price stocks, stock quote information, and broker compensation. In addition, brokers effecting transactions in a "penny stock" are also subject to additional sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, some brokers will not effect transactions in "penny stocks," which could have an adverse effect on the liquidity of the Euroco Common Stock and make buying or selling it more difficult.

         8. Lack Of Established Market For Euroco Common Stock And Euroco Preferred Stock

         There may be certain restrictions on the ability of holders of the securities to be issued by Euroco to sell, transfer, or otherwise freely dispose of such securities received under the Plan. Moreover, the securities will be issued pursuant to the Plan to holders of Claims and Interests, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market, if any, for the securities to be issued by Euroco may be volatile, at least for an initial period after the Distribution Date, and indeed may be depressed for a period of time immediately following the Effective Date until the market has had time to absorb these sales and to observe the post-Effective Date performance of Euroco. Other factors, such as the statutory restrictions on transferability and the likelihood that Euroco will not declare dividends on the Euroco Common Stock for the foreseeable future, may further depress the market for such securities. In addition, although the Plan and the Financial Projections were prepared based upon an assumed reorganization value range, such valuation was not an estimate of the price at which the securities to be issued by Euroco may trade in the market, if at all, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. No assurance can be given as to the market price of the Euroco Common Stock and Euroco Preferred Stock, if any, that will prevail following the Distribution Date.

         9. Potential Lack Of Surplus Available To Pay Dividends On Or Redeem Euroco Preferred Stock

         Under Delaware law, unless a corporation has available surplus it cannot pay dividends on or redeem its capital stock, including its preferred stock. Following the Effective Date, Euroco may not have available surplus as determined under Delaware law and may be unable to pay dividends on or redeem any of its capital stock, including the Euroco Preferred Stock, unless and until such time as Euroco has available surplus.

         10.      Prevention Of Transactions Involving A Change Of Control Of
Euroco

         Certain provisions of the agreements governing the indebtedness of Euroco's subsidiaries, which either require such indebtedness to be repaid or give the holder the option to require repayment, could have the effect of delaying or preventing transactions involving a change of control of Euroco and its subsidiaries, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders of Euroco to approve transactions that they may deem to be in their best interest.

         The Amended and Restated Certificate of Incorporation of NTL Inc. will contain provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of Euroco.

         The Euroco Rights Agreement may have a significant anti-takeover effect. The Euroco Rights Agreement has the potential to significantly dilute the ownership interests of an acquiror of shares of Euroco Common Stock, and therefore may have the effect of delaying, deterring, or preventing a change in control of Euroco.

         11.      Implications Of Funding Requirements In Respect Of Joint
Ventures

         On April 15, 2002, a funding request for $20 million was received by NTL under the terms of the investment agreement relating to NTL's investment in B2. The B2 investment agreement provides that if NTL fails to provide such funding it may be sued for non-payment and arguably could lose certain rights under the B2 shareholder agreement. If this occurs, pursuant to the terms of the investment agreement, the majority remaining shareholders of B2 may elect to terminate the B2 shareholder agreement with respect to NTL and exercise a contractual right to acquire on a pro rata basis Euroco's interest in B2 at 25% of fair market value. If the remaining majority shareholders elected to exercise these rights, Euroco could be forced to sell its stake in B2 at a loss, substantially diminishing the value of Euroco. On June 25, 2002, B2 and its remaining shareholders filed a motion in the Bankruptcy Court requesting relief from the automatic stay provisions of section 362 of the Bankruptcy Code to exercise their rights under the relevant documents. Notwithstanding the arguments raised in the motion, NTL believes that the Bankruptcy Code provides various defenses and protections of and for NTL's rights under the B2 investment agreement and in respect of its equity interest in B2 and intends to enforce vigorously its rights and protections.

         Premium TV Limited is obliged to provide funding of up to approximately (pound)73.1 million (as of March 31, 2002) to fund certain of its joint venture interests. Of this amount, the payment of approximately (pound)53.5 million (as of March 31, 2002) has been guaranteed by NTL Delaware. If Premium TV Limited fails to provide its committed funding under the relevant shareholder arrangements relating to these joint ventures, Premium TV Limited and, in respect of the guaranteed amounts, NTL Delaware may be sued for non-payment. Premium TV Limited is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV Limited, Premium TV Limited may seek to discontinue these joint ventures and terminate their activities, which may also result in a cessation of substantially all of Premium TV Limited's activities. As a result of the Restructuring process, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV Limited's interest in the relevant joint venture at a third party appraisal valuation. NTL believes, however, that it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

         NTL Inc. has also guaranteed the obligations of one of its subsidiaries to provide funding of up to approximately (pound)9.2 million (as of March 31, 2002) to two Euroco joint ventures whose businesses are the provision of programming content. If the relevant subsidiary fails to provide such funding, under the shareholder arrangements relating to these joint ventures, such subsidiary and Euroco may be sued for damages. In addition under the shareholder arrangements relating to one of those joint ventures, the relevant joint venture partner may have the option to compulsorily acquire Euroco's indirect interest in the relevant joint venture at 70% of fair market value, resulting in Euroco selling its indirect interest at a potential loss. NTL believes it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

         Nevertheless, NTL has commenced or intends to commence negotiations with these joint venture partners to address these issues. There can be no guaranty that these negotiations will be successful and that Euroco will be able to retain NTL's current interest in these joint venture companies.

         12.      Detrimental Effects Of Sales Of Interests Or Restructurings

         If prior to or after the Effective Date, NTL or Euroco, as the case may be, is forced to sell its interest in the Cablecom Group and/or B2, Euroco would only hold Premium TV Limited (but see "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco -- Uncertainty Regarding Euroco's Interests In Premium TV Limited And Other Joint Ventures"; and " -- Implications Of Funding Requirements In Respect Of Joint Ventures"), a minority interest in iesy, and investments in a few joint ventures. If this were to occur, Euroco would be unlikely to secure and/or maintain a listing on a securities exchange or inter-dealer quotation system, could face United States regulatory issues under the Investment Company Act of 1940, as amended, associated with holding minority interests in operating companies (instead of controlling the operations of the minority interests), and the board of directors and senior management of Euroco would most likely examine the strategic options available to Euroco, including among others, seeking a merger with an operating company and liquidation of the remaining assets of Euroco. There can be no assurance that any of these strategic alternatives would be available to Euroco or, if available, what the terms or timing of such transactions or their impact on the business and operations of Euroco and its creditors and stockholders would be. Furthermore, a restructuring of iesy's finances, including its notes, may have a material adverse effect on its business and that of Euroco. In addition, if iesy were to issue additional equity in connection with such a restructuring or otherwise, the position of iesy's current shareholders, including NTL Delaware, could be substantially diluted. See "Certain Matters Regarding Euroco -- Risk Factors Relating to Euroco -- Restructuring of iesy Financings."

         13. Uncertainty Regarding Euroco's Interests In Premium TV Limited And Other Joint Ventures

         As a result of the Restructuring process, the joint venture partners in certain of the joint ventures in which NTL has an interest, including the Premium TV Limited joint ventures, may assert that they can compulsorily acquire Euroco's interest in the relevant joint venture at a third party appraisal valuation. NTL believes that it has various defenses and protections under the Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections. Nevertheless, NTL has commenced or will be commencing negotiations with certain of its joint venture partners to address these issues. In this regard, Premium TV Limited is currently in discussions with certain of its joint venture partners with a view to restructuring the relevant joint ventures. There can be no guaranty that the Premium TV Limited joint venture or any other negotiations will be successful and that Euroco will be able to retain NTL's current interest in these joint venture companies.

         In the case of one of its joint ventures, Euroco may retain funding obligations notwithstanding that the other joint venture party may have exercised a right to acquire Euroco's equity interest in such joint venture following confirmation of the Plan. Although Euroco will endeavor to reach agreement with such joint venture party on these funding obligations, there can be no assurance that the funding obligations will be extinguished.

         14.      Prejudice To Euroco's Interests In Content Joint Ventures

         Following the Effective Date, Euroco will continue to own interests in joint ventures whose continuance is dependent on the provision of content or service to New NTL's cable business in the UK or the provision of certain services on specified terms by New NTL and its subsidiaries to the relevant joint ventures. If New NTL breaches its carriage or service agreements with those joint ventures, there can be no assurance that Euroco will be able to retain the indirect interest that NTL Delaware currently has in such joint venture companies. Subsidiaries of New NTL are major customers of those ventures and termination of the carriage agreements may adversely affect the performance of those ventures.

         15.      Additional Financing Requirements For iesy And B2

         Following consummation of the Plan, Euroco will have minority investments in broadband cable operations in Germany (iesy) and Sweden
(B2). For further details, see "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco -- Implications Of Funding Requirements In Respect Of Joint Ventures." iesy and B2 may require substantial amounts of additional capital to complete their network rollouts and upgrades, and their ability to obtain that financing will depend, in part, on their ability to access the capital markets, which will be subject not only to the performance of their business and prospects, but to conditions in the capital markets generally. If iesy and B2 cannot complete their planned expansions and upgrades for any reason, the value of Euroco's investments in those companies could decrease. Further, if iesy or B2 were to issue additional equity securities, it is likely that Euroco will not be able to participate in such issuance, which could lead to substantial dilution of the value of its investments. In addition, there can be no assurance that iesy will meet the conditions precedent to access additional funds under its credit facility or that it will be in compliance with the covenants under its debt agreements. The failure of iesy to obtain required funding or a default entitling the lenders to accelerate repayment of iesy's borrowings would adversely affect the value of Euroco's investment in iesy. See "Certain Matters Regarding Euroco - Risk Factors Relating to Euroco - Restructuring of iesy Financings."

         16.      Funding Obligations With Respect To New NTL Liabilities

         Following the Effective Date, subject to agreement being reached to the contrary, Euroco and NTL Delaware will continue to guarantee the obligations of certain companies in the New NTL group relating to ordinary course contracts and leasehold property. Euroco can give no assurance that those companies will meet their obligations under relevant contracts and leases. If those companies fail to meet their obligations, Euroco may be liable to pay sums to cover the liability of those companies within the New NTL group.

         17. Failure Of Cablecom And iesy To Maintain Direct Billing Relationships With Customers iesy does not maintain direct billing relationships with, and does not control access to, approximately 896,000 of the approximately 1.3 million homes connected to its cable network. Similarly, Cablecom does not maintain direct billing relationships with, and does not control access to, approximately 866,500 of the approximately 1.5 million homes connected to its cable network. In each case, these homes maintain billing relationship with, and are connected to, local housing associations and private network operators. Because customers generally are contractually bound to their private network operators for a long period, it may be difficult to enter into new direct contracts with these customers, particularly because their contracts with private network operators generally prohibit entry into direct contracts with iesy or Cablecom, as the case may be, for a specified time.

         In order for iesy and Cablecom to market certain services and products to subscribers under contract with private network operators or housing associations, these operators and housing associations will have to upgrade their networks. In addition, housing associations and private network operators have direct access to a large part of the homes connected to iesy's and Cablecom's networks which may hinder their ability to provide their planned products and services. Moreover, iesy and/or Cablecom may need to pay fees to private network operators for feeding digital signals through their networks. In cases where no contractual relationship exists for the transfer of digital signals, private network operators may require that iesy and/or Cablecom pay an additional fee for the transfer of digital signals or, in the alternative, cut off access to their networks. This may have an adverse effect on their business strategy and, accordingly, Euroco's results of operations.

         18.      Limited Operating History Of iesy

         iesy has only operated as a stand-alone entity since August 15, 2000. iesy's formation as a stand-alone company has led to a number of transitional issues similar to those faced by other start up companies, such as the collection of accurate data regarding, among other things, subscriber rolls and billing relationships. These issues could lead to a decrease in revenues, an increase in expenses, or a delay in iesy's planned network upgrade.

         19.      Limited Operating History Of B2

         B2 is a recently formed company which has only been in operation since May 1999. Since its inception, B2 has focused its energies on developing its broadband network and its product and service offerings. B2 began providing its initial products and services to subscribers in December 1999 and the growth potential of its business model is unproven. For example, it is difficult to predict whether the deployment of fiber directly to each apartment building where B2's customers are located will be cost effective, whether the pricing models for its broadband services will prove to be viable, whether demand for its broadband services will materialize at the prices B2 intends to charge, and whether current or future pricing levels will be sustainable. If such pricing levels are not achieved or sustained, or if B2's services do not achieve or sustain broad market acceptance, B2 may not achieve profitability. B2's prospects must be considered in light of the risks, expenses, and difficulties often encountered by early-stage companies using new and unproven business models in new and rapidly evolving markets. B2 has suffered losses since inception and expects significant future losses for the foreseeable future.

         20.      Relationship With New NTL

         Although Euroco expects to obtain certain corporate and administrative services from New NTL, there can be no assurance that New NTL will provide these transitional services to Euroco at similar price and service levels as were provided prior to the Effective Date. Upon the cessation of these services, there can be no assurance that Euroco will be able to replicate the services previously provided or find an alternative provider on acceptable terms.

         21.      Technological Changes In Industry

         Cablecom and the operations in which Euroco will have an interest in Germany and Sweden intend to introduce VoIP voice telephony services across their networks. Customer demand for this service is uncertain as customers may not readily switch from their current telephony service, especially if the quality of the service is not or is perceived not to be comparable to other telephony services. Similarly, investments in other new services such as those related to the 3G mobile network may prove premature and it may not realize anticipated returns on these new products.

         22. Defense Of The Putative Class Action Suits Against NTL Inc. And Certain Of Its Officers And Directors

         The putative class action lawsuits against NTL Inc. and certain of its officers and directors which were commenced by seven of its purported security holders, on behalf of certain purchasers of NTL Inc.'s securities, may have a negative impact on operations. Three of the claims arising out of the suits against NTL Inc. have been voluntarily dismissed, and the remaining claims asserted against NTL Inc. will be discharged under Section 1141(d) of the Bankruptcy Code if the Plan is confirmed, except for any rights to the proceeds of NTL Inc.'s applicable insurance, including, but not limited to, director and officer liability insurance, and except to the extent, if any, that a challenge to the Debtors' separate classification of Securities Claims from Old Common Stock Interests is upheld. The claims arising out of the suits against the individual officers and directors, however, will not be discharged under Section 1141(d) of the Bankruptcy Code if the Plan is confirmed, but will be released pursuant to Article XIII.E of the Plan. For additional information about Article XIII.E of the Plan, see "Summary Of The Plan - Effects Of Confirmation - Releases." If, for any reason, the claims against these officers and directors are not released under the Plan and these officers and directors continue to be officers and directors of Euroco, defense of the suits may divert these officers' and directors' time and resources from managing the operations of Euroco's business. If these officers and directors of Euroco spend significant amounts of time defending these lawsuits, there may be a negative impact on operations.

E.       Euroco Stockholder Rights Agreement

         HOLDERS OF ALLOWED CLAIMS OR INTERESTS ARE HEREBY PUT ON NOTICE THAT IF ANY SUCH PERSON IS A EUROCO CHAPTER 11 ACQUIRING PERSON DURING THE PERIOD FROM THE FIRST BUSINESS DAY AFTER THE PETITION DATE THROUGH THE EFFECTIVE DATE, THEN SUCH HOLDER WILL BE SUBJECT TO THE SPECIAL DISTRIBUTION PROCEDURES SET FORTH IN "SUMMARY OF THE PLAN -- SUMMARY OF OTHER PROVISIONS OF THE PLAN -- PROVISIONS GOVERNING DISTRIBUTIONS -- SPECIAL DISTRIBUTION PROCEDURES FOR CERTAIN PERSONS -- EUROCO CHAPTER 11 ACQUIRING PERSONS."

         Upon issuance, each share of Euroco Common Stock (whether originally issued or from Euroco's treasury) will be accompanied by a right (the "Euroco Stockholder Right"). Each Euroco Stockholder Right will entitle the registered holder to purchase from Euroco one one-hundredth of a share of Euroco Stockholder Rights Preferred Stock at the Euroco Stockholder Rights Purchase Price, subject to adjustment pursuant to the terms of the Euroco Rights Agreement.

         The Euroco Rights Agreement is intended to encourage a potential acquiror to negotiate directly with the board of directors of Euroco and to deter coercive takeover tactics but may have anti-takeover effects. The Euroco Rights Agreement has the potential to significantly dilute the ownership interests of an acquiror of shares of Euroco Common Stock, and therefore, may have the effect of delaying, deterring or preventing a change in control of Euroco.

         Initially, the Euroco Stockholder Rights will be attached to all Euroco Common Stock certificates representing shares then outstanding, and no separate Euroco Stockholder Rights certificates evidencing the Euroco Stockholder Rights will be distributed. Subject to certain exceptions specified in the Euroco Rights Agreement, the Euroco Stockholder Rights will separate from the Euroco Common Stock, be represented by separate certificates and a Euroco Stockholder Rights Distribution Date (as defined below) will occur upon the earlier of:

         o 10 business days following a public announcement that a person or group of affiliated or associated persons other than a Euroco Grandfathered Distributee (a "Euroco Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Euroco Common Stock (or beneficial ownership of securities which upon confirmation of the Plan, will become shares of Euroco Common Stock) (the "Euroco Stock Acquisition Date"), other than as a result of repurchases of stock by Euroco or certain inadvertent actions by institutional or certain other stockholders; or

         o 10 business days (or such later date as the board of directors of Euroco shall determine prior to any Person becoming a Euroco Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a Person or group becoming a Euroco Acquiring Person.

The Euroco Stock Acquisition Date could occur as early as the Effective Date. The earlier of these events in the two preceding bullet points to occur is referred to as the "Euroco Stockholder Rights Distribution Date," although in any event the separation of the Euroco Stockholder Rights from the Euroco Common Stock shall not occur prior to the Effective Date.

         Until the Euroco Stockholder Rights Distribution Date, (1) the Euroco Stockholder Rights will be evidenced by the Euroco Common Stock certificates and will be transferred with and only with such Euroco Common Stock certificates, (2) Euroco Common Stock certificates will contain a notation incorporating the Euroco Rights Agreement by reference and (3) the surrender for transfer of any certificates for Euroco Common Stock outstanding will also constitute the transfer of the Euroco Stockholder Rights associated with the Euroco Common Stock represented by such certificate. Pursuant to the Euroco Rights Agreement, Euroco reserves the right to require prior to the occurrence of a Euroco Stockholder Rights Triggering Event (as defined below) that, upon any exercise of Euroco Stockholder Rights, a number of Euroco Stockholder Rights be exercised so that only whole shares of Euroco Stockholder Rights Preferred Stock will be issued.

         The Euroco Stockholder Rights are not exercisable until the Euroco Stockholder Rights Distribution Date and will expire at 5:00 p.m., New York City time, on the date that is ten years after the Effective Date unless such date is extended or the Euroco Stockholder Rights are earlier redeemed or exchanged by Euroco as described below.

         As soon as practicable after the Euroco Stockholder Rights Distribution Date, Euroco Stockholder Rights certificates will be mailed to holders of record of the Euroco Common Stock as of the close of business on the Euroco Stockholder Rights Distribution Date and, thereafter, the separate Euroco Stockholder Rights certificates alone will represent the Euroco Stockholder Rights. Except as otherwise determined by the board of directors of Euroco, only shares of Euroco Common Stock issued prior to the Euroco Stockholder Rights Distribution Date will be issued with Euroco Stockholder Rights.

         In the event that a person becomes a Euroco Acquiring Person or the board of directors of Euroco declares any person to be an adverse person upon a determination that a person has become the beneficial owner of a substantial amount of Euroco Common Stock, which shall in no event be less than 10% of the outstanding Euroco Common Stock, except pursuant to a tender offer or an exchange offer for all outstanding shares of Euroco Common Stock at a price and on terms determined by a majority of the members of the board of directors of Euroco (or a properly constituted committee), none of whom are Euroco's officers and who are not representatives, nominees, affiliates or associates of a Euroco Acquiring Person, to be fair to Euroco's stockholders (a "Euroco Qualifying Offer"), each holder of a Euroco Stockholder Right will thereafter have the right to receive, upon exercise, Euroco Common Stock (or, in certain circumstances, cash, property or other securities of Euroco) having a value equal to two times the exercise price of the Euroco Stockholder Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Euroco Stockholder Rights that are, or (under certain circumstances specified in the Euroco Rights Agreement) were, beneficially owned by any Euroco Acquiring Person will be null and void. However, Euroco Stockholder Rights are not exercisable following the occurrence of the event set forth above until such time as the Euroco Stockholder Rights are no longer redeemable by Euroco as set forth below.

         For illustrative purposes only, at an exercise price of $60 per Euroco Stockholder Right, each Euroco Stockholder Right not owned by a Euroco Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of Euroco Common Stock (or other consideration, as noted above) for $60. Assuming for illustrative purposes only that the Euroco Common Stock had a per share value of $20 at such time, the holder of each valid Euroco Stockholder Right would be entitled to purchase 12 shares of Euroco Common Stock for $120. The foregoing example is for illustrative purposes only and is not a representation of the future trading value of Euroco Common Stock or the circumstances under which Euroco Stockholder Rights may be validly exercised.

         In the event that, on or at any time after a Euroco Stock Acquisition Date, Euroco (1) engages in a merger or other business combination transaction in which Euroco is not the surviving corporation other than in a Euroco Qualifying Offer, (2) Euroco engages in a merger or other business combination transaction in which Euroco is the surviving corporation and any shares of Euroco Common Stock are changed into or exchanged for other securities or assets other than in a Euroco Qualifying Offer or (3) 50% or more of the assets, cash flow or earning power of Euroco and its subsidiaries (taken as a whole) are sold or transferred so that each holder of a Euroco Stockholder Right (except as noted below) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Euroco Stockholder Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value (determined as provided in the Euroco Rights Agreement) of two times the exercise price of the Euroco Stockholder Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Euroco Stockholder Rights Triggering Events."

         At any time until the tenth business day after a Euroco Stock Acquisition Date, Euroco may redeem the Euroco Stockholder Rights in whole, but not in part, at a price of $0.01 per Euroco Stockholder Right (the "Euroco Stockholder Rights Redemption Price"), payable in cash, Euroco Common Stock or other consideration deemed appropriate by the board of directors of Euroco. Immediately upon the action of the board of directors of Euroco electing to redeem the Euroco Stockholder Rights, the Euroco Stockholder Rights will terminate and the only right of the holders of Euroco Stockholder Rights will be to receive the Euroco Stockholder Rights Redemption Price.

         At any time after a person becomes a Euroco Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding shares of Euroco Common Stock, the board of directors of Euroco may exchange the Euroco Stockholder Rights (other than Euroco Stockholder Rights owned by such person or group which have become void), in whole or in part, for Euroco Common Stock at an exchange ratio of one share of Euroco Common Stock, or one one-hundredth of a share of Euroco Stockholder Rights Preferred Stock (or of a share of a class or series of Euroco preferred stock having equivalent rights, preferences and privileges), per Euroco Stockholder Right subject to adjustment.

         Until a Euroco Stockholder Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Euroco, including, without limitation, the right to vote or to receive dividends. While the distribution of the Euroco Stockholder Rights will not be taxable to holders of Euroco Common Stock or to Euroco, Euroco stockholders may, depending upon the circumstances, recognize taxable income in the event that the Euroco Stockholder Rights become exercisable for Euroco Common Stock or other consideration of Euroco or for common stock of the acquiring company or in the event of the redemption of the Euroco Stockholder Rights as discussed above.

         Any of the provisions of the Euroco Rights Agreement may be amended by the board of directors of Euroco prior to the Euroco Stockholder Rights Distribution Date. After the Euroco Stockholder Rights Distribution Date, the provisions of the Euroco Rights Agreement may be amended by the board of directors of Euroco in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Euroco Stockholder Rights, or to shorten or lengthen any time period under the Euroco Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Euroco Stockholder Rights are not redeemable.

         This summary of the Euroco Rights Agreement is subject in its entirety to the terms and conditions of the Euroco Rights Agreement.

F.       Certain Financing Matters

         At the Effective Date, the principal debt of Euroco and its subsidiaries is expected to be the amount outstanding under the Cablecom Credit Facility described below. The debt outstanding under the Cablecom Credit Facility is an obligation solely of the Cablecom Group and will be non-recourse to Euroco and New NTL. If no further investment is made into Cablecom it will be unable to meet a demand for repayment of the facility described below. In addition, iesy and B2 have substantial amounts of debt outstanding and certain subsidiaries of Euroco have committed to make funding available to Euroco's joint ventures, some of which commitments to joint ventures have been guaranteed by NTL Inc. or NTL Delaware. See "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco -- Repayment Of Cablecom Credit Facility; -- Implications Of Funding Requirements In Respect Of Joint Ventures; -- Additional Financing Requirements For iesy And B2; and -- Significant Debt Of iesy."

         Under the Cablecom Credit Facility, the Cablecom Banks have made available to Cablecom GmbH and certain members of the Cablecom group a term facility of CHF 2,700,000,000 and a revolving facility in an aggregate amount of CHF 1,400,000,000.

         The term facility is fully drawn. The revolving facility has been capped at its utilized amount of CHF 1,055,000,000 although the availability may be increased with the consent of the requisite majority of the Cablecom Banks. The revolving facility is intended to finance operating expenses, working capital and general corporate requirements.

         The liabilities under the Cablecom Credit Facility are supported by: (i) guaranties from NTL Cablecom Holding GmbH, the immediate parent of Cablecom GmbH and certain other members of the Cablecom Group; (ii) security over the shares of Cablecom GmbH and certain other members of, and investments held by, the Cablecom Group; (iii) security over receivables of certain members of the Cablecom Group; and (iv) security over certain intra-group loans.

         Amounts outstanding under the Cablecom Credit Facility bear interest at LIBOR plus the Mandatory Cost Rate plus a margin which ratchets, depending upon the fulfilment of specified financial ratios, between 2.50% per annum and 0.75% per annum.

         The Cablecom Credit Facility is repayable on April 30, 2003, with the maturity date extendable at the option of an instructing group of Cablecom Banks to December 31, 2003.

         The Cablecom Credit Facility contains comprehensive information undertakings and affirmative and negative covenants. The affirmative covenants include financial covenants stipulating minimum EBITDA, high-speed internet subscribers and liquidity headroom plus a total cash interest cover ratio and maximum capital expenditures. The affirmative covenants also include an undertaking to appoint an investment bank to advise in connection with an outside investment in or sale of the Cablecom Group as discussed above. See "Certain Matters Regarding Euroco -- Businesses To Comprise Euroco -- Cablecom GmbH (Switzerland) -- Cablecom Group Outside Investment And/Or Sale Process."

         The occurrence of a number of events of default entitle the agent (or oblige the agent on the instructions of an instructing group of Cablecom Banks) to cancel any undrawn portion of the revolving facility and/or require the immediate repayment of all amounts outstanding under the Cablecom Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Cablecom Credit Facility and related finance documents; (iv) cross-defaults; (v) the occurrence of certain insolvency contingencies affecting NTL Delaware, NTL Cablecom Holding GmbH or members of the Cablecom Group; (vi) displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event or circumstance which would have a material adverse effect.

         The Cablecom Credit Facility provides for the payment of agency and arrangements fees and the payment of commitment commission on the daily undrawn amount under the revolving facility at a rate (depending upon the amounts undrawn) of 0.50% or 0.75% per annum payable quarterly in arrears. This commitment commission is payable on the full undrawn amount of the revolving facility notwithstanding that its availability is capped at a level below the nominally available amount. There is a back-end fee payable on the full amount of the Cablecom Credit Facility (again notwithstanding the cap) upon repayment and cancellation of the Cablecom Credit Facility. The fee ratchets upwards from a level of 0.75%, if repayment/cancellation occurs before October 1, 2002, to 1.00% if repayment occurs between that date and December 31, 2002 up to 1.25% if repayment/cancellation occurs from January 1, 2003 onwards.

         SOLELY AS A CONSEQUENCE OF THE COMMENCEMENT OF THE CHAPTER 11 CASES, CABLECOM IS CURRENTLY IN DEFAULT UNDER THE CABLECOM CREDIT FACILITY. ALTHOUGH WAIVER OF SUCH DEFAULTS IS NOT A CONDITION OF THE PLAN, NTL WILL SEEK, AND EXPECTS TO RECEIVE, ALL APPROPRIATE WAIVERS PRIOR TO THE EFFECTIVE DATE.

G.       Transitional Arrangements With New NTL

         See "Certain Matters Regarding New NTL -- Transitional Arrangements With Euroco." There can be no assurance that New NTL will provide these transitional services to Euroco at similar price and service levels as were provided prior to the Effective Date. Upon the cessation of these services, there can be no assurance that Euroco will be able to replicate the services previously provided or find an alternative provider on acceptable terms. See "Certain Matters Regarding Euroco - Risk Factors Relating to Euroco - Relationship with New NTL."

H.       Legal Proceedings

         NTL is involved in, or has been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving employment claims, contractual disputes and other claims, none of which are expected to have a material adverse effect on Euroco's financial position or results of operations or cash flows.

         In April and May 2002, seven of NTL Inc.'s purported security holders commenced putative class action lawsuits against NTL Inc. and certain of its officers and directors, on behalf of all purchasers of NTL Inc.'s securities during the Class Period in the United States District Court for the Southern District of New York. The complaints allege that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder, purportedly by not disclosing during the Class Period that: (a) NTL Inc. allegedly was unable to integrate its acquisitions and therefore experienced difficulties in operating its business; (b) NTL Inc. allegedly was not fully funded until 2003, as it had publicly disclosed, and would have to restructure its debt prior to that time; (c) NTL Inc. allegedly was under-reporting "churn rates" by failing to report customer terminations and continuing to bill customers for accounts which they had terminated; and (d) NTL Inc. allegedly was delaying the writedown of billions of dollars of impaired assets, thereby misstating NTL Inc.'s results of operations. The complaints seek unspecified damages. Three of these lawsuits have been voluntarily dismissed with respect to NTL Inc. (though not its officers and directors) because they were filed subsequent to the commencement of NTL Inc.'s Chapter 11 case. Pursuant to the Plan, the claims arising out of the remaining suits against NTL Inc. (though not against its officers and directors) will be discharged in the Chapter 11 Cases if the Plan is confirmed. For further information regarding the treatment of these claims, see "Certain Matters Regarding Euroco - Risk Factors Relating To Euroco - Defense Of The Putative Class Action Suits Against NTL Inc. And Certain Of Its Officers And Directors."

         In addition, see "Certain Matters Regarding Euroco -- Businesses To Comprise Euroco -- Regulation -- Swiss Regulation -- Competition/Price Regulation."


                   VI. EVENTS DURING THE CHAPTER 11 CASES

A.       Commencement Of The Chapter 11 Cases

         On the Petition Date, the Debtors filed their petitions for reorganization relief under Chapter 11 of the Bankruptcy Code, thereby commencing these Chapter 11 Cases. On the Petition Date, the Debtors also filed several motions seeking authorization to conduct their business affairs in a manner not specifically authorized under the Bankruptcy Code or to undertake activities as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The Debtors intend to seek all necessary and appropriate relief from the Bankruptcy Court to facilitate their prompt emergence from Chapter 11, including the matters described below.

B.       Court Orders - Chapter 11

         On May 9, 2002, the Bankruptcy Court entered a final order authorizing joint administration of the Debtors' Chapter 11 Cases. On May 10, 2002, the Bankruptcy Court entered a final order authorizing payment of employees' accrued prepetition wages and employee benefit claims and interim orders (i) extending the time for the Debtors to file their schedules of assets and liabilities and statements of financial affairs until June 24, 2002, pending a hearing on the Debtors' motion for a permanent waiver of this requirement, (ii) authorizing maintenance of the Debtors' bank accounts and operation of their cash management system substantially as it existed prior to the Petition Date (as modified by agreement with the Noteholders' Steering Committee with respect to the DIP Facility), and (iii) waiving the investment and deposit requirements of section 345 of the Bankruptcy Code.

         On May 23, 2002, the Bankruptcy Court entered orders establishing procedures to ensure continuation of utility services during the pendency of the Chapter 11 Cases and regarding case management and noticing.

         On May 30, 2002 and May 31, 2002, respectively, the Bankruptcy Court entered orders scheduling the hearing to consider approval of this Disclosure Statement and establishing July 24, 2002 as the Securities Claims Bar Date.

         On June 14, 2002, the Bankruptcy Court entered final orders (1) permanently waiving the requirement that the Debtors file their schedules of assets and liabilities and statements of financial affairs, (2) authorizing maintenance of the Debtors' bank accounts and operation of their cash management system, (3) waiving the investment and deposit requirements of section 345 of the Bankruptcy Code, and (4) an administrative order establishing procedures for interim monthly compensation and reimbursement of expenses of Professionals.

         On July 3, 2002, the Bankruptcy Court entered an order over the objections of GE Capital, an affiliate of GE Capital Structured Finance Group Limited, one of the lenders under the Senior Credit Facility, and Wilmington Trust Company, the trustee under the Indentures governing certain of the NTL Inc. Subordinated Notes, approving the Debtors' entry into the DIP Facility. The closing of the DIP Facility is expected to occur on or about July 15, 2002. For a further discussion of the DIP Facility see "Financing During the Chapter 11 Cases." On July 12, 2002, the Bankruptcy Court entered an order approving this Disclosure Statement and the Debtors' proposed solicitation procedures, and scheduling the hearing to consider confirmation of the Plan.

C.       Appointment Of Creditors' Committee

         On June 21, 2002, the United States Trustee appointed the Creditors' Committee. The Creditors' Committee is comprised of the three indenture trustees for the Debt Securities and the ten members of the Noteholders' Steering Committee. The members of the Creditors' Committee are: The Bank of New York; Wilmington Trust Company; Wells Fargo Bank Minnesota, National Association; Angelo Gordon & Co. LP; Capital Research & Management Company; Franklin Mutual Advisers, LLC; Oaktree Capital Management LLC; Salomon Brothers Asset Management; Appaloosa Management, LP; Fidelity Management & Research Co.; MacKay Shields LLC; SAB Capital Management, L.P.; and W.R. Huff Asset Management Co., LLC.

D.       Retention Of Professionals

         On the Petition Date, the Debtors also requested that the Bankruptcy Court enter, among others, the following:

         o An order authorizing the retention of Skadden, Arps, Slate, Meagher & Flom LLP as attorneys for the Debtors;

         o An order authorizing the retention of Travers Smith Braithwaite as special UK counsel for the Debtors;

         o An order authorizing the retention of Kane Reece Associates, Inc. as financial consultants for the Debtors;

         o An order authorizing the retention of Innisfree M&A Incorporated as Solicitation Agent for the Debtors.

         On May 10, 2002, the Bankruptcy Court entered orders authorizing the foregoing retentions on an interim basis, pending notice and a hearing on the Debtors' applications to retain such professionals. These interim retention orders became final orders of their own accord on June 12, 2002. The Debtors may also request that the Bankruptcy Court enter an order authorizing the retention of Ernst & Young LLP as tax advisors and auditors for the Debtors.

         On July 2, 2002, the Creditors' Committee requested that the Bankruptcy Court enter an order authorizing the retention and employment of Fried, Frank, Harris, Shriver & Jacobson as co-counsel to the Creditors' Committee. The Creditors' Committee has advised the Debtors that it has selected Cadwalader, Wickersham & Taft to serve as its co- counsel and UBS Warburg to serve as its financial advisors, and that it will be filing applications with the Bankruptcy Court for approval of the retention and employment of such firms.

         Since February 2002, and continuing after the Petition Date until the Creditors' Committee was formed on June 21, 2002, both Fried, Frank, Harris, Shriver & Jacobson and Cadwalader, Wickersham & Taft acted as attorneys for the Noteholders' Steering Committee, and UBS Warburg acted as financial advisors to the Noteholders' Steering Committee.

E.       Commencement Of The Diamond Administration Cases

         Shortly after the filing of the Debtors' Chapter 11 Cases, the directors of Diamond Cable and Diamond Holdings applied to the High Court of Justice in England and Wales for the making of the Diamond Administration Orders and for the appointment of the Diamond Administrators. The principal purpose of the Diamond Administration Orders is the survival of Diamond Cable and Diamond Holdings and the whole or any part of their undertakings as going concerns. The effect of the Diamond Administration Orders is to provide moratorium protections similar to the effect of the automatic stay of section 362 of the Bankruptcy Code with respect to any creditor action in the UK pending confirmation and consummation of the Debtors' Chapter 11 Plan. Under English law, once an administration order is made, a company may not be placed into liquidation, nor may any steps be taken to enforce any security over the company's property or to repossess goods subject to a hire purchase agreement without the leave of the court or the consent of the administrators. Further, no other proceedings and no execution or other legal process may be commenced or continued, and no distress may be levied, against the company or its property except with the consent of the administrator or leave of the court.

F.       Orders - Diamond Administration Cases

         On May 8, 2002, the Diamond Administrators obtained orders to authorize the following relief: (1) orders entitling the Diamond Administrators to consent to the continued exercise by Diamond Cable or Diamond Holdings and their directors of all powers and functions whatsoever and without limitation, subject to the supervision and specific consent of the Diamond Administrators and to the extent that the Diamond Administrators may from time to time consider it fit and proper and (2) orders entitling the Diamond Administrators to agree the value of and pay postpetition liabilities of Diamond Cable and Diamond Holdings in certain circumstances.

G.       Future Developments In The Diamond Administration Cases

         If the Plan is confirmed and consummated in the Chapter 11 Cases, the Diamond Administrators anticipate applying to the High Court in England for the Diamond Administration Orders to be discharged at such time.


                          VII. SUMMARY OF THE PLAN

A.       Introduction

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and shareholders. In addition to permitting rehabilitation of the debtor, Chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtor and its assets. In furtherance of these two goals, upon the filing of a petition for relief under Chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 Case.

         The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and may terminate all rights and interests of equity security holders.

         THE REMAINDER OF THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT A.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, THE DEBTORS' ESTATES, THE REORGANIZED DEBTORS, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES-IN-INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

B.       Certain Matters Regarding Classification And Treatment Of Claims
And Interests

         Section 1123 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor's creditors and equity interest holders. In accordance with section 1123, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims which, pursuant to section 1123(a)(1), need not be and have not been classified). The Debtors also are required, under section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122.

         The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual subordination) of such Claims and Interests. The Bankruptcy Court must find, however, that a number of statutory tests are met before it may confirm the Plan. See "Summary Of The Plan -- Confirmation Of The Plan." Many of these tests are designed to protect the interests of holders of Claims or Interests who are not entitled to vote on the Plan, or do not vote to accept the Plan, but who will be bound by the provisions of the Plan if it is confirmed by the Bankruptcy Court.

         1.       Unclassified Claims

                  a.    Administrative Claims

         The Plan provides that Administrative Claims are Unimpaired. Administrative Claims consist of the actual and necessary costs and expenses of the Chapter 11 Cases that are allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. They include, among other things, DIP Facility Claims and the cost of operating the Debtors' businesses following the Petition Date (e.g., the postpetition salaries and other benefits for employees, postpetition rent, amounts owed for goods and services received during the Chapter 11 Cases, tax obligations incurred after the Petition Date, and certain statutory fees and charges assessed under 28 U.S.C. ss.
1930) and the actual, reasonable fees and expenses of the Professionals retained by the Debtors and the Creditors' Committee in the Chapter 11 Cases. All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses incurred through the Confirmation Date and all payments to reimburse expenses of members of the Creditors' Committee would be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and would be subject to approval of the Bankruptcy Court as being reasonable.

         Except as otherwise provided for in the Plan, and subject to the requirements of Article XV.A.2 of the Plan, on, or as soon as reasonably practicable after the latest of (a) the Effective Date, (b) the date that is five (5) Business Days after the date such Administrative Claim becomes an Allowed Administrative Claim, or (c) the date that is five (5) Business Days after the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that (i) DIP Facility Claims will be paid in full in Cash on the Effective Date and (ii) obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtors will be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice.

                  b.    Priority Tax Claims

         Priority Tax Claims are unsecured Claims asserted by federal and state governmental authorities for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, excise taxes, and employment and withholding taxes. These unsecured Claims are given a statutory priority in right of payment. The Plan provides that Priority Tax Claims, if any, are Unimpaired.

         Under the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has agreed in writing to a different treatment, in the sole discretion of the Debtors, each holder of an Allowed Priority Tax Claim will receive (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim or (b) Cash payments made in annual installments beginning on or before the first anniversary following the Effective Date, with the final installment being payable no later than the sixth (6th) anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid portion thereof calculated at the Case Interest Rate from the Effective Date through the date of payment thereof, or (c) such other treatment as the applicable Debtor and such holder will have agreed upon in writing. The Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty.

         2.       Unimpaired Classes Of Claims

                  a.    Class 1 - Other Priority Claims (All Debtors)

         Class 1 Other Priority Claims include Claims, other than Administrative Claims and Priority Tax Claims, that are entitled to priority under section 507(a) of the Bankruptcy Code, such as unsecured Claims for accrued employee compensation, including vacation, severance, and sick-leave pay, earned within 90 days before the Petition Date, to the extent of $4,650 per employee, and contributions to employee benefit plans arising from services rendered within the 180-day period preceding the Petition Date, but only for such plans to the extent of the number of employees covered by such plans multiplied by $4,650, less the aggregate amount paid to such employees for accrued employee compensation. Under the Plan, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim, (a) Cash in an amount equal to the unpaid portion of such Allowed Other Priority Claim or (b) such other treatment as the applicable Debtor and such holder will have agreed upon in writing. Allowed Other Priority Claims with respect to liabilities incurred by any Debtor in the ordinary course of business during the Chapter 11 Cases will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                  b.    Class 2 - Secured Claims (All Debtors)

         Each holder of a Class 2 Secured Claim is treated as a separate class for all purposes under the Plan, and each holder of an Allowed Class 2 Secured Claim will receive the treatment set forth below. To the extent, if any, that the value of the collateral securing a Class 2 Secured Claim is less than the total amount of such Claim, the difference will be treated as a Class 3 General Unsecured Claim. The Debtors specifically reserve all rights to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens and security interests.

                           i.       Class 2.01:  Working Capital Facility
Guaranty Secured Claims

         Class 2.01 consists of all Claims against NTL CC, secured by and to the extent of the value (as of the Petition Date), of the Working Capital Facility Guaranty Collateral, directly or indirectly arising from or under, or in any way relating to, the Working Capital Facility Guaranty. Under the Plan, the legal, equitable, and contractual rights to which each Allowed Class 2.01 Working Capital Facility Guaranty Secured Claim entitles its holder are unaltered, and all such Allowed Class 2.01 Working Capital Facility Guaranty Secured Claims will be Reinstated on the Effective Date.

                           ii.      Class 2.02:  PTV Swap Secured Claims

         Class 2.02 consists of all Claims against NTL Inc., secured by and to the extent of the value (as of the Petition Date), if any, of the PTV Swap Agreement Collateral, directly or indirectly arising from or under, or in any way relating to, the PTV Swap Agreement. Under the Plan, the legal, equitable, and contractual rights to which each Allowed Class 2.02 PTV Swap Secured Claim entitles its holder are unaltered, and all such Allowed Class
2.02 PTV Swap Secured Claims will be Reinstated on the Effective Date.

                           iii.     Class 2.03:  Other Secured Claims

         Class 2.03 consists of all Other Secured Claims against all Debtors. Under the Plan, the legal, equitable and contractual rights to which each Allowed Class 2.03 Other Secured Claim entitles its holders are unaltered and all such Allowed Class 2.03 Other Secured Claims will be Reinstated on the Effective Date.

                  c.    Class 3 - General Unsecured Claims (All Debtors)

         Class 3 consists of all General Unsecured Claims against all Debtors. General Unsecured Claims are prepetition unsecured Claims, other than Senior Notes Claims, Subordinated Notes Claims, Intercompany Claims and Securities Claims, that are not entitled to priority under section 507 of the Bankruptcy Code, including, but not limited to, all Claims of the Diamond Holdings Notes Holders arising under or related to the Diamond Cable Guaranty entitles its holders. Under the Plan, the legal, equitable, and contractual rights to which each Allowed Class 3 General Unsecured Claims are unaltered and all such Allowed Class 3 General Unsecured Claims will be Reinstated on the Effective Date. Allowed Class 3 General Unsecured Claims incurred in the ordinary course of business will be paid in full or performed by the Debtors or the Reorganized Debtors in the ordinary course of business, consistent with past practice.

                  d.    Class 4 - Diamond Holdings Notes Claims

         Class 4 consists of all Claims of a Diamond Holdings Notes Claims against Diamond Holdings arising under or as a result of the Diamond Holdings Notes. Under the Plan, the legal, equitable and contractual rights to which each Allowed Class 4 Diamond Holdings Notes Claim entitles its holder are unaltered and all such Allowed Class 4 Diamond Holdings Notes Claims will be Reinstated on the Effective Date.

         3.       Impaired Classes Of Claims And Interests

                  The Plan is predicated on, among other things, agreement to the terms of the Debtors' restructuring between and among the Senior Notes Holders (Classes 6 and 7) and the Subordinated Notes Holders (Classes 8, 9, and 10). The Senior Notes Holders, along with the Secured Lenders who will remain unimpaired under the Plan, are entitled under the Bankruptcy Code to a distribution of 100% of the Debtors' and Reorganized Debtors' enterprise value, other than the Delaware/Inc. Cash Amount and certain assets owned by NTL Inc. and NTL Delaware, respectively, which, subject to
Article III.D of the Plan, will be distributed in part to the Subordinated Notes Holders under the Plan. Absent the willingness of the Senior Notes Holders in Classes 6 and 7 to provide the additional value described below to the Subordinated Notes Holders in Classes 8, 9, and 10, the Subordinated Notes Holders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Claims against the Debtors other than the cash and assets described above. Nevertheless, to facilitate and avoid delay in consummation of the Plan and the Debtors' restructuring, among other things, the Senior Notes Holders have agreed to provide to the Subordinated Notes Holders, in exchange for their acceptance of the Plan and assent to the transactions contemplated thereby, a portion of the Debtors' and Reorganized Debtors' enterprise value that the Senior Notes Holders otherwise would be entitled to receive. Accordingly, if and to the extent that a Class of Subordinated Notes Holders entitled to vote on this Plan fails to accept the Plan, then no member of such rejecting Class of Subordinated Notes Holders will be entitled to, or will receive, the additional value being provided by the Senior Notes Holders, which additional value will be retained by the Senior Notes Holders or treated as otherwise set forth in the Confirmation Order.

                  a.    Class 5 - Subsidiary Common Stock Interests

         Class 5 consists of all Subsidiary Common Stock Interests. NTL Delaware (which is deemed to have accepted the Plan), the holder of 100% of the shares of capital stock of NTL CC, has agreed that its Subsidiary Common Stock Interests in NTL CC will be exchanged with New NTL on the Effective Date for those portions of the NTL Delaware Subordinated Notes, NTL Inc. Subordinated Notes, Old Common Stock, Old Senior Preferred Stock, and Other Junior Preferred Stock, and the respective Claims or Interests associated therewith contributed to New NTL by the holders of such notes and stock pursuant to the Plan, and NTL Delaware will not be entitled to, and will not, receive or retain any other property or interest in property on account of such Interests; provided, however, that such exchange will not occur until after the issuance by New NTL and Euroco of all of the New Securities. All other Allowed Class 5 Subsidiary Common Stock Interests will, at the discretion of NTL Inc. (a) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Interest entitles the holder thereof, (b) be Reinstated, or (c) receive such other treatment as NTL Inc. and such holder have agreed upon in writing.

                  b.    Class 6 - Diamond Cable Notes Claims

         Class 6 consists of Diamond Cable Notes Claims against Diamond Cable. Notwithstanding anything to the contrary contained in the Plan, and as described in greater detail in Article II.D of the Plan, the Diamond Cable Notes Claims will be deemed Allowed Class 6 Claims for all purposes under the Plan or the Confirmation Order without the need to file Proofs of Claims in the aggregate amount of $1,275,793,104, as follows: (a) Claims with respect to the 13 1/4% Senior Discount Notes due 2004 shall be deemed Allowed Class 6 Claims in the amount of $289,087,440, (b) Claims with respect to the 11 3/4% Senior Discount Notes due 2005 shall be deemed Allowed Class 6 Claims in the amount of $555,783,688, and (c) Claims with respect to the 10 3/4% Senior Discount Notes due 2007 shall be deemed Allowed Class 6 Claims in the amount of $430,921,976. Under the Plan, each holder of an Allowed Class 6 Diamond Cable Notes Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 6 Diamond Cable Notes Claim, its Pro Rata share of 27,271,736 shares of New NTL Common Stock. In addition, (i) on the Effective Date, the Diamond Cable Notes, all rights and interests related to or arising from any and all Class 6 Diamond Cable Notes Claims, and all rights and interests of the relevant Indenture Trustees relating to the Diamond Cable Notes Indentures, will be delivered, assigned, conveyed, and transferred by such Persons to New NTL, which will be the holder of the Diamond Cable Notes and all such rights and interests from and after the Effective Date, (ii) on the Effective Date, and without prejudice to the generality of clause (i) above, each holder of a Class 6 Diamond Cable Notes Claim that holds any definitive registered security or securities in respect of its Diamond Cable Notes, if any, will transfer such security or securities to New NTL, and (iii) in each case, if Class 6 votes as a Class to accept the Plan, then on and after the Effective Date, each Person who was a holder of a Class 6 Diamond Cable Notes Claim immediately prior to the transfers described in clauses (i) and (ii) above and, whether or not such Person has (a) voted on the Plan or (b) voted to reject the Plan, will, to the extent it relates to such holder, (x) do all such acts and things, and execute such documents as may be reasonably necessary or desirable to effect and complete such transfers and (y) be deemed to have appointed New NTL as its agent to undertake such additional actions as may be necessary to effectuate such transfers; provided, however, that notwithstanding the foregoing clauses (i) through (iii), the right to receive the distributions contemplated by Article III.C.2 of the Plan will not be transferred to New NTL and will remain the property of the holders of Class 6 Diamond Cable Notes Claims immediately prior to such transfers.

         A vote to accept the Plan by a holder of an Allowed Class 6 Diamond Cable Notes Claim will constitute an irrevocable direction by such holder to the relevant Person, Indenture Trustee, securities intermediary, or Nominee through, or in relation to which, the holder holds its Class 6 Diamond Cable Notes Claim, to direct its relevant Indenture Trustee, securities intermediary, or Nominee, or other trustee for the global bearer notes evidencing the Diamond Cable Notes, to deliver, transfer, convey, and assign the global bearer notes evidencing the Diamond Cable Notes to New NTL. In the event that Class 6 votes to accept the Plan, then upon entry of the Confirmation Order, all holders of Allowed Class 6 Diamond Cable Notes Claims who did not vote on the Plan or who voted to reject the Plan will be deemed to have made such an irrevocable direction.

         In consideration of the foregoing, on the Effective Date or, if later and unless waived by New NTL, immediately following completion of the transfers described in clauses (i) and (ii) above and the delivery, transfer, conveyance, and assignment of the global bearer notes evidencing the Diamond Cable Notes to New NTL, to the fullest extent permitted by law, all holders of Class 6 Diamond Cable Notes Claims will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, the Indenture Trustees, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 6 Diamond Cable Notes Claims.

                  c.    Class 7 - NTL CC Senior Notes Claims

         Class 7 consists of all NTL CC Senior Notes Claims against NTL CC. Notwithstanding anything to the contrary contained in the Plan, the NTL CC Senior Notes Claims will be deemed Allowed Class 7 Claims for all purposes under the Plan or the Confirmation Order, without the need to file proofs of Claims in the aggregate amount of in the aggregate amount of $7,755,752,661 as follows: (a) Claims with respect to the 12 3/4% Senior Deferred Coupon Notes due 2005 will be deemed Allowed Class 7 Claims in the amount of $297,772,663, (b) Claims with respect to the 11 1/2 Senior Deferred Coupon Notes due 2006 will be deemed Allowed Class 7 Claims in the amount of $1,082,535,417, (c) Claims with respect to the 10% Senior Notes due 2007 will be deemed Allowed Class 7 Claims in the amount of $409,222,222, (d) Claims with respect to the 9 3/4% Senior Deferred Coupon Notes due 2008 will be deemed Allowed Class 7 Claims in the amount of $1,193,794,948, (e) Claims with respect to the 10 3/4% Senior Deferred Coupon Notes due 2008 will be deemed Allowed Class 7 Claims in the amount of $400,863,234, (f) Claims with respect to the 9 1/2% Senior Notes due 2008 will be deemed Allowed Class 7 Claims in the amount of $193,941,845,
(g) Claims with respect to the 11 1/2% Senior Notes due 2008 will be deemed Allowed Class 7 Claims in the amount of $668,324,653, (h) Claims with respect to the 123/8% Senior Deferred Coupon Notes due 2008 will be deemed Allowed Class 7 Claims in the amount of $380,610,860, (i) Claims with respect to the 9 3/4% Senior Deferred Coupon Notes due 2009 will be deemed Allowed Class 7 Claims in the amount of $402,810,754, (j) Claims with respect to the 9 1/4% Senior Notes due 2006 will be deemed Allowed Class 7 Claims in the amount of $238,866,033, (k) Claims with respect to the 97/8% Senior Notes due 2009 will be deemed Allowed Class 7 Claims in the amount of $335,374,097, (l) Claims with respect to the 11 1/2% Senior Deferred Coupon Notes due 2009 will be deemed Allowed Class 7 Claims in the amount of $144,952,020, (m) Claims with respect to the 117/8% Senior Notes due 2010 will be deemed Allowed Class 7 Claims in the amount of $535,789,931,
(n) Claims with respect to the 123/8% Senior Notes due 2008 will be deemed Allowed Class 7 Claims in the amount of $283,590,859, and (o) Claims with respect to the 6 3/4% Convertible Senior Notes due 2008 will be deemed Allowed Class 7 Claims in the amount of $1,187,303,125. Under the Plan, each holder of an Allowed Class 7 NTL CC Senior Notes Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 7 NTL CC Senior Notes Claim, its Pro Rata share of
(i) 165,504,192 shares of New NTL Common Stock, (ii) 3,790 shares of Euroco Preferred Stock, (iii) 0.725% of the Delaware Cash Amount, (iv) 5.012% of the NTL Cash Amount, and (v) the Class 7 Euroco Value.

         In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 7 NTL CC Senior Notes Claims will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 7 NTL CC Senior Notes Claims.

                  d.    Class 8 - NTL CC Subordinated Notes Claims

         Class 8 consists of all NTL CC Subordinated Notes Claims. Notwithstanding anything to the contrary contained in the Plan, the NTL CC Subordinated Notes Claims will be deemed Allowed Class 8 Claims for all purposes under the Plan or the Confirmation Order, without the need to file proofs of Claim in the aggregate amount of $503,399,633. Under the Plan, each holder of an Allowed Class 8 NTL CC Subordinated Notes Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 8 NTL CC Subordinated Notes Claim, its Pro Rata share of (i) 3,292,516 shares of New NTL Common Stock, (ii) 6,615 shares of Euroco Common Stock, (iii) 76 shares of Euroco Preferred Stock,
(iv) 0.014% of the Delaware Cash Amount, (v) 0.100% of the NTL Cash Amount, and (vi) the Class 8 Noteholder Election.

         In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 8 NTL CC Subordinated Notes Claims will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 8 NTL CC Subordinated Notes Claims.

                  e.    Class 9 - NTL Delaware Subordinated Notes Claims

         Class 9 consists of all NTL Delaware Subordinated Notes Claims; provided, however, that as of the Effective Date, France Telecom will be deemed to have waived its NTL Delaware Subordinated Notes Claims in the aggregate amount of $232,000,000 plus accrued interest through the Petition Date, and will not be entitled to, and will not, receive or retain any property or interest in property on account of such NTL Delaware Subordinated Notes Claims. Notwithstanding the foregoing waiver, all distributions that France Telecom would have been entitled to receive on account of its NTL Delaware Subordinated Notes Claims, but for such waiver, are available for Pro Rata distribution to the holders of Allowed Class 10 NTL Delaware Subordinated Notes Claims.

         Notwithstanding anything to the contrary contained in the Plan, the NTL Delaware Subordinated Notes Claims will be deemed Allowed Class 9 Claims for all purposes under the Plan or the Confirmation Order, without the need to file proofs of Claim, in the aggregate amount of $1,833,955,494, as follows: (a) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2009 will be deemed Allowed Class 9 Claims in the amount of $1,227,408,333, (b) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2011 will be deemed Allowed Class 9 Claims in the amount of $103,147,528, and (c) Claims with respect to the 7% Convertible Subordinated Notes due 2008 will be deemed Allowed Class 9 Claims in the amount of $503,399,633 Under the Plan, each holder of an Allowed Class 9 NTL Delaware Subordinated Notes Claim, other than France Telecom, will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 9 NTL Delaware Subordinated Notes Claim, its Pro Rata share of (i) 2,661,253 shares of New NTL Common Stock, (ii) 10,692,532 shares of Euroco Common Stock, (iii) 299,391 shares of Euroco Preferred Stock, (iv) 85.540% of the Delaware Cash Amount, and (v) the Class 9 Noteholder Election Option.

         In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 9 NTL Delaware Subordinated Notes Claims will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 9 NTL Delaware Subordinated Notes Claims.

                  f.    Class 10 - NTL Inc. Subordinated Notes Claims

          Class 10 consists of all NTL Inc. Subordinated Notes Claims; provided, however, that as of the Effective Date, France Telecom shall be deemed to have waived its NTL Inc. Subordinated Notes Claims in the aggregate amount of $232,000,000 plus accrued interest through the Petition Date, and shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such NTL Inc. Subordinated Notes Claims. Notwithstanding the foregoing waiver, all distributions that France Telecom would have been entitled to receive on account of its NTL Inc. Subordinated Notes Claims, but for such waiver, are available for Pro Rata distribution to the other holders of Allowed Class 10 NTL Inc. Subordinated Notes Claims.

         Notwithstanding anything to the contrary contained in the Plan, the NTL Inc. Subordinated Notes Claims will be deemed Allowed Class 10 Claims for all purposes under the Plan or the Confirmation Order, without the need to file proofs of Claim in the aggregate amount of $3,021,258,619, as follows: (a) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2009 will be deemed Allowed Class 10 Claims in the amount of $1,227,408,333, (b) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2011 will be deemed Allowed Class 10 Claims in the amount of $103,147,528, (c) Claims with respect to the 7% Convertible Subordinated Notes due 2008 will be deemed Allowed Class 10 Claims in the amount of $503,399,633, and (d) Claims with respect to the 6 3/4% Convertible Senior Notes due 2008 will be deemed Allowed Class 10 Claims in the amount of $1,187,303,125. Under the Plan, each holder of an Allowed Class 10 NTL Inc. Subordinated Notes Claim, other than France Telecom, will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 10 NTL Inc. Subordinated Notes Claim, its Pro Rata share of (i) 1,270,303 shares of New NTL Common Stock, (ii) 6,270,159 shares of Euroco Common Stock, (iii) 71,744 shares of Euroco Preferred Stock, (iv) 13.720% of the Delaware Cash Amount, (v) 94.887% of the NTL Cash Amount, and (vi) the Class 10 Noteholder Election Option.

         In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 10 NTL Inc. Subordinated Notes Claims will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 10 NTL Inc. Subordinated Notes Claims.

                  g. Additional Distributions With Respect To Classes 6, 7, 8, 9, And 10

         With respect to the treatment of Allowed Claims in Classes 6, 7, 8, 9, and 10, in addition to the distributions described in paragraphs (b) through (f) above, the professionals of the Noteholders' Steering Committee will be paid their unpaid fees and expenses incurred in accordance with their engagement arrangements. Thus, on the Effective Date, the Reorganized Debtors will pay, in Cash, the unpaid fees and expenses incurred on and after the Petition Date through June 24, 2002 (solely in their capacity as professionals of the Noteholders' Steering Committee) by Fried, Frank, Harris, Shriver & Jacobson and Cadwalader, Wickersham & Taft, and UBS Warburg shall be paid in full all of its unpaid fees and expenses owing and due, as provided in the UBS Warburg Engagement Letter (as defined below). Such amounts will be deemed to be incremental distributions on behalf of Allowed Claims in Classes 6, 7, 8, 9, and 10, and accordingly, are not to be treated as Administrative Claims. As part of the process of confirming and consummating the Plan, if the Bankruptcy Court, the United States Trustee, or any other party in interest wishes to review the fees and expenses of any of the Noteholders' Steering Committee's professionals with regard to the reasonableness of postpetition fees and expenses pursuant to the applicable standards under section 1129(a)(4) of the Bankruptcy Code, such professionals are prepared to provide statements with respect to their fees and reimbursement of expenses and to submit such statements to the review of the Bankruptcy Court.

         UBS Warburg is the exclusive financial advisor to the Noteholders' Steering Committee with respect to the Restructuring. UBS Warburg was retained pursuant to an engagement letter dated as of February 12, 2002 (the "UBS Warburg Engagement Letter") among UBS Warburg, the Noteholders' Steering Committee, and NTL Inc. on behalf of the Debtors and various Non-Debtor Subsidiaries.

         The UBS Warburg Engagement Letter provided, among other things, that UBS Warburg will receive the following fees as compensation for its services: (i) a monthly cash fee of $500,000 for the first eight months and $350,000 for every month after the eighth month and (ii) a restructuring fee (the "UBS Warburg Restructuring Fee") payable by the Debtors (excluding Diamond Holdings) in kind based on the aggregate fair market value on the date prior to the consummation of the Plan of the Cash, securities, property, or other consideration received by the holders of the Debt Securities, excluding any consideration received by the Diamond Holdings Notes Holders (the "Recovery Value").

         In the event the Restructuring transaction is consummated, the UBS Warburg Restructuring Fee is equal to the sum of the following:

                  (a) 0.6875% of the incremental amount of the Recovery Value greater than 25% of the aggregate accreted principal amount of the Debt Securities (excluding the Diamond Holdings Notes) as of February 12, 2002 (the "Accreted Value"), but less than or equal to 55% of the Accreted Value; plus

                  (b) 1.00% of the incremental amount of the Recovery Value greater than 55% of the Accreted Value but less than or equal to 75% of the Accreted Value; plus

                  (c) 1.50% of the incremental amount of the Recovery Value greater than 75% of the Accreted Value.

         If the Recovery Value is 25% or less of the Accreted Value, no UBS Warburg Restructuring Fee will be paid. Fifty percent of the monthly fees paid shall be credited against the portion of the UBS Warburg Restructuring Fee related to a Recovery Value in excess of 55% of the Accreted Value. In addition, the UBS Warburg Engagement Letter obligates the Debtors to reimburse UBS Warburg for out-of-pocket expenses (including fees and expenses of counsel) incurred by UBS Warburg in connection with its representation of the Noteholders' Steering Committee.

         In connection with a pre-negotiated or pre-arranged Chapter 11 plan, such as the Plan, the UBS Warburg Engagement Letter provides that the UBS Warburg Restructuring Fee is earned and payable prior to the filing of the Plan, and will be paid upon consummation of the Plan.

         One hundred percent of the UBS Warburg Restructuring Fee will be paid in the same form of consideration received by the Noteholders (excluding Diamond Holdings Notes Holders) and proportion as the Recovery Value. As mentioned above, the Plan provides that UBS Warburg's compensation which is payable-in-kind will be paid by the Debtors as part of the treatment afforded claims in Classes 6, 7, 8, 9, and 10. Thus, the cash portion of the UBS Warburg Restructuring Fee will be paid on the Effective Date. With respect to the New NTL Common Stock, Euroco Preferred Stock, and any other securities to be distributed to the holders of Debt Securities, the Recovery Value for such securities is calculated based on the average closing price of such securities during the 60 trading days immediately following the consummation of the Plan. Therefore, although the entire UBS Warburg Restructuring Fee was earned by UBS Warburg prior to the Petition Date as provided in the UBS Warburg Engagement Letter, the exact amount of the non-cash portion of the UBS Warburg Restructuring Fee cannot be determined (and the non-cash portion of the UBS Warburg Restructuring Fee cannot be paid in full) until 60 days after consummation of the Plan.

                  h.    Class 11 - Intercompany Claims

         Class 11 consists of all Intercompany Claims. On the Effective Date, all Class 11 Intercompany Claims owed by a Debtor, directly or indirectly, to any of its Debtor Subsidiaries will be distributed by such Debtor Subsidiary up to its corporate parent in exchange for one share of such Debtor Subsidiary's common stock and in extinguishment of such Claim. On the Effective Date, all Class 11 Intercompany Claims owed, directly or indirectly, by any Debtor Subsidiary to any parent Debtor, will be contributed by the parent Debtor down to such Debtor Subsidiary in exchange for one additional share of common stock from such Debtor Subsidiary and in extinguishment of such Claim. The Debtors do not believe there will be any Intercompany Claims owed to Diamond Cable or Diamond Holdings as of the Effective Date.

         4.       Impaired Classes Of Interests

         The Plan is predicated on, among other things, agreement to the terms of the Debtors' restructuring between and among the Junior Stakeholders (Classes 12, 13, and 14), on the one hand, and the holders of Debt Securities (Classes 6, 7, 8, 9, and 10), on the other. The Debt Securities holders, along with the Secured Lenders who will remain unimpaired under the Plan, are entitled under the Bankruptcy Code to a distribution of 100% of the Debtors' and Reorganized Debtors' enterprise value. Absent the willingness of the Debt Securities holders in Classes 6, 7, 8, 9, and 10 to provide the value described in Article III.D of the Plan to the Junior Stakeholders in Classes 12, 13, and 14, the Junior Stakeholders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Interests in the Debtors. Nevertheless, to facilitate and avoid delay in consummation of the Plan and the Debtors' restructuring, among other things, Debt Securities holders in Classes 6, 7, 8, 9, and 10 holding, in the aggregate, a majority in face amount of the Debt Securities in such Classes, have agreed to provide to the Junior Stakeholders in Classes 12, 13, and 14, in exchange for their acceptance of the Plan and assent to the transactions contemplated thereby, a portion of the Debtors' and Reorganized Debtors' enterprise value that such Debt Securities holders otherwise would be entitled to receive. Accordingly, if and to the extent that a Class of Junior Stakeholders entitled to vote on the Plan fails to accept the Plan, then no member of such rejecting Class of Junior Stakeholders will be entitled to, or will receive, any distribution under the Plan on account of its Interests in the Debtors and the consideration otherwise available to the members of such rejecting Class will be retained by the Debt Securities holders or treated as otherwise set forth in the Confirmation Order.

                  a.    Class 12 - Old Senior Preferred Stock Interests

         Class 12 consists of all Old Senior Preferred Stock Interests. Notwithstanding anything to the contrary contained in the Plan, the Old Senior Preferred Stock Interests will be deemed Allowed Class 12 Interests for all purposes under the Plan. Under the Plan, each holder of an Allowed Class 12 Old Senior Preferred Stock Interest will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 12 Old Senior Preferred Stock Interest, its Pro Rata share of (i) 2,996,475 Series A Warrants, (ii) 1,284,203 Equity Rights, and
(iii) 642,102 shares of Euroco Common Stock; provided, however, that in the event that the holders of Class 12 Old Senior Preferred Stock Interests vote as a class to reject the Plan, then such holders of Class 12 Old Senior Preferred Stock Interests will not be entitled to, and will not, receive or retain any property or interest in property on account of such Class 12 Old Senior Preferred Stock Interests.

         In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 12 Old Senior Preferred Stock Interests will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 12 Old Senior Preferred Stock Interests.

                  b.    Class 13 - Old Junior Preferred Stock Interests

         Class 13 consists of all Old Junior Preferred Stock Interests. Notwithstanding any provision to the contrary contained in The Plan, the Old Junior Preferred Stock Interests will be deemed Allowed Class 13 Interests for all purposes under The Plan or the Confirmation Order. The Class 13 Old Junior Preferred Stock Interests have been divided into separate groups in the Plan for descriptive purposes only. Together, all of the groups of Interests included in Class 13 make up a single Class of Interests for all purposes under the Plan and the Bankruptcy Code, including, without limitation, voting on and receiving distributions under, the Plan. Notwithstanding anything to the contrary contained in the Plan, the Old Junior Preferred Stock Interests will be deemed Allowed Class 13 Interests for all purposes under the Plan.

                           i.       Group 13-A:  Noos Junior Preferred Stock
Interests

         Group 13-A consists of all Noos Junior Preferred Stock Interests. Under the Plan, (a) the holder of the Allowed 6.5% Fixed Coupon Redeemable Preferred Stock Interests in Group 13-A will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed 6.5%Fixed Coupon Redeemable Preferred Stock Interests, 20.553% of the Noos Interest, and (b) the holder of the Allowed Variable Coupon Redeemable Preferred Stock Interests in Group 13-A will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Variable Coupon Redeemable Preferred Stock Interests, 79.447% of the Noos Interest; provided, however, that in the event that the holders of Class 13 Old Junior Preferred Stock Interests vote as a class to reject the Plan, then the holder of the Allowed Noos Junior Preferred Stock Interests in Group 13-A will not be entitled to, and will not, receive or retain any property or interest in property on account of such Interests.

                           ii.      Group 13-B:  Other Junior Preferred Stock
Interests

         Group 13-B consists of all Other Junior Preferred Stock Interests. Under the Plan, each holder of an Allowed Other Junior Preferred Stock Interest in Group 13-B will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Old Junior Preferred Stock Interest, its Pro Rata share of (i) 22,402,468 Series A Warrants and (ii) 9,601,058 Equity Rights; provided, however, that in the event that the holders of Class 13 Old Junior Preferred Stock Interests vote as a class to reject the Plan, then the holders of the Allowed Other Junior Preferred Stock Interests in Group 13-B will not be entitled to, and will not, receive or retain any property or interest in property on account of such Interests.

         In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 13 Old Junior Preferred Stock Interests will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 13 Old Junior Preferred Stock Interests.

         5.       Additional Impaired Classes

                  a.    Class 14 - Old Common Stock Interests

         Class 14 consists of all Old Common Stock Interests in NTL Inc. Notwithstanding anything to the contrary contained in the Plan, the Old Common Stock Interests will be deemed Allowed Class 14 Interests for all purposes under the Plan. Each holder of an Allowed Class 14 Old Common Stock Interest will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 14 Old Common Stock Interest, its Pro Rata share of (i) 9,601,058 Series A Warrants, (ii) 4,114,739 Equity Rights, and (iii) 2,057,369 shares of Euroco Common Stock; provided, however, that in the event that the holders of Class 14 Old Common Stock Interests vote as a class to reject the Plan, then the holders of Allowed Class 14 Old Common Stock Interests will not be entitled to, and will not, receive or retain any property or interest in property on account of such Interests or Claims.

         In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 14 Old Common Stock Interests will be deemed to release, and will be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities relating to or arising from any and all Class 14 Old Common Stock Interests.

         Certain putative class representatives and holders of Class 14 Old Common Stock Interests in NTL Inc. have informed the Debtors that they dispute the propriety of the foregoing release provisions. The Debtors believe that these provisions are both legally and factually appropriate under the Bankruptcy Code and prevailing Second Circuit authority, and intend to vigorously dispute any challenge thereto by these holders.

                  b.    Class 15 - Securities Claims

                           i. Class 15.01 consists of all Debt Securities
Claims against a Debtor. On the Effective Date, the Class 15.01 Debt Securities Claims will be extinguished and the holders thereof will not be entitled to, and will not, receive or retain any property or interest in property on account of such Debt Securities Claims.

                           ii. Class 15.02 consists of all Equity
Securities Claims against NTL Inc. On the Effective Date, the Class 15.02 Equity Securities Claims will be extinguished and the holders thereof will not be entitled to, and will not, receive or retain any property or interest in property on account of such Equity Securities Claims.

                  Notwithstanding the foregoing, on the Effective Date, but effective as of the Confirmation Date, all holders of Class 15 Securities Claims will be deemed to be bound by the provisions of Article XIII of the Plan.

                  Certain putative class representatives and holders of Class 15.02 Equity Securities Claims against NTL Inc. have informed the Debtors that they (i) disagree with the classification and treatment of their claims under the Plan, asserting that their Equity Securities Claims, if allowed, should receive the same priority and treatment as Class 14 Old Common Stock Interests and (ii) dispute the propriety of the foregoing release provisions. The Debtors believe that the proposed classification and treatment of the Equity Securities Claims under the Plan is both legally and factually appropriate, and intend to vigorously dispute any challenge thereto by these holders. If, however, the holders were to prevail in such a challenge, the recovery to holders of Class 14 Old Common Stock Interests could be subject to dilution to the extent that any Equity Securities Claims are ultimately allowed. The Debtors further believe that the foregoing release provisions are both legally and factually appropriate under the Bankruptcy Code and prevailing Second Circuit authority, and intend to vigorously dispute any challenge thereto by these holders.

                  c.    Class 16 - Other Old Equity Interests And Claims

         Class 16 consists of all Other Old Equity Interests And Claims in and/or against the Debtors. Under the Plan, the Class 16 Other Old Equity Interests And Claims will be extinguished and the holders thereof will not be entitled to, and will not, receive or retain any property or interest in property on account of such Other Old Equity Interests And Claims.

         Notwithstanding the foregoing, on the Effective Date, but effective as of the Confirmation Date, all holders of Class 16 Other Old Equity Interests And Claims will be deemed to be bound by the provisions of
Article XIII of the Plan.

C.       Summary Of Other Provisions Of The Plan

         1.       Means For Implementation Of The Plan

                  a.    Continued Corporate Existence

         Subject to the provisions of Article IV.C.1 of the Plan, each of the Reorganized Debtors will continue to exist after the Effective Date as a separate corporate entity in accordance with the applicable law in the jurisdiction in which it is incorporated, under its respective certificate of incorporation and by-laws or other organizational documents in effect before the Effective Date, except as its certificate of incorporation and by-laws or other organizational documents are amended by the Plan.

                  b. Amended And Restated Certificates Of Incorporation And By-Laws; Change Of Name

         The certificate of incorporation and by-laws of NTL Inc. and NTL CC will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. The Amended and Restated Certificate of Incorporation of NTL CC will include, among other things, provisions authorizing (i) a change in the name of the corporation from "NTL CC" to "NTL Incorporated" and (ii) 600 million shares of New NTL Common Stock and 5 million shares of "blank check" preferred stock. The Amended and Restated Certificate of Incorporation of NTL Inc. will include, among other things, provisions authorizing (i) a change in the name of the corporation from "NTL Inc." to "NTL Europe, Inc." and (ii) 60 million shares of Euroco Common Stock and one million shares of "blank check" preferred stock, including the shares of Euroco Preferred Stock.

                  c.    Reorganization Of The NTL Group Into New NTL And Euroco

         On the Effective Date, the Debtors will divide their current businesses and investments into two new groups, New NTL and Euroco. For a description of the businesses and assets that will comprise each of New NTL and Euroco, see "Certain Matters Regarding New NTL -- Businesses To Comprise New NTL" and "Certain Matters Regarding Euroco -- Businesses To Comprise Euroco." NTL will cause New NTL and Euroco to apply to have the New NTL Common Stock and Euroco Common Stock, respectively, listed on the NYSE, the national market system or small cap system of the National Association of Securities Dealers' Automated Quotation System, as applicable, subject to the initial and continued listing requirements of the applicable exchange or quotation system. See "Certain Matters Regarding New NTL -- Securities To Be Issued -- Resale Of Securities -- Listing And Registration Rights" and "Certain Matters Regarding Euroco -- Securities To Be Issued -- Resale Of Securities -- Listing And Registration Rights."

                           i.       New NTL

         On the Effective Date, NTL CC will (1) amend and restate its certificate of incorporation and by-laws to provide for, among other things, a change in the name of the corporation from NTL CC to "NTL Incorporated" and (2) consummate the Effectuating Transactions described in Exhibit P to the Plan. Upon, and as a result of, consummation of the Effectuating Transactions, New NTL and its subsidiaries shall be separated from Euroco and those of its subsidiaries that are not also subsidiaries of New NTL.

                           ii.      Euroco

         On the Effective Date, NTL Inc. will (1) amend and restate its certificate of incorporation and by-laws to provide for, among other things, a change in the name of the corporation from NTL Inc. to "NTL Europe, Inc." and (2) consummate the Effectuating Transactions described in Exhibit P to the Plan. Upon consummation of the Effectuating Transactions, New NTL and its subsidiaries will be separated from Euroco and those of its subsidiaries that are not also subsidiaries of New NTL.

                  d.    Cancellation Of Existing Securities And Agreements

         On the Effective Date, except as otherwise provided for in the Plan, (i) the Existing Securities and any other note, bond, Indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except the Diamond Cable Notes or any other instrument or document evidencing such indebtedness under the Diamond Cable Notes and such notes or other instruments evidencing indebtedness or obligations of a Debtor as are Reinstated under the Plan, will be canceled, and (ii) the obligations of the Debtors under any agreements, Indentures, or certificates of designations governing the Existing Securities and any other note, bond, Indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except the Diamond Cable Notes or any other instrument or document evidencing such indebtedness under the Diamond Cable Notes and such notes or other instruments evidencing indebtedness or obligations of a Debtor as are Reinstated under the Plan, as the case may be, will be discharged; provided, however, that each Indenture or other agreement that governs the rights of a holder of a Claim and that is administered by an Indenture Trustee will continue in effect for the purposes of allowing the Indenture Trustee to make any distributions on account of such Claims pursuant to the Plan and to perform such other necessary administrative functions with respect thereto. Notwithstanding any provision to the contrary contained in the Plan, distributions on account of the Debt Securities will not be reduced by the amount of the reasonable fees and documented out-of-pocket expenses incurred by the Indenture Trustees or any undisputed claim for payment by the Indenture Trustees (which includes the reasonable fees and documented out-of-pocket expenses of any professionals retained by the Indenture Trustees). Upon approval by the Bankruptcy Court of an application by an Indenture Trustee, the reasonable fees and documented out-of-pocket expenses incurred by the Indenture Trustee or any other claim for payment by the Indenture Trustees (which includes the reasonable fees and documented out-of-pocket expenses of any professionals retained by the Indenture Trustee) through the Effective Date will be paid in full in Cash as soon as practicable after the Effective Date. In addition, upon the occurrence of the Effective Date, the asserted charging liens of the Indenture Trustees will be released and their sole claims will be for their reasonable fees and documented out-of-pocket expenses pursuant to application to the Bankruptcy Court.

         Any actions taken by an Indenture Trustee, an agent, or a servicer that are not for the purposes authorized in Article IV.B.2 of the Plan will not be binding upon the Debtors or Reorganized Debtors. Notwithstanding the foregoing, any Debtor may terminate any Indenture or other governing agreement and the authority of any Indenture Trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five (5) days' written notice of termination to the Indenture Trustee, agent, or servicer. If distributions under the Plan have not been completed at the time of termination of the Indenture or other governing agreement, the applicable Debtor will designate a Disbursing Agent to act in place of the Indenture Trustee, agent, or servicer, and the provisions of Article IV.B.2 of the Plan will be deemed to apply to the new Disbursing Agent.

                  e.    Cancellation Of Certain Obligations

         NTL TWTV Holdings Limited, a Non-Debtor Subsidiary of NTL Inc., has an outstanding demand obligation in the amount of approximately (pound)51 million to CWC, an indirect Non-Debtor Subsidiary of NTL CC, related to NTL TWTV Holdings Limited's acquisition of the company holding a minority interest in Two Way TV Limited. On or immediately prior to the Effective Date, NTL Inc. will assume NTL TWTV Holdings Limited's obligation and, substantially contemporaneously, CWC will transfer its account receivable to NTL CC through various intermediate transactions in satisfaction of certain intercompany obligations. On the Effective Date, the resultant Intercompany Claim of NTL CC against NTL Inc. will be canceled pursuant to the provisions of Article III.C.7 of the Plan.

                  f.    Restructuring Expense Adjustment

         As of the Effective Date, if NTL Inc. and NTL Delaware have incurred Restructuring Expenses in excess of the Delaware/Inc.
Restructuring Expenses, then New NTL will transfer the amount of such excess to Euroco. If the Delaware/Inc. Restructuring Expenses exceed the Restructuring Expenses actually incurred by NTL Inc. and NTL Delaware, then Euroco will transfer the amount of such excess to New NTL.

                  g.    Revesting Of Assets

         Except as otherwise provided in Article III of the Plan, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Reorganized Debtor on the Effective Date. Following the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors will be free and clear of all Claims, encumbrances, Interests, charges, and Liens except as specifically provided in the Plan, the Confirmation Order, or as contemplated by the New NTL Exit Facility. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay Professional Fees and expenses incurred after the Confirmation Date.

                  h. Preservation Of Rights Of Action; Settlement Of Causes Of Action

         Except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, Indenture, or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and have the exclusive right, in their sole discretion, to enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights or Causes of Action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights or Causes of Action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

                  i.    Employment Agreements

         On the Effective Date, New NTL and Euroco will enter into employment agreements with their respective key executives substantially in the form annexed as Exhibit M to the Plan.

                  j.    Exemption From Certain Transfer Taxes

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan, including, without limitation, the granting or recording of any Lien or mortgage on any property under the New NTL Exit Facility, will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

         2.       Provisions Governing Distributions

                  a. Distributions For Claims And Interests Allowed As Of The Effective Date

         Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Interests as of the Effective Date will be made on the Distribution Date, or as soon thereafter as is reasonably practicable. Any Cash distributions will be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any distribution under the Plan of property other than Cash will be made by the Disbursing Agent or the appropriate Indenture Trustee, agent, or servicer, in accordance with the terms of the Plan.

         The Disbursing Agent will make all distributions required under the Plan (subject to the provisions of Articles III, VII, and IX of the Plan), except with respect to a holder of a Claim or Interest whose distribution is governed by an Indenture or other agreement and is administered by an Indenture Trustee, agent, or servicer, which distributions will be deposited with the appropriate Indenture Trustee, agent, or servicer, who will deliver such distributions to the holders of Claims or Interests in accordance with the provisions of the Plan and the terms of the relevant Indenture or other governing agreement.

         If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, or an Indenture Trustee, agent, or servicer that administers an Indenture or other agreement that governs distributions, such Disbursing Agent, Indenture Trustee, agent, or servicer will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond will be paid by the Reorganized Debtors.

         Any distributions on account of Allowed Claims arising under Debt Securities or otherwise administered by an Indenture Trustee will be made to the appropriate Indenture Trustee, which, in each case, will serve as the Reorganized Debtors' designee for purposes of making distributions to holders of such Allowed Claims under the Plan. The Reorganized Debtors will be responsible for payment to each Indenture Trustee of such Indenture Trustee's reasonable fees and documented out-of-pocket expenses incurred in connection with the making of distributions under the Plan to holders of Allowed Claims governed by its Indenture.

                  b.    Special Distribution Procedures For Certain Persons

                           i.       New NTL Chapter 11 Acquiring Persons

         If any holder of Allowed Claims or Interests entitled to receive a distribution under the Plan becomes a New NTL Chapter 11 Acquiring Person during the period from the first Business Day after the Petition Date through the Effective Date, then (a) such holder will only be entitled to receive aggregate distributions on account of its Allowed Claims or Interests in an amount not to exceed 15% of the outstanding shares of New NTL Common Stock (including, without limitation, any shares of New NTL Common Stock purchased or that may be acquired after giving effect to the Offerings and assuming exercise of the Series A Warrants) so that, as of the Effective Date, such holder would not be a New NTL Acquiring Person under the New NTL Rights Agreement (without regard to whether such Person is a New NTL Grandfathered Distributee), and (b) any shares of New NTL Common Stock that such holder otherwise would have been entitled to receive but for the provisions of Article VII.B.1 of the Plan will be withheld and retained by New NTL in accordance with the provisions of subparagraph ii. below, unless such holder represents and warrants in writing to New NTL that, as of the Effective Date, such holder either (i) has disposed of a sufficient amount of Allowed Claims or Interests such that as of the Effective Date, such holder would not be a New NTL Chapter 11 Acquiring Person or (ii) is a New NTL Grandfathered Distributee, and in either case, such holder will be entitled to receive those distributions to which it otherwise would have been entitled to receive under the Plan had it not been for the provisions of Article VII.B.1 of the Plan.

                           ii.      Distribution Procedures For Withheld Shares
Of New NTL Common Stock

         Distributions of New NTL Common Stock withheld pursuant to Article VII.B.1 of the Plan will be held in reserve by New NTL for the account of the holder who otherwise would have been entitled, in the absence of the limitations imposed by Article VII.B.1 of the Plan, to such distributions until such time as New NTL is directed in writing by such holder to distribute the shares of New NTL Common Stock, together with any Cash and non-Cash dividends earned thereon, to another Person, such that after giving effect to the disposition of the New NTL Common Stock, such other Person would not be a New NTL Acquiring Person under the New NTL Rights Agreement. As soon as practicable following receipt of such direction, New NTL will distribute the withheld shares of New NTL Common Stock, together with any Cash and non-Cash dividends earned thereon, to such Person as directed in writing.

                           iii.     Euroco Chapter 11 Acquiring Persons

         If any holder of Allowed Claims or Interests entitled to receive a distribution under the Plan becomes a Euroco Chapter 11 Acquiring Person during the period from the first Business Day after the Petition Date through the Effective Date, then (a) such holder will only be entitled to receive aggregate distributions on account of its Allowed Claims or Interests in an amount not to exceed 15% of the outstanding shares of Euroco Common Stock so that, as of the Effective Date, such holder would not be a Euroco Acquiring Person under the Euroco Rights Agreement (without regard to whether such Person is a Euroco Grandfathered Distributee), and
(b) any shares of Euroco Common Stock that such holder otherwise would have been entitled to receive but for the provisions of Article VII.B.3 of the Plan will be withheld and retained by Euroco in accordance with the provisions of subparagraph ii. below, unless such holder represents and warrants in writing to Euroco that, as of the Effective Date, such holder either (i) has disposed of a sufficient amount of Allowed Claims or Interests such that as of the Effective Date, such holder would not be a Euroco Chapter 11 Acquiring Person or (ii) is a Euroco Grandfathered Distributee, and in either case, such holder will be entitled to receive those distributions to which it otherwise would have been entitled to receive under the Plan had it not been for the provisions of Article VII.B.3 of the Plan.

                           iv.      Distribution Procedures For Withheld Shares
Of Euroco Common Stock

         Distributions of Euroco Common Stock withheld pursuant to Article VII.B.3 of the Plan will be held in reserve by Euroco for the account of the holder who otherwise would have been entitled, in the absence of the limitations imposed by Article VII.B.3 of the Plan, to such distributions until such time as Euroco is directed in writing by such holder to distribute the shares of Euroco Common Stock, together with any Cash and non-Cash dividends earned thereon, to another Person, such that after giving effect to the disposition of the Euroco Common Stock, such other Person would not be a Euroco Acquiring Person under the Euroco Rights Agreement. As soon as practicable following receipt of such direction, Euroco will distribute the withheld shares of Euroco Common Stock, together with any Cash and non-Cash dividends earned thereon, to such Person as directed in writing.

                  c.    Surrender Of Securities Or Instruments

         As a condition to receiving any distribution under the Plan, on or before the Distribution Date, or as soon as practicable thereafter, each holder of a Certificate evidencing a Claim or Interest on account of Existing Securities that are not being Reinstated or transferred to New NTL under the Plan must surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an Indenture or other agreement, the respective Indenture Trustee, agent, or servicer, as the case may be, and such Certificate will be canceled; provided, however, that in accordance with the provisions of Article III.C.2 of the Plan, any and all Certificates evidencing Claims on account of Diamond Cable Notes must be delivered, assigned, conveyed, and transferred by the holders thereof to New NTL. No distribution of property under the Plan will be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent, the respective Indenture Trustee, agent, or servicer, or New NTL, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent, the respective Indenture Trustee, agent, or servicer, or New NTL, as the case may be. Any such holder who fails to surrender or assign or cause to be surrendered or assigned such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent, the respective Indenture Trustee, agent, or servicer, or New NTL, as the case may be, prior to the later of (i) the second anniversary of the Effective Date or (ii) six months after the date such holder's Claim becomes an Allowed Claim, will be deemed to have forfeited all rights, Claims, and Interests in respect of such Certificate and will not participate in any distribution under the Plan, and all property in respect of such forfeited distribution, including interest accrued thereon, will revert to New NTL or Euroco, as the case may be, notwithstanding any federal or state escheat laws to the contrary.

                  d. Record Date For Distributions To Holders Of Existing Securities

         The record date for distributions to holders of Allowed Claims or Interests on account of Existing Securities that are not being Reinstated under the Plan will be the Distribution Record Date. At the close of business on the Distribution Record Date, the transfer ledgers for such securities will be closed, and there will be no further changes in the record holders of such securities. The Reorganized Debtors and the Disbursing Agent, if any, will have no obligation to recognize any transfer of any such securities occurring after the Distribution Record Date and will be entitled instead to recognize and deal for all purposes under the Plan with only those record holders listed on the transfer ledgers as of the close of business on the Distribution Record Date.

                  e.    Calculation Of Distribution Amounts Of Certain New
Securities

         No fractional shares of New NTL Common Stock, Euroco Common Stock, or Euroco Preferred Stock, and no fractional Series A Warrants or fractional Rights, will be issued or distributed under the Plan or by New NTL, Euroco, or any Disbursing Agent, Indenture Trustee, agent, or servicer. Each Person entitled to receive Distributable Securities will receive the total number of whole shares of stock, Series A Warrants, or Rights, as the case may be, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of stock, Series A Warrant, or Right, as the case may be, the Disbursing Agent will allocate separately one whole share, warrant, or right to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares, warrants, or rights have been allocated. Upon the allocation of a whole share, warrant, or right to a Person in respect of the fractional portion of its entitlement, such fractional portion will be canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares, warrants, or rights that remain to be allocated, the Disbursing Agent will allocate the remaining whole shares, warrants, or rights to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares, warrants, and rights authorized under the Plan, all remaining fractional portions of the entitlements will be canceled and will be of no further force and effect.

                  f. Delivery Of Distributions; Undeliverable Or Unclaimed Distributions

         Distributions to holders of Allowed Claims or Interests will be made by the Disbursing Agent or the Indenture Trustee, agent, or servicer, as the case may be, (i) at the holder's last known address, (ii) at the address in any written notice of address change delivered to the Disbursing Agent, (iii) in the case of the holder of an Existing Security, at the address in the appropriate Indenture Trustee's, agent's, or servicer's official records, or (d) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms of the Plan. If any holder's distribution is returned as undeliverable, no further distributions to such holder will be made, unless and until the Disbursing Agent or appropriate Indenture Trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions will be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or an Indenture Trustee, agent, or servicer will be returned to the appropriate Reorganized Debtor or the Indenture Trustee, agent, or servicer, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date or (ii) six months after such holder's Claim becomes an Allowed Claim, after which date all unclaimed property will revert to the appropriate Reorganized Debtor free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Any holder of an Allowed Claim who is entitled to receive a Cash distribution under the Plan, but fails to cash a check within 120 days of its issuance, will be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without interest, upon written request (prior to the second anniversary of the Effective Date) to the Reorganized Debtors or their designee, which request will include such documentation as the Reorganized Debtors or their designee request to verify, in their reasonable discretion, that such holder is entitled to such check. If a holder fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder's Claim becomes an Allowed Claim, such holder will not be entitled to receive any distribution under the Plan.

                  g.    Setoffs

         Except with respect to Causes of Action that are being released under the Plan or pursuant to the Confirmation Order, any Reorganized Debtor may, but will not be required to, set off against any Claim (other than any Diamond Cable Notes Claims, NTL CC Senior Notes Claims, NTL CC Subordinated Notes Claims, NTL Delaware Subordinated Notes Claims, or NTL Inc. Subordinated Notes Claims) the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims or Causes of Action of any nature whatsoever that the Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to set off nor the allowance of any Claim under the Plan will be, or be deemed to be, a waiver or release by any Reorganized Debtor of a Cause of Action that such Reorganized Debtor may have against such holder.

         3.       Treatment Of Executory Contracts And Unexpired Leases

         Except as otherwise provided in the Plan, or in any contract, instrument, release, Indenture, or other agreement or document entered into in connection with the Plan, as of the Effective Date each Debtor will be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject filed on or before the Confirmation Date. Notwithstanding the foregoing, pursuant to the Plan, the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

         The Confirmation Order will constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date. Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

         4.       Objections To Claims; Disputed Claims

         Except as otherwise provided in the Plan or any order of the Bankruptcy Court (e.g., with respect to holders of Securities Claims), holders of Claims and Interests will not be required to, and should not, file proofs of Claim or proofs of Interests with the Bankruptcy Court. If any proofs of Claim or proofs of Interest are filed, then within 120 days of the Effective Date (unless extended by an order of the Bankruptcy Court), the Debtors or Reorganized Debtors may file objections to such proofs of Claim or proofs of Interest with the Bankruptcy Court and serve such objections upon the holders of each of the Claims or Interests to which objections are made; provided, however, that the Debtors and Reorganized Debtors will not object to Claims or Interests that are Allowed Claims or Interests pursuant to the Plan. The Debtors and Reorganized Debtors will be authorized to, and will, resolve all Disputed Claims or Interests by withdrawing or settling any objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction over the validity, nature and/or amount thereof.

         5.       Retention Of Jurisdiction

         Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction (except with respect to the purposes described in Article XII.A of the Plan, as to which jurisdiction will not be exclusive) over all matters arising out of, and related to, the Chapter 11 Cases and the Plan, as more fully set forth in Article XII of the Plan.

         6.       Compromises And Settlements

                  a.    Generally

         Pursuant to section 1123(b)(3) of the Bankruptcy Code and Fed. R. Bankr. P. 9019(a), the Debtors may, with the consent of the Creditors' Committee, compromise and settle various Claims against them and/or claims they may have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right will pass to the Reorganized Debtors pursuant to Articles IV.E and IV.G of the Plan.

                  b.    France Telecom Compromise And Settlement

         Under the terms of the April 16, 2002 agreement-in-principle, the Debtors, the Noteholders' Steering Committee, and France Telecom reached a full and complete compromise and settlement of a dispute regarding the ramifications of NTL Inc. failing to redeem shares of Noos Junior Preferred Stock and the rights and remedies of France Telecom under the Share Account Pledge Agreement for a failure to redeem such shares.

         The Share Account Pledge Agreement, which is governed by French law, provides that (1) the Noos Interest was pledged to support the obligation of NTL Inc. to redeem the Noos Junior Preferred Stock under the terms of the Certificates of Designation governing such shares and (2) France Telecom shall not be permitted to pursue (or attempt to pursue) the enforcement of the pledge of the Noos Interest unless and until either one of the classes of Noos Junior Preferred Stock becomes definitive and non-contingent (i.e., the shares of either such class are permitted to be redeemed by NTL Inc. in compliance with the surplus test under Delaware corporate law).

         Under Delaware corporate law, NTL Inc. is not permitted to declare or pay dividends on or redeem its preferred stock if it does not have available surplus. If NTL Inc. had available surplus under Delaware corporate law on the redemption date of the specified class of Noos Junior Preferred Stock (May 18, 2002 for the Variable Coupon Redeemable Preferred Stock and May 18, 2007 for the 6.5% Fixed Coupon Redeemable Preferred Stock) and NTL Inc. did not redeem the specified class of Noos Junior Preferred Stock shares for cash on the applicable redemption date, France Telecom would be permitted to enforce the pledge of the Noos Interest, subject to the terms and conditions of the Share Account Pledge Agreement. At the time of negotiating this compromise and settlement, France Telecom claimed that it had rights under the terms of the Certificates of Designation governing the shares of Noos Junior Preferred Stock and the Share Account Pledge Agreement with respect to NTL Inc.'s obligation to redeem the Noos Junior Preferred Stock.

         As part of this compromise and settlement, (1) pursuant to the terms of the Plan and subject to the occurrence of the Effective Date, the Noos Interest will be released to France Telecom pursuant to the Share Account Pledge Agreement in exchange for (w) the Noos Junior Preferred Stock Interests, (x) the waiver by France Telecom of its rights to any distribution on account of its Class 9 NTL Delaware Subordinated Notes Claim and Class 10 NTL Inc. Subordinated Notes Claim, (y) the release by France Telecom of any contingent payments due to France Telecom in connection with the initial transfer of Noos franchises and any other direct or indirect liability to France Telecom in connection with the transfer of the 1G Franchises to Debtors or their subsidiaries and by Debtors or their subsidiaries to Noos, and (z) the France Telecom Payment and (2) France Telecom delivered a ballot to NTL Inc. prior to the commencement of the Chapter 11 Cases and agreed to support the restructuring of the Debtors in accordance with the terms of the Plan and the transactions contemplated by the Plan, including, but not limited to, any allocation of consideration or payments due in connection therewith.

         Following implementation of this compromise and settlement, neither the Debtors (nor any of them) nor France Telecom shall have any further liability to the other(s) with respect to Noos, including, but not limited to, the Noos Junior Preferred Stock, the Share Account Pledge Agreement, France Telecom's Allowed Class 9 NTL Delaware Subordinated Notes Claim and Allowed Class 10 NTL Inc. Subordinated Notes Claim, the Noos Shareholders Agreement, any contingent payments due to France Telecom in connection with the initial transfer of Noos franchises, and any other direct or indirect liability to France Telecom in connection with the transfer of the 1G Franchises to Debtors or their subsidiaries and by Debtors or their subsidiaries to Noos. The implementation of this compromise and settlement will not affect the terms and conditions of, or the obligations of Noos pursuant to, the Noos Note, which will remain an asset of Euroco from and after the Effective Date.

         France Telecom owns shares of Old Common Stock and Old Junior Preferred Stock and 5 3/4% convertible subordinated notes due 2009 of NTL Inc. and NTL Delaware. France Telecom has three representatives on the board of directors of each of NTL Inc., NTL Delaware, and NTL CC. In addition, NTL Inc. and its subsidiaries have certain commercial arrangements with France Telecom and its affiliates.

         In connection with this compromise and settlement, except as previously disclosed to the Noteholders' Steering Committee, France Telecom represented and warranted to the Debtors and the Noteholders' Steering Committee that as of the Petition Date, it was neither marketing nor had pending agreements, interest, or letters of intent, nor had it engaged an investment banker in connection with the direct or indirect transfer, sale, or other disposition of its interest in Noos to a third party, nor was it contemplating or aware of any other material transactions in respect of Noos.

         Notwithstanding anything to the contrary contained in this Disclosure Statement, (1) the Debtors and the Creditors' Committee shall not be entitled to modify or otherwise change the Plan or this Disclosure Statement with respect to distributions to be provided to France Telecom under the Plan without the prior consent of France Telecom, (2) the Confirmation Order shall contain customary language with respect to the release of the Noos Interest, and (3) nothing in the Plan shall be construed to limit the rights of France Telecom and its affiliates to receive distributions under the Plan, including the right to subscribe for Equity Rights (including on an oversubscription basis), other than in its capacity as a holder of 5 3/4% convertible subordinated notes due 2009 of NTL Inc. and NTL Delaware; provided, however, that this right shall extend only to the holdings of Existing Securities of France Telecom and its affiliates as disclosed on its Schedule 13D on file with the SEC as of the Petition Date. This right is personal to France Telecom and its affiliates and is not assignable in whole or in part by France Telecom and its affiliates.

         7.       Miscellaneous

                  a. Bar Dates For Certain Claims: Administrative, Professional Fee, And Substantial Contribution Claims

         The Confirmation Order will establish an Administrative Bar Date for filing Administrative Claims (other than Professional Fee Claims and claims for reimbursement of the expenses of the members of the Creditors' Committee ), which date will be 30 days after the Confirmation Date. Holders of asserted Administrative Claims, except for Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee (if appointed) whose claims were not paid prior to the Confirmation Date, must submit requests for payment of administrative expenses on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of entry of the Confirmation Order to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) will set forth such date and serve as notice of the Administrative Bar Date. The Debtors or the Reorganized Debtors, as the case may be, will have 20 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

         All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Confirmation Date (including requests under section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Chapter 11 Cases) must be filed and served upon the Reorganized Debtors and their counsel, as well as those parties filing notices of appearance in these cases or otherwise request notice of such application, no later than 30 days after the Confirmation Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 15 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

                  b.    Payment Of Statutory Fees

         All fees payable under Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases will be paid by the Reorganized Debtors.

                  c.    Severability Of Plan Provisions

         If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the approval of their respective boards of directors (having due regard for their fiduciary duties, after consultation with counsel), and with the consent of the Creditors' Committee, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

                  d.    Exculpation And Limitation Of Liability

         To the full extent permitted by applicable law, neither the Debtors, the Reorganized Debtors, the Noteholders' Steering Committee, the Creditors' Committee, the Diamond Administrators, nor any holder of Senior Notes, Subordinated Notes, or Old Preferred Stock, or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects will be entitled to reasonably rely the advice of counsel with respect to their duties and responsibilities under the Plan.

         Notwithstanding any other provision of the Plan, no holder of a Claim or Interest, no other party in interest, none of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, will have any right of action, demand, suit or proceeding against the Debtors, the Reorganized Debtors, the Noteholders' Steering Committee, the Creditors' Committee, the Diamond Administrators, or any holder of Senior Notes, Subordinated Notes, or Old Preferred Stock, or any or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

         The foregoing exculpation and limitation on liability will not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Causes of Action retained pursuant to Article IV.H of the Plan.

                  e.    Waiver Of Enforcement Of Subordination

         All Claims against and Interests in the Debtors and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Debtors, based upon any claimed subordination rights (if any), will be deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights will be deemed waived, released, discharged, and terminated as of the Effective Date, and all actions related to the enforcement of such subordination rights will be permanently enjoined. The foregoing, however, will not apply to any subordination provision for the benefit of the lenders under the Credit Facilities. Distributions to the various Classes of Claims and Interests under the Plan will not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest will have and receive the benefit of the distributions in the manner set forth in the Plan. The foregoing, however, will not apply to any subordination provision for the benefit of the lenders under the Credit Facilities.

                  f.    Term Of Injunctions Or Stays

         Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), will remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order will remain in full force and effect in accordance with their terms.

                  g.    Revocation, Withdrawal, Or Non-Consummation

         The Debtors may, with the consent of the Creditors' Committee, revoke or withdraw the Plan at any time prior to the Confirmation Date and file other plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then
(i) the Plan will be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

                  h.    Plan Supplement

         Any and all exhibits, lists, or schedules referred to in the Plan but not filed with the Plan will be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least seven days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request to the Debtors in accordance with Article XV.K of the Plan.

                  i.    Indemnification Obligations

         Except as otherwise specifically limited in the Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of Covered Persons pursuant to the Debtors' or Reorganized Debtors' certificates of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date, will survive Confirmation of the Plan and remain unaffected thereby, and will not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date.

D.       Confirmation Of The Plan

         Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

         1.       Classes Entitled To Vote; Requisite Acceptances

         Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under the Plan is entitled to vote to accept or reject the Plan. By operation of law, all unimpaired Classes of Claims or Interests are deemed to have accepted the Plan and, accordingly, are not entitled to vote. Similarly, holders of Claims or Interests in Classes that are not entitled to receive a distribution under the Plan are conclusively presumed to have rejected the Plan and, accordingly, are not entitled to vote. Under the Bankruptcy Code, an Impaired Class of Claims will be found to have accepted the Plan if the holders of at least two-thirds in amount and more than one-half in number of the Allowed Claims in the Class actually voting on the Plan have voted to accept the Plan, not counting the votes of insiders or any holder "designated" under section 1126(e) of the Bankruptcy Code. The Bankruptcy Code further provides that an Impaired Class of Interests will have accepted the Plan if the holders of at least two-thirds in amount of the Allowed Interests actually voting in the Class have voted to accept the Plan (other than insiders and any holders "designated" under section 1126(e) of the Bankruptcy Code).

         2.       Confirmation Hearing

         Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

         The Debtors will provide a Confirmation Hearing Notice to all known holders of Claims against and Interests in the Debtors, or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof. Objections to confirmation must be filed and served in the manner and within the time set forth in the Confirmation Hearing Notice and must (i) be in writing, (ii) comply with the Bankruptcy Rules, (iii) set forth the name of the objector, and the nature and amount of any Claim or Interest asserted by the objector against or in the Debtors, their Estates, or their property, and (iv) state with particularity the legal and factual bases for the objection. See "Voting Instructions and Procedures -- Confirmation Hearing And Deadline For Objections To Confirmation." OBJECTIONS TO CONFIRMATION THAT ARE NOT TIMELY FILED AND SERVED MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT AND MAY BE OVERRULED.

         3.       Requirements For Confirmation Of The Plan

         At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the following requirements for confirmation, set forth in section 1129(a) of the Bankruptcy Code:

                  a. The Plan complies with the applicable provisions of the Bankruptcy Code.

                  b. The Debtors have complied with the applicable provisions of the Bankruptcy Code.

                  c. The Plan has been proposed in good faith and not by any means forbidden by law.

                  d. Any payment made or to be made by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases has been approved by, or is subject to approval by, the Bankruptcy Court as reasonable.

                  e. The Debtors have disclosed the identity and affiliations of (a) any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (b) any affiliate of the Debtors participating in a joint plan with the Debtors, or (c) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Creditors and Interest holders and with public policy), and (d) the identity of any insider that will be employed or retained by the Reorganized Debtors and the nature of any compensation for such insider.

                  f. With respect to each Class of Claims or Interests, each Impaired Creditor and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such entity, property of a value, as of the Effective Date, that is not less than the amount that such entity would receive or retain if the Debtors were to be liquidated on such date under Chapter 7 of the Bankruptcy Code. See "Feasibility Of The Plan And The Best Interests Of Creditors Test."

                  g. The Plan provides that Administrative Claims and Priority Claims (other than Priority Tax Claims) will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed Amount of such Claims, except to the extent that the holder of any such Claim has agreed to a different treatment.

                  h. If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

                  i. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to them under the Plan, unless such liquidation or reorganization is proposed in the Plan. See "Feasibility Of The Plan And The Best Interests Of Creditors Test."

                  j. The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to Confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

         The Debtors believe that, upon receipt of the requisite acceptances of the Plan, the Plan will satisfy all the statutory requirements of Chapter 11of the Bankruptcy Code, including the requirement that they have complied or will have complied with all of the requirements of Chapter 11 and that the Plan has been proposed in good faith.

         4.       Confirmation Without Acceptance Of All Impaired
Classes - "Cramdown"

         Because of the deemed rejection of the Plan by Classes 15 and 16 (see discussion below), the Debtors will request confirmation of the Plan as it relates to Classes 15 and 16 as the Plan may be modified from time to time, under section 1129(b) of the Bankruptcy Code and have reserved the right to modify the Plan to the extent, if any, that confirmation under section 1129(b) of the Bankruptcy Code requires modification. Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it is not accepted by all impaired classes of claims and interests, as long as at least one impaired class of claims has accepted it. Thus, if the requisite acceptances are received, the Bankruptcy Court may confirm the Plan notwithstanding the rejection, deemed or otherwise, of an Impaired Class of Claims or Interests if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each Impaired Class that has rejected, or is deemed to have rejected, the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a rejecting impaired class is treated equally with respect to other classes of equal rank.

         A plan is fair and equitable as to a class of unsecured claims that rejects the plan if, among other things, the plan provides that (i) each holder of a claim in the rejecting class will receive or retain on account of its claim property that has a value, as of the effective date of the plan, equal to the allowed amount of the claim or (ii) no holder of a claim or interest that is junior to the claims of the rejecting class will receive or retain under the plan any property on account of such junior claim or interest.

         A plan is fair and equitable as to a class of equity interests that rejects the plan if the plan provides that (i) each holder of an interest included in the rejecting class will receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest or (ii) no holder of an interest that is junior to the interest of the rejecting class will receive or retain under the plan any property on account of such junior interest.

         As described above, the holders of the Debt Securities have agreed to provide a portion of their distribution to the Junior Stakeholders if they accept the Plan. The Debt Securities holders have not, however, agreed to provide value to holders of Claims and Interests in Classes 15 and 16. Holders of Claims in Class 15 and Interests in Class 16 will not receive or retain property under the Plan on account of their Claims or Interests in such Classes. See "Summary Of The Plan -- Certain Matters Regarding Classification And Treatment Of Claims And Interests -- Impaired Classes Of Interests." Accordingly, under section 1126(g) of the Bankruptcy Code, Classes 15 and 16 are presumed to have rejected the Plan. The Debtors thus intend to request confirmation of the Plan under section 1129(b) of the Bankruptcy Code as to Classes 15 and 16. The Debtors believe that the Plan may be confirmed pursuant to the above-described "cramdown" provisions over the dissent of Classes 15 and 16 because the Plan does not unfairly discriminate against Classes 15 and 16 and the treatment under the Plan of the holders of Claims and Interests in Classes 15 and 16 satisfies the "fair and equitable" test (i.e., although Classes 15 and 16 be deemed to have rejected the Plan, no Class junior to Class 15 or Class 16 will receive or retain any property under the Plan).

         5.       Conditions To Confirmation And Effective Date

                  a.    Conditions To Confirmation

                  The following are conditions precedent to confirmation of the Plan:

                           i.       The Bankruptcy Court must have entered an
order, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

                           ii.      The proposed Confirmation Order must be
in form and substance reasonably acceptable to the Debtors and the Creditors' Committee.

                  b.    Conditions To Effective Date

                  The following are conditions precedent to the occurrence of the Effective Date that must be (i) satisfied or (ii) waived in accordance with Article X.C of the Plan:

                           i.       The Confirmation Date must have occurred
and the Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, confirming the Plan, as the same may have been modified, supplemented, or amended, must have been entered by the Bankruptcy Court.

                           ii.      The Confirmation Order must have become a
Final Order.

                           iii.     No request for revocation of the
Confirmation Order under section 1144 of the Bankruptcy Code must have been made, or, if made, must remain pending.

                           iv.      All authorizations, consents, and
regulatory approvals required, if any, in connection with the consummation of the Plan must have been obtained and not revoked.

                           v.       The following agreements, in form and on
terms reasonably satisfactory to the Debtors and the Creditors' Committee, shall have been executed and delivered, and any conditions precedent thereto must have been satisfied:

                                    (A)     Amended and Restated
                                            Certificate of Incorporation
                                            and By-laws of NTL Inc.;

                                    (B)     Amended and Restated Certificate
                                            of Incorporation and By-laws of NTL
                                            CC;

                                    (C)     Registration Rights Agreements;

                                    (D)     Series A Warrant Agreement;

                                    (E)     Certificate of Designation for
                                            Euroco Preferred Stock (which
                                            will be included in the Amended
                                            and Restated Certificate of
                                            Incorporation of NTL Inc.);

                                    (F)     New NTL Management Incentive Plan;

                                    (G) Euroco Management Incentive Plan; and

                                    (H)     New NTL Exit Facility or any
                                            alternative financing in a
                                            minimum amount of $500 million.

                           vi.      The Debtors or Reorganized Debtors must
have executed and delivered all documents necessary to effectuate the issuance of the New Securities.

                           vii.     All other actions, documents, and
agreements necessary to implement the Plan must have been effected or executed.

                           viii.    France Telecom must have delivered a
letter containing the representations and warranties described in Article XIV.B of the Plan.

                           ix.      There must be no material debt of the
Debtors other than Debt Securities that are Reinstated under the Plan, guaranties under the Working Capital Facility and the New NTL Exit Facility.

                           x.       The Senior Credit Facility and the Working
Capital Facility must have been amended and restated on terms acceptable to the Debtors and the Creditors' Committee, and must not have been terminated.

                           xi.      The Diamond Administration Orders must
have been discharged or must be discharged substantially contemporaneously with the Effective Date.

                  c.    Waiver Of Conditions

         Each of the conditions set forth in Article X.A and X.B of the Plan, other than those set forth in Articles X.A.1 and X.B.1, may be waived in whole or in part by the Debtors (with the prior consent of the Creditors' Committee), without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or any of them). The failure of the Debtors to exercise any of the foregoing rights will not be deemed a waiver of any other rights, and each such right will be deemed an ongoing right that may be asserted at any time.

                  d.    Effects Of Failure Of Conditions

         If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with Articles X.B or X.C of the Plan on or before the first Business Day that is more than 179 days after the Confirmation Date, or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on motion by the Debtors made prior to the time that all of the conditions have been satisfied or waived, the Confirmation Order shall be vacated by the Bankruptcy Court. Notwithstanding the foregoing, the Confirmation Order will not be vacated by the Bankruptcy Court if all of the conditions to the occurrence of the Effective Date set forth in Article X.B are either satisfied or waived prior to entry by the Bankruptcy Court of an order granting the Debtors' motion. If the Confirmation Order is vacated pursuant to Article X.D of the Plan, then the Plan will be null and void in all respects, and nothing contained in the Plan will constitute a waiver or release of any Claims against or Interests in the Debtors, or prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors.

                  e.    Modifications And Amendments

         The Debtors may (with the prior consent of the Creditors' Committee), alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date and may include any such amended Exhibits in the Plan or the Plan Supplement. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

E.       Effects Of Confirmation

         1.       Binding Effect

         The Plan will be binding upon and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.

         2.       Authorization Of Corporate Action

         The entry of the Confirmation Order will constitute a direction to and authorization for the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the transactions contemplated by the Plan and any related documents or agreements prior to and through the Effective Date, and all such actions taken or caused to be taken will be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals, or consents.

         3.       Discharge Of The Debtors

         All consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever, or against any of the Debtors' assets or properties. Subject to the occurrence of the Effective Date, except as otherwise expressly provided in the Plan or the Confirmation Order, entry of the Confirmation Order will act as a discharge under section 1141(d)(1)(A) of the Bankruptcy Code from and of all Claims against, Liens on, and Interests in each of the Debtors, their assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such a discharged Claim or Interest will be precluded from asserting against the Debtor or any of its assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order will be a judicial determination of discharge of all liabilities of the Debtors (except as otherwise provided in the Plan), subject to the occurrence of the Effective Date. Notwithstanding the foregoing, or any provision to the contrary contained in the Plan, the Class 6 Diamond Cable Notes Claims will not be, and will not be deemed to be, discharged until after completion of the delivery, transfer, conveyance, and assignment to New NTL of the global bearer notes evidencing the Diamond Cable Notes.

         4.       Injunction

         Pursuant to section 524 of the Bankruptcy Code, the discharge provided by Article XIII.C of the Plan and section 1141 of the Bankruptcy Code will act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged hereby. Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold, or may hold Claims against or Interests in the Debtors will be permanently enjoined, on and after the Confirmation Date, subject to the occurrence of the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, but not limited to, the Reorganized Debtors) and their respective properties and interests in property.

         5.       Releases

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, to the full extent permitted by applicable law, the Debtors, the Reorganized Debtors, the Noteholders' Steering Committee, the Diamond Administrators, each holder of Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, or Old Preferred Stock, and each of the foregoing's respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, and agents, or any of their respective successors and assigns, and their respective property, will be released from any and all claims, obligations, rights, Causes of Action, demands, suits, proceedings, and liabilities which the Debtors, the Reorganized Debtors, or any holder of a Claim against or Interest in the Debtors or Reorganized Debtors may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part on any act or omission, transaction, state of facts, circumstances, or other occurrence taking place on or before the Confirmation Date in any way relating to the Debtors, the Reorganized Debtors, the issuance, purchase or sale of the Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, or Preferred Stock, the Chapter 11 Cases, the Diamond Administration Cases, or the Plan; provided, however, that nothing in the Plan will release any Person from any claims, obligations, rights, Causes of Action, demands, suits, proceedings, or liabilities based on any act or omission arising out of such Person's gross negligence or willful misconduct; provided further, however, that the Debtors and Reorganized Debtors will have the right to pursue such rights of action, including the rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including for purposes of setoff against distributions, if any, due to a holder of a Claim or Interest pursuant to the Plan, and such rights will be exercised exclusively by the Reorganized Debtors; provided further, that with respect to the Diamond Cable Notes, such release will be subject to the transfer of the Diamond Cable Notes to New NTL in accordance with Article III.C.2 of the Plan and will not include any claim by or of New NTL in respect of such notes.

         Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, to the fullest extent permitted by applicable law all holders of Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, Old Preferred Stock, and Old Common Stock will be deemed to release, and will be permanently enjoined from bringing, maintaining, facilitating, or assisting any action, demand, suit, or proceeding against the Debtors or Reorganized Debtors and their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, Causes of Action, demands, suits, proceedings, or liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, Old Preferred Stock, Old Common Stock, or the issuance, purchase, or sale thereof, provided, that with respect to the Diamond Cable Notes, such release will be subject to the transfer of the Diamond Cable Notes to New NTL in accordance with
Article III.C.2 of the Plan and will not include any claim by or of New NTL in respect of such Notes.

         Notwithstanding anything in the Plan to the contrary, no Claims of any Person or entity arising out of, with respect to, or on account of the Debtors' commercial and ordinary course of business relationships will be deemed to be modified or affected by any of the release and/or exculpation provisions of the Plan.

         Nothing in the Plan shall effect a release in favor of any released party with respect to any claim by the United States government for any liability arising under the IRC, the environmental laws or any criminal laws of the United States; nor shall anything in the Plan enjoin the United States government from bringing any claim, suit, action or other proceeding against any released party for any liability arising under the IRC, the environmental laws or any criminal laws of the United States; provided, however, that this paragraph shall in no way affect or limit the discharge granted to the Debtors under Chapter 11 of the Bankruptcy Code.

         Certain putative class representatives and holders of Class 15.02 Equity Securities Claims against NTL Inc. have informed the Debtors that they dispute the propriety of the release provisions of Article XIII.E of the Plan. The Debtors believe that the provisions of Article XIII.E are both legally and factually appropriate under the Bankruptcy Code and prevailing Second Circuit authority, and intend to vigorously dispute any challenge thereto by these holders.

F.       Insurance Proceeds

         If, and to the extent that, the plaintiffs and putative class in the Securities Actions possess any rights to the proceeds of NTL Inc.'s relevant insurance coverage with respect to the claims asserted in the Securities Actions, such rights will not be affected by the discharge of the Debtors under the Plan and any such claims may be pursued solely as against such proceeds.


          VIII. TREATMENT OF EMPLOYEES DURING THE CHAPTER 11 CASES

         The Debtors intend that salaries, wages, accrued paid vacation, health related benefits, and similar employee benefits will be unaffected by the Chapter 11 Cases. Employee benefit claims that accrue prepetition will be Unimpaired under the terms of the Plan. To ensure the continuity of the Debtors' workforce and to further accommodate the unimpaired treatment of employee benefits, the Debtors have sought the approval of the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date, to permit employees to use their accrued vacation time, and to continue paying medical and other benefits under benefit plans. Employee claims and benefits not paid or honored, as the case may be, prior to consummation of the Plan will be paid or honored in full on the Effective Date of the Plan or as soon thereafter as such payment or other obligation becomes due or performable.


                 IX. FINANCING DURING THE CHAPTER 11 CASES

         The Debtors have determined that access to debtor-in-possession financing is necessary for the Debtors to continue to operate their businesses in Chapter 11 and to ensure the Debtors' successful reorganization. Because the Debtors may need incremental liquidity pending completion of the Restructuring, the Debtors have concluded that obtaining a firm commitment for postpetition financing at the outset of these cases is necessary and in the best interest of their estates and their creditors.

         Prior to the Petition Date, in the context of more comprehensive negotiations regarding the terms of the Debtors' recapitalization, the Debtors approached the Noteholders' Steering Committee to determine whether any of its members would be interested in providing postpetition financing for the Debtors. The Debtors received affirmative responses from certain members of the Noteholders' Steering Committee (such members, or their affiliates or fiduciary accounts or funds, the "Noteholder DIP Lenders") and, accordingly, began to discuss with the Noteholder DIP Lenders the general parameters of a financing proposal that would suit the Debtors' purposes.

         The Noteholder DIP Lenders provided the Debtors, prior to the Petition Date, with a commitment to provide $500,000,000 in debtor-in-possession financing subject to the terms and conditions set forth therein. The commitment letter contemplated a DIP Facility in the aggregate principal amount of $670,796,000, under which NTL Delaware would lend up to $300,000,000, less the proceeds of the Delaware/NTL (UK) Group Note or $170,796,000, and the Noteholder DIP Lenders would lend up to an additional $500,000,000.

         In connection with the commitment, the Debtors were to pay a commitment fee to the Noteholder DIP Lenders equal to 2% of the $500 million commitment (i.e., $10,000,000). Accordingly, on May 6, 2002, and May 7, 2002, the Debtors delivered to their bank written instructions to pay by wire transfer to each Noteholder DIP Lender such lender's pro rata portion of the commitment fee. Due to administrative difficulties, however, certain of the Noteholder DIP Lenders did not receive their pro rata portion of the commitment fee prior to the commencement of the Chapter 11 Cases. In total, as of the Petition Date, $521,000 of the $10,000,000 commitment fee had not been paid to the applicable Noteholder DIP Lenders. Pursuant to an order of the court dated May 31, 2002, the remaining $521,000 of the commitment fee has been paid to the applicable Noteholder DIP Lenders.

         As indicated above, NTL Delaware also will be a lender to the Debtors under the DIP Facility. NTL Delaware has a significant amount of cash on hand and, because these cases are not substantively consolidated, the Debtors and the Noteholders' Steering Committee have concluded that if the cash at NTL Delaware is to be used to partially fund the reorganization of all of the Debtors, NTL Delaware should receive interest and the other protections of the Noteholder DIP Lenders.

         Under the DIP Facility Agreement, Cable Funding will be the borrower, and all of the other Debtors (other than Diamond Cable and Diamond Holdings) will be guarantors, except that NTL CC will also be a co-obligor of the loans to NTL Delaware. Under the DIP Facility Agreement, the cash (except for the DIP Facility proceeds) of the borrower and the guarantors will be cash collateral for the DIP Facility and will not be used or transferred for any purpose whatsoever without the consent of the Noteholder DIP Lenders. All funding needs of the Debtors will be funded through the proceeds of the DIP Facility, in accordance with a budget and the terms of the DIP Facility Agreement.

         Under the DIP Facility Agreement, the loan structure contains three tranches that are all pari passu. The first tranche is referred to as the "Closing Date Term Loans," the second tranche is referred to as the "Delaware Term Loans," and the third tranche is referred to as the "Deferred Draw Term Loans." The Closing Date Term Loans, the Delaware Term Loans and the Deferred Draw Term Loans, as applicable, together with all other amounts owed under the DIP Facility Agreement , are required to be paid in full no later than the earlier of (i) the consummation of the Plan,
(ii) December 1, 2002, and (iii) the date on which all such term loans become due and payable in full under the DIP Facility Agreement, whether by acceleration or otherwise.

         GE Capital, an affiliate of GE Capital Structured Finance Group Limited, one of the lenders under the Senior Credit Facility, and Wilmington Trust Company, the trustee under the Indentures governing certain of the NTL Inc. Subordinated Notes, filed objections to the DIP Facility. The Bankruptcy Court approved the DIP Facility in the principal amount of $630,000,000 over such objections in an order issued on July 3, 2002.

         This summary of the DIP Facility is qualified in its entirety by reference to the DIP Facility Agreement filed with the Bankruptcy Court.

            X. CERTAIN ADDITIONAL RISK FACTORS TO BE CONSIDERED

         Holders of Impaired Claims and Impaired Interests who are entitled to vote on the Plan should carefully consider the following factors, in addition to the risk factors described in "Certain Matters Regarding New NTL -- Risk Factors Relating To New NTL" and "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco," as well as other matters described or referenced in this Disclosure Statement, including the public filings of NTL Inc. and NTL CC annexed as exhibits to this Disclosure Statement before deciding whether to vote to accept or to reject the Plan.

A.       Certain General Business Risks

         1.       Competition

         The Debtors conduct their businesses and offer their services in highly competitive markets. Competition in these markets is based upon price, service, quality, reliability, and the ability to offer a broad range of services. Certain of the Reorganized Debtors' competitors will have greater financial resources than the Reorganized Debtors and are capable of competing effectively with the Reorganized Debtors. Certain competitors may be willing to reduce prices and accept lower profit margins to compete with the Reorganized Debtors. As a result, the Reorganized Debtors may be unable to gain sufficient market share to support their working capital needs, which could have a material adverse effect on the Reorganized Debtors' future performance.

         2.       Customers

         The future success of the Reorganized Debtors will depend, in large part, on their ability to retain a significant portion of the Debtors' existing customer base, expand the business relationships with such customers, and attract and retain new customers. There can be no assurance that the Reorganized Debtors will be able to maintain a significant portion of the current customer base, increase the amount of business done with some or all these customers, or grow the existing customer base. Failure by the Reorganized Debtors to maintain a significant portion of their existing customer base and to grow that base would have a material adverse effect on future performance.

         3.       Constraints On Growth Due To Limited Funding

         Since the fourth quarter of 2001, the Debtors have significantly reduced their levels of capital expenditures, primarily due to liquidity constraints and the attendant need to divert increasing amounts of financial resources to service debt. The reduction was in line with the Debtors' strategy of maximizing revenue from their existing customers rather than increasing their customer base. Because of this decrease in capital expenditures, however, the Debtors have been unable to increase subscriber numbers and the Reorganized Debtors may be unable to increase subscriber numbers in the short term following the Effective Date. As a result, the Reorganized Debtors' revenue may be adversely affected. The reduction in capital expenditures for connecting new subscribers to the network likely will lead to a decrease in the rate of revenue growth for the Reorganized Debtors in the future.

         4.       Efforts To Reduce Customer Churn

         The Debtors have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to its network. One of its biggest challenges as it has grown has been to limit customer churn. The results of operations of telecommunications service providers, such as the Debtors, can be significantly affected by subscriber cancellations. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the telecommunications business is characterized by high fixed costs, disconnections directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on the Debtors or the Reorganized Debtors.

         Factors contributing to the increase in customer churn experienced during 2001 included the continued integration of the ConsumerCo acquisition, the existence of multiple billing systems, the introduction of digital television, the negative publicity surrounding NTL and its financial condition and customer service in the UK, and the decision to disconnect some of its delinquent customers. The successful implementation of the Reorganized Debtors' business plan depends upon a reduction in the percentage of customers that stop using the services provided by the Debtors. There can be no assurance, however, that the Reorganized Debtors will successfully accomplish this or that churn will not increase.

         The Debtors do not as yet have an integrated billing and operational platform. In order to reduce churn in the future, the Reorganized Debtors' business plan will concentrate on continuing to improve customer service. Improvement will be difficult to obtain without an integrated billing system and a customer database across the entire network.

         Another part of the Debtors' strategy to reduce churn has been through increased take up by existing customers of broadband services. There is a risk that failure to convince existing customers to take up broadband services may make it more difficult to reduce churn levels, thereby adversely impacting results of operations.

         5.       Dependence On Key Personnel

         A relatively small number of key executive officers manage the Debtors' various businesses and the loss of one or more of these executive officers could have a material adverse effect on the businesses going forward. As of the date of this Disclosure Statement, the Debtors had not entered into written employment contracts or non-compete agreements with, nor had they obtained life insurance policies covering, all of such key executive officers.

         The Debtors believe that the future success of the Reorganized Debtors will depend in large part on the continued ability to attract and retain highly skilled and qualified personnel. For that reason, the Debtors expect that following the Effective Date, the compensation committees of the boards of directors of New NTL and Euroco will adopt the Management Incentive Plans, which are intended to assist the Reorganized Debtors to retain certain of their key employees. There is no guaranty, however, that such programs will have the intended effect.

         6.       Government Regulation

         The Debtors' principal business activities in the UK, the Republic of Ireland, and Switzerland, as well as the activities of the companies in which the Debtors have investments in Germany and Sweden, are regulated and supervised by various governmental bodies. Changes in laws, regulations, or governmental policy, or the interpretations of those laws or regulations affecting the Debtors' activities and those of their competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on the Reorganized Debtors.

         The Reorganized Debtors also will be subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce the range of programming and increase the costs of purchasing television programming or require the Reorganized Debtors to provide access to the cable network infrastructure to other service providers, which could have a material adverse effect on the Reorganized Debtors' results.

         7.       Loss Or Reduction Of Tax Attributes

         For a discussion of the loss or reduction of certain tax attributes upon consummation of the Plan, see "Certain United States Federal Income Tax Consequences Of The Plan."

B.       Current Financing

         1.       Defaults Under Credit Facilities

         Before the Debtors could commence negotiations with the Noteholders' Steering Committee, NTL needed to obtain waivers from the Secured Lenders to avoid a default arising under the terms of the Credit Facilities. See "General Information -- Events Leading To Chapter 11 Cases -- Negotiations With The Secured Lenders." The amendment to the Initial Waivers in respect of the UK Credit Facilities terminated on April 29, 2002, as a result of which there was an event of default under each of the UK Credit Facilities with respect to the missed interest payments on April 1, 2002. In addition, the Debtors' voluntary filing under Chapter 11 of the Bankruptcy Code constituted events of default under each of the Credit Facilities. These and other subsisting events of default entitle the Secured Lenders to accelerate repayment. The NTL entities obligated under the Credit Facilities do not have sufficient cash resources to repay their outstanding indebtedness if it is declared immediately due and payable. In addition, the Secured Lenders could also seek to take control over the assets over which they hold security to the extent such assets are held by entities other than the Debtors.

         2.       Defaults On Outstanding Notes

         NTL CC did not make scheduled interest payments and payments of related fees due on April 1, 2002 and NTL Inc., NTL Delaware, and NTL CC did not make scheduled interest payments and payments of related fees due on April 15, 2002. See "General Information - Events Leading To Chapter 11 Cases - Interest Payment And Covenant Defaults; Failure To Pay Dividends." As a result of their Chapter 11 Filings, the Debtors currently are prohibited from making any additional interest payments on their outstanding publicly traded notes. As described in "Certain Matters Regarding New NTL -- Certain Financing Matters -- Diamond Holdings Notes " the Diamond Holdings Notes will be reinstated on the Effective Date.

         3.       No Current Availability Under Credit Facilities

         NTL has no current ability to borrow further amounts under the UK Credit Facilities, as it has borrowed the full amounts available. With respect to the Cablecom Credit Facility, the term tranche is fully drawn and the revolving tranche has been capped at its utilized amount of CHF 1,055 million although the availability may be increased with the consent of the requisite percentage of lenders under the facility. If the Cablecom Credit Facility is not refinanced or Cablecom cannot be sold, the Cablecom Credit Facility is due to be repaid on April 30, 2003. Without substantial investment from a third party or further borrowing, Cablecom would be unable to repay the Cablecom Credit Facility which would have a material adverse effect on its business.

C.       Maintenance Of Operations And Postpetition Financing

         Although the Debtors believe they will have sufficient funds to meet their obligations under the Plan, the failure to actually have sufficient funds to meet these obligations would pose serious risks to the Debtors' viability and could preclude consummation of the Plan or any other recapitalization or reorganization.

         New NTL's ability to meet its near term funding requirements upon consummation of the Plan is dependent upon a number of factors, including the revenue generated by its operating subsidiaries, its existing cash balances, the continued availability of the UK Credit Facilities, and its ability to draw upon the New NTL Exit Facility or any alternative financing. See "Certain Matters Regarding New NTL -- Certain Financing Matters -- The New NTL Exit Facility." The terms and conditions of the New NTL Exit Facility have not been finalized and remain subject to negotiation. There can be no guaranty that the New NTL Exit Facility or any alternative financing will be made upon terms and conditions which enable New NTL to fully satisfy its funding requirements.

         Euroco's ability to meet its near term funding requirements upon consummation of the Plan is dependent upon a number of factors, including the revenue generated by its operating subsidiaries and companies in which it has investments, its existing cash balances, the continued availability of the Cablecom Credit Facility, and any disposals of non-core assets. See "Certain Matters Regarding Euroco -- Risk Factors Relating To Euroco -- Repayment Of Cablecom Credit Facility; No Assurance Of Future Funding." There can be no guaranty that Euroco will be successful in raising additional financing if required.

D.       Certain Bankruptcy Considerations

         1.       Effect Of Chapter 11 Cases On Non-Debtor Subsidiaries

         The filing of the Chapter 11 Cases and the Diamond Administration Cases by the Debtors and the attendant publicity could adversely affect the businesses of the Non-Debtor Subsidiaries, particularly in the UK where Chapter 11 is often not well understood and may be equated with dissimilar UK insolvency processes involving the loss of control over the operations of, or the liquidation of, corporate businesses. Because the Debtors are holding companies with no independent business operations, the financial viability and businesses of the Debtors is dependent upon the businesses of its Non-Debtor Subsidiaries, particularly in the UK, and any downturn in the businesses of the Non-Debtor Subsidiaries as a result of the Chapter 11 Cases and the Diamond Administration Cases could severely affect the Debtors' prospects for a successful reorganization. Although the Debtors believe that the Chapter 11 Cases and the Diamond Administration Cases will have a minimal future effect on relationships with the Non-Debtor Subsidiaries' customers, employees, and suppliers, if the Chapter 11 Cases and the Diamond Administration Cases become protracted, the possibility of adverse effects on such Non-Debtor Subsidiaries, which do not enjoy the benefit of an automatic stay, may increase. In addition, certain of the third party participants in joint ventures in which the Debtors and certain of the Non- Debtor Subsidiaries are involved are entitled to exercise certain rights as a result of the commencement of the Chapter 11 Cases to compulsorily acquire the interests of the Debtors and the Non-Debtors Subsidiaries in the joint ventures at a third party appraisal valuation.

         2.       Failure To Confirm The Plan

         Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors (see "Feasibility Of The Plan And The Best Interests Of Creditors Test -- Feasibility Of The Plan"), and that the value of distributions to dissenting holders of Claims and Interests may not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code (see "Feasibility Of The Plan And The Best Interests Of Creditors Tests -- Best Interests Test"). Although the Debtors believe that the Plan will meet these tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

         The Bankruptcy Code also requires that a Plan must provide the same treatment for each claim or interest in a particular class, unless a holder agrees to a less favorable treatment of its particular claim or interest. The Debtors believe that they have complied with the requirements of the Bankruptcy Code by their classification and treatment of various holders of Claims and Interests under the Plan. However, if a member of a Class objects to its treatment, or if the Bankruptcy Court finds that the Plan does not comply with the requirements of the Bankruptcy Code, confirmation of the Plan could be delayed or prevented. In addition, each class of Impaired Claims and Interests that will (or may) be entitled to received property under the Plan will have the opportunity to vote to accept or reject the Plan. If an Impaired Class of Claims or Interests rejects the Plan, the Debtors may request confirmation of the Plan pursuant to the "cramdown" provisions of the Bankruptcy Code. Even if the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity, may exercise substantial discretion, may choose not to confirm the Plan. See "Summary Of The Plan -- Confirmation Of The Plan -- Confirmation Without Acceptance Of All Impaired Classes -- "Cramdown.""

         3.       Failure To Consummate The Plan

         Consummation of the Plan is conditioned upon, among other things, entry of the Confirmation Order and the negotiation and execution of certain definitive agreements. As of the date of this Disclosure Statement, there can be no assurance that any or all of the foregoing conditions will be met (or waived) or that the other conditions to consummation, if any, will be satisfied. Accordingly, even if the Bankruptcy Court confirms the Plan, there can be no assurance that the Plan will be consummated. If a liquidation or protracted reorganization were to occur, there is a substantial risk that the value of the Debtors' enterprise would be substantially eroded to the detriment of all stakeholders.

         4.       Loss Of NOLs

         A restructuring of the Debtors' debt can be expected to give to rise to COD, which if it occurs in the course of a proceeding pursuant to Chapter 11 of the Bankruptcy Code, would be non-taxable. If the COD is non-taxable, the Debtors will be required to reduce their NOLs and other tax attributes, such as capital loss carryforwards and the tax bases in assets, by an amount equal to the COD not recognized as income. Thus, it is likely that as a result of the successful completion of the proposed plan of recapitalization, the Debtors expect to have no significant United States NOLs.

E.       Certain Tax Considerations

         THERE ARE A NUMBER OF MATERIAL INCOME TAX CONSIDERATIONS, RISKS, AND UNCERTAINTIES ASSOCIATED WITH CONSUMMATION OF THE PLAN. INTERESTED PARTIES SHOULD READ CAREFULLY THE DISCUSSIONS SET FORTH IN THE SECTIONS OF THIS DISCLOSURE STATEMENT ENTITLED "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN" AND "CERTAIN UNITED KINGDOM INCOME TAX CONSEQUENCES OF THE PLAN" FOR A DISCUSSION OF THE MATERIAL UNITED STATES AND UNITED KINGDOM INCOME TAX CONSEQUENCES AND RISKS FOR HOLDERS OF CLAIMS AND INTERESTS AND THE DEBTORS RESULTING FROM THE TRANSACTIONS OCCURRING IN CONNECTION WITH THE PLAN.

F.       Inherent Uncertainty Of Financial Projections

         The Financial Projections set forth in Exhibit H annexed hereto cover the operations of New NTL and Euroco through the period ending December 31, 2006. These Financial Projections are based on numerous assumptions that are an integral part thereof, including Confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of New NTL and Euroco, industry performance, general business and economic conditions, competition, adequate financing, absence of material contingent or unliquidated litigation or indemnity claims, and other matters, many of which are beyond the control of New NTL and Euroco and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date of this Disclosure Statement may affect the actual financial results of the operations of New NTL and Euroco. These variations may be material and may adversely affect the ability of New NTL and Euroco to pay the obligations owing to certain holders of Claims or Interests entitled to distributions under the Plan and other post-Effective Date indebtedness. Because the actual results achieved throughout the periods covered by the Financial Projections may vary from the projected results, the Financial Projections should not be relied upon as a guaranty, representation, or other assurance of the actual results that will occur.

G.       Dividends

         The Debtors do not anticipate that any dividends will be paid with respect to the New NTL Common Stock or the Euroco Common Stock in the near term. The Financial Projections contemplate no payment of dividends through at least the end of the projection period ending December 31, 2006. There can be no assurance that Euroco will have adequate surplus under Delaware law to pay dividends in respect of the Euroco Preferred Stock in accordance with its terms.


   XI. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         PROVIDED BELOW IS A SUMMARY DESCRIPTION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND TO CERTAIN HOLDERS OF ALLOWED CLAIMS OR INTERESTS WITH RESPECT TO CERTAIN EXISTING SECURITIES. THIS DESCRIPTION IS FOR INFORMATIONAL PURPOSES ONLY AND, DUE TO A LACK OF DEFINITIVE JUDICIAL OR ADMINISTRATIVE AUTHORITY OR INTERPRETATION, SUBSTANTIAL UNCERTAINTIES EXIST WITH RESPECT TO VARIOUS TAX CONSEQUENCES OF THE PLAN AS DISCUSSED HEREIN. ONLY CERTAIN CONSEQUENCES OF THE PLAN FOR THE DEBTORS AND FOR HOLDERS OF ALLOWED CLAIMS OR INTERESTS DESCRIBED ABOVE, ARE DESCRIBED BELOW. NO OPINION OF COUNSEL HAS BEEN SOUGHT OR OBTAINED WITH RESPECT TO ANY TAX CONSEQUENCES OF THE PLAN. NO RULINGS OR DETERMINATIONS OF THE IRS OR ANY OTHER TAX AUTHORITIES HAVE BEEN SOUGHT OR OBTAINED WITH RESPECT TO THE TAX CONSEQUENCES OF THE PLAN, AND THE DISCUSSION BELOW IS NOT BINDING UPON THE IRS OR SUCH OTHER AUTHORITIES. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY HOLDER, AND NO PERSON IS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES. NO ASSURANCE CAN BE GIVEN THAT THE IRS WOULD NOT ASSERT, OR THAT A COURT WOULD NOT SUSTAIN, A POSITION DIFFERENT FROM ANY DISCUSSED HEREIN.

         THE DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES BELOW IS BASED ON THE IRC, TREASURY REGULATIONS, JUDICIAL AUTHORITIES, PUBLISHED POSITIONS OF THE IRS AND OTHER APPLICABLE AUTHORITIES, ALL AS IN EFFECT ON THE DATE OF THIS DOCUMENT AND ALL OF WHICH ARE SUBJECT TO CHANGE OR DIFFERING INTERPRETATIONS (POSSIBLY WITH RETROACTIVE EFFECT).

         THE FOLLOWING DISCUSSION DOES NOT ADDRESS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE PLAN, NOR DOES IT PURPORT TO ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO SPECIAL CLASSES OF TAXPAYERS SUBJECT TO SPECIAL TAX RULES (E.G., BANKS AND CERTAIN OTHER FINANCIAL INSTITUTIONS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, PERSONS THAT ARE, OR HOLD THEIR ALLOWED CLAIMS OR INTERESTS INDIRECTLY THROUGH PASS-THROUGH ENTITIES, PERSONS WHOSE FUNCTIONAL CURRENCY IS NOT THE UNITED STATES DOLLAR, DEALERS IN SECURITIES OR FOREIGN CURRENCY, PERSONS WHO RECEIVED THEIR ALLOWED CLAIMS OR INTERESTS PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION AND PERSONS HOLDING ALLOWED CLAIMS OR INTERESTS AS A HEDGE AGAINST, OR THAT ARE HEDGED AGAINST, CURRENCY RISK OR THAT ARE PART OF A STRADDLE, CONSTRUCTIVE SALE OR CONVERSION TRANSACTION). FURTHERMORE, THE FOLLOWING DISCUSSION DOES NOT ADDRESS UNITED STATES FEDERAL TAXES OTHER THAN INCOME TAXES. THE FOLLOWING DISCUSSION ASSUMES THAT HOLDERS HOLD THEIR ALLOWED CLAIMS OR INTERESTS AS CAPITAL ASSETS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. IT IS ASSUMED, FOR PURPOSES OF THIS DISCUSSION, THAT NO EXCHANGING NOTEHOLDER OR STOCKHOLDER IS A CHAPTER 11 ACQUIRING PERSON LIMITED IN ITS ABILITY TO RECEIVE CONSIDERATION UNDER THE PLAN.

         EACH HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND ANY FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN AND IN THE PLAN.

A.       Consequences To The Debtors

         1.       COD Income

         The exchange of certain Debt Securities for New Securities and other consideration will result in the cancellation of a portion of the Debtors' outstanding indebtedness. Under the Plan, each Debtor will generally realize COD in an amount equal to the excess of the adjusted issue price of any of its indebtedness exchanged or canceled (including any accrued but unpaid interest) over the amount of cash and the fair market value of any New Securities issued in exchange therefor. The Debtors included in the Chapter 11 Cases at the time they realize such COD will not be required to include such COD in their taxable gross income. Instead, such Debtors will generally be required to reduce certain of their tax attributes by the amount of COD excluded from taxable income by reason of the bankruptcy.

The amount of attribute reduction will first be applied to reduce the Debtors' NOLs, to the extent of such NOLs, and then, to reduce certain other tax attributes of the Debtors and their property (including capital loss carryforwards and the tax bases of certain property).

         While not free from doubt, the Debtors currently intend to take the position that any reduction in Debtor tax attributes under the Plan should generally occur on a separate company basis, even though NTL Inc. and certain of its subsidiaries file a consolidated federal income tax return. The IRS has recently taken the position, however, that consolidated NOLs are an attribute that must be reduced as a result of excluded COD, irrespective of whether the corporation realizing the COD was the source of the losses reflected in the consolidated NOLs. The current IRS position as to COD-related attribute reduction on other tax attributes of consolidated group members is unclear.

         2.       NOLs

         Although no determination has been made, it is possible that all or substantially all of the Debtors' NOLs will be eliminated, and certain of their other tax attributes (including capital loss carryforwards and the tax bases of certain property owned by the Debtors) will be reduced or eliminated, as a result of the attribute reductions required by the exclusion of COD realized under the Plan. As discussed below, if there are any remaining NOLs or capital loss carryforwards, Section 382 may apply to limit the ability of New NTL and Euroco and their respective subsidiaries to utilize any such NOLs and capital loss carryforwards in future years.

         When a corporation undergoes an Ownership Change, the Annual
Section 382 Limitation generally limits the ability of the corporation to utilize historic NOLs, capital loss carryforwards and certain subsequently recognized "built- in" losses and deductions (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the Ownership Change) if the corporation has a net unrealized built-in loss on the date of the Ownership Change. As a general rule, the Annual Section 382 Limitation equals the product of the value of the stock of the corporation (with certain adjustments) immediately before the Ownership Change and the applicable "long-term tax-exempt rate" (which is 5.01% for May, 2002). Subject to certain limitations, any unused portion of the Annual Section 382 Limitation may be available in subsequent years. A corporation must meet certain continuity of business enterprise requirements for at least two years following an Ownership Change in order to preserve the Annual
Section 382 Limitation.

         NTL believes that both NTL CC and NTL Inc. will undergo Ownership Changes as a result of the implementation of the Plan but has not yet determined whether either corporation will have a net unrealized built-in loss on the Effective Date. If one or more Ownership Changes occur, the ability of New NTL and Euroco and their respective subsidiaries to utilize any NOLs and capital loss carryforwards that may remain after the implementation of the Plan will be, and their ability to utilize certain subsequently recognized built-in losses and deductions (if any) may be, subject to an Annual Section 382 Limitation, as described above. However,
Section 382 provides a Bankruptcy Exception to the application of the Annual Section 382 Limitation for corporations under the jurisdiction of a court in a bankruptcy case. The Bankruptcy Exception will apply to New NTL or Euroco if their historic shareholders and creditors that held certain "qualified indebtedness" (as defined by regulation) prior to implementation of the Plan own at least 50% of the total voting power and total value of the New NTL Common Stock or Euroco Common Stock, respectively, after such implementation. If the Bankruptcy Exception applies to either or both of New NTL or Euroco, the ability to utilize NOLs and capital loss carryforwards arising prior to the Effective Date and built-in losses and deductions (if any) recognized after the Effective Date will not be limited as described above. The Bankruptcy Exception would, however, require a reduction of pre-change NOLs that may be carried over to a post-change year by the amount of any interest paid or accrued during the year of the Ownership Change and the three preceding years on Debt Securities in respect of which New NTL Common Stock and Euroco stock are issued. This reduction of NOLs would occur prior to any attribute reduction as a result of COD. The Bankruptcy Exception also provides that a second Ownership Change occurring during the two-year period immediately following the first Ownership Change would reduce the Annual Section 382 Limitation to zero.

         Section 382 provides that a corporation under the jurisdiction of a Bankruptcy Court may elect out of the Bankruptcy Exception even if the corporation meets all of the requirements thereof. It has not yet been determined whether New NTL or Euroco may qualify for the Bankruptcy Exception or whether it would be advantageous for either to elect out of the Bankruptcy Exception if they qualify. A timely decision will be made regarding whether either New NTL or Euroco would qualify for the Bankruptcy Exception and, if so, whether to elect out of the Bankruptcy Exception.

         If New NTL or Euroco does not qualify for the Bankruptcy Exception or either elects out of the Bankruptcy Exception as discussed above, a special rule under Section 382 applicable to corporations under the jurisdiction of a Bankruptcy Court that are not subject to the Bankruptcy Exception will apply in calculating the Annual Section 382 Limitation. Under this special rule, the limitation will be calculated by reference to the lesser of the value of their respective new stocks (with certain adjustments) immediately after the Ownership Change (as opposed to immediately before the Ownership Change, as discussed above) or the value of such company's assets (determined without regard to liabilities) immediately before the Ownership Change. Although such calculation may substantially increase the Annual Section 382 Limitation, New NTL's and Euroco's use of any remaining NOLs, capital loss carryforwards, built-in losses and deductions remaining after the implementation of the Plan may still be substantially limited after an Ownership Change.

B.       Consequences To Certain Exchanging Noteholders

         1.       United States Noteholders

         The United States federal income tax consequences of the Plan to United States Noteholders who receive New Securities in exchange for their Debt Securities under the Plan (including the character and amount of income, gain or loss recognized) will depend upon, among other things, (a) the manner in which a Noteholder acquired such Debt Securities; (b) the length of time such Debt Securities have been held; (c) whether such Debt Securities were acquired at a discount; (d) whether the Noteholder has taken a bad debt deduction with respect to such Debt Securities (or any portion thereof) in the current or prior years; (e) whether the Noteholder has previously included in income any accrued but unpaid interest with respect to such Debt Securities; (f) the Noteholder's method of tax accounting; and (g) whether such Debt Securities constitute "securities" for United States federal income tax purposes. Therefore, United States Noteholders should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences of the Plan to them.

         Although not free from doubt, the Debtors believe that the receipt of New Securities and cash (including amounts paid to professionals of the Noteholders' Steering Committee as additional distributions) in exchange for Debt Securities pursuant to the Plan should be treated as (i) a transaction pursuant to Section 351 in which Noteholders exchange some or all of their Debt Securities for New Securities issued by New NTL and (ii) a second transaction, pursuant to Section 351, in which some Noteholders exchange their remaining Debt Securities for New Securities issued by Euroco, and in some instances, cash. Moreover, the Debtors also believe that New Securities issued by a Debtor to Noteholders in exchange for such Debtor's Debt Securities (as opposed to the Debt Securities of one of the other Debtors) will also be received tax-free by such Noteholders as part of a "recapitalization" transaction for federal income tax purposes. Either treatment will depend upon, among other things, whether the Debt Securities constitute "securities" for United States federal income tax purposes. The determination of whether a debt instrument constitutes a security for such purposes depends upon an evaluation of the term and nature of the debt instrument. Generally, corporate debt instruments with maturities of less than five years when issued are not considered securities, while corporate debt instruments with maturities of ten years or more when issued are considered securities. The Debtors intend to take the position that each of the Debt Securities are securities for United States federal income tax purposes.

         Whether the receipt of New Securities will qualify as part of a
Section 351 transaction with respect to either New NTL or Euroco will also depend upon whether exchanging Noteholders (and with respect to Euroco, the Stockholders) are in "control," as defined for federal income tax purposes, of either corporation immediately after the exchanges undertaken pursuant to the Plan by virtue of their having transferred property to such corporation. In general, for federal income tax purposes, Noteholders and Stockholders will be considered to be in control of a corporation immediately after the exchanges under the Plan if they, as a group, own 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each non-voting class of stock, if any, of such corporation. Any stock of such corporation that is, as of the Effective Date, subject to a pre-existing contract of Noteholders or Stockholders to transfer such stock will not be counted as held by them for purposes of establishing such control. The Plan provides that Noteholders receiving stock of one of the Reorganized Debtors will be treated as having received such stock in consideration for having transferred to the Reorganized Debtor all or a portion of their Debt Securities. Accordingly, under the Plan, the Noteholders will be treated as having transferred property to each of the Reorganized Debtors whose New Securities they receive.

         If an exchange of Debt Securities for New Securities of New NTL or an exchange of Debt Securities for New Securities of Euroco pursuant to the Plan is treated as part of a Section 351 transaction or as part of a recapitalization, an exchanging United States Noteholder should recognize gain on such exchange, but not loss, with respect to that portion of the Debt Securities surrendered pursuant to the Plan in such exchange in an amount equal to the lesser of (x) the amount of gain realized in such exchange (i.e., the excess of the amount of any cash and fair market value of the New Securities received by such Noteholder over the adjusted tax basis of such Debt Securities), and (y) any cash and, solely with respect to NTL Delaware Subordinated Notes Holders and NTL Inc. Subordinated Notes Holders, the fair market value of any Noteholder Election Option received in such exchange. Any such gain recognized will generally be treated as capital gain, except to the extent that the cash and New Securities are received in exchange for accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the Noteholder's method of accounting. The Plan provides that amounts received by Noteholders shall be treated first, as satisfying the stated principal amount of such holder's Debt Securities and second, to the extent of any remaining consideration, as satisfying accrued, but unpaid, interest, if any. Additionally, Noteholders who realize gain on the receipt of New Securities from one corporation in exchange for Debt Securities of a different corporation with accrued market discount will generally be required to recognize as ordinary income accrued market discount not already recognized by virtue of the rule in the preceding sentence to the extent of such gain. The amount of any remaining accrued market discount not recognized in the exchange will generally be treated as ordinary income to the Noteholder upon a disposition of the New Securities received pursuant to the exchange. Noteholders who have taken a bad debt deduction with respect to their claims should consult their own tax advisors as to the effect of such deduction in light of their particular circumstances.

         A Noteholder's aggregate tax basis in stock received in an exchange for Debt Securities will be equal to the aggregate tax basis in the portion of the Debt Securities surrendered in exchange therefor, decreased by the amount of any cash received therefor or, as the case may be, by the adjusted basis of any Noteholder Election Option received therefor (as discussed below), and increased by the amount of any income or gain recognized on the exchange with respect to such stock. In general, such tax basis will be allocated among the stock received based upon their relative fair market values on the Effective Date. A Noteholder's holding period for its stock received in exchange for Debt Securities will include the holding period of such holder's Debt Securities surrendered in exchange therefor, except that the holding period for stock received in respect of accrued but unpaid interest not previously taken into account or in respect of accrued market discount included in income will begin on the day following the Effective Date. The tax basis of any Noteholder Election Option received by NTL Delaware Subordinated Noteholders and NTL Inc. Subordinated Noteholders will be its fair market value on the Effective Date. The tax basis of any Noteholder Election Option received by holders of NTL CC Senior Notes and NTL CC Subordinated Notes in a recapitalization transaction will be an allocated amount of the adjusted basis of the portion of the Debt Securities surrendered in such transaction. A Noteholder will generally recognize a capital loss equal to the adjusted tax basis of any Noteholder Election Options that are allowed to lapse unexercised.

         If, contrary to the Debtors' intended position, the receipt of any New Securities and cash, if any, by a Noteholder pursuant to the Plan is not treated as part of a Section 351 transaction or a recapitalization, such exchange of Debt Securities for New Securities would be fully taxable. For example, if the exchange of Debt Securities for New Securities of New NTL does not constitute part of a Section 351 transaction or part of a recapitalization for federal income tax purposes, then with respect to that exchange a United States Noteholder would, except as described in the next sentence, generally recognize capital gain or loss in an amount equal to the difference between (i) the fair market value on the Effective Date of the New Securities received in such exchange, and (ii) the holder's adjusted tax basis in the exchanged Debt Securities. Any such gain recognized would generally be treated as ordinary income to the extent that the cash and New Securities are received in respect of accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the Noteholder's method of accounting. In such case, a Noteholder's aggregate tax basis in any New Securities received in exchange for its Debt Securities would generally be equal to the aggregate fair market value of such New Securities on the Effective Date. Any gain or loss would be long-term gain or loss if the Noteholder's holding period for its Debt Securities was more than one year on the Effective Date, and the holding period for New Securities received pursuant to the Plan would begin on the day after the Effective Date.

         Distributions, if any, on New NTL Common Stock and Euroco Common Stock will generally be taxable as an ordinary dividend to the extent of the holder's pro rata share of New NTL's or Euroco's "earnings and profits" (as determined for United States federal income tax purposes), as the case may be, then as a return of basis to the extent of the holder's adjusted tax basis in the stock on which such distribution was made, with any excess treated as a capital gain. Certain adjustments to or failures to adjust the conversion ratio or exercise price of the Series A Warrants pursuant to the antidilution provisions of such instrument may result in a taxable constructive dividend to the holders of Series A Warrants or New NTL Common Stock pursuant to IRC Section 305, to the extent of New NTL's earnings and profits. Euroco Preferred stock is mandatorily redeemable and accretes until redeemed at its liquidation preference plus accrued but unpaid dividends. In general, holders who receive Euroco Preferred Stock pursuant to the Plan will be required to treat the excess of the redemption price of the Euroco Preferred Stock over the issue price of such stock as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield. The issue price of Euroco Preferred Stock received pursuant to the Plan will be its fair market value on the Effective Date. Constructive distributions on Euroco Preferred Stock will be taxable as dividend income to holders only to the extent of their pro rata share of Euroco's current and accumulated earnings and profits for federal income tax purposes. Although not free from doubt, Euroco intends to take the position that any accrual of unpaid dividends on Euroco Preferred Stock is not a constructive distribution for federal income tax purposes. No assurance can be given that the IRS could not successfully challenge this treatment.

         2.       Non-United States Noteholders

         A Non-United States Noteholder will generally not be subject to United States federal income tax with respect to New Securities and cash (including amounts paid to professionals of the Noteholders' Steering Committee as additional distributions) received in exchange for its Debt Securities pursuant to the Plan unless, among other things, (a) such holder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) in the case of an individual, such holder is present in the United States for 183 days or more during the taxable year that includes the Effective Date, and certain other requirements are met. A Non-United States Noteholder may, however, be subject to United States federal information reporting with respect to the cash and the fair market value of New Securities received, as well as to withholding tax on distributions (including constructive distributions) with respect to New NTL Common Stock or Euroco Common Stock and with respect to constructive distributions (as discussed above) on Euroco Preferred Stock.

C.       Certain Consequences To Exchanging Stockholders

         1.       United States Stockholders

         Although not free from doubt, the Debtors believe that the receipt of New Securities in exchange for Equity Securities pursuant to the Plan should be treated as (i) a "recapitalization" transaction for federal income tax purposes in which some Stockholders exchange some of their Equity Securities for New Securities of Euroco and (ii) a second transaction, in which Stockholders exchange their remaining Equity Securities for New Securities issued by New NTL.


         Stockholders who exchange Equity Securities for New Securities of New NTL will generally recognize gain or loss in an amount equal to the difference between (i) the fair market value on the Effective Date of the New Securities received in such exchange and (ii) the holder's adjusted tax basis in the portion of the Equity Securities exchanged with New NTL. Stockholders will have a fair market value tax basis in New NTL Common Stock and Equity Rights received in exchange for a portion of their Equity Securities and the holding period will begin on the date following the Effective Date.

         Stockholders who exchange Equity Securities for New Securities of Euroco should not recognize gain or loss on the exchange and the holder's tax basis and holding period of the New Securities received from Euroco should be the same as in the portion of the Equity Securities exchanged therefor. Further, certain adjustments to, or failures to adjust the conversion ratio or exercise price of the Series A Warrants pursuant to the antidilution provisions of such instrument may result in a taxable constructive dividend to the holder of Series A Warrants or New NTL Common Stock pursuant to IRC Section 305, to the extent of New NTL's earnings and profits.

         United States Stockholders who have taken a worthless stock loss with respect to their Equity Securities should consult their own tax advisors as to the effect of such deduction in light of their particular circumstances.

         2.       Non-United States Stockholders

         Except as discussed below, a Non-United States Stockholder will generally not be subject to United States federal income tax with respect to New Securities received in exchange for its Equity Securities pursuant to the Plan unless, among other things, (a) such Non-United States Stockholder is engaged in a trade or business in the United States to which income, gain or loss from the exchange is "effectively connected" for United States federal income tax purposes, or (b) in the case of an individual, such Non-United States Stockholder is present in the United States for 183 days or more during the taxable year that includes the Effective Date, and certain other requirements are met. A Non-United States Stockholder may, however, be subject to United States federal income reporting with respect to the fair market value of New Securities received, as well as to withholding tax on distributions (including constructive distributions) with respect to the New NTL Common Stock or Euroco Common Stock.

D. Exercise Of Rights And Series A Warrants, Basis, And Holding Period Of Acquired New NTL Common Stock

         No gain or loss will be recognized upon the exercise of any Noteholder Election Option, Equity Right or Series A Warrant received pursuant to the Plan. The basis of each New NTL Common Stock share acquired and any Series A Warrants acquired through exercise of a Noteholder Election Option, Equity Right or Series A Warrant will be equal to the sum of the subscription price paid therefor and the basis of the Noteholder Election Option, Equity Right or Series A Warrant. The holding period for New NTL Common Stock and any Series A Warrants acquired through exercise of a Noteholder Election Option, Equity Right or Series A Warrant will begin on the date the Noteholder Election Option, Equity Right or Series A Warrant is exercised.

E.       Information Reporting And Backup Withholding

         Certain payments, including New Securities and cash received in respect of Debt Securities and Equity Securities and distributions on New NTL Common Stock, Euroco Common Stock, or Euroco Preferred Stock are generally subject to information reporting by the payor (i.e., the Disbursing Agent) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the IRC's backup withholding rules, distributions or payments made to a holder of the Debt Securities or Equity Securities pursuant to the Plan, as well as distributions with respect to the New NTL Common Stock, Euroco Common Stock, or Euroco Preferred Stock may be subject to information reporting and backup withholding, unless the holder (a) comes within certain exempt categories (which generally include corporations and non-United States holders) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

         Payments made to a Non-United States Noteholder or Non-United States Stockholder pursuant to the Plan, as well as distributions made with respect to New NTL Common Stock or Euroco Common Stock and constructive distributions on Euroco Preferred Stock, will generally not be subject to backup withholding; provided that such holder furnishes certification of its non-United States status (and any other required certifications), or is otherwise exempt from backup withholding. Generally, such certification is provided on IRS Form W-8BEN. Information reporting may apply to payments or distributions received by a Non-United States Noteholder or a Non-United States Stockholder.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against such holder's United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.


      XII. CERTAIN UNITED KINGDOM INCOME TAX CONSEQUENCES OF THE PLAN

A.       Diamond Cable

         The transfer of the Diamond Cable Notes to New NTL will have no immediate UK tax consequences for Diamond Cable. Subsequent to the transfer, restrictions on the deductibility of interest and discount accruing on the Diamond Cable Notes will apply.

B. Holders Of Diamond Cable Notes, Certain NTL CC Senior Notes, And Old Common Stock

         THIS SECTION SUMMARIZES THE UK TAX CONSEQUENCES ARISING FROM IMPLEMENTATION OF THE PLAN FOR CERTAIN UK TAX RESIDENT HOLDERS OF THE DIAMOND CABLE NOTES, NTL CC'S 10 3/4% SENIOR DEFERRED COUPON NOTES DUE 2008, 9 1/2% SENIOR NOTES DUE 2008, 9 1/4% SENIOR NOTES DUE 2006, 97/8%
SENIOR NOTES DUE 2009, 11 1/2% SENIOR DEFERRED COUPON NOTES DUE 2009, 123/8% SENIOR NOTES DUE 2008, 9 3/4% SENIOR DEFERRED COUPON NOTES DUE 2009, AND OLD COMMON STOCK. DIAMOND CABLE, NTL CC, AND NTL INC. MAKE NO REPRESENTATION REGARDING THE PARTICULAR UK TAX CONSEQUENCES OF THE IMPLEMENTATION OF THE PLAN FOR ANY NOTEHOLDER OR STOCKHOLDER AND THE DISCLOSURE CONTAINED HEREIN SHALL NOT CONSTITUTE ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

         THIS SUMMARY DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE PLAN FOR SPECIAL TYPES OF UK TAXPAYERS SUCH AS INVESTMENT FUNDS, FINANCIAL INSTITUTIONS, BANKS, TRADERS AND DEALERS IN SECURITIES, PARTNERSHIPS, TAX-EXEMPT INSTITUTIONS, INSURANCE COMPANIES, TRUSTEES, NON-RESIDENTS CARRYING ON A TRADE IN THE UK OR PERSONS WHO ACQUIRED OLD COMMON STOCK THROUGH A STOCK OPTION OR OTHER EMPLOYEE INCENTIVE SCHEME.

         THIS SUMMARY IS LIMITED TO A DESCRIPTION OF THE TAX CONSEQUENCES FOR UK INDIVIDUALS WHO ARE RESIDENT AND DOMICILED IN THE UK AND FOR COMPANIES RESIDENT IN THE UK WHO HOLD NOTES OR OLD COMMON STOCK AS CAPITAL INVESTMENTS. HOLDERS OF NOTES AND OLD COMMON STOCK HOLDERS ARE URGED TO CONSULT THEIR OWN PROFESSIONAL ADVISERS ON THE UK TAX CONSEQUENCES ARISING FROM IMPLEMENTATION OF THE PLAN.

         1.       Holders Of Notes

         As the Plan involves the transfer and extinguishment of debt securities under laws other than those of the UK, the precise application of UK tax law is not entirely certain, but the following summary sets out the likely UK tax treatment for holders of Notes.

                  a.    Transfer Of Class 6 Diamond Cable Notes Claims

         The Diamond Cable Notes are "relevant discounted securities" for purposes of United Kingdom legislation. Under current United Kingdom legislation, a UK resident holder of Diamond Cable Notes may, depending on its circumstances, suffer a charge to UK taxation on the transfer of Diamond Cable Notes, and the rights and interests related thereto, to New NTL under the Plan.

         A UK resident individual holder of Diamond Cable Notes will be liable for UK income tax on any profit realized on such transfer. The profit for this purpose will be equal to the excess of the amount payable on the transfer of the Diamond Cable Notes to New NTL under the Plan above the amount paid by such holder of Diamond Cable Notes in respect of its acquisition of its interest in Diamond Cable Notes. In computing any profit, account will be taken of any incidental costs of the holder's acquisition or disposal of its interest in the Diamond Cable Notes. In principle, a UK resident individual holder of Diamond Cable Notes who makes a loss on the transfer of his/her Diamond Cable Notes to New NTL should be eligible for relief from income tax in respect of such loss.

         The New NTL Common Stock received by a UK resident individual holder of Diamond Cable Notes in consideration for the transfer of such Diamond Cable Notes will be treated as having been acquired (for UK capital gains tax purposes) for a consideration equal to the market value of his/her interest in the Diamond Cable Notes immediately prior to the transfer.

         A UK corporate holder of Diamond Cable Notes will be required to bring such credits and debits into account for the purposes of the Finance Act 1996 as if it had disposed of Diamond Cable Notes for their market value immediately prior to such transfer.

                  b. Exchange And Release Of Certain Class 7 NTL CC Senior Notes Claims

                           i.       9 1/4% Senior Notes Due 2006, 97/8% Senior
Notes Due 2009 and 123/8% Senior Notes Due 2008

                                    (A)     UK Individuals

         The receipt of the New NTL Common Stock in exchange for the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, and 123/8 % Senior Notes due 2008 pursuant to the Plan is likely to be treated as a "reorganization" for the purposes of UK taxation. Accordingly a UK resident individual holder of the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, or 123/8% Senior Notes due 2008 will not be treated as disposing of such Notes but the such Notes and the New NTL Common Stock will be treated as the same asset acquired at the same time the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, or 123/8% Senior Notes due 2008 were acquired.

         The receipt of the Euroco Common Stock, Euroco Preferred Stock, the Delaware Cash Amount, the NTL Cash Amount, and the Class 7 Euroco Value in consideration of the contribution to Euroco and/or release of the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, and 123/8% Senior Notes due 2008 pursuant to the Plan will be treated as giving rise to a part disposal of the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, or 123/8% Senior Notes due 2008 in consideration for an amount equal to the market value of the Euroco Common Stock, Euroco Preferred Stock and the amount of any Delaware Cash Amount, the NTL Cash Amount and the Class 7 Euroco Value. The calculation of any gain or loss arising on the part disposal will be made by reference to the market value of the Euroco Common Stock and Euroco Preferred Stock plus the amount of any Delaware Cash Amount, NTL Cash Amount and Class 7 Euroco Value ("A") and the market value of the New NTL Common Stock ("B") immediately after the issue of the Euroco Common Stock and Euroco Preferred Stock by applying a formula, A divided by (A plus B), to the acquisition cost of the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, or 123/8% Senior Notes due 2008 to determine the allowable acquisition cost which may be apportioned to calculate the gain or loss on the part disposal.

         Under the UK accrued income scheme, the release, exchange and contribution to Euroco of the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, and 123/8% Senior Notes due 2008 may give rise to a charge to tax on income in respect of an amount representing interest on such Notes which has accrued since the preceding interest payment date.

                                    (B)     UK Corporates

         A UK corporate holder of the 9 1/4% Senior Notes due 2006, 97/8% Senior Notes due 2009, or 123/8% Senior Notes due 2008 will be required to bring credits and debits into account for the purposes of the Finance Act 1996 on the release, exchange and contribution to Euroco of such Notes in accordance with their statutory accounting treatment. Any fluctuation in value relating to foreign exchange gains and losses in respect of such Notes will generally be brought into account as income.

                           ii.      10 3/4% Senior Deferred Coupon Sterling
Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, And 9 3/4% Senior Deferred Coupon Notes due 2009

                                    (A)     UK Individuals

         The 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009 and 9 3/4% Senior Deferred Coupon Notes due 2009 are "relevant discounted securities" for the purposes United Kingdom legislation. Under current United Kingdom legislation, a UK resident holder of 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, or 9 3/4% Senior Deferred Coupon Notes due 2009 may, depending on his/her circumstances, suffer a charge to UK taxation on the exchange, release or contribution to Euroco of such notes under the Plan.

         A UK resident individual holder of 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009 or 9 3/4% Senior Deferred Coupon Notes due 2009 will be liable to UK income tax on any profit realized on such exchange, release or contribution. The profit for this purpose will be equal to the excess of the amount payable on the exchange, release or contribution of the 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009 or 9 3/4% Senior Deferred Coupon Notes due 2009 under the Plan above the amount paid by such holder of 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, or 9 3/4% Senior Deferred Coupon Notes due 2009 in respect of his acquisition of his interest in such notes. In computing any profit account will be taken of any incidental costs of his acquisition or disposal of his interest in such notes.

         In principle, a UK resident individual holder of 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, or 9 3/4% Senior Deferred Coupon Notes due 2009 who makes a loss on the exchange, release or contribution of his 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, or 9 3/4% Senior Deferred Coupon Notes due 2009 under the Plan should be eligible for relief from income tax in respect of such loss.

         The New NTL Common Stock and Euroco Common Stock and Euroco Preferred Stock received by a UK individual holder of 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009 or 9 3/4% Senior Deferred Coupon Notes due 2009 in exchange for or as consideration for the contribution to Euroco of such notes will be treated as having been acquired (for UK capital gains tax purposes) for a consideration equal to the market value of his 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, or 9 3/4% Senior Deferred Coupon Notes due 2009 immediately prior to the transfer less the amount of any Delaware Cash Payment, NTL Cash Payment and Class 7 Euroco Value received under the Plan.

                                    (B)     UK Corporates

         A UK corporate holder of 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, or 9 3/4% Senior Deferred Coupon Notes due 2009, will be required to bring such credits and debits into account for the purposes of the Finance Act 1996 as if it had disposed of its 10 3/4% Senior Deferred Coupon Sterling Notes due 2008, 11 1/2% Senior Deferred Coupon Notes due 2009, or 9 3/4% Senior Deferred Coupon Notes due 2009 for their market value immediately prior to such exchange, release, or contribution.

                           iii.     9 1/2% Senior Notes due 2008

                                    (A)     UK Individuals

         The 9 1/2% Senior Notes due 2008 are "qualifying corporate bonds" for the purposes of UK legislation. Under current UK legislation, a UK resident holder of the 9 1/2% Senior Notes due 2008 will not be subject to United Kingdom capital gains tax on the exchange, release or contribution to Euroco of the 9 1/2% Senior Notes due 2008 under the Plan (and accordingly will be unable to claim any capital loss in respect of such exchange, release, or contribution to Euroco).

         Under the UK accrued income scheme, the release and exchange or contribution to Euroco of the 9 1/2% Senior Notes due 2008 may give rise to a charge to tax on income in respect of an amount representing interest on such Notes which has accrued since the preceding interest payment date.

                                    (B)     UK Corporates

         A UK corporate holder of 9 1/2% Senior Notes due 2008 will be required to bring such credits and debits into account for the purposes of the Finance Act 1996 as if it had disposed of its notes for their market value immediately prior to such exchange, release, or contribution.

         2.       Holders Of Old Common Stock

         As the Plan involves the restructuring of companies incorporated outside the UK, the precise application of UK tax law is not entirely certain, but the following summary sets out the likely UK tax treatment for UK resident holders of Old Common Stock.

                  a.    Receipt Of Euroco Common Stock

         The receipt of Euroco Common Stock in exchange for Old Common Stock under the Plan is likely to be treated as a "reorganization" for UK tax purposes. Accordingly, a UK resident holder of Old Common Stock will not be treated as disposing of the Old Common Stock, but the Old Common Stock and new Euroco Common Stock will be treated as the same asset acquired as the original Old Common Stock was acquired.

                  b.    Receipt Of Series A Warrants And Equity Rights

         The receipt of Series A Warrants and Equity Rights by holders of Old Common Stock will be treated as giving rise to a part disposal of the Old Common Stock in consideration for an amount equal to the market value of the Series A Warrants and the Equity Rights. The calculation of any gain or loss arising on the part disposal will be made by reference to the market value of the Series A Warrants and Equity Rights ("A") and the market value of the Euroco Common Stock ("B") immediately following the issue of the Series A Warrants and Equity Rights by applying the formula, A divided by (A plus B), to the acquisition cost of the Old Common Stock to determine the allowable acquisition cost which may be apportioned to calculate the gain or loss on the part disposal.

         If the issue of the Series A Warrants and Equity Rights were to be treated by the UK Inland Revenue as a transfer of assets to holders of Old Common Stock by NTL Inc., such a transfer would be treated as an income distribution in the hands of the recipient to the extent that the market value of the Series A Warrants and Equity Rights exceeded the value of the consideration being given by the holders of Old Common Stock for the Series A Warrants and Equity Rights, such consideration being the extinguishment in part of rights as holders of Old Common Stock. The value of the Series A Warrants and Equity Rights could only be taxable as an income distribution to the extent that it exceeded the amount originally subscribed for the Old Common Stock extinguished in consideration for the issue of the Series A Warrants and Equity Rights, irrespective of the market value of the Old Common Stock being so extinguished.

         3.       Dividends Received By UK Resident Holders Of New Securities

         Under current UK tax legislation, a holder of New Securities may, depending on his or its circumstances, suffer a charge under UK taxation on dividends received from Euroco or New NTL in respect of New Securities received under the Plan.

         A UK resident holder of New Securities not otherwise exempt from tax on such dividends will be liable for UK income tax or corporation tax, as appropriate, on the amount of the gross dividend paid, but will normally be entitled to a credit for any United States withholding tax charged on the dividend at the appropriate rate.

         4.       Stamp Duty And Stamp Duty Reserve Tax

         A transfer of New Securities received under the Plan which is executed in, or relates to any matter or thing to be done in the UK (e.g., if such stock is registered on a register of such New Securities maintained in the UK or is transferred in return for the issue of shares in a UK company) will, in general, be subject to UK stamp duty at the rate of 0.5% of the consideration paid. An agreement for the transfer of New Securities will be outside the scope of stamp duty reserve tax (at the rate of 0.5%) if the New Securities to be transferred are not registered on a register of such stock maintained in the UK.

         Special rules apply to the agreements made by market makers in the ordinary course of their business, brokers, dealers, and certain other persons. Agreements to transfer shares to charities will not give rise to stamp duty reserve tax or stamp duty.


   XIII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST

A.       Feasibility Of The Plan

         As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that a bankruptcy court determine that the plan is "feasible" (i.e., that confirmation is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor) as set forth in section 1129(a)(11) of the Bankruptcy Code. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of the Financial Projections annexed hereto as Exhibit H analyzed the ability of the Debtors to meet their obligations under the Plan to maintain sufficient liquidity and capital resources to conduct their businesses. The Financial Projections were also prepared to assist each holder of a Claim or Interest entitled to vote under the Plan in determining whether to accept or reject the Plan.

         The Financial Projections indicate that each of New NTL and Euroco should have sufficient cash flow to (i) make the payments required under the Plan on the Distribution Date, (ii) repay and service debt obligations, in the case of New NTL, including but not limited to the New NTL Exit Facility or any alternative financing, and (iii) maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with section 1129(a)(11) of the Bankruptcy Code.

         The Financial Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Financial Projections set forth therein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in NTL Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 annexed to this Disclosure Statement as Exhibit B, NTL Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2002 annexed to this Disclosure Statement as Exhibit C, Amendment No. 1 to NTL Inc.'s Annual Report on Form 10-K/A annexed to this Disclosure Statement as Exhibit D, NTL CC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 annexed to this Disclosure Statement as Exhibit E, and NTL CC's Quarterly Report on Form 10-Q for the three months ended March 31, 2002 annexed to this Disclosure Statement as Exhibit F. The Financial Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Financial Projections are based on (1) the current business plans for the Reorganized Debtors and the assumptions set forth in Exhibit H and (2) information available as of February 28, 2002, updated in certain respects to May 20, 2002 related principally to the relevant terms of the Plan. While as of the date of this Disclosure Statement the economic, competitive and general business conditions prevailing as of February 28, 2002 have not materially changed, any future changes in these conditions may materially impact the ability of New NTL and Euroco to achieve the Financial Projections.

         THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. NEITHER THE DEBTORS' INDEPENDENT AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED OR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. NOTHING IN THIS
SECTION XIII OR EXHIBITS G AND H SHALL FORM PART OF THE UK PROSPECTUS PURSUANT TO THE POS REGULATIONS, DETAILS OF WHICH ARE SET OUT IN THE DISCLAIMER AT THE FRONT OF THIS DISCLOSURE STATEMENT.

         THE DEBTORS DO NOT AS A MATTER OF COURSE MAKE PUBLIC PROJECTIONS AS TO FUTURE REVENUES, EARNINGS, OR OTHER RESULTS. HOWEVER, THE DEBTORS' MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS SET FORTH BELOW TO COMPLY WITH THE REQUIREMENTS OF THE BANKRUPTCY CODE. THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION WAS NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE, BUT, IN THE VIEW OF MANAGEMENT, WERE PREPARED ON A REASONABLE BASIS, REFLECT THE BEST CURRENTLY AVAILABLE ESTIMATES AND JUDGMENTS, AND PRESENT, TO THE BEST OF MANAGEMENT'S KNOWLEDGE AND BELIEF, THE EXPECTED COURSE OF ACTION AND THE EXPECTED FUTURE FINANCIAL PERFORMANCE OF THE REORGANIZED DEBTORS. HOWEVER, THIS INFORMATION IS NOT FACT AND SHOULD NOT BE RELIED UPON AS BEING NECESSARILY INDICATIVE OF FUTURE RESULTS, AND READERS OF THIS DISCLOSURE STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FINANCIAL PROJECTIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW NTL COMMON STOCK OR EUROCO COMMON STOCK, OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR
(C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

         THE PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT, EXCEPT FOR PROJECTIONS RELATING TO THE MINORITY HOLDINGS, WHICH HAVE BEEN PREPARED BY THE MANAGEMENT OF THE RESPECTIVE MINORITY HOLDINGS. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

         FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS, THE FAIR VALUE OF THEIR ASSETS AND THEIR ACTUAL LIABILITIES AS OF AUGUST 31, 2002. THE REORGANIZED DEBTORS WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

B.       Best Interests Test

         Pursuant to section 1129(a)(7) of the Bankruptcy Code (also called the "best interests" test), the Bankruptcy Code requires that each holder of an impaired claim or interest either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date, that is not less than the value such holder would receive or retain if the debtor were liquidated under Chapter 7 of the Bankruptcy Code on the effective date. The first step in meeting this test is to determine the dollar amount that would be generated from the hypothetical liquidation of the debtor's assets in the context of a liquidation in a Chapter 7 case.

         To calculate the probable distribution to members of each impaired class of holders of claims and equity interests if a debtor were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the debtor's assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the debtor's assets by a Chapter 7 trustee.

         The amount of liquidation value available to holders of unsecured claims against and interests in the debtor would be reduced by, first, secured claims (to the extent of the value of their collateral), and second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case. Costs of a liquidation of the debtor under Chapter 7 of the Bankruptcy Code would include the compensation of a Chapter 7 trustee, as well as of attorneys and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in the Chapter 11 case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 case. The liquidation itself could trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay unsecured claims or to make any distribution in respect of equity interests. The liquidation could also prompt the rejection of executory contracts and unexpired leases and thereby create a significantly greater amount of unsecured claims.

         In a Chapter 7 liquidation, no junior class of claims may be paid unless all classes of claims senior to such junior class are paid in full.
Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no class of claims that is contractually subordinated to another class would receive any payment on account of its claims, unless and until such senior class were paid in full.

         Once the Bankruptcy Court determines the recoveries in liquidation of the debtor's secured and priority creditors, it would then determine the probable distribution to unsecured creditors from the remaining available proceeds of the liquidation. If this probable distribution has a value greater than the distributions to be received by the unsecured creditors under the plan, then the plan is not in the best interests of creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis prepared by the Debtors with the assistance of Kane Reece, its financial advisors, which is annexed hereto as Exhibit G, the Debtors believe that each Class of Impaired Claims and Interests will receive under the Plan not less than it would receive if the Debtors were liquidated.

C.       Liquidation Analysis

         As noted above, the Debtors believe that under the Plan each holder of Impaired Claims and Interests will receive distributions with a value not less than the value such holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. The Debtors' belief is based primarily upon (i) consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors including, but not limited to, (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and advisors to the trustee, (b) any erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail, (c) any adverse effects on the Debtors' businesses as a result of the likely departure of key employees, (d) any increase in Claims, such as estimated contingent Claims or guaranties stemming from funding commitments of the Debtors' joint venture business units, (e) any reduction of value associated with a Chapter 7 trustee's operation of the Debtors' businesses, and (f) any substantial delay in distributions to the Debtors' Creditors that may ensue in a Chapter 7 liquidation, and (ii) the Liquidation Analysis. Holders of Impaired Claims and Interests should note that the Liquidation Analysis does not reflect any delay in distributions to creditors in a liquidation scenario, which, if considered, would only further reduce the present value of any liquidation proceeds. Potential delays could be caused by regulatory issues and could delay receipt of proceeds from the liquidation of the Debtors' business units.

         The Debtors believe that any liquidation analysis is speculative because such an analysis is necessarily premised upon assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized or that a sale could, in fact, be consummated in a Chapter 7 liquidation, nor can there be any assurance that the Bankruptcy Court would accept the Debtors' conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

         For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. This estimate is based solely upon the Debtors' review of their books and records and the Debtors' estimates as to additional Claims, if any, that may be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the cases from Chapter 11 to Chapter 7. No order or finding has been entered by the Bankruptcy Court fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors' have projected an amount of Allowed Claims that is at the lower end of a range of reasonableness such that, for purposes of the Liquidation Analysis, the largest possible liquidation dividend to holders of Allowed Claims can be assessed. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims or Interests under the Plan. The Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical Chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

         To the extent that confirmation of the Plan requires the establishment of amounts for the Chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing. Accordingly, the annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical Chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.

D.       Valuation Of The Reorganized Debtors

         In connection with confirmation of the Plan, the Bankruptcy Court may be asked to determine the enterprise value of the Reorganized Debtors after giving effect to the Restructuring. The enterprise value of a reorganized entity often is used by a bankruptcy court for the purpose of evaluating the consideration that creditors and holders of equity interests will receive under a plan of reorganization. Accordingly, the Debtors requested that CSFB, their prepetition financial advisor in connection with the negotiation of the Restructuring, provide the Debtors with estimates of enterprise values of New NTL and Euroco, after giving effect to the Restructuring as set forth in the Plan.

         1.       Valuation Overview

         THE ESTIMATED ENTERPRISE VALUES SET FORTH HEREIN REPRESENT HYPOTHETICAL REORGANIZATION ENTERPRISE VALUES THAT WERE DEVELOPED SOLELY FOR THE PURPOSE OF THE PLAN.

         In preparing its analysis, CSFB, among other things: (a) reviewed certain financial statements of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data prepared by the Debtors' management; (c) reviewed the financial projections for the Reorganized Debtors prepared by the Debtors covering periods through December 31, 2006; (d) prepared a discounted cash flow analysis for the business of the Debtors based on such financial projections; (e) reviewed certain publicly available financial and stock market information of certain publicly traded companies believed to be comparable to the Debtors in one or more respects; (f) considered the financial terms, to the extent publicly available, of certain historical acquisitions of companies and businesses believed to be comparable to the Debtors in one or more respects; (g) discussed the current operations and prospects of the business with the Debtors' management; (h) reviewed the Plan and this Disclosure Statement; and (i) made such other analyses and examinations as CSFB deemed necessary or appropriate.

         The preparation of a valuation analysis is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular facts and circumstances, many of which are beyond the control of the Debtors and CSFB. The estimated total enterprise value for the Debtors indicated by CSFB's analysis is not necessarily indicative of the price at which the common stock or other securities of the Debtors may be bought or sold after giving effect to the Restructuring, as set forth in the Plan, or predictive of future financial or operating results for the Debtors, which may be significantly more or less favorable than those indicated by CSFB's analysis.

         Certain of the financial results set forth in the financial forecasts prepared and provided to CSFB by the Debtors' management are materially better than recent historical results of operations for the Debtors. CSFB's analyses are dependent upon the Reorganized Debtors achieving management's forecasts, and, consequently, such estimates must be considered speculative and inherently subject to substantial uncertainty. CSFB has not independently evaluated the reasonableness of the Debtors' projections. Because projections by definition are forward looking, certain of the financial results projected by the Debtors' management may differ from the recent historical results of operations for the Debtors and from future actual results of operations.

         The summary set forth below does not purport to be a complete description of the analysis performed by CSFB. The preparation of a valuation estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. In performing its analysis, CSFB made numerous assumptions with respect to business and economic conditions and other matters which may not be necessarily indicative of actual financial performance, business and economic conditions, all of which may be significantly more or less favorable.

         2.       Methodology

         In preparing its valuation, CSFB performed a variety of analyses, and considered a variety of factors. A summary of certain of the analyses and factors are described below. This summary of such analyses and factors considered does not purport to be a complete description of the analyses and factors considered.

         In arriving at its conclusions, CSFB made judgments as to the significance and relevance of each analysis and factor but did not assign weights or consider any one analysis or factor to the exclusion of all other analyses or factors. Accordingly, CSFB believes that its valuations must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, CSFB necessarily made numerous assumptions with respect to the Debtors, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtors' control. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses may be sold or securities will actually trade.

         CSFB has employed a variety of valuation techniques in estimating the Debtors' total enterprise value and applied such techniques to the Debtors' various business segments. However, certain assets were not included because, based on the Debtors' management's estimates, the values of such assets were deemed immaterial. The total enterprise value consists of both the debt and equity, less cash, of the Debtors. The three primary methodologies used in calculating the total enterprise value for New NTL were: (1) Comparables; (2) DCF; and (3) M&A. The primary methodology used for calculating the total enterprise value for Euroco was DCF with respect to the material businesses comprising Euroco.

                  a.    Comparable Public Company Analysis

         In a Comparables analysis, a company or business is valued by comparing it with a publicly-held company in reasonably similar lines of business.

         After analyzing the Debtors, a range of comparable companies was compiled from various sources including conversations with management. It is frequently difficult to identify companies that are truly comparable to the subject companies. Publicly-held corporations differ in terms of markets, size, financial structure, organization and corporate strategies.

         CSFB compared total enterprise values, calculated as equity value on a fully diluted basis, plus debt, less cash, as a multiple of projected earnings before interest, taxes, depreciation, and amortization, commonly referred to as EBITDA. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for the Debtors were based on internal estimates of Debtors' management. CSFB then applied a range of selected multiples derived from the comparable companies to corresponding financial data of the Debtors.

                  b.    Discounted Cash Flow Analysis

         DCF is another method of estimating a company's value. The DCF value represents the present value of unlevered, after-tax cash flows to all providers of capital using a discount rate. The DCF valuation method allows an expected operating strategy to be incorporated into a financial projection model. In essence, the DCF method entails estimating the free cash flow available to debt and equity investors (i.e., the annual cash flows generated by the business) and a terminal value of the business at the end of a time horizon and discounting these flows back to the present using a discount rate to arrive at the present value of these flows. The terminal value is determined by assuming the sale of the business at the end of the time horizon.

         The Debtors' projections reflect significant assumptions made by the Debtors' management concerning anticipated results. The assumptions and judgments used in the projections may or may not prove to be correct, and there can be no assurance that projected results are attainable or will be realized. Actual future results may vary significantly from the forecasts. CSFB cannot and does not make any representations or warranties as to the accuracy or completeness of the Debtors' projections.

         CSFB performed various sensitivity analyses to two principal variables within the DCF methodology: (1) the discount rate; and (2) the exit multiple in the terminal year. These sensitivity analyses were performed, and the resulting discounted cash flow valuations were considered, in CSFB's analysis.

                  c.    Mergers And Acquisitions Analysis

         The comparable mergers and acquisitions analysis is another methodology for estimating a company's enterprise value. Using this methodology, CSFB compared enterprise values in certain selected transactions as multiples of historical EBITDA. Estimated financial data for the selected transactions were based on publicly available research analysts' estimates, and estimated financial data for the Debtors were based on internal estimates of the Debtors' management. CSFB then applied a range of selected multiples derived from the selected transactions to corresponding financial data of the Debtors.

         For purposes of estimating the enterprise value of the Reorganized Debtors, CSFB used the transaction values of a selected group of transactions. As with the Comparables analysis, because no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction and there are inherent differences between the businesses, operations and prospects of each target.

         3.       Valuation Of The Reorganized Debtors

         In connection with its review, CSFB did not assume any responsibility for independent investigation or verification of any of the information that was provided to or otherwise reviewed by it and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts prepared and provided to CSFB by the Debtors, CSFB was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Debtors' management as to the future financial performance of the Debtors after giving effect to the proposed Restructuring as set forth in the Plan. In addition, CSFB assumed that the Restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications or waivers and also assumed that in the course of obtaining the necessary consents and approvals for the proposed Restructuring and related transactions, there would be no delays, modifications or restrictions imposed that would have a material adverse effect on the contemplated benefits of the proposed Restructuring as set forth in the Plan. CSFB was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Debtors, and was not furnished with any such evaluations or appraisals. CSFB's estimated total enterprise value for the Debtors did not address any other aspect of the proposed Restructuring or any related transactions or constitute a recommendation to any holder of outstanding securities of the Debtors as to how such security holder should vote or act on any matter relating to the Restructuring or any related transaction. In addition, neither CSFB's valuation analysis nor its estimated total enterprise value for the Debtors constituted an opinion as to the fairness to holders of outstanding securities of the Debtors from a financial point of view of the consideration to be received by such security holders pursuant to the Restructuring.

         CSFB's valuation analysis and estimated total enterprise value for the Debtors were based on information available as of May 2, 2002, and financial, economic, market and other conditions as they existed and could be evaluated by CSFB on such date and assumed that the Restructuring became effective on September 1, 2002. September 1, 2002 was selected as an assumed date of effectiveness of the Restructuring so that there was a close proximity between the time in which CSFB reviewed materials in forming its valuation analysis and the date on which the Restructuring was assumed to be completed. Although developments subsequent to May 2, 2002 may affect the results of CSFB's analysis, CSFB does not have any obligation to update, revise or reaffirm its analysis or its estimated total enterprise value for the Debtors.

         CSFB has advised the Debtors that for purposes of the valuation expressed below, CSFB assumed that, as of the Effective Date: (a) the proposed capitalization of the Debtors will be as set forth in the Plan and Disclosure Statement; (b) market, business and general economic conditions will be similar to conditions observed; (c) financial and other information furnished to CSFB by the Debtors and its professionals and the publicly available information are accurate and complete in all material respects;
(d) the Plan is confirmed without material changes; and (e) each of New NTL and Euroco will be able to obtain the capital, financing and refinancing contemplated by the forecasts in the amounts, upon the terms and at the times indicated herein or as otherwise required. Based upon its analyses, the assumptions made, matters considered and limits of review as set forth above, CSFB has advised the Debtors that, as of May 2, 2002, the estimated total enterprise value of New NTL following the Restructuring is between $10.9 billion and $12.9 billion and the estimated total enterprise value, excluding subsidiary debt, of Euroco following the Restructuring is between $230 million and $550 million. For purposes of CSFB's analyses, with the Debtors' consent, CSFB assumed no exercise by the Cablecom Banks of their right to require NTL Delaware, as more fully disclosed earlier in this Disclosure Statement, to make any sale of or investment in the Cablecom Group and the potential value of certain businesses because, based on the Debtors' management's estimates, the values of such assets were deemed immaterial. Any exercise of this right by the Cablecom Banks may have a material adverse effect on the enterprise value of Euroco indicated by CSFB's analyses.

         The estimated total enterprise values do not purport to be an appraisal or necessarily reflect the value that may be realized if assets are sold. The estimated total enterprise values represent hypothetical going-concern enterprise values for the Reorganized Debtors. Such estimate reflects computations of the estimated going-concern enterprise values of the Reorganized Debtors through the application of various valuation techniques and does not purport to reflect or constitute an appraisal, liquidation value, or estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the Reorganized Debtors' businesses is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. AS A RESULT, THE ESTIMATED GOING-CONCERN ENTERPRISE VALUES OF THE REORGANIZED DEBTORS' BUSINESSES SET FORTH HEREIN ARE NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, CSFB DOES NOT ASSUME RESPONSIBILITY FOR ITS ACCURACY.

         4.       Further Information On Valuation Of Euroco

         In evaluating Euroco, CSFB separately evaluated each of the major business units, including Cablecom, iesy (formerly eKabel), and B2.

         o Cablecom and iesy provide cable television services in Switzerland and Germany, respectively. B2 operates as a "pure play" fiber-to-the-home operator, offering high-speed data services in Sweden.

         o Cablecom is the largest cable television provider in Switzerland, with 54% market share. Unlike the United States or UK, penetration levels for analog service are already relatively high. Thus, growth at Cablecom is dependent upon migrating customers from analog to digital and an uptake in telephony services. Similar conditions exist with respect to iesy.

         o NTL Europe has a common management team that oversees all of NTL's European assets. No centralized purchasing of set-top boxes or programming is conducted on a group basis, however.

         o Network architecture of Cablecom and iesy is different from that of United States or UK operators. The cable networks of Switzerland and Germany are split between "Level 3" operators, which have cable headends and most of the local loop infrastructure, and "Level 4" operators, which control the end user connections.

         CSFB noted that market deterioration in the European cable television sector and the lack of substantive transactions in the recent past complicated any comparable company or comparable transactions analysis. Therefore, CSFB focused on a DCF analysis, performing such analysis by operating unit.

         In evaluating Cablecom, CSFB:

         o Determined an appropriate discount rate to be applied in a DCF analysis of Cablecom by reference to the weighted average cost of capital ("WACC") of United States cable comparables as well as DCF assumptions utilized by the Wall Street research community. The WACC of European cable comparables was not considered relevant due to prevailing distressed trading levels.

         o CSFB utilized a range of discount rates from 12% to 14% for its DCF analysis of Cablecom, adjusting the WACC of United States cable comparables for factors including:
                  (i) new growth being dependent on the successful rollout of consumer telephony and digital services, (ii) price increases on basic cable tier services are subject to regulatory oversight, and (iii) the restructuring process at Cablecom, which may impact the business for the next several quarters.

         o CSFB used terminal value based on a 6.5 times to 8.5 times 2006 EBITDA.

         o At the direction of management, CSFB allocated 100% of NTL Europe shared resources costs (amounting to $12 million annually) to Cablecom.

         o At the direction of management, CSFB assumed a tax rate of 31% and assumed no taxes would be paid beginning in 2003 due to limited existing NOLs in Switzerland.

         The lenders under the Cablecom Credit Facility have the option to initiate a sale of the Cablecom Group after Euroco's emergence from bankruptcy without consent from any other party. Should a sale occur on or prior to August 31, 2003 and should the sale price exceed the face value of the Cablecom bank debt outstanding, the lenders under the Cablecom Credit Facility would retain 20% of the excess value.

         CSFB's analysis assumes that the banks do not exercise such option. In the event that they do, the implied equity value of Cablecom to Euroco may be substantially reduced and could be zero.

         In evaluating B2, CSFB used B2's business plan as the basis for the DCF analysis. B2 is a pure play high-speed data operator, a start-up opportunity to develop the Swedish market. NTL invested in B2 in 2000, acquiring a 34% stake for $197.8 million.


         o B2's business plan is only funded through the second quarter of 2003. B2 is expecting to fund a capital call this year for $21.0 million.

         o The risks associated with executing the business plan include, among others, an assumption that voice service as well as video service will be successfully deployed over the projection period.

         o CSFB used a discount rate of 45% - 55%. Neither United States cable companies nor European cable companies are direct comparables for reasons that include, among others: B2's sole focus on providing high speed data, the start-up nature of the business, high requirements for capital expenditures, and limited access to funding.

         o        CSFB used terminal multiples of 7.0 times to 9.0 times
                  2006 EBITDA.

         o At the direction of management and due to start-up losses, CSFB did not assume that B2 would be a taxpayer through the projection period.

         In evaluating iesy, CSFB used iesy's business plan as the basis for the DCF analysis. iesy is the largest cable television company in Hessen, and Hessen includes Frankfurt and has the highest per capita GDP of the nine cable regions in Germany. NTL invested in iesy in August 2000, acquiring a 32.5% stake for $158.5 million.

         o        iesy had access to credit lines totaling (U)850 million.
                  iesy's business plan presumes the company is currently fully funded.

         o The business plan for iesy assumes that voice as well as digital cable will be successfully deployed in 2003.

         o        The architecture of the German market (Level 3 and Level
                  4) makes United States cable companies not directly comparable.

         o CSFB used a discount rate of 20% - 24%, noting that (i) iesy's high yield bonds were trading at "distressed" levels and (ii) iesy's business plan calls for a significant amount of capital to be spent between 2003 - 2006.

         o        CSFB used terminal multiples of 7.0 times to 9.0 times
                  2006 EBITDA.

         o At the direction of management, CSFB used a tax rate of 31% and assumed no taxes would be paid until 2005 due to utilization of existing NOLs.

         Utilizing the assumptions set forth above, CSFB performed a DCF analysis and then selected a range of $150 - $400 million for Cablecom, $40
- $60 million for B2 and $40 - $90 million for iesy. The valuation attributed no value to other minority interests to be included in Euroco in determining a projected enterprise value for Euroco of $230 - $550 million.

         5.       Further Information On Euroco Projections

         The projections used in the DCF analysis of Euroco were prepared by the Debtors and were primarily derived from Cablecom's business plan. Cablecom currently serves over 95% of the homes passed by its network with the basic cable offering. Cablecom is just beginning to offer advanced services such as digital cable, high-speed data and internet access and telephone. A significant portion of the investment required to provide these advanced services has already been made, however. Therefore, growth in Cablecom's business is expected to be robust as Cablecom transitions from its investment phase and customers begin to take more than a single offering.

         Specific underlying assumptions regarding this transition to a "triple play" model include the following:

         o Basic subscriber penetration rates stay relatively flat throughout the projection period as existing penetration rates are already high (in excess of 95%).

         o Digital subscriber penetration rates increase from approximately 9% of digital-ready homes passed in 2002 to approximately 28% in 2006.

         o Cablemodem, or high speed data, penetration rates increase from approximately 29% of high speed data homes passed in 2002 to approximately 45% in 2006.

         o Consumer telephony is launched in 2002, and penetration rates associated with this new offering increase to approximately 33% of telephony-ready homes passed in 2006.

         The growth in advanced services is expected to contribute to overall revenue and cash flow growth as Cablecom begins to leverage the significant network investment. Specifically, Cablecom's plan reflects:

         o Compound annual revenue growth of approximately 24% between 2002 and 2006.

         o EBITDA margin expansion from approximately 33% in 2002 to approximately 48% by the end of 2006.

         o Reduced capital expenditures as a percentage of total revenues, with such percentage declining from 33% in 2002 to 17% by the end of 2006 as the majority of capital spending becomes based on customer utilization.

         Cablecom also is anticipating growth in its business services unit, which provides telecommunications services to small and medium-sized businesses. In 2002, Cablecom's business operations are expected to contribute 7% to total revenue, which is expected to increase to 11% in 2006.

         Working capital assumptions used in the projections are consistent with Cablecom's historical experience.

         As Cablecom is the primary consolidated asset of Euroco, the projections for Euroco set forth in Exhibit H to the Disclosure Statement are substantially related to the foregoing assumptions.


       XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         The Debtors believe the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors' assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received, or the Plan is not subsequently confirmed and consummated, the theoretical alternatives include (i) formulation of an alternative plan of reorganization or (ii) liquidation of the Debtors under Chapter 7 or 11 of the Bankruptcy Code.

A.       Alternative Plan

         If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors, or, if the Debtors' exclusive periods in which to file and solicit acceptances of a reorganization plan have expired, any other party-in-interest, could attempt to formulate and propose a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' businesses or an orderly liquidation of assets.

         With respect to an alternative plan, the Debtors have explored various other alternatives in connection with the extensive negotiation process involved in the formulation and development of the Plan. The Debtors believe that the Plan, which is the result of extensive negotiations between, among others, the Debtors, the Noteholders' Steering Committee, the Preferred Shareholders, and their professional representatives, enables the holders of Claims against and Interests in the Debtors to realize the greatest possible value under the circumstances and, that as compared to any alternative plan of reorganization, the Plan has the greatest chance to be confirmed and consummated.

B.       Liquidation Under Chapter 7 Or Chapter 11

         If no plan is confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors' assets for distribution in accordance with the priorities prescribed by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

         The Debtors believe that in a liquidation under Chapter 7, before holders of Claims against and Interests in the Debtors receive any distribution, additional administrative expenses arising from the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee would cause a substantial diminution in the value of the Debtors' Estates. The assets available for distribution to holders of Claims against and Interests in the Debtors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors' assets.

         The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7. Thus, a Chapter 11 liquidation might result in larger recoveries than in a Chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a Chapter 11 case, expenses for professional fees could be lower than in a Chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Claims and Interests under a Chapter 11 liquidation plan probably would be delayed substantially.

         The Debtors believe that, although preferable to a Chapter 7 liquidation, any alternative liquidation under Chapter 11 is a much less attractive alternative than the Plan to holders of Claims against and Interests in the Debtors.

THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS AND INTEREST HOLDERS THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE.

         The Liquidation Analysis, prepared by the Debtors with the assistance of Kane Reece, is premised upon a liquidation in a Chapter 7 case. In the Liquidation Analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate realizable value of such assets, and the extent to which the assets are subject to Liens and security interests.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the Debtors' opinion, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.


                    XV. SOLICITATION; VOTING PROCEDURES

A.       Voting Deadline

         On July 12, 2002, the Bankruptcy Court entered the Solicitation Procedures Order, approving, among other things, this Disclosure Statement and the Debtors' proposed forms of Ballots and the Confirmation Hearing Notice, and establishing certain solicitation, voting, and tabulation procedures with respect to voting on the Plan. A copy of the Confirmation Hearing Notice, which sets forth in detail, among other things, the procedures governing voting deadlines and objection deadlines, is enclosed with this Disclosure Statement. The Confirmation Hearing Notice and the instructions annexed to the Ballots should be read in connection with this section of this Disclosure Statement.

B.       Voting Procedures

         Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of Impaired Claims and Impaired Interests who actually vote will be counted. The failure of a holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

         The Debtors are providing copies of this Disclosure Statement (including all Exhibits) and related materials and, where appropriate, Ballots (in either case, a "Solicitation Package"), to registered holders of their Debt Securities, Old Preferred Stock, and Old Common Stock. Registered holders may include brokerage firms, commercial banks, trust companies, or other Nominees. If such entities do not hold for their own account, they should provide copies of the Solicitation Package (including, in the case of the Debt Securities and Old Preferred Stock, the appropriate Ballot) to their customers and to beneficial owners of Debt Securities or Old Preferred Stock. Any beneficial owner of Debt Securities or Old Preferred Stock who has not received a Ballot should contact his/her or its Nominee, or the Solicitation Agent.

         Persons or entities voting on the Plan must provide all of the information requested by the Ballot(s) they receive. Such Persons or entities should complete and return all Ballots in the return envelope provided with each such Ballot.

C.       Special Note For Holders Of Debt Securities And Equity Securities

         The Voting Record Date for determining which holders of Debt Securities and Old Preferred Stock are (i) entitled to vote on the Plan and
(ii) eligible to participate in the Offerings was May 9, 2002. The Indenture Trustees for the Debt Securities will not vote on behalf of the holders of such Debt Securities. Holders must submit their own Ballots.

         1.       Beneficial Owners

                  a. A beneficial owner holding a Debt Security or Old Preferred Stock as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Solicitation Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

                  b. A beneficial owner holding a Debt Security or Old Preferred Stock in "street name" through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee). See "Solicitation; Voting Procedures -- Special Note For Holders Of Debt Securities And Old Preferred Stock -- Nominees."

                  o Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Solicitation Agent for instructions; or

                  o Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to the Solicitation Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

         Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to the Solicitation Agent that Ballot or a Master Ballot that reflects the vote of such beneficial owner.

         If any beneficial owner owns Debt Securities or Old Preferred Stock through more than one Nominee, such beneficial owner may receive multiple mailings containing the Ballots. The beneficial owner should execute a separate Ballot for each block of Debt Securities or Old Preferred Stock that it holds through any particular Nominee and return each Ballot to the respective Nominee in the return envelope provided therewith. Beneficial owners who execute multiple Ballots with respect to Debt Securities held through more than one Nominee must indicate on each Ballot the names of ALL such other Nominees and the additional amounts of such Debt Securities or Old Preferred Stock so held and voted. If a beneficial owner holds a portion of its Debt Securities through a Nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph (1) (a) above to vote the portion held of record and the procedures described in subparagraph (1) (b) above to vote the portion held through a Nominee or Nominees.

         2.       Nominees

         A Nominee that on the Voting Record Date is the registered holder of Debt Securities or Old Preferred Stock for a beneficial owner can obtain the votes of the beneficial owners of such Debt Securities or Old Preferred Stock, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

                  a.    Pre-Validated Ballots

         The Nominee may "pre-validate" a Ballot by (i) signing the Ballot;
(ii) indicating on the Ballot the name of the registered holder, the amount of Debt Securities or Old Preferred Stock held by the Nominee for the beneficial owner, and the account number(s) for the account(s) in which such Debt Securities or Old Preferred Stock are held by the Nominee; and
(iii) forwarding such Ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to the Solicitation Agent in the pre-addressed, postage-paid envelope so that it is RECEIVED by the Solicitation Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline; or

                  b.    Master Ballots

         If the Nominee elects not to prevalidate Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/ her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot compiling the votes and other information from the Ballot, execute the Master Ballot, and deliver the Master Ballot to the Solicitation Agent so that it is RECEIVED by the Solicitation Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Solicitation Agent (along with the Master Ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS RECEIVED BY THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

         3.       Securities Clearing Agencies

         The Debtors expect that The Depository Trust Company, as a Nominee holder of Debt Securities, will arrange for its participants to vote by executing an omnibus proxy in favor of such participants. As a result of the omnibus proxy, such participants will be authorized to vote their Voting Record Date positions held in the name of The Depository Trust Company. The Debtors further expect that Clearstream and Euroclear will transmit the votes of participants in customary fashion, and may transmit voting confirmations electronically as customary.

         4.       Miscellaneous

         For purposes of voting to accept or reject the Plan, the beneficial owners of Debt Securities, Old Preferred Stock or Old Common Stock will be deemed to be the "holders" of the Claims or Interests, as the case may be, represented by such Debt Securities or Old Preferred Stock, or Old Common Stock. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.

         Except as provided below, unless the Ballot or Master Ballot is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot or Master Ballot, the Debtors may, in their sole discretion, reject such Ballot or Master Ballot as invalid, and therefore decline to utilize it in connection with seeking confirmation of the Plan.

         In the event of a dispute with respect to any Debt Securities Claim, Old Preferred Stock Interest, or Old Common Stock Interest, any vote to accept or reject the Plan cast with respect to such Claim or Interest will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

         5.       Delivery Of Notes

         The Debtors are NOT at this time requesting the delivery of, and neither the Debtors nor the Solicitation Agent will accept, certificates representing any Debt Securities, Old Preferred Stock, or Old Common Stock. In connection with consummation of the Plan, the Debtors will furnish all record holders of Debt Securities, Old Preferred Stock, or Old Common Stock with appropriate letters of transmittal to be used to remit their Debt Securities or Old Preferred Stock in exchange for their distributions under the Plan. Information regarding such remittance procedure (together with all appropriate materials) will be distributed by the Debtors after the Confirmation Date.

         If you have any questions about the procedure for voting your Claim or Interest or about the packet of materials you received or wish to obtain an additional copy of the Plan, the Plan Supplement, when available, this Disclosure Statement, or any Exhibits to such documents, at your own expense, unless otherwise specifically required by Fed. R. Bankr. P. 3017(d), please contact the Solicitation Agent:

                         Innisfree M&A Incorporated
                             501 Madison Avenue
                                 20th Floor
                          New York, New York 10022
                         Telephone: (877) 750-2689
                     Banks and Brokers: (212) 750-5833

         You may also obtain additional copies of the Plan and Disclosure Statement by logging on to the Bankruptcy Court's website at http://www.nysb.uscourts.gov. A password is needed to access case files. Details on how to obtain a password are available on the Bankruptcy Court's website.

D.       Fiduciaries And Other Representatives

         If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

         UNLESS THE BALLOT BEING FURNISHED TO YOU WITH THIS DISCLOSURE STATEMENT (OR THE MASTER BALLOT CAST ON YOUR BEHALF) IS TIMELY SUBMITTED TO THE SOLICITATION AGENT ON OR PRIOR TO THE VOTING DEADLINE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR MASTER BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE SOLICITATION AGENT, AND IN NO CASE SHOULD ANY DEBT SECURITIES, OLD PREFERRED STOCK, OR OLD COMMON STOCK BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS, INCLUDING THE SOLICITATION AGENT.

E.       Parties In Interest Entitled To Vote

         Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be impaired under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or equity interest entitles the holder thereof or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest after the occurrence of a default, the plan (a) cures any default that occurred before or after the commencement of the case, other than a default resulting from a debtor's financial condition, bankruptcy, or failure to satisfy a penalty rate or nonmonetary obligation, (b) reinstates the maturity of such claim or interest as such maturity existed before such default, (c) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (d) does not otherwise alter the legal, equitable or contractual rights to which such claim or interest entitles the holder of such claim or interest.

         In general, a holder of a claim or equity interest may vote to accept or to reject a plan if (i) the claim or equity interest is allowed, which means generally that no party in interest has objected to such claim or equity interest, and (ii) the claim or equity interest is impaired by the Plan. If the holder of an impaired claim or interest will not receive or retain any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder's vote.

         Generally, the holder of a claim against the debtor that is impaired under the plan is entitled to vote to accept or reject the plan if the plan provides a distribution in respect of such claim and the claim is deemed "allowed" for voting purposes. Any claim as to which an objection has been timely filed and has not been withdrawn or dismissed is not entitled to vote unless the Bankruptcy Court, pursuant to Fed. R. Bankr. P. 3018(a), upon application of the holder of the claim with respect to which there has been objection, temporarily allows the claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

         A vote may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

F.       Classes Impaired Under The Plan

         Class 6 Diamond Cable Notes Claims, Class 7 NTL CC Senior Notes Claims, Class 8 NTL CC Subordinated Notes Claims, Class 9 NTL Delaware Subordinated Notes Claims, Class 10 NTL Inc. Subordinated Notes Claims, Class 11 Intercompany Claims, Class 12 Old Senior Preferred Stock Interests, Class 13 Old Junior Preferred Stock Interests, and Class 14 Old Common Stock Interests are Impaired under the Plan and entitled to vote on the Plan. Class 1 Other Priority Claims, Class 2 Secured Claims, Class 3 General Unsecured Claims and Class 4 Diamond Holdings Notes Claims, are not Impaired under the Plan, are deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan, and their votes to accept or to reject the Plan will not be solicited. All holders of Class 5 Subsidiary Common Stock Interests are either unimpaired or have agreed to accept the Plan; accordingly their votes will not be solicited. Class 15 Securities Claims and Class 16 Other Old Equity Interests And Claims will receive no distributions and will retain no property under the Plan, are deemed under section 1126(g) of the Bankruptcy Code to have rejected the Plan, and their votes to accept or reject the Plan will not be solicited.


        XVI. FINANCIAL ADVISORS; SOLICITATION AGENT; FEES; EXPENSES;
                           AND OTHER ARRANGEMENTS

A.       Credit Suisse First Boston

         Pursuant to a letter agreement dated as of March 7, 2002 (the "CSFB Engagement Letter"), NTL Inc., NTL Delaware, and NTL Communications Limited, on behalf of themselves and their respective subsidiaries (collectively, the "Companies"), engaged CSFB on a non-exclusive sole-lead basis to act as the Companies' financial advisor in connection with the restructuring of certain of NTL's debt and equity securities, including the Restructuring and the Plan. The CSFB Engagement Letter provided for the payment of certain cash fees (the "Fees") to CSFB, including: (i) a non-refundable retainer fee of $2,000,000, payable upon execution of the CSFB Engagement Letter; (ii) a monthly non- refundable cash fee of $250,000, beginning on April 1, 2002 and ending on the termination date of the CSFB Engagement Letter; (iii) a non-refundable cash progress payment of $5,000,000, payable upon the occurrence of certain specified events; (iv) a non-refundable cash payment of $10,000,000, payable upon the occurrence of certain additional specified events, including receipt by NTL of sufficient indications of support from its creditors to justify the filing of the Plan; and (v) a non-refundable cash completion payment of $5,000,000 (less certain payments already made to CSFB pursuant to the CSFB Engagement Letter). In addition to the foregoing Fees, the CSFB Engagement Letter provides that CSFB will be paid all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel) incurred by it under the CSFB Engagement Letter (the "Expenses"). NTL agreed to indemnify CSFB with respect to its services under the CSFB Engagement Letter, which indemnification will survive termination of the CSFB Engagement Letter. As of the Petition Date, NTL had paid approximately $18.6 million in Fees and Expenses to CSFB pursuant to the terms of the CSFB Engagement Letter. The CSFB Engagement Letter provides the Companies certain rights to terminate the services of CSFB under such engagement letter.

B.       J.P. Morgan plc

         Pursuant to a letter agreement dated January 30, 2002, by and among J.P. Morgan plc and the Companies, as amended as of March 29, 2002 (the "Original J.P. Morgan Engagement Letter"), the Companies engaged J.P. Morgan plc on a non-exclusive basis to act as their financial advisor in connection with the restructuring of certain of NTL's debt and equity securities, including the Restructuring and the Plan. On May 2, 2002, the Companies and J.P. Morgan plc entered into a further letter agreement (the "Modified J.P. Morgan Letter Agreement"), pursuant to which they agreed to amend the Original J.P. Morgan Engagement Letter. The Modified J.P. Morgan Letter Agreement provides that in consideration for financial services provided pursuant to the Original J.P. Morgan Engagement Letter, the Companies would pay an aggregate cash fee not to exceed $6,000,000 to J.P. Morgan plc. As of the Petition Date, NTL had paid approximately $6,000,000 to J.P. Morgan plc pursuant to these agreements.

C.       Morgan Stanley & Co. Inc.

         Pursuant to a letter agreement dated January 30, 2002, as amended on April 4, 2002 (the "Original Morgan Stanley Engagement Letter"), the Companies engaged Morgan Stanley & Co. Incorporated ("Morgan Stanley") on a non- exclusive basis to act as their financial advisor in connection with the restructuring of certain of NTL's debt and equity securities, including the Restructuring and the Plan. On May 1, 2002, the Companies and Morgan Stanley entered into a letter agreement (the "Modified Morgan Stanley Letter Agreement"), pursuant to which they agreed to amend the Original Morgan Stanley Engagement Letter. The Modified Morgan Stanley Letter Agreement provides that in consideration for financial services provided pursuant to the Original Morgan Stanley Engagement Letter, the Companies would pay an aggregate cash fee not to exceed $6,000,000 to Morgan Stanley. As of the Petition Date, NTL had paid approximately $6,000,000 to Morgan Stanley pursuant to these agreements.

D.       Arrangements Regarding Financial Advisory Services

         On May 2, 2002, the Companies (on a joint and several basis), the Noteholders' Steering Committee, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. entered into a letter agreement to amend the existing engagement provisions contained in the engagement letter dated May 17, 2000, among the Companies, J.P. Morgan plc, J.P. Morgan Chase, Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (the "Modified Engagement Letter") as follows:

         (1) J.P. Morgan plc and J.P. Morgan Chase (collectively, the "J.P. Morgan Parties"), and Morgan Stanley Dean Witter Bank Limited and Morgan Stanley Senior Funding, Inc. (collectively, the "Morgan Stanley Parties") shall each be engaged on a non-exclusive basis by the Companies and their respective subsidiaries as Joint Book Running Managers in any capital market financing (other than the Offerings) entered into by the Companies or any of their respective subsidiaries, the proceeds of which are used to refinance all or any portion of the Working Capital Facility. In connection with their engagement as Joint Book Running Managers, each of the J.P. Morgan Parties and the Morgan Stanley Parties shall be entitled to receive 30% of the underwriting discount of the aggregate principal amount of such capital markets issuance (the "Book Running Fee");

         (2) the J.P. Morgan Parties and the Morgan Stanley Parties shall each also be engaged on a non-exclusive basis by the Companies and their respective subsidiaries as Co-Managers in any capital markets financing (other than the Offerings, the New NTL Exit Facility or any alternative financing) the proceeds of which are used to refinance the DIP Facility and/or the New NTL Exit Facility. In connection with their engagement as Co-Managers, each of the J.P. Morgan Parties and the Morgan Stanley Parties shall be entitled to receive 10% of the underwriting discount of the aggregate principal amount of such capital markets issuance (the "Managing Fee"); and

         (3) Each of the Companies agreed that after the refinancing of the DIP Facility, the New NTL Exit Facility and/or the Working Capital Facility, if the aggregate of the Book Running Fee and the Managing Fee paid to each of the J.P. Morgan Parties and the Morgan Stanley Parties pursuant to paragraphs (1) and (2) above is less than $3,000,000 per institution, each of the Companies shall, on a joint and several basis, pay or procure that there is paid to each of the J.P. Morgan Parties and the Morgan Stanley Parties an amount equal to the amount by which $3,000,000 exceeds the aggregate of the fees paid to each such institution pursuant to paragraphs (1) and (2) above; provided that if New NTL elects to use the proceeds from the Offerings to satisfy the obligations and terminate the commitments under the Working Capital Facility in full, no such amounts are payable by the Companies pursuant to this paragraph.

         From and after the Effective Date, the foregoing provisions of the Modified Engagement Letter will be a joint and several obligation of NTL Inc. and NTL Delaware (which will form part of Euroco), and NTL
Communications Limited (which will form part of New NTL).

E.       Kane Reece

         Pursuant to an engagement letter dated May 6, 2002, the Debtors have retained Kane Reece to serve as financial consultants to the Debtors during the pendency of the Chapter 11 Cases. The primary focus of Kane Reece's engagement is to assist the Debtors with their preparation of the Liquidation Analysis annexed to this Disclosure Statement as Exhibit G. The Debtors will compensate Kane Reece in accordance with the terms of the engagement letter, and currently expect that Kane Reece's fees and expenses will be approximately $150,000 in the aggregate.

F.       Innisfree M&A Incorporated

         The Debtors have retained Innisfree M&A Incorporated ("Innisfree") to serve as the Solicitation Agent in connection with the solicitation of votes to accept or reject the Plan. The Debtors will pay Innisfree reasonable and customary compensation for its services in connection with the solicitation, plus reimbursement for its reasonable out-of- pocket disbursements. Brokers, dealers, commercial banks, trust companies and other Nominees will be reimbursed by the Debtors for customary mailing and handling expenses incurred by them in forwarding materials to their customers, but, with the exception of the Indenture Trustees for the Debt Securities, will not otherwise be compensated for their services. The Debtors also will pay any other fees and expenses attributable to the solicitation.

                       RECOMMENDATION AND CONCLUSION

         For all of the reasons set forth in this Disclosure Statement, the Debtors, the Creditors' Committee, and the Preferred Shareholders, believe that Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors, the Creditors' Committee, and the Preferred Shareholders urge all eligible holders of Impaired Claims and Impaired Interests to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED by the Solicitation Agent on or before the Voting Deadline.


Dated:   New York, New York
                  July 15, 2002


                                              NTL INCORPORATED
                                              NTL (DELAWARE), INC.
                                              NTL COMMUNICATIONS CORP.
                                              COMMUNICATIONS CABLE FUNDING CORP.
                                              Debtors and Debtors-in-Possession



                           By: /s/ Barclay Knapp
                               ---------------------------------------
                               Barclay Knapp
                               President and Chief Executive Officer

                           DIAMOND CABLE COMMUNICATIONS LIMITED
                           DIAMOND HOLDINGS LIMITED
                           Debtors and Debtors-in-Possession



                           By: /s/ Barclay Knapp
                               ---------------------------------------
                               Barclay Knapp
                               Director

SKADDEN, ARPS, SLATE,
    MEAGHER & FLOM LLP
Attorneys for NTL Incorporated, et al.
Debtors and Debtors-in-Possession



By:/s/ Kayalyn A. Marafioti
   ---------------------------------
     Kayalyn A. Marafioti (KM 9362)
     Jay M. Goffman (JG 6722)
     Lawrence V. Gelber (LG 9384)
     Four Times Square
     New York, New York  10036-6522
     (212) 735-3000



                                 EXHIBIT A

                                     TO

     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES




                SECOND AMENDED JOINT REORGANIZATION PLAN OF
                 NTL INCORPORATED AND CERTAIN SUBSIDIARIES

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - x
                                            :
         In re                              :
                                            :        Chapter 11
NTL INCORPORATED, et al.,                   :        Case No. 02-41316 (ALG)
                                            :        (Jointly Administered)
                           Debtors.         :
                                            :
- - - - - - - - - - - - - - - - - - - - - - x















                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES









                                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                                   Kayalyn A. Marafioti (KM 9362)
                                   Jay M. Goffman (JG 6722)
                                   Lawrence V. Gelber (LG 9384)
                                   Four Times Square
                                   New York, New York 10036-6522
                                   (212) 735-3000

                                   Attorneys for NTL Incorporated, et al.,
                                     Debtors and Debtors-in-Possession



Dated:   New York, New York
         July 15, 2002





                                                    TABLE OF CONTENTS

INTRODUCTION.................................................................................................PLAN-1

ARTICLE  I.

DEFINITIONS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME......................................................................................PLAN-1
         A.    Scope Of Definitions; Rules Of Construction...................................................PLAN-1
         B.    Definitions...................................................................................PLAN-1
         C.    Rules Of Interpretation......................................................................PLAN-18
               1.   General.................................................................................PLAN-18
               2.   "Including".............................................................................PLAN-18
               3.   "On"....................................................................................PLAN-18
               4.   "Contra Proferentum" Rule Not Applicable................................................PLAN-18
         D.    Computation Of Time..........................................................................PLAN-18

ARTICLE  II.

CLASSIFICATION OF CLAIMS AND INTERESTS......................................................................PLAN-18
         A.    Introduction.................................................................................PLAN-18
         B.    Unclassified Claims..........................................................................PLAN-19
               1.   Administrative Claims...................................................................PLAN-19
               2.   Priority Tax Claims.....................................................................PLAN-19
         C.    Unimpaired Classes Of Claims.................................................................PLAN-19
               1.   Class 1:  Other Priority Claims (All Debtors)...........................................PLAN-19
               2.   Class 2:  Secured Claims (All Debtors)..................................................PLAN-19
               3.   Class 3:  General Unsecured Claims (All Debtors)........................................PLAN-19
               4.   Class 4:  Diamond Holdings Notes Claims.................................................PLAN-19
         D.    Impaired Classes Of Claims And Interests.....................................................PLAN-19
               1.   Class 5:  Subsidiary Common Stock Interests.............................................PLAN-19
               2.   Class 6:  Diamond Cable Notes Claims....................................................PLAN-20
               3.   Class 7:  NTL CC Senior Notes Claims....................................................PLAN-20
               4.   Class 8:  NTL CC Subordinated Notes Claims..............................................PLAN-20
               5.   Class 9:  NTL Delaware Subordinated Notes Claims........................................PLAN-20
               6.   Class 10:  NTL Inc. Subordinated Notes Claims...........................................PLAN-21
               7.   Class 11:  Intercompany Claims..........................................................PLAN-21
         E.    Impaired Classes Of Interests................................................................PLAN-21
               1.   Class 12:  Old Senior Preferred Stock Interests.........................................PLAN-21
               2.   Class 13:  Old Junior Preferred Stock Interests.........................................PLAN-21
               3.   Class 14:  Old Common Stock Interests...................................................PLAN-21
         F.    Additional Impaired Classes..................................................................PLAN-22
               1.   Class 15:  Securities Claims............................................................PLAN-22
               2.   Class 16:  Other Old Equity Interests And Claims........................................PLAN-22

ARTICLE  III.

TREATMENT OF CLAIMS AND INTERESTS...........................................................................PLAN-22
         A.  Unclassified Claims............................................................................PLAN-22
               1.   Administrative Claims...................................................................PLAN-22
               2.   Priority Tax Claims.....................................................................PLAN-22
         B.    Unimpaired Classes Of Claims.................................................................PLAN-23
               1.   Class 1:  Other Priority Claims (All Debtors)...........................................PLAN-23
               2.   Class 2:  Secured Claims................................................................PLAN-23
               3.   Class 3:  General Unsecured Claims......................................................PLAN-23
               4.   Class 4:  Diamond Holdings Notes Claims.................................................PLAN-24
         C.    Impaired Classes Of Claims And Interests.....................................................PLAN-24
               1.   Class 5:  Subsidiary Common Stock Interests.............................................PLAN-24
               2.   Class 6:  Diamond Cable Notes Claims....................................................PLAN-24
               3.   Class 7:  NTL CC Senior Notes Claims....................................................PLAN-25
               4.   Class 8:  NTL CC Subordinated Notes Claims..............................................PLAN-25
               5.   Class 9:  NTL Delaware Subordinated Notes Claims........................................PLAN-26
               6.   Class 10:  NTL Inc. Subordinated Notes Claim............................................PLAN-26
               7.   Class 11:  Intercompany Claims..........................................................PLAN-26
         D.    Impaired Classes Of Interests................................................................PLAN-27
               1.   Class 12:  Old Senior Preferred Stock Interests.........................................PLAN-27
               2.   Class 13:  Old Junior Preferred Stock Interests.........................................PLAN-27
               3.   Class 14:  Old Common Stock Interests...................................................PLAN-28
         E.    Additional Impaired Classes..................................................................PLAN-28
               1.   Class 15:  Securities Claims............................................................PLAN-28
               2.   Class 16:  Other Old Equity Interests And Claims........................................PLAN-29
         F.    Additional Distributions With Respect To Allowed Claims In Classes 6, 7, 8, 9, And 10........PLAN-29
         G.    Special Provision Regarding Unimpaired Claims................................................PLAN-29
         H.    Allowed Claims And Interests.................................................................PLAN-29
         I.    Accrual Of Postpetition Interest.............................................................PLAN-29
         J.    Alternative Treatment........................................................................PLAN-30

ARTICLE  IV.

MEANS FOR IMPLEMENTATION OF THE PLAN........................................................................PLAN-30
         A.    Continued Corporate Existence................................................................PLAN-30
         B.    Corporate Action.............................................................................PLAN-30
               1.   Amended Certificates Of Incorporation And By-laws.......................................PLAN-30
               2.   Cancellation Of Existing Securities And Agreements......................................PLAN-30
         C.    Restructuring Transactions...................................................................PLAN-31
               1.   Reorganization Into New NTL And Euroco..................................................PLAN-31
               2.   New Securities..........................................................................PLAN-31
               3.   Listing and Registration Rights.........................................................PLAN-32
               4.   Offerings...............................................................................PLAN-33
               5.   Exit Financing..........................................................................PLAN-34
               6.   Cancellation Of Certain Obligations.....................................................PLAN-34
               7.   Restructuring Expense Adjustment........................................................PLAN-34
         D.    New NTL Rights Agreement.....................................................................PLAN-34
         E.    Euroco Rights Agreement......................................................................PLAN-35
         F.    Directors And Officers.......................................................................PLAN-35
               1.   Current Board Of Directors Of NTL Inc...................................................PLAN-35
               2.   New NTL.................................................................................PLAN-35
               3.   Euroco..................................................................................PLAN-35
         G.    Revesting Of Assets..........................................................................PLAN-36
         H.    Preservation Of Rights Of Action; Settlement Of Causes Of Action.............................PLAN-36
         I.    Employment Agreements........................................................................PLAN-36
         J.    Management Incentive Plans...................................................................PLAN-36
         K.    Effectuating Documents; Further Transactions.................................................PLAN-36
         L.    Exemption From Certain Transfer Taxes........................................................PLAN-37
         M.    Transactions On Business Days................................................................PLAN-37
         N.    Implementation...............................................................................PLAN-37

ARTICLE  V.

ACCEPTANCE OR REJECTION OF THE PLAN.........................................................................PLAN-37
         A.    Classes Entitled To Vote.....................................................................PLAN-37
         B.    Acceptance By Impaired Classes...............................................................PLAN-37
         C.    Elimination Of Classes.......................................................................PLAN-37
         D.    Cramdown.....................................................................................PLAN-38

ARTICLE  VI.

SECURITIES TO BE ISSUED
IN CONNECTION WITH THE PLAN.................................................................................PLAN-38

ARTICLE  VII.

PROVISIONS GOVERNING DISTRIBUTIONS..........................................................................PLAN-38
         A.    Distributions For Claims And Interests Allowed As Of The Effective Date......................PLAN-38
         B.    Special Distribution Procedures For Certain Persons..........................................PLAN-38
               1.   New NTL Chapter 11 Acquiring Persons....................................................PLAN-38
               2.   Distribution Procedures For Withheld Shares Of New NTL Common Stock.....................PLAN-39
               3.   Euroco Chapter 11 Acquiring Persons.....................................................PLAN-39
               4.   Distribution Procedures For Withheld Shares Of Euroco Common Stock......................PLAN-39
         C.    Allocation Of Consideration..................................................................PLAN-39
         D.    Disbursing Agent.............................................................................PLAN-40
         E.    Distributions By Indenture Trustees..........................................................PLAN-40
         F.    Surrender Of Securities Or Instruments.......................................................PLAN-40
         G.    Instructions To Disbursing Agent.............................................................PLAN-40
         H.    Services Of Indenture Trustees, Agents, And Servicers........................................PLAN-41
         I.    Record Date For Distributions To Holders Of Existing Securities..............................PLAN-41
         J.    Means Of Cash Payment........................................................................PLAN-41
         K.    Fractional Dollars; De Minimis Distributions.................................................PLAN-41
         L.    Calculation Of Distribution Amounts Of Certain New Securities................................PLAN-41
         M.    Delivery Of Distributions; Undeliverable Or Unclaimed Distributions..........................PLAN-42
         N.    Withholding And Reporting Requirements.......................................................PLAN-42
         O.    Setoffs......................................................................................PLAN-42

ARTICLE  VIII.

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES........................................................................................PLAN-43
         A.    Assumed Contracts And Leases.................................................................PLAN-43
         B.    Payments Related To Assumption Of Contracts And Leases.......................................PLAN-43
         C.    Rejected Contracts And Leases................................................................PLAN-43
         D.    Claims Based On Rejection Of Executory Contracts Or Unexpired Leases.........................PLAN-43
         E.    Compensation And Benefit Plans...............................................................PLAN-44

ARTICLE  IX.

PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS.........................................................................PLAN-44
         A.    Objections To Claims; Disputed Claims........................................................PLAN-44
         B.    No Distribution Pending Allowance............................................................PLAN-44
         C.    Distributions After Allowance................................................................PLAN-44

ARTICLE  X.

CONDITIONS PRECEDENT TO CONFIRMATION AND
CONSUMMATION OF THE PLAN....................................................................................PLAN-45
         A.    Conditions To Confirmation...................................................................PLAN-45
         B.    Conditions To Effective Date.................................................................PLAN-45
         C.    Waiver Of Conditions.........................................................................PLAN-46
         D.    Effects Of Failure Of Conditions.............................................................PLAN-46

ARTICLE  XI.

MODIFICATIONS AND AMENDMENTS................................................................................PLAN-47

ARTICLE  XII.

RETENTION OF JURISDICTION...................................................................................PLAN-47

ARTICLE  XIII.

EFFECTS OF CONFIRMATION.....................................................................................PLAN-48
         A.    Binding Effect...............................................................................PLAN-48
         B.    Authorization Of Corporate Action............................................................PLAN-49
         C.    Discharge Of The Debtors.....................................................................PLAN-49
         D.    Injunction...................................................................................PLAN-49
         E.    Releases.....................................................................................PLAN-49
         F.    Insurance Proceeds...........................................................................PLAN-50

ARTICLE  XIV.

COMPROMISES AND SETTLEMENTS.................................................................................PLAN-51
         A.    Generally....................................................................................PLAN-51
         B.    France Telecom Compromise And Settlement.....................................................PLAN-51

ARTICLE  XV.

MISCELLANEOUS PROVISIONS....................................................................................PLAN-52
         A.    Bar Dates For Certain Claims.................................................................PLAN-52
               1.   Administrative Claims...................................................................PLAN-52
               2.   Professional Fee Claims; Substantial Contribution Claims................................PLAN-52
         B.    Payment Of Statutory Fees....................................................................PLAN-52
         C.    Severability Of Plan Provisions..............................................................PLAN-52
         D.    Successors And Assigns.......................................................................PLAN-53
         E.    Exculpation And Limitation Of Liability......................................................PLAN-53
         F.    Waiver Of Enforcement Of Subordination.......................................................PLAN-53
         G.    Term Of Injunctions Or Stays.................................................................PLAN-54
         H.    Revocation, Withdrawal, Or Non-Consummation..................................................PLAN-54
         I.    Committees...................................................................................PLAN-54
         J.    Plan Supplement..............................................................................PLAN-54
         K.    Notices To Debtors...........................................................................PLAN-54
         L.    Indemnification Obligations..................................................................PLAN-55
         M.    Governing Law................................................................................PLAN-55
         N.    Prepayment...................................................................................PLAN-56


                                     TABLE OF EXHIBITS(1)


Exhibit

    A    Amended And Restated Certificate Of Incorporation And By-laws Of NTL CC*

    B    Amended And Restated Certificate Of Incorporation And By-laws Of NTL Inc.*

    C    List Of Subsidiaries As Of July 1, 2002

    D    Description Of New NTL Common Stock

    E    Series A Warrant Agreement*

    F    Equity Rights Offering Procedures*

    G    Noteholder Election Option Procedures*

    H    Description Of Euroco Common Stock

    I    Description Of Euroco Preferred Stock

    J    Terms Of Series A Warrants

    K    New NTL Registration Rights Agreement*

    L    Euroco Registration Rights Agreement*

    M    Form Of Employment Agreement

    N    New NTL Rights Agreement*

    O    Euroco Rights Agreement*

    P    Effectuating Transactions*

    Q    Form Of New NTL Management Incentive Plan*

    R    Form Of Euroco Management Incentive Plan*



--------
1   Exhibits marked with an asterisk shall be included in the Plan Supplement.




                                INTRODUCTION

    NTL Inc. and its Debtor Subsidiaries hereby propose the following second amended joint reorganization plan (the "Plan") for the resolution of their outstanding creditor Claims and equity Interests. This Plan amends and supercedes the "Amended Joint Reorganization Plan Of NTL Incorporated And Certain Subsidiaries," dated and filed with the Bankruptcy Court on May 24, 2002. Reference is made to the Disclosure Statement (as that term is defined herein), distributed contemporaneously with this Plan, which contains a discussion of the Debtors' history, businesses, properties, results of operations, projections for future operations, risk factors, a summary and analysis of the Plan, and certain related matters, each of which is a central feature of the Plan. The Debtors urge all holders of Claims and/or Interests to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan.

    The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code (as that term is defined herein). Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Debtors reserve the right (with the prior consent of the Creditors' Committee) to alter, amend or modify this Plan, as the Debtors deem necessary, prior to its substantial consummation.


                                 ARTICLE I.

                   DEFINITIONS, RULES OF INTERPRETATION,
                          AND COMPUTATION OF TIME

A.   Scope Of Definitions; Rules Of Construction

     Except as expressly provided or unless the context otherwise requires, capitalized terms used but not otherwise defined in this Plan shall have the meanings ascribed to them in this Article I. Any term used in this Plan that is not defined herein, but is defined in the Disclosure Statement, the Bankruptcy Code, or the Bankruptcy Rules, shall have the meaning ascribed to it therein. Whenever the context requires, such terms shall include the plural as well as the singular number, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

B.   Definitions

     1.1 "Administrative Bar Date" means the date designated by the Bankruptcy Court as the last date for filing requests for payment of Administrative Claims against the Debtors.

     1.2 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(1) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fees, (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, (d) all Allowed Claims that are entitled to be treated as Administrative Claims by virtue of a Final Order entered under section 546(c)(2)(A) of the Bankruptcy Code, and (e) the reasonable post-petition fees and expenses of the Indenture Trustees, including successors thereto, including reasonable attorney's fees and expenses of such Indenture Trustees.

     1.3 "Aggregate Investments" means the sum of all investments made between April 10, 2002 and the Effective Date in those assets that will become the property of Euroco pursuant to this Plan.

     1.4 "Aggregate Operating Expenses" means the aggregate corporate overhead expenses (excluding Restructuring Expenses) at NTL Inc. and NTL Delaware incurred during the period from April 10, 2002 to the Effective Date.

     1.5 "Allowed" means, with respect to a Claim or Interest within a particular class, an Allowed Claim or Allowed Interest of the type described in such class.


                                   PLAN-1

     1.6 "Allowed Claim" means any Claim against any Debtor, which is listed by such Debtor in its books and records as liquidated in amount and not disputed or contingent; provided, however, that to the extent that a Claim is a Disputed Claim, the determination of whether such Claim shall be allowed and/or the amount of any such Claim shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Claim would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; provided further, however, that the Reorganized Debtors, in their discretion may bring an objection or other motion before the Bankruptcy Court with respect to a Disputed Claim for resolution. An Allowed Claim (a) includes a Disputed Claim to the extent such Disputed Claim becomes Allowed after the Effective Date and (b) shall be net of any valid setoff exercised with respect to such Claim under the provisions of the Bankruptcy Code and applicable law. Unless otherwise specified herein, in section 506(b) of the Bankruptcy Code, or in any order of the Bankruptcy Court, "Allowed Claim" shall not, for purposes of distributions under the Plan, include for prepetition Claims, interest on such Claim, or Claims accruing from or after the Petition Date. In addition, a Claim is an Allowed Claim if it is deemed Allowed by the provisions of this Plan.

     1.7 "Allowed Interest" means an Interest in any Debtor, which has been or hereafter is listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be allowed and/or the amount of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; and provided further, however, that proofs of Interest need not and should not be filed in the Bankruptcy Court with respect to any Interests; and provided further, however, that the Reorganized Debtors, in their discretion, may bring an objection or motion with respect to a Disputed Interest before the Bankruptcy Court for resolution.

     1.8 "Amended And Restated Certificate Of Incorporation And By-laws of NTL CC" means Reorganized NTL CC's certificate of incorporation and by-laws in effect under the laws of the State of Delaware, as amended and restated by the Plan, in substantially the form of Exhibit A hereto.

     1.9 "Amended And Restated Certificate Of Incorporation And By-laws of NTL Inc." means Reorganized NTL Inc.'s certificate of incorporation and by-laws in effect under the laws of the State of Delaware, as amended and restated by the Plan, in substantially the form of Exhibit B hereto.

     1.10 "Ballot" means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims and Impaired Interests entitled to vote under Article II hereof in connection with the solicitation of acceptances of the Plan, for the purpose of indicating an acceptance or rejection of this Plan.

     1.11 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as now in effect or hereafter amended, and as applicable to these Chapter 11 Cases.

     1.12 "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York or any other court with jurisdiction over the Chapter 11 Cases.

     1.13 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of title 28 of the United States Code and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended, and as applicable to these Chapter 11 Cases.

     1.14 "Business Day" means any day, excluding Saturdays, Sundays, or "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York or London, England, as the context requires.

    1.15 "Cable Funding" means Communications Cable Funding Corp., a Delaware corporation, which is a wholly- owned subsidiary of NTL CC and the immediate parent of NTL (UK) Group, Inc.



                                   PLAN-2

     1.16 "Cablecom Credit Facility" means the credit agreement, dated March 28, 2000, as amended on May 16, 2000 and as amended and restated as of May 2, 2002, between, among others, NTL Delaware as parent, NTL Cablecom Holding GmbH as shareholder, Cablecom GmbH as principal borrower, J.P. Morgan plc and Morgan Stanley Senior Funding, Inc. as arrangers and joint book managers, J.P. Morgan Europe Limited as agent, and the lenders party thereto, as may be further amended and/or restated from time to time.

     1.17 "Case Interest Rate" means the federal judgment rate described in 28 U.S.C. ss. 1961 in effect on the Petition Date, compounded annually on each anniversary of the Petition Date.

     1.18 "Cash" means United States currency, a certified check, a cashier's check, or a wire transfer of good funds from any source, or a check drawn on a United States or UK bank by the Debtors or any other Person making any payment or distribution under this Plan.

     1.19 "Cause of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, and whether asserted or assertable directly or derivatively, in law, equity, or otherwise.

     1.20 "Chapter 11 Acquiring Person" means any holder of an Allowed Claim or Interest or any Person or group of affiliated or associated Persons to such holder who, with respect to any determination date, would beneficially own 15% or more of the outstanding shares of New NTL Common Stock on account of such Allowed Claim or Interest, assuming that the Plan is consummated on such determination date.

     1.21 "Chapter 11 Case(s)" means, individually, the Chapter 11 Case of any of NTL Inc., NTL Delaware, NTL CC, Cable Funding, Diamond Cable, and Diamond Holdings, and, collectively, the jointly administered Chapter 11 Cases of NTL Inc., NTL Delaware, NTL CC, Cable Funding, Diamond Cable, and Diamond Holdings.

     1.22 "Claim" means a claim against any Debtor, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

     1.23 "Class" means one of the classes of Claims or Interests listed in
Article III of this Plan.

     1.24 "Class 7 Euroco Value" means the value of 331,222 shares of Euroco Common Stock.

     1.25 "Class . . . Noteholder Election Option" means the Pro Rata share of the Noteholder Election Option allocable to the identified Class.

     1.26 "Confirmation" means entry by the Bankruptcy Court of the Confirmation Order.

     1.27 "Confirmation Date" means the date of entry of the Confirmation Order on the docket maintained by the Clerk of the Bankruptcy Court with respect to these Chapter 11 Cases.

     1.28 "Confirmation Hearing" means the hearing held by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code, to consider confirmation of the Plan under section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

     1.29 "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

     1.30 "Credit Facilities" means, individually and collectively, the Senior Credit Facility, the Working Capital Facility, and the Cablecom Credit Facility.



                                   PLAN-3

     1.31 "Creditor" means a creditor, within the meaning of section 101(10) of the Bankruptcy Code, of one or more of the Debtors.

     1.32 "Creditors' Committee" means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on June 21, 2002, as such committee may be reconstituted from time to time.

     1.33 "Cumulative Convertible Preferred Stock" means the shares of cumulative convertible preferred stock, Series A, of NTL Inc. outstanding immediately prior to the Petition Date.

     1.34 "Cure" means the distribution of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an executory contract or unexpired lease under section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

     1.35 "Debt Securit(ies)" means, individually and collectively, the Senior Notes and Subordinated Notes.

     1.36 "Debt Securities Claim" means a Securities Claim, if any, arising from a Debt Security.

     1.37 "Debtor(s)" means, individually and collectively, NTL Inc., NTL Delaware, NTL CC, Diamond Cable, and Diamond Holdings and, when the context so requires, Cable Funding, including in their capacities as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code and, when appropriate, as post-confirmation entities reorganized hereunder.

     1.38 "Debtor Subsidiaries" means, collectively, NTL Delaware, NTL CC, Cable Funding, Diamond Cable, and Diamond Holdings.

     1.39 "Debtor Subsidiary Interests" means, collectively, the issued and outstanding shares of common stock of the Debtor Subsidiaries as of the Petition Date, all of which shares are directly or indirectly owned by NTL Inc.

     1.40 "Delaware Cash Amount" means 79.1% of the Delaware/Inc. Cash
Amount.

     1.41 "Delaware/Inc. Cash Amount" means the sum of (a) available cash at NTL Inc. and NTL Delaware as of April 10, 2002, which is $279,533,000, plus (b) the principal and accrued interest on the Delaware/NTL (UK) Group Note, plus (c) the France Telecom Payment, plus (d) Excess Restructuring Expenses, minus (e) the sum of (i) Euroco Cash, (ii) Aggregate Operating Expenses, (iii) Aggregate Investments, and (iv) Delaware/Inc. Restructuring Expenses.

     1.42 "Delaware/Inc. Restructuring Expenses" means an amount equal to Restructuring Expenses minus NTL CC Restructuring Expenses.

     1.43 "Delaware/NTL (UK) Group Note" means the (pound)90 million aggregate principal amount 23% senior note due 2006, dated as of April 5, 2002, from NTL (UK) Group, Inc. to NTL Delaware, as may be amended and/or restated and/or novated or assigned from time to time in accordance with the DIP Facility.

     1.44 "Diamond Administration Case(s)" means the administration(s) of Diamond Cable and Diamond Holdings pursuant to the Diamond Administration Orders.

     1.45 "Diamond Administration Orders" means the administration orders of the Courts of England and Wales under Part II of the Insolvency Act relating to Diamond Cable and Diamond Holdings.

     1.46 "Diamond Administrators" means, collectively, Nicholas Guy Edwards and James Robert Drummond Smith of Deloitte & Touche.


                                   PLAN-4

     1.47 "Diamond Cable" means Diamond Cable Communications Limited, a company registered in England and Wales with company number 02965241.

     1.48 "Diamond Cable Guaranty" means the guaranty by Diamond Cable of the obligations of Diamond Holdings as issuer of the Diamond Holdings Notes.

     1.49 "Diamond Cable Notes" means, collectively, the (a) 13 1/4% Senior Discount Notes due 2004, issued by Diamond Cable under an indenture dated September 28, 1994, as amended by a First Supplemental Indenture dated May 31, 1996, (b) 11 3/4% Senior Discount Notes due 2005, issued by Diamond Cable under an indenture dated December 15, 1995, and (c) 10 3/4% Senior Discount Notes due 2007, issued by Diamond Cable under an indenture dated February 27, 1997.

     1.50 "Diamond Cable Notes Claim" means a Claim of a Diamond Cable Notes Holder arising under or as a result of the Diamond Cable Notes; provided, however, that the term "Diamond Cable Notes Claim" shall not include any claim by or of New NTL, as the sole holder of the Diamond Cable Notes (or any other rights and interests associated thereto that are delivered, assigned, conveyed, or transferred to New NTL) pursuant to
Article III.C.2 hereof, in respect of, or under, the Diamond Cable Notes from and after the Effective Date.

     1.51  "Diamond Cable Notes Holder" means a holder of Diamond Cable Notes.

     1.52 "Diamond Holdings" means Diamond Holdings Limited, a company registered in England and Wales with company number 03483724.

     1.53 "Diamond Holdings Notes" means, collectively, the (a) 10% Senior Notes due 2008 issued by Diamond Holdings (and guaranteed by Diamond Cable) under an indenture dated February 6, 1998 and (b) 91/8% Senior Notes due 2008 issued by Diamond Holdings (and guaranteed by Diamond Cable) under an indenture dated February 6, 1998.

     1.54 "Diamond Holdings Notes Claim" means a Claim of a Diamond Holdings Notes Holder arising under or as a result of the Diamond Holdings Notes.

     1.55 "Diamond Holdings Notes Holder" means a holder of Diamond Holdings Notes.

     1.56 "DIP Facility" means the debtor-in-possession credit facility to be provided to Cable Funding during the Chapter 11 Cases in the principal amount of $630,000,000 pursuant to the DIP Facility Agreement.

     1.57 "DIP Facility Agreement" means the Debtor-In-Possession Credit And Guaranty Agreement, expected to be dated as of July 15, 2002, by and among others, Cable Funding, as borrower, and the various lenders, including NTL Delaware, signatory thereto.

     1.58 "DIP Facility Claim" means a Claim arising under or as a result of the DIP Facility.

     1.59 "Disallowed Claim" or "Disallowed Interest" means any Claim against or Interest in any Debtor which has been disallowed, in whole or in part, by Final Order of the Bankruptcy Court, or which has been withdrawn, in whole or in part, by the holder thereof.

     1.60 "Disbursing Agent" means New NTL or any party designated by New NTL, in its sole discretion, to serve as a disbursing agent under this Plan.

     1.61 "Disclosure Statement" means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court as containing adequate information pursuant to section 1125 of the Bankruptcy Code and Fed. R. Bankr. P. 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.



                                   PLAN-5

     1.62 "Disputed Claim" or "Disputed Interest" means any Claim against or Interest in a Debtor, or any portion thereof, that is not an Allowed Claim or Interest or a Disallowed Claim or Interest, as the case may be.

     1.63 "Distribution Date" means the date, occurring on or as soon as practicable after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims and Allowed Interests as provided in Article VII of this Plan.

     1.64 "Distribution Record Date" means the record date for purposes of making distributions under this Plan on account of Allowed Claims and Allowed Interests, which date shall be designated in an order of the Bankruptcy Court.

     1.65 "Effective Date" means the date that is two Business Days after the closing of the Offerings, or, if such date is not a Business Day, the next succeeding Business Day, or such later date after such closing as is determined by the Debtors so long as no stay of the Confirmation Order is in effect on such date; provided, however, that if, on or prior to such date, all conditions to the Effective Date set forth in Article X.B of this Plan have not been satisfied or waived, then the Effective Date shall be the first Business Day following the day on which all such conditions to the Effective Date have been satisfied or waived, or such later date as the Debtors may determine.

     1.66 "Effectuating Transaction(s)" means, individually and collectively, the transactions to be consummated on the Effective Date to implement the provisions of Articles IV.C.1.a and IV.C.1.b of this Plan, as described in Exhibit P annexed hereto.

     1.67 "Employment Agreements" means the employment agreements to be entered into between New NTL and Euroco and their respective key executives, which agreements shall be in substantially the form of Exhibit M annexed hereto.

     1.68 "Equity Rights" means the rights to purchase shares of New NTL Common Stock and Series A Warrants that will be offered pro rata to the holders of Equity Rights Eligible Preferred Stock and Old Common Stock pursuant to the Equity Rights Offering and which will be exercisable for the 20 Business Day period after the entry of the Confirmation Order, as such period may be extended, and on an oversubscription basis.

     1.69 "Equity Rights Eligible Preferred Stock" means, collectively, the Old Senior Preferred Stock and Other Junior Preferred Stock.

     1.70 "Equity Rights Offering" means the offer of Equity Rights to holders of Equity Rights Eligible Preferred Stock and Old Common Stock as of the Equity Rights Offering Record Date to acquire, as a detachable unit, New NTL Common Stock and Series A Warrants.

     1.71 "Equity Rights Offering Price" means the price per share of New NTL Common Stock (accompanied by a Series A Warrant) purchased in the Equity Rights Offering, which shall be equal to (a)(i) $10.5 billion minus
(ii) New NTL's pro forma debt as of the Effective Date as set forth in the Confirmation Order, plus (iii) New NTL's pro forma cash (with such pro forma amounts to be determined in accordance with New NTL's most recent monthly financials available prior to the commencement of the Equity Rights Offering), divided by (b) 200 million.

     1.72 "Equity Rights Offering Procedures" means the Equity Rights Offering Procedures annexed hereto as Exhibit F.

     1.73 "Equity Rights Offering Record Date" means the date for determination of holders of Equity Rights Eligible Preferred Stock and Old Common Stock eligible to participate in the Equity Rights Offering, which date shall be designated in an order of the Bankruptcy Court.

     1.74 "Equity Securit(ies)" means, individually and collectively, the Old Preferred Stock, Old Common Stock, Old Warrants, and Old Options.



                                   PLAN-6

     1.75 "Equity Securities Claim" means a Securities Claim arising from an Equity Security.

     1.76 "Estate(s)" means, individually and collectively, the estate(s) of the Debtors in the Chapter 11 Cases, as created under section 541 of the Bankruptcy Code.

     1.77  "Euroco" means NTL Inc., on and after the Effective Date.

     1.78 "Euroco Cash" means the sum of (i) $100 million, plus (ii) the France Telecom Payment, minus (iii) the sum of (x) Aggregate Operating Expenses, plus (y) Aggregate Investments.

     1.79 "Euroco Chapter 11 Acquiring Person" means any holder of an Allowed Claim or Interest or any Person or group of affiliated or associated Persons to such holder who, with respect to any determination date, would beneficially own 15% or more of the outstanding shares of Euroco Common Stock on account of such Allowed Claim or Interest, assuming that the Plan is consummated on such determination date.

     1.80 "Euroco Common Stock" means the 60 million shares of common stock of Euroco, par value $0.01 per share, authorized under Article IV.C.2.b.i of this Plan and the Amended Certificate of Incorporation of NTL Inc., including the associated Euroco Stockholder Rights, to be issued by Euroco under this Plan as of the Effective Date.

     1.81 "Euroco Grandfathered Distributee" means any Euroco Chapter 11 Acquiring Person who, as determined in the sole and absolute discretion of the Debtors and the Creditors' Committee, (i) would hold, after giving effect to the consummation of the Plan, its Euroco Common Stock for investment purposes only, such that such Euroco Chapter 11 Acquiring Person would qualify to file a Schedule 13-G pursuant to Section 13 of the Exchange Act, (ii) would not directly or indirectly, through investments or otherwise, constitute a competitor of any of the business lines of Euroco,
(iii) would not own or operate, in the United States or elsewhere, a business that operates or holds a license to operate a cable television system or service, fixed-line telephone or telecommunications system or service, or broadcasting transmission system or service, and (iv) would not be a strategic investor in Euroco.

     1.82 "Euroco Management Incentive Options" means the options to be issued by Euroco pursuant to the provisions of the Euroco Management Incentive Plan.

     1.83 "Euroco Management Incentive Plan" means the management incentive plan pursuant to which the Euroco Management Incentive Options will be issued, to be adopted by the compensation committee of the board of directors of Euroco on or after the Effective Date.

     1.84 "Euroco Preferred Stock" means the shares of preferred stock of Euroco, par value $0.01 per share, authorized under Article IV.C.2.b.i of this Plan and the Amended and Restated Certificate of Incorporation of NTL Inc., with a liquidation preference of $1,000 per share and an aggregate liquidation preference equal to the sum of (a) $250 million, plus (b) the Aggregate Investments, plus (c) the Euroco Cash, plus (d) accrued and unpaid dividends on the Euroco Preferred Stock.

     1.85 "Euroco Registration Rights Agreement" means the registration rights agreement governing the registration of Euroco Common Stock and Euroco Preferred Stock issued under this Plan, in substantially the form of Exhibit L annexed hereto, by and among Euroco and certain holders from time to time of Euroco Common Stock and Euroco Preferred Stock who are or may be deemed to be "affiliates" or "underwriters" of Euroco for purposes of the Securities Act.

     1.86 "Euroco Rights Agent" means Continental Stock Transfer & Trust Company, in its capacity as rights agent under the Euroco Rights Agreement.

     1.87 "Euroco Rights Agreement" means the stockholder rights agreement, substantially in the form of Exhibit O annexed hereto, between Euroco and Continental Stock Transfer & Trust Company, as Euroco Rights Agent.



                                   PLAN-7

     1.88 "Euroco Stockholder Rights" means the stockholder rights to be issued in accordance with the terms of the Euroco Rights Agreement.

     1.89 "Euroco Stockholder Rights Preferred Stock" means Series A Junior Participating Preferred Stock, par value $0.01 per share, of Euroco.

     1.90 "Euroco Stockholder Rights Purchase Price" means the price per one one-hundredth of a share of Euroco Stockholder Rights Preferred Stock that will be determined prior to the Effective Date.

     1.91 "Excess Restructuring Expenses" means an amount equal to the Restructuring Expenses actually incurred and paid by NTL Inc. and NTL Delaware prior to April 10, 2002.

     1.92 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statutes.

     1.93 "Existing Securities" means, collectively, the Equity Securities and the Debt Securities.

     1.94 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court, (b) when used in reference to an unliquidated Claim, the amount of the Claim as estimated by the Bankruptcy Court under section 502(c) of the Bankruptcy Code, and (c) when used in reference to an Allowed Claim, the Allowed amount of such Claim.

     1.95 "Final Order" means an order, ruling, or judgment of the Bankruptcy Court or any other court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing, in form and substance satisfactory to the Debtors or, on and after the Effective Date, the Reorganized Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court of other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous Bankruptcy Rule or applicable state court rules of civil procedure, may be filed with respect to such order shall not cause such order not to be a Final Order.

     1.96 "5% Cumulative Participating Convertible Preferred Stock" means, collectively, the shares of 5% cumulative participating convertible preferred stock, Series A (and dividend shares Series C through Series K), and 5% cumulative participating convertible preferred stock, Series B (and dividend shares Series B-1 through Series B-6), of NTL Inc. outstanding immediately prior to the Petition Date.

     1.97 "France Telecom" means, collectively, France Telecom, a societe anonyme organized under the laws of France, and its indirect wholly-owned subsidiary RAPP 26.

     1.98 "France Telecom Payment" means the payment in cash, in the amount of $25,000,000, to be made on the Effective Date by France Telecom for the benefit of Euroco.

     1.99 "General Unsecured Claim" means a prepetition unsecured Claim that is not entitled to priority under section 507 of the Bankruptcy Code, but excluding a Senior Notes Claim, Subordinated Notes Claim, Intercompany Claim, or Securities Claim, and including, among others, all Claims of the Diamond Holdings Notes Holders arising under or related to the Diamond Cable Guaranty.

     1.100 "Impaired" means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.



                                   PLAN-8

     1.101 "Indenture(s)" means, individually and collectively, the indentures pursuant to which the Senior Notes and Subordinated Notes were issued, as such indentures are or have been amended or supplemented from time to time in accordance with the terms thereof.

     1.102 "Indenture Trustee(s)" means, individually and collectively, the indenture trustees (or their respective successors) for the Senior Notes and Subordinated Notes.

     1.103 "Insolvency Act" means the Insolvency Act 1986 of the UK.

     1.104 "Intercompany Claim" means, collectively, any Claim held by a Debtor against another Debtor as of the Effective Date, including, without limitation, (a) any account reflecting intercompany book entries by a Debtor with respect to another Debtor, (b) any such Claim not reflected in such book entries that is held by a Debtor against another Debtor, and (c) any derivative Claim asserted by or on behalf of a Debtor against another Debtor; provided, however, that the term Intercompany Claim shall not include (i) a Claim of New NTL as the holder of the Diamond Cable Notes after the Effective Date, (ii) a DIP Facility Claim, (iii) a Claim by or against Cable Funding, (iv) a Claim arising under or related to the Delaware/NTL (UK) Group Note, or (v) any Debt Securities.

     1.105 "Interest" means the legal, equitable, contractual, and other rights of any holder of Equity Securities of a Debtor represented by any issued and outstanding shares of Old Common Stock, Old Preferred Stock, or other instrument evidencing a current ownership interest in such Debtor, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to purchase, sell, subscribe for, or otherwise acquire or receive any such interest.

     1.106 "J.P. Morgan Chase" means J.P. Morgan Chase Bank, a New York domestic banking corporation, in its capacity as counterparty to the PTV Swap Agreement.

     1.107 "Junior Stakeholders" means, collectively, the holders of Old Senior Preferred Stock Interests, Old Junior Preferred Stock Interests, and Old Common Stock Interests.

     1.108 "Lien" means a charge against or interest in property to secure payment of a debt or performance of an obligation.

     1.109 "Litigation Claims" means any Cause of Action that any Debtor or Estate may hold against any Person, including, but not limited to, the claims, rights of action, suits, and proceedings to be retained by the Reorganized Debtors pursuant to Article IV.H of this Plan.

     1.110 "Management Incentive Plans" means, collectively, the New NTL Management Incentive Plan and the Euroco Management Incentive Plan.

     1.111 "New NTL" means NTL CC, on and after the Effective Date.

     1.112 "New NTL Chapter 11 Acquiring Person" means any holder of an Allowed Claim or Interest or any Person or group of affiliated or associated Persons to such holder who, with respect to any determination date, would beneficially own 15% or more of the outstanding shares of New NTL Common Stock on account of such Allowed Claim or Interest, assuming that the Plan is consummated on such determination date.

     1.113 "New NTL Common Stock" means the 600 million shares of common stock of New NTL, par value $0.01 per share, authorized under IV.C.2.a.i of this Plan and the Amended and Restated Certificate of Incorporation of NTL CC, including the associated New NTL Stockholder Rights, to be issued by New NTL under this Plan as of the Effective Date.

     1.114 "New NTL Exit Facility" means that certain credit facility to be provided to New NTL and/or Cable Funding on the Effective Date.



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



     1.115 "New NTL Exit Facility Agreement" means an agreement to provide the New NTL Exit Facility.

     1.116 "New NTL Grandfathered Distributee" means any New NTL Chapter 11 Acquiring Person who, as determined in the sole and absolute discretion of the Debtors and the Creditors' Committee, (i) would hold, after giving effect to the consummation of the Plan, its New NTL Common Stock for investment purposes only, such that such New NTL Chapter 11 Acquiring Person would qualify to file a Schedule 13-G pursuant to Section 13 of the Exchange Act, (ii) would not directly or indirectly, through investments or otherwise, constitute a competitor of any of the business lines of New NTL,
(iii) would not own or operate, in the United States or elsewhere, a business that operates or holds a license to operate a cable television system or service, fixed-line telephone or telecommunications system or service, or broadcasting transmission system or service, and (iv) would not be a strategic investor in New NTL.

     1.117 "New NTL Lenders" means those entities identified as "Lenders" with respect to the New NTL Exit Facility in the New NTL Exit Facility Agreement, and their respective successors and assigns.

     1.118 "New NTL Management Incentive Options" means the options to purchase up to 10% of the issued and outstanding New NTL Common Stock, to be issued by New NTL pursuant to the provisions of the New NTL Management Incentive Plan.

     1.119 "New NTL Management Incentive Plan" means the management incentive plan pursuant to which the New NTL Management Incentive Options will be issued, to be adopted by the compensation committee of the board of directors of New NTL on or after the Effective Date.

     1.120 "New NTL Registration Rights Agreement" means the registration rights agreement governing the registration of New NTL Common Stock in substantially the form of Exhibit K annexed hereto, by and among New NTL and certain holders from time to time of New NTL Common Stock and Series A Warrants who are or may be deemed to be "affiliates" or "underwriters" of New NTL for purposes of the Securities Act.

     1.121 "New NTL Rights Agent" means Continental Stock Transfer & Trust Company, in its capacity as rights agent under the New NTL Rights
Agreement.

     1.122 "New NTL Rights Agreement" means the stockholder rights agreement, substantially in the form of Exhibit N annexed hereto, between New NTL and Continental Stock Transfer & Trust Company, as Rights Agent.

     1.123 "New NTL Stockholder Rights" means the stockholder rights to be issued in accordance with the terms of the New NTL Rights Agreement.

     1.124 "New NTL Stockholder Rights Preferred Stock" means Series A Junior Participating Preferred Stock, par value $0.01 per share, of New NTL.

     1.125 "New NTL Stockholder Rights Purchase Price" means the price per one one-hundredth of a share of New NTL Stockholder Rights Preferred Stock that will be determined prior to the Effective Date.

     1.126 "New Options" means, collectively, the New NTL Management Incentive Options and the Euroco Management Incentive Options.

     1.127 "New Securities" means, collectively, the New NTL Common Stock, Euroco Common Stock, Euroco Preferred Stock, Series A Warrants, New Options, and, as the context requires, Rights.

     1.128 "Non-Debtor Subsidiar(ies)" means, individually and collectively, the direct and indirect subsidiaries of NTL Inc. listed on Exhibit C hereto that are not Debtor Subsidiaries.

     1.129 "Noos" means Suez Lyonnaise Telecom, a societe anonyme organized under the laws of France.



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



     1.130 "Noos Interest" means NTL Inc.'s entire interest in the ordinary registered shares of Noos owned by NTL Inc., as pledged pursuant to Annex 1 of the Share Account Pledge Agreement and as subject to the Noos
Shareholder Agreement.

     1.131 "Noos Junior Preferred Stock" means, collectively, the 6.5% Fixed Coupon Redeemable Preferred Stock and the Variable Coupon Redeemable Preferred Stock.

     1.132 "Noos Junior Preferred Stock Interest" means an Interest of a holder of Noos Junior Preferred Stock arising under or as a result of Noos Junior Preferred Stock.

     1.133 "Noos Note" means the debt obligation of Noos contained in Sections 2.2.2(a) and (b) of the 1G Sale Agreement, by and among Noos, Nogenta Holding BV, NTL Delaware, and NTL Inc.

     1.134 "Noos Shareholders Agreement" means the Shareholders' Agreement, dated April 10, 2001, by and among Suez SA, NTL Inc., MSDW Capital Partners IV, LLC and Noos, as amended on October 26, 2001, November 23, 2001, and May 14, 2002, and as may be further amended and/or restated from time to time.

     1.135 "Noteholder" means a holder of Debt Securities.

     1.136 "Noteholder Election Option" means the option offered to the NTL CC Subordinated Notes Holders, the NTL Delaware Subordinated Notes Holders (other than France Telecom), and the NTL Inc. Subordinated Notes Holders (other than France Telecom) as of the Noteholder Election Option Record Date, to purchase (a) shares of New NTL Common Stock and (b) shares of New NTL Common Stock (each accompanied by a Series A Warrant) that were not subscribed for in the Equity Rights Offering.

     1.137 "Noteholder Election Option Procedures" means the Noteholder Election Option Procedures annexed hereto as Exhibit G.

     1.138 "Noteholder Election Option Price" means the price per share of New NTL Common Stock purchased in the Noteholder Election Option, which shall be equal to (a)(i) $10.5 billion, minus (ii) New NTL's pro forma debt as of the Effective Date as set forth in the Confirmation Order, plus (iii) New NTL's pro forma cash (with such pro forma amounts to be determined in accordance with New NTL's most recent monthly financials available prior to the commencement of the Noteholder Election Option), divided by (b) 200 million.

     1.139 "Noteholder Election Option Record Date" means the date for determination of holders of NTL CC Convertible Senior Notes, NTL CC Subordinated Notes, NTL Delaware Subordinated Notes (other than France Telecom), and NTL Inc. Subordinated Notes (other than France Telecom) eligible to participate in the Noteholder Election Option, which date shall be designated in an order of the Bankruptcy Court.

     1.140 "Noteholders' Steering Committee" means the steering committee of the unofficial committee of holders of notes which are obligations of NTL Inc., NTL Delaware, NTL CC, Diamond Cable, Diamond Holdings, and Triangle.

     1.141 "NTL Cash Amount" means 20.9% of the Delaware/Inc. Cash Amount.

     1.142 "NTL CC" means NTL Communications Corp., a Delaware corporation.

     1.143 "NTL CC Convertible Senior Notes" means the 6 3/4% Convertible Senior Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Inc.) under an indenture dated May 15, 2001.

     1.144 "NTL CC Convertible Senior Notes Claim" means a Claim of an NTL CC Convertible Senior Notes Holder arising under or as a result of the NTL CC Convertible Senior Notes.

     1.145 "NTL CC Convertible Senior Notes Holder" means a holder of NTL CC Convertible Senior Notes.


                                  PLAN-11

     1.146 "NTL CC Guaranty" means the guaranty by NTL CC of the obligations of NTL Communications Limited as borrower under the Working Capital Facility.

     1.147 "NTL CC Restructuring Expenses" means an allocable portion of the Restructuring Expenses, equal to the amount that the estimated value of the aggregate recovery of Classes 6, 7, and 8 bears to the estimated value of the aggregate recovery of Classes 6, 7, 8, 9, and 10.

     1.148 "NTL CC Senior Notes" means, collectively, the (a) 12 3/4% Senior Deferred Coupon Notes due 2005, issued by NTL CC under an indenture dated April 20, 1995, as amended by a First Supplemental Indenture dated as of January 22, 1996, and a Second Supplemental Indenture dated as of October 14, 1998, (b) 11 1/2% Senior Deferred Coupon Notes due 2006, issued by NTL CC under an indenture dated January 30, 1996, as amended by a First Supplemental Indenture dated October 14, 1998, (c) 10% Senior Notes due 2007, issued by NTL CC under an indenture dated February 12, 1997, as amended by a First Supplemental Indenture dated October 14, 1998, (d) 9 3/4% Senior Deferred Coupon Notes due 2008, issued by NTL CC under an indenture dated March 13, 1998, (e) 10 3/4% Senior Deferred Coupon Notes due 2008, issued by NTL CC under an indenture dated March 13, 1998, (f) 9 1/2% Senior Notes due 2008, issued by NTL CC under an indenture dated March 13, 1998, (g) 11 1/2% Senior Notes due 2008, issued by NTL CC under an indenture dated November 2, 1998, (h) 123/8% Senior Deferred Coupon Notes due 2008, issued by NTL CC under an indenture dated November 6, 1998, (i) 9 3/4% Senior Deferred Coupon Notes due 2009, issued by NTL CC under an indenture dated April 14, 1999, (j) 9 1/4% Senior Notes due 2006, issued by NTL CC under an indenture dated November 24, 1999, (k) 97/8% Senior Notes due 2009, issued by NTL CC under an indenture dated November 24, 1999, (l) 11 1/2% Senior Deferred Coupon Notes due 2009, issued by NTL CC under an indenture dated November 24, 1999, (m) 117/8% Senior Notes due 2010, issued by NTL CC under an indenture dated October 2, 2000, (n) 123/8% Senior Notes due 2008, issued by NTL CC under an indenture dated January 24, 2001, and
(o) 6 3/4% Convertible Senior Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Inc.) under an indenture dated May 15, 2001.

     1.149 "NTL CC Senior Notes Claim" means a Claim of an NTL CC Senior Notes Holder arising under or as a result of the NTL CC Senior Notes.

     1.150 "NTL CC Senior Notes Holder" means a holder of NTL CC Senior
Notes.

     1.151 "NTL CC Subordinated Notes" means 7% Convertible Subordinated Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Delaware and NTL Inc.) under an indenture dated December 16, 1998, as amended by a First Supplemental Indenture dated March 31, 1999, a Second Supplemental Indenture dated March 16, 2000, and a Third Supplemental Indenture dated May 17, 2000.

     1.152 "NTL CC Subordinated Notes Claim" means a Claim of an NTL CC Subordinated Notes Holder arising under or as a result of the NTL CC Subordinated Notes.

     1.153 "NTL CC Subordinated Notes Holder" means a holder of NTL CC Subordinated Notes.

     1.154 "NTL Delaware" means NTL (Delaware), Inc., a Delaware corporation.

     1.155 "NTL Delaware Subordinated Notes" means, collectively, the (a) 5 3/4% Convertible Subordinated Notes due 2009, issued by NTL Delaware (and a subordinated co-obligation of NTL Inc.) under an indenture dated December 22, 1999, as amended by a First Supplemental Indenture dated May 17, 2000,
(b) 5 3/4% Convertible Subordinated Notes due 2011, co-issued on a subordinated basis by NTL Delaware and NTL Inc. under an indenture dated June 22, 2001, as amended by a First Supplemental Indenture dated July 27, 2001, and (c) 7% Convertible Subordinated Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Delaware and NTL Inc.) under an indenture dated December 16, 1998, as amended by a First Supplemental Indenture dated March 31, 1999, a Second Supplemental Indenture dated March 16, 2000, and a Third Supplemental Indenture dated May 17, 2000.

     1.156 "NTL Delaware Subordinated Notes Claim" means a Claim of an NTL Delaware Subordinated Notes Holder arising under or as a result of the NTL Delaware Subordinated Notes.


                                  PLAN-12

     1.157 "NTL Delaware Subordinated Notes Holder" means a holder of NTL Delaware Subordinated Notes.

     1.158 "NTL Inc." means NTL Incorporated, a Delaware corporation.

     1.159 "NTL Inc. Subordinated Notes" means, collectively, the (a) 5 3/4% Convertible Subordinated Notes due 2009, issued by NTL Delaware (and a subordinated co-obligation of NTL Inc.) under an indenture dated December 22, 1999, as amended by a First Supplemental Indenture dated May 17, 2000,
(b) 5 3/4% Convertible Subordinated Notes due 2011, co-issued on a subordinated basis by NTL Delaware and NTL Inc. under an indenture dated June 22, 2001, as amended by a First Supplemental Indenture dated July 27, 2001, (c) 7% Convertible Subordinated Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Delaware and NTL Inc.) under an indenture dated December 16, 1998, as amended by a First Supplemental Indenture dated March 31, 1999, a Second Supplemental Indenture dated March 16, 2000, and a Third Supplemental Indenture dated May 17, 2000, and (d) 6 3/4% Convertible Senior Notes due 2008, issued by NTL CC (and a subordinated co-obligation of NTL Inc.) under an indenture dated May 15, 2001.

     1.160 "NTL Inc. Subordinated Notes Claim" means a Claim of an NTL Inc. Subordinated Notes Holder arising under or as a result of the NTL Inc. Subordinated Notes.

     1.161 "NTL Inc. Subordinated Notes Holder" means a holder of NTL Inc. Subordinated Notes.

     1.162 "NYSE" means the New York Stock Exchange, Inc.

     1.163 "Offerings" means, collectively, the Equity Rights Offering and the Noteholder Election Option.

     1.164 "Old Common Stock" means NTL Inc.'s common stock, par value $0.01 per share, issued and outstanding immediately before the Petition Date, or at any time prior to the Effective Date, including the associated rights under NTL Inc.'s shareholder rights plan extant on the Petition Date, quoted on the Over The Counter Bulletin Board system under the symbol "NTLD."

     1.165 "Old Common Stock Interest" means an Interest of a holder of Old Common Stock evidenced by Old Common Stock arising under or as a result of the Old Common Stock.

     1.166 "Old Junior Preferred Stock" means, collectively, the Noos Junior Preferred Stock and Other Junior Preferred Stock.

     1.167 "Old Junior Preferred Stock Interest" means an Interest of a holder of Old Junior Preferred Stock evidenced by Old Junior Preferred Stock arising under or as a result of the Old Junior Preferred Stock.

     1.168 "Old Options" means, collectively, all issued, outstanding, and unexpired options to purchase (i) Old Common Stock outstanding as of the Petition Date, and any and all "puts" or similar rights or claims relating in any manner to such options, including, but not limited to, the options issued to Bruno Claude pursuant to section 3(c) of his employment agreement, made as of October 16, 2000 or (ii) common stock of NTL CC or NTL Delaware.

     1.169 "Old Preferred Stock" means, collectively, the Old Senior Preferred Stock and Old Junior Preferred Stock.

     1.170 "Old Senior Preferred Stock" means, collectively, the 13% Senior Redeemable Exchangeable Preferred Stock and 13% Series B Senior Redeemable Exchangeable Preferred Stock.

     1.171 "Old Senior Preferred Stock Interest" means an Interest of a holder of Old Senior Preferred Stock evidenced by Old Senior Preferred Stock arising under or as a result of the Old Senior Preferred Stock.

     1.172 "Old Warrants" means all issued, outstanding, and unexpired warrants to purchase Old Common Stock outstanding as of the Petition Date.


                                  PLAN-13

     1.173 "1G Franchises" means the five CATV franchises sold by France Telecom to NTL Inc. pursuant to the 1G Protocol and Convention Agreement, dated May 6, 1999.

     1.174 "Other Junior Preferred Stock" means, collectively, the (a) 5% Cumulative Participating Convertible Preferred Stock, Series A (and dividend shares Series C through Series K), (b) 5% Cumulative Participating Convertible Preferred Stock, Series B (and dividend shares Series B-1 through Series B-6), and (c) Cumulative Convertible Preferred Stock.

     1.175 "Other Junior Preferred Stock Interest" means an Interest of a holder of Other Junior Preferred Stock evidenced by Other Junior Preferred Stock arising under or as a result of the Other Junior Preferred Stock.

     1.176 "Other Old Equity Interests And Claims" means all Interests and any and all rights and Claims, including, but not limited to, Claims of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code, of a holder of Old Warrants or Old Options, arising under, as a result of, or relating to the Old Warrants or Old Options, as the case may be, and any other Interest or Claim relating to Old Common Stock , including, without limitation, conversion rights, principal or other legal or contractual rights to acquire Old Common Stock.

     1.177 "Other Priority Claim" means a Claim entitled to priority under section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

     1.178 "Other Secured Claims" means, collectively, all Secured Claims against the Debtors, or any of them, other than the Secured Claims included in Classes 2.01 and 2.02 of this Plan.

     1.179 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, trustee, United States Trustee, estate, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code), agency, or political subdivision thereof, or other entity.

     1.180 "Petition Date" means May 8, 2002, the date on which the Debtors filed their petitions for reorganization relief commencing the Chapter 11 Cases.

     1.181 "Plan" means this second amended joint plan of reorganization, together with all exhibits hereto, as it may be further amended, modified, or supplemented from time to time in accordance with section 1127 of the Bankruptcy Code, including any Plan Supplements.

     1.182 "Plan Supplement" means the compilation of documents or forms of documents specified in this Plan (approved in all respects by the Creditors' Committee,) including any Exhibits to this Plan not included herewith, that the Debtors will file with the Bankruptcy Court on or before the date that is fourteen days prior to the Confirmation Hearing.

     1.183 "Priority Tax Claim" means a Claim that is entitled to priority under section 507(a)(8) of the Bankruptcy Code.

     1.184 "Pro Rata" means, at any time, the proportion that the Face Amount of an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate Face Amount of all Claims or Interests (including Disputed Claims or Disputed Interests, but excluding Disallowed Claims or Disallowed Interests) in that Class, unless this Plan provides otherwise.

     1.185 "Professional" means any professional, other than a professional employed or retained by the Noteholders' Steering Committee solely in such capacity prior to being employed by the Creditors' Committee nunc pro tunc to June 24, 2002, (a) employed in the Chapter 11 Cases under sections 327, 328, 329, or 1103 of the Bankruptcy Code or (b) seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases under section 503(b)(4) or 1129(a)(4) of the Bankruptcy Code.


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



     1.186 "Professional Fee Claim" means a Claim of a Professional, other than a professional employed or retained by the Noteholders' Steering Committee solely in such capacity prior to being employed by the Creditors' Committee nunc pro tunc to June 24, 2002, for compensation for services rendered, and/or reimbursement of costs and expenses incurred, after the Petition Date and prior to and including the Confirmation Date.

     1.187 "PTV Swap Agreement" means the ISDA Master Agreement, dated as of March 26, 2001, by and between J.P. Morgan Chase and NTL Inc., as amended, modified, or supplemented.

     1.188 "PTV Swap Agreement Collateral" means the (pound)23,000,000 pledged by NTL Inc. to J.P. Morgan Chase pursuant to the Credit Support Annex to the PTV Swap Agreement, dated as of January 30, 2002, to secure NTL Inc.'s obligations under the PTV Swap Agreement.

     1.189 "Registration Rights Agreement(s)" means, individually and collectively, the New NTL Registration Rights Agreement and the Euroco Registration Rights Agreement.

     1.190 "Reinstated" or "Reinstatement" means (i) leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim so as to leave such Claim unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before, on, or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (b) reinstating the maturity of such Claim as such maturity existed before such default, (c) compensating the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (d) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the holder of such Claim.

     1.191 "Reorganized Debtor(s)" means, collectively, the Debtors on and after the Effective Date.

     1.192 "Reorganized . . ." means the identified entity on and after the Effective Date.

     1.193 "Restructuring Expenses" means the aggregate expenses incurred by NTL and its subsidiaries in connection with the Restructuring, as more fully described in the Disclosure Statement.

     1.194 "Rights" means, collectively, the Equity Rights and the Noteholder Election Option.

     1.195 "SEC" means the United States Securities and Exchange Commission.

     1.196 "Secured Claim" means a Claim, other than a Setoff Claim, that is secured by a Lien that is valid, perfected, and enforceable, and not avoidable, on property in which a Debtor has an interest, or the proceeds of the sale of such property, to the extent of the value, as of the Effective Date, of such interest or Lien as determined by a Final Order of the Bankruptcy Court under section 506 of the Bankruptcy Code or as otherwise agreed upon in writing by a Debtor or Reorganized Debtor and the holder of such Claim.

     1.197 "Securities Act" means the Securities Act of 1933, as amended from time to time and any successor statutes.

     1.198 "Securities Actions" means, collectively, the actions captioned
(a) James Haber v. NTL Inc., et al., Civil Action No. 02-CV-3013, (b) Mike Atassi v. NTL Inc., et al., Civil Action No. 02-CV-3297, (c) Harry Pariser
v. NTL Inc., et al., Civil Action No. 02-CV-3415, and (d) Addy Krebs v. NTL Inc., et al., Civil Action No. 02-CV-3485, each pending in the United States District Court for the Southern District of New York.

     1.199 "Securities Claim" means a Claim of the type described in, and subject to subordination under, section 510(b) of the Bankruptcy Code, including any Claim arising from the rescission of a purchase or sale of an Existing Security of a Debtor, for damages arising from the purchase or sale of such an Existing Security, or for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of such Claim, including,


                                  PLAN-15
but not limited to, a Claim with respect to any action pending against any Debtor and/or its current or former officers and directors in which Securities Claims are asserted, including the Securities Actions.

     1.200 "Securities Claim Bar Date" means July 24, 2002, the date that was designated by the Bankruptcy Court as the last date for filing proofs of Securities Claims against the Debtors.

     1.201 "Senior Credit Facility" means the credit agreement, dated May 30, 2000, by and among NTL Communications Limited, as parent, NTL Investment Holdings Limited, as post-novation borrower, the guarantors named therein, NTL CC, J.P. Morgan plc (formerly known as Chase Manhattan plc) and Morgan Stanley Dean Witter Bank Limited, as arrangers, J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited), as agent and security trustee, and the other parties thereto, as may be further amended and/or restated from time to time.

     1.202 "Senior Notes" means, collectively, Diamond Holdings Notes, Diamond Cable Notes, NTL CC Convertible Senior Notes, and NTL CC Senior Notes.

     1.203 "Senior Notes Claim" means a Claim of a Senior Notes Holder arising under or as a result of the Senior Notes.

     1.204 "Senior Notes Holder" means a holder of Senior Notes.

     1.205 "Series A Warrant Agent" means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Series A Warrant Agreement.

     1.206 "Series A Warrant Agreement" means the warrant agreement, substantially in the form of Exhibit E annexed hereto, between New NTL and Continental Stock Transfer & Trust Company, as Series A Warrant Agent.

     1.207 "Series A Warrants" means the warrants to purchase shares of New NTL Common Stock authorized under Article IV.C.2.a.i of this Plan and the Amended Certificate of Incorporation of NTL CC and described in the term sheet annexed hereto as Exhibit J, to be issued by New NTL under this Plan as of the Effective Date in accordance with the Series A Warrant Agreement.

     1.208 "Setoff Claim" means a Claim of a holder that has a valid right of setoff with respect to such Claim, which right is enforceable under section 553 of the Bankruptcy Code as determined by a Final Order or as otherwise agreed in writing by any Debtor, to the extent of the amount subject to such right of setoff.

     1.209 "Share Account Pledge Agreement" means the Share Account Pledge Agreement, dated May 18, 2001, by and between NTL Inc. and France Telecom, pursuant to which NTL Inc. pledged the Noos Interest to France Telecom.

     1.210 "6.5% Fixed Coupon Redeemable Preferred Stock" means the shares of 6.5% Fixed Coupon Redeemable Preferred Stock, Series A, of NTL Inc. outstanding immediately prior to the Petition Date.

     1.211 "6.5% Fixed Coupon Redeemable Preferred Stock Interest" means an Interest of a holder of 6.5% Fixed Coupon Redeemable Preferred Stock arising under or as a result of the 6.5% Fixed Coupon Redeemable Preferred Stock.

     1.212 "Solicitation Agent" means Innisfree M&A Incorporated, in its capacity as information, balloting, and noticing agent for the Debtors.

     1.213 "Solicitation Procedures Order" means the order of the Bankruptcy Court or other court of competent jurisdiction approving the Debtors' proposed procedures to govern their solicitation of votes on this Plan.

     1.214 "Stockholders" means, collectively, the holders of Old Common Stock, Other Junior Preferred Stock, and Old Senior Preferred Stock.



                                  PLAN-16

     1.215 "Subordinated Notes" means, collectively, the NTL CC
Subordinated Notes , NTL Delaware Subordinated Notes, and NTL Inc. Subordinated Notes.

     1.216 "Subordinated Notes Claim" means a Claim of a Subordinated Note Holder arising under or as a result of the Subordinated Notes.

     1.217 "Subordinated Notes Holder" means a holder of Subordinated Notes.

     1.218 "Subsidiary Common Stock Interests" means, collectively, the issued and outstanding common stock of each of the Debtor Subsidiaries.

     1.219 "13% Senior Redeemable Exchangeable Preferred Stock" means the shares of 13% senior redeemable exchangeable preferred stock of NTL Inc. outstanding as of the Petition Date.

     1.220 "13% Series B Senior Redeemable Exchangeable Preferred Stock" means the shares of 13% senior redeemable exchangeable preferred stock, Series B, of NTL Inc. outstanding as of the Petition Date.

     1.221 "Triangle" means NTL (Triangle) LLC, a Delaware limited liability company.

     1.222 "UBS Warburg" means UBS Warburg LLC.

     1.223 "Unimpaired Claim" means a Claim that is not Impaired under this Plan.

     1.224 "Unsecured Claim" means a Claim against any Debtor, other than an Administrative Claim or a Secured Claim.

     1.225 "Variable Coupon Redeemable Preferred Stock" means the shares of variable coupon redeemable preferred stock, Series A, of NTL Inc.
outstanding immediately prior to the Petition Date.

     1.226 "Variable Coupon Redeemable Preferred Stock Interest" means an Interest of a holder of Variable Coupon Redeemable Preferred Stock arising under or as a result of the Variable Coupon Redeemable Preferred Stock.

     1.227 "Voting Deadline" means the date and time, as fixed by an order of the Bankruptcy Court and set forth in the Disclosure Statement, by which all Ballots to accept or reject this Plan must be received by the Solicitation Agent.

     1.228 "Voting Record Date" means the record date for voting to accept or reject this Plan, as fixed by an order of the Bankruptcy Court, which date shall be one (1) Business Day after the Petition Date.

     1.229 "Working Capital Facility" means the credit agreement, dated May 30, 2000, by and among NTL CC, as parent, NTL (UK) Group, Inc., as intermediate parent, NTL Communications Limited, as borrower, and J.P. Morgan plc (formerly known as Chase Manhattan plc) and Morgan Stanley Dean Witter Bank Limited, as arrangers and joint book managers, J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Limited), as agent and security trustee, and the other parties thereto, as may be further amended and/or restated from time to time.

     1.230 "Working Capital Facility Guaranty" means the guaranty by NTL CC of the obligations of NTL Communications Limited as borrower under the Working Capital Facility.

     1.231 "Working Capital Facility Guaranty Collateral" means the collateral securing the Working Capital Facility Guaranty.

     1.232 "Working Capital Facility Lenders" means the lenders under the Working Capital Facility.



                                  PLAN-17

C.   Rules Of Interpretation

     1.  General

     In this Plan (a) any reference to a contract, instrument, release, indenture, or other agreement or document as being in a particular form or on particular terms and conditions means the agreement or document substantially in that form or on those terms and conditions, (b) any reference to an existing document or exhibit means that document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to this Plan, (d) the words "herein" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan, (e) captions and headings to Articles and Sections are for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan, and (f) the rules of construction in section 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply.

     2.  "Including"

     As used in this Plan, "including" means "including without limitation."

     3.  "On"

     With reference to any distribution under this Plan, "on" a date means on or as soon as reasonably practicable after that date.

     4.  "Contra Proferentum" Rule Not Applicable

     This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Noteholders' Steering Committee, France Telecom, and certain other holders of Existing Securities. Each of the foregoing was represented by counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as "contra proferentum" shall not apply to the interpretation of any provision of this Plan, the Disclosure Statement, or any agreement or document generated in connection herewith.

D.   Computation Of Time

     In computing any period of time prescribed or allowed by this Plan, the provisions of Fed. R. Bankr. P. 9006(a) shall apply.


                                ARTICLE II.

                   CLASSIFICATION OF CLAIMS AND INTERESTS

A.   Introduction

     All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified and are not entitled to vote on this Plan.

     A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim is also placed in a particular Class for the purpose of receiving


                                  PLAN-18
distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

B.   Unclassified Claims  (not entitled to vote on the Plan)

     1.  Administrative Claims

     2.  Priority Tax Claims

C. Unimpaired Classes Of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote)

     1.  Class 1:  Other Priority Claims (All Debtors)

     Class 1 consists of all Other Priority Claims against all Debtors.

     2.  Class 2:  Secured Claims (All Debtors)

     Class 2 consists of separate subclasses for each Secured Claim secured by a security interest in or lien on property in which a Debtor's Estate has an interest and, in the aggregate, all Secured Claims against all Debtors. Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code and this Plan, including for purposes of voting to accept or reject this Plan.

         a.   Class 2.01:  Working Capital Facility Guaranty Secured Claims

     Class 2.01 consists of all Claims against NTL CC, secured by and to the extent of the value (as of the Petition Date), of the Working Capital Facility Guaranty Collateral, directly or indirectly arising from or under, or relating in any way to, the Working Capital Facility Guaranty.

         b.   Class 2.02:  PTV Swap Secured Claims

     Class 2.02 consists of all Claims against NTL Inc., secured by and to the extent of the value (as of the Petition Date), if any, of the PTV Swap Agreement Collateral, directly or indirectly arising from or under, or relating in any way to, the PTV Swap Agreement.

         c.   Class 2.03:  Other Secured Claims

     Class 2.03 consists of all Other Secured Claims against all Debtors.

     3.  Class 3:  General Unsecured Claims (All Debtors)

     Class 3 consists of all General Unsecured Claims against all Debtors.

     4.  Class 4:  Diamond Holdings Notes Claims

     Class 4 consists of all Diamond Holdings Notes Claims against Diamond Holdings.

D.   Impaired Classes Of Claims And Interests (entitled to vote on the Plan)

     1.  Class 5:  Subsidiary Common Stock Interests

     Class 5 consists of all Subsidiary Common Stock Interests.



                                  PLAN-19

     2.  Class 6:  Diamond Cable Notes Claims

     Class 6 consists of all Diamond Cable Notes Claims against Diamond Cable. Notwithstanding any provision to the contrary contained in this Plan, the Diamond Cable Notes Claims shall be deemed Allowed Class 6 Claims for all purposes under this Plan or the Confirmation Order, without the need to file proofs of Claim, in the aggregate amount of $1,275,793,104, as follows: (a) Claims with respect to the 13 1/4% Senior Discount Notes due 2004 shall be deemed Allowed Class 6 Claims in the amount of $289,087,440,
(b) Claims with respect to the 11 3/4% Senior Discount Notes due 2005 shall be deemed Allowed Class 6 Claims in the amount of $555,783,688, and (c) Claims with respect to the 10 3/4% Senior Discount Notes due 2007 shall be deemed Allowed Class 6 Claims in the amount of $430,921,976.

     3.  Class 7:  NTL CC Senior Notes Claims

     Class 7 consists of all NTL CC Senior Notes Claims. Notwithstanding any provision to the contrary contained in this Plan, the NTL CC Senior Notes Claims shall be deemed Allowed Class 7 Claims for all purposes under this Plan or the Confirmation Order, without the need to file proofs of Claim, in the aggregate amount of $7,755,752,661 as follows: (a) Claims with respect to the 12 3/4% Senior Deferred Coupon Notes due 2005 shall be deemed Allowed Class 7 Claims in the amount of $297,772,663, (b) Claims with respect to the 11 1/2 Senior Deferred Coupon Notes due 2006 shall be deemed Allowed Class 7 Claims in the amount of $1,082,535,417, (c) Claims with respect to the 10% Senior Notes due 2007 shall be deemed Allowed Class 7 Claims in the amount of $409,222,222, (d) Claims with respect to the 9 3/4% Senior Deferred Coupon Notes due 2008 shall be deemed Allowed Class 7 Claims in the amount of $1,193,794,948, (e) Claims with respect to the 10 3/4% Senior Deferred Coupon Notes due 2008 shall be deemed Allowed Class 7 Claims in the amount of $400,863,234, (f) Claims with respect to the 9 1/2% Senior Notes due 2008 shall be deemed Allowed Class 7 Claims in the amount of $193,941,845, (g) Claims with respect to the 11 1/2% Senior Notes due 2008 shall be deemed Allowed Class 7 Claims in the amount of $668,324,653,
(h) Claims with respect to the 123/8% Senior Deferred Coupon Notes due 2008 shall be deemed Allowed Class 7 Claims in the amount of $380,610,860, (i) Claims with respect to the 9 3/4% Senior Deferred Coupon Notes due 2009 shall be deemed Allowed Class 7 Claims in the amount of $402,810,754, (j) Claims with respect to the 9 1/4% Senior Notes due 2006 shall be deemed Allowed Class 7 Claims in the amount of $238,866,033, (k) Claims with respect to the 97/8% Senior Notes due 2009 shall be deemed Allowed Class 7 Claims in the amount of $335,374,097, (l) Claims with respect to the 11 1/2% Senior Deferred Coupon Notes due 2009 shall be deemed Allowed Class 7 Claims in the amount of $144,952,020, (m) Claims with respect to the 117/8% Senior Notes due 2010 shall be deemed Allowed Class 7 Claims in the amount of $535,789,931, (n) Claims with respect to the 123/8% Senior Notes due 2008 shall be deemed Allowed Class 7 Claims in the amount of $283,590,859, and (o) Claims with respect to the 6 3/4% Convertible Senior Notes due 2008 shall be deemed Allowed Class 7 Claims in the amount of $1,187,303,125.

     4.  Class 8:  NTL CC Subordinated Notes Claims

     Class 8 consists of all NTL CC Subordinated Notes Claims.
Notwithstanding any provision to the contrary contained in this Plan, the NTL CC Subordinated Notes Claims shall be deemed Allowed Class 8 Claims for all purposes under this Plan or the Confirmation Order, without the need to file proofs of Claim, in the aggregate amount of $503,399,633.

     5.  Class 9:  NTL Delaware Subordinated Notes Claims

     Class 9 consists of all NTL Delaware Subordinated Notes Claims; provided, however, that as of the Effective Date, France Telecom shall be deemed to have waived its NTL Delaware Subordinated Notes Claims in the aggregate amount of $232,000,000 plus accrued interest through the Petition Date, and shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such NTL Delaware Subordinated Notes Claims. Notwithstanding any provision to the contrary contained in this Plan, the NTL Delaware Subordinated Notes Claims shall be deemed Allowed Class 9 Claims for all purposes under this Plan or the Confirmation Order, without the need to file proofs of Claim, in the aggregate amount of $1,833,955,494, as follows: (a) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2009 shall be deemed Allowed Class 9 Claims in the amount of $1,227,408,333, (b) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2011 shall be deemed Allowed Class 9 Claims in the amount


                                  PLAN-20
of $103,147,528, and (c) Claims with respect to the 7% Convertible Subordinated Notes due 2008 shall be deemed Allowed Class 9 Claims in the amount of $503,399,633.

     6.  Class 10:  NTL Inc. Subordinated Notes Claims

     Class 10 consists of all NTL Inc. Subordinated Notes Claims; provided, however, that as of the Effective Date, France Telecom shall be deemed to have waived its NTL Inc. Subordinated Notes Claims in the aggregate amount of $232,000,000 plus accrued interest through the Petition Date, and shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such NTL Inc. Subordinated Notes Claims. Notwithstanding any provision to the contrary contained in this Plan, the NTL Inc. Subordinated Notes Claims shall be deemed Allowed Class 10 Claims for all purposes under this Plan or the Confirmation Order, without the need to file proofs of Claim, in the aggregate amount of $3,021,258,619, as follows: (a) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2009 shall be deemed Allowed Class 10 Claims in the amount of $1,227,408,333, (b) Claims with respect to the 5 3/4% Convertible Subordinated Notes due 2011 shall be deemed Allowed Class 10 Claims in the amount of $103,147,528, (c) Claims with respect to the 7% Convertible Subordinated Notes due 2008 shall be deemed Allowed Class 10 Claims in the amount of $503,399,633, and (d) Claims with respect to the 6 3/4% Convertible Senior Notes due 2008 shall be deemed Allowed Class 10 Claims in the amount of $1,187,303,125.

     7.  Class 11:  Intercompany Claims

     Class 11 consists of all Intercompany Claims.

E. Impaired Classes Of Interests (Classes 12, 13, and 14 are entitled to vote on the Plan)

     1.  Class 12:  Old Senior Preferred Stock Interests

     Class 12 consists of all Old Senior Preferred Stock Interests in NTL Inc. Notwithstanding any provision to the contrary contained in this Plan, the Old Senior Preferred Stock Interests shall be deemed Allowed Class 12 Interests for all purposes under this Plan or the Confirmation Order.

     2.  Class 13:  Old Junior Preferred Stock Interests

     Class 13 consists of all Old Junior Preferred Stock Interests in NTL Inc. Notwithstanding any provision to the contrary contained in this Plan, the Old Junior Preferred Stock Interests shall be deemed Allowed Class 13 Interests for all purposes under this Plan or the Confirmation Order.

         a.   Group 13-A:  Noos Junior Preferred Stock Interests

     Group 13-A consists of all Noos Junior Preferred Stock Interests.

         b.   Group 13-B:  Other Junior Preferred Stock Interests

     Group 13-B consists of all Other Junior Preferred Stock Interests.

     3.  Class 14:  Old Common Stock Interests

     Class 14 consists of all Old Common Stock Interests in NTL Inc. Notwithstanding any provision contained in this Plan to the contrary, the Old Common Stock Interests shall be deemed Allowed Class 14 Interests for all purposes under this Plan.



                                  PLAN-21

F. Additional Impaired Classes (Classes 15 and 16 are deemed to have rejected the Plan and, therefore, are not entitled to vote)

     1.  Class 15:  Securities Claims

         a.   Class 15.01:  Debt Securities Claims

     Class 15.01 consists of all Debt Securities Claims against a Debtor.

         b.   Class 15.02:  Equity Securities Claims

     Class 15.02 consists of all Equity Securities Claims against NTL Inc.

     2.  Class 16:  Other Old Equity Interests And Claims

     Class 16 consists of all Other Old Equity Interests And Claims in and/or against the Debtors.


                                ARTICLE III.

                     TREATMENT OF CLAIMS AND INTERESTS

A.  Unclassified Claims

     1.  Administrative Claims

     Except as otherwise provided for herein, and subject to the requirements of Article XV.A.2 hereof, on, or as soon as reasonably practicable after the latest of (a) the Effective Date, (b) the date that is five (5) Business Days after the date such Administrative Claim becomes an Allowed Administrative Claim, or (c) the date that is five (5) Business Days after the date such Administrative Claim becomes payable pursuant to any agreement between a Debtor and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim shall, receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, Cash equal to the unpaid portion of such Allowed Administrative Claim; provided, however, that (i) DIP Facility Claims against any Debtor shall be paid in full in Cash on the Effective Date and (ii) obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice; provided further, however, that Allowed Administrative Claims incurred by the Debtors or Reorganized Debtors after the Confirmation Date, including, without limitation, Professional Fee Claims, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Bankruptcy Court approval.

     2.  Priority Tax Claims

     Each holder of an Allowed Priority Tax Claim shall receive, at the sole discretion of the Debtors, and in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (a) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (b) Cash payments made in equal annual installments beginning on or before the first anniversary following the Effective Date, with the final installment payable not later than the sixth (6th) anniversary of the date of the assessment of such Allowed Priority Tax Claim, together with interest on the unpaid portion thereof at the Case Interest Rate from the Effective Date through the date of payment thereof, or (c) such other treatment as to which the applicable Debtor and such holder shall have agreed on in writing; provided, however, that the Debtors reserve the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Distribution Date without premium or penalty; and provided further, that no holder of an Allowed Priority Tax Claim shall be entitled to any payments on account of any


                                  PLAN-22
pre-Effective Date interest accrued on or penalty arising after the Petition Date with respect to or in connection with such Allowed Priority Tax Claim.

B.   Unimpaired Classes Of Claims

     1.  Class 1:  Other Priority Claims (All Debtors)

     On, or as soon as reasonably practicable after, the later of (i) the Distribution Date or (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 1 Other Priority Claim,
(a) Cash in an amount equal to the unpaid portion of such Allowed Other Priority Claim or (b) such other treatment as to the applicable Debtor and such holder shall have agreed upon in writing; provided, however, that Allowed Other Priority Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

     2.  Class 2:  Secured Claims

     Each holder of a Class 2 Secured Claim shall be treated as a separate class for all purposes under this Plan, and each holder of an Allowed Class 2 Secured Claim shall receive the treatment set forth below. To the extent, if any, that the value of the collateral securing a Class 2 Secured Claim is less than the total amount of such Claim, the difference shall be treated as a Class 3 General Unsecured Claim. The Debtors specifically reserve all rights to challenge the validity, nature, and perfection of, and to avoid pursuant to the provisions of the Bankruptcy Code and other applicable law, any purported liens and security interests.

         a.   Class 2.01:  Working Capital Facility Guaranty Secured Claims

     The legal, equitable, and contractual rights to which each Allowed Class 2.01 Working Capital Facility Guaranty Secured Claims entitles its holders are unaltered by this Plan and all such Allowed Class 2.01 Working Capital Facility Guaranty Secured Claims shall be Reinstated on the Effective Date.

         b.   Class 2.02:  PTV Swap Secured Claims

     The legal, equitable, and contractual rights to which each Allowed Class 2.02 PTV Swap Secured Claim entitles its holders are unaltered by this Plan and all such Allowed Class 2.02 PTV Swap Secured Claims shall be Reinstated on the Effective Date.

         c.   Class 2.03:  Other Secured Claims

     The legal, equitable, and contractual rights to which each Allowed Class 2.03 Other Secured Claim entitles its holders are unaltered by this Plan and all such Allowed Class 2.03 Other Secured Claims shall be Reinstated on the Effective Date.

     3.  Class 3:  General Unsecured Claims

     The legal, equitable, and contractual rights to which each Allowed Class 3 General Unsecured Claim entitles its holders are unaltered by this Plan and all such Allowed Class 3 General Unsecured Claims shall be Reinstated on the Effective Date. Allowed Class 3 General Unsecured Claims incurred in the ordinary course of business shall be paid in full or performed by the Debtors or the Reorganized Debtors in the ordinary course of business, consistent with past practice.



                                  PLAN-23

     4.  Class 4:  Diamond Holdings Notes Claims

     The legal, equitable, and contractual rights to which each Allowed Class 4 Diamond Holdings Notes Claim entitles its holders are unaltered by this Plan and all such Allowed Class 4 Diamond Holdings Notes Claims shall be Reinstated on the Effective Date.

C.   Impaired Classes Of Claims And Interests

     This Plan is predicated on, among other things, agreement to the terms of the Debtors' restructuring between and among the Senior Notes Holders (Classes 6 and 7) and the Subordinated Notes Holders (Classes 8, 9, and
10). The Senior Notes Holders, along with the Secured Lenders who will remain unimpaired under the Plan, are entitled under the Bankruptcy Code to a distribution of 100% of the Debtors' and Reorganized Debtors' enterprise value, other than the Delaware/Inc. Cash Amount and certain assets owned by NTL Inc. and NTL Delaware, respectively, which, subject to the discussion herein and in Article III.D below, shall be distributed in part to the Subordinated Notes Holders under the Plan. Absent the willingness of the Senior Notes Holders in Classes 6 and 7 to provide the additional value described below to the Subordinated Notes Holders in Classes 8, 9, and 10, the Subordinated Notes Holders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Claims against the Debtors other than the cash and assets described above. Nevertheless, to facilitate and avoid delay in consummation of the Plan and the Debtors' restructuring, among other things, the Senior Notes Holders have agreed to provide to the Subordinated Notes Holders, in exchange for their acceptance of the Plan and assent to the transactions contemplated thereby, a portion of the Debtors' and Reorganized Debtors' enterprise value that the Senior Notes Holders otherwise would be entitled to receive. Accordingly, if and to the extent that a Class of Subordinated Notes Holders entitled to vote on this Plan fails to accept the Plan, then no member of such rejecting Class of Subordinated Notes Holders shall be entitled to, or shall receive, the additional value being provided by the Senior Notes Holders, which additional value shall be retained by the Senior Notes Holders or treated as otherwise set forth in the Confirmation Order.

     1.  Class 5:  Subsidiary Common Stock Interests

     NTL Delaware (which shall be deemed to have accepted this Plan), the holder of 100% of the shares of capital stock of NTL CC, has agreed that its Subsidiary Common Stock Interests in NTL CC shall be exchanged with New NTL on the Effective Date for those portions of the NTL Delaware Subordinated Notes, NTL Inc. Subordinated Notes, Old Common Stock, Old Senior Preferred Stock, and Other Junior Preferred Stock, and the respective Claims or Interests associated therewith contributed to New NTL by the holders of such notes and stock pursuant to the Plan, and NTL Delaware shall not be entitled to, and shall not, receive or retain any other property or interest in property on account of such Interests; provided, however, that such exchange shall not occur until after the issuance by New NTL and Euroco of all of the New Securities. All other Allowed Class 5 Subsidiary Common Stock Interests shall, at the discretion of NTL Inc., (a) receive treatment that leaves unaltered the legal, equitable, and contractual rights to which such Interest entitles the holder thereof, (b) be Reinstated, or (c) receive such other treatment as NTL Inc. and such holder have agreed upon in writing.

     2.  Class 6:  Diamond Cable Notes Claims

      On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 6 Diamond Cable Notes Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 6 Diamond Cable Notes Claim, its Pro Rata share of 27,271,736 shares of New NTL Common Stock. Notwithstanding anything to the contrary contained in this Plan, (a) on the Effective Date the Diamond Cable Notes, all rights and interests related to or arising from any and all Class 6 Diamond Cable Notes Claims and all rights and interests of the relevant Indenture Trustees relating to the Diamond Cable Notes Indentures shall be delivered, assigned, conveyed, and transferred by such Persons to New NTL, which shall be the holder of the Diamond Cable Notes and all such rights and interests from and after the Effective Date,
(b) on the Effective Date and without prejudice to the generality of clause
(a) above, each holder of a Class 6 Diamond Cable Notes Claim that holds any definitive registered security or securities in respect of its Diamond Cable Notes shall transfer such security or securities to New NTL, and (c) in each case, if Class 6 votes as a Class to accept the Plan, then on and after the Effective Date, each Person who was a holder of a Class 6


                                  PLAN-24

Diamond Cable Notes Claim immediately prior to the transfers described in clauses (a) and (b) above and, whether or not such Person has (i) voted on the Plan or (ii) voted to reject the Plan, shall, insofar as it relates to such holder, (x) do all such acts and things, and execute such documents as may be reasonably necessary or desirable to effect and complete such transfers and (y) be deemed to have appointed New NTL as its agent to undertake such additional actions as may be necessary to effectuate such transfers; provided, however, that notwithstanding the foregoing clauses
(a) through (c), the right to receive the distributions contemplated by this Article shall not be transferred to New NTL and shall remain the property of the holders of Class 6 Diamond Cable Notes Claims immediately prior to such transfers.

     A vote to accept this Plan by a holder of an Allowed Class 6 Diamond Cable Notes Claims shall constitute an irrevocable direction by such holder to the relevant Person, Indenture Trustee, securities intermediary, or Nominee through, or in relation to which, the holder holds its Class 6 Diamond Cable Notes Claim, to direct its relevant Indenture Trustee, securities intermediary, or Nominee, or other trustee for the global bearer notes evidencing the Diamond Cable Notes, to deliver, transfer, convey, and assign the global bearer notes evidencing the Diamond Cable Notes to New NTL. In the event that Class 6 votes to accept the Plan, then upon entry of the Confirmation Order, all holders of Allowed Class 6 Diamond Cable Notes Claims who did not vote on the Plan or who voted to reject the Plan shall be deemed to have made such an irrevocable direction.

     In consideration of the foregoing, on the Effective Date or, if later and unless waived by New NTL, immediately following completion of the transfers described in clauses (a) and (b) above and the delivery, transfer, conveyance, and assignment of the global bearer notes evidencing the Diamond Cable Notes to New NTL, to the fullest extent permitted by law, all holders of Class 6 Diamond Cable Notes Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, the Indenture Trustees, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 6 Diamond Cable Notes Claims.

     3.  Class 7:  NTL CC Senior Notes Claims

     On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 7 NTL CC Senior Notes Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 7 NTL CC Senior Notes Claim, its Pro Rata share of
(i) 165,504,192 shares of New NTL Common Stock, (ii) 3,790 shares of Euroco Preferred Stock, (iii) 0.725% of the Delaware Cash Amount, (iv) 5.012% of the NTL Cash Amount, and (v) the Class 7 Euroco Value.

     In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 7 NTL CC Senior Notes Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 7 NTL CC Senior Notes Claims.

     4.  Class 8:  NTL CC Subordinated Notes Claims

     On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 8 NTL CC Subordinated Notes Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 8 NTL CC Subordinated Notes Claim, its Pro Rata share of (i) 3,292,516 shares of New NTL Common Stock, (ii) 6,615 shares of Euroco Common Stock, (iii) 76 shares of Euroco Preferred Stock,
(iv) 0.014% of the Delaware Cash Amount, (v) 0.100% of the NTL Cash Amount, and (vi) the Class 8 Noteholder Election Option; provided, however, that in the event that the holders of Class 8 NTL CC Subordinated Notes Claims vote as a class to reject this Plan, then the holders of Class 8 NTL CC Subordinated Notes Claims shall not be entitled to, and shall not, receive the shares of New NTL Common Stock and Class 8 Noteholder Election Option described above.



                                  PLAN-25

     In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 8 NTL CC Subordinated Notes Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 8 NTL CC Subordinated Notes Claims.

     5.  Class 9:  NTL Delaware Subordinated Notes Claims

     On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 9 NTL Delaware Subordinated Notes Claim, other than France Telecom, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 9 NTL Delaware Subordinated Notes Claim, its Pro Rata share of (i) 2,661,253 shares of New NTL Common Stock, (ii) 10,692,532 shares of Euroco Common Stock, (iii) 299,391 shares of Euroco Preferred Stock, (iv) 85.540% of the Delaware Cash Amount, and (v) the Class 9 Noteholder Election Option; provided, however, that in the event that the holders of Class 9 NTL Delaware Subordinated Notes Claims vote as a class to reject this Plan, then the holders of Class 9 NTL Delaware Subordinated Notes Claims shall not be entitled to, and shall not, receive the shares of New NTL Common Stock and Class 9 Noteholder Election Option described above.

     In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 9 NTL Delaware Subordinated Notes Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 9 NTL Delaware Subordinated Notes Claims.

     6.  Class 10:  NTL Inc. Subordinated Notes Claim

     On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 10 NTL Inc. Subordinated Notes Claim, other than France Telecom, shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 10 NTL Inc. Subordinated Notes Claim, its Pro Rata share of (i) 1,270,303 shares of New NTL Common Stock, (ii) 6,270,159 shares of Euroco Common Stock,
(iii) 71,744 shares of Euroco Preferred Stock, (iv) 13.720% of the Delaware Cash Amount, (v) 94.887% of the NTL Cash Amount, and (vi) the Class 10 Noteholder Election Option; provided, however, that in the event that the holders of Class 10 NTL Inc. Subordinated Notes Claims vote as a class to reject this Plan, then the holders of Class 10 NTL Inc. Subordinated Notes Claims shall not be entitled to, and shall not, receive the shares of New NTL Common Stock and Class 10 Noteholder Election Option described above.

     In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 10 NTL Inc. Subordinated Notes Claims shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 10 NTL Inc. Subordinated Notes Claims.

     7.  Class 11:  Intercompany Claims

     On the Effective Date, all Class 11 Intercompany Claims owed by a Debtor, directly or indirectly, to any of its Debtor Subsidiaries shall be distributed by such Debtor Subsidiary up to its corporate parent in exchange for one share of such Debtor Subsidiary's common stock and in extinguishment of such Claim. On the Effective Date, all Class 11 Intercompany Claims owed, directly or indirectly, by any Debtor Subsidiary to any parent Debtor, shall be contributed by the parent Debtor down to such Debtor Subsidiary in exchange for one additional share of common stock from such Debtor Subsidiary and in extinguishment of such Claim.


                                  PLAN-26

D.   Impaired Classes Of Interests

     This Plan is predicated on, among other things, agreement to the terms of the Debtors' restructuring between and among the Junior Stakeholders (Classes 12, 13, and 14), on the one hand, and the holders of Debt Securities (Classes 6, 7, 8, 9, and 10), on the other. The Debt Securities holders, along with the Secured Lenders who will remain unimpaired under the Plan, are entitled under the Bankruptcy Code to a distribution of 100% of the Debtors' and Reorganized Debtors' enterprise value. Absent the willingness of the Debt Securities holders in Classes 6, 7, 8, 9, and 10 to provide value, in the form of the distributions described below, to the Junior Stakeholders in Classes 12, 13, and 14, the Junior Stakeholders would not be entitled to, and would not, receive any distribution from the Debtors under the Plan on account of their Interests in the Debtors. Nevertheless, to facilitate and avoid delay in consummation of the Plan and the Debtors' restructuring, among other things, holders of more than 50% of the aggregate principal amount at maturity of the Debt Securities have agreed to provide to the Junior Stakeholders, in exchange for their acceptance of this Plan and assent to the transactions contemplated hereby, a portion of the Debtors' and Reorganized Debtors' enterprise value that such Debt Securities holders otherwise are entitled to receive. Accordingly, if and to the extent that a Class of Junior Stakeholders entitled to vote on this Plan fails to accept the Plan, then no member of such rejecting Class of Junior Stakeholders shall be entitled to, or shall receive, any distribution under the Plan on account of its Interests in the Debtors and the consideration otherwise available to the members of such rejecting Class shall be retained by the Debt Securities holders or treated as otherwise set forth in the Confirmation Order.

     1.  Class 12:  Old Senior Preferred Stock Interests

     On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 12 Old Senior Preferred Stock Interest shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 12 Old Senior Preferred Stock Interest, its Pro Rata share of (i) 2,996,475 Series A Warrants, (ii) 1,284,205 Equity Rights, and (iii) 642,102 shares of Euroco Common Stock; provided, however, that in the event that the holders of Class 12 Old Senior Preferred Stock Interests vote as a class to reject this Plan, then such holders of Class 12 Old Senior Preferred Stock Interests shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Class 12 Old Senior Preferred Stock Interests.

     In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 12 Old Senior Preferred Stock Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 12 Old Senior Preferred Stock Interests.

     2.  Class 13:  Old Junior Preferred Stock Interests

         a.   Group 13-A:  Noos Junior Preferred Stock Interests

              i.  6.5% Fixed Coupon Redeemable Preferred Stock Interests

     On, or as soon as reasonably practicable after, the Distribution Date, the holder of the Allowed 6.5%Fixed Coupon Redeemable Preferred Stock Interests in Group 13-A shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed 6.5% Fixed Coupon Redeemable Preferred Stock Interests, 20.553% of the Noos Interest; provided, however, that in the event that the holders of Class 13 Old Junior Preferred Stock Interests vote as a class to reject this Plan, then the holder of the Allowed 6.5% Fixed Coupon Redeemable Preferred Stock Interests in Group 13-A shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Interests.


                                  PLAN-27

              ii. Variable Coupon Redeemable Preferred Stock Interests

     On, or as soon as reasonably practicable after, the Distribution Date, the holder of the Allowed Variable Coupon Redeemable Preferred Stock Interests in Group 13-A shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Variable Coupon Redeemable Preferred Stock Interests, 79.447% of the Noos Interest; provided, however, that in the event that the holders of Class 13 Old Junior Preferred Stock Interests vote as a class to reject this Plan, then the holder of the Allowed Variable Coupon Redeemable Preferred Stock Interests in Group 13-A shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Interests.

         b.   Group 13-B:  Other Junior Preferred Stock Interests

     On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Other Junior Preferred Stock Interest in Group 13-B shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Junior Preferred Stock Interest, its Pro Rata share of (i) 22,402,468 Series A Warrants and (ii) 9,601,058 Equity Rights; provided, however, that in the event that the holders of Class 13 Old Junior Preferred Stock Interests vote as a class to reject this Plan, then the holder of the Allowed Other Junior Preferred Stock Interests in Group 13-B shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Interests.

     In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 13 Old Junior Preferred Stock Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities related to or arising from any and all Class 13 Old Junior Preferred Stock Interests.

     3.  Class 14:  Old Common Stock Interests

     On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Class 14 Old Common Stock Interest shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Class 14 Old Common Stock Interest, its Pro Rata share of
(i) 9,601,058 Series A Warrants, (ii) 4,114,739 Equity Rights, and (iii) 2,057,369 shares of Euroco Common Stock; provided, however, that in the event that the holders of Class 14 Old Common Stock Interests vote as a class to reject this Plan, then the holders of Allowed Class 14 Old Common Stock Interests shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Interests or Claims.

     In consideration of the foregoing, on the Effective Date, but effective as of the Confirmation Date, to the fullest extent permitted by law, all holders of Class 14 Old Common Stock Interests shall be deemed to release, and shall be permanently enjoined from bringing any action against, the Debtors, New NTL, Euroco, and their respective members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates, and representatives and their respective property, on account of any claims, obligations, rights, causes of action, or liabilities relating to or arising from any and all Class 14 Old Common Stock Interests.

E.   Additional Impaired Classes

     1.  Class 15:  Securities Claims

         a.   Class 15.01:  Debt Securities Claims

     The Class 15.01 Debt Securities Claims shall be extinguished and the holders thereof shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Debt Securities Claims.



                                  PLAN-28

         b.   Class 15.02:  Equity Securities Claims

     The Class 15.02 Equity Securities Claims shall be extinguished and the holders thereof shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Equity Securities Claims.

     Notwithstanding the foregoing, on the Effective Date, but effective as of the Confirmation Date, all holders of Class 15 Securities Claims shall be deemed to be bound by the provisions of Article XIII of the Plan.

     2.  Class 16:  Other Old Equity Interests And Claims

     The Class 16 Other Old Equity Interests And Claims shall be extinguished and the holders thereof shall not be entitled to, and shall not, receive or retain any property or interest in property on account of such Other Old Equity Interests And Claims.

     Notwithstanding the foregoing, on the Effective Date, but effective as of the Confirmation Date, all holders of Class 16 Other Old Equity Interests And Claims shall be deemed to be bound by the provisions of
Article XIII of the Plan.

F. Additional Distributions With Respect To Allowed Claims In Classes 6, 7, 8, 9, And 10

     With respect to the treatment of Allowed Claims in Classes 6, 7, 8, 9, and 10, in addition to the distributions described in Articles III.C.2 through III.C.6 above, the professionals of the Noteholders' Steering Committee shall be paid their unpaid fees and expenses incurred in accordance with their prepetition engagement arrangements. Thus, on the Effective Date, the Reorganized Debtors shall pay, in Cash, the unpaid fees and expenses incurred on and after the Petition Date through June 24, 2002 (solely in their capacity as professionals of the Noteholders' Steering Committee) by Fried, Frank, Harris, Shriver & Jacobson and Cadwalader, Wickersham & Taft, and UBS Warburg shall be paid in full all of its unpaid fees and expenses owing and due, as provided in its prepetition engagement letter. Such amounts shall be deemed to be incremental distributions on behalf of Allowed Claims in Classes 6, 7, 8, 9, and 10.

G.   Special Provision Regarding Unimpaired Claims

     Except as otherwise provided in this Plan, the Confirmation Order, any other order of the Bankruptcy Court, or any document or agreement entered into and enforceable pursuant to the terms of this Plan, nothing shall affect the Debtors' or Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

H.   Allowed Claims And Interests

     Notwithstanding any provision herein to the contrary, the Disbursing Agent shall make distributions only to holders of Allowed Claims and Interests. No holder of a Disputed Claim or Interest shall receive any distribution on account thereof until and to the extent that its Disputed Claim or Interest becomes an Allowed Claim or Interest. The presence of a Disputed Claim or Interest in any Class shall not be a cause to delay distribution to Allowed Claims or Interests in that Class or in any junior Classes. Any holder of a Disputed Claim or Interest that becomes an Allowed Claim or Interest after the Distribution Date shall receive its distribution, without postpetition interest (except as otherwise expressly provided in this Plan), within ten (10) Business Days of the date that such Disputed Claim or Interest becomes an Allowed Claim or Interest.

I.   Accrual Of Postpetition Interest

     In accordance with section 502(b)(2) of the Bankruptcy Code, the amount of all Claims against all Debtors shall be calculated as of the Petition Date. Except as otherwise provided elsewhere in this Plan or in an order of the Bankruptcy Court, no holder of an Allowed Claim shall be entitled to the accrual of postpetition interest or the payment by the Debtors or Reorganized Debtors of postpetition interest on account of such Claim for any purpose; provided, however,


                                  PLAN-29
that holders of Unimpaired Claims shall be entitled to postpetition interest to the extent required under any applicable agreement or by applicable non-bankruptcy law.

J.   Alternative Treatment

     Notwithstanding any provision to the contrary contained in this Plan, any holder of an Allowed Claim or Interest may receive, in lieu of the distribution or treatment to which it is entitled under this Article III, any other distribution or treatment to which it and the applicable Debtor (with the prior consent of the Creditors' Committee) may agree in writing.


                                ARTICLE IV.

                    MEANS FOR IMPLEMENTATION OF THE PLAN

A.   Continued Corporate Existence

     Subject to the provisions of Article IV.C.1 of this Plan, each of the Reorganized Debtors shall continue to exist after the Effective Date as a separate corporate entity in accordance with the applicable law in the applicable jurisdiction in which it is incorporated, under its respective certificate of incorporation and by-laws or other organizational documents in effect before the Effective Date, except as its certificate of incorporation and by-laws or other organizational documents are amended by this Plan.

B.   Corporate Action

     1.  Amended Certificates Of Incorporation And By-laws

     The certificate of incorporation and by-laws of NTL Inc. and NTL CC shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code and shall include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, (x) a provision prohibiting the issuance of non-voting equity securities, and, if applicable, (y) a provision as to the classes of securities issued pursuant to this Plan or thereafter possessing voting power, for an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Amended Certificate of Incorporation of NTL CC also shall include, among other things, provisions authorizing (i) a change in the name of the corporation from "NTL Communications Corp." to "NTL Incorporated" and (ii) 600 million shares of New NTL Common Stock and 5 million shares of "blank check" preferred stock. The Amended Certificate of Incorporation of NTL Inc. also shall include, among other things, provisions authorizing (i) a change in the name of the corporation from "NTL Incorporated" to "NTL Europe, Inc." and (ii) 60 million shares of Euroco Common Stock and 1 million shares of "blank check" preferred stock, including the shares of Euroco Preferred Stock.

     2.  Cancellation Of Existing Securities And Agreements

     On the Effective Date, except as otherwise provided for herein, (i) the Existing Securities and any other note, bond, Indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except the Diamond Cable Notes or any other instrument or document evidencing such indebtedness under the Diamond Cable Notes, and such notes or other instruments evidencing indebtedness or obligations of a Debtor as are Reinstated under this Plan, shall be canceled, and (ii) the obligations of the Debtors under any agreements, Indentures, or certificates of designations governing the Existing Securities and any other note, bond, Indenture, or other instrument or document evidencing or creating any indebtedness or obligation of a Debtor, except the Diamond Cable Notes or any other instrument or document evidencing such indebtedness under the Diamond Cable Notes, and such notes or other instruments evidencing indebtedness or obligations of a Debtor that are Reinstated under this Plan, as the case may be, shall be discharged; provided, however, that each Indenture or other agreement that governs the rights of a holder of a Claim and that is administered by an Indenture Trustee shall continue in effect for the purposes of allowing the Indenture


                                  PLAN-30

Trustee to make any distributions on account of such Claims pursuant to this Plan and to perform any other necessary administrative functions with respect thereto. Notwithstanding any provision to the contrary contained in this Plan, distributions on account of the Debt Securities shall not be reduced by the amount of the reasonable fees and documented out-of-pocket expenses incurred by the Indenture Trustees or any undisputed claim for payment by the Indenture Trustees (which includes the reasonable fees and documented out-of-pocket expenses of any professionals retained by the Indenture Trustees). Upon approval by the Bankruptcy Court of an application by an Indenture Trustee, the reasonable fees and documented out-of-pocket expenses incurred by the Indenture Trustee or any other claim for payment by the Indenture Trustee (which includes the reasonable fees and documented out-of-pocket expenses of any professionals retained by the Indenture Trustee) through the Effective Date shall be paid in full in Cash as soon as practicable after the Effective Date. In addition, upon the occurrence of the Effective Date, the asserted charging liens of the Indenture Trustees shall be released and their sole claims shall be for their reasonable fees and documented out-of-pocket expenses pursuant to application to the Bankruptcy Court.

     Any actions taken by an Indenture Trustee, an agent, or a servicer that are not for the purposes authorized in this Article IV.B.2 shall not be binding upon the Debtors or Reorganized Debtors. Notwithstanding the foregoing, any Debtor may terminate any Indenture or other governing agreement and the authority of any Indenture Trustee, agent, or servicer to act thereunder at any time, with or without cause, by giving five (5) days' written notice of termination to the Indenture Trustee, agent, or servicer. If distributions under this Plan have not been completed at the time of termination of the Indenture or other governing agreement, the applicable Debtor shall designate a Disbursing Agent to act in place of the Indenture Trustee, agent, or servicer, and the provisions of this Article IV.B.2 shall be deemed to apply to the new Disbursing Agent.

C.   Restructuring Transactions

     1.  Reorganization Into New NTL And Euroco

         a.   New NTL

     On the Effective Date, NTL CC shall (i) amend and restate its certificate of incorporation and by-laws to provide for, among other things, a change in the name of the corporation from "NTL Communications Corp." to "NTL Incorporated" and (ii) consummate the Effectuating Transactions. Upon, and as a result of, consummation of the Effectuating Transactions, New NTL and its subsidiaries shall be separated from Euroco and those of its subsidiaries that are not also subsidiaries of New NTL.

         b.   Euroco

     On the Effective Date, NTL Inc. shall (i) amend and restate its certificate of incorporation and by-laws to provide for, among other things, a change in the name of the corporation from "NTL Incorporated" to "NTL Europe, Inc." and (ii) consummate the Effectuating Transactions. Upon consummation of the Effectuating Transactions, New NTL and its subsidiaries shall be separated from Euroco and those of its subsidiaries that are not also subsidiaries of New NTL.

     2.  New Securities

         a.   New NTL

              i.  Authorization

     As of the Effective Date, the authorization by New NTL of (a) 600 million shares of New NTL Common Stock, (b) 5 million shares of "blank check" preferred stock, (c) 50 million Series A Warrants, (d) 15 million Equity Rights, (e) the Noteholder Election Option in an amount equal to the quotient obtained by dividing (1) the Delaware/Inc. Cash Amount by (2) the Noteholder Election Option Price, and (f) the New NTL Management Incentive Options is hereby authorized without further act or action under applicable law, regulation, order, or rule.



                                  PLAN-31

              ii. Issuance

     The New Securities authorized pursuant to Article IV.C.2.a.i hereof shall be issued by New NTL pursuant to this Plan without further act or action under applicable law, regulation, order, or rule; provided, however, that notwithstanding any provision to the contrary contained in this Plan, the New NTL Common Stock shall be issued prior to the exchange of NTL Delaware's Subsidiary Common Stock Interests in NTL CC. The New NTL Management Incentive Options shall be issued by New NTL in accordance with the New NTL Management Incentive Plan to be adopted by the compensation committee of the board of directors of New NTL on or after the Effective Date.

              iii.Reserve

     New NTL shall reserve (a) 50 million shares of New NTL Common Stock for issuance pursuant to the Series A Warrants, (b) 15 million shares of New NTL Common Stock for issuance pursuant to the Equity Rights Offering,
(c) the number of shares of New NTL Common Stock required for issuance pursuant to the Noteholder Election Option as determined in Article IV.C.2.a.i above, and (d) up to 20 million shares of New NTL Common Stock for issuance pursuant to the New NTL Management Incentive Plan without further act or action under applicable law, regulation, order, or rule.

         b.   Euroco

              i.  Authorization

     As of the Effective Date, the authorization by Euroco of (a) 60 million shares of Euroco Common Stock, (b) one million shares of Euroco Preferred Stock, and (c) the Euroco Management Incentive Options is hereby authorized without further act or action under applicable law, regulation, order, or rule.

              ii. Issuance

     The New Securities authorized pursuant to Article IV.C.2.b.i hereof shall be issued by Euroco pursuant to this Plan without further act or action under applicable law, regulation, order, or rule; provided, however, that notwithstanding any provision to the contrary contained in this Plan, the Euroco Common Stock and Euroco Preferred Stock shall be issued prior to the exchange of NTL Delaware's Subsidiary Common Stock Interests in NTL CC. The Euroco Management Incentive Options shall be issued by Euroco in accordance with the Euroco Management Incentive Plan to be adopted by the compensation committee of the board of directors of Euroco on or after the Effective Date.

              iii.Reserve

     Euroco shall reserve up to two million shares of Euroco Common Stock for issuance pursuant to the Euroco Management Incentive Plan without further act or action under applicable law, regulation, order, or rule.

     3.  Listing and Registration Rights

     On the Effective Date, New NTL shall (i) be a reporting company under the Exchange Act, (ii) cause the shares of New NTL Common Stock to be listed on the NYSE or such other securities exchange as agreed with the Creditors' Committee, or, if New NTL is unable to have the New NTL Common Stock listed on the NYSE or another securities exchange, quoted in the national market system or small cap system of the National Association of Securities Dealers' Automated Quotation System, (iii) in accordance with the New NTL Registration Rights Agreement, file a shelf registration statement under the Securities Act for resale of shares of New NTL Common Stock (the "New NTL Shelf Registration Statement"), (iv) keep the New NTL Shelf Registration Statement effective for a three-year period and (v) supplement or make amendments to the New NTL Shelf Registration Statement, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the New NTL Registration Rights Agreement, and have such amendments declared effective as soon as practicable after filing with the SEC. New NTL


                                  PLAN-32
will enter into the New NTL Registration Rights Agreement governing the registration of shares of New NTL Common Stock in the form of Exhibit K to this Plan.

     On the Effective Date, Euroco shall (i) be a reporting company under the Exchange Act, (ii) cause the shares of Euroco Common Stock to be quoted in the national market system or small cap system of the National Association of Securities Dealers' Automated Quotation System or, if Euroco is unable to have the Euroco Common Stock so quoted, listed or quoted on a securities exchange or quotation system agreed between NTL Inc. and the Creditors' Committee or any other arrangement agreed between NTL Inc. and the Creditors' Committee, (iii) in accordance with the Euroco Registration Rights Agreement, file a shelf registration statement under the Securities Act for resale of shares of Euroco Common Stock and Euroco Preferred Stock (the "Euroco Shelf Registration Statement"), (iv) keep the Euroco Shelf Registration Statement effective for a three-year period, and (v) supplement or make amendments to the Euroco Shelf Registration Statement, if required under the Securities Act or by the rules and regulations promulgated thereunder, or in accordance with the terms of the Euroco Registration Rights Agreement, and have such amendments declared effective as soon as practicable after filing with the SEC. Euroco will enter into the Euroco Registration Rights Agreement governing the registration of shares of Euroco Common Stock and Euroco Preferred Stock in the form of Exhibit L to this Plan.

     4.  Offerings

         a.   Equity Rights Offering

     In accordance with the terms contained in the Equity Rights Offering Procedures, the Equity Rights Offering shall permit the holders of Old Senior Preferred Stock Interests, Other Junior Preferred Stock Interests, and Old Common Stock Interests as of the Equity Rights Offering Record Date to receive rights to subscribe to purchase 15,000,000 shares of New NTL Common Stock exercisable on an oversubscription basis at the Equity Rights Offering Price. Each share of New NTL Common Stock purchased in the Equity Rights Offering shall be accompanied by a Series A Warrant (maximum issuance of warrants representing 15,000,000 shares of New NTL Common Stock) with a strike price of $77.47 (which assumes 162.5% recovery for the NTL CC Senior Notes, NTL CC Subordinated Notes, and the Diamond Cable Notes). The Equity Rights, which shall be exercisable for a period of 20 Business Days following the entry of the Confirmation Order, as such period may be extended, shall be offered pro rata, but shall be exercisable on an oversubscription basis, such that holders of Equity Rights can subscribe for shares of New NTL Common Stock (each accompanied by a Series A Warrant) underlying unexercised Equity Rights, if any. Subject to any requirement of applicable securities laws, the Equity Rights shall be transferable in accordance with the provisions set forth in the Equity Rights Offering Procedures.

         b.   Noteholder Election

     In accordance with the terms contained in the Noteholder Election Option Procedures, the Noteholder Election Option shall permit the holders of NTL CC Subordinated Notes, NTL Delaware Subordinated Notes (other than France Telecom), and NTL Inc. Subordinated Notes (other than France Telecom) as of the Noteholder Election Option Record Date to purchase (i) shares of New NTL Common Stock using up to 100% of the Delaware/Inc. Cash Amount distributed to holders of NTL CC Subordinated Notes, NTL Delaware Subordinated Notes (other than France Telecom), and NTL Inc. Subordinated Notes (other than France Telecom) pursuant to Article III.C of this Plan at the Noteholder Election Option Price, plus (ii) any shares of New NTL Common Stock and Series A Warrants not subscribed for in the Equity Rights Offering on an oversubscription basis at the Noteholder Election Option Price. The Noteholder Election Option, which shall be exercisable for a period of 20 Business Days following the entry of the Confirmation Order, as such period may be extended, shall be offered pro rata, but shall be exercisable on an oversubscription basis. Subject to any requirement of applicable securities laws, the Noteholder Election Option shall be transferable in accordance with the provisions set forth in the Noteholder Election Option Procedures.



                                  PLAN-33

     5.  Exit Financing

     The Debtors expect that Cable Funding and/or New NTL will enter into an exit financing agreement, which may be the New NTL Exit Facility, to (a) refinance amounts outstanding on the Effective Date under the DIP Facility,
(b) make other payments required to be made on the Effective Date or the Distribution Date, and (c) provide additional borrowing capacity to New NTL and its subsidiaries following the Effective Date. If such exit financing agreement is to be the New NTL Exit Facility, then on the Effective Date, the Reorganized Debtors shall be authorized to enter into, execute, and deliver the New NTL Exit Facility (which shall be acceptable in all respects to the Creditors' Committee).

     6.  Cancellation Of Certain Obligations

     On or immediately prior to the Effective Date, NTL Inc. shall assume the account payable of NTL TWTV Holdings Limited, a Non-Debtor Subsidiary of NTL Inc., to NTL (CWC) Limited, an indirect Non-Debtor Subsidiary of NTL CC. Substantially contemporaneously therewith, NTL (CWC) Limited shall transfer to NTL CC, through various intermediate transactions in satisfaction of intercompany obligations, its account receivable from NTL TWTV Holdings Limited (as assumed, or to be assumed, by NTL Inc.). On the Effective Date, the resultant Intercompany Claim of NTL CC against NTL Inc. shall be canceled pursuant to Article III.C.7 of this Plan.

     7.  Restructuring Expense Adjustment

     As of the Effective Date, if NTL Inc. and NTL Delaware have incurred Restructuring Expenses in excess of the Delaware/Inc. Restructuring Expenses, then New NTL shall transfer the amount of such excess to Euroco. If the Delaware/Inc. Restructuring Expenses exceed the Restructuring Expenses actually incurred by NTL Inc. and NTL Delaware, then Euroco shall transfer the amount of such excess to New NTL.

D.   New NTL Rights Agreement

     Prior to the Effective Date, New NTL and Continental Stock Transfer and Trust Company will enter into the New NTL Rights Agreement. In accordance therewith, upon issuance on the Effective Date, each share of New NTL Common Stock (whether originally issued or from New NTL's treasury) shall be accompanied by a New NTL Stockholder Right entitling the registered holder to purchase from New NTL one one-hundredth (1/100) of a share of New NTL Stockholder Rights Preferred Stock at the New NTL Stockholder Rights Purchase Price, subject to adjustment pursuant to the terms of the New NTL Rights Agreement. Subject to certain exceptions specified in the New NTL Rights Agreement, the New NTL Stockholder Rights will separate from the New NTL Common Stock, be represented by separate certificates, and a New NTL Stockholder Rights distribution date will occur upon the earlier of:

         (a) 10 business days following a public announcement that a Person or group of affiliated or associated Persons other than a New NTL Grandfathered Distributee (a "New NTL Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of New NTL Common Stock (or beneficial ownership of securities which, upon confirmation of the Plan, will become shares of New NTL Common Stock) (the "New NTL Stock Acquisition Date"), other than as a result of repurchases of stock by New NTL or certain inadvertent actions by institutional or certain other stockholders; or

         (b) 10 business days (or such later date as the New NTL board of directors shall determine prior to any Person becoming a New NTL Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a Person or group becoming a New NTL Acquiring Person.

     The New NTL Stock Acquisition Date could occur as early as the Effective Date. The earlier of the events described in clauses (a) and (b) above to occur shall be the "New NTL Stockholder Rights Distribution Date." In no event, however, shall the separation of the New NTL Stockholder Right from the New NTL Common Stock occur prior to the Effective Date.



                                  PLAN-34

E.   Euroco Rights Agreement

     Prior to the Effective Date, Euroco and Continental Stock Transfer and Trust Company will enter into the Euroco Rights Agreement. In accordance therewith, upon issuance on the Effective Date, each share of Euroco Common Stock (whether originally issued or from Euroco's treasury) shall be accompanied by a Euroco Stockholder Right entitling the registered holder to purchase from Euroco one one-hundredth (1/100) of a share of Euroco Stockholder Rights Preferred Stock at the Euroco Stockholder Rights Purchase Price, subject to adjustment pursuant to the terms of the Euroco Rights Agreement. Subject to certain exceptions specified in the Euroco Rights Agreement, the Euroco Stockholder Rights will separate from the Euroco Common Stock, be represented by separate certificates, and a Euroco Stockholder Rights distribution date will occur upon the earlier of:

         (a) 10 business days following a public announcement that a Person or group of affiliated or associated Persons other than a Euroco Grandfathered Distributee (a "Euroco Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Euroco Common Stock (or beneficial ownership of securities which, upon confirmation of the Plan, will become shares of Euroco Common Stock) (the "Euroco Stock Acquisition Date"), other than as a result of repurchases of stock by Euroco or certain inadvertent actions by institutional or certain other stockholders; or

         (b) 10 business days (or such later date as the Euroco board of directors shall determine prior to any Person becoming a Euroco Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a Person or group becoming a Euroco Acquiring Person.

     The Euroco Stock Acquisition Date could occur as early as the Effective Date. The earlier of the events described in clauses (a) and (b) above to occur shall be the "Euroco Stockholder Rights Distribution Date." In no event, however, shall the separation of the Euroco Stockholder Right from the Euroco Common Stock occur prior to the Effective Date.

F.   Directors And Officers

     1.  Current Board Of Directors Of NTL Inc.

     On the Effective Date, the term of the current board of directors of NTL Inc. shall expire and the operations of New NTL shall become the general responsibility of the board of directors of New NTL.

     2.  New NTL

      The initial board of directors of New NTL after the Effective Date shall be comprised of nine members selected by the Creditors' Committee, one of whom shall be designated as Chairman and one of whom shall be designated as Chief Executive Officer of New NTL. The Debtors will identify the individuals proposed to serve as directors and senior management of New NTL in the Plan Supplement. The board of directors of New NTL shall have the responsibility for the management, control, and operation of New NTL on and after the Effective Date. The existing officers and directors of the Debtor Subsidiaries of NTL CC shall initially be permitted to serve in their respective capacities as officers and directors of the Reorganized Debtor Subsidiaries of New NTL, unless otherwise provided in the Plan Supplement.

     3.  Euroco

      The initial board of directors of Euroco after the Effective Date shall be comprised of nine members selected by the Creditors' Committee, one of whom shall be designated as Chairman and one of whom shall be designated as Chief Executive Officer of Euroco. The Debtors shall identify the individuals proposed to serve as directors and senior management of Euroco in the Plan Supplement. The board of directors of Euroco shall have the responsibility for the management, control, and operation of Euroco on and after the Effective Date. The existing officers and directors of the Debtor Subsidiaries of NTL Inc. (excluding NTL CC and its subsidiaries) shall initially be permitted to serve in their respective capacities as officers and directors of the Reorganized Debtor Subsidiaries of Euroco, unless otherwise provided in the Plan Supplement.


                                  PLAN-35

G.   Revesting Of Assets

     Except as provided in Article III above, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. As of the Effective Date, all property of the Reorganized Debtors shall be free and clear of all Claims, encumbrances, Interests, charges, and Liens except as specifically provided in this Plan or Confirmation Order or as contemplated by the New NTL Exit Facility. Without limiting the generality of the foregoing, the Reorganized Debtors may, without application to or approval by the Bankruptcy Court, pay Professional Fees and expenses incurred after the Confirmation Date.

H.   Preservation Of Rights Of Action; Settlement Of Causes Of Action

     Except as otherwise provided in this Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and have the exclusive right, in their sole discretion, to enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all claims, rights, Causes of Action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person or entity. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, Causes of Action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) who hold such rights.

I.   Employment Agreements

     On the Effective Date, New NTL and Euroco shall enter into employment agreements with their respective key executives, substantially in the form of the agreement annexed hereto as Exhibit M.

J.   Management Incentive Plans

     On or after the Effective Date, the compensation committees of the boards of directors of New NTL and Euroco, respectively, are authorized to and shall adopt the New NTL Management Incentive Plan and Euroco Management Incentive Plan. Under the New NTL Management Incentive Plan, options to purchase up to 10% of the issued and outstanding shares of New NTL Common Stock as of the Effective Date may be granted from time to time to certain employees of New NTL and, on the Effective Date, New NTL shall reserve up to 20 million shares of New NTL Common Stock for issuance under the New NTL Management Incentive Plan. The form of the New NTL Management Incentive Plan is annexed as Exhibit Q hereto. Under the Euroco Management Incentive Plan, options to purchase up to 10% of the issued and outstanding shares of Euroco Common Stock as of the Effective Date may be granted from time to time to certain employees of Euroco and, on the Effective Date, Euroco shall reserve up to 2 million shares of Euroco Common Stock for issuance under the Euroco Management Incentive Plan. The form of Euroco Management Incentive Plan is annexed as Exhibit R hereto.

K.   Effectuating Documents; Further Transactions

     The chairman of the board of directors, president, chief executive officer, chief financial officer, or any other appropriate officer of each Debtor, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions, as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. The secretary or assistant secretary of the appropriate Debtor shall be authorized to certify or attest to any of the foregoing actions.



                                  PLAN-36

L.   Exemption From Certain Transfer Taxes

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to this Plan, including, without limitation, the granting or recording of any Lien or mortgage on any property under the New NTL Exit Facility, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

M.   Transactions On Business Days

     If the date on which a transaction may occur under this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

N.   Implementation

     Pursuant to the Confirmation Order and upon Confirmation of this Plan, the Debtors and the Reorganized Debtors shall be authorized to take all necessary steps, and perform all necessary acts, to consummate the terms and conditions of this Plan. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate or further evidence the terms and conditions of this Plan and the other agreements referred to herein. The Debtors or the Reorganized Debtors, as the case may be, shall execute such documents and take such other actions as necessary to effectuate the transactions provided for in this Plan, including, without limitation, the New NTL Exit Facility Agreement and the Employment Agreements without the need for any additional approvals, authorizations, or consents.


                                 ARTICLE V.

                    ACCEPTANCE OR REJECTION OF THE PLAN

A.   Classes Entitled To Vote

     Each Impaired Class of Claims or Interests that will (or may) receive or retain property or any interest in property under this Plan is entitled to vote to accept or reject this Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted this Plan and, therefore, is not entitled to vote. Because holders of Interests in Classes that are not entitled to receive or retain any property under this Plan are presumed to have rejected this Plan, they are not entitled to vote.
B.   Acceptance By Impaired Classes

     An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan, in each case not counting the vote of any holder designated under section 1126(e) of the Bankruptcy Code. An Impaired Class of Interests shall have accepted this Plan if the holders (other than any holder designated under section 1126(e) of the Bankruptcy
Code) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept this Plan.

C.   Elimination Of Classes

     Any Class that does not contain, as of the date of the commencement of the Confirmation Hearing, any Allowed Claims or Interests or any Claims or Interests temporarily allowed for voting purposes under Fed. R. Bankr. P. 3018 shall


                                  PLAN-37
be deemed to have been deleted from this Plan for purposes of (i) voting to accept or reject this Plan and (ii) determining whether it has accepted or rejected this Plan under section 1129(a)(8) of the Bankruptcy Code.

D.   Cramdown

     As described in Article III.D above, the holders of the Debt Securities have agreed to provide a portion of their distribution to the Junior Stakeholders, subject to their acceptance of this Plan. The Debt Securities holders have not, however, agreed to provide value to holders of Claims and Interests in Classes 15 and 16; consequently, holders of Claims and Interests in Classes 15 and 16 shall not receive or retain property under the Plan on account of such Claims and Interests and, under section 1126(g) of the Bankruptcy Code, are presumed to have rejected the Plan.

     If, and to the extent, necessary to confirm the Plan notwithstanding the deemed rejection of the Plan by Classes 15 and 16, the Debtors shall request confirmation of the Plan, as it relates to Classes 15 and 16 and as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify this Plan to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.


                                ARTICLE VI.

                          SECURITIES TO BE ISSUED
                        IN CONNECTION WITH THE PLAN

     On the Effective Date, New NTL and Euroco shall issue for distribution in accordance with the provisions of this Plan the New Securities required for distribution pursuant to the provisions of Articles III and IV hereof. All New Securities to be issued shall be issued on the Effective Date, regardless of the date on which they are actually distributed. Descriptions of the terms of each of the New Securities are included in Exhibits D, F, G, H, I, and J, each of which is annexed to and incorporated herein by reference.


                                ARTICLE VII.

                     PROVISIONS GOVERNING DISTRIBUTIONS

A.   Distributions For Claims And Interests Allowed As Of The Effective Date

     Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims or Interests that are Allowed Claims or Interests as of the Effective Date shall be made on the Distribution Date, or as soon thereafter as reasonably practicable. Any Cash distributions shall be made by the Disbursing Agent from available Cash of the Reorganized Debtors. Any distribution under this Plan of property other than Cash shall be made by the Disbursing Agent or the appropriate Indenture Trustee, agent, or servicer, in accordance with the terms of this Plan.

B.   Special Distribution Procedures For Certain Persons

     1.  New NTL Chapter 11 Acquiring Persons

     If any holder of Allowed Claims or Interests entitled to receive a distribution under the Plan becomes a New NTL Chapter 11 Acquiring Person during the period from the first Business Day after the Petition Date through the Effective Date, then (a) such holder shall only be entitled to receive aggregate distributions on account of its Allowed Claims or Interests in an amount not to exceed 15% of the outstanding shares of New NTL Common Stock (including, without limitation, any shares of New NTL Common Stock purchased or that may be acquired after giving effect to the Equity Rights Offering and the Noteholder Election Option and assuming exercise of the Series A Warrants) so that, as of the Effective Date, such holder would not be a New NTL Acquiring Person under the New NTL Rights Agreement (without


                                  PLAN-38
regard to whether such Person is a Grandfathered Distributee); and (b) any shares of New NTL Common Stock that such holder otherwise would have been entitled to receive but for the provisions of this Article VII.B.1 shall be withheld and retained by New NTL in accordance with the provisions of Paragraph 2 below, unless such holder represents and warrants in writing to New NTL that, as of the Effective Date, such holder either (i) has disposed of a sufficient amount of Allowed Claims or Interests such that as of the Effective Date, such holder would not be a New NTL Chapter 11 Acquiring Person, or (ii) is a New NTL Grandfathered Distributee, and in either case, such holder shall be entitled to receive those distributions to which it otherwise would have been entitled to receive under this Plan had it not been for the provisions of this Article VII.B.1.

     2.  Distribution Procedures For Withheld Shares Of New NTL Common Stock

     Distributions of New NTL Common Stock withheld pursuant to Article VII.B.1 hereof shall be held in reserve by New NTL for the account of the holder who otherwise would have been entitled, in the absence of the limitations imposed by Article VII.B.1, to such distributions until such time as New NTL is directed in writing by such holder to distribute the shares of New NTL Common Stock, together with any Cash and non-Cash dividends earned thereon, to another Person, such that after giving effect to the disposition of New NTL Common Stock, such other Person would not be a New NTL Acquiring Person under the New NTL Rights Agreement. As soon as practicable following receipt of such direction, New NTL shall distribute the withheld shares of New NTL Common Stock, together with any Cash and non-Cash dividends earned thereon, to such Person as directed by such Person in writing.

     3.  Euroco Chapter 11 Acquiring Persons

     If any holder of Allowed Claims or Interests entitled to receive a distribution under the Plan becomes a Euroco Chapter 11 Acquiring Person during the period from the first Business Day after the Petition Date through the Effective Date, then (a) such holder shall be entitled only to receive aggregate distributions on account of its Allowed Claims or Interests in an amount not to exceed 15% of the outstanding shares of Euroco Common Stock so that, as of the Effective Date, such holder would not be a Euroco Acquiring Person under the Euroco Rights Agreement (without regard to whether such Person is a Euroco Grandfathered Distributee), and
(b) any shares of Euroco Common Stock that such holder otherwise would have been entitled to receive but for the provisions of this Article VII.B.3 shall be withheld and retained by Euroco in accordance with the provisions of Paragraph 4 below, unless such holder represents and warrants in writing to Euroco that, as of the Effective Date, such holder either (i) has disposed of a sufficient amount of Allowed Claims or Interests such that as of the Effective Date, such holder would not be a Euroco Chapter 11 Acquiring Person, or (ii) is a Euroco Grandfathered Distributee, and in either case, such holder shall be entitled to receive those distributions to which it otherwise would have been entitled to receive under this Plan had it not been for the provisions of this Article VII.B.3.

     4.  Distribution Procedures For Withheld Shares Of Euroco Common Stock

     Distributions of Euroco Common Stock withheld pursuant to Article VII.B.3 above shall be held in reserve by Euroco for the account of the holder who otherwise would have been entitled, in the absence of the limitations imposed by Article VII.B.3, to such distributions until such time as Euroco is directed in writing by such holder to distribute the shares of Euroco Common Stock, together with any Cash and non-Cash dividends earned thereon, to another Person, such that after giving effect to the disposition of Euroco Common Stock, such other Person would not be a Euroco Acquiring Person under the Euroco Rights Agreement. As soon as practicable following receipt of such direction, Euroco shall distribute the withheld shares of Euroco Common Stock, together with any Cash and non-Cash dividends earned thereon, to such Person as directed in writing.

C.   Allocation Of Consideration

     The aggregate consideration to be distributed to the holders of Allowed Claims in each Class of Claims under this Plan shall be treated first, as satisfying the stated principal amount of each holder's Allowed Claim and second, to the extent of any remaining consideration, as satisfying accrued but unpaid interest, if any.



                                  PLAN-39

D.   Disbursing Agent

     The Disbursing Agent shall make all distributions required under this Plan (subject to the provisions of Articles III, VII, and IX hereof), as agent for New NTL and Euroco, except with respect to a holder of a Claim or Interest whose distribution is governed by an Indenture or other agreement and is administered by an Indenture Trustee, agent, or servicer, which distributions shall be deposited with the appropriate Indenture Trustee, agent, or servicer, who shall deliver such distributions to the holders of Claims or Interests in accordance with the provisions of this Plan and the terms of the relevant Indenture or other governing agreement.

     If the Disbursing Agent is an independent third party designated by the Reorganized Debtors to serve in such capacity, or an Indenture Trustee, agent, or servicer that administers an Indenture or other agreement that governs distributions, such Disbursing Agent, Indenture Trustee, agent, or servicer shall receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to this Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Reorganized Debtors on terms acceptable to the Reorganized Debtors. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. If otherwise so ordered, all costs and expenses of procuring any such bond shall be paid by the Reorganized Debtors.

E.   Distributions By Indenture Trustees

     Any distributions on account of Allowed Claims arising under Debt Securities or otherwise administered by an Indenture Trustee shall be made to the appropriate Indenture Trustee, which, in each case, shall serve as the Reorganized Debtors' designee for purposes of making distributions to holders of such Allowed Claims under this Plan. The Reorganized Debtors shall be responsible for payment to each Indenture Trustee of such Indenture Trustee's reasonable fees and documented out-of-pocket expenses incurred in connection with the making of distributions under this Plan to holders of Allowed Claims governed by its Indenture.

F.   Surrender Of Securities Or Instruments

     As a condition to receiving any distribution under this Plan, on or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument (a "Certificate") evidencing a Claim or Interest on account of Existing Securities that are not being Reinstated under this Plan shall surrender such Certificate to the Disbursing Agent, as agent for New NTL and Euroco, or, with respect to indebtedness that is governed by an Indenture or other agreement, the respective Indenture Trustee, agent, or servicer, as the case may be, and such Certificate shall be canceled; provided, however, that in accordance with the provisions of Article III.C.2 hereof, all Certificates evidencing Claims on account of Diamond Cable Notes shall be assigned, conveyed, and transferred by the holder thereof to New NTL. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent, the respective Indenture Trustee, agent, or servicer, or New NTL, as the case may be, or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent, the respective Indenture Trustee, agent, or servicer, or New NTL, as the case may be. Any such holder who fails to surrender or assign or cause to be surrendered or assigned such Certificate or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent, the respective Indenture Trustee, agent, or servicer, or New NTL, as the case may be, prior to the later of (i) the second anniversary of the Effective Date or (ii) six (6) months after the date such holder's Claim becomes an Allowed Claim, shall be deemed to have forfeited all rights, Claims, and Interests in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to New NTL or Euroco, as the case may be, notwithstanding any federal or state escheat laws to the contrary.

G.   Instructions To Disbursing Agent

     Prior to any distribution to a holder of a Claim or Interest on account of Existing Securities that are not being Reinstated under this Plan, the appropriate Indenture Trustee, agent, or servicer, as the case may be, shall (i) inform the Disbursing Agent as to the amount of properly surrendered Existing Securities as to which such party serves as Indenture


                                  PLAN-40

Trustee, agent, or servicer, and (ii) inform the Disbursing Agent in a properly completed letter of transmittal accompanying properly remitted securities of the names of the holders of Allowed Claims or Interests, and the number of (x) shares of New NTL Common Stock, Euroco Preferred Stock, and/or Euroco Common Stock, and/or (y) Series A Warrants and/or Rights, as the case may be, to be issued and distributed to or on behalf of such holders of Allowed Claims or Interests in exchange for properly surrendered Existing Securities.

H.   Services Of Indenture Trustees, Agents, And Servicers

     The services of Indenture Trustees, agents, and servicers under Indentures and other agreements that govern the rights of holders of Claims and Interests, with respect to consummation of this Plan, shall be as set forth in Article IV.B.2 and elsewhere in this Plan.

I.   Record Date For Distributions To Holders Of Existing Securities

     The record date for distributions to holders of Allowed Claims or Interests on account of Existing Securities that are not being Reinstated under this Plan shall be the Distribution Record Date. At the close of business on the Distribution Record Date, the transfer ledgers for such securities shall be closed, and there shall be no further changes in the record holders of such securities. The Reorganized Debtors and the Disbursing Agent, if any, shall have no obligation to recognize any transfer of any such securities occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders listed on the transfer ledgers as of the close of business on the Distribution Record Date.

J.   Means Of Cash Payment

     Cash payments under this Plan shall be in U.S. funds, and shall be made, at the option, and in the sole discretion, of the Reorganized Debtors, by (i) checks drawn on or (ii) wire transfers from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option, and in the sole discretion, of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to this Plan in the form of checks issued by the Reorganized Debtors shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtors.

K.   Fractional Dollars; De Minimis Distributions

     Any other provision of this Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, or any Indenture Trustee, agent, or servicer, as the case may be, shall not make any payment of less than $25.00 with respect to any Claim unless a request therefor is made in writing to such Disbursing Agent, Indenture Trustee, agent, or servicer, as the case may be.

L.   Calculation Of Distribution Amounts Of Certain New Securities

     No fractional shares of New NTL Common Stock, Euroco Common Stock, or Euroco Preferred Stock, and no fractional Series A Warrants or Rights (collectively, the "Distributable Securities"), shall be issued or distributed under this Plan or by New NTL, Euroco, or any Disbursing Agent, Indenture Trustee, agent, or servicer. Each Person entitled to receive Distributable Securities shall receive the total number of whole shares of stock, Series A Warrants, or Rights, as the case may be, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of stock, Series A Warrant, or Right, as the case may be, the Disbursing Agent shall allocate separately one whole share, warrant or right to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares, warrants, or rights have been allocated. Upon the allocation of a whole share, warrant, or right to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be canceled. If two or more Persons are entitled to equal fractional


                                  PLAN-41
entitlements and the number of Persons so entitled exceeds the number of whole shares, warrants, or rights that remain to be allocated, the Disbursing Agent shall allocate the remaining whole shares, warrants, or rights to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole shares, warrants, and rights authorized under this Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

M.   Delivery Of Distributions; Undeliverable Or Unclaimed Distributions

     Distributions to holders of Allowed Claims or Interests shall be made by the Disbursing Agent or the Indenture Trustee, agent, or servicer, as the case may be, (i) at the holder's last known address, (ii) at the address in any written notice of address change delivered to the Disbursing Agent, (iii) in the case of the holder of an Existing Security, at the address in the appropriate Indenture Trustee's, agent's, or servicer's official records, or (d) set forth in a properly completed letter of transmittal accompanying a Certificate properly remitted in accordance with the terms hereof. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made, unless and until the Disbursing Agent or appropriate Indenture Trustee, agent, or servicer is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions made through the Disbursing Agent or an Indenture Trustee, agent, or servicer shall be returned to the appropriate Reorganized Debtor or the Indenture Trustee, agent, or servicer, as the case may be, until such distributions are claimed. All claims for undeliverable distributions must be made on or before the later to occur of (i) the second anniversary of the Effective Date or (ii) six (6) months after such holder's Claim becomes an Allowed Claim, after which date all unclaimed property shall revert to the appropriate Reorganized Debtor free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Any holder of an Allowed Claim who is entitled to receive a Cash distribution under this Plan, but fails to cash a check within 120 days of its issuance, shall be entitled to receive a reissued check from the Reorganized Debtors for the amount of the original check, without interest, upon written request (prior to the second anniversary of the Effective Date) to the Reorganized Debtors or their designee, which request shall include such documentation as the Reorganized Debtors or their designee request to verify, in their reasonable discretion, that such holder is entitled to such check. If a holder fails to cash a check within 120 days of its issuance and fails to request reissuance of such check prior to the later to occur of (i) the second anniversary of the Effective Date and (ii) six (6) months following the date such holder's Claim becomes an Allowed Claim, such holder shall not be entitled to receive any distribution under this Plan.

N.   Withholding And Reporting Requirements

     In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements.

O.   Setoffs

     Except with respect to Causes of Action released pursuant to this Plan or the Confirmation Order, a Reorganized Debtor may, but shall not be required to, set off against any Claim (other than any Diamond Cable Notes Claims, NTL CC Senior Notes Claims, NTL CC Subordinated Notes Claims, NTL Delaware Subordinated Notes Claims, or NTL Inc. Subordinated Notes Claims) the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims or Causes of Action of any nature whatsoever that the Debtor or Reorganized Debtor may have against the Claim's holder; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by any Debtor or Reorganized Debtor of a Cause of Action that such Debtor or Reorganized Debtor may have against such holder. Nothing herein shall be deemed to expand rights to setoff under applicable law.



                                  PLAN-42

                               ARTICLE VIII.

                      TREATMENT OF EXECUTORY CONTRACTS
                            AND UNEXPIRED LEASES

A.   Assumed Contracts And Leases

     Except as otherwise provided in this Plan, or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, as of the Effective Date each Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject filed on or before the Confirmation Date. The Confirmation Order shall constitute an order of the Bankruptcy Court under section 365 of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

B.   Payments Related To Assumption Of Contracts And Leases

     Any monetary amounts by which any executory contract and unexpired lease to be assumed under this Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor party to the contract or lease or its assignee, by Cure. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of a Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

C.   Rejected Contracts And Leases

     Except as otherwise provided in this Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with this Plan, none of the executory contracts and unexpired leases to which a Debtor is a party shall be rejected under this Plan; provided, however, that the Debtors reserve the right, at any time prior to the Confirmation Date, to seek to reject any executory contract or unexpired lease to which any Debtor is a party.

D.   Claims Based On Rejection Of Executory Contracts Or Unexpired Leases

     If the rejection by a Debtor, pursuant to this Plan or otherwise, of an executory contract or unexpired lease results in a Claim for damages, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor, or the properties of any of them, unless a proof of Claim is filed with the clerk of the Bankruptcy Court and served on counsel for the Debtors within thirty (30) days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected.


                                  PLAN-43

E.   Compensation And Benefit Plans

     1. Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, subject to the occurrence of the Effective Date, all employee compensation and benefit plans of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are assumed under Article VIII.A hereof, and the Debtors' obligations under such programs to Persons shall survive confirmation of this Plan, except for (i) executory contracts or employee benefit plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code), (ii) all employee equity or equity-based incentive plans, and (iii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract; provided, however, that the Debtors' obligations, if any, to pay all "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code shall continue.

     2. Notwithstanding the foregoing, the Employment Agreements to be entered into with the Key Employees on the Effective Date shall amend and supersede any other employment agreements and severance plans with or for the benefit of the Key Employees, and, as amended, shall be assumed pursuant to this Plan.


                                ARTICLE IX.

                     PROCEDURES FOR RESOLVING DISPUTED,
                    CONTINGENT, AND UNLIQUIDATED CLAIMS

A.   Objections To Claims; Disputed Claims

     Except as otherwise provided in this Plan, holders of Claims and Interests shall not be required to, and no parties should, file proofs of Claim or proofs of Interest with the Bankruptcy Court. If and to the extent that proofs of Claim or proofs of Interest are filed, then as soon as practicable, but in no event later than 120 days after the Effective Date (unless extended by an order of the Bankruptcy Court), the Debtors or Reorganized Debtors, as the case may be, shall file objections to such proofs of Claim or proofs of Interest with the Bankruptcy Court and serve such objections on the holders of each of the Claims or Interests to which objections are made; provided, however, that the Debtors and Reorganized Debtors shall not object to Claims or Interests that are Allowed Claims or Interests pursuant to this Plan. Nothing contained herein, however, shall limit the Debtors' or Reorganized Debtors' right to object to proofs of Claim or Interest, if any, that are not Allowed under this Plan or that are filed or amended more than 120 days after the Effective Date. The Debtors and Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims or Interests by withdrawing or settling any objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction over the validity, nature, and/or amount thereof.

B.   No Distribution Pending Allowance

     Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes Allowed.

C.   Distributions After Allowance

     To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, a distribution shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court or other applicable court of competent jurisdiction allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution to which such holder is entitled under this Plan. After a Final Order has been entered, or other final resolution has been reached, with respect to each Disputed Claim and


                                  PLAN-44

Interest (i) any New Securities held in the Distribution Reserve shall be distributed Pro Rata to holders of Allowed Claims or Interests entitled thereto under the terms of this Plan and (ii) any Cash or other property remaining in the Distribution Reserve shall become property of the Reorganized Debtors. All distributions made under this Article IX.C on account of an Allowed Claim or Interest shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property, as if such Allowed Claim or Interest had been an Allowed Claim or Interest on the Distribution Date. Notwithstanding the foregoing, the Disbursing Agent shall not be required to make distributions under this Article IX.C more frequently than once every 90 days or to make any individual payments in an amount less than $25.00.


                                 ARTICLE X.

                  CONDITIONS PRECEDENT TO CONFIRMATION AND
                          CONSUMMATION OF THE PLAN

A.   Conditions To Confirmation

     The following are conditions precedent to confirmation of this Plan that must be (i) satisfied or (ii) waived in accordance with Article X.C below:

     1. The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Debtors and the Creditors'
Committee, approving the Disclosure Statement with respect to this Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

     2. The proposed Confirmation Order shall be in form and substance reasonably acceptable to the Debtors and the Creditors' Committee.

B.   Conditions To Effective Date

     The following are conditions precedent to the occurrence of the Effective Date that must be (i) satisfied or (ii) waived in accordance with
Article X.C below:

     1. The Confirmation Date shall have occurred and the Confirmation Order, in form and substance reasonably acceptable to the Debtors and the Creditors' Committee, confirming the Plan, as the same may have been modified, supplemented, or amended, shall have been entered by the Bankruptcy Court.

     2.  The Confirmation Order shall have become a Final Order.

     3. No request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

     4. All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of this Plan shall have been obtained and not revoked.

     5. The following agreements, in form and on terms reasonably satisfactory to the Debtors and the Creditors' Committee shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied:

         a. Amended And Restated Certificate Of Incorporation And By-laws Of NTL Inc.;

         b. Amended And Restated Certificate Of Incorporation And By-laws Of NTL CC;

         c.   Registration Rights Agreements;



                                  PLAN-45

         d.   Series A Warrant Agreement;

         e. Certificate of Designation for Euroco Preferred Stock (which shall be included in the Amended and Restated Certificate of Incorporation of NTL Inc.);

         f.   New NTL Management Incentive Plan;

         g.   Euroco Management Incentive Plan; and

         h. New NTL Exit Facility or any alternative financing in a minimum amount of $500 million.

     6. The Debtors or Reorganized Debtors shall have executed and delivered all documents necessary to effectuate the issuance of the New Securities.

     7. All other actions, documents, and agreements necessary to implement this Plan shall have been effected or executed.

     8. France Telecom shall have delivered a letter containing the representations and warranties described in Article XIV.B above.

     9. There must be no material debt of the Debtors other than Debt Securities that are Reinstated under the Plan, guarantees under the Working Capital Facility, the guarantee by Diamond Cable of the Diamond Holdings Notes, and the New NTL Exit Facility.

     10. The Senior Credit Facility and Working Capital Facility shall have been amended and restated on terms acceptable to the Debtors and the Creditors' Committee, and shall not have been terminated.

     11. The Diamond Administration Orders shall have been discharged or shall be discharged substantially contemporaneously with the Effective Date.

C.   Waiver Of Conditions

     Each of the conditions set forth in Article X.A and X.B above, other than those set forth in Articles X.A.1 and X.B.1, may be waived in whole or in part by the Debtors (with the prior consent of the Creditors' Committee), without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or any of them). The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

D.   Effects Of Failure Of Conditions

     If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with Articles X.B or X.C above on or before the first Business Day that is more than 179 days after the Confirmation Date, or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on motion by the Debtors made prior to the time that all of the conditions have been satisfied or waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to the occurrence of the Effective Date set forth in Article X.B above are either satisfied or waived prior to entry by the Bankruptcy Court of an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Article X.D, this Plan shall be null and void in all respects, and nothing contained in this Plan shall (a) constitute a waiver or release of any Claims against or Interests in the Debtors or (b) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtors.



                                  PLAN-46

                                ARTICLE XI.

                        MODIFICATIONS AND AMENDMENTS

     The Debtors may (with the prior consent of the Creditors' Committee) alter, amend, or modify this Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date and may include any such amended Exhibits in the Plan or the Plan Supplement. After the Confirmation Date and prior to substantial consummation of this Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of holders of Claims or Interests under this Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.


                                ARTICLE XII.

                         RETENTION OF JURISDICTION

     Under sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to the purposes described under clause A below, with respect to which jurisdiction shall not be exclusive) over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to: over all matters arising out of or related to the Chapter 11 Cases and this Plan, to the fullest extent permitted by law, including jurisdiction to:

     A. Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

     B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained professionals of the Reorganized Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

     C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

     D. Effectuate performance of and payments under the provisions of this Plan;

     E. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases, including, but not limited to, any and all motions for approval of asset sales by the Debtors filed by the Debtors on or before the Effective Date;

     F. Hear and determine any and all motions to subordinate Claims or Interests at any time and on any basis permitted by applicable bankruptcy or nonbankruptcy law;

     G. Enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan and all contracts, instruments, releases, and other agreements or documents created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;



                                  PLAN-47

     H. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of this Plan, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

     I. Consider any modifications of this Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     J. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of this Plan or the Confirmation Order;

     K. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

     L. Hear and determine any matters arising in connection with or relating to this Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;

     M. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Cases;

     N. Recover all assets of the Debtors and property of the Debtors' Estates, wherever located;

     O. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

     P. Hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge;

     Q. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

     R. Hear and determine all matters relating to the delivery and transfer to New NTL of the Diamond Cable Notes pursuant to the provisions of this Plan;

     S. Hear and determine all disputes as to whether a Person is a New NTL Grandfathered Distributee or a Euroco Grandfathered Distributee; and

     T.  Enter one or more final decree(s) closing the Chapter 11 Cases.


                               ARTICLE XIII.

                          EFFECTS OF CONFIRMATION

A.   Binding Effect

     This Plan shall be binding on and inure to the benefit of the Debtors, all current and former holders of Claims against and Interests in the Debtors and their respective successors and assigns, including, but not limited to, the Reorganized Debtors, and all other parties-in-interest in the Chapter 11 Cases.



                                  PLAN-48

B.   Authorization Of Corporate Action

     The entry of the Confirmation Order shall constitute a direction to and authorization for the Debtors and the Reorganized Debtors to take or cause to be taken any action necessary or appropriate to consummate the transactions contemplated by this Plan and any related documents or agreements prior to and through the Effective Date, and all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Code without the need for any additional authorizations, approvals, or consents.

C.   Discharge Of The Debtors

     All consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims against and Interests in the Debtors of any nature whatsoever, or against any of the Debtors' assets or properties. Subject to the occurrence of the Effective Date, except as otherwise expressly provided in this Plan or the Confirmation Order (and regardless of whether or not the Existing Security forming the basis of Claim is canceled on the Effective
Date), entry of the Confirmation Order shall act as a discharge under section 1141(d)(1)(A) of the Bankruptcy Code from and of all Claims against, Liens on, and Interests in each of the Debtors, their assets, and their properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept this Plan or is entitled to receive a distribution hereunder. Upon entry of the Confirmation Order, and subject to the occurrence of the Effective Date, any holder of such a discharged Claim or Interest shall be precluded from asserting against the Debtors or any of their assets or properties any other or further Claim or Interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date of entry of the Confirmation Order. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors (except as otherwise expressly provided in the Plan), subject to the occurrence of the Effective Date. Notwithstanding the foregoing, or any provision to the contrary contained in this Plan, the Class 6 Diamond Cable Notes Claims shall not be, and shall not be deemed to be, discharged until after completion of the delivery, transfer, conveyance, and assignment of the global bearer notes evidencing the Diamond Cable Notes to New NTL.

D.   Injunction

     Pursuant to section 524 of the Bankruptcy Code, the discharge provided by Article XIII.C and section 1141 of the Bankruptcy Code shall act as an injunction against the commencement or continuation of any action, employment of process, or act to collect, offset, or recover the Claims and Interests discharged hereby. Except as otherwise expressly provided in this Plan or the Confirmation Order, all entities who have held, hold, or may hold Claims against or Interests in the Debtors will be permanently enjoined, on and after the Confirmation Date, subject to the occurrence of the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the Debtors on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Interest. The foregoing injunction will extend to successors of the Debtors (including, but not limited to, the Reorganized Debtors) and their respective properties and interests in property.

E.   Releases

     1. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, to the full extent permitted by applicable law, the Debtors, the Reorganized Debtors, the Noteholders' Steering Committee, the Diamond Administrators, each holder of Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, or Old Preferred Stock, and each of the foregoing's respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, and agents, or any of their respective successors and assigns, and their respective property, shall be released from any and all claims, obligations, rights, Causes of Action, demands, suits, proceedings and


                                  PLAN-49
liabilities which the Debtors, the Reorganized Debtors, or any holder of a Claim against or Interest in the Debtors or Reorganized Debtors may be entitled to assert, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, based in whole or in part on any act or omission, transaction, state of facts, circumstances or other occurrence taking place on or before the Confirmation Date in any way relating to the Debtors, the Reorganized Debtors, the issuance, purchase, or sale of the Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, or Preferred Stock, the Chapter 11 Cases, the Diamond Administration Cases, or this Plan; provided, however, that nothing herein shall release any Person from any claims, obligations, rights, Causes of Action, demands, suits, proceedings, or liabilities based on any act or omission arising out of such Person's gross negligence or willful misconduct; provided further, however, that the Debtors and Reorganized Debtors shall have the right to pursue such rights of action, including the rights under section 502(d) of the Bankruptcy Code, as a defensive measure, including for purposes of setoff against distributions, if any, due to a holder of a Claim or Interest pursuant to this Plan, and such rights shall be exercised exclusively by the Reorganized Debtors; provided further, that with respect to the Diamond Cable Notes, such release shall be subject to the transfer of the Diamond Cable Notes to New NTL in accordance with Article III.C.2 of this Plan and shall not include any claim by or of New NTL in respect of the Diamond Cable Notes.

     2. Effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, to the fullest extent permitted by applicable law, all holders of Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, Old Preferred Stock, and Old Common Stock shall be deemed to release, and shall be permanently enjoined from bringing, maintaining, facilitating, or assisting any action, demand, suit or proceeding against the Debtors or Reorganized Debtors, and their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, financial advisors, and agents, or any of their respective successors and assigns, and their respective property, in respect of any claims, obligations, rights, Causes of Action, demands, suits, proceedings, and liabilities related to, or arising from, any and all claims or interests arising under, in connection with, or related to the Senior Notes (other than Diamond Holdings Notes), Subordinated Notes, Old Preferred Stock, Old Common Stock, or the issuance, purchase, or sale thereof; provided further, that with respect to the Diamond Cable Notes, such release shall be subject to the transfer of the Diamond Cable Notes to New NTL in accordance with
Article III.C.2 of this Plan and shall not include any claim by or of New NTL in respect of the Diamond Cable Notes.

     3. Notwithstanding anything in this Plan to the contrary, no claims by any Person with respect to any and all commercial and ordinary course of business relationships shall be deemed to be modified or affected by any of the release and/or exculpation provisions of this Plan.

     4. Nothing in the Plan shall effect a release in favor of any released party with respect to any claim by the United States government for any liability arising under the IRC, the environmental laws or any criminal laws of the United States; nor shall anything in the Plan enjoin the United States government from bringing any claim, suit, action or other proceeding against any released party for any liability arising under the IRC, the environmental laws or any criminal laws of the United States; provided, however, that this paragraph shall in no way affect or limit the discharge granted to the Debtors under Chapter 11 of the Bankruptcy Code.

F.   Insurance Proceeds

     If, and to the extent that, the plaintiffs and putative class in the Securities Actions possess any rights to the proceeds of NTL Inc.'s relevant insurance coverage with respect to the claims asserted in the Securities Actions, such rights shall not be affected by the discharge of the Debtors under the Plan and any such claims may be pursued solely as against such proceeds.




                                  PLAN-50

                                ARTICLE XIV.

                        COMPROMISES AND SETTLEMENTS

A.   Generally

     Pursuant to section 1123(b)(3) of the Bankruptcy Code and Fed. R. Bankr. P. 9019(a), the Debtors may (with the prior consent of the Creditors' Committee) compromise and settle various Claims against them and/or claims they may have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors pursuant to Articles IV.E and IV.G hereof.

B.   France Telecom Compromise And Settlement

     Under the terms of the April 16, 2002 agreement-in-principle, the Debtors, the Noteholders' Steering Committee, and France Telecom, reached a full and complete compromise and settlement of a dispute regarding the ramifications of NTL Inc. failing to redeem shares of Noos Junior Preferred Stock and the rights and remedies of France Telecom under the Share Account Pledge Agreement for a failure to redeem such shares. As part of this compromise and settlement, (1) pursuant to the terms of the Plan and subject to the occurrence of the Effective Date, the Noos Interest shall be released to France Telecom pursuant to the Share Account Pledge Agreement in exchange for (w) the Noos Junior Preferred Stock Interests, (x) the waiver by France Telecom of its rights to any distribution on account of its Class 9 NTL Delaware Subordinated Notes Claim and Class 10 NTL Inc. Subordinated Notes Claim, (y) the release by France Telecom of any contingent payments due to France Telecom in connection with the initial transfer of Noos franchises and any other direct or indirect liability to France Telecom in connection with the transfer of the 1G Franchises to Debtors or their subsidiaries and by Debtors or their subsidiaries to Noos, and (z) the France Telecom Payment, which shall be made on the Effective Date, and (2) France Telecom delivered a ballot to NTL Inc. prior to the commencement of the Chapter 11 Cases and agreed to support the restructuring of the Debtors in accordance with the terms of this Plan and the transactions contemplated by this Plan, including, but not limited to, any allocation of consideration or payments due in connection therewith.

     Following implementation of this compromise and settlement, neither the Debtors (nor any of them) nor France Telecom shall have any further liability to the other(s) with respect to Noos, including, but not limited to, the Noos Junior Preferred Stock, the Share Account Pledge Agreement, France Telecom's Allowed Class 9 NTL Delaware Subordinated Notes Claim and Allowed Class 10 NTL Inc. Subordinated Notes Claim, the Noos Shareholders Agreement, any contingent payments due to France Telecom in connection with the initial transfer of Noos franchises and any other direct or indirect liability to France Telecom in connection with the transfer of the 1G Franchises to Debtors or their subsidiaries and by Debtors or their subsidiaries to Noos. The implementation of this compromise and settlement shall not affect the terms and conditions of, or the obligations of Noos pursuant to, the Noos Note, which shall remain an asset of Euroco from and after the Effective Date.

     In connection with this compromise and settlement, except as previously disclosed to the Noteholders' Steering Committee, France Telecom represented and warranted to the Debtors and the Noteholders' Steering Committee that as of the Petition Date, it was neither marketing nor had pending agreements, interest or letters of intent, nor had it engaged an investment banker in connection with the direct or indirect transfer, sale, or other disposition of its interest in Noos to a third party, nor was it contemplating or was it aware of any other material transactions in respect of Noos. Notwithstanding anything to the contrary contained herein, (i) the Debtors and the Creditors' Committee shall not be entitled to modify or otherwise change this Plan or the Disclosure Statement with respect to distributions to be provided to France Telecom under this Plan without the prior consent of France Telecom, (ii) the Confirmation Order shall contain customary language with respect to the release of the Noos Interest, and
(iii) nothing in this Plan shall be construed to limit the rights of France Telecom and its affiliates to receive distributions under this Plan, including the right to subscribe for Equity Rights (including on an oversubscription basis), other than in France Telecom's capacity as a holder of NTL Delaware Subordinated Notes or NTL Inc. Subordinated Notes; provided, however, that this right


                                  PLAN-51
shall extend only to holdings of Existing Securities by France Telecom and its affiliates as disclosed on its Schedule 13D on file with the SEC as of the Petition Date. This right is personal to France Telecom and its affiliates and is not assignable in whole or in part by France Telecom and its affiliates.


                                ARTICLE XV.

                          MISCELLANEOUS PROVISIONS

A.   Bar Dates For Certain Claims

     1.  Administrative Claims

     The Confirmation Order shall establish a bar date (the "Administrative Claims Bar Date") for filing Administrative Claims (other than Professional Fee Claims and claims for reimbursement of the expenses of the members of the Creditors' Committee), which date shall be 30 days after the Confirmation Date. Holders of asserted Administrative Claims, except for Professional Fee Claims, United States Trustee fees, or the expenses of the members of the Creditors' Committee whose claims were not paid prior to the Confirmation Date, shall submit requests for payment of administrative expenses on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of entry of the Confirmation Order to be delivered pursuant to Fed. R. Bankr. P. 3020(c) and 2002(f) shall set forth such date and constitute notice of the Administrative Claims Bar Date. The Debtors or the Reorganized Debtors, as the case may be, shall have 30 days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

     2.  Professional Fee Claims; Substantial Contribution Claims

     All final requests for compensation or reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtors or any Committee (if appointed) prior to the Confirmation Date (including requests under section 503(b)(4) of the Bankruptcy Code by any Professional or other entity for making a substantial contribution in the Chapter 11 Cases) shall be filed and served on the Reorganized Debtors and their counsel, as well as those parties filing notices of appearance in these cases or otherwise requesting notice of such application, no later than 30 days after the Confirmation Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses shall be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 15 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

B.   Payment Of Statutory Fees

     All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date. All such fees that arise after the Effective Date but before the closing of the Chapter 11 Cases shall be paid by the Reorganized Debtors.

C.   Severability Of Plan Provisions

     If, prior to entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, with the approval of their respective boards of directors (having due regard for their fiduciary duties, after consultation with counsel), and with the prior consent of the Creditors' Committee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan


                                  PLAN-52
shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.   Successors And Assigns

     The rights, benefits, and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of that Person.

E.   Exculpation And Limitation Of Liability

     To the full extent permitted by applicable law, neither the Debtors, the Reorganized Debtors, the Noteholders' Steering Committee, the Creditors' Committee, the Diamond Administrators, nor any holder of Senior Notes, Subordinated Notes, or Old Preferred Stock, or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, shall have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities under this Plan.

     Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest, none of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, shall have any right of action, demand, suit, or proceeding against the Debtors, the Reorganized Debtors, the Noteholders' Steering Committee, the Creditors' Committee, the Diamond Administrators, or any holder of Senior Notes, Subordinated Notes, or Old Preferred Stock, or any or any of their respective current or former officers, directors, subsidiaries, affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, or agents, or any of their respective successors and assigns, and their respective property, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the consummation of this Plan, or the administration of this Plan or the property to be distributed under this Plan, except for their gross negligence or willful misconduct.

     The foregoing exculpation and limitation on liability shall not, however, limit, abridge, or otherwise affect the rights, if any, of the Reorganized Debtors to enforce, sue on, settle, or compromise the Causes of Action retained pursuant to Article IV.H above.

F.   Waiver Of Enforcement Of Subordination

     All Claims against and Interests in the Debtors and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in the Debtors, based on any claimed subordination rights (if any), shall be deemed satisfied by the distributions under this Plan to holders of Claims and Interests having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date, and all actions related to the enforcement of such subordination rights shall be permanently enjoined; provided, however, that the foregoing shall not apply to any subordination provision for the benefit of the lenders under the Credit Facilities. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim or Interest shall have and receive the benefit


                                  PLAN-53
of the distributions in the manner set forth in this Plan; provided, however, that the foregoing shall not apply to any subordination provision for the benefit of the lenders under the Credit Facilities.

G.   Term Of Injunctions Or Stays

     Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.   Revocation, Withdrawal, Or Non-Consummation

     The Debtors reserve the right (with the prior consent of the Creditors' Committee) to revoke or withdraw this Plan at any time prior to the Confirmation Date and to file other plans of reorganization. If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation of this Plan does not occur, then (i) this Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void, and (iii) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or
(c) constitute an admission of any sort by the Debtors or any other Person.

I.   Committees

     On the Effective Date, the duties of the Creditors' Committee shall terminate, except with respect to any appeal of an order in the Chapter 11 Cases and applications for Professional Fees.

J.   Plan Supplement

     Any and all exhibits, lists, or schedules referred to herein but not filed with this Plan shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least fourteen days prior to the date of the commencement of the Confirmation Hearing. Thereafter, any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement on written request to the Debtors in accordance with Article XV.K above.

K.   Notices To Debtors

     Any notice, request, or demand required or permitted to be made or provided to or on a Debtor or a Reorganized Debtor under this Plan shall be
(i) in writing, (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission, and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           NTL INCORPORATED
           110 East 59th Street, 26th Floor
           New York, New York  10022
           Attention:   Richard J. Lubasch, Esq.
           Telephone:   (212) 906-8440
           Facsimile:   (212) 752-1157



                                  PLAN-54
     with a copy to the Debtors' counsel:

           SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
           Four Times Square
           New York, New York  10036-6552
           Attention:   Thomas H. Kennedy, Esq.
                        Kayalyn A. Marafioti, Esq.
           Telephone:   (212) 735-3000
           Facsimile:   (212) 735-2000

     and a copy to:

           FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
           One New York Plaza
           New York, New York 10004-1980
           Attention:   Brad Eric Scheler, Esq.
                        Lawrence A. First, Esq.
           Telephone:  (212) 859-8000
           Facsimile:   (212) 859-4000

L.   Indemnification Obligations

     Except as otherwise specifically limited in this Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of the Debtors' current and former directors, officers, or employees (the "Covered Persons") pursuant to the Debtors' or Reorganized Debtors' certificates of incorporation, by-laws, policy of providing employee indemnification, applicable state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based on any act or omission related to such Covered Persons' service with, for, or on behalf of the Debtors prior to the Effective Date, shall survive Confirmation of this Plan and remain unaffected thereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date

M.   Governing Law

     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of (i) the State of New York shall govern the construction and implementation of this Plan and any agreements, documents, and instruments executed in connection with this Plan and (ii) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law thereof.



                                  PLAN-55

N.   Prepayment

     Except as otherwise provided in this Plan or the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment shall not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

Dated:   New York, New York
         July 15, 2002

                                    NTL INCORPORATED
                                    NTL (DELAWARE), INC.
                                    NTL COMMUNICATIONS CORP.
                                    COMMUNICATIONS CABLE FUNDING CORP.
                                    Debtors and Debtors-in-Possession



                                    By:  /s/ Barclay Knapp
                                        ----------------------------------------
                                           Barclay Knapp
                                           President and Chief Executive Officer



                                    DIAMOND CABLE COMMUNICATIONS LIMITED
                                    DIAMOND HOLDINGS LIMITED
                                    Debtors and Debtors-in-Possession



                                    By:  /s/ Barclay Knapp
                                        ---------------------------------------
                                           Barclay Knapp
                                           Director


SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for NTL Incorporated, et al.
Debtors and Debtors-in-Possession



By: /s/ Kayalyn A. Marafioti
   ----------------------------------------------------------------------------
      Kayalyn A. Marafioti (KM 9362)
      Jay M. Goffman (JG 6722)
      Lawrence V. Gelber (LG 9384)
Four Times Square
New York, New York  10036-6522
(212) 735-3000


                                  PLAN-56

                                 EXHIBIT A

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                ---------


                    AMENDED AND RESTATED CERTIFICATE OF
                         INCORPORATION AND BY-LAWS
                        OF NTL COMMUNICATIONS CORP.


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]



                                  PLAN-57

                                 EXHIBIT B

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                    AMENDED AND RESTATED CERTIFICATE OF
                         INCORPORATION AND BY-LAWS
                            OF NTL INCORPORATED


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT C

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                  LIST OF SUBSIDIARIES AS OF JULY 1, 2002


                               United States


Name                                              State of Incorporation                   Ownership
----                                              ----------------------                   ---------
Bearsden Nominees, Inc.                            Delaware                                100%
Brigadoon Ventures, Inc.                           Delaware                                100%
CableTel Programming, Inc.                         Delaware                                100%
CableTel Ventures Limited                          Delaware                                100%
Communications Cable Funding Corp.                 Delaware                                100%
L.D. Data, Inc.                                    Delaware                                100%
NNS UK Holdings 1, Inc.                            Delaware                                100%
NNS UK Holdings 2, Inc.                            Delaware                                100%
North CableComms Holdings, Inc.                    Delaware                                100%
North CableComms LLC                               Delaware                                100%
North CableComms Management, Inc.                  Delaware                                100%
NTL Australia SPV, Inc.                            Delaware                                100%
NTL Bromley Company                                Delaware                                100%
NTL CableComms Group Inc.                          Delaware                                100%
NTL CableComms Group plc.                          Delaware (& UK (dual))                  100%
NTL Chartwell Holdings, Inc.                       Delaware                                100%
NTL Chartwell Holdings 2, Inc.                     Delaware                                100%
NTL Communications Corp.                           Delaware                                100%
NTL (Delaware), Inc.                               Delaware                                100%
NTL (Delaware One), Inc.                           Delaware                                100%
NTL (Delaware Two), Inc.                           Delaware                                100%
NTL (Delaware Three), Inc.                         Delaware                                100%
NTL Digital (US), Inc.                             Delaware                                100%
NTL France SPV, Inc.                               Delaware                                100%
NTL Funding (NJ), Inc.                             Delaware                                100%
NTL Golden Gate, Inc.                              Delaware                                100%
NTL International Broadcasting, Inc.               Delaware                                100%
NTL International Services, Inc.                   Delaware                                100%
NTL Investments, Inc.                              Delaware                                100%
NTL North CableComms Holdings Inc.                 Delaware                                100%
NTL North CableComms Management Inc.               Delaware                                100%
NTL Premium TV Holdings Corp.                      Delaware                                100%
NTL Programming Subsidiary Company                 Delaware                                100%
NTL Solent Company                                 Delaware                                100%
NTL South CableComms Holdings Inc.                 Delaware                                100%
NTL South CableComms Management, Inc.              Delaware                                100%
NTL Surrey Company                                 Delaware                                100%
NTL Sussex Company                                 Delaware                                100%
NTL Sweden SPV, Inc.                               Delaware                                100%
NTL Switzerland SPV, Inc.                          Delaware                                100%
NTL Switzerland Holdings SPV LLC                   Delaware                                100%
NTL (Triangle) LLC NTL UK CableComms               Delaware                                100%
  Holdings, Inc. NTL (UK) Group, Inc.              Delaware                                100%
NTL Wessex Company                                 Delaware                                100%
NTL Winston Holdings, Inc.                         Delaware                                100%
NTL Wirral Company                                 Delaware                                100%
Premium TV Investments LLC                         Delaware                                100%
South CableComms Holdings, Inc.                    Delaware                                100%
South CableComms LLC                               Delaware                                100%
South CableComms Management, Inc.                  Delaware                                100%
Winston Investors LLC                              Delaware                                100%




                               United Kingdom

Name                                                                   Ownership
----                                                                   ---------
Andover Cablevision Limited                                            100%
Anglia Cable Communications Limited                                    100%
Berkhamsted Properties & Building Contractors Limited                  100%
Bracknell Cable TV Limited                                             100%
Cable Television Limited                                               100%
Cable Thames Valley Limited                                            100%
CableTel Cardiff Limited                                               100%
CableTel Central Hertfordshire Limited                                 100%
CableTel Hertfordshire Limited                                         100%
CableTel Herts and Beds Limited                                        100%
CableTel Investments Limited                                           100%
CableTel Limited                                                       100%
CableTel Newport                                                       100%
CableTel North Bedfordshire Limited                                    100%
CableTel Northern Ireland Limited                                      100%
CableTel Scotland Limited                                              100%
CableTel Surrey and Hampshire Limited                                  100%
CableTel Telecom Supplies Limited                                      100%
CableTel (UK) Limited                                                  100%
CableTel West Glamorgan Limited                                        100%
CableTel West Riding Limited                                           100%
Cambridge Cable Services Limited                                       100%
Cambridge Holding Company Limited                                      100%
CCL Corporate Communication Services Limited                           100%
Classic Sport Limited                                                  100%
Columbia Management Limited                                            100%
ComTel Cable Services Limited                                          100%
ComTel Coventry Limited                                                100%
Credit-Track Debt Recovery Limited                                     100%
De Facto 829 Limited                                                   100%
De Facto 877 Limited                                                   100%
De Facto 953 Limited                                                    50%
Diamond Cable Acquisitions Limited                                     100%
Diamond Cable (Bassetlaw) Limited                                      100%
Diamond Cable (Burton-upon-Trent) Limited                              100%
Diamond Cable (Chesterfield) Limited                                   100%
Diamond Cable Communications Limited (in administration)               100%
Diamond Cable Construction Limited                                     100%
Diamond Cable CPE Limited                                              100%
Diamond Cable (Grantham) Limited                                       100%
Diamond Cable (Grimclee) Limited                                       100%
Diamond Cable (Hinckley) Limited                                       100%
Diamond Cable (Leicester) Limited                                      100%
Diamond Cable (Lincoln) Limited                                        100%
Diamond Cable (Lincolnshire) Limited                                   100%
Diamond Cable (Mansfield) Limited                                      100%
Diamond Cable (Melton Mowbray) Limited                                 100%
Diamond Cable (Newark-on-Trent) Limited                                100%
Diamond Cable (Ravenshead) Limited                                     100%
Diamond Cable (Vale of Belvoir) Limited                                100%
Diamond Holdings Limited (in administration)                           100%
Diamond Visual Communications Limited                                  100%
Digital One Limited                                                    36.7%
Digital Television Network Limited                                     100%
DTELS Limited                                                          100%
East Coast Cable Limited                                               100%
East Midlands Cable Communications Limited                             100%
East Midlands Cable Group Limited                                      100%
East Midlands Cable Holdings Limited                                   100%
Enablis Limited                                                        100%
FLPTV Limited                                                           50%
Front Row Television Limited                                            50%
Heartland Cablevision (UK) Limited                                     100%
Heartland Cablevision II (UK) Limited                                  100%
Herts Cable Limited                                                    100%
ITN News Channel Limited                                                35%
Jewel Holdings Limited                                                 100%
Lanbase Limited                                                        100%
Lanbase European Holdings Limited                                      100%
Lcfc.com Limited                                                        50%
LCL Cable (Holdings) Limited                                           100%
LCL Telephones Limited                                                 100%
Lichfield Cable Communications Limited                                 100%
Maza Limited                                                           100%
Metro Hertfordshire Limited                                            100%
Metro South Wales Limited                                              100%
mfc.co.uk Limited                                                       50%
Moleseye Limited                                                        75%
National Transcommunications Limited                                   100%
Northampton Cable Television Limited                                   100%
NTL Acquisition Company Limited                                        100%
NTL (Aylesbury and Chiltern) Limited                                   100%
NTL (B) Limited                                                        100%
NTL Bolton Cablevision Holding Company                                 100%
NTL (Broadland) Limited                                                100%
NTL Business Limited                                                   100%
NTL Business (Ireland) Limited                                         100%
NTL CableComms Bolton                                                  100%
NTL CableComms Bury and Rochdale                                       100%
NTL CableComms Bromley                                                 100%
NTL CableComms Chesire                                                 100%
NTL CableComms Derby                                                   100%
NTL CableComms East Lancashire                                         100%
NTL CableComms Greater Manchester                                      100%
NTL CableComms Group plc. (UK & Delaware (dual))                       100%
NTL CableComms Holdings No 1 Limited                                   100%
NTL CableComms Holdings No 2 Limited                                   100%
NTL CableComms Lancashire No 1                                         100%
NTL CableComms Lancashire No 2                                         100%
NTL CableComms Limited                                                 100%
NTL CableComms Macclesfield                                            100%
NTL CableComms Oldham and Tameside                                     100%
NTL CableComms Manchester Limited                                      100%
NTL CableComms Solent                                                  100%
NTL CableComms Staffordshire                                           100%
NTL CableComms Stockport                                               100%
NTL CableComms Surrey                                                  100%
NTL CableComms Sussex                                                  100%
NTL CableComms Wessex                                                  100%
NTL CableComms Wirral                                                  100%
NTL CableComms West Surrey Limited                                     100%
NTL Cambridge Limited                                                  100%
NTL Chartwell Holdings Limited                                         100%
NTL Communications Services Limited                                    100%
NTL (Chichester) Limited                                               100%
NTL (City and Westminster) Limited                                     100%
NTL Communications Limited                                             100%
NTL (County Durham) Limited                                            100%
NTL (CRUK) Limited                                                     100%
NTL (CWC) Corporation Limited                                          100%
NTL (CWC Holdings)                                                     100%
NTL (CWC) Limited                                                      100%
NTL (CWC) Management Limited                                           100%
NTL (CWC) No 2 Limited                                                 100%
NTL (CWC) No 3 Limited                                                 100%
NTL (CWC) No 4 Limited                                                 100%
NTL (CWC) Programming Limited                                          100%
NTL (CWC) UK                                                           100%
NTL Darlington Limited                                                 100%
NTL Derby Cablevision Holding Company                                  100%
NTL Digital Limited                                                    100%
NTL Digital Radio Limited                                              100%
NTL (Ealing) Limited                                                   100%
NTL (Eastbourne and Hastings) Limited                                  100%
NTL Equipment No 1 Limited                                             100%
NTL Equipment No 2 Limited                                             100%
NTL Fawnspring Limited                                                 100%
NTL (Fenland) Limited                                                  100%
NTL Glasgow                                                            100%
NTL Glasgow Holdings Limited                                           100%
NTL (Greenwich and Lewisham) Limited                                   100%
NTL Group Limited                                                      100%
NTL (Hampshire) Limited                                                100%
NTL (Harrogate) Limited                                                100%
NTL (Harrow) Limited                                                   100%
NTL Healthcare Plan Trustees Limited                                   100%
NTL Holdings (Broadland) Limited                                       100%
NTL Holdings (East London) Limited                                     100%
NTL Holdings (Fenland) Limited                                         100%
NTL Holdings (Leeds) Limited                                           100%
NTL Holdings (Norwich) Limited                                         100%
NTL Holdings (Peterborough) Limited                                    100%
NTL Internet Limited                                                   100%
NTL Internet Services Limited                                          100%
NTL Investment Holdings Limited                                        100%
NTL (Kent) Limited                                                     100%
NTL Kirklees                                                           100%
NTL Kirklees Holdings Limited                                          100%
NTL (Lambeth and Southwark) Limited                                    100%
NTL (Leeds) Limited                                                    100%
NTL Limited                                                            100%
NTL Manchester Cablevision Holding Company                             100%
NTL Microclock Services Limited                                        100%
NTL Midlands Limited                                                   100%
NTL Milton Keynes Limited                                              100%
NTL Mobile Communications Limited                                      100%
NTL Mobile Limited                                                     100%
NTL Networks Limited                                                   100%
NTL (Norwich) Limited                                                  100%
NTL Partcheer Company Limited                                          100%
NTL Pension Trustees Limited                                           100%
NTL (Peterborough) Limited                                             100%
NTL Radio Services Limited                                              75%
NTL Rectangle Limited                                                  100%
NTL Sideoffer Limited                                                  100%
NTL Solent Telephone and Cable TV Company Limited                      100%
NTL (Southampton and Eastleigh) Limited                                100%
NTL South Central Limited                                              100%
NTL (South East) Limited                                               100%
NTL (South Hertfordshire) Limited                                      33.3%
NTL (South London) Limited                                             100%
NTL South Wales Limited                                                100%
NTL Streetunique Projects Limited                                      100%
NTL Streetunit Projects Limited                                        100%
NTL Streetusual Services Limited                                       100%
NTL Streetvision Services Limited                                      100%
NTL Streetvital Services Limited                                       100%
NTL Streetwarm Services Limited                                        100%
NTL Streetwide Services Limited                                        100%
NTL Strikeagent Trading Limited                                        100%
NTL Strikeamount Trading Limited                                       100%
NTL Strikeapart Trading Limited                                        100%
NTL (Sunderland) Limited                                               100%
NTL Systems Limited                                                    100%
NTL Technical Support Company Limited                                  100%
NTL Teesside Limited                                                   100%
NTL Telecom Services Limited                                           100%
NTL Telephone Equipment Limited                                        100%
NTL (Thamesmead) Limited                                               100%
NTL Trustees Limited                                                   100%
NTL TWTV Holdings Limited                                              100%
NTL UK Telephone and Cable TV Holding Company Limited                  100%
NTL (V) Plan Pension Trustees Limited                                  100%
NTL (V) Limited                                                        100%
NTL (Wandsworth) Limited                                               100%
NTL (Wearside) Limited                                                 100%
NTL (West London) Limited                                              100%
NTL Westminster Limited                                                100%
NTL Winston Holdings Limited                                           100%
NTL Wirral Telephone and Cable TV Company                              100%
NTL (YorCan) Limited                                                   100%
NTL (York) Limited                                                     100%
Oxford Cable Limited                                                   100%
Premium TV Limited                                                     100%
Premium TV (Ventures) Limited                                          100%
Prospectre Limited                                                     100%
rangers.co.uk Limited                                                   50%
Scanners (Europe) Limited                                              100%
Scanners Television Outside Broadcasts Limited                         100%
SDN Limited                                                            33.3%
Secure Backup Systems Limited                                          100%
Southern East Anglia Cable Limited                                     100%
Stafford Communications Limited                                        100%
Swindon Cable Limited                                                  100%
Tamworth Cable Communications Limited                                  100%
The Studio Channel Limited                                              50%
Two Way TV Limited                                                     37.7%
Virgin Net Limited                                                      49%
Vision Networks Services UK Limited                                    100%
Wessex Cable Limited                                                   100%
Workplace Technologies Trustees Company Limited                        100%
XL Debt Recovery Agency Limited                                        100%
X-Tant Limited                                                         100%

                                  Germany


Name                                                                    Ownership
----                                                                    ---------
iesy Holdings GmbH                                                      32.5%

                            Republic of Ireland


Name                                                                    Ownership
----                                                                    ---------
NTL Communications (Galway) Limited                                     100%
NTL Construction Limited                                                100%
NTL Communications (Waterford) Limited                                  100%
NTL Dublin Cablesystems Limited                                         100%
NTL Communications (Ireland) Limited                                    100%

                             Republic of France


Name                                                                    Ownership
----                                                                    ---------
NTL Europe S.A.S.                                                       100%

                                Switzerland


Name                                                                    Ownership
----                                                                    ---------
Balcab AG                                                                   100%
Boisy TV SA                                                                49.9%
Cablecom GmbH                                                               100%
Cablecom Engineering AG                                                     100%
Coditel Sarl                                                                100%
Digi TV SA                                                                   50%
KASAG Kabelfernsehen Steckborn AG                                          58.5%
NTL Cablecom Holding GmbH                                                   100%
Rediffusion AG                                                              100%
REGAS Spiez AG                                                               30%
Regionalantenne Ermatingen AG                                              32.5%
Rera Immobiliengesellschaft GmbH                                            100%
Sitel SA                                                                   66.7%
Swiss Online AG                                                             100%
Telecarouge SA                                                               49%
Teledistal AG                                                              58.3%
Telelancy SA                                                                 45%
Telelavaux SA                                                                80%
Teleonex SA                                                                48.9%
Video 2000 SA                                                                60%



                             Other Subsidiaries


Name                                                Jurisdiction                    Ownership
----                                                ------------                    ---------
B2 Bredband AB                                      Sweden                            34%
eKabel LP                                           Jersey, Channel Islands           50%
Global Radio Participations SA                      Luxembourg                        34%
Klesch Kabel Partners (II) LP                       Bermuda                          100%
National Transcommunications Spain, S.L.            Spain                            100%
Nogenta Holding BV                                  Netherlands                      100%
Nogenta Swedish Acquisition Holding BV              Netherlands                      100%
NTL Broadcast Sdn Bhd                               Malaysia                         100%
NTL Broadcast(Thailand) Ltd.                        Thailand                         100%
NTL Insurance Limited                               Cayman Islands                   100%
NTL LanBase, SL                                     Spain                            100%
Sun Savings, SL                                     Spain                            100%

                                 EXHIBIT D

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                    DESCRIPTION OF NEW NTL COMMON STOCK


                    Description Of New NTL Common Stock

         The principal terms of the New NTL Common Stock to be issued by New NTL under the Plan shall be as follows:



Authorization:              600 million shares

Initial Issuance:           200 million fully-paid and non-assessable shares (excluding shares issued in the Offerings and upon exercise of the Series A Warrants and the New NTL Management Incentive Options)

Par Value:                  $0.01 per share

Voting Rights:              One vote per share held of record on all matters submitted to a vote of holders of  New NTL Common Stock

Dividends:                  Holders entitled to receive proportionately such dividends as may from time to time be declared by the board of directors of New NTL in respect of shares of New NTL Common Stock out of funds legally available for the payment of dividends

Results On                  In the event of liquidation, dissolution or winding-up, holders
Liquidation,                of shares of New NTL Common Stock would be entitled to share
Dissolution,                proportionately in all of New NTL's assets available for
Or Winding-Up:              distribution after payment of liabilities and liquidation
                            preference on any outstanding preferred stock of New NTL

Preemption Rights           None
And Redemption:

                                 EXHIBIT E

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                         SERIES A WARRANT AGREEMENT


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT F

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                     EQUITY RIGHTS OFFERING PROCEDURES


                  [TO BE INCLUDED IN THE PLAN SUPPLEMENT]

                                 EXHIBIT G

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ----------


                   NOTEHOLDER ELECTION OPTION PROCEDURES


                  [TO BE INCLUDED IN THE PLAN SUPPLEMENT]

                                 EXHIBIT H

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                     DESCRIPTION OF EUROCO COMMON STOCK


                     Description Of Euroco Common Stock

         The principal terms of the Euroco Common Stock to be issued by Euroco under the Plan shall be as follows:



Authorization:              60 million shares

Initial Issuance:           20 million fully-paid and non-assessable shares (excluding shares issued upon exercise of the Euroco Management Incentive Options)

Par Value:                  $0.01 per share

Voting Rights:              One vote per share held of record on all matters submitted to a vote of holders of
                            Euroco Common Stock

Dividends:                  Holders entitled to receive proportionately such dividends as may from time to time be declared by the board of directors of Euroco in respect of Euroco
                            Common Stock out of funds legally available for the payment of dividends


Results On                  In the event of liquidation, dissolution or winding-up, holders
Liquidation,                of shares of Euroco Common Stock would be entitled to share
Dissolution,                proportionately in all of Euroco's assets available for
Or Winding-Up:              distribution after payment of liabilities and liquidation
                            preference on any outstanding preferred stock of Euroco

Preemption Rights           None
And Redemption:

                                 EXHIBIT I

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                   DESCRIPTION OF EUROCO PREFERRED STOCK


                   Description Of Euroco Preferred Stock

         The principal terms of the Euroco Preferred Stock to be issued by Euroco under the Plan shall be as follows:



Par Value:                      $0.01 per share

Aggregate Liquidation           $250 million plus (i) Aggregate Investments, (ii) Euroco Cash, and (iii)
Preference:                     accrued and unpaid dividends

Liquidation Preference          $1,000, plus accrued and unpaid dividends
Per Share:

Dividend Rate:                  10% per annum, payable when, as, and if declared by the board of directors of Euroco out of funds legally available for the payment of such dividends and to the extent not declared and paid on a semiannual dividend payment date, shall accrue on a semiannual basis and be payable on a redemption date out of funds legally available for the payment of dividends

Ranking:                        Senior to the Euroco Common Stock in respect of dividends and amounts distributable upon liquidation, dissolution and winding up

Optional Redemption             At liquidation preference, at any time
Rights:

Mandatory Redemption            Twenty years and one week.  Subject to earlier redemption, at liquidation
Rights:                         preference, in whole or part, out of net proceeds from any sale, transfer or monetization of assets of Euroco, subject to funds legally available for the payment of such redemption

                                Immediately after the Effective Date, the board of directors of Euroco will elect to redeem at least $25 million of Euroco Preferred Stock, subject to funds legally available for the payment of such redemption

Conversion:                     None

Preemption:                     None

                                EXHIBIT J

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                               ----------


                         TERMS OF SERIES A WARRANTS


                         Terms Of Series A Warrants

         The principal terms of the Series A Warrants to be issued by New
NTL under the Plan shall be as follows:


Issuer:                     New NTL


Recipients:                 Series A Warrants (2,996,475) representing 1.13% of fully diluted shares
                            (exclusive of New NTL Management Incentive Options granted under the New NTL
                            Management Incentive Plan) issuable to holders of Old Senior Preferred Stock
                            Interests

                            Series A Warrants (22,402,468) representing 8.45% of fully diluted shares
                            (exclusive of New NTL Management Incentive Options granted under the New NTL
                            Management Incentive Plan) issuable to holders of Old Junior Preferred Stock
                            Interests

                            Series A Warrants (9,601,058) representing 3.62% of fully diluted shares
                            (exclusive of New NTL Management Incentive Options granted under the New NTL
                            Management Incentive Plan) issuable to holders of Old Common Stock Interests

                            Series A Warrants (15,000,000) representing 5.66% of fully diluted shares
                            (exclusive of New NTL Management Incentive Options granted under the New NTL
                            Management Incentive Plan) potentially issuable pursuant to the Offerings

Exercise Price:             $77.47 per share of New NTL Common Stock, which assumes 162.5% recovery by the holders of the NTL CC Senior Notes, NTL CC Subordinated Notes, and
                            Diamond Cable Notes

Expiration Date:            Eight years from the date of issuance

Adjustments:                The number of shares to be received upon exercise of Series A Warrants will be subject to customary adjustment for stock splits, stock dividends, reverse stock splits, stock recapitalizations, and distributions of property (other than cash) to holders of New NTL Common Stock

 Change Of Control:         Cash Acquisition: In event of the acquisition of New NTL in a transaction where the consideration payable by the acquiror is all cash, the following will apply:

                            (x)(i) If the transaction is announced within one year of the Effective Date and the recovery of NTL CC Senior Notes, NTL CC Subordinated Notes and
                            Diamond Cable Notes exceeds 70%; or

                            (ii) If the transaction is announced within two years of the Effective Date and the recovery of NTL CC Senior Notes, NTL CC Subordinated Notes and
                            Diamond Cable Notes exceeds 85%; or

                            (iii) If the transaction is announced within three years of the Effective
                            Date and the recovery of NTL CC Senior Notes, NTL CC Subordinated Notes and
                            Diamond Cable Notes exceeds 100%; and


                                    J-1




                            (y) the acquiring entity (including any direct or indirect shareholder that would constitute an "affiliate" (under applicable securities law) of such acquiring entity, the "Acquiror") is a publicly traded entity, the Series A
                            Warrants would become warrants ("Acquiror Warrants") of the Acquiror

                            Acquiror Warrants will (a) have an expiration date identical to the expiration date of the Series A Warrant, (b) have an exercise price equal to the adjustment multiple multiplied by the fair market value of the Acquiror's stock (based on a 25 trading day average), and (c) be exercisable for a number of shares of the Acquiror's stock equal to the exercise price of the
                            Series A Warrant divided by the exercise price of the Acquiror Warrant.
                            "Adjustment multiple" will equal the ratio of the exercise price of the
                            Series A Warrant to the cash consideration received by the holders of New NTL
                            Common Stock in the acquisition

                            If the foregoing criteria are not met and a cash acquisition is announced within the first three years after the Effective Date, subject to consummation of such cash acquisition, the exercise price of the Series A
                            Warrant will be adjusted so as to become equal to 90% of the per share value offered in the acquisition to holders of New NTL Common Stock and the acquisition will not be consummated until warrant holders have had at least
                            20 business days to exercise subsequent to such adjustment

                            Stock Acquisition: In the event of an acquisition of New NTL for all stock, the Series A Warrants would remain outstanding (until the Expiration Date)
                            and would be exercisable into stock of the acquiror at the exchange ratio in the transaction

Mixed Consideration:        The parties will negotiate in good faith to develop an appropriate methodology for adjustment in these circumstances

Restrictions On             Transfers only in compliance with applicable securities laws
Transfer:

Governing Law:              New York

                                 EXHIBIT K

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                   NEW NTL REGISTRATION RIGHTS AGREEMENT


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT L

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                    EUROCO REGISTRATION RIGHTS AGREEMENT


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT M

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                        FORM OF EMPLOYMENT AGREEMENT


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT N

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                ----------


                          NEW NTL RIGHTS AGREEMENT


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT O

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                ----------


                          EUROCO RIGHTS AGREEMENT


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT P

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                         EFFECTUATING TRANSACTIONS


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT Q

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                 ---------


                 FORM OF NEW NTL MANAGEMENT INCENTIVE PLAN


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT R

                                     TO

                  SECOND AMENDED JOINT REORGANIZATION PLAN
                OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES

                                -----------


                  FORM OF EUROCO MANAGEMENT INCENTIVE PLAN


                    [TO BE INCLUDED IN PLAN SUPPLEMENT]

                                 EXHIBIT B

                                     TO

     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES




               NTL INCORPORATED'S ANNUAL REPORT ON FORM 10-K
                  FOR FISCAL YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       FOR THE TRANSITION PERIOD FROM                TO

                          COMMISSION FILE NO. 0-30673

                             ---------------------
                                NTL INCORPORATED
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           13-4105887
          (State or other jurisdiction of                  (I.R.S. Employer Identification No.)
          incorporation or organization)

     110 EAST 59TH STREET, NEW YORK, NEW YORK                              10022
     (Address of principal executive offices)                           (Zip Code)

                                 (212) 906-8440
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (Title of class)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                      NONE

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     Indicate by check mark whether disclosure by delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. No [X]

     The aggregate market value of the Registrant's voting stock held by non-affiliates at March 26, 2002, the last day before suspension of trading on the NYSE of the Registrant's Common Stock, valued in all cases in accordance with the New York Stock Exchange closing sale price for the Registrant's Common Stock on such date, was approximately $44,114,400.

     Number of shares of Common Stock outstanding as at March 26, 2002:
276,626,476

                      DOCUMENTS INCORPORATED BY REFERENCE

                                                                PART OF 10-K IN
                   DOCUMENT                                   WHICH INCORPORATED
                   --------                                   ------------------
Definitive proxy statement for the 2002 Annual
Meeting of the Stockholders of NTL
Incorporated:                                                      Part III

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     This Annual Report on Form 10-K for the year ended December 31, 2001, at the time of filing with the Securities and Exchange Commission, modifies and supersedes all prior documents filed pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 for purposes of any offers or sales of any securities after the date of such filing pursuant to any Registration Statement or Prospectus filed pursuant to the Securities Act of 1933 which incorporates by reference this Annual Report.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

          Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used in this Form 10-K, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Registrant, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors" in this Form 10-K as well as: the ability of the Company to continue as a going concern; the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions; technological developments; the Company's ability to continue to design networks; install facilities; obtain and maintain any required governmental licenses or approvals; and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations.

     In this Annual Report on Form 10-K, "NTL," the "Company," "we," "us," and "our" refer to NTL Incorporated and its consolidated subsidiaries except where we expressly state that we are only referring to NTL Incorporated or the context otherwise requires that we are referring only to NTL Incorporated.

     In this Report on Form 10-K, references to "(pound sterling)" "pounds sterling," "(pound)," "pence" or "p" are to the lawful currency of the UK, references to "(euro)" or "Euro" are to the lawful currency of the European Monetary Union, references to "IR(pounds)" or "Irish punts" are to the historically lawful currency of the Republic of Ireland, references to "FRF" or "Francs" are to the lawful currency of France, references to "A$" are to the lawful currency of Australia, references to "CHF" are to the lawful currency of Switzerland and references to "U.S. dollars," "dollars," "$" or "(cent)" are to the lawful currency of the United States. Solely for the convenience of the reader, this Form 10-K contains translations of some foreign currency amounts into U.S. dollars and some U.S. dollar amounts into foreign currencies. You should not construe these transactions as representations that the foreign currency amounts actually represent such U.S. dollar amounts or vice versa or could have been or could be or will be converted into U.S. dollars or foreign currencies, as the case may be, at the rate indicated or at any other rate. Unless otherwise indicated, the translations of foreign currencies into U.S. dollars and U.S. dollars into foreign currencies have been made at $1.4543 per UK (pound) 1.00, $.8901 per (euro) 1.00, $1.1337 per IR (punt) 1.00, $.1357 per
FRF1.00, $.5117 per A$1.00 and $.5828 per CHF1.00, the noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2001. On March 31, 2002, the Noon Buying Rate was $1.4250 per (pound) 1.00, $.8717 per (euro) 1.00, $1.2539 per IR (punt) 1.00, $.1329 per FRF 1.00, $.5333 per A$1.00 and $.5945 per
CHF1.00.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                   PART I
NTL Corporate Structure...............................................    1
Item 1.   Business....................................................    2
Item 2.   Properties..................................................   26
Item 3.   Legal Proceedings...........................................   26
Item 4.   Submission of Matters to a Vote of Security Holders.........   26
                                  PART II
Item 5.   Market for the Registrant's Common Equity and Related
          Stockholder Matters.........................................   27
Item 6.   Selected Financial Data.....................................   29
Item 7.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................   30
Item 7A.  Quantitative and Qualitative Disclosures About Market
          Risk........................................................   46
Risk Factors..........................................................   50
Item 8.   Financial Statements and Supplementary Data.................   56
Item 9.   Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................   57
                                  PART III
Items 10, 11, 12, and 13..............................................   57
                                  PART IV
Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form
          8-K.........................................................   57
Exhibit Index.........................................................   58
Signatures............................................................   66
Index to Consolidated Financial Statements............................  F-1

                                     PART I

                            NTL CORPORATE STRUCTURE

     NTL Incorporated, a Delaware corporation, was incorporated in December 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure, which was implemented in May 2000 in connection with the acquisition of the residential assets of Cable & Wireless Communications plc, was accomplished through a merger. The stockholders of NTL (Delaware), Inc. (formerly NTL Incorporated), at the effective time of the merger became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company. The new holding company then took the name NTL Incorporated. NTL's principal executive office is located at 110 East 59th Street, New York, New York 10022, and its telephone number is (212) 906-8440.

     On February 21, 2001, NTL Incorporated contributed the residential broadband and business cable operations of Cable & Wireless Communications to NTL Communications Corp., a wholly-owned subsidiary. On February 21, 2001, NTL (Delaware), Inc. contributed the assets of NTL Business (formerly Workplace Technologies plc) to NTL Communications Corp. The following chart shows on a condensed basis the corporate structure of NTL through which our operations are conducted and investments held, accounting for both contributions. The chart does not show our operating or other intermediate companies or ownership interests in those entities. Please note that the following chart does not reflect the sale of NTL Australia that was completed on April 2, 2002.

                           NTL INCORPORATED FLOWCHART

ITEM 1.  BUSINESS.

RECENT DEVELOPMENTS

RECAPITALIZATION PROCESS

     On January 31, 2002, we announced that we had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen our balance sheet, reduce debt and put an appropriate capital structure in place for our business. Since then, we have been evaluating various recapitalization alternatives to effect a comprehensive consensual recapitalization in a timely manner and to minimize negative effects on our business operations. NTL has been engaged in discussions with an unofficial committee of bondholders, the members of which hold a majority in principal amount of the public debt of NTL and its subsidiaries, and France Telecom, which owns a significant amount of NTL's common and preferred stock. On April 16, we announced that we had reached an agreement in principle with the unofficial committee on a comprehensive recapitalization of NTL and its subsidiaries. See
Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk Factors" for a more detailed description of the proposed recapitalization plan and the associated uncertainties.

     The following business description does not address the possible risks or negative impacts that could result from the recapitalization process and our liquidity position. Accordingly, this section must be read in conjunction with
Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Risk Factors set forth in that section, and the Financial Statements and related notes.

SALE OF NTL AUSTRALIA

     On April 2, 2002, we announced that we had completed the previously announced sale of our Australian broadcast business to Macquarie Bank for A$850 million (US$448 million) in an all cash transaction. NTL Australia owned and operated the most extensive terrestrial broadcast transmission network in Australia with over 98% population coverage provided from 578 sites located across metropolitan, regional and rural areas. For the year ended December 31, 2001, NTL Australia's revenues were approximately A$119 million (US$62 million) generating EBITDA of approximately A$52 million (US$27 million). NTL's Australian operations also included a 51% share in a joint venture, NTLT, with two Australian regional broadcasters (WIN Television and Southern Cross Broadcasting) operating a carrier grade wholesale microwave telecommunications network along the east coast of Australia.

                                   ABOUT NTL

     NTL is the leading broadband communications and broadband services company in the UK and the Republic of Ireland. We also provide telecommunications services in Switzerland and Australia and have made strategic investments in broadband operations in France, Germany and Sweden. Unless otherwise indicated, the following business description is as of December 31, 2001 and includes a description of NTL's businesses in Australia which were subsequently sold.

     We offer services to residential, business and wholesale customers on a national and international scale.

     Our predominant lines of business are:

     - CONSUMER SERVICES, including residential telephony, cable television, Internet access and interactive services;

     - BUSINESS SERVICES, including business telephony, national and international carrier telecommunications, Internet services and radio communications services; and

     - BROADCAST TRANSMISSION AND TOWER SERVICES, including digital and analog television and radio broadcasting, wireless network management, tower and site leasing and satellite distribution services.

     We believe that our operational success to date has been due largely to our focus on customer service and the development of services that emphasize value rather than simply low prices. Our product offerings incorporate our fundamental proposition of providing our customers with a full range of choices.

     Our business is underpinned by the $15.9 billion investment we, and companies we have acquired, have made in our network infrastructure. We provide our broad range of services over local, national and international networks. This network infrastructure consists of:

     - BROADBAND COMMUNICATIONS NETWORKS in the UK that currently pass approximately 8.4 million homes and can be expanded to cover over 11 million homes in our regional UK franchise areas. These high-capacity two-way local broadband fiber networks serve entire communities throughout these regional franchise areas. Our fiber optic cables pass a significant number of businesses in these areas and are connected to distribution points, or nodes, which are typically within approximately 500 meters of each of the 500 homes typically served by each node. Each home is then connected by a cable allowing us to deliver telephone, cable television and Internet services over a single integrated network.

       Additionally, we have broadband cable networks in Switzerland and the Republic of Ireland that currently pass approximately 2.3 million homes. These primarily analog cable television networks are in the process of being upgraded to allow for higher capacity signals and a suite of new products including digital television, cable modem Internet access and voice telephony.

     - A NATIONAL/INTERNATIONAL SYNCHRONOUS DIGITAL HIERARCHY, KNOWN AS SDH, FIBER OPTIC TELECOMMUNICATIONS NETWORK in the UK which connects all of the major population centers in the UK to Ireland, continental Europe and the United States. SDH allows high speed data transmission and redirects transmissions in the event of a problem to prevent any disruption. This backbone network utilizes Asynchronous Transfer Mode, known as ATM, technology, a high speed, high bandwidth technology, and was built with sufficient duct capacity to accommodate over 2,300 fibers on the majority of the network. We designed this network to allow us to place the active components, such as routing devices, close to our customers, allowing us to offer a broad range of voice and data services.

     - NATIONAL BROADCAST TRANSMISSION AND TOWER NETWORK INFRASTRUCTURE IN THE UK AND AUSTRALIA, which provide national, regional and local broadcast and wireless communications coverage. We own, lease, manage, or have access to, over 2,900 multi-user sites, including over 2,300 sites in the UK and over 575 sites in Australia. Our fixed line and tower networks in the UK are interconnected at numerous sites.

NTL'S BUSINESSES IN THE UK & AUSTRALIA

     We spent 2001 integrating our UK operations following several years of acquisition and growth. Between 1998 and 2000, we expanded our UK operations significantly, predominantly through acquisitions. Between June 1998 and July 1999, we acquired the UK broadband operations of Comcast UK Cable Partners, Diamond Cable and ComTel as well as the Westminster and Milton Keynes cable franchises of British Telecommunications, or BT. In May 2000, we further increased our UK operations by completing our acquisition of the residential broadband and business cable operations of Cable & Wireless Communications, also known as Consumer Co.

     In the UK, we provide a broad range of communication services:

     - NTL: HOME, delivering broadband services to residential markets comprising residential telephone, analog and digital cable television, narrowband and broadband Internet access and interactive services;

     - NTL: BUSINESS, comprising business telecommunications, national and international carrier telecommunications, Internet services and radio communication services;

     - NTL: BROADCAST, delivering digital and analog television and radio broadcast transmission services, wireless network management, tower site rental and satellite and media services.

  NTL: HOME

     We are the largest provider of broadband services in the UK. As of December 31, 2001, we had approximately 2.8 million residential cable television and telephony customers and over 4.97 million revenue generating units, which we refer to as RGUs. At such date, our penetration rates were approximately 35% telephone penetration, 29% cable television penetration and 37% customer penetration.

     Throughout 2001, we worked to streamline our subscriber base, removing a backlog of approximately 45,000 non-paying and non-profitable customers in the second half of the year. We are planning to remove an additional 14,000 in the first quarter of 2002. We remove non-paying and non-profitable customers if our standard collections procedures do not achieve a satisfactory result. The action taken to remove non-paying customers provides us with a stronger customer base. Our average churn rate for the quarter ending December 31, 2001 was 21.3% on an annualized basis. Our average churn rate for the same period excluding involuntary disconnects would have been 17.7% on an annualized basis.

     We believe the most effective strategy to maximize revenues and penetration for our residential offerings is to bundle together telephone, cable television and Internet services. Our product and pricing strategies emphasize choice, value and quality and are designed to encourage subscription to multiple services to maximize customer retention and average revenue per customer.

     Including capital expenditures made by the companies and businesses acquired by NTL, we have spent approximately $11.2 billion on our network infrastructure in the UK.

     Our core network consists of optical fiber connected to distribution points, or nodes, each typically serving up to 500 homes, from which we provide coaxial cable and two copper pair telephone wires into each home. This cabling enables the provision of two telephone lines, an analog or digital television service and a high speed cable modem service to each customer's home.

     Our fiber network has the capability to carry telephone services as well as high speed data services. The fiber network is capable of supporting digital subscriber lines, or DSL, which consist of a bi-directional 2Mb/s connection capable of supporting 30 voice channels and enable the provision of higher capacity services to business customers. We are able to support digital and interactive services as well as advanced video services over our network through cable modems that enable Internet access at almost 10 times the speed of conventional dial up access.

     Our cable modem service has been engineered to provide high quality residential high speed Internet access service. It is therefore able to support small businesses and people who work from home, including enabling a link to a company's local area network, or LAN. We have in place the next generation of network technology using Internet protocol, or IP, over optic fiber cable technology in our core backbone network. This technology, in which data is broken up into discrete packets for transmission, enables more efficient use of network capacity, meeting growth at lower unit cost and positioning NTL to provide high speed broadband access on a mass scale.

  Internet access

     In March 2000, we announced a plan to offer our residential customers throughout the UK free, unlimited Internet access via their personal computers or, where available, televisions. This Internet service is called "ntlworld" and became available to some of our customers beginning in April 2000. As of December 31, 2001, we had approximately 695,000 ntlworld customers within our local franchises and 29,000 customers who used our service via digital TV access. We have decided to begin charging our customers for this service; however, we believe that we remain highly competitive in this segment of the market.

     Since the launch of ntlworld, the trend in UK Internet pricing has been towards offering unlimited Internet access for a higher fixed charge, as Internet penetration has grown and Internet usage has increased. In January 2002, we announced our decision to begin charging our customers for service and the launch of two new packages: "Pay as you go", a metered service at 1p per minute; and "Unlimited", an unmetered service at L10 per month. All subscribers to the free ntlworld service will be transferred to either "Pay as you go" or "Unlimited" during the first half of 2002. Existing ntlworld customers will benefit from a L5 per month price for Unlimited for a period of time.

     In 1999, we were the first communications provider in the UK to launch a high-speed cable modem Internet service, which links customers of our local cable franchise networks to the Internet at up to ten times the speed possible over standard telephone lines. As of December 31, 2001, we had approximately 118,000 cable modem customers. Approximately 80% of our networks are currently able to provide this service to our customers. Our high-speed Internet service currently operates at a speed of up to 2.0 Mb/s and is offered at minimum delivery speeds of 128 Kb/s, 512Kb/s or 1Mb/s. The service is an "always on" service, removing logging-on delays and the need to log off while using the telephone. It uses the hybrid fiber coaxial cable portion of our broadband network, which allows customers who also subscribe to a telephony service to simultaneously make or receive telephone calls while accessing the Internet. The 128 Kb/s and 512 Kb/s services are currently offered at flat rates of L14.99 and L24.99 per month, respectively, including the rental of a cable modem. This compares with the newly announced prices for Freeserve and BTOpenworld 512Kb/s ADSL services of L29.99 per month plus purchase of the modem. In the first quarter of 2002, we launched a 1 Mb/s modem offer at a price of L49.99 per month. We are currently the only provider offering 1 Mb/s service in the UK.

  Franchise customers

     We first introduced a bundled cable service to our franchise customers in 1996, when we implemented a promotional pricing and packaging structure called "Choices." Since then, we have continued to refine and enhance our offering. The packages we currently offer to our UK residential franchise customers, excluding customers in Milton Keynes and Westminster, where we plan to launch broadband in 2002, and in some former Cable & Wireless Communications franchises which only offer cable television, comprise:

     - telephone service, including a second telephone line for an additional charge unless the customer decides not to take television (99% of potential customers are now offered the "3-2-1" simplified telephone rate plan);

     - narrowband Internet access service, if the customer takes a telephone service (97% of potential customers can subscribe for ntlworld flat rate narrowband Internet service);

     - broadband Internet access service (two thirds of potential customers can subscribe for 128 Kb/s or 512 Kb/s broadband Internet service);

     - all of the current terrestrial television channels and access to multi-channel television, including pay per view; and

     - interactive television services.

     Our packaging and pricing are designed to encourage our customers to use multiple services such as dual telephone and broadband, dual telephone and narrowband, dual telephone and TV, or triple telephone, TV and Internet access. Only telephone, with its low capital expenditure requirements and high margins, is available widely as a stand-alone single product. Of our competitors, only Telewest, which does not offer its services in our franchise areas, is able to offer the full range of services we provide (see table below).

                      -----------------------------------------------
                         INTERNET           TV           TELEPHONE
---------------------------------------------------------------------
 NTL                         X               X               X
---------------------------------------------------------------------
 BT                          X               X               X
---------------------------------------------------------------------
 BSKYB                       X               X               X
---------------------------------------------------------------------
 TELEWEST                    X               X               X
---------------------------------------------------------------------

  Cable television

     The selection of analog cable channels that we currently offer to our franchise customers varies based on the particular franchise area. This variation is a result of the different channel offerings we have inherited as a result of our acquisitions of various cable franchises over the past several years. Variation between franchise areas will increasingly be removed as digital cable television is rolled out offering the same channels, subject to regional programming variations. In addition to offering many of the popular channels available on BSkyB's satellite platform, we also offer to all of our franchise customers, through our joint venture with Telewest, a cable-only movie, sport and special events pay per view television service called "Front Row" that we rolled out to our customers beginning in March 1998. Our joint venture with Telewest represented the first ever alternative in the UK to BSkyB in the provision of films and sports events through pay television. Front Row has signed content output contracts with major Hollywood studios, including Warner Brothers, Sony Pictures Entertainment (Columbia/Tri-Star), the Walt Disney Company (Walt Disney Studios, Miramax, Hollywood Pictures and Touchstone), Dreamworks, MGM and Universal.

  Interactive services

     We have moved rapidly to take advantage of the convergence between the Internet and television and the advent of digital cable television. We are currently aggregating a broad range of interactive content into a service that can be deployed as part of our interactive television offering to our residential customers. Our interactive offering comprises a free television e-mail service, a "walled garden" of partner websites that have been specially redesigned for television and an online customer service application that allows select customers to see their NTL bill via the television.

     We have established relationships with over 75 content providers to deliver a wide range of interactive services, including education, shopping and banking, finance, travel, entertainment, games, news, sports and local content. Interactive content is organized into channels, including news, sports, travel, lifestyle, money, entertainment and shopping. Our partners include Sainsburys, Iceland, QVC, W.H. Smith and Domino's Pizza. The travel channel includes content partners such as Go Airlines, Thomas Cook Travel Select and Teletext and the money channel features content partners such as Abbey National, The Halifax and Bloomberg.

     We also offer additional channels providing up to date news and weather information, games and educational content. Where appropriate, our contracts with content providers require the payment of tenancy fees as well as commissions on e-commerce transactions. We also derive revenues from the advertising opportunities that exist across our interactive service offering.

  Telephony

     In 1999, we launched the NTL "3-2-1" call plan for our residential franchise customers where national and local calls cost only three pence per minute during the day, evening calls cost two pence per minute and weekend calls cost one pence per minute. We are able to offer this plan by using our national telecommunications and local networks and bypassing a portion of the wholesale long distance fees which would otherwise be charged by BT and other carriers for carrying calls to and from our local franchise networks. In 2002, we have begun the roll-out of our 'Talk Unlimited" service, whereby customers can make unlimited calls on evenings and weekends to local and national fixed line numbers for a flat fee of L8 per month in addition to their standard line rental.

  Indirect access

     On November 7, 2001, we announced our sale of the right to offer services to approximately 230,000 indirect access telephone customers to Innogy for approximately L23 million ($33 million) including the collection of certain future service revenues and existing receivables.

     We acquired these indirect access customers as part of the acquisition of the residential businesses of Cable & Wireless Communications in May 2000. However, as these customers were not connected to our national backbone network, they could not benefit from our simplified calling tariffs, cost base or dial-up Internet service. Rather than risk the substantial churn associated with the process of migrating the customers to the NTL network and services, we determined that the sale of the customer base would result in the highest realizable value of the asset.

     As of December 31, 2001, we had approximately 118,000 off-net customers of which approximately 89,000 are also customers of our ntlworld Internet service. We do not incur the unfavorable interconnect costs that were related to servicing the Cable & Wireless indirect access telephony base because these indirect access customers are served by our national network.

  Customer management systems

     For most of our franchise areas, we use advanced billing and customer management systems which enable us to control all aspects of a customer's account for both telecommunication and television products. We currently operate a number of billing systems inherited from the different operations we have acquired. We are in the process of merging these different systems onto a single platform, which we expect will reduce costs and improve customer satisfaction.

  Premium TV

     Premium TV Limited, which is a wholly owned subsidiary of NTL, has a joint venture with Eurosport, the pan-European basic tier sports channel, to develop British Eurosport, a version of Eurosport tailored to appeal to UK viewers. This channel is now available to all of NTL's UK pay television homes.

     Premium TV has also entered into long-term joint ventures with a number of UK football (soccer) teams including Rangers, Leicester, Middlesbrough and Newcastle, as well as the Football League, which represents 76 teams, and has entered into a five-year operating agreement with Aston Villa. These joint ventures are intended to develop the football teams' Internet and broadband rights which may include audio-visual footage of matches on a delayed basis and live audio coverage of matches.

     Premium TV is developing a Classic Sports television channel, and has a contractual arrangement with the BBC permitting Premium TV to show historical football (soccer) matches from the BBC's library.

  NTL: BUSINESS

     The primary objective of our business services division in the UK "ntl: business" is to provide a comprehensive range of voice, data and application based communications services for our business customers.

     Our existing customer base incorporates both private and public sector organizations. Within the private sector we focus on the areas of finance, utilities and travel. Within the public sector we have a substantial share of the market in emergency services, local government and education telecommunications requirements.

     Our business strategy is to fully exploit our superior network capability and place an increasing emphasis on broadband products and services. Rather than simply offering our customers a lower price for their existing service, we offer a package of services designed to address all their communications needs at a price which offers good value. For our smaller business customers, we are providing a range of bundled packages based on our standard services and standard terms and conditions. For our larger customers, we offer services which are tailored for their specific needs.

     ntl: business has developed a diverse portfolio of skills and services through both product development and a number of significant acquisitions. Beginning in 2000, we commenced a program to integrate the skills and abilities of employees from Workplace Technologies, X-tant and ConsumerCo's small business team with those of the existing business telecom operations, to create a single integrated portfolio and customer support organization. Another example of this strategy is our acquisition in the third quarter of 2001 of the UK assets and contracts of Viatel UK. Viatel was a provider of managed data and voice services to UK based corporate companies and also provided voice services to resellers, voice and Internet services to wholesalers and managed data services to other European managed service providers. In addition, we continue to focus specific sales and marketing efforts on winning business customers in our franchise areas and increasing revenue from our existing customers.

     Since August 1, 2001, ntl: business has been structured with three key business units within the overall UK communications market. These business units are Retail, Managed Network Services (incorporating Mobile, Enterprise, Public Safety and VISP) and Carrier Services. The segmentation enables us to develop a deeper understanding of our customers' businesses which enables us to craft specific solutions and trading alliances appropriate for each specific market. The discussions below reflect the old structure of ntl: business.

     Following our analysis of published OFTEL statistics for telecommunications services, and Gartner Group statistics for other communications services, we estimate the size of the market in which we compete to be in excess of L24.5 billion for the year 2002. Of the total communications market, we estimate that approximately L17.5 billion represents business telecommunications and L7 billion represents carrier telecommunications services.

     Our network already passes within 200 meters of more than 570,000 business premises in the UK. However, as a result of the reach of our national network, we can serve a substantial portion of the UK's approximately 1.2 million business premises through means such as indirect access. These premises host approximately 1.5 million business customers. We believe that the architecture and reach of our network infrastructure has positioned ntl: business to play a leading role in the delivery of broadband services to UK businesses going forward. We plan to exploit demand for broadband services primarily through our broadband cable modem product which was launched in the second quarter of 2001, and our E-1 Direct Internet Access Service. We will continue to market our standard products and services ranging from telephony and Internet access to data and e-commerce and managed services. These services will be delivered via copper wire, coaxial cable, fiber and wireless.

  Retail and Enterprise

     In our local direct markets (retail), our approach is to "think nationally but act locally." In our business markets, our approach is to enable businesses to become more efficient and effective. Our focus is on small to medium sized businesses.

     Our business model for dealing with small businesses has changed over the last twelve months. In October 2000, we opened a new small business call center which uses telephone account management techniques to sell and service a range of simple business bundles for smaller businesses across the UK. Under this new business model, we have developed sophisticated marketing programs for our target customer base. In the second quarter of 2001, we added broadband services to the business bundle. In December 2001 we launched our new web site allowing customers to self provision a range of products and view their bills on-line.

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

     Across these market sectors, we plan to utilize our national capabilities and the expertise of our market focused account management and technical support teams to target specific business sectors and increase penetration.

     As of December 31, 2001, we had approximately 76,000 business customers with an average of 5.1 lines per customer for a total of approximately 380,000 retail business telephony lines installed in the UK.

     We offer the following business products and services to our business customers:

     - ACCESS SERVICES that connect our customers to us for inbound and outbound voice and data calls. These access services include additional analog business exchange lines, or BELs, and digital business exchange lines, or DELs. DEL services include basic rate access, also known as ISDN2, and primary rate access, also known as ISDN30. We believe these and other direct and indirect access services are priced competitively and are often in competition with similar services provided by a number of other direct and indirect suppliers. In the second quarter of 2001, we launched a business cable modem service that enables the delivery of broadband services to our business customers.

     - MANAGED VOICE SERVICES/VIRTUAL PRIVATE NETWORKS that are best illustrated by our central exchange "Centrex" service. Through this service we provide our customers with business exchange lines configured as a "virtual PABX," where we provide the services normally associated with a traditional PABX located at a customer's premises. We provide these services on a rental basis which allows our customers to avoid the expense associated with an outright capital purchase and maintenance costs.

     - MANAGED DATA SERVICES that include point to point private circuits at speeds of multiples of 64 Kb/s and individually tailored 100 Mb/s and 155 Mb/s services. Other services include the provision of inter-site data services with particular transmission protocols, such as Internet Protocol also known as TCP/IP, Frame Relay and ATM.

     - MANAGED LOCAL AREA NETWORKS (LANS), in order to support the developing needs of our business market, we have established significant capabilities that enable us to fully manage LANs or to design, project manage and integrate new LAN platforms for our customers.

     - 08XX SERVICES that include free local and national call services together with a range of other routing features based on our network. These services enable our customers to manage inbound calls and establish varying tariffs for their customers to contact them.

     - INTERNET SERVICES, in order to provide our customers with the tools they require to build their e-business services including dedicated, high-speed Internet access services, web hosting services, and specific individually tailored applications securing and protecting their e-businesses. The range of services we provide also includes the provision of simple, inexpensive software to enable our customers to begin doing business over the Internet.

     We have a variety of alternative methods to carry our national telecommunications network over the "last mile" to the premises of those customers which are located outside of our franchise area:

     - Obtaining permits to construct telecommunications networks, and building out our network to reach our customers. Although this is often the most costly means of reaching a customer, the expense can be justified in the case of larger customers or where a significant level of traffic is obtained from a customer. For example, we have extended our fiber optic network within London to reach and support CNN's facilities.

     - Leasing circuits on the local networks of other service providers to connect to our customer's premises. Although this may reduce the operating margin on a particular account, it requires significantly less capital expenditure than a direct connection, can often be put in place relatively quickly and can be replaced at a later date if traffic volumes justify it.

     - Connecting customers to our national telecommunications network by implementing microwave radio links which utilize our significant tower infrastructure to connect our network to our customers, using digital point to point microwave radio links. Alternatively, we believe our license to operate radio fixed access services on a national basis throughout the UK at the 10 Ghz frequency, could enable us to use "wireless local loop" technology to connect our network to our customers, although we are not currently utilizing this approach. Either of these two methods requires the installation of a mini-tower site on the roof of the customer's premises to receive and broadcast data. "Wireless local loop" connectivity would enable a radial transmission to a number of sites surrounding the mini-tower whereas point to point connectivity enables transmission between two points only.

  Public Safety

     In addition to meeting the traditional voice and data requirements of businesses throughout the UK, our Radcomms business offers a full range of communications services, including the design and operation of radio networks and the provision of support, maintenance and facility management services to customers who provide public safety services to the community. Our customers include primary providers such as police, fire and ambulance and secondary providers such as H.M. Prison Service, the Coast Guard and the Royal National Lifeboat Association. We have been servicing a substantial portion of the radio installation and maintenance market for public safety in the UK for many years and our public safety customers provide us with a relatively steady source of revenue.

     We intend to position ourselves to increase our activities in the public safety sector from facilities and maintenance activities into complete outsourcing arrangements. We believe we are at the forefront of managed communication services in the public safety sector, and we believe that the majority of the British Public Safety Services will move from their current service arrangements into outsourcing and the provision of fully managed services. We believe we have already established a strong position in outsourcing services and facility management for these mission critical customers, and plan to continue to build on our existing relationships with current customers. An example is the Metropolitan Police Authority (New Scotland
Yard), for which we manage communications services for over 25,000 police officers.

  Wholesale (Carrier Services, Mobile and VISP)

     Our wholesale markets group's main focus is the supply of UK infrastructure and bandwidth to national and international telecommunications operators. Our national and local networks are used to interconnect these carriers to cities in the UK and Ireland. NTL wholesale has seen continued growth over the last five years, and has successfully positioned itself as a key supplier of wholesale services. We expect to continue to serve the wholesale marketplace through our strategy of providing high quality and competitively priced services which can be customized where necessary.

     Our customers include fixed wire line and mobile telecommunications operators and Internet service providers, or ISPs, such as AOL, COLT, Worldcom, other cable operators, and various information technology and facilities management companies. A dedicated team addresses the needs of the UK mobile operators, and we are a major supplier to Vodafone and Orange. We have developed a successful business supplying core interswitch network capacity to UK mobile operators and have commercial relationships with the four incumbent mobile operators.

     We have been instrumental in developing a new commercial and technical model for the supply of networks to the mobile operators. These developments culminated in our being awarded, in April 2000, a five-year L150 million contract by Orange. A key element of the contract, by which Orange outsources the maintenance and provisioning of that network, is the extension of our existing core network. All five third generation mobile operators in the UK will need to implement network and services to support 3G services, and we will work to define and co-ordinate our strategy for supporting 3G services.

     A growing area of our wholesale business is selling voice termination services to a wider mix of operators, and using these relationships to reduce the cost-base for our telephony traffic by:

     - creating a self sustaining revenue stream,

     - establishing commercial relationships with wholesale customers thus enabling us to cross-sell and up-sell other products, and

     - generating revenue and cost reduction opportunities for other parts of NTL.

     The growth in the number of international operators building and operating submarine cable systems in recent years has been substantial, with many of the cables crossing the UK. We have considerably increased physical connectivity to UK international cable landing stations and developed products to address the needs of the international cable operators for carrier services between the cable landing sites and the major UK international nodes such as Telehouse, London, which services are also known as "backhaul" services.

     Utilizing our ATM national network, we have developed Frame Relay and ATM wholesale products to meet demand for high-speed data connectivity. Additionally, our core data network, local loop infrastructure and connectivity to the main international nodes, will allow us to address the needs of international operators for the termination of UK-bound and origination of UK-generated data traffic.

     In addition to wholesale telecommunications and data services, we also offer wholesale Internet access solutions including network services, call center operations and customer provisioning and billing to UK ISPs and other corporate customers that would like to expand their Internet presence. This service was launched in 1995.

  NTL: BROADCAST

     On April 2, 2002 we announced that we had completed the previously announced sale of our Australian broadcast business to Macquarie Bank for A$850 million (US$448 million) in an all cash transaction. At that time, the business' bank debt outstanding, which was subsequently extinguished, totaled A$227 million (US$118 million).

     NTL Australia owned and operated the most extensive terrestrial broadcast transmission network in Australia with over 98% population coverage provided from 578 sites located across metropolitan, regional and rural areas. For the year ended December 31, 2001, NTL Australia's revenues were approximately A$119 million (US$62 million) generating EBITDA of approximately A$52 million (US$27 million). NTL's Australian operations also include a 51% share in a joint venture, NTLT, with two Australian regional broadcasters (WIN Television and Southern Cross Broadcasting) operating a carrier grade wholesale microwave telecommunications network along the east coast of Australia.

     We own and operate wireless communication and broadcast transmission infrastructure in the UK and, until the completion of the sale on April 2, 2002, in Australia. We provide our customers with enhanced products and services through our broadcast network, state of the art equipment, and innovative facilities management expertise. Our customer base includes over 1,000 companies, including all of the leading UK mobile wireless operators and all major commercial television and radio broadcasters.

     We have a proven history of developing new products and services to meet the needs of our customers and drive the growth of our business. These developments include the implementation of Teletext, a text based data service transmitted with the analog television signal, the implementation of NICAM in the 1980s enabling the transmission of digital stereo and Dolby audio over analog television transmissions, and most recently the design and implementation of the world's first digital terrestrial television and digital audio broadcasting networks and services for our UK and Australian broadcast customers.

     We provide products and services to three distinct market areas:

     - SITE LEASING AND SERVICES. We operate the second largest independent portfolio of wireless towers and sites available for lease in the UK and one of the largest towers and sites portfolios in Australia. In total, we operate over 2,900 multi-user sites (approximately 2,370 of which were in the UK as of December 31, 2001), up from approximately 600 sites in May 1996. As of December 31, 2001, we leased space on our towers to over 4,200 lessees including all of the major wireless operators in the UK and also offer unique services such as "In-Building" a wireless connectivity that can enhance their wireless coverage in high-traffic areas such as shopping malls, office buildings and conference centers.

     - BROADCAST TRANSMISSION AND SERVICES. We own and operate one of two television broadcasting infrastructure networks in the UK as well as the only national broadcasting infrastructure network in

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

       Australia. Additionally, we have national, regional, and local radio broadcast infrastructure networks in both the UK and Australia. We developed the first commercial digital terrestrial television service in 1998 and the first commercial digital radio station in 1999. Because, unlike broadcasters in the United States, we own and operate not only the towers but also the broadcast transmission infrastructure, our broadcast customers rely on our network and package of integrated turn-key services to distribute and broadcast their content.

     - SATELLITE AND MEDIA SERVICES. We provide satellite and media services in the UK and value-added services such as playout, fixed and mobile satellite up-linking, and a wide range of occasional & outside broadcast services to generate incremental revenue. Our ability to offer a full range of services from content gathering, distribution & transmission is unique in the UK market.

     Our broadcast and wireless customers generally hold long term licenses and enter into service agreements with us that typically last 10 to 15 years.

  Site Leasing and Services.

     We operate a UK wireless infrastructure network of approximately 2,370 multi-user sites as of December 31, 2001. We own, lease or manage approximately 1,570 UK sites and have access to approximately 800 undeveloped sites. Our primary business is the leasing of antenna space on our sites to a diverse range of wireless service providers, including providers of mobile telephony, paging, specialized mobile radio, or SMR, and wireless local loop services. We have also developed a range of complementary services that utilizes our tower expertise, including infrastructure services, site selection and acquisition, design and construction, antenna installation, network planning and management, and tower maintenance.

     Our network in the UK is national in scope and includes most of the major population centers and highways. Our wireless customers currently include all of the UK mobile telephony operators, including Vodafone AirTouch, mmO(2) (formerly known as BT Cellnet UK), Orange, One2One and Hutchison 3G, all the major paging companies, and many of the UK's largest wireless telephony carriers, including BT, Cable & Wireless, and Thus plc. We also serve several utility companies and emergency service organizations including British Gas, London Ambulance and Her Majesty's Customs and Excise.

     Second generation wireless services have been the major driver of our growth to date, but the advent of third generation wireless services is expected to drive further revenue growth. During 2000, the UK government awarded five national Universal Mobile Telecommunications System, or 3G, licenses each for a duration of 20 years, commencing January 2002. These licenses have been awarded to four existing operators, all of whom are existing wireless customers of ours, and to one new entrant. Under the terms of these licenses, each operator will provide services to at least 80% of the UK population by December 2007. Construction of these networks has commenced in 2001 and is expected to generate significant further demand for suitable existing & new sites over the next few years. The increased demand for suitable sites is driven by the greater bandwidth and different range characteristics of 3G technology, inherently requiring a greater number of sites than 2G technology.

     The dramatic growth of wireless communications necessitates good cellular coverage in all commercial areas, leading to a requirement for reliable wireless communications infrastructure inside buildings. We believe this creates a new type of radio site which, unlike towers, will exist within commercial buildings, transport hubs, shopping malls and other large buildings. Our analysis shows that there are approximately 2,000 of these types of commercial properties in the UK. As at December 31, 2001, we had built shared coverage systems in 26 large buildings including Bluewater, Britain's largest shopping complex and Canada Square, part of London's Canary Wharf complex.

     Building on the technology we developed for In-Building services, we are exploring with UK mobile operators ways of using our fiber network to solve the distance, coverage and power problems associated with 3G rollout in urban areas. Although in an early stage of development, we believe that a solution utilizing small low-profile antennas, positioned on buildings and other street level infrastructure and connected via our fiber

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

network to remote base stations, could improve coverage and service quality compared to more traditional rooftop sites for 3G technology.

  Broadcast Transmission and Services

     We have been involved in broadcast television since the 1950s when we designed and built the television transmission system for the UK's first independent commercial television network. Through our national infrastructure of owned and shared transmission sites and our owned network of transmitters in the UK and Australia, we provide broadcast signals for the three commercial national television channels in the UK (ITV1, Channel 4, Channel 5), the two publicly-owned national broadcasters in Australia (ABC, SBS), a number of more recently established commercial channels through the UK Digital Broadcast multiplexes, and many of the UK's independent local, regional and national radio broadcasters.

     An attractive feature of our broadcast contracts is our ownership of both towers and transmission equipment responsible for generating the broadcast signal. As a result, the contracts increasingly have become end to end solutions including all technical and service aspects of providing the transmission for the broadcaster. In essence, TV and radio station owners are programmers and we are the broadcaster. We have used this as an opportunity to develop strong relationships with our customers, which in turn has helped us to better understand their needs and customize new services for them.

     Television broadcasting. We provide digital and analog broadcast transmission services for national and regional television broadcasters. The analog network provides coverage to 99.8% of the UK population, with approximately 3,500 broadcast transmitters. Our extensive television broadcast customer base includes all of the UK commercial terrestrial television broadcast companies consisting of the ITV national network of 15 affiliated stations, the national services of Channel 4 and Channel 5, as well as the regional service S4C in the UK. In addition, we provide transmission and site services to both of Australia's publicly-owned national broadcasters, ABC and SBS.

     We provide digital terrestrial broadcast transmission for two of the three commercial national digital television services in the UK. These services carry up to 12 separate channels, including the ITV network, Channel 4, Channel 5 and a range of new digital channels and services such as pay per view. As of December 2001, we were operating 80 digital terrestrial television transmitting stations reaching approximately 88% of the UK population.

     Digital broadcast systems require a more complex engineering design than their analog predecessors. We have exploited this by extending our range of services to include tower leasing and transmission services (as with analog) plus "end-to-end" system integration and service ranging from studio playout centers to terrestrial transmission. This has the twin benefits of enlarging the total market available from broadcasting and further differentiating us as a unique provider able to offer towers, transmission and system integration services for digital television.

     Radio broadcasting. We are one of two major companies providing transmission sites and services to the radio industry in the UK. We offer a range of services to radio broadcasters including: target service area planning; site location; installation and commissioning; and equipment selection, procurement, operation, monitoring and maintenance. We believe that we are a supplier of transmission services to a substantial portion of the addressable market. Our radio broadcast customer base includes two of the three national commercial stations: Classic FM and Talk Radio, over 200 metropolitan, regional and local stations and the first all digital radio station, Digital One, of which we are a founding equity partner with a 37% equity interest. We have a contract for the transmission of Digital One with a lifetime value in excess of $75 million. The UK government has embarked on a program of licensing a number of new regional and local digital radio multiplexes. As of December 31, 2001 we have secured contracts to build transmission and supporting network for 24 of the 27 licenses awarded so far.

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

  Satellite and media services

     We own and operate satellite up-linking facilities consisting of over 30 fixed satellite up-link dishes able to access over 50 satellites with global coverage, a network of mobile and transportable up-links, management and control systems and all associated operations and maintenance. We provide our satellite customers with program and content distribution services for over 160 full-time channels via satellite and fiber. In addition, we have facilities for playout services, remote satellite news gathering, and full outside broadcast. Through an alliance with Williams Vyvx, a Williams Co. company, our customers also have access to 48 cities in the United States.

     We have expanded our service offerings over time to meet the growing needs of our customer base as new technologies create new broadcast markets. As a way to add incremental revenue, we have begun to integrate backwards with our existing customers by offering value added services. Such service developments include:

     - establishment of playout services, which enable us to take ownership of the customer's transmission needs from the point that it delivers the program or content and needs a channel to be created. We then are responsible for all the operational issues related to the broadcast of that content. We have a state of the art playout facility outside of London designed to meet the rising demand from broadcasters across Europe.

     - offering a range of occasional use broadcast services that allow media content providers to outsource their off-site broadcasting needs, whether it be for breaking news, sports events or music concerts, and still deliver the desired content to their customers via our mobile equipment.

     Our Satellite and Media customers include programmers who own and operate packages of content or channels, news agencies, sports broadcasters and production companies. Our customer list includes such market leaders as AOL/Time Warner (CNN, Turner, Cartoon Network), BBC, Discovery Channel, QVC, Reuters, the Associated Press and British Sky Broadcasting.

NTL'S BUSINESSES AND INVESTMENTS IN CONTINENTAL EUROPE & THE REPUBLIC OF IRELAND

  EUROPEAN BUSINESSES AND INVESTMENTS

     Prior to 2001, we made several strategic investments in leading European markets. In July 1999, we acquired Cablelink in the Republic of Ireland, which then had over 400,000 franchise homes in Dublin, Galway and Waterford. In two steps during August 1999 and December 1999, we acquired the "1G" Networks in France, our first acquisition in Continental Europe, acquiring approximately 266,000 franchise homes in the Greater Paris area. In March 2000, we completed the purchase of the cable assets of the Cablecom Group, Switzerland's largest cable company. Also in March 2000, we acquired a 25% interest in Svenska Bredbandsbolaget A.B., or "B2", a company based in Sweden, which is deploying fiber directly to the home in Scandinavia. Finally, in August 2000, we acquired a 50% interest in eKabel InvestCo, which owns 65% of eKabel L.P., the cable network in the Hessen province of Germany.

     In May 2001, we completed the purchase of a 27% minority investment in Noos S.A., the market leading French broadband company. We subsequently merged 1G Networks into Noos in November 2001. In September 2001, we increased our minority interest in B2 to 34%.

     Our European strategy has three key components:

     - continue upgrade of network infrastructure in Switzerland and France and begin upgrade in Germany for delivery of advanced broadband solutions to consumers and businesses,

     - replicate our success with bundled services in the UK in order to drive penetration of new products and maximize profitability per subscriber, and

     - realize the benefits of economies of scale through continued integration while maintaining a regional focus on customer operations.

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

     We have a premier footprint across Europe, including:

     - Europe's three largest financial centers -- London, Paris and Frankfurt;

     - Europe's wealthiest population -- Switzerland; and

     - Europe's most advanced broadband market -- Sweden;

     As of December 31, 2001 we had access to 20.3 million franchise homes across the UK, Ireland and Continental Europe, and served approximately 7.1 million customers (assuming 100% ownership of our minority interests).

     Across Europe we continue to focus on capital efficient upgrades of these cable networks for the delivery of bundled high-speed Internet, digital cable television and telephony services to the consumer market and advanced broadband services to the business community.

     In 2001, we benefitted from the significant demand for broadband services. Significant progress in focused network upgrades and a commitment to market to the most attractive demographic areas first have been the focus for achieving meaningful penetration and return on investment. Evidence of the success of this strategy has been our broadband penetration. By December 31, 2001, we achieved 20% penetration of marketable homes in Switzerland, and 34% in Sweden. We reinforced our position as a broadband leader in Western Europe, with more than 229,000 broadband customers in continental Europe (assuming 100% ownership of our minority interests).

  SWITZERLAND

  Cablecom GMBH

     In March 2000, we acquired the business and assets of Cablecom GMBH, Switzerland's largest cable operator. Cablecom is Switzerland's largest cable operator with approximately 53% of the Swiss cable television market as of December 31, 2001. As of December 31, 2001, Cablecom delivered products and services to 1.4 million subscribers in 100% ownership service areas, reflecting a penetration rate of approximately 91%. Cablecom also delivers signals via its national fiber backbone to other cable operators who serve another 490,000 subscribers, including third party wholesale and partial ownership of signal. Over 90% of television broadcasting in Switzerland is delivered over cable networks. As of December 31, 2001, Cablecom also had over 67,000 broadband Internet and 48,000 digital television customers.

     Cablecom also owns SwissOnline, one of the largest Internet service providers in Switzerland with approximately 161,000 dial-up customers as of December 31, 2001. Cablecom already has a telecommunications license to provide voice, data and other value added services in Switzerland, and expects to commercially launch its Voice over Internet Protocol, or VoIP, telephony product in 2002.

     Cablecom is the largest alternative fiber link telecommunications operator in the Swiss telecommunications market.

     Cablecom's business extends beyond basic television services. Our objective is for Cablecom to become the premier provider of communications services for Switzerland's residential and business markets.

     During the third and fourth quarter of 2001, our European management team took an active role in managing the business in Switzerland. We reorganized Cablecom's management and organizational structure to a customer focused organization -- marketing the product for the consumer and realizing Cablecom's unique business to business opportunity. In 2001, we integrated several business units and legal entities, reducing the number of departments from 13 to 7, thereby reducing multiple interfaces to the customer.

     As part of the reorganization, in October 2001, Rudolf Fischer joined the European management team as the new Chief Operating Officer of Cablecom. We have also hired Cablecom's first Chief Marketing Officer, and through internal candidates, Cablecom's Chief Financial Officer and Head of Consumer Services. As part of the effort to streamline Cablecom and reduce costs, we also implemented a redundancy plan in 2001, reducing headcount by 260 out of 1,960 full-time equivalent employees.

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

     Core elements of our strategy for Cablecom include:

     - introducing value added services, including high speed Internet, digital television, pay-TV, video- and audio-on-demand, and telephony,

     - installing superior customer care operations in order to support growth in the number of direct customer relationships and the rollout of new products and services, and

     - increasing capacity in major cities and suburban areas and increase bi-directionality beyond the current one million homes.

     Cablecom currently operates in the following five business areas:

     - Fully Owned Cable Networks. Residential cable television is Cablecom's largest business and comprises 28 different cable networks of which six are wholly-owned by Cablecom. This accounts for approximately 90% of total managed subscribers. As of December 31, 2001, Cablecom had 53% market share in Switzerland and a penetration rate of over 90% of homes passed, 82% of homes passed have been converted to digital and 53% of homes passed had bi-directional capability. Approximately 48,000 digital television customers and 67,000 broadband Internet subscribers were connected at year-end. Approximately 82% of Cablecom's subscribers are in the German speaking region of Switzerland, 10% in the French speaking region and the remainder in the Italian speaking region.

     - SwissOnline. SwissOnline, a wholly owned Cablecom subsidiary, is one of Switzerland's largest Internet service providers and one of the leading portals in the country. As of December 31, 2001, SwissOnline had approximately 161,000 subscribers. As part of the Cablecom reorganization in 2001, SwissOnline was integrated with Cablecom's high speed Internet product management and customer operations.

     - Cablecom Business. Cablecom Business, formerly know as Carriers Solutions or National Telecoms, was launched in January 1999 to offer advanced data services to the Swiss business segment. With one of two national fiber backbones, Cablecom Business provides voice and data services to the small, medium and multi-site national segments. Current products include leased lines, virtual private networks, connectivity, and carriers' carrier services. Cablecom intends to intensify the roll-out of its national telecommunication and data services in 2002. Cablecom believes that it is well positioned to connect business customers within its service areas as it estimates that most business customers are within 50 to 100 meters of Cablecom's existing network infrastructure.

     - Rediffusion. Rediffusion, Cablecom's consumer electronics retail chain, sells consumer electronics products and accessories. It also has rental, maintenance and service and repair operations. Historically, Rediffusion has been run independently of Cablecom's cable operations. As part of the company's reorganization, Cablecom is currently integrating Rediffusion to leverage the retailer's extensive national network to distribute Cablecom's broadband multi-service offering, including digital cable television, high-speed Internet and telephony services and to bundle those with Rediffusion's products and services, including installation and maintenance.

     - Engineering. Cablecom Engineering AG, a wholly owned subsidiary of Cablecom, provides cable television engineering services to Cablecom and third parties. Cablecom Engineering AG is the leader in Swiss cable television engineering with a market share of 75%. Services include third-party cable television systems and network infrastructure planning and design, project management, and network measurement and maintenance. As part of the company's reorganization, Cablecom Engineering was integrated into the Cablecom network division in 2001.

     NETWORK UPGRADE. Cablecom is currently upgrading its nationwide network, which consists of three interconnected segments:

     - Fiber optic backbone

     - Hybrid-fiber coaxial or "HFC" network

     - In-house installations

     Through our network upgrade program, over 82% of homes passed were upgraded at the end of 2001. Moreover, as HFC networks in each area are upgraded, Cablecom upgrades in-house installations at the request of subscribers wishing to subscribe to new services, including digital cable television, high-speed Internet and telephony services.

     CABLE TELEVISION SERVICES. In November 1999, Cablecom launched digital services under the SwissFun brand name in German-speaking regions. Using a purchased or leased set-top-box, Cablecom subscribers can access an additional 30 digital channels for free, as part of their basic television subscription offering. The subscribers can then subscribe to over 20 additional channels in pay packages. Cablecom continued the roll-out of its SwissFun digital television offering during 2001, concurrent with the upgrade of its regional networks.

     In addition to increasing the number of channels that can be broadcast, the introduction of digital broadcasting allows Cablecom to address each set-top-box individually, providing Cablecom with the necessary flexibility to bundle expanded basic and pay channels into more attractive pay packages. This customization of content and the potential to differentiate substantially from the basic television offering is expected to make pay television much more attractive than its current form. In 2002, Cablecom plans to offer additional pay packages and pay-per-view services over its network.

     INTERNET SERVICES. Cablecom will continue to roll out high-speed Internet access services throughout its service areas as its networks are upgraded to bi-directionality through 2004. To maximize the return on capital expenditure, Cablecom is first upgrading subscriber areas where demand is the highest. As of December 31, 2001, Cablecom provided cable modem services to 67,000 subscribers.

     In its franchise areas, Cablecom offers both residential customers and businesses Internet access services connecting users to SwissOnline's portal via Cablecom's network, and thus retain all usage related revenues for dial-up services and all access revenues for all types of subscription-based Internet services such as pay dial-up and high-speed Internet services.

     TELECOMMUNICATION SERVICES. Apart from Swisscom, Cablecom is the only company with a nationwide footprint and a local loop infrastructure. Cablecom expects to be able to provide broadband local loop infrastructure access to nearly 50% of Swiss households. Cablecom's local loop networks cover all major Swiss cities, except Lausanne and Geneva, where Cablecom has a 12.2% stake in 022 Telegeneve, a company which provides such coverage.

     In December 2001, lab testing and field trials of the Cablecom VoIP telephony product proved successful. Cablecom plans the commercial launch of its telephony product in mid-2002.

  IRELAND

     In July 1999, we acquired Cablelink Ltd. in the Republic of Ireland, which then had over 400,000 franchise homes in Dublin, Galway and Waterford.

     This company provides cable television services in Dublin, Galway and Waterford to over 370,000 subscribers. As of December 31, 2001, the company had an 83.4% penetration rate over its broadband cable network, which passes over 440,000 homes. The company holds licenses to provide analog and digital television services in its franchises for the next 12 years with exclusive rights for the next two years. It also has a full service license allowing it to provide public telephony, Internet and other value-added services throughout Ireland.

     Among our 2001 highlights, Cablelink:

     - developed and successfully rolled out our digital television service in Dublin, Galway and Waterford;

     - met all of our regulatory milestones for the provision of digital television;

     - integrated our residential and business to business divisions in Ireland to create a single operating entity -- thus deriving extra operational efficiencies and synergies;

     - migrated 95% of our customer base onto a new customer relationship management system; and

     - made all systems fully Euro compliant for the introduction of the Euro.

  FRANCE

  1G Networks and Noos S.A.

     We acquired France Telecom's 1G Networks in two steps in August 1999 and December 1999. Pursuant to our purchase agreement, we held exclusive licenses to provide analog and digital television services over 1G Networks. 1G Networks has launched a pilot version of its digital platform, increasing the number of channels available to customers as well as providing high-speed Internet access.

     On August 7, 2000, we announced that we had signed an agreement in partnership with Morgan Stanley Dean Witter Private Equity to purchase France Telecom's 49.9% stake in Noos S.A. We closed the transaction in May 2001 and acquired 27% of Noos for approximately $594 million in liquidation preference of our preferred stock, based on an enterprise value of Noos of Euro 2.7 billion ($2.45 billion). In November 2001, to capitalize on network synergies and customer proximity, we merged our 1G operations in France with Noos.

     The combined Noos/1G is the market leading French broadband company, offering analog and digital cable television, high-speed Internet and telephony services to a total of 939,000 customers as of December 31, 2001. As of December 31, 2001, its network passed 2,811,000 homes and businesses. As of December 31, 2001 there were an estimated 3,447,000 homes and businesses in Noos's and 1G's combined franchise areas. Noos currently provides high-speed Internet access to over 92,000 homes and businesses in France.

     Noos operates a fully digital hybrid fiber coaxial network comprising over 16,000 km of coaxial and approximately 4,000 km of fiber cable. This network provides Noos with a unique platform to implement a broadband strategy in France. In addition, Noos has secured long term access rights to underground ducts for future network upgrade.

     Our investment in Noos provides us access to metropolitan Paris and Strasbourg and other major cities in France. Noos offers significant efficiencies with our core business of bundled digital cable television, high speed Internet and telephony services.

  GERMANY

  iesy Hessen GmbH (formerly eKabel Hessen GmbH)

     In August 2000, we completed a 50% investment in eKabel Investco, which owns 65% of iesy Holdings GmbH, the Hessen cable network in Germany. iesy Hessen GmbH owns and operates the largest cable television network in the German province of Hessen, which includes Frankfurt, the second largest financial center in Europe. iesy currently broadcasts up to 33 analog channels, 13 digital channels and 36 radio channels.

     There are approximately 2.8 million homes in Hessen, of which 66% or 1.8 million homes were passed by iesy's network as of December 31, 2001. Of the 1.8 million homes passed, 72%, or 1.3 million homes, are connected to iesy's network. For the year ended December 31, 2001, iesy Hessen GmbH generated a total revenue of Euro 115.8 million. iesy has a historical annual churn rate of less than 6%, which compares favorably to other European and U.S. cable providers. This loyalty of its customer base provides a solid platform on which to offer iesy branded products, such as "iesynet" and "iesyphone."

     In October 2001, iesy successfully completed network upgrade technology trials. iesy is currently upgrading its network and expects to upgrade 300,000 homes in 2002. The network upgrade plan will focus first on areas which offer attractive demographics for return on iesy's investment. This upgraded network will allow iesy to offer a wider array of broadband products and services, including the "triple-play" of digital cable television, high-speed Internet and telephony services.

     iesy's high speed Internet product, iesynet, has seen high demand in a pilot program in Frankfurt. Commercial launch of iesynet is targeted for mid-2002. Also in 2001, iesy was granted a class 4 voice telephony telecommunications license, and expects to offer VoIP telephony over its network in 2003.

  SWEDEN

  Bredbandsbolaget ("B2")

     As a result of a series of transactions from March 2000 through September 2001, we have acquired a 34% interest in B2. B2 is a rapidly growing broadband communications company providing 10 Mb/s network access and broadband services to residential and small-to-medium business customers. In 2001, B2 concentrated its efforts on rapidly growing the business in Sweden by stopping its expansion efforts in Norway and Denmark. During 2001, B2 reduced the number of its permanent and temporary employees from approximately 600 to 210 people, and grew its subscriber base from 18,700 to over 69,700 customers. In September 2001, B2 raised SEK 2.4 Billion ($224 million) in a private placement.

     B2 provides "always on," low-cost access to a high-capacity broadband network that provides transmission, both to and from the customer, at the same speed and at the same time. B2's 10 Mb/s network access speed is substantially faster than typical connections offered by existing cable television and telecommunications operators and is upgradeable to 100 Mb/s without significant expense. In addition to broadband access, B2 intends to provide telephony and video access to its customers through a personalized, interactive interface. Similar to Cablecom and iesy, B2 has already successfully tested its VoIP telephony product.

     The following table illustrates our holdings in Western Europe, including that in the UK:

           WESTERN EUROPE CUSTOMER STATISTICS AS OF DECEMBER 31, 2001

                               NTL         NTL      CABLECOM      NOOS      EKABEL        B2
                               (UK)     (IRELAND)   (SWISS)     (FRANCE)   (GERMANY)   (SWEDEN)    EQUITY     GROSS
                             --------   ---------   --------    --------   ---------   --------   --------   --------
                                                         (SUBSCRIBER TOTALS IN THOUSANDS)
RESIDENTIAL
Ownership Interest.........       100%      100%        100%(1)    27.0%       32.5%     34.0%
Homes in Franchise.........  11,411.2     443.8     1,902.7     3,447.0     2,800.0     299.0     15,513.4   20,303.7
Homes passed...............   8,404.1     443.8     1,902.7     2,811.5     1,828.0     217.0     11,990.9   15,607.1
Homes marketed (Telco).....   7,506.4      20.0          --        10.0          --        --      7,529.1    7,536.4
Homes marketed (CATV)......   7,729.8     443.2     1,734.8     2,758.4     1,828.0     205.1     11,155.0   14,699.3
Customers..................   2,840.0     369.8     1,583.0       939.6     1,299.7      69.7      5,339.5    7,101.8
  Dual/Triple RGU..........   2,038.2       5.3        67.3        76.0          --        --      2,130.7    2,186.8
  Single RGU...............     801.8     364.5     1,515.7       863.6     1,299.7      69.7      3,208.8    4,915.0
Cable Television (CATV)....   2,261.9     369.8     1,583.0       920.7     1,299.7        --      4,732.7    6,435.1
    Digital................   1,253.5       7.7        48.4       323.9          --        --      1,394.6    1,633.5
    Analog.................   1,008.4     340.6     1,534.6       238.5     1,299.7        --      3,219.9    4,421.8
    Antenna................        --      21.5          --       358.3          --        --        118.2      379.8
Telephone..................   2,589.3       5.3          --         2.2          --        --      2,595.2    2,596.8
Internet (INT).............     845.0       1.5       228.3        92.5          --      69.7      1,122.9    1,237.0
  Dial-Up (ntlworld and
    other).................     698.4       1.4       161.0          --          --        --        860.8      860.8
  Digital TV Access........      28.5        --          --          --          --        --         28.5       28.5
  Broadband (BB)...........     118.1       0.1        67.3        92.5          --      69.7        233.6      347.7
RGUs (CATV, Telco, BB).....   4,969.3     375.2     1,650.3     1,015.4     1,299.7      69.7      7,561.5    9,379.6
Service Units (CATV, Telco,
  Int).....................   5,696.2     376.6     1,811.3     1,015.4     1,299.7      69.7      8,450.8   10,268.9
RGUs/Customer..............      1.75x     1.01x       1.04x       1.08x       1.00x     1.00x        1.42x      1.32x
Service Units/Customer.....      2.01x     1.02x       1.14x       1.08x       1.00x     1.00x        1.58x      1.45x
Penetration:
  CATV.....................      29.3%     83.4%       91.2%       33.4%       71.1%      0.0%        42.4%      43.8%
  Telephone................      34.5%     26.5%         --        22.0%         --        --         34.5%      34.5%
  Customer.................      36.7%     83.4%       91.2%       34.1%       71.1%     34.0%        47.9%      48.3%
  RGU......................      64.3%     84.7%       95.1%       36.8%       71.1%     34.0%        67.8%      63.8%
  Service Unit.............      73.7%     85.0%      104.4%       36.8%       71.1%     34.0%        75.8%      69.9%
  Dual / Triple............      71.8%      1.4%        4.3%        8.1%        0.0%      0.0%        39.9%      30.8%
Quarterly Growth:
  Customers................     (41.8)     (4.8)        2.9        44.6         5.7      19.2        (24.5)      25.8
  RGUs.....................     (51.5)     (5.8)       15.4        51.7         5.7      19.2        (20.5)      34.7
Off-Net Telephony..........     118.3       2.8          --          --          --        --        121.1      121.1
  Telephone................      29.1        --          --          --          --        --         29.1       29.1
  Telephone and Internet...      89.2       2.8          --          --          --        --         92.0       92.0
BUSINESS DIVISION
Business Customers.........      76.2       0.2         4.3        35.6          --        --         90.3      116.3
Business Lines.............     389.7       1.9          --          --          --        --        391.6      391.6
Wholesale Internet
  Subscribers..............   1,210.7       0.2          --          --          --        --      1,210.9    1,210.9
TOTAL CUSTOMERS............   4,245.2     373.0     1,587.3       975.2     1,299.7      69.7      6,761.8    8,550.1
TOTAL SERVICE UNITS........   7,504.1     384.3     1,811.3     1,015.4     1,299.7      69.7     10,266.4   12,084.5

---------------

(1) Cablecom has equity interests in 28 cable systems in Switzerland. The following statistics reflect the proportional operating data in which Cablecom does not maintain an equity interest: 186,700 homes passed, 161,400 homes marketed, 153,100 subscribers, 600 broadband Internet subscribers and 153,600 RGUs.

COMPETITION

     We face significant competition from established and new competitors in the areas of residential telephony, business telecommunications services, Internet and cable television.

  CONSUMER SERVICES

     We compete primarily with BT in providing telephone services to residential customers in the UK. BT occupies an established market position and manages fully built networks and has resources substantially greater than ours. According to the Office of Telecommunications, or OFTEL, in September 2001, BT serviced 81.29% of UK residential telephone exchange line customers. Our growth in telecommunications services, therefore, depends upon our ability to convince BT's customers to switch to our telecommunications services. We believe that value for money is currently one of the most important factors influencing the decision of UK customers to switch from BT to a competing telecommunications service. BT has, however, introduced price reductions in some categories of calls and, due to regulatory price controls, BT will be making further reductions in its telecommunications prices. Accordingly, although we intend to remain competitive, in the future we may be unable to offer residential telephone services at rates lower than those offered by BT. In this case, we may not achieve desired penetration rates and may experience a decline in total revenues. There can be no assurance that any such decline in revenues or penetration rates will not adversely affect us. In addition to BT, other telecommunications competitors could prevent us from increasing our share of the residential telecommunications market. In particular, carrier pre-selection for all calls (except for some special categories) was launched in 2001 which may increase the appeal of indirect access operators, whose discounted call charges may undercut us.

     We also compete with mobile networks. This technology may grow to become a competitive threat to our networks, particularly if call charges are reduced further on the mobile networks. Our tower services group may enable us to benefit from the growth in this technology. There can be no assurance, however, that we will be able to compete successfully with such telecommunications operators.

     We believe that we have a competitive advantage in the residential market because we offer integrated telephone, cable television, telecommunications services (including Internet, interactive and on-line services) and multi-product packages designed to encourage customers to subscribe to multiple services. However, there can be no assurance that this competitive advantage will continue. Indeed, BT and all other operators have been permitted to provide and convey cable television services throughout the UK from January 1, 2001, and exclusive franchises will no longer be awarded.

     British Sky Broadcasting Limited, or BSkyB, currently markets telecommunications services on an indirect access basis, which requires the customer to dial additional digits before entering the primary telephone number, thus diverting calls onto another operator's network.

     Our cable television systems compete with direct reception over-the-air terrestrial broadcast television, DTH satellite services (i.e., BSkyB) and satellite master antenna systems. In addition, pay television and pay-per-view services offered by us compete to varying degrees with other communications and entertainment media, including home video, cinema exhibition of feature films, live theater and newly emerging multimedia services. We expect that, in the future, we may face competition from programming provided by video-on-demand services.

  BUSINESS TELECOMMUNICATIONS

     BT and Cable & Wireless are our principal competitors in providing business telecommunications services. In the future, we may compete with additional entrants to the business telecommunications market. Competition is based on price, range and quality of services, and we expect price competition to intensify if existing and other new market entrants compete aggressively. Most of these competitors have substantial resources and there can be no assurance that these or other competitors will not expand their businesses in our existing markets or that we will be able to continue to compete successfully with such competitors in the business telecommunications market.

  BROADCAST TRANSMISSION AND TOWER SERVICES

     Crown Castle UK Ltd, a subsidiary of Crown Castle International Corp., is NTL's primary competition in the terrestrial broadcast transmission market in the UK. Crown provides analog transmission services to the BBC and digital transmission services to both the BBC and ITVDigital. Crown has diversified from its core television broadcasting business using its transmission infrastructure to enter into the radio transmission and telecommunications sectors.

     Although Crown is our direct competitor, we each have reciprocal rights to use each other's sites for broadcast transmission usage in order to enable each of us to achieve the necessary country-wide coverage. This relationship is formalized by the site-sharing agreement entered into in 1991 when those towers were privatized.

     Crown also offers site rental on a significant number of its sites (some of which are managed on behalf of third parties). Like us, Crown offers a full range of site-related services to its customers, including installation and maintenance. In November 2000, Crown entered into an agreement with BT to deliver roof space and grounds at an initial 4,000 BT exchange sites around the UK. We believe our towers to be at least as well situated as Crown's and that we will be able to continue expanding our own third-party site-sharing penetration.

     All four UK mobile operators own site infrastructure and lease space to other users. Their openness to sharing with direct competitors varies by operator. BT Cellnet (now called mm0(2)) and Vodafone have agreed to cut site costs by jointly developing and acquiring sites in the Scottish Highlands. BT and Cable & Wireless are both major site-sharing customers but also compete by leasing their own sites to third parties. BT's position in the market is even larger when considered in combination with its interest in mm0(2).

     Several other companies compete in the market for site rental. These include British Gas, Racal Network Systems, Aerial Sites Plc, Relcom Aerial Services and the Royal Automobile Club. Some companies own sites initially developed for their own networks, while others are developing sites specifically to exploit this market.

REGULATION

     Telecommunications service industries in the UK are governed by legislation under the Telecommunications Act 1984, the Broadcasting Act 1990, and the Broadcasting Act 1996. The operator of a full-service telecommunications system in the UK requires the following two principal non-exclusive licenses:

     - a telecommunications license, granted under the Telecommunications Act by the Secretary of State and supervised by the Department of Trade and Industry, or DTI, and OFTEL, which authorizes the installation and operation of the telecommunications network used to provide cable television and cable telephone services; and

     - a cable television license granted under the Broadcasting Act and supervised by the Secretary of State and the Independent Television Commission, or ITC, which authorizes the provision of broadcasting services.

     Each type of license described above contains various conditions, and in the event of the breach of such conditions, the Director General of Telecommunications (the head of OFTEL) or the ITC, as appropriate, could issue an enforcement order and ultimately commence proceedings to require compliance or to revoke such licenses.

  PRICE REGULATION

     BT is currently subject to controls over the prices it may charge customers. In particular, BT may not increase charges for certain services by more than the amount of the percentage change in the retail price index. In Autumn 1999, OFTEL began the process of examining what price controls, if any, should apply to BT after 2001. In February 2001, OFTEL announced that current retail price controls would be extended until July 2002 with a roll over provision for a further year. In January 2002, OFTEL issued a new consultation setting out proposals for the progressive removal of price controls along with certain new measures to stimulate further retail competition.

     NTL is not subject to the same scrutiny and control by OFTEL of its retail telephone prices as BT, given its non-dominant status in the market. However, NTL is subject to prohibitions on undue preference and undue discrimination in its cable television pricing. NTL is also required to publish its standard prices, terms and conditions for cable television services.

  NUMBER PORTABILITY

     The European Union agreed in 1998 to a revision to the Interconnection Directive that made it a requirement for Member States to mandate number portability. Implementing regulations came into force on January 19, 2000 requiring that number portability should be provided on request to all customers switching between different operators and providers of fixed telecommunications services. NTL has a process in place to comply with its existing obligations and it is now in the process of negotiating more service establishment arrangements with other operators.

  LOCAL LOOP UNBUNDLING

     In November 1999, an OFTEL policy statement mandated the unbundling of BT's local loop to rival providers, enabling them to offer a range of higher bandwidth services using Digital Subscriber Line (DSL) technology. On August 8, 2000, conditions in BT's license were brought into force setting out the requirements under which BT must provide services necessary for local loop unbundling. OFTEL published the wholesale prices for BT's unbundled local loops on December 2000 and prices for shared access were published in 2001 although discussions continue as to the appropriate wholesale charges. In addition, BT is currently rolling out ADSL over its own network. ADSL will allow consumers access to high speed information services. In practice, few companies have taken up the LLU option.

     In February 2002, BT announced reductions in its wholesale charges to ISPs (including its own tied ISP) for wholesale ADSL services. These reductions will lead to commensurate reductions in retail rates.

  INTERCONNECTION

     NTL Group Ltd. and National Transcommunications Limited have Annex II status giving them rights of interconnection at wholesale rates to other operators with similar status.

  OPEN ACCESS TO CABLE INFRASTRUCTURE

     In April 2000, OFTEL issued a public consultation document on regulated access to cable infrastructure ("open access"). The preliminary conclusion reached by OFTEL was that no case existed for mandating open access to cable infrastructure at that time.

  BSKYB

     In December 2000, the Office of Fair Trading (OFT) announced that it was commencing an investigation under the UK Competition Act into BSkyB's activities, in particular the wholesale prices offered to rival distributors of pay television services. This investigation is ongoing. In December 2001, the OFT announced its preliminary finding that BSkyB had been abusing its market power through its pricing practices. The OFT also said that it was aiming to complete the investigation into BSkyB's pricing by summer 2002.

     In addition, in February 2002, the OFT announced that it had decided not to give a decision on whether an agreement entered into by us with BSkyB for the carriage of programming at discounted rates, notice of which was given to the OFT in October 2000, was anti-competitive. The OFT's investigation into BSkyB's behavior continues.

  COMPETITION ACT 1998

     The Competition Act, which came into force in March 2000, introduced a prohibition on the abuse of a dominant position and on anti-competitive agreements and introduced third party rights, stronger investigative powers, interim measures and effective enforcement powers (including fines of up to 10% of UK turnover). The Competition Act enables third parties to bring enforcement actions directly against telecommunications operators who are in breach of the prohibitions and seek damages, rather than have to wait for the Director General of Telecommunications to make an enforcement order.

     In February 2000, OFTEL issued specific guidance on the application of the Competition Act in the telecommunications sector. This guidance states that OFTEL would follow closely the general principles of competition law in its application of the new prohibitions. In addition, the regulators must not reach decisions which are inconsistent with EC law.

  MOBILE PHONE TERMINATION CHARGES

     On December 12, 2001, OFTEL announced that it had referred to the Competition Commission its proposal to impose a cap on the amount mobile phone operators can charge for receiving calls on their networks. OFTEL's conclusion was that mobile termination rates were substantially in excess of cost and that there was little incentive for operators to reduce the charges. Accordingly, OFTEL has proposed a charge cap on future termination rates of RPI (12)% over four years.

     The Competition Commission has six months to reach a decision, which can be extended for a further six months.

  BROADCAST SERVICES

     A portion of our total revenue is attributable to the provision of television and radio transmission and distribution services. In the UK, the provision of such services is governed by the Telecommunications Act 1984 and the Wireless Telegraphy Act 1949.

  TELECOMMUNICATIONS ACT AND BROADCASTING ACT LICENSES

     NTL's licenses contain conditions and provisions which, among other things:

     - require us to publish our charges and terms and conditions of business and not to show undue preference to or exercise undue discrimination against particular persons in the provision of certain telecommunications services;

     - impose on us an obligation to share our transmission sites with other transmission operators;

     - restrict the prices which we are allowed to charge for the provision of some services;

     - prohibit us from cross-subsidizing the unregulated side of our business; and

     - impose a requirement for separate accounts to be produced in relation to both the regulated and unregulated parts of our business. However, we are not obliged to do anything "not reasonably practicable."

  PRICE CAP REVIEW

     Our regulated business may be divided into two categories: Price Regulated Business and Applicable Rate Business. Price Regulated Business comprises those telecommunication services which we are obliged to provide pursuant to our Transmission License and in respect of which price controls are imposed. Our Applicable Rate Business comprises those telecommunications services which we are obliged to provide but which do not fall within the definition of Price Regulated Business. Charges for Applicable Rate Business are agreed between us and the relevant customer. If despite all reasonable efforts an agreement cannot be reached between us and a significant proportion of our customers in respect of any particular telecommunications service, the charge will be determined by the Director General.

     In respect of any services provided by us which are not Price Regulated Business or Applicable Rate Business, our prices are wholly unregulated, except for the overriding duty not to engage in any pricing policy which constitutes undue preference or undue discrimination against any person or class of persons in respect of telecommunications services. Our unregulated income would include, for example, charges for site rentals to PCN operators.

     Our Price Regulated Business consists of the television transmission service provided to the ITV (Channel 3) companies and Channel 4/S4C including the operation and maintenance of transmission equipment and the provision to third party transmission operators of the accommodation, masts and antennae necessary for the operation of broadcast transmission services.

     On December 24, 1996, the Director General of Telecommunications issued the formal modification to our Telecommunications Act Licenses to effect the price controls which are to apply to us for the period from January 1, 1997 to December 31, 2002. The Price Cap Review had two purposes: (1) to establish a new "P0" (allowable revenues for the first year of the next control period, 1997, in respect of our Maximum Price Regulated Business) and (2) to establish a new "X" (the percentage by which such revenues must, after allowing for consumer price inflation, be reduced each year thereafter). The Director General's review concluded that, on assumptions at the time (1996), the new P0 was (UK Pound)
53.4 million and the new X was 4.0%.

  EUROPEAN UNION LEGISLATION

     Our business is further regulated by the EU under various European Commission Directives. In February 2002, the European Union Commission adopted a package of legislative measures which set out a new framework for electronic communication and ensures that the legislation is more technology neutral. The proposed new framework consists of five harmonization Directives, including a framework Directive and four specific Directives on authorization, access and interconnection, universal service and users' rights, and data protection in telecommunications services, a Regulation on unbundling the local loop, a draft liberalization Directive and a decision on Community radio spectrum policy.

  COMMUNICATIONS BILL

     A White Paper issued in December 2000 -- A New Future for
Communications -- proposed the creation of a new body 'OFCOM' to regulate the communications industry. This will merge the functions of, among others, OFTEL, the Radiocommunications Agency and ITC and it is intended that it will provide a more flexible framework for regulating a converging industry.

     Our operations in Switzerland as well as the operations of companies in which we hold a minority interest in France, Germany and Sweden are also subject to regulation by the governments of the countries in which they operate.

RESEARCH AND DEVELOPMENT

     Our research and development activities involve the analysis of technological developments affecting our cable television, telephone and telecommunications business, the evaluation of existing services and sales and marketing techniques and the development of new services and techniques.

PATENTS, COPYRIGHTS AND LICENSES

     We do not have any material patents or copyrights nor do we believe that patents play a material role in our business. We are substantially dependent on the licenses and franchises granted by the legislative agencies which regulate our respective businesses. The loss of any one or more of our licenses or franchises could have a material adverse effect on our business and financial condition.

CUSTOMERS

     Except for our broadcast services business, no material part of our business is dependent upon a single customer or a few customers, the loss of any one or more of which would have a materially adverse effect on us. The broadcast services business is, however, substantially dependent on the revenues it receives pursuant to its contracts with the ITV companies, Channel 4/S4C, Channel 5 in the UK, ABC and SBS in Australia, the loss of one or more of which may have a material adverse effect on the broadcast services business.

EMPLOYEES

     At December 31, 2001, we had approximately 19,200 employees, approximately 16,900 of whom are permanent and approximately 2,300 of whom are temporary or contract employees. We believe that our relationship with our employees is good.

ITEM 2.  PROPERTIES.

UK AND IRELAND

     In the UK and Ireland, we own, lease or occupy under license 126 business unit and regional offices, our corporate head offices in each of Hook and Dublin, and 9 retail shops. In addition, we own or lease approximately 655 switching centers/head-ends and operational hub-sites together with warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment housed on public and private sites.

     In addition, in the UK, for the purposes of our site leasing and broadcast transmission businesses, we own, lease, contract to lease, or occupy under license approximately 1,370 properties. For these businesses, we also are the licensee of approximately 680 transmitter sites which are owned by Castle Transmission and shared between the two organizations pursuant to a site sharing agreement.

SWITZERLAND

     In Switzerland, we own or lease 51 offices, our corporate head-offices in Zurich, and 43 retail shops. In addition, we own or lease approximately 450 network sites together with warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment housed on public and private sites.

OTHER

     We maintain offices under lease for our corporate staff in New York City, as well as offices for our ntl: broadcast staff based in the Far East. We believe that our facilities are presently adequate for their current use.

ITEM 3.  LEGAL PROCEEDINGS.

     We are involved in, or have been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of our networks and the maintenance and servicing of our transmission masts, none of which are expected to have a material adverse effect on our financial position or results of operations or cash flows.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     There were no matters that were submitted to a vote of NTL stockholders during the quarter ended December 31, 2001.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS.

     On March 28, 2002, the New York Stock Exchange announced that it was suspending our common stock from trading on the NYSE and that it intended to apply to the SEC to delist our common stock following this suspension. This determination was based upon, among other things, the selling price for our common stock, which closed at $0.20 on March 26, 2002. The continued listing standards of the NYSE require maintenance of a minimum share price of $1 over a 30 trading day period and average global market capitalization of $100 million over a 30 trading day period. Our common stock fell below both of these continued listing standards. We have a right to a review of the NYSE staff's decision in a hearing before a Committee of the Board of Directors of the NYSE. We are pursuing that right but there can be no assurance that we will be successful. Our common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "NTLD" and continues to trade on NASDAQ EUROPE under the symbol "NTLI".

     On October 27, 2000, our common stock began trading on the New York Stock Exchange under the symbol "NLI". Concurrently with the NYSE listing, we withdrew our listing on the Nasdaq Stock Market's National Market where our common stock had been trading under the symbol "NTLI". The following table sets forth, for the periods indicated, the high and low last sale prices as reported on the Nasdaq Stock Market's National Market until October 26, 2000 and on the NYSE until March 26, 2002. The information set forth below gives retroactive effect to the 5-for-4 stock split in February 2000.

                                                              LAST SALE PRICE
                                                              ----------------
                                                               HIGH      LOW
                                                              -------   ------
2000
  First Quarter.............................................  $109.10   $82.00
  Second Quarter............................................    91.50    53.00
  Third Quarter.............................................    59.88    39.19
  Fourth Quarter............................................    49.25    21.81

2001
  First Quarter.............................................    39.20    22.75
  Second Quarter............................................    32.40    11.69
  Third Quarter.............................................    13.79     2.00
  Fourth Quarter............................................     4.55     0.62

2002
  First Quarter (through March 26, 2002)....................     0.98     0.17

     On March 26, 2002, the closing sale price for our common stock, as reported on the NYSE was $0.20. As of March 26, 2002, there were 5,693 record holders of our common stock. This figure does not reflect beneficial ownership of shares held in nominee name.

     We have never paid cash dividends on our common stock. Currently, we do not have available surplus under Delaware law. Under Delaware law, a Delaware corporation cannot, among other things, pay dividends on its capital stock unless it has available surplus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". In addition, the certificates of designation governing our preferred stock limit our ability to pay dividends on our equity securities and there are legal and contractual restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances, including those contained in our subsidiaries' indentures and credit agreements. We do not currently anticipate paying cash dividends in the foreseeable future on shares of our capital stock. We anticipate that for the foreseeable future any cash flow generated from our subsidiaries' operations will be used for debt service. Any future determination as to the payment of dividends will be at the discretion of our Board of Directors and will depend upon our operating results, financial condition and capital requirements, indenture and other contractual restrictions, general business conditions and such other factors as our Board of Directors deems relevant. There can be no assurance that we will pay dividends at any time in the future.

SALES OF UNREGISTERED SECURITIES

     In addition to the issuance on May 18, 2001 of 47,218 shares of our Variable Coupon Redeemable Preferred Stock, Series A and 12,194 shares of 6.5% Fixed Coupon Redeemable Preferred Stock to France Telecom in exchange for a 27% interest in Noos, we issued the following unregistered securities:

     In June 2001, in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act, the Company and NTL (Delaware), Inc., as co-issuers, issued $100.0 million aggregate principal amount of 5 3/4% Convertible Subordinated Notes due June 22, 2011 to GE Capital and received proceeds of approximately $95.9 million. Interest is payable quarterly in cash at a rate of 5 3/4% per annum beginning on October 15, 2001. These notes are convertible into shares of our common stock at the option of the holder at an initial conversion price of $35.00 per share, subject to adjustment. After December 22, 2007, the notes are redeemable, in whole or from time to time in part, at NTL (Delaware), Inc.'s or our option. Proceeds raised from the issuance were used to reduce commitments under the UK working capital facility, finance construction, capital expenditure, working capital requirements and for general corporate purposes.

     In May 2001, in reliance on the exemptions from registration provided by
Section 4(2) and Rule 144A of the Securities Act, NTL Communications, our wholly owned indirect subsidiary, issued $1,150.0 million aggregate principal amount of 6 3/4% Convertible Senior Notes due May 15, 2008 to qualified institutional buyers. NTL Communications received proceeds of approximately $1,114.8 million after placement agents' commissions and other fees. Interest is payable semiannually in cash at a rate of 6 3/4% per annum beginning on November 15, 2001. These notes are convertible into shares of our common stock at the option of the holder after August 13, 2001 at a conversion price of $32.728 per share. After May 20, 2004, the notes are redeemable, in whole or from time to time in part, at NTL Communications' and our option. We are a co-obligor of the notes on a subordinated basis. Proceeds raised from the issuance were used to reduce commitments under the UK working capital facility, finance construction, capital expenditure, working capital requirements and for general corporate purposes.

     On September 12, 2001, in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act, we issued 1,850,000 shares of our Cumulative Convertible Preferred Stock, Series A in exchange for the 1,850,000 issued and outstanding shares of our 5% Cumulative Preferred Stock held by France Telecom and others. The Convertible Preferred Stock has a stated value and liquidation preference of $1,075.17 per share and is mandatorily redeemable for cash by us on March 27, 2009. Dividends are payable quarterly in additional shares of Convertible Preferred Stock, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share and
(iii) from March 27, 2003 through March 26, 2004, $26.61 per share. Once the Convertibility Date (as defined below) is set, the quarterly dividend rate resets to $16.12 per share and the Convertible Preferred Stock becomes eligible for conversion into shares of our common stock beginning on a "Convertibility Date," at which time the conversion price is set at 125% of the immediately preceding 25 trading day volume-weighted average price of our common stock (the "Convertibility Base Price"). The Convertibility Date is as follows: March 27, 2002, unless we elect to delay convertibility until March 27, 2003 or, alternatively, redeem, at our option, all shares of the Convertible Preferred Stock on March 27, 2002 in cash; if we have delayed, March 27, 2003, unless we elect again to delay convertibility until March 27, 2004, which we may only do if the Convertibility Base Price would be less than or equal to $65.00 per share (as may be adjusted for certain dilutive events); we may also elect, instead, to redeem all shares of the Convertible Preferred Stock on March 27, 2003 in cash; if we have delayed, March 27, 2004, unless we elect to redeem all shares of the Convertible Preferred Stock on March 27, 2004 in cash. In no event will the Convertibility Date be after March 27, 2004. We elected in March 2002 to delay convertibility until at least March 27, 2003. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates may at any time elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to 50% interest in an entity holding our Swiss operations.

ITEM 6.  SELECTED FINANCIAL DATA.

     The following table sets forth certain financial data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Form 10-K.

                                                          YEAR ENDED DECEMBER 31,
                                           -----------------------------------------------------
                                            2001(1)      2000(2)    1999(3)    1998(4)    1997
                                           ----------   ---------   --------   -------   -------
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
Income statement data:
  Operating revenues.....................  $  3,699.2   $ 2,840.8   $1,584.1   $ 747.0   $ 491.8
  (Loss) before extraordinary item.......   (14,241.3)   (2,963.7)    (732.7)   (503.9)   (328.6)
  Net (loss).............................   (14,241.3)   (2,963.7)    (735.7)   (534.6)   (333.1)
  Basic and diluted net (loss) per common
     share:
  (Loss) per common share before
     extraordinary item(5)...............      (52.78)     (14.54)     (6.75)    (8.12)    (6.79)
  Net (loss) per common share(5).........      (52.78)     (14.54)     (6.78)    (8.60)    (6.88)
  Weighted average number of common
     shares used in the computation of
     basic and diluted net loss per
     common share(5).....................       276.0       217.1      119.4      64.4      50.2

                                                            AS OF DECEMBER 31,
                                         --------------------------------------------------------
                                          2001(1)      2000(2)     1999(3)    1998(4)      1997
                                         ----------   ---------   ---------   --------   --------
Working capital (deficiency)...........  $(18,510.6)  $  (849.1)  $ 2,261.4   $  600.5   $  (52.3)
Fixed assets, net......................    12,573.3    12,693.0     5,597.7    3,854.4    1,757.0
Total assets...........................    16,834.2    28,383.7    12,211.6    6,194.1    2,421.6
Long-term debt.........................       102.3    15,044.1     8,798.0    5,043.8    2,015.1
Redeemable preferred stock.............     2,773.7     2,083.2       141.8      124.1      108.5
Shareholders' equity (deficiency)......    (6,542.4)    8,367.4     2,136.9      355.2      (61.7)

---------------

(1) As of December 31, 2001, primarily all of the Company's debt has been classified as current due to the uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate payment. In the fourth quarter of 2001, the Company recorded asset impairments totaling $9,511.3 million including goodwill of $8,840.5 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million, investments in affiliates of $463.7 million and other assets of $124.3 million. In addition, in 2001, the Company recorded restructuring costs of $209.6 million, integration and consulting costs of $102.1 million and losses on the 1G transaction and the sale of the ConsumerCo off-net indirect access customers of $147.4 million.

(2) In March 2000, the Company purchased Cablecom for an aggregate purchase price of $3,528.7 million, including intangibles of $2,355.3 million. In May 2000, the Company purchased ConsumerCo for an aggregate purchase price of $13,111.0 million, including intangibles of $8,879.0 million. The net assets and results of operations of Cablecom and ConsumerCo are included in the consolidated financial statements from their respective dates of acquisition.

(3) In March 1999, the Company purchased Diamond for an aggregate purchase price of $984.6 million, including intangibles aggregating $1,323.0 million. In April 1999, the Company purchased the Australian National Transmission Network for an aggregate purchase price of $425.8 million, including intangibles of $220.6 million. In July 1999, the Company acquired Cablelink for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million. In August and December 1999, the Company acquired the 1G Networks of France Telecom for an aggregate purchase price of $61.9 million, including intangibles of $64.7 million. In September 1999, the Company acquired the shares of Workplace Technologies plc, for an aggregate purchase price of $175.0 million, including intangibles of $176.9 mil-lion. The net assets and results of operations of Diamond, the Australia National Transmission Network, Cablelink, the 1G Networks and Workplace Technologies are included in the consolidated financial statements from their respective dates of acquisition.

(4) In June and September 1998, the Company purchased ComTel for an aggregate purchase price of $969 million, including intangibles aggregating $224 million. In October 1998, the Company purchased Comcast UK for an aggregate purchase price of $600 million, including intangibles of $130 million. In December 1998, the Company purchased EGT for an aggregate purchase price of $151 million, including intangibles of $45 million. The net assets and results of operations of ComTel, Comcast UK and EGT are included in the consolidated financial statements from their respective dates of acquisition.

(5) After giving retroactive effect to the five-for-four stock split by way of stock dividend paid in October 1999 and the five-for-four stock split by way of stock dividend paid in February 2000.

     The Company did not declare or pay any cash dividends during the years indicated.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

LIQUIDITY AND CAPITAL RESOURCES

  RECAPITALIZATION PROCESS AND ABILITY TO CONTINUE OPERATIONS

     The Company historically incurred operating losses and negative operating cash flow. In addition, the Company required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through cash flow from operations, amounts available under its credit facilities, vendor financing and issuances of high-yield debt securities and convertible debt securities in the capital markets and convertible preferred stock and common stock to strategic investors. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. The Company's public equity is no longer trading on the New York Stock Exchange, and its debt securities are trading at or near all time lows. These factors, together with the Company's substantial leverage, means the Company does not currently have access to its historic sources of capital.

     In addition, the Company's UK credit facilities are fully drawn and the Company's Swiss subsidiaries are currently unable to draw the remaining undrawn amounts under the Cablecom credit facility. NTL Communications Corp., a wholly-owned indirect subsidiary of the Company, did not pay cash interest on certain series of its notes that was due on April 1, 2002 and April 15, 2002. NTL Incorporated and NTL (Delaware), Inc. also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. As of December 31, 2001, the Company had approximately $505 million in cash and cash equivalents on hand and, on April 4, 2002, received approximately $303 million net cash proceeds from the sale of its Australian business. The Company will require cash for working capital and capital expenditures in 2002. If the Company and its subsidiaries make scheduled and overdue interest payments on their notes, then the Company will not have sufficient cash resources to meet its liquidity needs through the third quarter of 2002.

     These liquidity concerns raise substantial doubt about the Company's ability to continue as a going concern. As a consequence, the Company needs to restructure its outstanding debt and/or raise new funds through the issuance of equity or additional debt.

     On January 31, 2002 we announced that we had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen our balance sheet and reduce debt and put an appropriate capital structure in place for our business. Since then, we have been evaluating various recapitalization alternatives to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on our business operations.

     On April 16, 2002 the Company announced that the Company and an unofficial committee of its public bondholders had reached an agreement in principle on a comprehensive recapitalization of the Company. The members of the committee hold in the aggregate over 50% of the face value of NTL and its subsidiaries' public bonds. The recapitalization would result in a conversion of approximately $10.6 billion in debt into equity.

     During the recapitalization process, it is anticipated that NTL's operations will continue uninterrupted, customer service will be unaffected, suppliers will be paid in the ordinary course and NTL's management will remain in place.

     To implement the proposed recapitalization, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited and Diamond Holdings Limited would file a pre-negotiated recapitalization plan in a Chapter 11 case under the U.S. Bankruptcy Code. NTL's operating subsidiaries would not be included in the Chapter 11 filing. The agreement in principle is subject to various conditions, including mutually acceptable terms with the Company's bank lenders. The recapitalization transaction contemplates that the bank debt will remain in place as part of the recapitalization.

     To facilitate the recapitalization, certain members of the unofficial committee of bondholders would commit to provide up to $500 million of new debt financing to the Company's UK and Ireland operations during the Chapter 11 process and for the post-recapitalized Company. The new financing will ensure that the Company's business operations have access to sufficient liquidity to continue ordinary operations.

     Under the agreement in principle, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding all of its UK and Ireland assets, and one tentatively called NTL Euroco and holding certain of its continental European and other assets.

     Holders of notes of NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp. and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland and approximately 86.5% of the initial common stock of NTL Euroco. NTL (Delaware), Inc. bondholders would have the option to reinvest all or a portion of NTL (Delaware), Inc. cash in additional shares of NTL common stock, or to receive such cash in the recapitalization. Notes of the Company's subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC would remain outstanding and will be kept current in interest payments. Current preferred and common stockholders, including France Telecom, would participate in a package of rights (to be priced at a $10.5 billion enterprise value) and warrants entitling them to purchase primary common stock of NTL UK and Ireland at the consummation of the proposed plan, in the case of the rights, and for the duration of the eight-year warrants at prescribed prices. If fully exercised, those rights and warrants would entitle the current preferred stockholders to acquire approximately 23.6% and the current common stockholders to acquire approximately 8.9% of the entity's primary common stock.

     Current preferred stockholders other than France Telecom, would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that, subject to the consummation of the recapitalization, France Telecom would also receive our 27% interest in Noos, pursuant to a pledge of such interests to France Telecom given at the time of its acquisition.

     During the recapitalization process, the Company has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with the Company. See also "Risk Factors" for a summary of risks related to the Company's business in general and the recapitalization process in particular.

  BANK WAIVERS

     Before the Company could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under our credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities.

     But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities. If an event of default were to occur, it would entitle the lenders under the credit facilities to declare the principal amount of the outstanding debt immediately due and payable. If this right was exercised, it would result in an event of default under all of the Company's outstanding notes, except for those issued by Diamond Cable Communications, Diamond Holdings and NTL Triangle, entitling the trustee or 25% of the holders of a series to accelerate the repayment of that series of notes. We do not have sufficient cash resources to repay our outstanding indebtedness if it is declared immediately due and payable.

     In connection with the granting of the initial waivers, the Company agreed:

     - to provide the lenders with a 13 week rolling cash flow projection (updated every two weeks);

     - to keep the lenders informed of, and to provide documents in connection with, negotiations with bondholders or strategic investors or concerning proposed asset dispositions;

     - not to repurchase NTL notes; and

     - not to make an exchange offer for NTL notes or enter into an agreement with NTL bondholders, subject to some exceptions, without the consent of the lenders.

     Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extend the duration of the initial waivers to April 30, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom facility, unless the missed interest payments on April 1, 2002 are remedied or a sufficient number of bondholders agree to forbear in respect of such non-payment, in which case, the UK credit facilities waivers will be extended to May 14, 2002. As a condition to the waivers continuing effectiveness, the UK lenders required NTL Delaware to loan L90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. This loan is structurally senior to the outstanding public notes issued by NTL Communications Corp. but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, we affirmed the provisions of the initial waivers and in addition, we agreed, among other things, to:

     - provide the bank lenders a timeline setting forth the steps proposed to be taken in connection with the recapitalization and the dates by which such steps are to be taken;

     - use reasonable endeavors to consider with the lenders under the Cablecom credit facility possible means of credit enhancement;

     - provide the lenders under the Cablecom credit facility, by April 12, 2002, with an updated structure chart of NTL as well as a contingency business plan for Cablecom in the event that sufficient additional funding for Cablecom is not obtained; and

     - pay legal, accounting and other advisory fees of the agent or coordinators of the Cablecom credit facility.

     The amended waivers prevent us from making an exchange offer with respect to our outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The amended waivers also prohibit us from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. bankruptcy code, without the consent of these lenders. Copies of the waivers are filed as exhibits to this Form 10-K.

     As a consequence, we cannot enter into a binding agreement with the unofficial bondholder committee or implement the proposed plan without the consent of our bank lenders.

     Cablecom GmbH is the principal trading company of our Swiss group. There are a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility which entitles the lenders to accelerate repayment. Such an acceleration would result in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009 entitling the trustee or the holders of 25% of each series of notes to accelerate repayment. Under Swiss law, unless the overindebtedness is rectified those entities would be required to commence an insolvency proceeding in Switzerland. A plan has been formulated to rectify this overindebtedness. Implementation of this plan prior to April 30, 2002 will mean those entities will not be required to commence an insolvency proceeding. Those proceedings would likely either be a court supervised moratorium in which an independent administrator, or commissioner, would be appointed to supervise the running of each company during a restructuring or, if there is no viable restructuring plan, a bankruptcy. The commencement of those insolvency proceedings would also constitute an immediate event of default and acceleration of the maturity of the convertible subordinated notes referred to above.

     We are currently in discussions with the lenders under the Swiss credit facility regarding proposals to resolve the overindebtedness issue as well as requesting that they waive various additional covenant breaches under the credit facility. There can be no assurance that we will reach agreement on the resolution of the overindebtedness issue within the time period required or obtain the requested waivers.

  INTEREST PAYMENTS ON PUBLIC NOTES

     The Company and its subsidiaries have substantial interest payment obligations under their existing indebtedness. NTL Communications Corp. did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.3 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. In addition, NTL Communications did not make interest payments falling due on April 15, 2002, totaling $20.2 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments and payment of related fees falling due on April 15, 2002 in respect of their 5 3/4% Convertible Subordinated Notes due 2011. Those payments were not made after consideration by the Company of requests by the unofficial bondholder committee not to make those payments. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. On May 15, 2002, interest totaling $94.0 million is due on outstanding notes of NTL Triangle and NTL Communications.

     If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under all of our other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at NTL Communications and, contemporaneously, cross defaults would occur under the Company's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under our Senior Credit Facility and Working Capital Facility and could occur under the Cablecom Facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless we obtain waivers or forbearance agreements from sufficient percentages of our creditors. If that right to accelerate was exercised, we would not have sufficient cash resources to repay those debts, which could ultimately lead to voluntary or involuntary bankruptcy proceedings relating to the entities so affected. In addition, the lenders under the Company's UK credit facilities have security over the assets of the Company's UK operating subsidiaries, except for the Diamond and Triangle groups of companies. In the event that there was an event of default under those facilities, the lenders could seek to take control of those assets under applicable UK insolvency law.

  INABILITY TO PAY DIVIDENDS ON OR REDEEM PREFERRED STOCK

     On February 4, 2002, the Company announced that it would not declare or pay dividends on its 13% Senior Redeemable Exchangeable Preferred Stock. The Company did not make the dividend payments due on February 15, 2002 of $6.0 million in respect of the 13% preferred stock. In addition, the Company did not pay dividends on its 5% cumulative participating convertible preferred stock held by France Telecom on December 31, 2001 of $37.0 million and March 31, 2002 of $37.5 million, or on its cumulative convertible preferred stock held by France Telecom and a group of commercial banks on December 31, 2001 of $24.9 million and March 26, 2002 of $24.1 million. Historically, payment of dividends has been made in additional shares of preferred stock in the case of the 13% preferred stock, the 5% cumulative participating preferred stock and the cumulative convertible preferred stock. The Company did not pay these dividends due to a lack of available surplus under Delaware law. Under Delaware law, the Company cannot pay dividends on or redeem its capital stock, including its preferred stock, unless it has available surplus.

     Pursuant to the terms of the 13% preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid. Pursuant to the terms of the 5% cumulative convertible preferred stock and the cumulative convertible preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid, together with an additional cash dividend on the amount so unpaid at a rate of 2% per quarter for as long as the dividends remain unpaid. The failure to declare these dividends is not a default under any of the Company's existing agreements. With respect to the 13% preferred stock and 5% cumulative convertible preferred stock, if dividends remain unpaid for six quarters, the holders of each such series shall have the right to vote separately as a class on all matters voted on by NTL Incorporated shareholders and shall have the right, along with other holders of preferred stock with similar default voting rights, to elect two directors to the Company's board.

     In addition, the lack of surplus means that the Company does not expect to be able to redeem its Variable Coupon Redeemable Preferred Stock, Series A, which is referred to as the Noos One Year Preferred, which is held by France Telecom, when it becomes mandatorily redeemable, to the extent funds are available, on May 18, 2002. If we fail to redeem the Noos preferred stock on May 18, 2002 as we expect, the holders of such Noos preferred stock will have the right, along with other holders of preferred stock with similar default voting rights, to elect two directors to our board and shall have the right to vote separately as a class, on all matters brought to NTL Incorporated shareholders.

     At the time of issuance of the Noos One Year Preferred, the Company pledged its shares of Noos to France Telecom to secure the mandatory redemption obligation under the Noos One Year Preferred and the 6.5% Redeemable Preferred Stock.

  CREDIT RATING DOWNGRADES

     On April 3, 2002, credit rating agency Standard & Poor's lowered the Company's long-term corporate credit rating to D from CCC-, citing the Company's failure to make a bond interest payment due on April 1, 2002.

  SALE OF NTL AUSTRALIA

     On April 2, 2002, the Company announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Bank for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$574 million (US$303 million). At that time, the business' bank debt outstanding totaled A$227 million (US$119 million).

     On April 7, 2002, NTL Delaware loaned L90 million to NTL (UK) Group Limited, which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to the Company's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and it is currently anticipated that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against NTL Delaware as part of the proposed plan of reorganization.

  DESCRIPTION OF OUTSTANDING NOTES, CREDIT FACILITIES AND REDEEMABLE PREFERRED STOCK

     The following summarizes the terms of the significant notes, credit facilities and redeemable preferred stock issued by the Company and its subsidiaries as of December 31, 2001, except for the NTL Australia bank credit facility due to the sale of NTL Australia in April 2002.

  NTL Incorporated:

          (1) Senior Redeemable Exchangeable Preferred Stock due February 15, 2009, liquidation preference of $186.8 million, dividends accrue at 13% per annum payable quarterly in arrears, at the Company's option, until February 15, 2004, dividends may be paid in cash, by the issuance of additional shares or in any combination of the foregoing, redeemable at the Company's option on or after February 15, 2002, and, on any dividend payment date, the Company may exchange all of the outstanding shares for 13% debentures due 2009;

          (2) Convertible Preferred Stock due March 27, 2009, liquidation preference of $2,029.1 million, dividends are payable quarterly in arrears in additional shares, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share, and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share; once the "Convertibility Date" (which may be March 27, 2003 or March 27, 2004) is set, the quarterly dividend rate resets to $16.12 per share and the Convertible Preferred Stock becomes eligible for conversion into shares of the Company's common stock beginning on such Convertibility Date, at which time the conversion price is set at 125% of the immediately preceding 25 trading day volume-weighted average price of the Company's common stock, subject to the Company's election to delay convertibility or redeem all issued and outstanding shares of Convertible Preferred Stock. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates may at any time elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding our Swiss operations;

          (3) Variable Coupon Redeemable Preferred Stock, liquidation preference of $491.7 million, dividends are payable quarterly at the Company's option in cash or additional shares of Variable Coupon Redeemable Preferred Stock, quarterly dividend rate based on the EURIBOR Rate plus 2.5%, quarterly dividend rate of 6.16% at December 31, 2001, mandatory redemption in cash on May 18, 2002. The Company's 27% interest in Noos is pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock and its 6.5% Fixed Coupon Redeemable Preferred Stock;

          (4) 6.5% Fixed Coupon Redeemable Preferred Stock, liquidation preference of $126.9 million, dividends are cumulative and are payable in cash upon redemption, mandatory redemption in cash on May 18, 2007;

          (5) 5 3/4% Convertible Subordinated Notes due June 22, 2011, principal amount at maturity of $100.0 million, interest of 5 3/4% per annum is payable quarterly beginning on October 15, 2001, redeemable at the option of the Company on or after December 22, 2007, convertible into shares of the Company's common stock at a conversion price of $35.00 per share, subject to adjustment based on the Company's stock price and adjustment to the conversion price of some series of our preferred stock;

  NTL Delaware:

          (6) 5 3/4% Convertible Subordinated Notes due December 15, 2009, principal amount at maturity of $1,200.0 million, interest payable semiannually from June 15, 2000, redeemable at the Company's option on or after December 18, 2002, convertible into shares of the Company's stock at a conversion price of $108.18 per share;

  NTLCL:

          (7) Working Capital Facility, originally for L1,300.0 million ($1,890.6 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced by L882.5 million ($1,283.4 million), of which L100.0 million ($145.4 million) was outstanding as of December 31, 2001. Interest payable at least every six months at LIBOR plus a margin rate of 5.50% per annum, which is subject to adjustment; effective interest rate of 9.57% at December 31, 2001; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly; principal is due in full on March 31, 2006; in January and February 2002 the remaining amounts available under this agreement were borrowed;

          (8) Senior Credit Facility, of which L2,784.8 million ($4,050.0 million) was outstanding as of December 31, 2001; originally for L2,500.0 million ($3,635.8 million), dated 30 May 2000; interest payable at least every six months at LIBOR plus a margin rate of 2.00% per annum, which is subject to adjustment; effective interest rate of 6.73% at December 31, 2001; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal is due in six quarterly installments beginning on June 30, 2004; as amended and restated pursuant to a Restatement Amendment Agreement dated 26 September 2001 which, inter alia, amended such Senior Credit Facility to make available a L200.0 million ($290.9 million) Term Facility (interest payable on such Term Facility at least every six months at LIBOR plus a margin rate of 3.50% per annum, effective interest rate of 8.06 % at December 31, 2001, principal is due in eight quarterly installments beginning on June 30, 2006) and increase the availability of funds under the Senior Credit Facility by L84.8 million ($123.3 million);

  Cablecom:

          (9) Term Loan Facility, of which CHF 2,700.0 million ($1,626.8 million) was outstanding as of December 31, 2001, interest payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment, effective interest rate of 5.27% at December 31, 2001, principal is due over six years in quarterly installments beginning on March 31, 2004;

          (10) Revolving Facility of CHF 1,400.0 million ($843.5 million), of which CHF 875.0 million ($527.2 million) was outstanding as of December 31, 2001, interest payable at least every six months at Swiss LIBOR plus a margin rate of 2.50% per annum, which is subject to adjustment, effective interest rate of 5.49% at December 31, 2001, the unused portion of the commitment is available until May 2003 and is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized, principal is due over six years in quarterly installments beginning on March 31, 2004; our Swiss subsidiaries are unable to draw the remaining undrawn amounts under this facility because, as of December 31, 2001, Cablecom's liabilities exceeded its assets, which constituted an event of default under the facility;

  NTL Communications:

          (11) 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

          (12) 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

          (13) 10% Senior Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

          (14) 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($181.8 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

          (15) 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($436.3 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

          (16) 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

          (17) 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($479.9 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

          (18) 11 1/2% Senior Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

          (19) 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

          (20) 7% Convertible Subordinated Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of the Company's common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001;

          (21) 9 1/4% Senior Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($222.5 million), interest payable semiannually from May 15, 2000;

          (22) 9 7/8% Senior Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($311.5 million), interest payable semiannually from May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

          (23) 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($186.9 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004;

          (24) 11 7/8% Senior Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company's option on or after October 1, 2005;

          (25) 12 3/8% Senior Euro Notes due February 1, 2008; principal amount at maturity of E300.0 million ($267.0 million), interest payable semiannually from August 1, 2001;

          (26) 6 3/4% Convertible Senior Notes due May 15, 2008, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of the Company's common stock at a conversion price of $32.728 per share, redeemable at the Company's option on or after May 21, 2004;

  NTL Triangle:

          (27) 11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;

  Diamond:

          (28) 13 1/4% Senior Discount Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond's option after September 30, 1999;

          (29) 11 3/4% Senior Discount Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;

          (30) 10 3/4% Senior Discount Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;

          (31) 10% Senior Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, a wholly-owned subsidiary of Diamond, principal amount at maturity of L135.0 million ($196.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and

          (32) 9 1/8% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.

  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     On January 22, 2002, the Securities and Exchange Commission issued FR-61, "Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations." The release sets forth certain views of the Securities and Exchange Commission regarding disclosure that should be considered by registrants. The Company's consolidated contractual obligations and commercial commitments are summarized below, and are fully disclosed in the Notes to Consolidated Financial Statements.

     The following table includes aggregate information about the Company's contractual obligations as of December 31, 2001 and the periods in which payments are due. The entire long-term debt and capital lease obligation, except for NTL Australia's portion of long-term debt, has been classified as current due to the uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate repayment.

                             PAYMENTS DUE BY PERIOD

CONTRACTUAL                                             LESS THAN     1-3       4-5        AFTER
OBLIGATIONS                                  TOTAL       1 YEAR      YEARS     YEARS      5 YEARS
-----------                                ---------   -----------   ------   --------   ---------
                                                                (IN MILLIONS)
Long-Term Debt...........................  $18,213.3     $  5.7      $515.0   $6,457.0   $11,235.6
Capital Lease Obligations................      192.8        9.3        15.6       12.7       155.2
Operating Leases.........................      563.3       96.7       129.4       86.3       250.9
Unconditional Purchase Obligations.......    1,672.0      434.0       325.0      237.0       676.0
Other Long-Term Obligations..............       none
Total Contractual Cash Obligations.......  $20,641.4     $545.7      $985.0   $6,793.0   $12,317.7

     The following table includes aggregate information about the Company's commercial commitments as of December 31, 2001. Commercial commitments are items that the Company could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

                   AMOUNT OF COMMITMENT EXPIRATION PER PERIOD

OTHER COMMERCIAL                               TOTAL AMOUNTS    LESS THAN     1-3     4-5     OVER
COMMITMENTS                                      COMMITTED       1 YEAR      YEARS   YEARS   5 YEARS
----------------                               -------------   -----------   -----   -----   -------
                                                                   (IN MILLIONS)
Guarantees...................................     $ 31.0          $ 3.2      $ 1.4   $11.9    $14.5
Lines of Credit..............................       none
Standby Letters of Credit....................       none
Standby Repurchase Obligations...............       none
Other Commercial Commitments.................       73.9           28.8       26.2    18.9       --
Total Commercial Commitments.................     $104.9          $32.0      $27.6   $30.8    $14.5

  CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash used in operating activities was $597.8 million and $290.2 million in the years ended December 31, 2001 and 2000, respectively. Cash paid for interest exclusive of amounts capitalized in the years ended December 31, 2001 and 2000 was $947.9 million and $495.0 million, respectively. In addition, the change in cash used in operating activities is also due to changes in working capital as a result of the timing of receipts and disbursements.

     Purchases of fixed assets were $1,946.1 million in 2001 and $2,257.0 million in 2000 as a result of the continuing fixed asset purchases and construction, including purchases and construction by acquired companies. The Company expects to further reduce purchases of fixed assets in 2002 in an effort to conserve cash.

     Proceeds from borrowings, net of financing costs, of $3,110.7 million in 2001 include $838.5 million borrowed under the NTLCL senior credit facility, $431.8 million borrowed under the NTLCL working capital facility, $1,150.0 million from the issuance of NTL Communications 6 3/4% Convertible Senior Notes, $277.9 million from the issuance of NTL Communications 12 3/8% Senior Euro Notes, $269.7 million borrowed under the Cablecom revolving facility, $103.4 million borrowed under the NTL Australia credit agreement, and $100.0 million from the issuance of NTL Incorporated 5 3/4% Convertible Subordinated Notes, net of aggregate financing costs of $60.6 million.

     Principal payments of $489.8 million in 2001 include optional repayments of $455.1 million under the NTLCL credit agreements and Cablecom revolving facility and repayments of an aggregate of $34.7 million of other debt.

CRITICAL ACCOUNTING POLICIES

     The consolidated financial statements of the Company and related financial information are based on the application of accounting principles generally accepted in the United States, (referred to as "GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on the Company's financial statements, either because of the significance of the financial statement item to which they relate, or because they require more judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, transactions which are continuous in nature.

     - The Company maintains allowances for doubtful accounts and notes receivable for estimated losses resulting from the potential inability of its customers or the other parties to make payments. These allowance are estimated based on the current aging of receivables, prior collection experience and future expectations of conditions that might impact the collectibility. If the financial condition of our customers or the other parties were to deteriorate resulting in an impairment in their ability to make payments, additions to the allowances may be required.

     - The Company's determination of the treatment of contingent liabilities in the financial statements is based on a view of the expected outcome of the applicable contingency. Legal counsel is consulted on matters related to litigation. Experts both within and outside the company are consulted with respect to other matters that arise in the ordinary course of business. Examples of such matters that are based on assumptions, judgments and estimates are the amount to be paid to terminate certain agreements included in restructuring charges and the amounts to be paid to settle certain other liabilities, A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable.

     - The Company reviews long-lived assets and goodwill for impairment as described in the Notes to Consolidated Financial Statements. The Company obtained a valuation to assist with the determination of the fair value of long-lived assets and goodwill. In analyzing potential impairments, projections of future cash flows from the asset are used. The projections are based on assumptions, judgments and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values. Changes to these variables in the future may necessitate impairment charges to reduce the carrying value to fair value.

     - Fixed assets and intangible assets are assigned useful lives which impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgments and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change.

     - In 2001, restructuring charges were recorded as a result of additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These charges, for both severance and exit costs, required the use of estimates. Actual results could differ from those estimated for restructuring.

     - The valuation of the Company's pension plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, projected benefit obligations and funding requirements. These assumptions include, among others, discount rates, investment returns and projected salary increases. Changes in assumptions and future investment returns could potentially have a material impact on the Company's pension expense and funding requirements.

RESULTS OF OPERATIONS

     The Company's expects its growth in 2002 to be curtailed by funding constraints. Although the Company's current business plan includes a reduction in the number of new customers and an increase in revenue from existing customers, the Company's cash constraints present many challenges to the successful execution of the plan. The Company is conserving cash through a reduction in capital expenditures including expenditures to connect new customers to the Company's network. In order to maintain revenues and cash from operations while reducing the number of new customers, the Company must reduce and limit customer churn. The Company intends to improve its customer service and increase its service offering to customers in an effort to curtail and reduce churn. The Company is in the process of integrating its various billing systems and customer databases in an effort to improve one of the main tools used to provide customer service.

     The plan to reduce churn and to increase average revenue per unit (referred to as ARPU) includes an increase in broadband services to our existing customers. The Company believes that its triple play offering of telephony, broadband access to the Internet and digital television will prove attractive to its existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If the Company is unable to charge the prices for these services that are anticipated in its business plan in response to competition or if the Company's competition is able to attract the Company's customers, the Company's ARPU and results of operations will be adversely affected.

     Media speculation regarding the Company's financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of the Company's business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect the Company's reputation. One of the key strategies in the Company's business plan is to increase its penetration of higher value small to medium size enterprises (or
SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding the Company's financial condition and the effect of that publicity on its brand name, the Company may find it difficult to convince SMEs to become its customers. Even if the Company successfully completes the recapitalization process, there is no assurance that the negative publicity will not adversely impact the Company's results of operations or have a long-term negative effect on the Company's brand.

     In addition, this uncertainty may adversely affect the Company's relationships with its suppliers. If suppliers become increasingly concerned about the Company's financial condition, they may demand faster payments or not extend normal trade credit, both of which could further adversely affect the Company's cash conservation measures and its results of operations.

  YEARS ENDED DECEMBER 31, 2001 AND 2000

     As a result of the completion of the acquisitions of the cable assets of Cablecom on March 28, 2000 and the consumer cable telephone, Internet and television operations of Cable & Wireless Communications plc ("ConsumerCo") on May 30, 2000, the Company consolidated the results of operations of these businesses from the dates of acquisition.

     Consumer telecommunications and television revenues increased to $2,514.6 million from $1,819.8 million as a result of the Cablecom and ConsumerCo acquisitions, price increases, upselling new services to customers and from growth in the Company's customer base. The 2001 and 2000 revenue includes $1,350.1 million and $809.5 million, respectively, from acquired companies. Upselling to existing customers, new digital and cable modem customers and the price increases implemented in the first and second quarters of 2001 resulted in ARPU increases that contributed to the revenue increase. Increase in ARPU in the future is also expected to be achieved by continuing to provide new services such as digital television, cable modem and mobile telephone services to consumer customers.

     Business telecommunications revenues increased to $840.6 million from $702.2 million as a result of acquisitions and from the growth in the Company's customer base. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $65.3 million of the revenue in 2001. The 2001 and 2000 revenue includes $97.4 million and $62.1 million, respectively, from ConsumerCo. In addition, the Company continues to focus specific sales and marketing effort on winning business customers in its franchise areas and increasing revenue from its existing customers.

     Broadcast transmission and other revenues increased to $344.0 million from $318.8 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services, and increases in satellite and media services used by broadcast and media customers. The Company expects growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

     In 2000 and 2001, the substantial majority of revenues in all segments were derived from operations in the UK.

     Operating expenses (including network expenses) increased to $1,809.3 million from $1,387.6 million as a result of increases in interconnection and programming costs due to revenue growth. The 2001 and 2000 expense includes $657.8 million and $388.0 million, respectively, from Cablecom and ConsumerCo.

     Selling, general and administrative expenses increased to $1,181.6 million from $1,109.1 million. The 2001 and 2000 expense includes $407.5 million and $292.2 million, respectively, from Cablecom and ConsumerCo. Selling, general and administrative expenses as a percentage of revenues decreased to 31.9% in 2001 from 39.0% in 2000. The percentage decrease reflects various cost savings efforts.

     Asset impairments in 2001 of $9,511.3 million are related to intangible assets and investments in affiliates. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. In 2001, the Company performed a review of the recoverability of its long-lived assets and associated goodwill. This review was initiated because of the decline in the Company's stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company's review, the book value of the Company's net assets significantly exceeded its market capitalization. Accordingly, the fair value of the Company's assets was determined by discounting the Company's estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $9,511.3 million in the fourth quarter of 2001 as a result of this analysis and review. The total charge included goodwill of $8,840.5 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million, investments in affiliates of $463.7 million and other assets of $124.3 million. The aggregate asset impairment charge of $9,511.3 million related to the Company's business segments as follows: $7,388.8 million Consumer, $2,113.0 million Business and $9.5 million Broadcast.

     Non-cash compensation of $30.6 million in 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors in July 2001. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of the Company's common stock with exercise prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense based on the excess of the quoted market price of the Company's common stock on the date of the modification of $12.05 per share over the exercise price per share.

     Other charges of $311.7 million in 2001 include restructuring charges of $209.6 million and costs of $102.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. The increase in the information technology integration and consulting costs was the result of an acceleration of a number of these projects, and the associated fees to the consultants and advisors, in order to achieve the cost savings earlier than projected.

     Restructuring charges of $209.6 million and $65.9 million for the years ended December 31, 2001 and 2000, respectively, relate to the Company's announcements in the fourth quarter of 2001 and in November 2000 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. An aggregate of $57.9 million of the 2001 reorganization costs are for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, approximately 550 of whom are still employed by the Company as of December 31, 2001. These costs in 2001 are for approximately 5,400 employees to be terminated, of which approximately 3,000 employees are still employed by the Company as of December 31, 2001. The following table summarizes the restructuring charges incurred and utilized in 2000 and 2001:

                                       EMPLOYEE
                                       SEVERANCE    LEASE
                                      AND RELATED   EXIT      AGREEMENT     FIXED
                                         COSTS      COSTS   MODIFICATIONS   ASSETS   TOTAL
                                      -----------   -----   -------------   ------   ------
                                                          (IN MILLIONS)
Charged to expense..................    $ 47.9      $18.0       $  --       $   --   $ 65.9
Utilized............................        --         --          --           --       --
                                        ------      -----       -----       ------   ------
Balance, December 31, 2000..........      47.9       18.0          --           --     65.9
2000 provision utilized.............     (41.3)      (9.6)         --           --    (50.9)
2000 provision released.............      (6.6)      (7.3)         --           --    (13.9)
Charged to expense..................      96.5       41.4        27.7         57.9    223.5
2001 provision utilized.............     (26.2)        --          --        (57.9)   (84.1)
                                        ------      -----       -----       ------   ------
Balance, December 31, 2001..........    $ 70.3      $42.5       $27.7       $   --   $140.5
                                        ======      =====       =====       ======   ======

     Corporate expenses increased to $66.8 million from $47.5 million primarily due to the write-off of deferred charges and an allowance for a note receivable of $9.9 million and costs incurred in 2001 related to efforts to recapitalize our balance sheet and reduce debt.

     Depreciation and amortization expense increased to $3,170.5 million from $2,122.8 million due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $2,012.2 million and $1,177.4 million, respectively, from Cablecom and ConsumerCo, including amortization of the acquisition related intangibles.

     Interest income and other, net decreased to $51.1 million from $72.5 million as a result of the decline in cash available for investment.

     Interest expense increased to $1,440.9 million from $1,036.8 million due to the issuance of additional debt. The 2001 and 2000 expense includes $393.8 million and $216.0 million, respectively related to Cablecom and ConsumerCo. Interest of $1,015.6 million and $590.0 million was paid in cash in the years ended December 31, 2001 and 2000, respectively.

     Share of losses from equity investments increased to $244.6 million from $70.9 million primarily due to the acquisition of the interest in Noos in 2001, and a full year of ownership of the interests in B2 and eKabel in 2001.

     Other losses of $147.4 million in 2001 is comprised of $58.9 million loss on the 1G transaction in France and $88.5 million loss on the sale of the ConsumerCo off-net indirect access customers.

     Foreign currency transaction losses were $13.7 million in 2001 and $120.6 million in 2000 primarily due to the effect of changes in exchange rates. The Company and certain of its subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Income tax expense in 2001 of $63.2 million is primarily the result of an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.3 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

     Premium TV is developing a Classic Sports television channel, and has a contractual arrangement with the BBC permitting Premium TV to show football (soccer) matches from the BBC's library. Classic Sport incurred a loss of $35.2 million for the year ended December 31, 2001; this was principally due to start up costs associated with the new classic sports channel, which has not yet been launched. In the fourth quarter of 2001, the Company decided to consolidate the 2001 results of the Classic Sport joint venture. As a result of the consolidation, the Company recorded the entirety of Classic Sport's loss for the year in its fourth quarter results. The fourth quarter portion of the full year loss for Classic Sport amounted to approximately $7.0 million.

     On April 2, 2002, the Company announced that it completed the sale of its Australian broadcast business to Macquarie Bank for A$850.0 million (US$434.9 million) in an all cash transaction. The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$574.0 million (US$293.7 million). In 2001, revenue from the Company's broadcast business in Australia was $61.8 million and revenue from the Company's 1G subsidiary in France was $11.2 million. The combined operating loss of these entities in 2001 including depreciation and amortization was $26.9 million.

  YEARS ENDED DECEMBER 31, 2000 AND 1999

     As a result of the completion of the acquisitions of Diamond Cable Communications Limited ("Diamond") in March 1999, the Australian National Transmission Network ("NTL Australia") in April 1999, Cablelink Limited ("Cablelink") in July 1999, the "1G Networks" of France Telecom in August and December 1999, NTL Business Limited (formerly Workplace Technologies plc) ("NTL Business") in September 1999, the cable assets of Cablecom in March 2000 and the consumer cable telephone, Internet and television operations of ConsumerCo in May 2000, the Company consolidated the results of operations of these businesses from the dates of acquisition.

     Consumer telecommunications and television revenues increased to $1,819.8 million from $834.3 million as a result of acquisitions and from customer growth that increased the Company's current revenue stream. The 2000 and 1999 revenue includes $1,063.4 million and $167.1 million, respectively, from acquired companies.

     Business telecommunications revenues increased to $702.2 million from $452.5 million as a result of acquisitions, customer growth and increases in carrier services revenues. The 2000 and 1999 revenue includes $234.3 million and $92.8 million, respectively, from acquired companies. Carrier services revenues increased due to growth in services provided by the Company's wholesale operation to other telephone companies.

     Broadcast transmission and other revenues increased to $318.8 million from $297.3 million. Included in these amounts are revenues of $55.0 million and $40.0 million from NTL Australia in 2000 and 1999, respectively. The UK increase reflects increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services, and increases in satellite and media services used by broadcast and media customers.

     Operating expenses (including network expenses) increased to $1,387.6 million from $798.6 million as a result of increases in interconnection and programming costs due to customer growth. Operating expenses as a percentage of revenues declined to 48.8% from 50.4%. The 2000 and 1999 expense includes $649.6 million and $171.9 million, respectively, from acquired companies.

     Selling, general and administrative expenses increased to $1,109.1 million from $574.6 million as a result of increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $483.4 million and $58.7 million, respectively, from acquired companies.

     Pursuant to the terms of various UK licenses, the Company incurred license fees paid to the Independent Television Commission ("ITC") to operate as the exclusive service provider in certain of its franchise areas. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and the Company's liability for license payments ceased upon the conversion. Franchise fees were $16.5 million in 1999.

     Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts.

     Corporate expenses increased to $47.5 million from $29.4 million due to an increase in various overhead costs.

     Depreciation and amortization expense increased to $2,122.8 million from $791.3 million due to an increase in depreciation of telecommunications and cable television equipment. The 2000 and 1999 expense includes $1,481.1 million and $215.9 million, respectively, from acquired companies, including amortization of acquisition related intangibles.

     Interest expense increased to $1,036.8 million from $680.7 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $380.4 million and $134.5 million, respectively, related to acquisitions. Interest of $590.0 million and $222.1 million was paid in the years ended December 31, 2000 and 1999, respectively.

     Share of losses from equity investments increased to $70.9 million from $18.4 million primarily due to increases in the net losses of affiliates accounted for by the equity method.

     Other gains of $493.1 million in 1999 are from the sale of the Company's investment in Cable London.

     Foreign currency transaction (losses) gains decreased to losses of $120.6 million from gains of $12.7 million primarily due to the effect of unfavorable changes in exchange rates. The Company's results of operations are impacted by changes in foreign currency exchange rates as follows. The Company and certain of its subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     The Company recorded an extraordinary loss from the early extinguishment of debt of $3.0 million in 1999 as a result of the repayment of the bridge loan incurred in connection with the Cablelink acquisition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board (referred to as the FASB) issued Statement of Financial Accounting Standards (referred to as
SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company, except that it will require the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-

Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. In light of the significant impairment charge that the Company recorded in 2001, the Company does not expect that the adoption of this new standard will have a significant effect on the results of operations, financial condition or cash flows of the Company. Amortization expense in 2001 related to goodwill and other indefinite lived intangible assets was $1,430.2 million. The Company expects that amortization expense in 2002 will not be significant.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISK

     The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company has entered into derivative financial instruments to hedge exposure to movements in the British pound/U.S. dollar exchange rate and the Euro to British pound exchange rate, and interest rates related to certain of its floating interest rate debt. The counterparties are major financial institutions.

FOREIGN EXCHANGE CONTRACTS

     To the extent the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, the Company will encounter currency exchange rate risks. Furthermore, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to most of its existing indebtedness are payable in U.S. dollars.

     At December 31, 2001, the Company had cross currency swaps to hedge exposure to movements in the Euro to British pound exchange rate and a British pound forward foreign exchange agreement to reduce its exposure to movement in the British pound/U.S. dollar exchange rate.

     In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies.

INTEREST RATES

     The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

     The Company has entered into zero cost collars to hedge exposure to the floating interest rate indebtedness incurred under the Cablecom term loan facility and revolving loan facility. The notional amount of the zero cost collars was CHF 1,200.0 million at December 31, 2001.

     The Company has also entered into interest rate swaps to hedge exposure to the floating rate indebtedness incurred under the NTLCL L200.0 million Term Facility. The notional amount of the interest rate swaps was L100.0 million at December 31, 2001.

     The following table provides information about the Company's long-term fixed and floating interest rate debt and derivative financial instruments that are sensitive to changes in interest rates and foreign currency exchange rates.

                       NTL INCORPORATED AND SUBSIDIARIES

                         YEAR ENDING   YEAR ENDING     YEAR ENDING        YEAR ENDING        YEAR ENDING            (3)
                          12/31/02      12/31/03         12/31/04           12/31/05           12/31/06        (4) THEREAFTER
                         -----------   -----------   ----------------   ----------------   ----------------   ----------------
LONG-TERM DEBT
  INCLUDING CURRENT
  PORTION
U.S. Dollar
  Fixed Rate...........           --        --                 $285.1             $808.8           $1,050.0           $7,262.6
  Average Interest
    Rate...............                                        13.25%             12.09%             11.50%              9.00%
UK Pound
  Fixed Rate...........           --        --                     --                 --                 --             L890.0
  Average Interest
    Rate...............                                                                                                 10.09%
  Average Forward
    Exchange Rate......                                                                                                 1.4372
Euro
  Fixed Rate...........           --        --                     --                 --             E250.0             E860.0
  Average Interest
    Rate...............                                                                               9.25%             11.14%
  Average Forward
    Exchange Rate......                                                                               .8948              .9090
UK Pound
  Variable Rate........           --        --                  L90.0           L2,494.8             L100.0                 --
  Average Interest
    Rate...............                               LIBOR plus 2.0%    LIBOR plus 2.0%    LIBOR plus 5.5%
  Average Forward
    Exchange Rate......                                        1.4131             1.4150             1.4185
UK Pound
  Variable Rate........                                                                               L20.0             L180.0
  Average Interest
    Rate...............                                                                     LIBOR plus 3.5%    LIBOR plus 3.5%
  Average Forward
    Exchange Rate......                                                                              1.4185             1.4301
CHF
  Variable Rate........           --        --               CHF143.0           CHF250.3           CHF536.3         CHF2,645.4
  Average Interest
    Rate...............                              Swiss LIBOR plus   Swiss LIBOR plus   Swiss LIBOR plus   Swiss LIBOR plus
                                                                 2.5%               2.5%               2.5%               2.5%
  Average Forward
    Exchange Rate......                                         .6101              .6174              .6249              .6567
Australian Dollar
  Variable Rate........           --        --                 A$15.0             A$25.0            A$160.0                 --
  Average Interest
    Rate...............                              A$ Bank Bid Rate   A$ Bank Bid Rate   A$ Bank Bid Rate
                                                           plus 1.85%         plus 1.85%         plus 1.85%
  Average Forward
    Exchange Rate......                                         .5234              .5235              .5236

                                       FAIR VALUE
                            TOTAL       12/31/01
                         -----------   -----------
LONG-TERM DEBT
  INCLUDING CURRENT
  PORTION
U.S. Dollar
  Fixed Rate...........     $9,406.5      $2,671.7
  Average Interest
    Rate...............
UK Pound
  Fixed Rate...........       L890.0        L311.2
  Average Interest
    Rate...............
  Average Forward
    Exchange Rate......
Euro
  Fixed Rate...........     E1,110.0        E353.5
  Average Interest
    Rate...............
  Average Forward
    Exchange Rate......
UK Pound
  Variable Rate........     L2,684.8      L2,684.5
  Average Interest
    Rate...............
  Average Forward
    Exchange Rate......
UK Pound
  Variable Rate........       L200.0        L200.0
  Average Interest
    Rate...............
  Average Forward
    Exchange Rate......
CHF
  Variable Rate........   CHF3,575.0    CHF3,575.0
  Average Interest
    Rate...............
  Average Forward
    Exchange Rate......
Australian Dollar
  Variable Rate........      A$200.0       A$200.0
  Average Interest
    Rate...............
  Average Forward
    Exchange Rate......

                       NTL INCORPORATED AND SUBSIDIARIES

                                                      YEAR ENDING   YEAR ENDING   YEAR ENDING   YEAR ENDING   YEAR ENDING
                                                       12/31/02      12/31/03      12/31/04      12/31/05      12/31/06
                                                      -----------   -----------   -----------   -----------   -----------
INTEREST RATE DERIVATIVE FINANCIAL INSTRUMENTS
  RELATED TO LONG-TERM DEBT
Interest Rate Swaps
  Notional CHF Amount...............................  CHF1,200.0    CHF1,200.0    CHF1,200.0         --            --
  Average Floor Strike Rate.........................       3.27%         3.27%         3.27%
  Average Cap Strike Rate...........................       5.15%         5.15%         5.15%
Interest Rate Swaps
  Notional UK Pound Amount..........................      L100.0        L100.0
  Fixed Strike Price................................       4.33%         4.33%
Receipt of UK Pounds
  Notional Euro Amount..............................       E76.3            --            --         --            --
  Average Contract Rate.............................        6457

                                                           (5)                      FAIR VALUE
                                                      (6) THEREAFTER     TOTAL       12/31/01
                                                      --------------   ----------   ----------
INTEREST RATE DERIVATIVE FINANCIAL INSTRUMENTS
  RELATED TO LONG-TERM DEBT
Interest Rate Swaps
  Notional CHF Amount...............................         --        CHF1,200.0   CHF(25.2)
  Average Floor Strike Rate.........................
  Average Cap Strike Rate...........................
Interest Rate Swaps
  Notional UK Pound Amount..........................                       L100.0        L0.2
  Fixed Strike Price................................
Receipt of UK Pounds
  Notional Euro Amount..............................         --             E76.3      E(4.0)
  Average Contract Rate.............................

RELATED FORWARD CONTRACTS TO SELL FOREIGN CURRENCIES FOR US $

  U.K. POUND

                                                                     YEAR ENDING            FAIR VALUE
                                                                      12/31/02*              12/31/01
                                                              -------------------------   ---------------
Notional amount.............................................  Up to $              47.5        $(0.3)
Average contract rate.......................................                       1.45

---------------

* The last contract ends on May 30, 2002.

RISK FACTORS

WE CURRENTLY HAVE LIMITED LIQUIDITY. IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT A RECAPITALIZATION, THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     We have limited liquidity. We do not currently have access to our historic sources of liquidity in the capital markets and our credit facilities are either fully drawn or we are currently unable to access remaining undrawn amounts. If we make scheduled payments of interest and overdue payments of interest, then we will not have sufficient cash resources to meet our liquidity needs through the third quarter of 2002. As a consequence, we need to restructure our outstanding debt and/or raise new funds. If we cannot restructure our indebtedness or obtain additional liquidity in a timely manner, we may face the possibility of insolvency proceedings in the UK, the United States or elsewhere.

THE SUCCESSFUL IMPLEMENTATION OF THE PROPOSED RECAPITALIZATION PLAN WILL REQUIRE THE SUPPORT OF OUR CREDITORS AND PREFERRED STOCKHOLDERS.

     The completion of the proposed recapitalization contemplated by the agreement in principle with the unofficial bondholder committee will require support from our creditors and holders of our preferred stock, including France Telecom. Pursuant to the terms of our credit facilities waivers, the agreement in principle reached with the unofficial committee is subject to the approval of the lenders under our credit facilities. The proposed recapitalization plan would be implemented pursuant to a Chapter 11 bankruptcy proceeding. Consummation of such a plan will require a favorable vote by impaired classes of creditors, satisfaction of bankruptcy law requirements and confirmation by the bankruptcy court, which, as a court of equity, may exercise substantial discretion and choose not to confirm any plan of reorganization we agree with our creditors. Even if such a plan received the necessary support from many classes of our creditors, there can be no assurance that it would be completed. If a protracted reorganization was to occur, or a liquidation would be necessary, there is a risk that the value of NTL would be eroded to the detriment of some or all NTL stakeholders.

WE CANNOT BE CERTAIN THAT OUR BANK LENDERS WILL CONSENT TO THE PROPOSED RECAPITALIZATION PLAN OR GRANT US ANY NEW WAIVERS WE MAY NEED.

     Before we could commence negotiations with the unofficial committee of our noteholders we needed to obtain waivers from the lenders under our credit facilities. These lenders granted waivers which, until April 30, 2002 in the case of the UK credit facilities, or May 14, 2002 in the case of the Cablecom facility, provide that NTL's commencement of negotiations with bondholders with a view to rescheduling of its debt will not constitute an event of default under our credit facilities.

     The waivers prohibit us from making an exchange offer with respect to our outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The waivers also prohibit us from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. Bankruptcy Code, without the consent of these lenders. If we are unable to obtain the consent of the lenders, we will not be able to make a voluntary Chapter 11 filing as contemplated in connection with the proposed plan.

     The UK credit facility waivers, if not extended, will terminate on April 30, 2002, unless the missed interest payments on April 1, 2002 are remedied or a sufficient number of noteholders have agreed to waive or forbear from exercising any rights in respect of such non-payment, in which case, the waivers will be extended to May 14, 2002. If the waivers terminate and we continue to negotiate with bondholders or the non-payment of interest is not cured, there will be events of default under our credit facilities that will entitle the lenders to accelerate repayment. We do not have sufficient cash resources to repay our outstanding indebtedness if it is declared immediately due and payable. In addition, the lenders could also seek to take control over the assets over which they hold security in an insolvency proceeding.

     As of December 31, 2001, the liabilities of Cablecom and some of its subsidiaries exceeded their respective assets. As a consequence, those entities were deemed to be overindebted under Swiss law. This constitutes an event of default under the Cablecom credit facility which entitles the lenders to accelerate repayment. We are currently in discussions with the lenders under the Cablecom facility regarding proposals to resolve the overindebtedness issues as well as requesting that they waive various other covenant breaches under the credit facility. If we are unable to resolve the issue by April 30, 2002, Cablecom and those subsidiaries would be required to commence an insolvency proceeding in Switzerland. Those proceedings would likely either be a court supervised moratorium in which an independent administrator, or commissioner, would be appointed to supervise the running of each company during a restructuring or, if there is no viable restructuring plan, a bankruptcy. This could also result in a cross-acceleration of NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2009 and 5.75% convertible subordinated notes due 2011.

WE DID NOT PAY INTEREST DUE ON SOME OF OUR OUTSTANDING NOTES ON APRIL 1 AND APRIL 15, 2002; WE MAY NOT CURE THE EXISTING EVENT OF DEFAULT. WE MAY NOT MAKE FUTURE INTEREST PAYMENTS ON MOST OF OUR OUTSTANDING NOTES.

     NTL Incorporated, NTL (Delaware), Inc. and NTL Communications did not make scheduled interest payments and payments of related fees due April 1 and April 15, 2002.

     If we fail to pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), events of default for failure to pay interest would occur under the relevant indentures and, contemporaneously, cross defaults would occur under other of our indentures at NTL Communications, NTL Delaware, NTL Incorporated and under the UK credit facilities and could occur under the Cablecom facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless we obtain waivers or forbearance agreements from sufficient percentages of our creditors. If that right to accelerate was exercised, we would not have sufficient cash resources to repay those debts, which could ultimately lead to bankruptcy proceedings relating to the entities so affected.

WE HAVE NO CURRENT AVAILABILITY TO BORROW UNDER OUR EXISTING CREDIT FACILITIES.

     We have no current ability to borrow under our existing UK credit facilities, as we have borrowed the full amounts available, or to borrow under the Cablecom credit facility, as the lenders have imposed a drawstop, which means we currently cannot access the underdrawn amount.

IF WE MAKE A VOLUNTARY BANKRUPTCY FILING IN CONNECTION WITH THE PROPOSED PLAN OF RECAPITALIZATION, IT IS LIKELY WE WILL LOSE OUR NET OPERATING LOSS CARRYFORWARDS FOR U.S. INCOME TAX PURPOSES.

     We need to restructure our outstanding debt during 2002. A restructuring of our debt can be expected to give to rise to cancellation of indebtedness ("COD"), which if it occurs in the course of a proceeding pursuant to Chapter 11 of the U.S. Bankruptcy Code, would be non-taxable. If the COD is non-taxable, we will be required to reduce our net operating loss carryforwards and other attributes such as tax basis in assets by an amount equal to the non-recognized COD. As a result, it is likely that as a result of the successful completion of the proposed plan of recapitalization, we will have no U.S. net operating loss carryforwards.

UNCERTAINTY OVER OUR FINANCIAL CONDITION MAY HARM OUR BUSINESS AND OUR BRAND
NAME.

     Media speculation regarding our financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Even if we successfully complete the recapitalization process, there is no assurance that it will not adversely impact our results of operations or have a long-term effect on our brand.

     In addition, this uncertainty may adversely affect our relationships with our suppliers. If suppliers become increasingly concerned about our financial condition they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect our working capital position. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

THE RECAPITALIZATION PROCESS HAS REQUIRED SIGNIFICANT TIME AND RESOURCES OF OUR DIRECTORS AND SENIOR MANAGERS, WHICH COULD ADVERSELY AFFECT THE OPERATION OF OUR BUSINESS.

     Our senior managers and directors have needed to spend significant amounts of their time dealing with the negotiations with bondholders, bank lenders and other stakeholders in connection with the recapitalization process and it is likely that they will continue to devote significant amounts of their time to this process for the forseeable future. This has diverted their time and resources from managing the operations of our business. If our senior managers and directors continue to spend significant amounts of their time in connection with the recapitalization process, this may have a negative impact on our operations.

WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND WE CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE.

     Construction and operating expenditures and interest costs have resulted in negative cash flow. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability has and could in the future diminish our ability to sustain our operations, obtain additional required funds and make required payments on our indebtedness.

OUR GROWTH HAS BEEN CURTAILED BY FUNDING CONSTRAINTS.

     We have significantly decreased the amount we are spending on capital expenditures due to our liquidity constraints. As a result, we will be unable to increase our subscriber numbers in the short term and our revenue may be adversely affected. The decrease in capital expenditure is the result of our need to divert increasing amounts of our financial resources to service our debt. The decrease in capital spending is in line with our current strategy of maximizing revenue from our existing customers rather than increasing our customer base. In our residential business in the UK, we expect subscriber numbers to potentially decrease in 2002. The revenue we expect to result from our capital expenditure is long-term in nature. The reduction in capital expenditures for connecting new subscribers to our network will likely lead to a decrease in the rate of revenue growth in the future. Difficulties in obtaining additional funding will likely hamper our ability to connect new subscribers to our network and increase our revenue.

ONE OF OUR KEY STRATEGIES IS TO REDUCE CUSTOMER CHURN. HOWEVER THERE CAN BE NO ASSURANCE THAT WE WILL SUCCESSFULLY ACCOMPLISH THIS OR THAT OUR CHURN RATE WILL NOT INCREASE.

     We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn and the successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services. Factors contributing to increase of churn during 2001 included the continued integration of our ConsumerCo acquisition, the existence of multiple billing systems, the introduction of digital television and our decision to disconnect some of our poor paying customers.

     In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across our entire network. We do not as yet have an integrated billing and operational platform.

     Another part of our strategy leading to reduction in churn is an increased take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, thereby adversely impacting our results of operations.

FAILURE TO SUCCESSFULLY MARKET BROADBAND TO OUR EXISTING RESIDENTIAL CLIENT BASE WILL ADVERSELY IMPACT OUR REVENUE AND RESULTS OF OPERATIONS.

     A significant component of our strategy to increase our average revenue per unit is to successfully market broadband products to our existing residential client base. Broadband usage by residential customers is in its infancy. However, we believe that our triple play offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT and some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our average revenue per unit and our results of operations will be adversely affected.

WE HAVE GRANTED SUBSTANTIAL GOVERNANCE AND ECONOMIC RIGHTS IN CONNECTION WITH THE FRANCE TELECOM INVESTMENT AND HAVE ENTERED INTO TRANSACTIONS WITH FRANCE TELECOM THAT MAY IMPACT US AND A STOCKHOLDER'S INVESTMENT IN US.

     We have granted rights to France Telecom, including the right to appoint directors, preemptive rights and the right to veto some significant corporate transactions. Exercise by France Telecom of some or all of such rights may impact us, including our ability to effect a consensual recapitalization, or the value of our stock held by persons other than France Telecom. France Telecom is a holder of our cumulative convertible preferred stock, Series A, which allows the holders other than commercial banks and their affiliates to exchange such stock for stock of an entity holding up to 50% of Cablecom.

THE COMPANIES IN WHICH WE HOLD MINORITY INVESTMENTS IN CONTINENTAL EUROPE MAY REQUIRE ADDITIONAL FINANCING TO COMPLETE THEIR NETWORK ROLLOUTS -- THEIR ABILITY TO OBTAIN SUCH FINANCING WILL DEPEND ON THEIR ABILITY TO ACCESS THE CAPITAL MARKETS AND THE VALUE OF OUR INVESTMENT COULD BE REDUCED OR DILUTED.

     We have minority investments in broadband cable operations in Germany, France and Sweden. Each of those companies may require substantial amounts of additional capital to complete their network rollouts and upgrades and their ability to obtain that financing will depend, in part, on their ability to access the capital markets. The ability of those companies to access the capital markets will be subject not only to the performance of their business and prospects, but to conditions in the capital markets generally. If those companies cannot complete their planned expansions and upgrades for any reason, the value of our investments could be reduced. If those companies issue equity securities, it is likely that we will not be able to participate which could lead to substantial dilution of the value of these investments to us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL.

     A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering those key executive officers.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, AND CHANGES IN CURRENT REGULATIONS MAY ADVERSELY AFFECT US.

     Our principal business activities in the UK, the Republic of Ireland, France, Switzerland and Australia and the activities of the companies in which we have investments in Germany and Sweden are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES.

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Cablecom and the operations in which we have an interest in France, Germany and Sweden intend to introduce voice over Internet protocol, or VoIP, voice telephony services across their networks. Customer demand for this service is uncertain as customers may not readily switch from their current telephony service, especially if the quality of the service is not or is perceived not to be comparable to other telephony services. Similarly, our investments in other new services such as those related to the 3G mobile network may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR CABLE NETWORK.

     We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN U.S. DOLLARS AND EURO BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES.

     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in U.S. dollars and Euro. We cannot assure you that the hedging transactions we have entered into or any other hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar and, to a lesser extent, the Euro, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar and Euro debt will be higher and we will incur currency losses.

WE CURRENTLY DO NOT HAVE SURPLUS AVAILABLE UNDER DELAWARE LAW TO PAY DIVIDENDS ON OR TO REDEEM OUR CAPITAL STOCK.

     Under Delaware law, unless a corporation has available surplus it cannot pay dividends on or redeem its capital stock, including its preferred stock. As of and for the year ended December 31, 2001, we have written down the carrying value of some of our assets, particularly goodwill. This write down has left us without available surplus under Delaware law and means that we will be unable to pay dividends on or redeem any of our capital stock, including our preferred stock, until such time as we again have available surplus. If dividends remain unpaid for six quarters on certain series of our preferred stock, then the holders of each such series shall have the right to vote separately as a class on all matters voted on by NTL Incorporated shareholders and shall have the right, along with other holders of preferred stock with similar default voting rights, to elect two directors to our board. Similarly, if we fail to redeem the Noos preferred stock on May 18, 2002 as we expect, the holders of such Noos preferred stock will have the right, along with other holders of preferred stock with similar default voting rights, to elect two directors to our board and shall have the right to vote separately as a class, on all matters brought to NTL Incorporated shareholders.

     We have never paid cash dividends on our common stock. In addition, the payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries.

     Furthermore, the indentures governing NTL Communications Corp.'s non-convertible senior notes and the indentures governing the outstanding notes issued by Diamond and NTL Triangle impose limitations on the payment of dividends to us and consequently limit amounts available for us to pay dividends on our common stock. Further, the terms of our subsidiaries' senior credit facilities and working capital facilities restrict, and the terms of other future indebtedness of our subsidiaries may generally restrict the ability of some of our subsidiaries to distribute earnings to NTL Incorporated or make other payments to NTL Incorporated. The terms of Cablecom's credit facilities also restrict the ability of Cablecom to distribute earnings and make other payments to NTL Incorporated.

SOME PROVISIONS OF THE AGREEMENTS GOVERNING OUR INDEBTEDNESS AND THE INDEBTEDNESS OF OUR SUBSIDIARIES AND CERTAIN PROVISIONS OF NTL INCORPORATED'S CERTIFICATE OF INCORPORATION COULD DELAY OR PREVENT TRANSACTIONS INVOLVING A CHANGE OF CONTROL OF NTL.

     Provisions of the agreements governing our outstanding indebtedness and the indebtedness of our subsidiaries, which either require such indebtedness to be repaid or give the holder the option to require repayment, could have the effect of delaying or preventing transactions involving a change of control of NTL and its subsidiaries, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders of NTL Incorporated to approve transactions that they may deem to be in their best interest.

     Our certificate of incorporation contains provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of NTL.

     Our stockholder rights plan has a significant anti-takeover effect. As a result, no change of control of NTL Incorporated requiring stockholder approval is possible without the consent of the owners of that preferred stock.

NTL INCORPORATED, NTL DELAWARE, NTL COMMUNICATIONS CORP., DIAMOND AND NTL TRIANGLE ARE HOLDING COMPANIES THAT ARE DEPENDENT UPON RECEIPT OF SUFFICIENT FUNDS FROM THEIR SUBSIDIARIES OR PARENT COMPANIES TO MEET THEIR OBLIGATIONS -- THEIR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES.

     NTL Incorporated, NTL Delaware, NTL Communications Corp., Diamond Cable Communications and Diamond Holdings and NTL Triangle are holding companies with no independent operations or significant assets other than investments in and advances to their respective subsidiaries and affiliated joint ventures. Each of these companies depends upon the receipt of sufficient funds from their subsidiaries or their respective parent companies to meet their respective obligations. The terms of existing and future indebtedness of their respective subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.

OUR COMMON STOCK HAS BEEN SUSPENDED FROM THE NEW YORK STOCK EXCHANGE DUE TO THE FAILURE TO MEET THE $1 AVERAGE CLOSING PRICE REQUIREMENT AND THE MINIMUM MARKET CAPITALIZATION REQUIREMENTS; THERE MAY NOT BE A LIQUID MARKET FOR OUR COMMON STOCK AND OUR COMMON STOCK COULD BE A "PENNY STOCK" AS THAT TERM IS DEFINED IN THE EXCHANGE ACT

     On March 28, 2002, our common stock was suspended from trading on the NYSE pending delisting due to the low trading price and low market capitalization relative to the NYSE requirements. The stock last traded on the NYSE on March 26, 2002 at a price of $0.20. Our common stock began trading on the over-the-counter bulletin board effective April 1, 2002 under the symbol "NTLD". However, there can be no assurance that a liquid market will develop for our common stock on the OTC bulletin board.

     Furthermore, as a result of our suspension from the New York Stock Exchange, our common stock could be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations including disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers effecting transactions in a "penny stock" are also subject to additional sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, some brokers will not effect transactions in "penny stocks", which could have an adverse effect on the liquidity of the security and make buying or selling it more difficult.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The consolidated financial statements of the Company are filed under this Item commencing on page F-1 of this Report.

     The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000.

                                                                     2001(1)
                                                --------------------------------------------------
                                                                THREE MONTHS ENDED
                                                --------------------------------------------------
                                                MARCH 31     JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                ---------   ---------   ------------   -----------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues......................................  $   894.8   $   899.2    $   928.0     $    977.2
Operating (loss)..............................     (658.3)     (682.8)      (635.8)     (10,405.7)
Net (loss)....................................   (1,042.9)   (1,029.2)    (1,031.5)     (11,137.7)
Basic and diluted net (loss) per common
  share.......................................      (4.04)      (4.00)       (4.05)        (40.61)

                                                                     2000(2)
                                                --------------------------------------------------
                                                                THREE MONTHS ENDED
                                                --------------------------------------------------
                                                MARCH 31     JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                ---------   ---------   ------------   -----------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues......................................  $   490.9   $   666.3    $   830.7      $   852.9
Operating (loss)..............................     (191.1)     (330.4)      (525.8)        (871.6)
Net (loss)....................................     (397.7)     (616.5)      (770.3)      (1,179.2)
Basic and diluted net (loss) per common
  share.......................................      (3.02)      (3.57)       (3.08)         (4.57)

(1) In the fourth quarter of 2001, the Company recorded asset impairments totaling $9,511.3 million including goodwill of $8,840.5 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million, investments in affiliates of $463.7 million and other assets of $124.3 million. In addition, in 2001 the Company recorded restructuring costs of $209.6 million, integration and consulting costs of $102.1 million and losses on the 1G transaction and the sale of the ConsumerCo off-net indirect access customers of $147.4 million.

(2) In March 2000, the Company purchased Cablecom for an aggregate purchase price of $3,528.7 million, including intangibles of $2,355.3 million. In May 2000, the Company purchased ConsumerCo for an aggregate purchase price of $13,111.0 million, including intangibles of $8,879.0 million. The net assets and results of operations of Cablecom and ConsumerCo are included in the consolidated financial statements from their respective dates of acquisition.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     Not applicable.

                                    PART III

ITEMS 10, 11, 12, AND 13.

     The information required by PART III (Items 10, 11, 12 and 13) is incorporated by reference from the Company's definitive proxy statement involving the election of directors which the Company expects to file, pursuant to Regulation 14A, within 120 days following the end of its fiscal year.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

     (a)(1) Financial Statements -- See list of Financial Statements on page
        F-1.

        (2) Financial Statement Schedules -- see list of Financial Statement Schedules on page F-1.

        (3) Exhibits -- See Exhibit Index on page 57.

     (b) During the fourth quarter of 2001, the Company filed the following Current Reports on Form 8-K:

          (i) Report dated October 3, 2001 (filed October 4, 2001) reporting under Item 5, Other Events, that NTL Incorporated issued a press release announcing the successful completion of $250 million vendor financing and $294 million GE Capital facilities.

          (ii) Report dated October 29, 2001 (filed October 29, 2001) reporting under Item 5, Other Events, that NTL Incorporated issued a press release inviting the general public to its 3rd Quarter 2001 financial results conference call.

          (iii) Report dated November 7, 2001 (filed November 7, 2001) reporting under Item 5, Other Events, that NTL Incorporated announced financial results for three and nine months ended September 30, 2001.

          (iv) Report dated November 26, 2001 (filed November 26, 2001) reporting under Item 5, Other Events, that NTL Incorporated issued a press release announcing the merger of its 1G operations in France with Noos, the leading French broadband communications company.

          (v) Report dated December 10, 2001 (filed December 10, 2001) reporting under Item 5, Other Events, that NTL Incorporated issued a press release announcing a series of cost cutting initiatives.

          (vi) Report dated December 18, 2001 (filed December 18, 2001) reporting under Item 5, Other Events, that NTL Incorporated issued a press release announcing the continuation of strategic discussions regarding its broadcast and Continental Europe operations.

     (c) Exhibits -- The response to this portion of Item 14 is submitted as a separate section of this report.

     (d) Financial Statement Schedules -- See list of Financial Statement Schedules on page F-1.

                                 EXHIBIT INDEX

EXHIBIT
  NO.
--------
 2.1       Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated, NTL Communications Corp. and
           Holdings Merger Sub Inc. (Incorporated by reference to
           Exhibit 2.1 to Amendment No. 1 to the Registration Statement
           on Form S-3/A, filed by NTL (Delaware), Inc. and NTL
           Incorporated on July 14, 2000, File No. 333-36434)
 2.2       Agreement and Plan of Merger, dated as of March 26, 1999, by and among the Company, NTL Communications and NTL Merger
           Inc.(Incorporated by reference to Exhibit 2.1 to Amendment
           No. 2 to the Registration Statement on Form S-3/A, filed by
           NTL Incorporated and NTL Communications Corp. on June 3,
           1999, File No. 333-72335)
 2.3       Agreement and Plan of Amalgamation, dated as of February 4,
           1998, as amended, by and among the Company, NTL (Bermuda)
           Limited, and Comcast UK Cable Partners Limited (Incorporated
           by reference to the Registration Statement on Form S-4,
           filed by NTL Incorporated on September 30, 1998, File No.
           333-64727)
 2.4       Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, by and among the Company, NTL (Bermuda)
           Limited and Comcast UK Cable Partners Limited (Incorporated
           by reference to Annex B to the Registration Statement on
           Form S-4, filed by NTL Incorporated on September 30, 1998,
           File No. 333-64727)
 2.5       Share Exchange Agreement, dated as of June 16, 1998, as
           amended, by and among the Company and the shareholders of
           Diamond Cable Communications plc (Incorporated by reference to Annex A to the Proxy Statement, filed by NTL Incorporated on January 29, 1999, File No. 000-22616)
 2.6       Amendment No. 1 to Share Exchange Agreement, dated as of
           December 21, 1998, by and among the Company and the
           shareholders of Diamond Cable Communications plc
           (Incorporated by reference to Exhibit 99.1 to Form 8-K,
           filed by NTL Incorporated on December 23, 1998, File No.
           000-22616)
 2.7       Transaction Agreement, dated as of July 26, 1999, by and
           among, Bell Atlantic Corporation, Cable and Wireless PLC,
           Cable, Wireless Communications PLC and NTL Incorporated
           (Incorporated by reference to Annex J to the Proxy
           Statement, filed by NTL Incorporated on February 11, 2000,
           File No. 000-25691)
 2.8       Investment Agreement, dated as of July 26, 1999, by and
           between, NTL Incorporated and France Telecom S.A.
           (Incorporated by reference to Annex A the Proxy Statement, filed by NTL Incorporated on February 11, 2000, File No.
           000-25691)
 2.8(a)    Amendment No. 1 to the Investment Agreement, dated as of
           August 6, 1999 by and among NTL Incorporated and France
           Telecom S.A.(Incorporated by reference Annex B to the Proxy
           Statement, filed by NTL Incorporated on February 11, 2000,
           File No. 000-25691)
 2.8(b)    Amendment No. 2 to the Investment Agreement, dated as of
           October 8, 1999 by and among NTL Incorporated and France
           Telecom S.A.(Incorporated by reference to Annex C to the
           Proxy Statement, filed by NTL Incorporated on February 11,
           2000, File No. 000-25691)
 2.9       Purchase Agreement, dated as of February 17, 2000, by and
           between France Telecom, S.A. and NTL Incorporated
           (Incorporated by reference to Exhibit 99.3 to the Form 8-K, filed by NTL Incorporated on February 22, 2000, File No.
           000-25691)
 2.10      Transaction Agreement dated as of December 12, 1999 by and among Cablecom Holding AG and NTL Incorporated and certain other parties thereto (Incorporated by reference to Exhibit
           2.9 to the 1999 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 17, 2000, File No. 000-25691)
 3.1       Restated Certificate of Incorporation of NTL Incorporated
           (Incorporated by reference to Exhibit 3.1 to the 2000 Form
           10-K, filed by NTL Incorporated on March 30, 2001, File No.
           000-30673)

EXHIBIT
  NO.
--------
 3.1(a)    Certificate of Designation, filed on May 17, 2001, in
           respect of NTL Incorporated's 6.5% Fixed Coupon Redeemable
           Preferred Stock, Series A (Incorporated by reference to
           Exhibit 3.1 to the Quarterly Report on Form 10-Q, NTL
           Incorporated on August 14, 2001, File No. 001-16183)
 3.1(b)    Certificate of Designation, filed on May 17, 2001, in
           respect of NTL Incorporated's Variable Coupon Redeemable
           Preferred Stock, Series A (Incorporated by reference to
           Exhibit 3.1 the Quarterly Report Form 10-Q, NTL Incorporated
           on August 14, 2001, File No. 001-16183)
 3.1(c)    Certificate of Designation, filed on September 12, 2001, in respect of NTL Incorporated's Cumulative Convertible
           Preferred Stock, Series A (Incorporated by reference to
           Exhibit 3.1 to the Quarterly Report on Form 10-Q, filed by
           NTL Incorporated on November 14, 2001, File No. 001-16183)
 3.1(d)    Certificate of Correction, filed on September 28, 2001, in respect of NTL Incorporated's Cumulative Convertible
           Preferred Stock, Series A (Incorporated by reference to
           Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed by
           NTL Incorporated on November 14, 2001, File No. 001-16183)
 3.1(e)    Certificate of Elimination, filed November 20, 2001, in
           respect of NTL Incorporated's 9.9% Mandatorily Redeemable
           Preferred Stock, Series B*
 3.1(f)    Certificate of Elimination, filed on November 20, 2001, in respect of NTL Incorporated's 5% Cumulative Preferred Stock,
           Series A*
 3.1(g)    Certificate of Designation, filed on January 2, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series H*
 3.1(h)    Certificate of Designation, filed on January 2, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series B-3*
 3.1(i)    Certificate of Designation, filed on April 2, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series I*
 3.1(j)    Certificate of Designation, filed on April 2, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series B-4*
 3.1(k)    Certificate of Correction, filed on June 18, 2001, in
           respect of NTL Incorporated's Variable Coupon Redeemable
           Preferred Stock, Series A*
 3.1(l)    Certificate of Designation, filed on July 2, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series J*
 3.1(m)    Certificate of Designation, filed on July 2, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series B-5*
 3.1(n)    Certificate of Designation, filed on October 1, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series K*
 3.1(o)    Certificate of Designation, filed on October 1, 2001, in
           respect of NTL Incorporated's 5% Cumulative Participating
           Convertible Preferred Stock, Series B-6*
 3.2       By-Laws of NTL Incorporated (Incorporated by reference to
           Exhibit 3.4 to Amendment No. 1 to the Registration Statement
           on Form S-3/A, filed by NTL Communications Corp. on June 3,
           1999, File No. 333-72335)
 4.1       Specimen of Common Stock Certificate (Incorporated by
           reference to Exhibit 4.2 to Amendment No. 2 to the
           Registration Statement on Form S-1/A, filed by International
           Cabletel Inc. on September 9, 1993, File No. 33-63692)
 4.2       Form of Indenture, dated as of September 28, 1994, by and
           between Diamond Cable Communications plc, and The Bank of
           New York as Trustee, with respect to the 13 1/4% Senior
           Discount Notes due September 30, 2004 (Incorporated by
           reference to Exhibit 4.1 to the Registration Statement on
           Form S-1, filed by Diamond Cable Communications plc on
           September 6, 1994, File No. 33-83740)

EXHIBIT
  NO.
--------
 4.3       First Supplemental Indenture, dated as of May 31, 1996, by and between Diamond Cable Communications plc and The Bank of
           New York as Trustee (Incorporated by reference to Exhibit
           4.3 to Post-Effective Amendment No. 4 to the Registration
           Statement on Form S-1, filed by Diamond Cable Communications plc on September 12, 1996, File No. 33-83740)
 4.4       Indenture, dated as of April 20, 1995, by and between NTL
           Communications Corp. and Chemical Bank as Trustee, with
           respect to the 12 3/4% Senior Notes (Incorporated by
           reference to Exhibit 4.1 to the Registration Statement on
           Form S-4, filed by International CableTel Incorporated on
           May 26, 1995, File No. 33-92794)
 4.5       First Supplemental Indenture, dated as of January 22, 1996, by and between NTL Communications Corp. and Chemical Bank, as Trustee, with respect to the 12 3/4% Senior Notes
           (Incorporated by reference to Exhibit 4.5 to the
           Registration Statement on Form S-4, filed by International
           CabelTel Incorporated on February 5, 1996, File No.
           333-1010)
 4.6       Indenture, dated as of November 11, 1995, by and between
           Comcast UK Cable Partners Limited and Bank of Montreal Trust
           Company as Trustee with respect to the 11.20% Senior
           Discount Debentures due 2007 (Incorporated by reference to
           Exhibit 4.1 to Amendment No. 2 to the Registration Statement
           on Form S-1/A filed by Comcast UK Cable Partners Limited on
           November 5, 1995, File No. 33-96932)
 4.7       First Supplemental Indenture, dated October 29, 1998, by and between NTL (Bermuda) Limited (now NTL Triangle) LLC) and
           Bank of Montreal Trust Company as Trustee, with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated
           by reference to Exhibit 4.1 to Form 8-K, filed by NTL
           (Triangle) LLC on November 4, 1998, File No. 000-24792)
 4.8       Indenture, dated as of December 15, 1995, by and between
           Diamond Cable Communications plc, and The Bank of New York
           as Trustee, with respect to the 11 3/4% Senior Discount
           Notes due December 15, 2005 (Incorporated by reference to
           Exhibit 4.1 to Amendment No. 2 to the Registration Statement
           on Form S-1/A, filed by Diamond Cable Communications plc on
           December 6, 1995, File No. 33-98374)
 4.9       Indenture, dated as of January 30, 1996, by and between NTL
           Communications and Chemical Bank as Trustee, with respect to the 11 1/2% Senior Notes due 2006 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4,
           filed by International CabelTel Incorporated on February 5,
           1996, File No. 333-1010)
 4.10      Indenture, date as of February 12, 1997, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 10% Senior Notes (Incorporated by reference to Exhibit 4.9 to the 1996 Annual Report on
           Form 10-K, filed by NTL Incorporated on March 28, 1997, File
           No. 000-22616)
 4.11      Indenture, dated as of February 27, 1997, by and between
           Diamond Cable Communications plc and The Bank of New York as
           Trustee, with respect to the 10 3/4% Senior Discount Notes due February 15, 2007 (Incorporated by reference to Exhibit
           4.1 to the Registration Statement on Form S-4, filed by
           Diamond Cable Communications plc on April 15, 1997, File No.
           333-25193)
 4.12      Indenture, dated as of February 6, 1998, by and among
           Diamond Holdings plc, Diamond Cable Communications plc, and
           The Bank of New York as Trustee, with respect to the 10%
           Senior Notes due February 1, 2008 and 9 1/8% Senior Notes
           due February 1, 2008 (Incorporated by reference to Exhibit
           4.1 to the Registration Statement on Form S-4, filed by
           Diamond Cable Communications plc on March 20, 1998, File No.
           333-48413)
 4.13      Indenture, dated as of March 13, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 9 1/2% Senior Notes
           (Incorporated by reference to Exhibit 4.10 to the 1997
           Annual Report on Form 10-K filed by NTL Communications (File
           No. 0-22616) on March 30, 1998)

EXHIBIT
  NO.
--------
 4.14      Indenture, date as of March 13, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 9 3/4% Senior Deferred Coupon
           Notes (Incorporated by reference to Exhibit 4.11 to the 1997
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 30, 1998, File No. 000-22616)
 4.15      Indenture, date as of March 13, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 10 3/4% Senior Deferred Coupon
           Notes (Incorporated by reference to Exhibit 4.12 to the 1997
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 30, 1998, File No. 000-22616)
 4.16      Indenture, date as of November 2, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 11 1/2% Senior Notes due 2008
           (Incorporated by reference to Exhibit 4.13 to the 1998
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 30, 1999, File No. 000-22616)
 4.17      Indenture, date as of November 6, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 12 3/8% Senior Deferred Coupon
           Notes due 2008 (Incorporated by reference to Exhibit 4.15 to the 1998 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 30, 1999, File No. 000-22616)
 4.18      Indenture, date as of December 16, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 7% Convertible Subordinated
           Notes due 2008 (Incorporated by reference to Exhibit 4.17 to the 1998 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 30, 1999, File No. 000-22616)
 4.19      First Supplemental Indenture, date as of March 31, 1999, by and among NTL Incorporated, NTL Communications Corp. and The
           Chase Manhattan Bank, as Trustee, with respect to the 7%
           Convertible Subordinated Notes due 2008 (Incorporated by
           reference to Exhibit 4.4 to Amendment No. 2 to the
           Registration Statement on Form S-3/A, filed by NTL
           Incorporated and NTL Communications Corp. on June 3, 1999,
           File No. 333-72335)
 4.20      Second Supplemental Indenture, dated as of March 16, 2000, by and among NTL Incorporated, NTL Communications Corp.
           (formerly NTL Incorporated) and The Chase Manhattan Bank as
           Trustee, with respect to the 7% Convertible Subordinated
           Notes due 2008 (Incorporated by reference to Exhibit 4.3 to
           Amendment No. 1 to the Registration Statement on Form S-3/A
           , filed by NTL Incorporated, NTL (Delaware), Inc. and NTL
           Communications Corp. on August 30, 2000, File No. 333-42792)
 4.21      Third Supplemental Indenture, dated as of May 17, 2000, by and among NTL Incorporated, NTL Communications Corp.
           (formerly NTL Incorporated) and The Chase Manhattan Bank as
           Trustee, with respect to the 7% Convertible Subordinated
           Notes due 2008 (Incorporated by reference to Exhibit 4.4 to
           Amendment No. 1 to the Registration Statement on Form S-3/A,
           filed by NTL Incorporated, NTL (Delaware), Inc. and NTL
           Communications Corp. on August 30, 2000, File No. 333-42792)
 4.22      Indenture, dated as of April 14, 1999, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 9 3/4% Senior Deferred Coupon
           Notes due 2009 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed by NTL
           Communications Corp. on May 13, 1999, File No. 333-78405)
 4.23      Indenture, dated as of November 24, 1999, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 9 1/4% Senior Notes due 2006
           (Incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-4, filed by NTL
           Communications Corp. on January 24, 2000, File No.
           333-95267)
 4.24      Indenture, dated as of November 24, 1999, by and between NTL
           Communication Corp. and The Chase Manhattan Bank as Trustee,
           with respect to the 9 7/8% Senior Notes Due 2009
           (Incorporated by reference to Exhibit 4.2 to the
           Registration Statement on Form S-4, filed by NTL
           Communication Corp. on January 24, 2000, File No. 333-95267)

EXHIBIT
  NO.
--------
 4.25      Indenture, dated as of November 24, 1999, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 11 1/2% Senior Deferred Coupon
           Notes due 2009 (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4, filed by NTL
           Communications Corp. on January 24, 2000, File No.
           333-95267)
 4.26      Indenture, dated as of December 22, 1999, by and between NTL
           Incorporated and The Chase Manhattan Bank as Trustee, with respect to the 5 3/4% Convertible Subordinated Notes Due
           2009 (Incorporated by reference to Exhibit 4.28 to the 1999
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 17, 2000, File No. 000-25691)
 4.27      First Supplemental Indenture, dated as of May 17, 2000, by and between NTL Incorporated and The Chase Manhattan Bank as
           Trustee, with respect to the 5 3/4% Convertible Subordinated
           Notes due 2009 (Incorporated by reference to Exhibit 4.2 to
           Amendment No. 1 to the Registration Statement on Form S-3/A,
           filed by NTL (Delaware), Inc. and NTL Incorporated on July
           14, 2000, File No. 333-36434)
 4.28      Indenture, dated as of October 2, 2000, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 11 7/8% Senior Notes due 2010
           (Incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-4, filed by NTL
           Communications Corp. on October 26, 2000, File No.
           333-48648)
 4.29      Indenture, dated as of January 24, 2001, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 12 3/8% Senior Notes due 2008
           (Incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-4, filed by NTL
           Communications Corp. on February 9, 2001, File No.
           333-55288)
 4.30      Indenture, dated as of May 15, 2001, by and between NTL
           Communications Corp., NTL Incorporated and The Chase
           Manhattan Bank, as Trustee, with respect to the 6 3/4%
           Convertible Senior Notes due 2008 (Incorporated by reference to Exhibit 4.7 to Amendment No. 1 to the Registration
           Statement on Form S-4/A, filed by NTL Communications Corp.
           on June 8, 2001, File No. 333-55288)
 4.31      Indenture, dated as of June 22, 2001 by and between NTL
           Incorporated, NTL (Delaware), Inc. and The Chase Manhattan
           Bank, as Trustee, with respect to the 5 3/4% convertible
           subordinated notes due 2011**
 4.32      First Supplemental Indenture, dated as of July 27, 2001 by and among NTL Incorporated, NTL (Delaware), Inc. and The
           Chase Manhattan Bank, as Trustee, with respect to the 5 3/4%
           convertible subordinated notes due 2011**
 4.33      Registration Rights Agreement, dated as of February 2, 2000, by and between NTL Incorporated and Bell Atlantic
           Corporation (Incorporated by reference to Annex H to the
           Proxy Statement, filed by NTL Incorporated on February 11,
           2000, File No. 000-25691)
 4.33(a)   Amendment No. 1 to the Registration Rights Agreement, dated as of November 30, 2000 by and between NTL Incorporated and
           Verizon Communications Inc. (formerly known as Bell Atlantic
           Corporation) (Incorporated by reference to Exhibit 4.30A to the Registration Statement on Form S-3, filed by NTL
           Incorporated and NTL Communications Corp. on July 24, 2001,
           File No. 333-65742)
 4.33(b)   Amendment No. 2 to the Registration Rights Agreement, dated as of March 31, 2001 by and between NTL Incorporated and
           Verizon Communications Inc. (formerly known as Bell Atlantic
           Corporation) (Incorporated by reference to Exhibit 4.30B to the Registration Statement on Form S-3, filed by NTL
           Incorporated and NTL Communications Corp. on July 24, 2001,
           File No. 333-65742)
 4.33(c)   Amendment No. 3 to the Registration Rights Agreement, dated as of June 30, 2001 by and between NTL Incorporated and
           Verizon Communications Inc. (formerly known as Bell Atlantic
           Corporation) (Incorporated by reference to Exhibit 4.30C to the Registration Statement on Form S-3, filed by NTL
           Incorporated and NTL Communications Corp. on July 24, 2001,
           File No. 333-65742)

EXHIBIT
  NO.
--------
 4.34      Registration Rights Agreement, dated as of February 2, 2000, by and between NTL Incorporated and Cable & Wireless plc
           (Incorporated by reference to Annex G to the Proxy
           Statement, filed by NTL Incorporated on February 11, 2000,
           File No. 000-25691)
 4.35      Registration Rights Agreement, dated as of May 30, 2000, by and between NTL Incorporated and France Telecom, with
           respect to the 5% Cumulative Participating Convertible
           Preferred Stock Series A (Incorporated by reference to
           Exhibit 4.33 to the 2000 Annual Report on Form 10-K, filed by NTL Incorporated on March 30, 2001, File No. 001-16183)
 4.36      Registration Rights Agreement dated as of May 15, 2001 by
           and among NTL Communications Corp., NTL Incorporated, Morgan
           Stanley & Co. Incorporated, J.P. Morgan Securities Inc.,
           Credit Suisse First Boston Corporation and Salomon Smith
           Barney Inc. with respect to the 6 3/4% Convertible Senior
           Notes due 2008 (Incorporated by reference to Exhibit 4.8 to
           Amendment No. 1 to the Registration Statement on Form S-4/A,
           filed by NTL Communications Corp. on June 8, 2001, File No.
           333-55288)
 4.37      Registration Rights Agreement dated as of June 22, 2001 by and among NTL Incorporated, NTL (Delaware), Inc. and SFG VI
           Inc. with respect to shares of common stock issuable upon
           conversion of the 5 3/4 % Convertible Notes due 2011
           (Incorporated by reference to Exhibit 4.40 to the
           Registration Statement on Form S-3, filed by NTL
           Incorporated on July 24, 2001, File No. 333-65744)
 4.38      Form of Preferred Stock (Incorporated by reference to
           Exhibit 4.13 to the 1996 Annual Report on Form 10-K, filed by NTL Incorporated on March 28, 1997, File No. 000-22616)
 4.39      Rights Agreement, dated as of September, 1993, by and
           between NTL Incorporated and Continental Stock Transfer &
           Trust Company (Incorporated by reference to Exhibit 4.2 to
           Amendment No. 1 to the Registration Statement of Form S-1,
           filed by International CableTel, Inc. on August 11, 1993,
           File No. 33-63570)
 4.39(a)   Amendment No. 1 to the Rights Agreement, dated as of March
           31, 1999, by and between NTL Incorporated and Continental
           Stock Transfer & Trust Company, as Rights Agent
           (Incorporated by reference to Exhibit 4.4 to the
           Registration Statement on Form S-8, filed by NTL
           Incorporated on April 20, 1999, File No. 333-76601)
 4.39(b)   Amendment No. 2 to the Rights Agreement, dated as of October
           23, 1999, by and between NTL Incorporated and Continental
           Stock Transfer & Trust Company, as Rights Agent
           (Incorporated by reference to Exhibit 4.48B to the 1999
           Annual Report on Form 10-K, Incorporated, filed by NTL
           Incorporated on March 17, 2000, File No. 000-25691)
 4.39(c)   Amendment No. 3 to the Rights Agreement, dated as of March
           28, 2000, by and between NTL Incorporated and Continental
           Stock Transfer & Trust Company, as Rights Agent
           (Incorporated by reference to Exhibit 4.34.C to the 2000
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 30, 2001, File No. 001-16183)
 4.39(d)   Amendment No. 4 to the Rights Agreement, dated as of May 17,
           2000, by and between NTL Incorporated and Continental Stock
           Transfer & Trust Company, as Rights Agent (Incorporated by
           reference to Exhibit 4.34.D to the 2000 Annual Report on
           Form 10-K filed by NTL Incorporated on March 30, 2001, File
           No. 001-16183)
 4.39(e)   Amendment No. 5 to the Rights Agreement, dated as of May 25,
           2000, by and between Incorporated and Continental Stock
           Transfer & Trust Company, as Rights Agent (Incorporated by
           reference to Exhibit 4.34.E to the 2000 Annual Report on
           Form 10-K, filed by NTL Incorporated on March 30, 2001, File
           No. 001-16183)
 4.39(f)   Amendment to Amendment No. 3 to the Rights Agreement, dated as of September 12, 2001, by and between NTL Incorporated
           and Continental Stock Transfer & Trust Company, as Rights
           Agent (Incorporated by reference Exhibit 4.1 to the
           Quarterly Report on Form 10-Q, filed by NTL Incorporated on
           November 14, 2001, File No. 000-30673)
 4.40      Exchange Agreement, dated as of September 12, 2001, by and among the Company and France Telecom S.A. and the other
           parties thereto (Incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q, filed by NTL Incorporated on November 14, 2001, File No. 001-16183)

EXHIBIT
  NO.
--------
 4.41      Deposit Agreement, dated as of June 22, 2001, by and among
           NTL Incorporation, NTL (Delaware), Inc. and United States
           Trust Company of New York, as depositary (Incorporated by
           reference to Exhibit 4.29 to Amendment 1 to the Registration
           Statement on Form S-3/A, filed by NTL Incorporated on August
           16, 2001, File No. 333-65744)
10.1       Compensation Plan and Agreements, as amended and restated
           effective June 3, 1997 (Incorporated by reference to Exhibit
           10.1 to the 1997 Annual Report on Form 10-K, filed by NTL
           Communications on March 30, 1998, File No. 0-22616)
10.2       Rules of the NTL Sharesave Plan, adopted by NTL Incorporated on October 28, 1997 (Incorporated by reference to Exhibit
           10.2 to the 1998 Annual Report on Form 10-K, filed by NTL
           Communications, on March 30, 1999, File No. 0-22616)
10.3       Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)
           (Incorporated by reference to Exhibit 10.3 to the 1999
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 17, 2000, File No. 000-25691)
10.4       1998 Non-Qualified Stock Option Plan, as Amended and
           Restated October 1998 (Incorporated by reference to Exhibit
           10.4 to the 1998 Annual Report on Form 10-K, filed by NTL
           Communications on March 30, 1999, File No. 0-22616)
10.5       Credit Agreement relating to the acquisition of Cable &
           Wireless Communications (Holdings) PLC, dated as of May 30,
           2000, by and among NTL Communications Limited, NTL Business
           Limited, NTL Communications Corp., Chase Manhattan PLC and
           Morgan Stanley Dean Witter Limited, Chase Manhattan
           International Limited (Incorporated by reference to Exhibit
           10.8 to the 2000 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 30, 2001, File No. 001-16183)
10.6       Restatement Amendment Agreement dated as of September 26,
           2001 by and among NTL Communications Limited, NTL Investment
           Holdings Limited, NTL Communications Corp., J.P. Morgan plc
           and Morgan Stanley Dean Witter Bank Limited, Chase Manhattan
           International Limited and others, agreeing to amend the
           Credit Agreement, dated as of May 30, 2000, between NTL
           Communications Corp., NTL (UK) Group, Inc., NTL
           Communications Limited, Morgan Stanley Dean Witter Bank
           Limited and Chase Manhattan PLC*
10.6(a)    Amended and Restated Credit Agreement dated as of September
           26, 2001, restating the Credit Agreement dated as of 30 May
           2000, as amended or waived pursuant to a letter dated as of
           6 June 2000, amendment agreements dated as of 8 June 2000,
           30 June 2000 and 4 September 2000, a novation agreement
           dated as of 21 February 2001 and letters of consent dated as of 22 December 2000 and 29 January 2001 by and among NTL
           Communications Limited, NTL Investment Holdings Limited, NTL
           Communications Corp., J.P. Morgan plc and Morgan Stanley
           Dean Witter Bank Limited, Chase Manhattan International
           Limited and others*
10.7       Credit Agreement dated 28 March 2000, by and among NTL
           Incorporated, NTL Cablecom Holding GmbH, Cablecom
           (Ostschweiz) AG and Chase Manhattan plc and Morgan Stanley
           Senior Funding, Inc., as Arrangers and Joint Book Managers,
           Chase Manhattan International Limited as Agent and Others
           Term, comprising a Loan Facility and a Revolving Credit
           Facility (Incorporated by reference to Exhibit 10.4 to the
           Registration Statement on Form S-3, filed by NTL
           Incorporated and NTL Communications Corp. on July 24, 2001,
           File No. 333-65742)
10.8       Investment Agreement, dated July 26, 1999, as amended, by
           and between the Company and France telecom S.A (Incorporated by reference to Annex A to the proxy statement filed by NTL
           Incorporated on February 11, 2000, File No. 000-25691)
10.8(a)    Amendment, dated as of September 12, 2001, to the Investment
           Agreement, dated July 26, 1999, as amended, by and between the Company and France Telecom S.A. (Incorporated by
           reference to Exhibit 10.1 to the Quarterly Report on Form
           10-Q, filed by NTL Incorporated on November 14, 2001, File
           No. 001-16183)
10.9       Framework Agreement For The Provision Of IT Outsourcing
           Services, dated as of May 23, 2001, by and between NTL Group
           Limited and IBM United Kingdom Limited*

EXHIBIT
  NO.
--------
10.10      Amendment, dated as of April 5, 2001 to the Framework
           Agreement For The Provision of IT Outsourcing Services,
           dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited*
10.11      Consent Letter, dated as of March 8, 2002, in respect of the
           Senior Credit Facility by and among NTL Communications
           Limited, NTL Investment Holdings Limited, NTL Communications
           Corp. and J.P. Morgan Europe Limited, on behalf of the
           lenders thereto*
10.12      Consent Letter, dated as of March 8, 2002, in respect of the
           Working Capital Facility by and among NTL Communications
           Corp., NTL Communications Limited, NTL (UK) Group Inc. and
           J.P. Morgan Europe Limited, on behalf of the lenders
           thereto*
10.13      Consent Letter, dated as of March 8, 2002, in respect of the
           Cablecom Credit Facility by and among NTL (Delaware), Inc.,
           NTL Cablecom GmbH and subsidiaries and J.P. Morgan Europe
           Limited, on behalf of the lenders thereto*
10.14      Consent Letter, dated as of March 28, 2002, in respect of
           the Senior Credit Facility by and among NTL Communications
           Limited, NTL Investment Holdings, NTL Communications
           Corporation and J.P. Morgan Europe Limited, on behalf of the lenders thereto*
10.15      Consent Letter, dated March 28, 2002, in respect of the
           Working Capital Facility by and among NTL Communications
           Corp., NTL Communications Limited, NTL (UK) Group Inc.*
10.16      Consent Letter, dated March 28, 2002, in respect of the
           Cablecom Credit Facility by and among NTL (Delaware), Inc.,
           Cablecom GmbH and subsidiaries and J.P. Morgan Europe
           Limited, on behalf of the lenders thereto*
10.17      Share Sale Agreement, dated February 22, 2002, in respect of the sale of shares NTL Belgium Sprl Limited, by and among
           National Transcommunications Spain S.L., NTL Australia SPV,
           Inc., Macquarie Communications Infrastructure Holdings Pty
           Limited and NTL Incorporated*
11         Statement Regarding Per Share Earnings of NTL Incorporated*
21         Subsidiaries of the Registrant*
23         Consent of Ernst & Young LLP*

---------------

 * Filed herewith

** We agree to furnish a copy of such agreement to the Commission upon request.

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 16, 2002

                                          NTL INCORPORATED

                                          By:       /s/ BARCLAY KNAPP
                                            ------------------------------------
                                                       Barclay Knapp
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----




               /s/ BARCLAY KNAPP                     President and Chief Executive      April 16, 2002
------------------------------------------------      Officer (Principal Executive
                 Barclay Knapp                                  Officer)




            /s/ GEORGE S. BLUMENTHAL                   Chairman of the Board and        April 16, 2002
------------------------------------------------               Treasurer
              George S. Blumenthal




               /s/ JOHN F. GREGG                        Chief Financial Officer         April 16, 2002
------------------------------------------------       (Chief Financial Officer)
                 John F. Gregg




             /s/ GREGG N. GORELICK                     Vice President-Controller        April 16, 2002
------------------------------------------------     (Principal Accounting Officer)
               Gregg N. Gorelick




              /s/ SIDNEY R. KNAFEL                              Director                April 16, 2002
------------------------------------------------
                Sidney R. Knafel




             /s/ TED H. MCCOURTNEY                              Director                April 16, 2002
------------------------------------------------
               Ted H. McCourtney




              /s/ ALAN J. PATRICOF                              Director                April 16, 2002
------------------------------------------------
                Alan J. Patricof




               /s/ WARREN POTASH                                Director                April 16, 2002
------------------------------------------------
                 Warren Potash




             /s/ MICHAEL S. WILLNER                             Director                April 16, 2002
------------------------------------------------
               Michael S. Willner




               /s/ ROBERT T. GOAD                               Director                April 16, 2002
------------------------------------------------
                 Robert T. Goad




           /s/ JEAN-LOUIS VINCIGUERRA                           Director                April 16, 2002
------------------------------------------------
             Jean-Louis Vinciguerra




                /s/ ERIC BOUVIER                                Director                April 16, 2002
------------------------------------------------
                  Eric Bouvier




              /s/ BERNARD IZERABLE                              Director                April 16, 2002
------------------------------------------------
                Bernard Izerable

                        FORM 10-K--ITEM 14(A)(1) AND (2)

                       NTL INCORPORATED AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

     The following consolidated financial statements of NTL Incorporated and Subsidiaries are included in Item 8:

Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets -- December 31, 2001 and 2000...   F-3
Consolidated Statements of Operations --
  Years ended December 31, 2001, 2000 and 1999..............   F-4
Consolidated Statement of Shareholders' Equity (Deficiency)
  Years ended December 31, 2001, 2000 and 1999..............   F-5
Consolidated Statements of Cash Flows --
  Years ended December 31, 2001, 2000 and 1999..............   F-7
Notes to Consolidated Financial Statements..................   F-9

     The following consolidated financial statement schedules of NTL Incorporated and Subsidiaries are included in Item 14(d):

Schedule I -- Condensed Financial Information of
  Registrant................................................  F-45
Schedule II -- Valuation and Qualifying Accounts............  F-50

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
NTL Incorporated

     We have audited the consolidated balance sheets of NTL Incorporated and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' (deficiency) equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Incorporated and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     The accompanying financial statements have been prepared assuming that NTL Incorporated will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and negative operating cash flows, has a working capital deficiency and a deficiency in shareholders' equity. The Company's substantial leverage, its current debt and equity trading levels and its non-compliance with certain debt covenants in 2002 have eliminated access to the Company's historic sources of capital. The Company has initiated a recapitalization process, the success of which is dependent upon adequate liquidity to complete the process as well as agreement of the Company's creditors and preferred stockholders. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

New York, New York
April 16, 2002

                       NTL INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                                  (IN MILLIONS)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $    504.6   $   579.4
  Marketable securities.....................................          --        60.0
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $133.8 (2001) and $141.4 (2000)............       683.3       729.1
  Other.....................................................       365.2       422.9
                                                              ----------   ---------
Total current assets........................................     1,553.1     1,791.4
Fixed assets, net...........................................    12,573.3    12,693.0
Intangible assets, net......................................     1,985.6    13,061.0
Investments in and loans to affiliates, net.................       272.4       333.1
Other assets, net of accumulated amortization of $150.3
  (2001) and $92.3 (2000)...................................       449.8       505.2
                                                              ----------   ---------
Total assets................................................  $ 16,834.2   $28,383.7
                                                              ==========   =========
                 LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY
Current liabilities:
  Accounts payable..........................................  $    430.0   $   506.3
  Accrued expenses and other................................     1,013.1     1,280.6
  Accrued construction costs................................       144.8       196.9
  Interest payable..........................................       303.9       151.3
  Deferred revenue..........................................       505.8       492.8
  Current portion of long-term debt.........................    17,666.1        12.6
                                                              ----------   ---------
Total current liabilities...................................    20,063.7     2,640.5
Long-term debt..............................................       102.3    15,044.1
Other.......................................................       176.0        43.1
Commitments and contingent liabilities
Deferred income taxes.......................................       260.9       205.4
Redeemable preferred stock -- $.01 par value, plus accreted
  dividends; liquidation preference $2,834.5; less
  unamortized discount of $53.4 (2001) and $2.5 (2000);
  issued and outstanding 2.1 (2001) and 2.0 (2000) shares...     2,773.7     2,083.2
Shareholders' (deficiency) equity:
  Series preferred stock -- $.01 par value; authorized 10.0
     shares; liquidation preference $3,000.0; issued and
     outstanding 3.0 (2001) and 2.9 (2000) shares...........          --          --
  Common stock -- $.01 par value; authorized 800.0 shares;
     issued and outstanding 276.6 (2001) and 272.1 (2000)
     shares.................................................         2.8         2.7
  Additional paid-in capital................................    13,720.0    13,764.7
  Accumulated other comprehensive (loss)....................    (1,072.8)     (448.9)
  (Deficit).................................................   (19,192.4)   (4,951.1)
                                                              ----------   ---------
                                                                (6,542.4)    8,367.4
                                                              ----------   ---------
Total liabilities and shareholders' (deficiency) equity.....  $ 16,834.2   $28,383.7
                                                              ==========   =========

                            See accompanying notes.

                       NTL INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 2001          2000        1999
                                                              -----------   ----------   ---------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
REVENUES
Consumer telecommunications and television..................  $  2,514.6    $ 1,819.8    $  834.3
Business telecommunications.................................       840.6        702.2       452.5
Broadcast transmission and other............................       344.0        318.8       297.3
                                                              ----------    ---------    --------
                                                                 3,699.2      2,840.8     1,584.1
COSTS AND EXPENSES
Operating expenses..........................................     1,809.3      1,387.6       798.6
Selling, general and administrative expenses................     1,181.6      1,109.1       574.6
Asset impairments...........................................     9,511.3           --          --
Franchise fees..............................................          --           --        16.5
Non-cash compensation.......................................        30.6           --          --
Other charges...............................................       311.7         92.7        16.2
Corporate expenses..........................................        66.8         47.5        29.4
Depreciation and amortization...............................     3,170.5      2,122.8       791.3
                                                              ----------    ---------    --------
                                                                16,081.8      4,759.7     2,226.6
                                                              ----------    ---------    --------
Operating (loss)............................................   (12,382.6)    (1,918.9)     (642.5)

OTHER INCOME (EXPENSE)
Interest income and other, net..............................        51.1         72.5        67.8
Interest expense............................................    (1,440.9)    (1,036.8)     (680.7)
Share of (losses) from equity investments...................      (244.6)       (70.9)      (18.4)
Other (losses) gains........................................      (147.4)          --       493.1
Foreign currency transaction (losses) gains.................       (13.7)      (120.6)       12.7
                                                              ----------    ---------    --------
(Loss) before income taxes and extraordinary item...........   (14,178.1)    (3,074.7)     (768.0)
Income tax (expense) benefit................................       (63.2)       111.0        35.3
                                                              ----------    ---------    --------
(Loss) before extraordinary item............................   (14,241.3)    (2,963.7)     (732.7)
Loss from early extinguishment of debt......................          --           --        (3.0)
                                                              ----------    ---------    --------
Net (loss)..................................................   (14,241.3)    (2,963.7)     (735.7)
Preferred stock dividends...................................      (325.7)      (194.0)      (73.7)
                                                              ----------    ---------    --------
Net (loss) available to common shareholders.................  $(14,567.0)   $(3,157.7)   $ (809.4)
                                                              ==========    =========    ========
Basic and diluted net (loss) per common share:
  (Loss) before extraordinary item..........................  $   (52.78)   $  (14.54)   $  (6.75)
  Extraordinary item........................................          --           --       (0.03)
                                                              ----------    ---------    --------
  Net (loss) per common share...............................  $   (52.78)   $  (14.54)   $  (6.78)
                                                              ==========    =========    ========
  Weighted average shares...................................       276.0        217.1       119.4
                                                              ==========    =========    ========

                            See accompanying notes.

                       NTL INCORPORATED AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                              SERIES PREFERRED
                                                               STOCK $.01 PAR     COMMON STOCK
                                                                   VALUE         $.01 PAR VALUE
                                                              ----------------   ---------------
                                                               SHARES     PAR    SHARES     PAR
                                                              --------   -----   -------   -----
                                                                        (IN MILLIONS)
Balance, December 31, 1998..................................     0.2       $--     60.2    $0.6
Exercise of stock options...................................                        1.8      --
Exercise of warrants........................................                        0.1      --
Common stock issued for cash................................                        2.7      --
Preferred stock issued for cash.............................     1.2       --
Warrants issued for cash....................................
Accreted dividends on preferred stock.......................
Accretion of discount on preferred stock....................
Redemption of series preferred stock........................    (0.1)      --
Conversion of 7% Convertible Notes..........................                        7.3     0.1
Common stock issued for an acquisition......................                       12.7     0.1
Stock options issued in connection with an acquisition......
Issuance of warrants........................................
Stock splits................................................                       47.6     0.5
Comprehensive loss:
Net loss for the year ended December 31, 1999...............
Currency translation adjustment.............................
     Total..................................................
                                                                ----       --     -----    ----
Balance, December 31, 1999..................................     1.3       --     132.4     1.3
Exercise of stock options...................................                        2.3      --
Rescission of stock option exercises........................                       (0.2)
Exercise of warrants........................................                        1.3      --
Common stock issued for cash................................                       42.2     0.4
Preferred stock issued for cash.............................     2.0
Common stock issued for an acquisition......................                       84.9     0.9
Conversion of series preferred stock........................    (0.5)      --       9.2     0.1
Preferred stock issued for dividends........................
Accreted dividends on preferred stock.......................     0.1       --
Accretion of discount on preferred stock....................
Comprehensive loss:
Net loss for the year ended December 31, 2000...............
Currency translation adjustment.............................
Unrealized net losses on investments........................
     Total..................................................
                                                                ----       --     -----    ----
Balance, December 31, 2000..................................     2.9       --     272.1     2.7
Exercise of stock options...................................                        1.1
Non-cash compensation.......................................
Accreted dividends on preferred stock.......................     0.1
Accretion of discount on preferred stock....................
Conversion of 7% Convertible Notes..........................                        3.3     0.1
Common stock issued for an acquisition......................                        0.1
Comprehensive loss:
Net loss for the year ended December 31, 2001...............
Currency translation adjustment.............................
Unrealized net losses on investments........................
Unrealized net losses on derivatives........................
     Total..................................................
                                                                ----       --     -----    ----
Balance, December 31, 2001..................................     3.0       $--    276.6    $2.8
                                                                ====       ==     =====    ====

                       NTL INCORPORATED AND SUBSIDIARIES

                                                                                        ACCUMULATED OTHER
                                                                                       COMPREHENSIVE LOSS
                                                                             ---------------------------------------
                                                                                           UNREALIZED    UNREALIZED
                                                ADDITIONAL                     FOREIGN         NET           NET
                                                 PAID-IN     COMPREHENSIVE    CURRENCY      LOSSES ON     LOSSES ON
                                                 CAPITAL         LOSS        TRANSLATION   INVESTMENTS   DERIVATIVES   (DEFICIT)
                                                ----------   -------------   -----------   -----------   -----------   ----------
                                                                                  (IN MILLIONS)
Balance, December 31, 1998....................  $ 1,501.6                     $   104.7                                $ (1,251.7)
Exercise of stock options.....................       41.3
Exercise of warrants..........................        0.8
Common stock issued for cash..................      250.0
Preferred stock issued for cash...............    1,233.8
Warrants issued for cash......................       16.2
Accreted dividends on preferred stock.........      (44.1)
Accretion of discount on preferred stock......       (0.3)
Redemption of series preferred stock..........     (125.3)
Conversion of 7% Convertible Notes............      269.2
Common stock issued for an acquisition........      971.3
Stock options issued in connection with an
  acquisition.................................        6.6
Issuance of warrants..........................        4.5
Stock splits..................................       (0.5)
Comprehensive loss:
Net loss for the year ended December 31,
  1999........................................                $   (735.7)                                                  (735.7)
Currency translation adjustment...............                    (106.8)        (106.8)
                                                              ----------
    Total.....................................                $   (842.5)
                                                ---------     ----------      ---------      ------        ------      ----------
Balance, December 31, 1999....................    4,125.1                          (2.1)                                 (1,987.4)
Exercise of stock options.....................       36.3
Rescission of stock option exercises..........       (1.1)
Exercise of warrants..........................        9.0
Common stock issued for cash..................    2,327.2
Preferred stock issued for cash...............    1,862.0
Common stock issued for an acquisition........    5,487.4
Conversion of series preferred stock..........        7.5
Preferred stock issued for dividends..........        9.4
Accreted dividends on preferred stock.........      (97.8)
Accretion of discount on preferred stock......       (0.3)
Comprehensive loss:
Net loss for the year ended December 31,
  2000........................................                $ (2,963.7)                                                (2,963.7)
Currency translation adjustment...............                    (432.6)        (432.6)
Unrealized net losses on investments..........                     (14.2)                    $(14.2)
                                                              ----------
    Total.....................................                $ (3,410.5)
                                                ---------     ----------      ---------      ------        ------      ----------
Balance, December 31, 2000....................   13,764.7                        (434.7)      (14.2)                     (4,951.1)
Exercise of stock options.....................       13.0
Non-cash compensation.........................       30.6
Accreted dividends on preferred stock.........     (195.5)
Accretion of discount on preferred stock......      (25.3)
Conversion of 7% Convertible Notes............      128.2
Common stock issued for an acquisition........        4.3
Comprehensive loss:
Net loss for the year ended December 31,
  2001........................................                $(14,241.3)                                               (14,241.3)
Currency translation adjustment...............                    (607.8)        (607.8)
Unrealized net losses on investments..........                      (1.1)                      (1.1)
Unrealized net losses on derivatives..........                     (15.0)                                  $(15.0)
                                                              ----------
    Total.....................................                $(14,865.2)
                                                ---------     ----------      ---------      ------        ------      ----------
Balance, December 31, 2001....................  $13,720.0                     $(1,042.5)     $(15.3)       $(15.0)     $(19,192.4)
                                                =========     ==========      =========      ======        ======      ==========

                            See accompanying notes.

                       NTL INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                2001        2000        1999
                                                             ----------   ---------   ---------
                                                                       (IN MILLIONS)
OPERATING ACTIVITIES
Net loss...................................................  $(14,241.3)  $(2,963.7)  $  (735.7)
Adjustment to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization............................     3,170.5     2,122.8       791.3
  Non-cash compensation....................................        30.6          --          --
  Non-cash restructuring charge............................        57.9          --          --
  Asset impairments........................................     9,511.3          --          --
  Equity in net losses of unconsolidated subsidiaries......       244.6        70.9        18.4
  Loss from early extinguishment of debt...................          --          --         3.0
  (Gain) loss on sale of assets............................       147.4          --      (493.1)
  Provision for losses on receivables......................        97.9        98.9        46.2
  Deferred income taxes....................................        61.1      (112.1)      (37.3)
  Amortization of original issue discount..................       284.9       473.4       451.4
  Other....................................................        46.9       (69.5)      (29.0)
  Changes in operating assets and liabilities, net of
     effect from business acquisitions and dispositions:
     Accounts receivable...................................       (45.9)     (366.6)     (139.4)
     Other current assets..................................        56.4       (69.5)      (38.9)
     Other assets..........................................        59.6        43.2        (4.9)
     Accounts payable......................................       (34.5)      (83.7)       43.8
     Accrued expenses and other............................       (73.2)      379.3       126.2
     Deferred revenue......................................        28.0       186.4        71.9
                                                             ----------   ---------   ---------
Net cash (used in) provided by operating activities........      (597.8)     (290.2)       73.9
INVESTING ACTIVITIES
Acquisitions, net of cash acquired.........................       (26.2)  (10,940.0)   (1,128.3)
Payment of deferred purchase price.........................          --        (2.9)         --
Purchase of fixed assets...................................    (1,946.1)   (2,257.0)   (1,211.3)
Investment in and loans to affiliates......................      (137.8)     (393.4)      (20.8)
Increase in other assets...................................       (80.6)     (129.1)      (58.8)
Proceeds from sales of assets..............................        45.5          --       692.5
Due from CoreComm Limited..................................       (15.0)         --          --
Purchase of marketable securities..........................        (9.9)     (158.4)     (747.4)
Proceeds from sales of marketable securities...............        70.3       452.6       676.6
                                                             ----------   ---------   ---------
Net cash (used in) investing activities....................    (2,099.8)  (13,428.2)   (1,797.5)

                       NTL INCORPORATED AND SUBSIDIARIES

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                2001        2000        1999
                                                             ----------   ---------   ---------
                                                                       (IN MILLIONS)
FINANCING ACTIVITIES
Proceeds from borrowings, net of financing costs...........     3,110.7     6,870.1     3,019.4
Proceeds from issuance of preferred stock and warrants.....          --     1,862.0     1,250.0
Proceeds from issuance of common stock.....................          --     2,327.6       250.0
Proceeds from issuance of redeemable preferred stock.......          --     1,850.0          --
Redemption of preferred stock..............................          --          --      (125.3)
Principal payments.........................................      (489.8)   (1,303.0)     (758.2)
Cash released from (placed in) escrow for debt repayment...          --        77.5       (87.0)
Proceeds from exercise of stock options and warrants.......        13.0        44.2        42.1
                                                             ----------   ---------   ---------
Net cash provided by financing activities..................     2,633.9    11,728.4     3,591.0
Effect of exchange rate changes on cash....................       (11.1)      (27.8)       (6.5)
                                                             ----------   ---------   ---------
(Decrease) increase in cash and cash equivalents...........       (74.8)   (2,017.8)    1,860.9
Cash and cash equivalents at beginning of year.............       579.4     2,597.2       736.3
                                                             ----------   ---------   ---------
Cash and cash equivalents at end of year...................  $    504.6   $   579.4   $ 2,597.2
                                                             ==========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest exclusive of amounts
  capitalized..............................................  $    947.9   $   495.0   $   180.3
Income taxes paid..........................................        13.5         6.7         2.4
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Accretion of dividends and discount on preferred stock.....  $    220.8   $    98.1   $    44.4
Conversion of Convertible Notes, net of unamortized
  deferred financing costs.................................       128.3          --       269.3
Common stock and stock options issued for acquisitions.....         4.3     5,488.3       978.0
Redeemable preferred stock issued for investment in
  affiliates...............................................       518.0          --          --
Conversion of series preferred stock.......................          --         7.6          --

                            See accompanying notes.

                       NTL INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  CORPORATE RESTRUCTURING AND BUSINESS

  CORPORATE RESTRUCTURING

     On May 18, 2000, NTL Incorporated completed a corporate restructuring to create a holding company structure. The formation of the holding company was part of NTL Incorporated's acquisition of certain assets of Cable & Wireless Communications plc ("CWC"). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated (and together with its subsidiaries, the "Company") and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc. (and together with its subsidiaries, "NTL Delaware").

  BUSINESS

     The Company, through its subsidiaries, owns and operates broadband communications networks for telephone, cable television and Internet services in the UK, Ireland, and Switzerland, and transmission networks for television and radio broadcasting in the UK. The Company's wholly-owned subsidiary that operates in France was merged into an equity investee in November 2001. The Company's television and radio broadcasting business in Australia was sold in April 2002. Based on revenues and identifiable assets, the Company's predominant lines of business are consumer services, business services and broadcast transmission and related services in the UK. Consumer services include telephony, cable television, Internet access and interactive services. Business services include telephony, national and international wholesale carrier telecommunications, and radio communications services for the emergency services community. Broadcast transmission and related services include digital and analog television and radio broadcasting, rental of antenna space on the Company's owned and leased towers and sites and associated services, and satellite and media services.

  RECAPITALIZATION PROCESS AND ABILITY TO CONTINUE OPERATIONS

     The Company historically incurred operating losses and negative operating cash flow. In addition, the Company required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through cash flow from operations, amounts available under its credit facilities, vendor financing and issuances of high-yield debt securities and convertible debt securities in the capital markets and convertible preferred stock and common stock to strategic investors. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. The Company's public equity is no longer trading on the New York Stock Exchange, and its debt securities are trading at or near all time lows. These factors, together with the Company's substantial leverage, means the Company does not currently have access to its historic sources of capital.

     In addition, the Company's UK credit facilities are fully drawn and the Company's Swiss subsidiaries are currently unable to draw the remaining undrawn amounts under the Cablecom credit facility. NTL Communications Corp., a wholly-owned indirect subsidiary of the Company, did not pay cash interest on certain series of its notes that was due on April 1, 2002 and April 15, 2002. NTL Incorporated and NTL (Delaware), Inc. also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. As of December 31, 2001, the Company had approximately $505 million in cash and cash equivalents on hand and, on April 4, 2002, received approximately $303 million net cash proceeds from the

                       NTL INCORPORATED AND SUBSIDIARIES
sale of its Australian business. The Company will require cash for working capital and capital expenditures in 2002. If the Company and its subsidiaries make scheduled and overdue interest payments on their notes, then the Company will not have sufficient cash resources to meet its liquidity needs through the third quarter of 2002.

     These liquidity concerns raise substantial doubt about the Company's ability to continue as a going concern. As a consequence, the Company needs to restructure its outstanding debt and/or raise new funds through the issuance of equity or additional debt.

     On January 31, 2002 the Company announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen our balance sheet and reduce debt and put an appropriate capital structure in place for our business. Since then, the Company has been evaluating various recapitalization alternatives to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations.

     On April 16, 2002 the Company announced that the Company and an unofficial committee of its public bondholders had reached an agreement in principle on a comprehensive recapitalization of the Company. The Members of the committee hold in the aggregate over 50% of the face value of NTL and its subsidiaries' public bonds. The recapitalization would result in a conversion of approximately $10.6 billion in debt into equity.

     During the recapitalization process, NTL's operations will continue uninterrupted, customer service will be unaffected, suppliers will be paid in the ordinary course and NTL's management will remain in place.

     To implement the proposed recapitalization, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited and Diamond Holdings Limited would file a pre-negotiated recapitalization plan in a Chapter 11 case under the U.S. Bankruptcy Code. NTL's operating subsidiaries would not be included in the Chapter 11 filing. The agreement in principle is subject to various conditions, including mutually acceptable terms with the Company's bank lenders. The recapitalization transaction contemplates that the bank debt will remain in place as part of the recapitalization.

     To facilitate the recapitalization, certain members of the unofficial committee would commit to provide up to $500 million of new debt financing to the Company's UK and Ireland operations during the Chapter 11 process and for the post-recapitalized Company. The new financing will ensure that the Company's business operations have access to sufficient liquidity to continue ordinary operations.

     Under the agreement in principle, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding all of its UK and Ireland assets, and one tentatively called NTL Euroco and holding certain of its continental European and other assets. NTL's current management would remain in place in both companies.

     Holders of notes of NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp. and Diamond Cable Communications Ltd would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland and approximately 86.5% of the initial common stock of NTL Euroco. NTL (Delaware), Inc. bondholders would have the option to reinvest all or a portion of NTL (Delaware), Inc. cash in additional shares of NTL common stock, or to receive such cash in the recapitalization. Notes of the Company's subsidiaries Diamond Holdings Ltd and NTL (Triangle) LLC would remain outstanding and will be kept current in interest payments. Current preferred and common stockholders, including France Telecom, would participate in a package of rights (to be priced at a $10.5 billion enterprise value) and warrants entitling them to purchase primary common stock of NTL UK and Ireland at the consummation of the proposed plan, in the case of the rights, and for the duration of the eight-year warrants at prescribed prices. If fully exercised, those rights and warrants would entitle the current preferred stockholders to acquire approximately 23.6% and the current common stockholders to acquire approximately 8.9% of the entity's primary common stock.

                       NTL INCORPORATED AND SUBSIDIARIES

     Current preferred stockholders other than France Telecom, would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that, subject to the consummation of the recapitalization, France Telecom would also receive our 27% interest in Noos, pursuant to a pledge of such interests to France Telecom given at the time of its acquisition. During the recapitalization process, the Company has attempted to maintain normal and regular trade terms with its suppliers and customers. There can be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with the Company. See also "Risk Factors" for a summary of risks related to the Company's business in general and the recapitalization process in particular.

  BANK WAIVERS

     Before the Company could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under our credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities.

     But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities. If an event of default were to occur, it would entitle the lenders under the credit facilities to declare the principal amount of the outstanding debt immediately due and payable. If this right was exercised, it would result in an event of default under all of the Company's outstanding notes, except for those issued by Diamond Cable Communications, Diamond Holdings and NTL Triangle, entitling the trustee or 25% of the holders of a series to accelerate the repayment of that series of notes. The Company does not have sufficient cash resources to repay our outstanding indebtedness if it is declared immediately due and payable.

     In connection with the granting of the initial waivers, the Company agreed:

     - to provide the lenders with a 13 week rolling cash flow projection (updated every two weeks);

     - to keep the lenders informed of, and to provide documents in connection with, negotiations with bondholders or strategic investors or concerning proposed asset dispositions;

     - not to repurchase NTL notes; and

     - not to make an exchange offer for NTL notes or enter into an agreement with NTL bondholders, subject to some exceptions, without the consent of the lenders.

     Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extend the duration of the initial waivers to April 30, 2002 in the case of the UK credit facilities or May 14 in the case of the Cablecom facility, unless the missed interest payments on April 1, 2002 are remedied or a sufficient number of bondholders agree to forbear in respect of such non-payment, in which case, the UK credit facilities waivers will be extended to May 14, 2002. As a condition to the waivers continuing effectiveness, the UK lenders required NTL Delaware to loan L90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. This loan is structurally senior to the outstanding public notes issued by NTL Communications Corp. but contractually subordinated

                       NTL INCORPORATED AND SUBSIDIARIES
to the UK credit facilities. In connection with the amendments to the waivers, the Company affirmed the provisions of the initial waivers and in addition, the Company agreed, among other things, to:

     - provide the bank lenders a timeline setting forth the steps proposed to be taken in connection with the recapitalization and the dates by which such steps are to be taken;

     - use reasonable endeavors to consider with the lenders under the Cablecom credit facility possible means of credit enhancement;

     - provide the lenders under the Cablecom credit facility, by April 12, 2002, with an updated structure chart of NTL as well as a contingency business plan for Cablecom in the event that sufficient additional funding for Cablecom is not obtained; and

     - pay legal, accounting and other advisory fees of the agent or coordinators of the Cablecom credit facility.

     The amended waivers prevent the Company from making an exchange offer with respect to its outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The amended waivers also prohibit the Company from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. bankruptcy code, without the consent of these lenders. Copies of the waivers are filed as exhibits to this Form 10-K.

     As a consequence, the Company cannot enter into a binding agreement with the unofficial bondholder committee or implement the proposed plan without the consent of its bank lenders.

     Cablecom GmbH is the principal trading company of our Swiss group. There are a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility which entitles the lenders to accelerate repayment. Such an acceleration would result in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 5.75% convertible subordinated notes due 2009 entitling the trustee or the holders of 25% of each series of notes to accelerate repayment. Under Swiss law, unless the overindebtedness is rectified those entities would be required to commence an insolvency proceeding in Switzerland. A plan has been formulated to rectify this overindebtedness. Implementation of this plan prior to April 30, 2002 will mean those entities will not be required to commence an insolvency proceeding. Those proceedings would likely either be a court supervised moratorium in which an independent administrator, or commissioner, would be appointed to supervise the running of each company during a restructuring or, if there is no viable restructuring plan, a bankruptcy. The commencement of those insolvency proceedings would also constitute an immediate event of default and acceleration of the maturity of the convertible subordinated notes referred to above.

     The Company is currently in discussions with the lenders under the Swiss credit facility regarding proposals to resolve the overindebtedness issue as well as requesting that they waive various additional covenant breaches under the credit facility. There can be no assurance that it will reach agreement on the resolution of the overindebtedness issue within the time period required or obtain the requested waivers.

  INTEREST PAYMENTS ON PUBLIC NOTES

     The Company and its subsidiaries have substantial interest payment obligations under their existing indebtedness. NTL Communications Corp. did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.3 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. In addition, NTL Communications did not make interest payments falling due on April 15, 2002, totaling $20.2 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL

                       NTL INCORPORATED AND SUBSIDIARIES

Incorporated and NTL Delaware did not make interest payments falling due on April 15, 2002 in respect of their 5 3/4% Convertible Subordinated Notes due 2011. Those payments were not made after consideration by the Company of requests by the unofficial bondholder committee not to make those payments. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. On May 15, 2002, interest totaling $94.0 million is due on outstanding notes of NTL Triangle and NTL Communications.

     If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default for payment defaults in respect of other debt (commonly called cross defaults) under all of our other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at NTL Communications and, contemporaneously, cross defaults would occur under the Company's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under our Senior Credit Facility and Working Capital Facility and could occur under the Cablecom Facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless we obtain waivers or forbearance agreements from sufficient percentages of our creditors. If that right to accelerate was exercised, the Company would not have sufficient cash resources to repay those debts, which could ultimately lead to voluntary or involuntary bankruptcy proceedings relating to the entities so affected. In addition, the lenders under the Company's UK credit facilities have security over the assets of the Company's UK operating subsidiaries, except for the Diamond and Triangle groups of companies. In the event that there was an event of default under those facilities, the lenders could seek to take control of those assets under applicable UK insolvency law.

  INABILITY TO PAY DIVIDENDS ON OR REDEEM PREFERRED STOCK

     On February 4, 2002, the Company announced that it would not declare or pay dividends on its 13% Senior Redeemable Exchangeable Preferred Stock. The Company did not make the dividend payments due on February 15, 2002 of $6.0 million in respect of the 13% preferred stock. In addition, the Company did not pay dividends on its 5% cumulative participating convertible preferred stock held by France Telecom on December 31, 2001 of $37.0 million and March 31, 2002 of $37.5 million, or on its cumulative convertible preferred stock held by France Telecom and a group of commercial banks on December 31, 2001 of $24.9 million and March 26, 2002 of $24.1 million. Historically, payment of dividends has been made in additional shares of preferred stock in the case of the 13% preferred stock, the 5% cumulative participating preferred stock and the cumulative convertible preferred stock. The Company did not pay these dividends due to a lack of available surplus under Delaware law. Under Delaware law, the Company cannot pay dividends on or redeem its capital stock, including its preferred stock, unless it has available surplus.

     Pursuant to the terms of the 13% preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid. Pursuant to the terms of the 5% cumulative convertible preferred stock and the cumulative convertible preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid, together with an additional cash dividend on the amount so unpaid at a rate of 2% per quarter for as long as the dividends remain unpaid. The failure to declare these dividends is not a default under any of the Company's existing agreements. With respect to the 13% preferred stock and 5% cumulative convertible preferred stock, if dividends remain unpaid for six quarters, the holders of each such series shall have the right to vote separately as a class on all matters voted on by NTL Incorporated shareholders and shall

                       NTL INCORPORATED AND SUBSIDIARIES
have the right, along with other holders of preferred stock with similar default voting rights, to elect two directors to the Company's board.

     In addition, the lack of surplus means that the Company does not expect to be able to redeem its Variable Coupon Redeemable Preferred Stock, Series A, which is held by France Telecom, when it becomes mandatorily redeemable, to the extent funds are available, on May 18, 2002. If the Company fails to redeem this preferred stock on May 18, 2002 as we expect, the holders of such preferred stock will have the right, along with other holders of preferred stock with similar default voting rights, to elect two directors to our board and shall have the right to vote separately as a class, on all matters brought to NTL Incorporated shareholders.

     At the time of issuance of the Variable Coupon Redeemable Preferred Stock, the Company pledged its shares of Noos to France Telecom to secure the mandatory redemption obligation.

  CREDIT RATING DOWNGRADES

     On April 3, 2002, credit rating agency Standard & Poor's lowered the Company's long-term corporate credit rating to D from CCC-, citing the Company's failure to make a bond interest payment due on April 1, 2002.

  SALE OF NTL AUSTRALIA

     On April 2, 2002, the Company announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Bank for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$574 million (US$303 million). At that time, the business' bank debt outstanding totaled A$227 million (US$119 million).

     On April 7, 2002, NTL Delaware loaned L90 million to NTL (UK) Group Limited, which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to the Company's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and it is currently anticipated that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against NTL Delaware as part of the proposed plan of reorganization.

  UNCERTAINTY RELATED TO SUPPLIERS

     The uncertainty over the Company's financial condition may adversely affect its relationships with its suppliers. If the Company's suppliers become increasingly concerned about its financial condition they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect its results of operations, financial condition and cash flows.

  BASIS OF PRESENTATION

     As indicated above, substantial doubt exists about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     Due to uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate repayment, primarily all of the Company's long-term debt has been classified as current.

                       NTL INCORPORATED AND SUBSIDIARIES

2.  SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, the Company's pension expense and pension funding requirements and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

  RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the current year presentation.

  NET (LOSS) PER SHARE

     The Company reports its basic and diluted net (loss) per share in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", as adjusted for stock splits. Stock options, warrants and convertible securities are excluded from the calculation of net loss per common share as their effect would be antidilutive.

  FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive
(loss). Foreign currency transaction gains and losses are included in the results of operations as incurred.

     To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to approximately half of the Company's existing indebtedness are payable in U.S. dollars.

  CASH EQUIVALENTS

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $343.7 million and $256.2 million at December 31, 2001 and 2000, respectively, which consisted primarily of U.S. Treasury bills (2000 only), bank time deposits and corporate commercial paper. At December 31, 2001 and 2000, $190.2 million and $68.5 million, respectively, of the cash equivalents were denominated in foreign currencies.

  MARKETABLE SECURITIES

     Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other

                       NTL INCORPORATED AND SUBSIDIARIES
comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     Marketable securities at December 31, 2000 consisted of corporate commercial paper. During the years ended December 31, 2001, 2000 and 1999, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 2000 had a contractual maturity of less than one year.

  FIXED ASSETS

     Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment -- 5 to 40 years and other equipment -- 3 to 40 years.

  INTANGIBLE ASSETS

     Intangible assets include goodwill, license acquisition costs, customer lists and other intangibles. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the periods benefited of 3, 10, 15 or 30 years. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. License acquisition costs are amortized on a straight-line basis over the remaining lives of the licenses at acquisition, which vary from approximately two years to 23 years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years. Other intangibles include the portion of the purchase price allocated to the value of transmission and services contracts and the value of workforce in place. Transmission and service contracts are amortized on a straight-line basis over the period benefited of 8 years or 12 years. Workforce in place is amortized over the period benefited of four years. The Company continually reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its other long-lived assets.

  VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

  EQUITY METHOD INVESTMENTS

     All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. The difference between the Company's recorded investment and its proportionate interest in the book value of the investees' net assets are being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

                       NTL INCORPORATED AND SUBSIDIARIES

  DEFERRED FINANCING COSTS

     Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

  CAPITALIZED INTEREST

     Interest is capitalized as a component of the cost of fixed assets constructed. In 2001, 2000 and 1999, total interest incurred was $1,508.6 million, $1,131.9 million and $722.5 million, respectively, of which interest of $67.7 million, $95.1 million and $41.8 million, respectively, was capitalized.

  REVENUE RECOGNITION

     Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

  CABLE TELEVISION SYSTEM COSTS, EXPENSES AND REVENUES

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies."

  ADVERTISING EXPENSE

     The Company charges the cost of advertising to expense as incurred. Advertising costs were $91.0 million, $113.0 million and $35.9 million in 2001, 2000 and 1999, respectively.

  STOCK-BASED COMPENSATION

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans.

  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments are deferred and recognized in the statement of operations when the related hedged transactions are recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

     The Company sometimes uses British pound forward foreign exchange contracts to reduce its exposure to foreign currency risk. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These contracts do not qualify for hedge accounting under SFAS No. 133 (as amended). Any changes in fair value are recorded in results of operations.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and

                       NTL INCORPORATED AND SUBSIDIARIES
other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company, except that it will require the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. In light of the significant impairment charge that the Company recorded in 2001, the Company does not expect that the adoption of this new standard will have a significant effect on the results of operations, financial condition or cash flows of the Company. Amortization expense in 2001 related to goodwill and other indefinite lived intangible assets was $1,430.2 million. The Company expects that amortization expense in 2002 will not be significant.

4.  ASSET IMPAIRMENTS

     As of December 31, 2001, the Company performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in the Company's stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company's analysis, the book value of the Company's net assets significantly exceeded its market capitalization. Accordingly, the Company performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of the Company's assets was determined by discounting the Company's estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $9,511.3 million in the fourth quarter of 2001 as a result of this analysis and review. The total charge included goodwill of $8,840.5 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million, investments in affiliates of $463.7 million and other assets of $124.3 million. The aggregate asset impairment charge of $9,511.3 million related to the Company's business segments as follows: $7,388.8 million Consumer, $2,113.0 million Business and $9.5 million Broadcast.

5.  ACQUISITIONS

     On March 28, 2000, the Company acquired the cable assets of the Cablecom Group ("Cablecom") in Switzerland. On May 30, 2000, the Company acquired the consumer cable telephone, Internet and television operations of CWC in the UK ("ConsumerCo"). The acquisitions were accounted for as purchases, and accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition.

     In March 1999, the Company purchased Diamond Communications Plc ("Diamond") for an aggregate purchase price of $984.6 million, including intangibles aggregating $1,323.0 million. In April 1999, a

                       NTL INCORPORATED AND SUBSIDIARIES
subsidiary of the Company purchased the Australian National Transmission Network for an aggregate purchase price of $425.8 million, including intangibles of $220.6 million. In July 1999, the Company acquired Cablelink Limited ("Cablelink") for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million. In August and December 1999, the Company acquired the 1G Networks of France Telecom for an aggregate purchase price of $61.9 million, including intangibles of $64.7 million. In September 1999, the Company acquired the shares of Workplace Technologies plc, for an aggregate purchase price of $175.0 million, including intangibles of $176.9 million. The net assets and results of operations of Diamond, the Australian National Transmission Network, Cablelink, the 1G Networks and Workplace Technologies plc are included in the consolidated financial statements from their respective dates of acquisition.

     A significant component of the pro forma results is associated with the acquisition of ConsumerCo. The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of ConsumerCo, which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred had ConsumerCo reported as a separate entity for these periods. Therefore the historical results of ConsumerCo which are included in the pro forma results below are not reflective of results on a going forward basis.

     The pro forma unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 assuming consummation of these transactions as of January 1, 1999 is as follows (in millions, except per share data).

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Total revenue...............................................  $ 3,403.3    $ 3,295.8
(Loss) before extraordinary item............................   (3,653.1)    (2,803.1)
Net (loss)..................................................   (3,653.1)    (2,806.1)
Basic and diluted net loss per common share:
(Loss) before extraordinary item............................     (14.53)      (12.46)
Net (loss)..................................................     (14.53)      (12.47)

     In November 2001, the Company sold a portion of the indirect access customers acquired from CWC for L10.2 million ($14.8 million) which does not include contingent payments for the collection of certain future service revenues and existing receivables. The Company recognized a loss on this sale of $88.5 million, after deducting $102.0 million of unamortized intangibles.

6.  FIXED ASSETS

     Fixed assets consist of:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                  (IN MILLIONS)
Operating equipment.........................................  $13,626.2   $11,753.2
Other equipment.............................................      911.4     1,145.2
Construction-in-progress....................................    1,326.2     1,611.1
                                                              ---------   ---------
                                                               15,863.8    14,509.5
Accumulated depreciation....................................   (3,290.5)   (1,816.5)
                                                              ---------   ---------
                                                              $12,573.3   $12,693.0
                                                              =========   =========

                       NTL INCORPORATED AND SUBSIDIARIES

     Depreciation expense (including amortization of assets held under capital leases) for the years ended December 31, 2001, 2000 and 1999 was $1,549.7 million, $996.6 million and $490.3 million, respectively.

7.  INTANGIBLE ASSETS

     Intangible assets consist of:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001       2000
                                                              --------   ---------
                                                                 (IN MILLIONS)
Goodwill, net of accumulated amortization of $81.7 (2001)
  and $1,103.6 (2000).......................................  $1,715.5   $12,523.0
License acquisition costs, net of accumulated Amortization
  of $125.2 (2001) and $215.8 (2000)........................      54.7       139.2
Customer lists, net of accumulated amortization of $169.3
  (2001) and $110.7 (2000)..................................     168.8       318.2
Other intangibles, net of accumulated amortization of $17.3
  (2001) and $13.8 (2000)...................................      46.6        80.6
                                                              --------   ---------
                                                              $1,985.6   $13,061.0
                                                              ========   =========

     Amortization of intangible and other assets charged to expense for the years ended December 31, 2001, 2000 and 1999 was $1,620.8 million, $1,126.2 million and $301.0 million, respectively.

8.  INVESTMENTS IN AND LOANS TO AFFILIATES

     On May 18, 2001, in partnership with Morgan Stanley Dean Witter Private Equity, the Company completed its acquisition of France Telecom's 49.9% stake in Suez-Lyonnaise Telecom, the operator of the Noos broadband network in France. Pursuant to the acquisition agreement, the Company acquired 27% of Noos in exchange for shares of preferred stock. The preferred stock was valued at $518.0 million, the fair value at the date of acquisition. An additional E17.7 million ($15.8 million) purchase consideration is due to France Telecom on transfer to Noos of specified networks following receipt of regulatory approvals, which would be payable in May 2002. The Company's 27% interest in Noos is pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock, Series A.

     On November 23, 2001, the Company's indirect wholly-owned subsidiary that owned the Company's cable business in France was merged into Noos. The Company received E72.6 million ($63.7 million) including a note for E37.5 million ($32.9 million) which is due on November 23, 2006. The Company recorded a loss on this transaction of $58.9 million, which is included in other losses.

     The Company has investments in various companies and joint ventures which are accounted for under either the equity method or the cost method. The Company's significant equity investments include its 27% interest in Noos S.A., the market leading French broadband company, which offers analog and digital cable television, high speed Internet and telephone services, its 34.01% interest in Svenska Bredbandsbolaget ("B2"), a company based in Sweden, which provides "always on," low cost access to a high-capacity broadband network that provides transmission, both to and from the customer, at the same speed and at the same time, and its 50% interest in eKabel InvestCo, which owns 65% of eKabel L.P., the largest cable television network in the German province of Hessen. The Company recorded a write-down of $463.7 million

                       NTL INCORPORATED AND SUBSIDIARIES
related to its investments in and loans to affiliates in the fourth quarter of 2001. The Company's investments in and loans to affiliates are as follows:

                                                               DECEMBER 31,
                                                 -----------------------------------------
                                                        2001                  2000
                                                 -------------------   -------------------
                                                 OWNERSHIP   BALANCE   OWNERSHIP   BALANCE
                                                 ---------   -------   ---------   -------
                                                           (DOLLARS IN MILLIONS)
Noos...........................................    27.00%    $ 47.0                $   --
B2.............................................    34.01%      92.5      25.15%     134.7
eKabel.........................................    32.50%      73.0      32.50%     140.2
Others.........................................                52.8                  34.3
                                                             ------                ------
Total equity investments.......................               265.3                 309.2
Total cost investments.........................                 7.1                  23.9
                                                             ------                ------
Total..........................................              $272.4                $333.1
                                                             ======                ======

     A summary of combined financial information as reported by the Company's equity investees is set forth below:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
                                                                 (IN MILLIONS)
Current assets..............................................  $  495.5   $  267.1
Fixed assets, net...........................................     910.9      353.8
Other assets................................................   2,690.0      842.1
                                                              --------   --------
Total assets................................................  $4,096.4   $1,463.0
                                                              ========   ========
Current liabilities.........................................  $  366.3   $  229.6
Non current liabilities.....................................   1,445.4      705.0
Total shareholders' equity..................................   2,284.7      528.4
                                                              --------   --------
Total liabilities and shareholders' equity..................  $4,096.4   $1,463.0
                                                              ========   ========

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2001      2000      1999
                                                           -------   -------   ------
                                                                 (IN MILLIONS)
Revenues.................................................  $ 437.4   $ 195.3   $ 57.5
Operating (loss).........................................   (445.3)   (257.6)   (43.5)
Net (loss)...............................................   (606.8)   (348.1)   (50.7)

     NTL (Triangle) LLC ("NTL Triangle"), an indirect wholly-owned subsidiary of the Company, owned a 50% interest in Cable London PLC ("Cable London"). Pursuant to an agreement with Telewest Communications plc ("Telewest") relating to NTL Triangle's and Telewest's respective 50% ownership interests in Cable London, in November 1999 Telewest purchased all of NTL Triangle's shares of Cable London for L428.0 million ($692.5 million) in cash. The Company recorded a gain of $493.1 million on the sale. The sale of the Cable London interest was an "Asset Sale" for purposes of the Company's Indentures for certain of its notes. The Company used an amount equal to the proceeds from the sale to invest in "Replacement Assets" by November 2000.

                       NTL INCORPORATED AND SUBSIDIARIES

9.  LONG-TERM DEBT

     Long-term debt consists of:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       2001        2000
                                                                     ---------   ---------
                                                                         (IN MILLIONS)
NTL Incorporated:
  5 3/4% Convertible Subordinated Notes.....................   (a)   $   100.0   $      --
NTL Delaware:
  5 3/4% Convertible Subordinated Notes.....................   (b)     1,200.0     1,200.0
ConsumerCo:
  Term Loan Facility and other..............................                --        21.7
NTL Business:
  Credit Agreement..........................................   (y)          --     3,030.3
Cablecom:
  Term Loan Facility........................................   (z)     1,626.8     1,666.4
  Revolving Facility........................................   (z)       527.2       320.9
  Other.....................................................               6.2        15.3
NTL Australia:
  Credit Agreement..........................................  (aa)       102.3          --
NTL Communications:
  12 3/4% Senior Deferred Coupon Notes......................   (c)       277.8       277.8
  11 1/2% Senior Deferred Coupon Notes......................   (d)     1,050.0     1,040.5
  10% Senior Notes..........................................   (e)       400.0       400.0
  9 1/2% Senior Sterling Notes, less unamortized discount...   (f)       181.4       186.5
  10 3/4% Senior Deferred Coupon Sterling Notes.............   (g)       382.3       353.6
  9 3/4% Senior Deferred Coupon Notes.......................   (h)     1,153.8     1,048.5
  9 3/4% Senior Deferred Coupon Sterling Notes..............   (i)       385.9       360.8
  11 1/2% Senior Notes......................................   (j)       625.0       625.0
  12 3/8% Senior Deferred Coupon Notes......................   (k)       364.9       323.6
  7% Convertible Subordinated Notes.........................   (l)       489.8       599.3
  9 1/4% Senior Euro Notes..................................   (m)       222.5       234.7
  9 7/8% Senior Euro Notes..................................   (n)       311.5       328.6
  11 1/2% Senior Deferred Coupon Euro Notes.................   (o)       135.6       127.9
  11 7/8% Senior Notes, less unamortized discount...........   (p)       490.7       489.6
  12 3/8% Senior Euro Notes, plus unamortized premium.......   (q)       267.8          --
  6 3/4% Convertible Senior Notes...........................   (r)     1,150.0          --
NTL Communications Limited:
  Credit Agreement..........................................   (y)     3,759.1       375.3
  Working Capital Agreement.................................   (y)       145.4          --
  Senior Secured Financing..................................   (y)       290.9          --
  Other.....................................................              58.6          --
NTL Triangle:
  11.2% Senior Discount Debentures..........................   (s)       517.3       517.3
  Other.....................................................               4.5         5.2
Diamond:
  13 1/4% Senior Discount Notes.............................   (t)       285.1       285.1
  11 3/4% Senior Discount Notes.............................   (u)       531.0       531.0
  10 3/4% Senior Discount Notes.............................   (v)       415.1       373.9
  10% Senior Sterling Notes.................................   (w)       196.3       201.9
  9 1/8% Senior Notes.......................................   (x)       110.0       110.0
  Other.....................................................               3.6         6.0
                                                                     ---------   ---------
                                                                      17,768.4    15,056.7

                       NTL INCORPORATED AND SUBSIDIARIES

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       2001        2000
                                                                     ---------   ---------
                                                                         (IN MILLIONS)
Less current portion........................................          17,666.1        12.6
                                                                     ---------   ---------
                                                                     $   102.3   $15,044.1
                                                                     =========   =========

---------------

(a) 5 3/4% Convertible Subordinated Notes due June 22, 2011, issued in June 2001, principal amount at maturity of $100.0 million, interest payable quarterly from October 15, 2001, redeemable at the Company's option on or after December 22, 2007, convertible into shares of the Company's common stock at a conversion price of $35.00 per share (there are approximately
     2.9 million shares of the Company's common stock reserved for issuance upon conversion);

(b) 5 3/4% Convertible Notes due December 15, 2009, principal amount at maturity of $1,200.0 million, interest payable semiannually from June 15, 2000, redeemable at the Company's option on or after December 18, 2002, convertible into shares of the Company's common stock at a conversion price of $108.18 per share (there are approximately 11.1 million shares of the Company's common stock reserved for issuance upon conversion);

(c) 12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

(d) 11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

(e) 10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

(f) 9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($181.8 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

(g) 10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($436.3 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(h) 9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(i) 9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($479.9 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

(j) 11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

(k) 12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

(l) 7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, redeemable at the Company's option on or after December 15, 2001, convertible into shares of the Company's common stock at a conversion price of $39.20 per share (there are approximately 12.5 million shares of the Company's common stock reserved for issuance upon conversion);

(m) 9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($222.5 million), interest payable semiannually from May 15, 2000;

(n) 9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($311.5 million), interest payable semiannually from May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

                       NTL INCORPORATED AND SUBSIDIARIES

(o) 11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($186.9 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004;

(p) 11 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company's option on or after October 1, 2005;
(q) 12 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of E300.0 million ($267.0 million), interest payable semiannually from August 1, 2001;
(r) 6 3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, redeemable at the Company's option on or after May 21, 2004, convertible into shares of the Company's common stock at a conversion price of $32.728 per share (there are approximately
     35.1 million shares of the Company's common stock reserved for issuance upon conversion);
(s) 11.2% Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;
(t) 13 1/4% Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond's option after September 30, 1999;
(u) 11 3/4% Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;
(v) 10 3/4% Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;
(w) 10% Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of L135.0 million ($196.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and
(x) 9 1/8% Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.

     See Note 1 for discussion of the uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate repayment, which has caused primarily all of the Company's long-term debt to be classified as current.

     The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets. The Company, NTL Delaware and NTL Communications did not make interest payments and payments of related fees when due on April 1 and April 15, 2002.

     If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default for payment defaults in respect of other debt (commonly called cross defaults) under all of our other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at NTL Communications and, contemporaneously, cross defaults would occur under the Company's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under our bank credit facilities in the United Kingdom and could occur under the Cablecom Facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless we obtain waivers or forbearance agreements from sufficient percentages of our creditors.

                       NTL INCORPORATED AND SUBSIDIARIES

     During 2001, 2000 and 1999, the Company recognized $284.9 million, $473.4 million and $451.4 million, respectively, of original issue discount as interest expense.

     In addition to the notes described above, subsidiaries of the Company have the following bank credit agreements outstanding:

      (y) In May 2000, NTL Business Limited ("NTL Business") and NTL Communications Limited ("NTLCL"), wholly-owned indirect subsidiaries of the Company, entered into a L2,500.0 million ($3,635.8 million) credit agreement in connection with the ConsumerCo acquisition. On February 21, 2001, as required by the NTL Business and NTLCL credit agreement, NTL Communications Corp. ("NTL Communications"), a wholly-owned indirect subsidiary of the Company, completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from the Company and the entire issued share capital of NTL Business from NTL Delaware in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business became subsidiaries of NTL Communications, and NTL Business' rights and obligations under the L2,500.0 million credit agreement were assigned to a subsidiary of NTLCL. In October 2001, NTLCL completed L169.6 million ($246.6 million) of vendor financing as an addition to NTLCL's L2,500.0 million credit agreement with the same terms and conditions. The Company borrowed L84.8 million ($123.3 million) of the vendor financing in October 2001. The commitment for the remaining L84.8 million has expired. Interest is payable at least every six months at LIBOR plus a margin rate of 2.00% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the UK Group.

          For purposes of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the UK Group. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. The credit agreement contains various financial and other covenants with respect to the UK Group, and restrictions on dividends and distributions by the UK Group. As of December 31, 2001, there was L2,584.8 million ($3,759.1 million) outstanding under this credit agreement. The effective interest rate was 6.73% and 8.283% as of December 31, 2001 and 2000, respectively.

          In October 2001, NTLCL completed L200.0 million ($290.9 million) of GE Capital senior secured financing. Interest on the GE Capital senior secured financing is payable at least every six months at LIBOR plus a margin rate of 3.50% per annum. The senior secured financing is repayable in eight quarterly installments beginning on June 30, 2006. The effective interest rate at December 31, 2001 was 8.06%.

          NTLCL has a L1,300.0 million ($1,890.6 million) credit agreement with a group of banks, which is available to finance working capital requirements of the UK Group (as defined above). Pursuant to the credit agreement, in connection with the issuance of new debt beginning in October 2000, the commitment has been reduced by L882.5 million ($1,283.4 million). Interest is payable at least every six months at LIBOR plus a margin rate of 5.50% per annum. The margin rate shall increase by 0.50% on the three month anniversary of the initial advance and by an additional 0.50% on each subsequent three month anniversary, up to a maximum total interest rate of 16.00% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2006. The credit agreement contains various financial and other covenants with respect to the UK Group, and restrictions on dividends and distributions by the UK Group. As of December 31, 2001, L100.0 million ($145.4 million) was outstanding under

                       NTL INCORPORATED AND SUBSIDIARIES
          this credit agreement with an effective interest rate of 9.57%. In January and February 2002, the Company borrowed the remaining amounts available under this agreement.

      (z) In March 2000, a subsidiary of the Company borrowed CHF 2,700.0 million ($1,626.8 million) under its term loan facility in connection with the acquisition of Cablecom. Interest is payable at least every six months at Swiss LIBOR plus a margin rate of 2.50% per annum, which is subject to adjustment after March 2001 based on Cablecom's ratio of senior debt to EBITDA. The effective rate of interest at December 31, 2001 and 2000 was 5.27% and 6.03%, respectively. Principal is due over six years in quarterly installments beginning on March 31, 2004. Cablecom had the option to draw on a revolving loan facility up to an additional CHF 1,400.0 million ($843.5 million). The revolving facility is intended to finance operating expenses, working capital and other capital expenditures of Cablecom and subsidiaries and for their general corporate financing requirements. As of December 31, 2001, Cablecom had borrowed CHF 875.0 million ($527.2 million) under the revolving loan facility. The effective rate of interest as of December 31, 2001 and 2000 was 5.49% and 6.02%, respectively. The revolving facility is available until May 2003, although Cablecom is currently unable to draw the remaining undrawn amounts under this facility because, as of December 31, 2001, its liabilities exceeded its assets, which constituted an event of default under the facility. The interest rate, interest payment requirements and principal payments for the revolving facility are the same as for the term loan facility. The revolving facility includes a commitment fee of 0.75% payable quarterly on the unused portion of the revolving facility commitment, which is reduced to 0.50% when over 50% of the commitment is utilized. The term loan facility and the revolving facility contain various financial and other covenants with respect to Cablecom and subsidiaries, and restrictions on dividends and distributions by Cablecom subsidiaries.

     (aa) In March 2001, NTL Australia Pty Limited ("NTL Australia"), a wholly-owned indirect subsidiary of the Company, entered into a A$350.0 million ($179.1 million) credit agreement with a group of banks. As of December 31, 2001, NTL Australia had borrowed A$200.0 million ($102.3 million) under this credit agreement. NTL Australia may use the proceeds under this credit agreement to repay NTL Delaware for part of its original investment as well as funding general capital expenditures, working capital and corporate purposes. As of December 31, 2001, NTL Australia repaid A$200.0 million ($102.3 million) to NTL Delaware. Interest is payable at least every six months at the A$ Bank Bill Bid Rate plus a margin of 1.85% per annum, which is subject to adjustment based on the ratio of senior debt to EBITDA of NTL Australia. The effective interest rate at December 31, 2001 was 6.98%. The unused portion of the commitment is subject to a commitment fee of 0.60%, which is subject to adjustment based on the ratio of senior debt to EBITDA of NTL Australia. Principal is due in four semiannual installments beginning on June 30, 2004 of a maximum of A$7.5 million, A$7.5 million, A$12.5 million and A$12.5 million. The balance is due in full on March 30, 2006. The credit agreement contains various financial and other covenants with respect to NTL Australia and restrictions on dividends and distributions by NTL Australia.

     In February 2001, $109.5 million principal amount of 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of the Company's common stock at the applicable conversion price of $39.20 per share. The Company issued as a premium on the conversion an additional 0.5 million shares which were valued at the Company's closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, is included in interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

     In connection with the Cablelink acquisition, the Company issued $704.6 million principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of

                       NTL INCORPORATED AND SUBSIDIARIES

$720.7 million from the issuance of the 9 1/4% Euro Notes, the 9 7/8% Euro Notes and the 11 1/2% Deferred Euro Notes, of which $716.5 million was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3.0 million in 1999.

     Primarily all of the notes issued by NTL Communications, as well as the bank credit facilities, restrict the payment of cash dividends and loans to the Company.

     Long-term debt repayments are due as follows (in millions). The table reflects the Company's contractual obligations, but the entire obligation, except for NTL Australia's long term portion has been classified as current.

YEAR ENDING DECEMBER 31:
------------------------
  2002......................................................   $      5.7
  2003......................................................          2.8
  2004......................................................        512.2
  2005......................................................      4,602.9
  2006......................................................      1,854.1
  Thereafter................................................     11,235.6
                                                               ----------
Total debt repayments.......................................     18,213.3
Less: current portion.......................................    (18,111.0)
                                                               ----------
                                                               $    102.3
                                                               ==========

10.  REDEEMABLE PREFERRED STOCK

     On September 12, 2001, the Company issued 1,850,000 shares of its Cumulative Convertible Preferred Stock, Series A ("Convertible Preferred Stock") in exchange for the 1,850,000 issued and outstanding shares of its 5% Cumulative Preferred Stock held by France Telecom and others. The Convertible Preferred Stock has a stated value and liquidation preference of $1,075.17 per share and is mandatorily redeemable for cash by the Company on March 27, 2009. Dividends are payable quarterly in additional shares of Convertible Preferred Stock, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share. Once the Convertibility Date (as defined below) is set, the quarterly dividend rate resets to $16.12 per share and the Convertible Preferred Stock becomes eligible for conversion into shares of the Company's common stock beginning on a "Convertibility Date," at which time the conversion price is set at 125% of the immediately preceding 25 trading day volume-weighted average price of the Company's common stock (the "Convertibility Base Price"). The Convertibility Date is as follows: March 27, 2002, unless the Company elects to delay convertibility until March 27, 2003 or, alternatively, redeems, at its option, all shares of the Convertible Preferred Stock on March 27, 2002 in cash; if the Company has delayed, March 27, 2003, unless the Company elects again to delay convertibility until March 27, 2004, which it may only do if the Convertibility Base Price would be less than or equal to $65.00 per share (as may be adjusted for certain antidilutive events); the Company may also elect, instead, to redeem all shares of the Convertible Preferred Stock on March 27, 2003 in cash; if the Company has delayed, March 27, 2004, unless the Company elects to redeem all shares of the Convertible Preferred Stock on March 27, 2004 in cash. In no event will the Convertibility Date be after March 27, 2004. In March 2002, the Company elected to delay the Convertibility Date until at least March 27, 2003. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates may at any time elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding the Company's Swiss operations.

                       NTL INCORPORATED AND SUBSIDIARIES

     On May 18, 2001, the Company issued 47,000 shares of its Variable Coupon Redeemable Preferred Stock, Series A ("Variable Coupon Redeemable Preferred Stock") and 12,000 shares of its 6.5% Fixed Coupon Redeemable Preferred Stock, Series A ("6.5% Redeemable Preferred Stock") to France Telecom in exchange for a 27% interest in Noos. The Variable Coupon Redeemable Preferred Stock has a stated value and liquidation preference of $10,000 per share and is mandatorily redeemable for cash by the Company on May 18, 2002. Dividends are payable quarterly at the Company's option in cash or additional shares of Variable Coupon Redeemable Preferred Stock, at a quarterly rate based on a quotient of
(x) the sum of (1) the EURIBOR Rate in effect on the first day of every dividend period plus (2) 2.5% over (y) four, per share. The Company's 27% interest in Noos is pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock and the 6.5% Redeemable Preferred Stock. The 6.5% Redeemable Preferred Stock has a stated value and liquidation preference of $10,000 per share and is mandatorily redeemable for cash by the Company on May 18, 2007. Dividends at a rate of 6.5% per annum are cumulative and are payable in cash upon redemption.

     In March 2000, the Company received $1,850.0 million in cash from France Telecom and a group of commercial banks in exchange for 1,850,000 shares of its redeemable 5% Cumulative Preferred Stock. As described above, in May 2001, the Company issued 1,850,000 shares of its Convertible Preferred Stock in exchange for the 1,850,000 issued and outstanding shares of its 5% Cumulative Preferred Stock.

     In February 1997, the Company issued 100,000 shares of its 13% Senior Redeemable Exchangeable Preferred Stock (the "Redeemable Preferred Stock"). The Company received net proceeds of $96.6 million after discounts and commissions from the issuance of the Redeemable Preferred Stock. Discounts, commissions and other fees incurred of $3.7 million were recorded as unamortized discount at issuance. Dividends accrue at 13% per annum ($130 per share) and are payable quarterly in arrears. Dividends accruing on or prior to February 15, 2004 may, at the option of the Company, be paid in cash, by the issuance of additional Redeemable Preferred Stock or in any combination of the foregoing. As of December 31, 2001, the Company has accrued $86.8 million for dividends and has issued approximately 84,000 shares for $83.8 million of such accrued dividends. The Redeemable Preferred Stock may be redeemed, at the Company's option, in whole or in part, at any time on or after February 15, 2002 at a redemption price of 106.5% of the liquidation preference of $1,000 per share that declines annually to 100% in 2005, in each case together with accrued and unpaid dividends to the redemption date. The Redeemable Preferred Stock is subject to mandatory redemption on February 15, 2009. On any scheduled dividend payment date, the Company may, at its option, exchange all of the shares of Redeemable Preferred Stock then outstanding for the Company's 13% Subordinated Exchange Debentures due 2009 (the "Subordinated Debentures").

     The Subordinated Debentures, if issued, will bear interest at a rate of 13% per annum, payable semiannually in arrears on February 15 and August 15 of each year commencing with the first such date to occur after the date of exchange. Interest accruing on or prior to February 15, 2004 may, at the option of the Company, be paid in cash, by the issuance of additional Subordinated Debentures or in any combination of the foregoing. The Subordinated Debentures will be redeemable, at the Company's option, in whole or in part, on or after February 15, 2002 at a redemption price of 106.5% that declines annually to 100% in 2005, in each case together with accrued and unpaid interest to the redemption date.

                       NTL INCORPORATED AND SUBSIDIARIES

     The changes in the number of shares of Redeemable Preferred Stock were as follows:

                                  13%          5%        VARIABLE    6.5%     CONVERTIBLE
                                --------   -----------   --------   -------   -----------
Shares at December 31, 1998...   125,000            --        --         --           --
Issued for dividends..........    17,000            --        --         --           --
                                --------   -----------   -------    -------   ----------
Shares at December 31, 1999...   142,000            --        --         --           --
Issued for cash...............        --     1,850,000        --         --           --
Issued for dividends..........    20,000            --        --         --           --
                                --------   -----------   -------    -------   ----------
Shares at December 31, 2000...   162,000     1,850,000        --         --           --
Issued for investment in
  Noos........................        --            --    47,000     12,000           --
Issued for dividends..........    22,000            --     1,000         --           --
Exchange......................        --    (1,850,000)       --         --    1,850,000
                                --------   -----------   -------    -------   ----------
Shares at December 31, 2001...   184,000            --    48,000     12,000    1,850,000
                                ========   ===========   =======    =======   ==========
Liquidation preference at
  December 31, 2001 (in
  millions)...................  $  186.8   $        --   $ 491.7    $ 126.9   $  2,029.1
                                ========   ===========   =======    =======   ==========

11.  DERIVATIVE FINANCIAL INSTRUMENTS

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive income (loss), depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning October 1, 2001, the Company has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive income for certain qualifying cash flow hedges.

     On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/U.S. dollar exchange rate, and a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $9.0 million, of which $6.8 million was recorded as an expense and $2.2 million was recorded as other comprehensive loss. In 2001, the Company entered into cross currency swaps to hedge exposure to movements in the Euro/British pound exchange rate. In the year ended December 31, 2001, the Company recorded income of $3.4 million and other comprehensive loss of $12.8 million as a result of changes in the fair values. The aggregate fair value at December 31, 2001 was a net liability of $18.4 million.

     In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies. As of December 31, 2001, the fair value of this instrument was a liability of $0.3 million.

12.  NON-CASH COMPENSATION

     In July 2001, the Compensation and Option Committee of the Board of Directors (the "Compensation Committee") approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of the Company's common stock with exercise

                       NTL INCORPORATED AND SUBSIDIARIES
prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of the Company's common stock on the date of the modification of $12.05 per share over the exercise price per share.

     In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of the Company's common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. The Company is accounting for these options as a variable plan beginning in September 2000. The Company will recognize non-cash compensation expense for the difference between the quoted market price of the Company's common stock and the exercise price of the vested options while the options remain outstanding.

     The Compensation Committee has taken the actions described above to continue to provide the appropriate performance incentives to those affected.

13.  OTHER CHARGES INCLUDING RESTRUCTURING CHARGES

     Other charges of $311.6 million in 2001 include restructuring charges of $209.6 million and costs of $102.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts.

     Restructuring charges of $209.6 million and $65.9 million for the years ended December 31, 2001 and 2000, respectively, relate to the Company's announcements in the fourth quarter of 2001 and in November 2000 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. An aggregate of $57.9 million of the 2001 restructuring charges are for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, approximately 550 of whom are still employed by the Company as of December 31, 2001. These charges in 2001 are for approximately 5,400 employees to be terminated, of which approximately 3,000 employees are still employed by the Company as of December 31, 2001.

                       NTL INCORPORATED AND SUBSIDIARIES

     The following table summarizes the restructuring charges incurred and utilized in 2000 and 2001:

                                       EMPLOYEE
                                       SEVERANCE    LEASE
                                      AND RELATED   EXIT      AGREEMENT     FIXED
                                         COSTS      COSTS   MODIFICATIONS   ASSETS   TOTAL
                                      -----------   -----   -------------   ------   ------
                                                          (IN MILLIONS)
Charged to expense..................    $ 47.9      $18.0       $  --       $   --   $ 65.9
Utilized............................        --         --          --           --       --
                                        ------      -----       -----       ------   ------
Balance, December 31, 2000..........      47.9       18.0          --           --     65.9
2000 provision utilized.............     (41.3)      (9.6)         --           --    (50.9)
2000 provision released.............      (6.6)      (7.3)         --           --    (13.9)
Charged to expense..................      96.5       41.4        27.7         57.9    223.5
2001 provision utilized.............     (26.2)        --          --        (57.9)   (84.1)
                                        ------      -----       -----       ------   ------
Balance, December 31, 2001..........    $ 70.3      $42.5       $27.7       $   --   $140.5
                                        ======      =====       =====       ======   ======

14.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                             2001     2000      1999
                                                             -----   -------   ------
                                                                  (IN MILLIONS)
Current:
  Federal..................................................  $  --   $    --   $  1.0
  State and local..........................................    1.2       0.2      1.0
  Foreign..................................................    0.9       0.9       --
                                                             -----   -------   ------
Total current..............................................    2.1       1.1      2.0
                                                             -----   -------   ------
Deferred:
  Foreign..................................................  $61.1   $(112.1)  $(37.3)
                                                             -----   -------   ------
Total deferred.............................................   61.1    (112.1)   (37.3)
                                                             -----   -------   ------
                                                             $63.2   $(111.0)  $(35.3)
                                                             =====   =======   ======

     The Company's tax provision relates primarily to an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.3 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

                       NTL INCORPORATED AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                  (IN MILLIONS)
Deferred tax liabilities:
  Intangibles...............................................  $    68.9   $   113.3
  Depreciation and amortization.............................      467.5       667.0
                                                              ---------   ---------
Total deferred tax liabilities..............................      536.4       780.3
Deferred tax assets:
  Net operating losses......................................    2,154.6     1,582.4
  Net deferred interest expense.............................      239.9       198.5
  Fixed assets..............................................      370.2       277.9
  Equity investments........................................       52.5          --
  Inventory.................................................       13.7        16.4
  Purchase accounting liabilities...........................       16.5       158.5
  Other.....................................................       59.8        34.0
                                                              ---------   ---------
Total deferred tax assets...................................    2,907.2     2,267.7
                                                              ---------   ---------
Valuation allowance for deferred tax assets.................   (2,631.7)   (1,692.8)
                                                              ---------   ---------
Net deferred tax assets.....................................      275.5       574.9
                                                              ---------   ---------
Net deferred tax liabilities................................  $   260.9   $   205.4
                                                              =========   =========

     At December 31, 2001, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future. At December 31, 2001, the valuation allowance includes approximately $535.0 million, which, if realized, would be accounted for as a reduction to goodwill or an increase in additional paid-in capital.

     At December 31, 2001, the Company had net operating loss carryforwards of approximately $1,300.0 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. This excludes net operating loss carryforwards of companies that are resident in both the U.S. and the UK. The Company also has UK net operating loss carryforwards of approximately $5,250.0 million that have no expiration date. Pursuant to UK law, these net operating losses are only available to offset income of the separate entity that generated the loss. A portion of the UK net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is approximately $1,100.0 million.

     As discussed in Note 1, the Company needs to restructure its outstanding debt during 2002. A restructuring of the Company's debt can be expected to give to rise to cancellation of indebtedness ("COD"), which if it occurs in the course of a proceeding pursuant to Chapter 11 of the U.S. Bankruptcy Code, would be non-taxable. If the COD is non-taxable, the Company will be required to reduce its U.S. net operating loss carryforwards and other attributes such as tax basis in assets by an amount equal to the non-recognized COD. Therefore, it is likely that as a result of the successful completion of the proposed plan of recapitalization, the Company will have no U.S. net operating loss carryforward.

     In 2000, the Internal Revenue Service completed its federal income tax audit of the Company for the years 1993, 1994 and 1995. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company. The Company is currently undergoing a U.S. federal income tax audit

                       NTL INCORPORATED AND SUBSIDIARIES
for the years 1996, 1997 and 1998. The Company does not expect that the audit adjustments will have a material adverse effect on its financial position, results of operations or cash flows.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                         2001        2000       1999
                                                       ---------   ---------   -------
                                                                (IN MILLIONS)
(Benefit) at federal statutory rate (35%)............  $(4,962.3)  $(1,076.1)  $(269.9)
Add:
  Non-deductible asset impairments...................    3,329.0          --        --
  Foreign losses with no benefit.....................    1,135.8       815.7     110.2
  U.S. losses with no benefit........................      443.6       149.3     123.7
  Prior year accelerated depreciation................      116.3          --        --
  State and local income tax, net of federal
     benefit.........................................        0.8         0.1       0.7
                                                       ---------   ---------   -------
                                                       $    63.2   $  (111.0)  $ (35.3)
                                                       =========   =========   =======

15.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

          Long-term debt: The carrying amounts of the bank credit facilities and the senior secured financing approximate their fair values. The fair values of the Company's other debt in the following table are based on the quoted market prices.

          Redeemable Preferred Stock: The fair value of the 13% redeemable preferred stock is based on the quoted market price. As of December 31, 2001, the remaining redeemable preferred stock is estimated by reference to the fair value of the 13% redeemable preferred stock. As of December 31, 2000, the fair value of the 5% preferred stock is estimated using discounted cash flow analyses based on the Company's current borrowing rate for similar types of arrangements.

                       NTL INCORPORATED AND SUBSIDIARIES

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                DECEMBER 31, 2001       DECEMBER 31, 2000
                                              ---------------------   ---------------------
                                              CARRYING                CARRYING
                                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              --------   ----------   --------   ----------
                                                              (IN MILLIONS)
Cash and cash equivalents...................  $  504.6    $  504.6    $  579.4    $  579.4
Long-term debt:
  5 3/4% Convertible Notes..................   1,200.0       132.0     1,200.0       582.0
  5 3/4% Convertible Notes..................     100.0        29.0          --          --
  Credit Agreements.........................   3,861.4     3,861.4     3,405.6     3,405.6
  Term Loan and Revolving Facilities........   2,154.0     2,154.0     1,987.3     1,987.3
  12 3/4% Notes.............................     277.8        91.7       277.8       255.6
  11 1/2% Notes.............................   1,050.0       336.0     1,040.5       913.5
  10% Notes.................................     400.0       120.0       400.0       348.0
  9 1/2% Sterling Senior Notes..............     181.4        60.1       186.5       154.2
  10 3/4% Sterling Notes....................     382.3       124.3       353.6       242.3
  9 3/4% Notes..............................   1,153.8       338.0     1,048.5       715.0
  9 3/4% Sterling Notes.....................     385.9       124.8       360.8       214.7
  11 1/2% Notes.............................     625.0       200.0       625.0       556.3
  12 3/8% Notes.............................     364.9       108.0       323.6       252.0
  7% Convertible Notes......................     489.8        53.9       599.3       470.5
  9 1/4% Euro Notes.........................     222.5        74.6       234.7       207.7
  9 7/8% Euro Notes.........................     311.5       104.4       328.6       269.4
  11 1/2% Euro Deferred Notes...............     135.6        44.9       127.9        99.6
  11 7/8% Senior Notes......................     490.7       160.0       489.6       445.0
  12 3/8% Euro Notes........................     267.8        90.8          --          --
  6 3/4% Convertible Notes..................   1,150.0       353.6          --          --
  Working Capital Agreement.................     145.4       145.4          --          --
  Senior Secured Financing..................     290.9       290.9          --          --
  11.2% Debentures..........................     517.3       367.3       517.3       439.7
  13 1/4% Notes.............................     285.1        77.0       285.1       270.8
  11 3/4% Notes.............................     531.0       132.8       531.0       467.3
  10 3/4% Notes.............................     415.1       100.9       373.9       281.7
  10% Sterling Notes........................     196.3       143.4       201.9       161.5
  9 1/8% Notes..............................     110.0        71.5       110.0        89.7
Redeemable Preferred Stock:
  13% Redeemable Preferred Stock............     184.6         3.7       161.9       121.3
  5% Preferred Stock........................        --          --     1,921.3     1,781.8
  Variable Coupon Preferred Stock...........     477.9         7.2          --          --
  6.5% Preferred Stock......................      89.5         1.3          --          --
  5% Convertible Preferred Stock............   2,029.1        30.5          --          --

                       NTL INCORPORATED AND SUBSIDIARIES

16.  RELATED PARTY TRANSACTIONS

     In 1999, the Company provided management, financial, legal and technical services to Cellular Communications International, Inc. ("CCII") and Cellular Communications of Puerto Rico, Inc. ("CCPR"). Certain officers and directors of the Company were officers and directors of CCII and CCPR.

     In the fourth quarter of 1999, CoreComm Limited ("CoreComm") (which was formed in 1998 and has certain common officers and directors with the Company) began charging the Company a percentage of its office rent and supplies expense in respect of certain facilities which were shared with the Company. In 1999, the Company charged CCPR, CCII and CoreComm $0.7 million, $0.4 million and $2.3 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm's charges to the Company. Charges to CCPR and to CCII ceased in 1999 due to each of them being acquired and the resulting termination of services. In 2001 and 2000, the Company charged CoreComm $0.3 million and $0.9 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm's charges to the Company. These charges reduced corporate expenses in 2001, 2000 and 1999. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation methods are reasonable.

     The Company obtains billing and software development services from CoreComm. CoreComm billed the Company $3.4 million, $5.9 million and $4.6 million in 2001, 2000 and 1999, respectively, for these services.

     In March 2000, the Company and CoreComm announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company incurred costs of $0.3 million for network usage in the year ended December 31, 2001.

     On April 12, 2001, the Company purchased $15.0 million of an unsecured convertible note from CoreComm and received warrants to purchase 770,000 shares of CoreComm common stock at an exercise price of $.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, the Company entered into a network and software agreement with CoreComm. Under the agreement, CoreComm will provide U.S. network access for Internet traffic from the Company's UK customers for three years, as well as a royalty free license to use certain billing and provisioning software and know-how. Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into CoreComm common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of CoreComm common stock for a specified period. The Company and CoreComm have agreed to certain modifications to the conversion feature in connection with CoreComm's recapitalization in December 2001.

     In 2001, the Company and CoreComm entered into a license agreement whereby the Company was granted an exclusive, irrevocable, perpetual license to certain billing software developed by CoreComm for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by CoreComm plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by the Company at the time of this agreement, and was being maintained and modified by CoreComm under an ongoing software maintenance and development outsourcing arrangement between the companies.

     At December 31, 2001 and 2000, the Company had a receivable from CoreComm of $1.1 million and a payable to CoreComm of $17.1 million, respectively. The 2000 payable balance primarily related to services and other charges billed in advance in October and November 2000 of $15.8 million.

                       NTL INCORPORATED AND SUBSIDIARIES

17.  SHAREHOLDERS' EQUITY

  STOCK SPLITS

     In September 1999, the Company declared a 5-for-4 stock split by way of a stock dividend with respect to its common stock. The record date for this dividend was October 4, 1999 and the payment date was October 7, 1999. In January 2000, the Company declared a 5-for-4 stock split by way of a stock dividend with respect to its common stock. The record date for this dividend was January 31, 2000 and the payment date was February 3, 2000. Common stock amounts in the notes to consolidated financial statements and all per share data have been adjusted to reflect the stock splits.

  SALES OF PREFERRED STOCK, COMMON STOCK AND WARRANTS

     In May 2000, in connection with the ConsumerCo acquisition, France Telecom paid L1,555.6 million ($2,327.6 million) for 42.2 million shares of the Company's common stock and L1,244.4 million ($1,862.0 million) for 2.0 million shares of the Company's 5% Cumulative Participating Convertible Preferred Stock (the "5% Preferred Stock").

     In August 1999, the Company received $1,000.0 million in cash from France Telecom in exchange for 750,000 shares of the Company's 5% Preferred Stock and
4.2 million shares of the Company's common stock.

     In January 1999, the Company received $500.0 million in cash from Microsoft Corp. ("Microsoft") in exchange for 500,000 shares of the Company's 5.25% Convertible Preferred Stock (the "5.25% Preferred Stock") and warrants to purchase 1.9 million shares of the Company's common stock at an exercise price of $53.76 per share. Dividends were payable quarterly at the Company's option in cash, common stock or additional shares of preferred stock. The Company issued approximately 25,000 shares of 5.25% Preferred Stock for dividend payments of $24.6 million through December 31, 1999. In February 2000, all of the 5.25% Preferred Stock was converted into 8.3 million shares of the Company's common stock.

  SERIES PREFERRED STOCK

     In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") in connection with an acquisition. Each share of Series A Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors. In December 1999, all of the outstanding shares of the Series A Preferred Stock were redeemed for cash of $140.8 million, which included $15.5 million for accrued dividends.

     In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the "Series B Preferred Stock") in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors. In June 2000, all of the outstanding shares of the Series B Preferred Stock were converted into 903,000 shares of the Company's common stock.

     The 5% Preferred Stock has a stated value of $1,000 per share, is convertible into common stock at a conversion price of $80 per share and is redeemable ten years from the issue date, at the Company's option, for cash, shares of common stock or a combination of both. The 5% Preferred Stock may be redeemed by the Company on the earlier of seven years from the issue date or the date that is both four years from the issue date and after the Company's common stock has traded above $96 per share for 25 consecutive trading days. Dividends are payable quarterly at the Company's option in cash, common stock or additional shares of 5% Preferred Stock. As of December 31, 2001, the Company has accrued $250.0 million for dividends and has issued approximately 213,000 shares for $213.0 million of such accrued dividends.

                       NTL INCORPORATED AND SUBSIDIARIES

     At December 31, 2001, the 5% Preferred Stock would have been convertible into an aggregate of 37.0 million shares of the Company's common stock.

     The changes in the number of shares of Series Preferred Stock, excluding the Redeemable Preferred Stock, were as follows:

                                               9.9%       9.9%
                                             SERIES A   SERIES B    5.25%        5%
                                             --------   --------   --------   ---------
Balance, December 31, 1998.................   125,000    52,000          --          --
Issued for cash............................        --        --     500,000     750,000
Issued for dividends.......................        --        --      25,000       5,000
Redemption.................................  (125,000)       --          --          --
                                             --------   -------    --------   ---------
Balance, December 31, 1999.................        --    52,000     525,000     755,000
Issued for cash............................        --        --          --   2,000,000
Issued for dividends.......................        --        --       3,000     103,000
Conversion into common stock...............        --   (52,000)   (528,000)         --
                                             --------   -------    --------   ---------
Balance, December 31, 2000.................        --        --          --   2,858,000
Issued for dividends.......................        --        --          --     105,000
                                             --------   -------    --------   ---------
Balance, December 31, 2001.................        --        --          --   2,963,000
                                             ========   =======    ========   =========

  WARRANTS

     The Company had the following warrants outstanding as of December 31, 2001:
(a) warrants to purchase an aggregate of 243,000 shares of common stock at $15.22 per share issued in 1996 that expire in 2006 (256,000 were originally issued), (b) warrants to purchase an aggregate of 997,000 shares of common stock at $27.77 per share issued in 1998 that expire in 2008 (1,197,000 were originally issued) and (c) warrants to purchase an aggregate of 1,875,000 shares of common stock at $53.76 per share issued in 1999 that expire in 2004 (1,875,000 were originally issued).

  SHAREHOLDER RIGHTS PLAN

     The Rights Agreement provides that .48 of a Right will be issued with each share of common stock issued on or after October 13, 1993. The Rights are exercisable upon the occurrence of certain potential takeover events and will expire in October 2003 unless previously redeemed by the Company. When exercisable, each Right entitles the owner to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock ("Rights Preferred Stock") at a purchase price of $100.

     The Rights Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 208.33 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of Rights Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share and will be entitled to an aggregate payment of 208.33 times the payment made per share of common stock. Each share of Rights Preferred Stock will have 208.33 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Rights Preferred Stock will be entitled to receive
208.33 times the amount received per share of common stock. The Rights are protected by customary antidilution provisions.

                       NTL INCORPORATED AND SUBSIDIARIES

  STOCK OPTIONS

     There are 3,848,000 shares and 10,396,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provide that incentive stock options ("ISOs") be granted at the fair market value of the Company's common stock on the date of grant, and nonqualified stock options ("NQSOs") be granted at not less than 85% of the fair market value of the Company's common stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

     There are 156,000 shares and 500,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options will be granted to members of the Board of Directors who are not employees of the Company or any of its affiliates. These plans provide that all options be granted at the fair market value of the Company's common stock on the date of grant, and options will expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remains a director of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

     There are 83,438,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan, and there are 19,684,000 shares available for issuance at December 31, 2001. The exercise price of a NQSO shall be determined by the Compensation and Option Committee. Options are generally exercisable ratably over five to ten years while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     In December 2000, the Board of Directors approved the rescission of the exercise of ISOs for 156,000 shares of the Company's common stock, and the Company returned cash of $1.1 million. The rescission was accounted for as a modification of the original options that resulted in a new measurement date. On the new measurement date the Company recognized no compensation expense.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rates of 4.47%, 5.30% and 6.81%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .702, .385 and .336, respectively, and a weighted-average expected life of the option of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss and net loss per share for the years ended December 31, 2001, 2000 and 1999 are not likely to be representative of the

                       NTL INCORPORATED AND SUBSIDIARIES
pro forma effects on net loss and net loss per share in future years. Following is the Company's pro forma information:

                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                          2001          2000         1999
                                                      ------------   -----------   ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Pro forma net (loss)................................   $(14,509.6)    $(3,220.3)    $(822.7)
Basic and diluted pro forma net (loss) per share....       (53.75)       (15.73)      (7.51)

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                      2001                        2000                        1999
                            -------------------------   -------------------------   -------------------------
                                            WEIGHTED-                   WEIGHTED-                   WEIGHTED-
                                             AVERAGE                     AVERAGE                     AVERAGE
                              NUMBER OF     EXERCISE      NUMBER OF     EXERCISE      NUMBER OF     EXERCISE
                               OPTIONS        PRICE        OPTIONS        PRICE        OPTIONS        PRICE
                            -------------   ---------   -------------   ---------   -------------   ---------
                            (IN MILLIONS)               (IN MILLIONS)               (IN MILLIONS)
Outstanding -- beginning
  of year.................      61.4         $41.52         29.2         $24.60         25.7         $17.29
Granted...................      14.3          12.55         34.8          54.90          6.4          50.35
Exercised.................      (1.1)         11.93         (2.1)         17.13         (2.6)         15.95
Forfeited.................      (2.7)         42.46         (0.5)         83.31         (0.3)         24.22
                                ----                        ----                        ----
Outstanding -- end of
  year....................      71.9         $36.13         61.4         $41.52         29.2         $24.60
                                ====                        ====                        ====
Exercisable at end of
  year....................      24.7         $27.50         16.3         $21.82         12.2         $14.97
                                ====                        ====                        ====

     Weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 2001, 2000 and 1999 is $5.69, $32.19 and $30.97 respectively.

     The following table summarizes the status of the stock options outstanding and exercisable at December 31, 2001:

                         STOCK OPTIONS OUTSTANDING          STOCK OPTIONS EXERCISABLE
                  ---------------------------------------   -------------------------
                                   WEIGHTED-    WEIGHTED-                   WEIGHTED-
                                   REMAINING     AVERAGE                     AVERAGE
    RANGE OF        NUMBER OF     CONTRACTUAL   EXERCISE      NUMBER OF     EXERCISE
EXERCISE PRICES      OPTIONS         LIFE         PRICE        OPTIONS        PRICE
----------------  -------------   -----------   ---------   -------------   ---------
                  (IN MILLIONS)                             (IN MILLIONS)
 $0.35 to $9.36        4.4         4.1 Years     $ 5.434         4.4         $ 5.434
$10.00 to $18.40      15.4         5.2 Years     $11.153         5.9         $12.972
$19.86 to $27.84      13.5         7.6 Years     $23.384         5.7         $23.226
$28.06 to $35.64       0.7         7.3 Years     $30.711         0.4         $30.811
$36.12 to $40.19       0.9         8.2 Years     $38.601         0.3         $38.650
$42.44 to $47.44      14.5         8.4 Years     $44.444         3.1         $44.401
$48.38 to $53.76       4.9         7.6 Years     $50.373         2.5         $50.390
$57.60 to $63.63      17.1         7.8 Years     $63.416         2.2         $62.587
$68.20 to $75.56       0.1         8.1 Years     $75.413         0.1         $75.397
$91.13 to $97.50       0.4         8.1 Years     $93.713         0.1         $93.713
                      ----                                      ----
     Total            71.9                                      24.7
                      ====                                      ====

                       NTL INCORPORATED AND SUBSIDIARIES

     As of December 31, 2001, the Company had 173.6 million shares of its common stock reserved for issuance upon the exercise of warrants and stock options and the conversion of debt and preferred stock.

18.  EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company operate defined benefit pension plans in the UK and Switzerland. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company's policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the UK and Switzerland.

     At December 31, 2001, the projected benefit obligations of Cablecom's and NTL Business' defined benefit pension plans exceeded the fair value of its respective plan assets by $3.4 million and $3.0 million, respectively.

                                                             YEAR ENDED DECEMBER 31,
                                                          -----------------------------
                                                              2001            2000
                                                          -------------   -------------
                                                                  (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.................         $324.1          $197.1
Acquisition.............................................             --           116.9
Service cost............................................           17.3            16.7
Interest cost...........................................           16.8            16.8
Actuarial losses (gains)................................            5.4            (3.4)
Benefits paid...........................................           (9.3)           (8.3)
Foreign currency exchange rate changes..................           (8.2)          (11.7)
                                                                 ------          ------
Benefit obligation at end of year.......................         $346.1          $324.1
                                                                 ------          ------
                                                                 ------          ------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..........         $420.2          $278.4
Acquisition.............................................             --           133.2
Actual return on plan assets............................          (46.0)           15.8
Company contributions...................................           12.4            12.5
Plan participants' contributions........................            6.5             6.2
Benefits paid...........................................           (9.4)           (8.3)
Foreign currency exchange rate changes..................          (12.1)          (17.6)
                                                                 ------          ------
Fair value of plan assets at end of year................         $371.6          $420.2
                                                                 ------          ------
                                                                 ------          ------
Funded status of the plan...............................         $ 25.5          $ 96.1
Unrecognized net actuarial losses (gains)...............            5.4           (79.2)
Unrecognized transition obligation......................            5.8             6.2
                                                                 ------          ------
Prepaid benefit cost....................................         $ 36.7          $ 23.1
                                                                 ------          ------
                                                                 ------          ------
Actuarial assumptions:
  Weighted average discount rate........................   4.50% - 6.00%   4.50% - 6.00%
  Weighted average rate of compensation increase........   2.00% - 4.00%   2.00% - 4.25%
  Expected long-term rate of return on plan assets......   5.50% - 7.50%   5.50% - 7.75%

                       NTL INCORPORATED AND SUBSIDIARIES

     The components of net pension costs are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Service cost...............................................  $ 17.3   $ 16.7   $ 12.0
Interest cost..............................................    16.8     16.8     12.0
Actual return on plan assets...............................    46.0    (15.7)   (43.1)
Net amortization and deferral..............................   (79.5)   (19.4)    26.8
                                                             ------   ------   ------
                                                             $  0.6   $ (1.6)  $  7.7
                                                             ======   ======   ======

19.  LEASES

     Certain of the Company's facilities and equipment are leased under operating or capital leases.

     A summary of assets held under capital lease are as follows (in millions):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Land, buildings and equipment...............................  $100.3   $ 95.8
Less: accumulated depreciation..............................   (28.5)   (22.2)
                                                              ------   ------
                                                              $ 71.8   $ 73.6
                                                              ======   ======

     Future minimum annual payments at December 31, 2001 are as follows (in millions). The table reflects the Company's contractual obligations, but the entire obligation has been classified as current.

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
Year ending December 31:
  2002......................................................  $   9.3    $ 96.7
  2003......................................................      8.2      73.9
  2004......................................................      7.4      55.5
  2005......................................................      6.5      44.0
  2006......................................................      6.2      42.3
  Thereafter................................................    155.2     250.9
                                                              -------    ------
Total minimum lease payments................................    192.8    $563.3
                                                                         ======
Less: amount representing interest..........................   (129.8)
                                                              -------
Present value of net minimum obligations....................     63.0
Less: current portion.......................................    (63.0)
                                                              -------
                                                              $    --
                                                              =======

     Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 2001, 2000 and 1999 under operating leases was $90.9 million, $56.2 million and $36.7 million, respectively.

                       NTL INCORPORATED AND SUBSIDIARIES

20.  COMMITMENTS AND CONTINGENT LIABILITIES

     At December 31, 2001, the Company was committed to pay approximately $1,672.0 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately $1,238.0 million for operations and maintenance and other commitments through 2013.

     The Company has agreed to provide funds to its unconsolidated affiliates generally if and when requested to do so and only upon the satisfaction of certain conditions. The estimated aggregate amount as of December 31, 2001 was $73.9 million. These unconsolidated affiliates include the media partnerships with the Football League and with various UK football clubs for Internet marketing and sponsorships. The Company's wholly-owned indirect subsidiary, Premium TV Limited, has entered into these football related partnerships.

     The Company had certain exclusive local delivery operator licenses for Northern Ireland and other franchise areas in the UK. Pursuant to these licenses, various subsidiaries of the Company were required to make monthly cash payments to the Independent Television Commission ("ITC") during the 15-year license terms. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses by the end of 1999. In 1999, the Company paid $30.1 million in connection with these licenses. Since the Company's liability for the license payments ceased upon the conversion, in 1999 the Company reversed an accrual for franchise fees of $13.6 million.

     The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

21.  INDUSTRY SEGMENTS

     The Company has four reportable segments: Broadcast Services, Consumer Services, Business Services and Shared Services. The Broadcast Services segment operates in the UK and Australia and includes digital and analog television and radio broadcasting, rental of antenna space on the Company's owned and leased towers and sites and associated services, and satellite and media services. Consumer Services include telephony, cable television, Internet access and interactive services in regional franchise areas in the UK, Ireland, France and Switzerland. The Business Services segment operates primarily in the UK and includes telephony, national and international wholesale carrier telecommunications, and radio communications services to the emergency services community. Shared Services principally include network and information technology management, finance, human resources and facilities management. Shared Services also includes assets and related depreciation and amortization that are not allocated to another segment.

     The accounting policies of the segments are the same as those described in the Significant Accounting Policies note. The Company's management evaluates segment performance based on various financial and non-financial measurements. The Company's primary measure of profit or loss is EBITDA. The results of operations data utilized in financial measurements are revenues and EBITDA, which is earnings before interest, taxes, depreciation and amortization, franchise fees, non-cash compensation, other charges, corporate expenses, asset impairments, share of (losses) from equity investments, other (losses) gains, foreign currency transactions gains (losses) and extraordinary items. Certain selling, general and administrative expenses are allocated to segments based on revenues. Management does not allocate costs of shared services departments and jointly used assets for purposes of measuring segment performance. The reportable segments are strategic business units that are managed separately and offer different services.

                       NTL INCORPORATED AND SUBSIDIARIES

                                           BROADCAST   CONSUMER    BUSINESS    SHARED      TOTAL
                                           ---------   ---------   --------   --------   ---------
                                                                (IN MILLIONS)
YEAR ENDED DECEMBER 31, 2001
Revenues.................................  $  344.0    $ 2,514.6   $  840.6   $     --   $ 3,699.2
Depreciation and amortization............     109.3      2,431.8      587.9       41.5     3,170.5
EBITDA(1)................................     170.6        774.2      335.2     (571.7)      708.3
Expenditures for long-lived assets.......     145.2      1,373.2      172.1      599.5     2,290.0
Total assets(2)..........................   1,206.8     11,395.9    3,289.7      941.8    16,834.2
YEAR ENDED DECEMBER 31, 2000
Revenues.................................  $  318.8    $ 1,819.8   $  702.2   $     --   $ 2,840.8
Depreciation and amortization............      88.3      1,825.6      184.2       24.7     2,122.8
EBITDA(1)................................     151.9        447.6      226.2     (481.6)      344.1
Expenditures for long-lived assets.......     102.6      1,822.3      724.6      281.5     2,931.0
Total assets(3)..........................   1,219.4     22,672.6    3,746.0      745.7    28,383.7
YEAR ENDED DECEMBER 31, 1999
Revenues.................................  $  297.3    $   834.3   $  452.5   $     --   $ 1,584.1
Depreciation and amortization............      76.8        581.3      104.1       29.1       791.3
EBITDA(1)................................     150.1        233.5      106.6     (279.3)      210.9
Expenditures for long-lived assets.......      74.5        591.3      356.7      131.8     1,154.3
Total assets(4)..........................   1,167.7      6,783.2    1,319.1    2,941.6    12,211.6

---------------

(1) Represents earnings before interest, taxes, depreciation and amortization, franchise fees, non-cash compensation, other charges, corporate expenses, asset impairments, share of (losses) from equity investments, other (losses) gains, foreign currency transaction (losses) gains and extraordinary items.

(2) At December 31, 2001, shared assets included $318.0 million of cash and cash equivalents, $0.1 million of goodwill and $623.7 million of other assets.

(3) At December 31, 2000, shared assets included $487.1 million of cash, cash equivalents and marketable securities, $0.3 million of goodwill and $258.3 million of other assets.

(4) At December 31, 1999, shared assets included $2,669.4 million of cash, cash equivalents and marketable securities and $272.2 million in other assets.

                       NTL INCORPORATED AND SUBSIDIARIES

     The reconciliation of segment combined EBITDA to loss before income taxes and extraordinary item is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                         2001        2000       1999
                                                      ----------   ---------   -------
                                                               (IN MILLIONS)
Segment Combined EBITDA.............................  $    708.3   $   344.1   $ 210.9
(Add) Deduct:
  Franchise fees....................................          --          --      16.5
  Non-cash compensation.............................        30.6          --        --
  Other charges.....................................       311.7        92.7      16.2
  Corporate expenses................................        66.8        47.5      29.4
  Asset impairments.................................     9,511.3          --        --
  Depreciation and amortization.....................     3,170.5     2,122.8     791.3
  Interest income and other, net....................       (51.1)      (72.5)    (67.8)
  Interest expense..................................     1,440.9     1,036.8     680.7
  Share of losses from equity investments...........       244.6        70.9      18.4
  Other losses (gains)..............................       147.4          --    (493.1)
  Foreign currency transaction losses (gains).......        13.7       120.6     (12.7)
                                                      ----------   ---------   -------
                                                        14,886.4     3,418.8     978.9
                                                      ----------   ---------   -------
Loss before income taxes and extraordinary item.....  $(14,178.1)  $(3,074.7)  $(768.0)
                                                      ==========   =========   =======

22.  GEOGRAPHIC INFORMATION

                                              UNITED
                                              STATES      UK       SWITZERLAND   OTHER      TOTAL
                                              ------   ---------   -----------   ------   ---------
                                                                  (IN MILLIONS)
2001
Revenues....................................  $  --    $ 3,170.3    $  393.5     $135.4   $ 3,699.2
Long-lived assets...........................   17.3     11,844.8     2,630.9      788.1    15,281.1
2000
Revenues....................................  $  --    $ 2,434.8    $  277.3     $128.7   $ 2,840.8
Long-lived assets...........................   26.7     21,751.7     3,839.8      974.1    26,592.3
1999
Revenues....................................  $  --    $ 1,508.2    $     --     $ 75.9   $ 1,584.1
Long-lived assets...........................    1.6      8,227.6          --      663.8     8,893.0

23.  SUBSEQUENT EVENT

     On April 2, 2002, the Company announced that it completed the sale of its Australian broadcast business to Macquarie Bank for A$850.0 million ($434.9 million) in an all cash transaction. The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$574.0 million ($293.7 million).

                                NTL INCORPORATED

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                                  (IN MILLIONS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $    124.3   $    69.2
  Marketable securities.....................................           -        60.0
  Other.....................................................         1.0         0.9
                                                              ----------   ---------
Total current assets........................................       125.3       130.1
Investments in and loans to affiliates, net.................          --    10,326.9
Deferred financing costs, net of accumulated amortization of
  $0.2 (2001) and none (2000)...............................         3.9          --
Note receivable from CoreComm Limited, net of allowance of
  $7.0......................................................         9.2          --
                                                              ----------   ---------
Total assets................................................  $    138.4   $10,457.0
                                                              ==========   =========
LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY
Current liabilities.........................................  $    142.3   $     6.4
Investments in and loans to affiliates, net.................     3,764.8          --
Redeemable preferred stock..................................     2,773.7     2,083.2
Shareholders' (deficiency) equity:
  Series preferred stock....................................          --          --
  Common stock..............................................         2.8         2.7
  Additional paid-in capital................................    13,720.0    13,764.7
  Accumulated other comprehensive (loss)....................    (1,072.8)     (448.9)
  (Deficit).................................................   (19,192.4)   (4,951.1)
                                                              ----------   ---------
                                                                (6,542.4)    8,367.4
                                                              ----------   ---------
Total liabilities and shareholders' (deficiency) equity.....  $    138.4   $10,457.0
                                                              ==========   =========

                            See accompanying notes.

                                NTL INCORPORATED

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                  FOR THE PERIOD FROM
                                                                YEAR ENDED          MAY 18, 2000 TO
                                                             DECEMBER 31, 2001     DECEMBER 31, 2000
                                                             -----------------    -------------------
                                                                          (IN MILLIONS)
COSTS AND EXPENSES
Asset impairments..........................................     $    426.3             $      --
Corporate expenses.........................................           29.4                   9.4
Amortization...............................................            0.2                    --
                                                                ----------             ---------
Operating (loss)...........................................         (455.9)                 (9.4)
OTHER INCOME (EXPENSE)
Interest income and other, net.............................            4.7                  10.9
Interest expense...........................................           (5.3)                   --
Foreign currency transaction (losses) gains................           (0.4)                  1.9
                                                                ----------             ---------
(Loss) income before income taxes and equity in net (loss)
  of affiliates............................................         (456.9)                  3.4
Income tax expense.........................................             --                  (0.2)
                                                                ----------             ---------
(Loss) income before equity in net (loss) of affiliates....         (456.9)                  3.2
Equity in net (loss) of subsidiaries.......................      (13,784.4)             (2,966.9)
                                                                ----------             ---------
Net (loss).................................................      (14,241.3)             (2,963.7)
Preferred stock dividend...................................         (325.7)               (194.0)
                                                                ----------             ---------
Net (loss) available to common shareholders................     $(14,567.0)            $(3,157.7)
                                                                ==========             =========

                            See accompanying notes.

                                NTL INCORPORATED

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                       YEAR ENDED       FOR THE PERIOD FROM MAY 18, 2000
                                                    DECEMBER 31, 2001         TO DECEMBER 31, 2000
                                                    -----------------   --------------------------------
Net cash (used in) provided by operating
  activities......................................       $ (6.2)                   $     0.7
INVESTING ACTIVITIES
Purchase of marketable securities.................           --                        (96.9)
Proceeds from sales of marketable securities......         60.3                        202.6
Contribution to subsidiary........................           --                         (4.3)
Due from CoreComm Limited.........................        (15.0)                          --
Decrease in investments in and loans to
  affiliates......................................        (92.9)                    (4,229.3)
                                                         ------                    ---------
Net cash (used in) investing activities...........        (47.6)                    (4,127.9)
FINANCING ACTIVITIES
Proceeds from borrowings, net of financing
  costs...........................................  95.9.......                           --
Proceeds from exercise of stock options and
  warrants........................................           --                          6.8
Proceeds from issuance of preferred stock.........           --                      1,862.0
Proceeds from issuance of common stock............         13.0                      2,327.6
                                                         ------                    ---------
Net cash provided by financing activities.........        108.9                      4,196.4
                                                         ------                    ---------
Increase in cash and cash equivalents.............         55.1                         69.2
Cash and cash equivalents at beginning of
  period..........................................         69.2                            -
                                                         ------                    ---------
Cash and cash equivalents at end of period........       $124.3                    $    69.2
                                                         ======                    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest..........       $  3.1                    $      --
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING
  ACTIVITIES
Accretion of dividends and discount on preferred
  stock...........................................       $220.8                    $    78.1
Conversion of Convertible Notes, net of
  unamortized deferred financing costs............        128.3                           --
Common stock and stock options issued for
  acquisition.....................................          4.3                           --
Redeemable preferred stock issued for investment
  in affiliates...................................        518.0                           --

                            See accompanying notes.

                                NTL INCORPORATED

        SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1. CORPORATE RESTRUCTURING

     On May 18, 2000, NTL Incorporated completed a corporate restructuring to create a holding company structure. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated (the "Company") and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc.

2. BASIS OF PRESENTATION

     In the Company's condensed financial statements, the Company's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company's share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

3. REDEEMABLE PREFERRED STOCK

     Dividends on the Variable Coupon Redeemable Preferred Stock, Series A ("Variable Coupon Redeemable Preferred Stock") are payable quarterly at the Company's option in cash or additional shares of Variable Coupon Redeemable Preferred Stock at a quarterly rate based on a quotient of (x) the sum of (1) the EURIBOR Rate in effect on the first day of every dividend period plus (2) 2.5% over (y) four, per share. The Variable Coupon Redeemable Preferred Stock has a stated value and liquidation preference of $10,000 per share and is mandatorily redeemable for cash by the Company on May 18, 2002. The Company's 27% interest in Noos is pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock.

     Dividends on the 6.5% Fixed Coupon Redeemable Preferred Stock, Series A ("6.5% Redeemable Preferred Stock") are cumulative and are payable in cash upon redemption. The 6.5% Redeemable Preferred Stock has a stated value and liquidation preference of $10,000 per share and is mandatorily redeemable for cash by the Company on May 18, 2007.

     Dividends on the Cumulative Convertible Preferred Stock, Series A ("Convertible Preferred Stock") are payable quarterly in additional shares of Convertible Preferred Stock, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share. Once the Convertibility Date (as defined below) is set, the quarterly dividend rate resets to $16.12 per share and the Convertible Preferred Stock becomes eligible for conversion into shares of the Company's common stock beginning on a "Convertibility Date," at which time the conversion price is set at 125% of the immediately preceding 25 trading day volume-weighted average price of the Company's common stock (the "Convertibility Base Price"). The Convertibility Date is as follows: March 27, 2002, unless the Company elects to delay convertibility until March 27, 2003 or, alternatively, redeems, at its option, all shares of the Convertible Preferred Stock on March 27, 2002 in cash; if the Company has delayed, March 27, 2003, unless the Company elects again to delay convertibility until March 27, 2004, which it may only do if the Convertibility Base Price would be less than or equal to $65.00 per share (as may be adjusted for certain antidilutive events); the Company may also elect, instead, to redeem all shares of the Convertible Preferred Stock on March 27, 2003 in cash; if the Company has delayed, March 27, 2004, unless the Company elects to redeem all shares of the Convertible Preferred Stock on March 27, 2004 in cash. In no event will the Convertibility Date be after March 27, 2004. In March 2002, the company elected to delay the Convertibility Date until at least March 27, 2003. The Convertible Preferred Stock has a stated value and liquidation preference of $1,075.17 per share and is mandatorily redeemable for cash by the Company on March 27, 2009.

                                NTL INCORPORATED

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

Holders of Convertible Preferred Stock other than any commercial bank or their affiliates may at any time elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding the Company's Swiss operations.

     Dividends on the 13% Senior Redeemable Exchangeable Preferred Stock (the "Redeemable Preferred Stock") accrue at 13% per annum ($130 per share) and are payable quarterly in arrears. Dividends accruing on or prior to February 15, 2004 may, at the option of the Company, be paid in cash, by the issuance of additional Redeemable Preferred Stock or in any combination of the foregoing. The Redeemable Preferred Stock may be redeemed, at the Company's option, in whole or in part, at any time after February 15, 2002 at a redemption price of 106.5% of the liquidation preference of $1,000 per share that declines annually to 100% in 2005, in each case together with accrued and unpaid dividends to the redemption date. The Redeemable Preferred Stock is subject to mandatory redemption on February 15, 2009. On any scheduled dividend payment date, the Company may, at its option, exchange all of the shares of Redeemable Preferred Stock then outstanding for the Company's 13% Subordinated Exchange Debentures due 2009.

4. NOTE PAYABLE TO NTL COMMUNICATIONS CORP.

     On September 28, 2001, NTL Communications Corp., a wholly-owned indirect subsidiary of the Company, loaned the Company $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001. The loan is included in investments in and loans to affiliates.

5. OTHER

     No cash dividends were paid to the registrant by subsidiaries for the year ended December 31, 2001 and for the period from May 18, 2000 to December 31, 2000.

     The Company is a joint obligor for the NTL (Delaware), Inc. 5 3/4% Convertible Subordinated Notes due December 15, 2009 and for the NTL Communications Corp. 7% Convertible Subordinated Notes due December 15, 2008. The Company is a co-obligor on a subordinated basis for the NTL Communications Corp. 6 3/4% Convertible Senior Notes due May 15, 2008.

                       NTL INCORPORATED AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

               COL. A                     COL. B               COL. C               COL. D        COL. E
-------------------------------------  ------------   ------------------------   -------------   ---------
                                                             ADDITIONS
                                                      ------------------------
                                                                       (2)
                                                         (1)       CHARGED TO
                                        BALANCE AT    CHARGED TO      OTHER      (DEDUCTIONS)/    BALANCE
                                       BEGINNING OF   COSTS AND    ACCOUNTS --     ADDITIONS      AT END
DESCRIPTION                               PERIOD       EXPENSES     DESCRIBE       DESCRIBE      OF PERIOD
-----------                            ------------   ----------   -----------   -------------   ---------
                                                                  (IN MILLIONS)
Year ended December 31, 2001
  Allowance for doubtful accounts....     $141.4        $60.7         $ --          $(68.3)(a)    $133.8
                                          ======        =====         ====          ======        ======
  Allowance for loans receivable.....     $   --        $37.2         $ --          $   --        $ 37.2
                                          ======        =====         ====          ======        ======
Year ended December 31, 2000
  Allowance for doubtful accounts....     $ 85.6        $98.9         $ --          $(43.1)(b)    $141.4
                                          ======        =====         ====          ======        ======
Year ended December 31, 1999
  Allowance for doubtful accounts....     $ 38.5        $46.2         $ --          $  0.9(c)     $ 85.6
                                          ======        =====         ====          ======        ======

---------------

(a) Uncollectible accounts written-off, net of recoveries of $64.3 million and $4.0 million foreign currency translation adjustments.

(b) Uncollectible accounts written-off, net of recoveries of $90.4 million and $5.5 million foreign exchange currency translation adjustments, offset by $52.8 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

(c) Uncollectible accounts written-off, net of recoveries of $15.6 million and $1.2 million foreign exchange currency translation adjustments, offset by $17.7 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

                                 EXHIBIT C

                                     TO

     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES




                   NTL INCORPORATED'S QUARTERLY REPORT ON
            FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2002

================================================================================

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 Form 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended March 31, 2002

                                     or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File No 0-30673


                              NTL INCORPORATED
           (Exact name of registrant as specified in its charter)

                       Delaware                                            13-4105887
     (State or other jurisdiction of incorporation            (I.R.S. Employer Identification No.)
                   or organization)

       110 East 59th Street, New York, New York                               10022
       (Address of principal executive offices)                            (Zip Code)

                               (212) 906-8440
            (Registrant's telephone number, including area code)



         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No
|_|

    The number of shares outstanding of the issuer's common stock as of
                      March 31, 2002 was 276,626,476.


================================================================================

                     NTL Incorporated and Subsidiaries

                                   INDEX

PART I. FINANCIAL INFORMATION                                                                                      Page
                                                                                                                   ----

Item 1. Financial Statements

Condensed Consolidated Balance Sheets-March 31, 2002 and December 31, 2001....................................       2

Condensed Consolidated Statements of Operations-Three months ended March 31, 2002 and 2001....................       4

Condensed Consolidated Statement of Shareholders' (Deficiency)-Three months ended March 31, 2002..............       5

Condensed Consolidated Statements of Cash Flows-Three months ended March 31, 2002 and 2001....................       7

Notes to Condensed Consolidated Financial Statements..........................................................       8

Item 2. Management's Discussion and Analysis of Results of Operations and Financial Condition.................      25

Item 3. Quantitative and Qualitative Disclosures about Market Risk............................................      41

Risk Factors..................................................................................................      46

PART II. OTHER INFORMATION

Item 3. Defaults Upon Senior Securities.......................................................................      53

Item 6. Exhibits and Reports on Form 8-K......................................................................      56

SIGNATURES....................................................................................................      57

                       PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

                     NTL Incorporated and Subsidiaries
                   Condensed Consolidated Balance Sheets
                               (in millions)

                                                                                            March 31,           December 31,
                                                                                             2002                  2001
                                                                                             ----                  ----
                                                                                           (unaudited)           (see note)
Assets
Current assets:
  Cash and cash equivalents ....................................................           $     608.6          $     481.8
  Marketable securities ........................................................                  14.1               --
  Accounts receivable-trade, less allowance for doubtful accounts
     of $122.5 (2002) and $133.8 (2001) ........................................                 531.4                713.6
   Other .......................................................................                 337.6                329.9
   NTL Australia assets ........................................................                 405.7                405.0
                                                                                           -----------          -----------
Total current assets ...........................................................               1,897.4              1,930.3
Fixed assets, net ..............................................................              11,912.9             12,338.1
Intangible assets, net .........................................................               1,806.8              1,849.8
Investments in and loans to affiliates, net ....................................                 234.5                272.4
Other assets, net of accumulated amortization of $165.4
 (2002) and $150.0 (2001) ......................................................                 442.8                447.9
                                                                                           -----------          -----------
     Total assets ..............................................................           $  16,294.4          $  16,838.5
                                                                                           ===========          ===========

                     NTL Incorporated and Subsidiaries
              Condensed Consolidated Balance Sheets-continued
                               (in millions)

                                                                                           March 31,            December 31,
                                                                                             2002                  2001
                                                                                             ----                  ----
                                                                                           (unaudited)           (see note)
Liabilities and shareholders' (deficiency)
Current liabilities:
  Accounts payable .............................................................           $     444.9          $     431.1
  Accrued expenses and other ...................................................                 889.5              1,007.9
  Accrued construction costs ...................................................                  82.4                107.8
  Interest payable .............................................................                 365.9                302.5
  Deferred revenue .............................................................                 434.9                481.6
  Current portion of long-term debt ............................................              18,017.1             17,666.1
  NTL Australia liabilities ....................................................                 193.1                182.9
                                                                                           -----------          -----------
Total current liabilities ......................................................              20,427.8             20,179.9
Long-term debt .................................................................                --                   --
Other ..........................................................................                 125.6                168.1

Commitment and contingent liabilities
Deferred income taxes ..........................................................                 231.5                259.2
Redeemable preferred stock-$.01 par value, plus accreted dividends;
  liquidation preference $2,884.2; less unamortized discount of $42.9
  (2002) and $53.4 (2001); issued and outstanding 2.1 (2002) and 2.1
  (2001) shares ................................................................               2,826.2              2,773.7
Shareholders' (deficiency):
  Series preferred stock -$.01 par value; authorized 10.0 shares;
    liquidation preference $3,038.2; issued and outstanding 3.0 (2002)
    and 3.0 (2001) shares ......................................................                --                   --
  Common stock - $.01 par value; authorized 800.0 shares; issued and
    outstanding 276.6 (2002) and 276.6 (2001) shares ...........................                   2.8                  2.8
  Additional paid-in capital ...................................................              13,621.6             13,720.0
  Accumulated other comprehensive (loss) .......................................              (1,148.5)            (1,072.8)
  (Deficit) ....................................................................             (19,792.6)           (19,192.4)
                                                                                           -----------          -----------
                                                                                              (7,316.7)            (6,542.4)
                                                                                           -----------          -----------
Total liabilities and shareholders' (deficiency) ...............................           $  16,294.4          $  16,838.5
                                                                                           ===========          ===========

Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date.

                          See accompanying notes.

                     NTL Incorporated and Subsidiaries
              Condensed Consolidated Statements of Operations
                                (Unaudited)
                    (in millions, except per share data)

                                                                                      Three Months Ended
                                                                                           March 31,
                                                                                  2002                   2001
                                                                                  ----                   ----
Revenues
Consumer telecommunications and television .......................           $     608.4             $     610.9
Business telecommunications ......................................                 215.6                   201.2
Broadcast transmission and other .................................                  70.0                    68.1
                                                                             -----------             -----------
                                                                                   894.0                   880.2
Costs and expenses
Operating expenses ...............................................                 435.8                   438.7
Selling, general and administrative expenses .....................                 212.3                   322.2
Recapitalization expense .........................................                  45.8                  --
Other charges ....................................................                   2.6                     7.4
Corporate expenses ...............................................                  13.6                    12.5
Depreciation and amortization ....................................                 395.6                   755.2
                                                                             -----------             -----------
                                                                                 1,105.7                 1,536.0
                                                                             -----------             -----------
Operating (loss) .................................................                (211.7)                 (655.8)

Other income (expense)
Interest income and other, net ...................................                  15.1                     9.0
Interest expense .................................................                (371.9)                 (355.1)
Share of (losses) from equity investments ........................                 (48.9)                  (42.9)
Foreign currency transaction (losses) ............................                  (5.0)                  (13.7)
                                                                             -----------             -----------
(Loss) before income taxes and discontinued operations ...........                (622.4)               (1,058.5)
Income tax benefit ...............................................                  22.0                    16.1
                                                                             -----------             -----------
(Loss) from continuing operations ................................                (600.4)               (1,042.4)

Discontinued operations:
  Loss from operations of NTL Australia ..........................                  (1.0)                   (1.9)
  Income tax benefit .............................................                   1.2                     1.4
                                                                             -----------             -----------
Income (loss) from discontinued operations .......................                   0.2                    (0.5)
                                                                             -----------             -----------
Net (loss) .......................................................                (600.2)               (1,042.9)
Preferred stock dividends ........................................                 (98.4)                  (65.1)
                                                                             -----------             -----------
Net (loss) available to common shareholders ......................           $    (698.6)            $  (1,108.0)
                                                                             ===========             ===========

Basic and diluted net (loss) per common share:
  (Loss) from continuing operations ..............................           $      (2.53)           $      (4.04)
  Income (loss) from discontinued operations .....................                --                      --
                                                                             -----------             -----------
  Net (loss) per common share ....................................           $      (2.53)           $      (4.04)
                                                                             ============            ============

  Weighted average shares ........................................                 276.0                   274.5
                                                                             ===========             ============

                          See accompanying notes.

                     NTL Incorporated and Subsidiaries
       Condensed Consolidated Statement of Shareholders' (Deficiency)
                                (Unaudited)
                               (in millions)

                                                                            Series Preferred
                                                                             Stock $.01 Par             Common Stock
                                                                                  Value                $.01 Par Value
                                                                                  -----                --------------
                                                                             Shares      Par          Shares         Par
                                                                             ------      ---          ------         ---

Balance, December 31, 2001 ........................................        3.0         $--           276.6         $  2.8
Accreted dividends on preferred stock
Accretion of discount on preferred stock
Comprehensive loss:
Net loss for the three months ended March 31, 2002 Currency
translation adjustment Unrealized net losses on investments
Unrealized net losses on derivatives
 Total
                                                                           ---         -----         -----         ------
Balance, March 31, 2002 ...........................................        3.0         $--           276.6         $  2.8
                                                                           ===         =====         =====         ======

                     NTL Incorporated and Subsidiaries
       Condensed Consolidated Statement of Shareholders' (Deficiency)
                          (Unaudited) - continued
                               (in millions)

                                                                                     Accumulated Other
                                                                                    Comprehensive Loss
                                                                                    ------------------
                                                                                        Unrealized  Unrealized
                                                Additional                   Foreign        Net         Net
                                                  Paid-In   Comprehensive   Currency     Losses on   Losses on
                                                  Capital       Loss       Translation  Investments Derivatives  (Deficit)
                                                  -------       ----       -----------  ----------- -----------  ---------
Balance, December 31, 2001..................    $ 13,720.0                $ (1,042.5)   $  (15.3)   $  (15.0)  $  (19,192.4)
Accreted dividends on preferred stock.......         (87.9)
Accretion of discount on preferred stock....         (10.5)
Comprehensive loss:
Net loss for the three months ended
  March 31, 2002............................                  $  (600.2)                                             (600.2)
Currency translation adjustment.............                      (74.9)       (74.9)
Unrealized net losses on investments........                        0.3                      0.3
Unrealized net losses on derivatives........                       (1.1)                                (1.1)
  Total.....................................                  $  (675.9)
                                                ----------    ---------   ----------    --------    --------   -----------
Balance, March 31, 2002.....................    $ 13,621.6                $ (1,117.4)   $  (15.0)   $  (16.1)  $  (19,792.6)
                                                ==========    =========   ==========    ========    ========   ============

                          See accompanying notes.

                     NTL Incorporated and Subsidiaries
              Condensed Consolidated Statements of Cash Flows
                                (Unaudited)
                               (in millions)

                                                                                                 Three Months Ended
                                                                                                      March 31,
                                                                                                2002             2001
                                                                                                ----             ----
     Net cash (used in) operating activities............................................      $  (43.2)       $   (78.7)

     Investing activities
     Purchase of fixed assets...........................................................        (231.2)          (600.7)
     Investment in and loans to affiliates..............................................         (11.2)           (75.0)
     Increase in other assets...........................................................          (6.7)           (47.0)
     Proceeds from sales of assets......................................................           8.9               --
     Purchase of marketable securities..................................................         (14.1)              --
     Proceeds from sales of marketable securities.......................................            --             60.3
                                                                                              ---------       ---------
     Net cash (used in) investing activities............................................        (254.3)          (662.4)

     Financing activities
     Proceeds from borrowings, net of financing costs...................................         430.4            618.1
     Principal payments.................................................................          (0.9)           (82.2)
     Proceeds from exercise of stock options and warrants...............................            --             10.1
                                                                                              ---------       ---------
     Net cash provided by financing activities..........................................         429.5            546.0
     Effect of exchange rate changes on cash............................................          (5.2)           (16.3)
                                                                                              --------        ---------
     Increase (decrease) in cash and cash equivalents...................................         126.8           (211.4)
     Cash and cash equivalents at beginning of period...................................         481.8            579.4
                                                                                              --------        ---------
     Cash and cash equivalents at end of period.........................................      $  608.6        $   368.0
                                                                                              ========        =========

     Supplemental disclosure of cash flow information
     Cash paid during the year for interest exclusive of amounts capitalized............      $  231.7        $   203.6
     Income taxes paid..................................................................            --             2.2

     Supplemental schedule of noncash financing activities
     Accretion of dividends and discount on preferred stock.............................      $   98.4        $    31.2
     Conversion of Convertible Notes....................................................            --           128.3

                          See accompanying notes.

                     NTL Incorporated and Subsidiaries
                  Notes to Condensed Financial Statements


NOTE A - BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in NTL Incorporated's Annual Report on Form 10-K for the year ended December 31, 2001.

         As indicated below, substantial doubt exists about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

         Certain prior period amounts have been reclassified to conform to the current presentation.

         Stock options, warrants and convertible securities are excluded from the calculation of net loss per common share as their effect would be antidilutive. At March 31, 2002 and 2001, the Company had 173.2 million and
124.8 million shares, respectively, issuable upon the exercise of stock options and warrants and the conversion of debt and preferred stock.

NOTE B - RECAPITALIZATION PROCESS AND ABILITY TO CONTINUE OPERATIONS

         On May 8, 2002, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code (referred to as the proposed recapitalization plan). NTL's operating subsidiaries were not included in the Chapter 11 filing. Toward the end of 2001, while the Company continued to have sufficient liquidity to meet its near term obligations, it recognized the negative impact of the collapsing European and U.S. telecommunications markets on its ability to service its debt. Accordingly, the Company began to implement a strategy to preserve and maximize its enterprise value. This strategy included the implementation of cost-cutting measures and the commencement of discussions with certain third parties regarding strategic alternatives for NTL's business.

         The Company historically incurred operating losses and negative operating cash flow. In addition, the Company has required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through cash flow from operations, amounts available under its credit facilities, vendor financing and issuances of high-yield debt securities and convertible debt securities in the capital markets and convertible preferred stock and common stock to strategic investors. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. The Company's public equity is no longer trading on the New York Stock Exchange, and its debt securities are trading at or near all time lows. These factors, together with the Company's substantial leverage, means the Company does not currently have access to its historic sources of capital.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         In addition, the Company's UK credit facilities are fully drawn. The revolving tranche of the Cablecom credit facility has been capped at its utilized amount of CHF 1,055.0 million although the availability may be increased with the consent of the requisite majority of the lenders under that facility. The term tranche of the Cablecom credit facility is fully drawn. NTL Communications Corp., a wholly-owned indirect subsidiary of the Company, did not pay cash interest on certain series of its notes that was due on April 1, 2002, April 15, 2002 and May 15, 2002. NTL Incorporated and NTL (Delaware), Inc. also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

         As of March 31, 2002, the Company had approximately $622.7 million in cash, cash equivalents and marketable securities on hand and, in April 2002, received approximately $306 million net cash proceeds from the sale of its Australian business. The Company may require additional cash in the twelve months from April 1, 2002 to March 31, 2003. The Company expects to obtain a DIP Facility (as described below) to meet the potential cash requirements of the Company and its subsidiaries, excluding Cablecom. The Company also expects that the DIP Facility will be replaced with an exit facility for NTL Communications Corp. and its subsidiaries upon the completion of the recapitalization process. The Company believes that cash, cash equivalents and marketable securities on hand at March 31, 2002, the cash received from the sale of NTL Australia and the cash expected to be available from the DIP Facility and the exit facility will be sufficient for its and its subsidiaries cash requirements during the twelve months from April 1, 2002 to March 31, 2003.

         Beginning in January 2002, NTL was contacted by an unofficial committee of bondholders regarding the commencement of a comprehensive and consensual restructuring process. NTL has been informed that the members of the unofficial steering committee of bondholders currently own, in the aggregate, more than 50% of the outstanding principal amount of NTL's notes. In connection with the restructuring process, the steering committee of the unofficial committee of bondholders retained advisors to facilitate the negotiations.

         On January 31, 2002, NTL announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen its balance sheet and reduce debt and put an appropriate capital structure in place for its business. Subsequently, NTL evaluated various recapitalization alternatives, and met with a number of strategic investors, to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations. Discussions with such strategic investors did not result in a proposal which NTL's board of directors believed was comparable or superior to the value provided to its stakeholders by the proposed plan of reorganization.

         Liberty Media Corporation, one of such potential strategic investors, which is also a significant shareholder in Telewest plc, another British cable and telephone company, has discussed various transactions with NTL from time to time over the past several years. In March 2002, Liberty and NTL amended a previously existing confidentiality agreement between them to cover the restructuring process and to include a "standstill" agreement which prohibited various acquisitions of, or offers, for NTL debt or equity securities by Liberty and its subsidiaries until June 30, 2002.

         On April 17, 2002, Liberty sent a proposal to NTL's board of directors, which proposed a cash tender offer for 30% of the outstanding bonds of NTL Communications Corp. at a "small premium" to the prevailing market price and an agreement to vote such acquired bonds in favor of the proposed plan of reorganization, as well as a "participation" with NTL in a cash infusion of up to $500 million into Cablecom. After consultation with NTL's board of directors and the steering committee of bondholders on April 18, 2002, NTL indicated to Liberty that it did not consider the Liberty proposal to be in the best interests of NTL and that the best course of action for NTL to maximize its enterprise value was to promptly consummate the proposed plan of reorganization. Subsequent to April 18, 2002, Liberty has continued discussions with NTL with respect to Cablecom.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, NTL commenced negotiations with the steering committee of the unofficial committee of bondholders and its legal and financial advisors. The negotiations continued during the latter part of March and throughout April 2002, and also included France Telecom. On April 16, 2002, the Company announced that it had reached a comprehensive agreement in principle with the committee (holding over 50% of the face value of NTL and its subsidiaries' public bonds) and France Telecom, a significant holder of the Company's preferred stock, on implementing a recapitalization plan. On May 2, 2002, a steering committee of the lending banks under the Company's credit facilities gave their approval in principle (on a non-legally binding basis) to the Company's proposed plan of reorganization.

         The recapitalization plan, if implemented, would result in the cancellation of all of NTL Incorporated's outstanding shares of common stock, preferred stock and redeemable preferred stock, and the cancellation of all of the publicly held notes of NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. and the transfer of the publicly held notes of Diamond Cable Communications Limited to NTL UK and Ireland. In addition, the Company would be discharged from its obligation to pay dividends accruing on the canceled preferred stock and interest accruing on the canceled notes.

         To implement the proposed recapitalization, on May 8, 2002, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. NTL's operating subsidiaries were not included in the Chapter 11 filing. The reorganization plan contemplates that the bank debt will remain in place as part of the recapitalization. On May 24, 2002, NTL and its debtor subsidiaries filed an amended joint reorganization plan and disclosure statement. The bankruptcy court has scheduled July 12, 2002 for a hearing to consider approval of the amended joint reorganization plan and disclosure statement. A copy of the Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries and the related Disclosure Statement are included as exhibits to NTL Incorporated's Current Report on Form 8-K filed on May 28, 2002.

         The filing of the petitions seeking relief filed under Chapter 11 constituted an event of default under the indentures of each of the entities which filed such Chapter 11 petitions and amounts outstanding under these indentures became immediately due and payable. The Company's Chapter 11 petitions also constituted an event of default under the Company's UK credit facilities and the Cablecom credit facility, allowing the lenders thereunder to declare amounts outstanding to be immediately payable.

         In connection with the proposed joint reorganization plan, certain members of the unofficial committee of bondholders have committed to provide up to $500 million of new debt financing to the Company and certain of its subsidiaries during the Chapter 11 process and for the post-recapitalized Company, subject to bankruptcy court approval. The new financing will ensure that the Company's business operations have access to sufficient liquidity to continue ordinary operations. The bankruptcy court has set June 19, 2002 as the date to consider approval of the DIP Facility, which has been agreed in principle with the Company and the prospective lenders under the facility.

         Recapitalization expense of $45.8 million in 2002 includes $8.8 million for employee retention related to substantially all of our UK employees and $37.0 million for financial advisor, legal, accounting and consulting costs. We expect to incur approximately $50.0 million in additional recapitalization costs until we complete the process.

Proposed Recapitalization Plan

         Under the proposed recapitalization plan, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding substantially all of NTL's UK and Ireland assets, and one tentatively called NTL Euroco and holding substantially all of NTL's continental European and other assets.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), NTL Communications Corp. and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland (excluding shares issuable in the rights offerings and upon the exercise of warrants (discussed below) and upon the exercise of options which will be granted to certain employees of NTL UK and Ireland). Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and NTL Communications Corp. would in the aggregate receive
(i) 100% of the preferred stock of NTL Euroco and (ii) a certain amount of cash as specified in the amended joint reorganization plan. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and NTL Communications Corp. would in the aggregate receive 86.5% of the initial common stock of NTL Euroco (excluding shares issuable upon the exercise of options which will be granted to certain employees of NTL Euroco). Holders of senior notes of NTL Communications Corp. would receive the value of a specified number of shares of common stock of NTL Euroco pursuant to the amended joint reorganization plan. Notes of the Company's subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC would remain outstanding and interest payments will be made.

         Current preferred and common stockholders of NTL Incorporated, including France Telecom, would receive warrants to purchase common stock of NTL UK and Ireland and rights (to be priced at a $10.5 billion enterprise value of NTL UK and Ireland) entitling them to purchase common stock of NTL UK and Ireland. For each share of common stock purchase upon exercise of rights, the person exercising such rights will receive a warrant to purchase one share of common stock of NTL UK and Ireland. The rights will be exercisable, on an oversubscription basis, for the 20-business day period after the entry of the confirmation order, as such period may be extended, and the warrants will be exercisable for a period of eight years at an exercise price of $77.47 per share, subject to anti-dilution adjustments. If fully exercised, the rights and warrants would entitle the current preferred stockholders of NTL Incorporated to acquire approximately 23.6% and the current common stockholders of NTL Incorporated to acquire approximately 8.9% of NTL UK and Ireland's primary common stock on the effective date of the recapitalization. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), and NTL Communications Corp. would have the right to purchase any shares of NTL UK and Ireland common stock and warrants not subscribed for in the rights offering by the preferred and common stockholders of NTL Incorporated.

         Current preferred stockholders, other than France Telecom, would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that, subject to the consummation of the recapitalization, France Telecom would also receive NTL Incorporated's 27% interest in Noos, pursuant to a pledge of such interest to France Telecom given at the time of its acquisition.

         During the recapitalization process, the Company has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with the Company. See also "Risk Factors" for a summary of risks related to the Company's business in general and the recapitalization process in particular.

         Section 1129 of the United States Bankruptcy Code requires, among other things, a showing that confirmation of the proposed recapitalization plan will not be followed by liquidation or the need for further financial reorganization of NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited or Diamond Holdings Limited, and that the value of distributions to dissenting holders of claims and interests may not be less than the value such holders would receive in a liquidation under Chapter 7 of the United States Bankruptcy Code. Although the Company believes that the proposed recapitalization plan will meet these tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         The United States Bankruptcy Code also requires that a plan must provide the same treatment for each claim or interest in a particular class, unless a holder agrees to a less favorable treatment of its particular claim or interest. The Company believes that the proposed recapitalization plan complies with this requirement of the United States Bankruptcy Code. However, if a member of a class objects to its treatment, or if the Bankruptcy Court finds that the proposed recapitalization plan does not comply with the requirements of the United States Bankruptcy Code, confirmation of the plan could be delayed or prevented. In addition, each class of impaired claims and interests that will (or may) be entitled to receive property under the plan will have the opportunity to vote to accept or reject the plan. If an impaired class of claims or interests rejects the plan, the Company may request confirmation of the plan pursuant to the "cramdown" provisions of the United States Bankruptcy Code. Even if the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the plan.

Bank Waivers

         Before the Company could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under the Company's credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities. Such initial waivers did not permit NTL to make to any of its noteholders an exchange or similar offer for NTL's outstanding public notes or to enter into a legally binding agreement with the unofficial steering committee of bondholders, subject to some exceptions, without the consent of the lenders under the credit facilities. But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities.

         Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extended the duration of the initial waivers to April 29, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom credit facility, unless the interest payments missed by NTL Communications Corp. on April 1, 2002 were remedied or a sufficient number of bondholders agreed to forbear in respect of such non-payment, in which case, the UK credit facilities waivers were to be extended to May 14, 2002. As a condition to the amendment to the initial waivers, the UK lenders required NTL Delaware to loan (pound)90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. This loan, which was made on April 5, 2002, is structurally senior to the outstanding public notes issued by NTL Communications Corp. and contractually senior to intra-group debt owed by NTL (UK) Group, Inc. to NTL Communications Corp. but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and agreed, among other things, not to commence voluntary dissolution proceedings, including proceedings under Chapter 11 of the United States Bankruptcy Code, without the consent of these lenders.

         As of the date of this Form 10-Q, there are no current waivers from the Company's secured lenders and NTL is therefore in default under its UK credit facilities and the Cablecom credit facility. In connection with the proposed recapitalization plan, it is intended that the existing events of default under the credit facilities will be cured by amendment with effect from the effective date of the recapitalization, if it is approved by creditors and the bankruptcy court. On May 2, 2002, a memorandum was executed by the Company, a steering committee of its lending banks and the unofficial committee of its public bondholders indicating the parties' agreement in principle (on a non-legally binding basis) to the terms of the proposed recapitalization and the terms on which the Company's UK credit facilities should be amended and restated and with respect to certain matters relating to the sale of, or investment in, Cablecom.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         Cablecom GmbH is the principal trading company of our Swiss group. There were a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility which entitled the lenders to accelerate repayment. Such an acceleration would have resulted in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009. Under Swiss law, unless the overindebtedness was rectified those entities would have been required to commence an insolvency proceeding in Switzerland.

         On April 30, 2002, Cablecom reached an agreement with the lenders under the Cablecom credit facility which, together with the implementation of an intra-group transaction, resolved its overindebtedness. The agreement included a waiver by the lenders of various additional covenant breaches under the credit facility. Temporary measures have also been put in place which mean that Cablecom's overindebted subsidiaries do not have to institute insolvency proceedings. It is intended to permanently resolve the problem of overindebtedness in certain of the subsidiaries by merging them into Cablecom or another member of the Cablecom group. Other overindebted subsidiaries will remain unmerged and it is planned to obviate any requirement to institute insolvency proceedings in respect of these companies in another way. If these solutions are not implemented by June 30, 2002, there will be an additional event of default under the Cablecom credit facility. The Company expects to complete these actions within this time-frame.

Interest Payments on Public Notes

         The Company and its subsidiaries have substantial interest payment obligations under their existing indebtedness. NTL Communications Corp. did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.2 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. NTL Communications Corp. also did not make interest payments falling due on April 15, 2002, totaling $17.7 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments and payment of related fees falling due on April 15, 2002, totaling $2.5 million, in respect of their 5 3/4% Convertible Subordinated Notes due 2011. In addition, NTL Communications Corp. did not make the scheduled interest payments due May 15, 2002 in the aggregate amount of $65.0 million, in respect of its 9 1/4% notes due 2006, 6 3/4% notes due 2008 and 9 7/8% notes due 2009. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

         If the applicable issuer does not pay interest on these notes after a 30 day grace period expires there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after the 30 day grace period, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under most of our other notes. Therefore, there was an event of default for failure to pay interest on May 1, 2002 under the indentures relating to the missed interest payments due April 1, 2002 and on May 16, 2002, under the indentures relating to the missed interest payments due April 15, 2002. As a result, cross defaults occurred under the Company's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under our UK credit facilities and under the Cablecom credit facility. This gave holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable. As a result of the payment defaults as well as the Company's voluntary filing under Chapter 11 of the United States Bankruptcy Code on May 8, 2002, there is an event of default under all of our credit facilities and the indentures governing all of our publicly traded debt, other than debt of NTL Triangle. As a result of the Chapter 11 filings, all of our publicly traded debts, other than the debt of NTL Triangle, became immediately due and payable, pursuant to the terms of the indentures governing such debt.
The automatic stay of Section 362

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

Inability to Pay Dividends On or Redeem Preferred Stock

         The Company failed to declare or pay dividends due February 15, 2002 on its 13% Senior Redeemable Exchangeable Preferred Stock in the amount of $6.0 million. In addition, on May 15, 2002, the Company failed to declare or pay dividends on its 13% Senior Redeemable Exchangeable Preferred Stock in the amount of $6.2 million. The Company did not pay dividends on its 5% cumulative participating convertible preferred stock held by France Telecom on December 31, 2001 of $37.0 million and March 31, 2002 of $37.5 million, or on its cumulative convertible preferred stock held by France Telecom and a group of commercial banks on December 31, 2001 of $24.9 million and March 26, 2002 of $24.1 million. Historically, payment of dividends has been made in additional shares of preferred stock in the case of the 13% preferred stock, the 5% cumulative participating preferred stock and the cumulative convertible preferred stock. The Company did not pay these dividends due to a lack of available surplus under Delaware law. Under Delaware law, the Company cannot declare or pay dividends on or redeem its capital stock, including its preferred stock, unless it has available surplus.

         Pursuant to the terms of the 13% preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid. Pursuant to the terms of the 5% cumulative convertible preferred stock and the cumulative convertible preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid, together with an additional cash dividend on the amount so unpaid at a rate of 2% per quarter for as long as the dividends remain unpaid. The failure to declare these dividends is not a default under any of the Company's existing agreements. With respect to the 13% preferred stock and 5% cumulative convertible preferred stock, if dividends remain unpaid for six quarters, the holders of each such series shall have the right to vote separately as a class on all matters voted on by NTL Incorporated shareholders and shall have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to the Company's board.

         In addition, the lack of surplus meant that the Company was not able to redeem its Variable Coupon Redeemable Preferred Stock, Series A, which is referred to as the Noos One Year Preferred, held by France Telecom, when it became mandatorily redeemable on May 18, 2002. Because the Company failed to redeem the Noos One Year Preferred on May 18, 2002, pursuant to the certificate of designation governing the Noos One Year Preferred, the holders of such preferred stock have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to the Company's board and shall have the right to vote separately as a class, on all matters brought to NTL Incorporated shareholders.

         At the time of issuance of the Noos One Year Preferred, the Company pledged its shares of Noos to France Telecom to secure the mandatory redemption obligation under the Noos One Year Preferred and the 6.5% Redeemable Preferred Stock. As part of the amended joint reorganization plan and pursuant to this pledge, the Company will transfer its 27% interest in Noos to France Telecom.

Credit Rating Downgrades

         On April 3, 2002, credit rating agency Standard & Poor's lowered the Company's long-term corporate credit rating to D from CCC-, citing the Company's failure to make a bond interest payment due on April 1, 2002.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


Delisting of NTL Incorporated Common Stock

         On March 28, 2002, the New York Stock Exchange ("NYSE") announced that it was suspending NTL's common stock from trading on the NYSE. This determination was based upon, among other things, the selling price of NTL's common stock, which closed at $0.20 on March 26, 2002. The continued listing standards of the NYSE, which were applicable to NTL, required maintenance of a minimum share price of $1.00 over a 30 trading day period and average global market capitalization of $100 million over a 30 trading day period. NTL's common stock fell below both of these continued listing standards. In addition, on May 9, 2002, Nasdaq Europe halted trading of the NTL's common stock pending receipt of information relating to the restructuring process because of the filing of NTL's Chapter 11 cases. NTL has complied with this information request, although there can be no assurance that Nasdaq Europe will (1) not make additional information requests, (2) remove the trading halt on shares of NTL's common stock or
(3) not delist shares of NTL's common stock. NTL's common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "NTLDE". The "E" on the symbol "NTLDE" was appended for failure to timely file this quarterly report. NTL expects that this designation will be dropped shortly after filing this report and the symbol will return to "NTLD".

Sale of NTL Australia

         On April 2, 2002, the Company announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$581 million (US$306 million). At that time, the business' bank debt outstanding totaled A$227 million (US$120 million).

         On April 5, 2002, NTL Delaware loaned (pound)90 million to NTL
(UK) Group Inc., which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to the Company's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware, and the proposed plan of reorganization anticipates that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against those companies.

Potential Sale of, or Outside Investment in, Cablecom

         It has been agreed to engage UBS Warburg LLC by August 31, 2002 to advise in connection with an outside investment in, or sale of all or part of, Cablecom. As part of this process, NTL (Delaware), Inc. and certain of its subsidiaries have agreed to approve any such outside investment or sale, which is acceptable to the lenders under the Cablecom credit facility.

         It has also been agreed that if such a sale of all or part of Cablecom is consummated on or before August 31, 2003, the lenders under the Cablecom credit facility will be entitled to receive additional interest equal to 20% of the net proceeds of such a sale after repayment of the amounts outstanding under the Cablecom credit facility and other expenses and taxes of the sale. There can be no assurance that any outside investment in, or sale of all or part of, Cablecom pursuant to the Cablecom credit facility will be on terms that are favorable to NTL and such investment or sale could have a material adverse effect on NTL's finances and business.

         In particular, in the current environment, NTL's shareholding in Cablecom may have little or no value, which may result in NTL receiving little or no consideration for its equity interest in Cablecom.

         Further, if a third party makes an investment in Cablecom there can be no assurance that NTL will be able to maintain its ability to direct the management of Cablecom.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         The uncertainty over the Company's financial condition may adversely affect its relationships with its suppliers. If the Company's suppliers become increasingly concerned about its financial condition, they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect its results of operations, financial condition and cash flows.

NOTE C - SALE OF AUSTRALIA

         On April 2, 2002, the Company announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$581 million (US$306 million). The Company recognized a gain on the sale of approximately US$15 million in April 2002. NTL Australia is accounted for as a discontinued operation, and accordingly, NTL Australia is excluded from assets and liabilities of continuing operations at March 31, 2002 and December 31, 2001 and from results of continuing operations for the three months ended March 31, 2002 and 2001.

         The following is the condensed assets, liabilities and results of operations of NTL Australia (unaudited except at December 31, 2001):

                                                                                                   March 31,  December 31,
                                                                                                     2002         2001
                                                                                                     ----         ----
                                                                                                       (in millions)

Current assets...............................................................................    $      20.0  $      32.0
Fixed assets, net............................................................................          243.2        235.2
Other assets.................................................................................          142.5        137.8
   NTL Australia assets......................................................................    $     405.7  $     405.0
Current liabilities..........................................................................    $      57.8  $      71.0
Non current liabilities......................................................................          135.3        111.9
   NTL Australia liabilities.................................................................    $     193.1  $     182.9

                                                                                                    Three Months Ended
                                                                                                         March 31,
                                                                                                         ---------
                                                                                                     2002         2001
                                                                                                     ----         ----
                                                                                                       (in millions)

Revenues.....................................................................................    $      17.4  $      14.6
Operating income (loss)......................................................................            0.3         (2.5)
Net income (loss)............................................................................            0.2         (0.5)


NOTE D - RECENT ACCOUNTING PRONOUNCEMENTS

         In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement superceded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company, except that it required the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

         The following table shows the Company's loss from continuing operations and its basic and diluted loss from continuing operations per share as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1, 2001 (unaudited) (in millions, except per share data).

                                                                                                     Three Months Ended
                                                                                                         March 31,
                                                                                                   2002             2001
                                                                                                   ----             ----

(Loss) from continuing operations - as reported ................................              $  (600.4)       $  (1,042.4)
Amortization of:
  Goodwill .....................................................................                    --               366.4
  License acquisition costs ....................................................                    --                18.8
  Other ........................................................................                    --                 2.7
                                                                                              ----------       -----------
                                                                                                    --               387.9
                                                                                              ----------       -----------
(Loss) from continuing operations - as adjusted ................................              $  (600.4) $          (654.5)
                                                                                              ==========       ===========
Basic and diluted net (loss) from continuing operations per share:
  As reported ..................................................................              $    (2.53)      $      (4.04)
  Amortization expense reduction ...............................................                    --                 1.42
                                                                                              ----------       ------------
  As adjusted ..................................................................              $    (2.53)      $      (2.62)
                                                                                              ==========       ============

NOTE E - FIXED ASSETS

         Fixed assets consist of:

                                                                                              March 31,     December 31,
                                                                                                2002            2001
                                                                                                ----            ----
                                                                                                      (unaudited)
                                                                                                     (in millions)

Operating equipment ..................................................                     $  13,060.7       $  13,312.2
Other equipment ......................................................                           975.1             997.6
Construction-in-progress .............................................                         1,412.3           1,270.4
                                                                                           -----------       -----------
                                                                                              15,448.1          15,580.2
Accumulated depreciation .............................................                        (3,535.2)         (3,242.1)
                                                                                           -----------       -----------
                                                                                           $  11,912.9       $  12,338.1
                                                                                           ===========       ===========

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         Depreciation expense (including amortization of assets held under capital leases) for the three months ended March 31, 2002 and 2001 was $362.9 million and $331.3 million, respectively.

NOTE F - INTANGIBLE ASSETS

         Intangible assets consist of:

                                                                                                March 31,     December 31,
                                                                                                  2002            2001
                                                                                                  ----            ----
                                                                                               (unaudited)
                                                                                                     (in millions)
Intangible assets not subject to amortization:
Goodwill, net of accumulated amortization of $60.3 (2002) and $61.1 (2001)..............     $     1,598.8  $     1,619.4
License acquisition costs, net of accumulated amortization of $122.5 (2002)
   and $125.2 (2001)....................................................................              55.2           54.7

Intangible assets subject to amortization:
Customer lists, net of accumulated amortization of $186.5 (2002) and $169.3 (2001)......             146.1          168.8
Other intangibles, net of accumulated amortization of $4.4 (2002) and $4.5 (2001).......               6.7            6.9
                                                                                             -------------  -------------
                                                                                             $     1,806.8  $     1,849.8
                                                                                             =============  =============

         Amortization of intangible and other assets charged to expense for the three months ended March 31, 2002 and 2001 was $32.7 million and $423.9 million, respectively.

NOTE G - INVESTMENTS IN AND LOANS TO AFFILIATES

         The Company has investments in various companies and joint ventures which are accounted for under either the equity method or the cost method. The Company's significant equity investments include its 27% interest in Noos S.A., the market leading French broadband company, which offers analog and digital cable television, high speed Internet and telephone services, its 34.01% interest in Svenska Bredbandsbolaget ("B2"), a company based in Sweden, which provides "always on," low cost access to a high-capacity broadband network that provides transmission, both to and from the customer, at the same speed and at the same time, and its 50% interest in eKabel InvestCo, which owns 65% of iesy Hessen GmbH ("iesy"), the largest cable television network in the German province of Hessen.

         There can be no assurance that iesy will meet the conditions precedent to access additional funds under its credit facility or that it will be in compliance with the covenants under its debt agreements. The failure of iesy to obtain required funding or a default entitling the lenders to accelerate repayment of iesy's borrowings would adversely affect the value of NTL's investment in iesy.

         In addition, on April 15, 2002, a funding request for $20 million was received by NTL under the terms of the investment agreement relating to NTL's investment in B2. NTL has informed B2 and the other principal investors that it is not in a position to comply with this request at this time. The B2 investment agreement provides that if NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders' arrangements. Pursuant to the applicable documents, if this occurs the majority remaining shareholders may also elect to terminate the shareholder arrangements with respect to NTL and exercise a contractual right to acquire on a pro rata basis NTL's interest in B2 at 25% of fair market value. If the remaining shareholders elected to exercise these rights, NTL could be forced to sell its stake in B2 at a loss.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         The Company believes, however, that it has certain defenses and protections of and for NTL's rights under the B2 investment agreement and in respect of its equity interest in B2 and intends to vigorously enforce such rights and protections.

         Premium TV Limited, a wholly-owned subsidiary of NTL (Delaware), Inc., is obliged to provide funding of up to approximately (pound)73.1 million ($104.2 million) to fund certain of its joint venture interests. Of this amount, the payment of approximately (pound)53.5 million ($76.2 million) has been guaranteed by NTL (Delaware), Inc. If Premium TV Limited fails to provide its committed funding under the relevant shareholder arrangements relating to these joint ventures, Premium TV Limited and, in respect of the guaranteed amounts, NTL (Delaware), Inc., may be sued for non-payment. As a result of the recapitalization process, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV Limited's interest in the relevant joint venture at a third party appraisal valuation. The Company believes, however, that it has various defenses and protections under the U.S.

NOTE G - INVESTMENTS IN AND LOANS TO AFFILIATES

         Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

         NTL Incorporated has also guaranteed the obligations of one of its subsidiaries to provide funding of up to approximately (pound)9.2 million ($13.1 million) to two joint ventures whose businesses are the provision of programming content. If the relevant subsidiary fails to provide such funding, under the shareholder arrangements relating to these joint ventures, such subsidiary may be sued for damages. In addition, under the shareholder arrangements relating to one of those joint ventures, the relevant joint venture partner may have the option to compulsorily acquire the Company's indirect interest in the relevant joint venture at 70% of fair market value, resulting in the Company selling its indirect interest at a potential loss. The Company believes that it has various defenses and protections under the U.S. Bankruptcy Code against such actions and intends to enforce vigorously its rights and protections.

         The Company intends to negotiate with these joint venture partners to address these issues. There can be no guaranty that these negotiations will be successful and that the Company will be able to retain its current interest in these joint venture companies.

         The Company's investments in and loans to affiliates are as follows:

                                                                      March 31, 2002              December 31, 2001
                                                                      --------------              -----------------
                                                                  Ownership      Balance       Ownership        Balance
                                                                  ---------      -------       ---------        -------
                                                                               (unaudited)
                                                                                 (dollars in millions)

Noos.................................................                27.00%    $     32.6         27.00%      $    47.0
B2...................................................                34.01%          78.5         34.01%           92.5
iesy.................................................                32.50%          61.3         32.50%           73.0
Others...............................................                                55.2                          52.8
                                                                               ----------                     ---------
Total equity investments.............................                               227.6                         265.3
Total cost investments...............................                                 6.9                           7.1
                                                                               ----------                     ---------
Total................................................                          $    234.5                     $   272.4
                                                                               ==========                     =========

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         A summary of combined financial information as reported by the Company's equity investees is set forth below:

                                                                                        March 31,          December 31,
                                                                                          2002                 2001
                                                                                          ----                 ----
                                                                                       (unaudited)
                                                                                                (in millions)
Current assets.................................................................       $     427.2           $     495.5
Fixed assets, net..............................................................             885.4                 910.9
Other assets...................................................................           2,398.4               2,690.0
                                                                                      -----------           -----------
Total assets...................................................................       $   3,711.0           $   4,096.4
                                                                                      ===========           ===========

Current liabilities............................................................       $     325.6           $     366.3
Non current liabilities........................................................           1,418.7               1,445.4
Total shareholders' equity.....................................................           1,966.7               2,284.7
                                                                                      -----------           -----------
Total liabilities and shareholders' equity.....................................       $   3,711.0           $   4,096.4
                                                                                      ===========           ===========

                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                         2002                  2001
                                                                                         ----                  ----
                                                                                      (unaudited)
                                                                                               (in millions)

Revenues .....................................................................        $     121.0           $      58.9
Operating (loss)...............................................................             (91.6)                (87.5)
Net (loss).....................................................................            (122.5)               (117.8)

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)

NOTE H - LONG-TERM DEBT

         Long-term debt consists of:
                                                                                        March 31,          December 31,
                                                                                          2002                 2001
                                                                                          ----                 ----
                                                                                       (unaudited)
                                                                                                (in millions)
NTL Incorporated:
  5 3/4% Convertible Subordinated Notes...............................                $      100.0          $    100.0
NTL Delaware:
  5 3/4% Convertible Subordinated Notes...............................                     1,200.0             1,200.0
Cablecom:
  Term Loan Facility..................................................                     1,605.2             1,626.8
  Revolving Facility..................................................                       520.2               527.2
  Other  .............................................................                         6.1                 6.2
NTL Communications:
  12 3/4% Senior Deferred Coupon Notes................................                       277.8               277.8
  11 1/2% Senior Deferred Coupon Notes................................                     1,050.0             1,050.0
  10% Senior Notes....................................................                       400.0               400.0
  9 1/2% Senior Sterling Notes, less unamortized discount.............                       177.7               181.4
  10 3/4% Senior Deferred Coupon Sterling Notes.......................                       384.5               382.3
  9 3/4% Senior Deferred Coupon Notes.................................                     1,181.4             1,153.8
  9 3/4% Senior Deferred Coupon Sterling Notes........................                       387.2               385.9
  11 1/2% Senior Notes................................................                       625.0               625.0
  12 3/8% Senior Deferred Coupon Notes................................                       375.8               364.9
  7% Convertible Subordinated Notes...................................                       489.8               489.8
  9 1/4% Senior Euro Notes............................................                       217.9               222.5
  9 7/8% Senior Euro Notes............................................                       305.1               311.5
  11 1/2% Senior Deferred Coupon Euro Notes...........................                       136.5               135.6
  11 7/8% Senior Notes, less unamortized discount.....................                       491.0               490.7
  12 3/8% Senior Euro Notes, plus unamortized premium.................                       262.2               267.8
  6 3/4% Convertible Senior Notes.....................................                     1,150.0             1,150.0
NTL Communications Limited:
  Senior Credit Facility..............................................                     3,968.4             4,050.0
  Working Capital Facility............................................                       581.8               145.4
  Other  .............................................................                        57.4                58.6
NTL Triangle:
  11.2% Senior Discount Debentures....................................                       517.3               517.3
  Other  .............................................................                         3.8                 4.5
Diamond:
  13 1/4% Senior Discount Notes.......................................                       285.1               285.1
  11 3/4% Senior Discount Notes.......................................                       531.0               531.0
  10 3/4% Senior Discount Notes.......................................                       420.5               415.1
  10% Senior Sterling Notes...........................................                       192.4               196.3
  9 1/8% Senior Notes.................................................                       110.0               110.0
  Other  .............................................................                         6.0                 3.6
                                                                                        ----------          ----------
                                                                                          18,017.1            17,666.1
Less current portion..................................................                    18,017.1            17,666.1
                                                                                      ------------          ----------
                                                                                      $          -          $        -
                                                                                      ============          ==========

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         See Note B for discussion of the events of default and uncertainties about compliance with the terms and conditions of the Company's debt. The holders of the debt have the right to accelerate repayment, or may have such right, which has caused all of the Company's long-term debt to be classified as current. The automatic stay of Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

         The effective interest rates on the Company's variable interest rate debt were as follows:

                                                                                           March 31,          December 31,
                                                                                             2002                 2001
                                                                                             ----                 ----
Cablecom:
  Term Loan Facility.............................................................            4.30%                5.27%
  Revolving Facility.............................................................            4.25%                5.49%
NTL Communications Limited:
  Senior Credit Facility.........................................................            6.16%                6.73%
  Term Facility..................................................................            7.66%                8.06%
  Working Capital Facility.......................................................           10.15%                9.57%

         On April 30, 2002, the Cablecom Term Loan Facility and Revolving Facility were restated. In May 2002, Cablecom borrowed an additional CHF
180.0 million ($107.0 million) under the Revolving Facility. The maturity date for both facilities was changed to April 30, 2003 in the restatement. The interest and commitment fee provisions were not changed. The Revolving Facility has been capped at its utilized amount of CHF 1,055.0 million, although the availability may be increased with the consent of the requisite majority of the lenders under that facility.

NOTE I - REDEEMABLE PREFERRED STOCK

         The changes in the number of shares of Redeemable Preferred Stock were as follows (unaudited):

                                                                     13%         Variable        6.5%         Convertible
                                                                     ---         --------        ----         -----------
Shares at December 31, 2001...................................       184,000         48,000        12,000       1,850,000
Issued for dividends..........................................             -              -             -               -
                                                                 -----------    -----------    ----------    ------------
Shares at March 31, 2002......................................       184,000         48,000        12,000       1,850,000
                                                                 ===========    ===========    ==========    ============

Liquidation preference at March 31, 2002 (in millions)........   $     192.9    $     498.8    $    129.0    $    2,063.5
                                                                 ===========    ===========    ==========    ============

NOTE J - OTHER CHARGES INCLUDING RESTRUCTURING CHARGES

         Other charges of $2.6 million in 2002 include restructuring charges of $1.6 million and costs incurred for information technology integration and for business rationalization consulting of $1.0 million. Other charges of $7.4 million in 2001 were for information technology integration and for business rationalization consulting.

         The Company recorded restructuring charges in the fourth quarter of 2001 as a result of actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. These charges included employee severance and related costs for approximately 5,400 employees to be terminated, of which approximately 600 employees were still employed by the Company as of March 31, 2002.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


         The following table summarizes the restructuring charges incurred and utilized in 2002 and 2001:

                                                       Employee
                                                       Severance          Lease
                                                      and Related          Exit           Agreement
                                                         Costs             Costs        Modifications        Total
                                                         -----             -----        -------------        -----
                                                                              (in millions)

Balance, December 31, 2001..................         $      79.3       $      33.5      $      27.7       $     140.5
Charged to expense..........................                 1.6               -                -                 1.6
Utilized....................................               (68.5)             (5.3)            (5.6)            (79.4)
                                                     -----------       -----------      -----------       -----------
Balance, March 31, 2002.....................         $      12.4       $      28.2      $      22.1       $      62.7
                                                     ===========       ===========      ===========       ===========

NOTE K - COMPREHENSIVE LOSS

         The Company's comprehensive loss for the three months ended March 31, 2002 and 2001 was $675.9 million and $1,330.2 million, respectively.

NOTE L - COMMITMENTS AND CONTINGENT LIABILITIES

         At March 31, 2002, the Company was committed to pay approximately $1,518.2 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately $1,158.3 million for operations and maintenance contracts and other commitments from April 1, 2003 to 2013.

         The Company has agreed to provide funds to its unconsolidated affiliates generally if and when requested to do so and only upon the satisfaction of certain conditions. The estimated aggregate amount as of March 31, 2002 was $72.4 million. These unconsolidated affiliates include the media partnerships with the Football League and with various UK football clubs for Internet marketing and sponsorships. The Company's wholly-owned indirect subsidiary, Premium TV Limited, has entered into these football related partnerships.

         NTL Incorporated and certain of its officers have been named as defendants in a number of purported securities class action lawsuits. The complaints in those cases generally allege that NTL failed to accurately disclose its financial condition, finances and future prospects in press releases and other communications with investors prior to filing its Chapter 11 case in federal court. NTL does not know of any facts that would support these allegations, and intends to defend the lawsuits vigorously.

         The Company is involved in certain other disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

                     NTL Incorporated and Subsidiaries
            Notes to Condensed Financial Statements--(Continued)


NOTE M - SEGMENT DATA

                                            Broadcast     Consumer        Business         Shared            Total
                                            ---------     --------        --------         ------            -----
                                                                        (in millions)
Three Months Ended March 31, 2002
Revenues...............................    $     70.0     $    608.4     $     215.6     $          -      $     894.0
EBITDA(1)..............................          35.8          217.2            80.7           (87.8)            245.9

Three Months Ended March 31, 2001
Revenues...............................    $     68.1     $    610.9     $     201.2     $          -      $     880.2
EBITDA(1)..............................          32.4          135.0            59.8          (107.9)            119.3

Total assets
March 31, 2002(2)......................    $  1,199.3     $ 10,941.7     $   3,247.4     $      906.0      $  16,294.4
December 31, 2001(3)...................       1,206.8       11,400.2         3,289.7            941.8         16,838.5



(1) Represents earnings before interest, taxes, depreciation and amortization, recapitalization expense, other charges, corporate expenses, share of (losses) from equity investments, foreign currency transaction (losses) and income (loss) from discontinued operations. Segment EBITDA in 2001 has been reclassified to conform to the current year presentation.

(2) At March 31, 2002, shared assets included $427.0 million of cash, cash equivalents and marketable securities, $0.1 million of goodwill and $478.9 million of other assets.

(3) At December 31, 2001, shared assets included $318.0 million of cash and cash equivalents, $0.1 million of goodwill and $623.7 million of other assets.

         The reconciliation of segment combined EBITDA to loss before income taxes and discontinued operations is as follows:

                                                                                           Three Months Ended
                                                                                                March 31,
                                                                                                ---------
                                                                                         2002                  2001
                                                                                         ----                  ----
                                                                                              (in millions)
Segment combined EBITDA........................................................       $     245.9           $     119.3
  (Add) deduct:
  Recapitalization expense.....................................................              45.8                   -
  Other charges................................................................               2.6                   7.4
  Corporate expenses...........................................................              13.6                  12.5
  Depreciation and amortization................................................             395.6                 755.2
  Interest income and other, net...............................................             (15.1)                 (9.0)
  Interest expense.............................................................             371.9                 355.1
  Share of losses from equity investments......................................              48.9                  42.9
  Foreign currency transaction losses..........................................               5.0                  13.7
                                                                                      -----------           -----------
                                                                                            868.3               1,177.8
                                                                                      -----------           -----------
Loss before income taxes and discontinued operations...........................       $    (622.4)          $  (1,058.5)
                                                                                      ===========           ===========

                     NTL Incorporated and Subsidiaries


Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

LIQUIDITY AND CAPITAL RESOURCES

Recapitalization Process and Ability to Continue Operations

         On May 8, 2002, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code (referred to as the proposed recapitalization plan). NTL's operating subsidiaries were not included in the Chapter 11 filing. Toward the end of 2001, while the Company continued to have sufficient liquidity to meet its near term obligations, it recognized the negative impact of the collapsing European and U.S. telecommunications markets on its ability to service its debt. Accordingly, the Company began to implement a strategy to preserve and maximize its enterprise value. This strategy included the implementation of cost-cutting measures and the commencement of discussions with certain third parties regarding strategic alternatives for NTL's business.

         The Company historically incurred operating losses and negative operating cash flow. In addition, the Company has required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through cash flow from operations, amounts available under its credit facilities, vendor financing and issuances of high-yield debt securities and convertible debt securities in the capital markets and convertible preferred stock and common stock to strategic investors. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. The Company's public equity is no longer trading on the New York Stock Exchange, and its debt securities are trading at or near all time lows. These factors, together with the Company's substantial leverage, means the Company does not currently have access to its historic sources of capital.

         In addition, the Company's UK credit facilities are fully drawn. The revolving tranche of the Cablecom credit facility has been capped at its utilized amount of CHF 1,055.0 million although the availability may be increased with the consent of the requisite majority of the lenders under that facility. The term tranche of the Cablecom credit facility is fully drawn. NTL Communications Corp., a wholly-owned indirect subsidiary of the Company, did not pay cash interest on certain series of its notes that was due on April 1, 2002, April 15, 2002 and May 15, 2002. NTL Incorporated and NTL (Delaware), Inc. also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

         As of March 31, 2002, the Company had approximately $622.7 million in cash, cash equivalents and marketable securities on hand and, in April 2002, received approximately $306 million net cash proceeds from the sale of its Australian business. The Company may require additional cash in the twelve months from April 1, 2002 to March 31, 2003. The Company expects to obtain a DIP Facility (as described below) to meet the potential cash requirements of the Company and its subsidiaries, excluding Cablecom. The Company also expects that the DIP Facility will be replaced with an exit facility for NTL Communications Corp. and its subsidiaries upon the completion of the recapitalization process. The Company believes that cash, cash equivalents and marketable securities on hand at March 31, 2002, the cash received from the sale of NTL Australia and the cash expected to be available from the DIP Facility and the exit facility will be sufficient for its and its subsidiaries cash requirements during the twelve months from April 1, 2002 to March 31, 2003.

                     NTL Incorporated and Subsidiaries


         Beginning in January 2002, NTL was contacted by an unofficial committee of bondholders regarding the commencement of a comprehensive and consensual restructuring process. NTL has been informed that the members of the unofficial steering committee of bondholders currently own, in the aggregate, more than 50% of the outstanding principal amount of NTL's notes. In connection with the restructuring process, the steering committee of the unofficial committee of bondholders retained advisors to facilitate the negotiations.

         On January 31, 2002, NTL announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen its balance sheet and reduce debt and put an appropriate capital structure in place for its business. Subsequently, NTL evaluated various recapitalization alternatives, and met with a number of strategic investors, to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations. Discussions with such strategic investors did not result in a proposal which NTL's board of directors believed was comparable or superior to the value provided to its stakeholders by the proposed plan of reorganization.

         Liberty Media Corporation, one of such potential strategic investors, which is also a significant shareholder in Telewest plc, another British cable and telephone company, has discussed various transactions with NTL from time to time over the past several years. In March 2002, Liberty and NTL amended a previously existing confidentiality agreement between them to cover the restructuring process and to include a "standstill" agreement which prohibited various acquisitions of, or offers, for NTL debt or equity securities by Liberty and its subsidiaries until June 30, 2002.

         On April 17, 2002, Liberty sent a proposal to NTL's board of directors, which proposed a cash tender offer for 30% of the outstanding bonds of NTL Communications Corp. at a "small premium" to the prevailing market price and an agreement to vote such acquired bonds in favor of the proposed plan of reorganization, as well as a "participation" with NTL in a cash infusion of up to $500 million into Cablecom. After consultation with NTL's board of directors and the steering committee of bondholders on April 18, 2002, NTL indicated to Liberty that it did not consider the Liberty proposal to be in the best interests of NTL and that the best course of action for NTL to maximize its enterprise value was to promptly consummate the proposed plan of reorganization. Subsequent to April 18, 2002, Liberty has continued discussions with NTL with respect to Cablecom.

         Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, NTL commenced negotiations with the steering committee of the unofficial committee of bondholders and its legal and financial advisors. The negotiations continued during the latter part of March and throughout April 2002, and also included France Telecom. On April 16, 2002, the Company announced that it had reached a comprehensive agreement in principle with the committee (holding over 50% of the face value of NTL and its subsidiaries' public bonds) and France Telecom, a significant holder of the Company's preferred stock, on implementing a recapitalization plan. On May 2, 2002, a steering committee of the lending banks under the Company's credit facilities gave their approval in principle (on a non-legally binding basis) to the Company's proposed plan of reorganization.

         The recapitalization plan, if implemented, would result in the cancellation of all of NTL Incorporated's outstanding shares of common stock, preferred stock and redeemable preferred stock, and the cancellation of all of the publicly held notes of NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. and the transfer of the publicly held notes of Diamond Cable Communications Limited to NTL UK and Ireland. In addition, the Company would be discharged from its obligation to pay dividends accruing on the canceled preferred stock and interest accruing on the canceled notes.

         During the recapitalization process, it is anticipated that NTL's operations will continue uninterrupted, customer service will be unaffected, suppliers will be paid in the ordinary course and NTL's management will remain in place.

                     NTL Incorporated and Subsidiaries


         To implement the proposed recapitalization, on May 8, 2002, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. NTL's operating subsidiaries were not included in the Chapter 11 filing. The reorganization plan contemplates that the bank debt will remain in place as part of the recapitalization. On May 24, 2002, NTL and its debtor subsidiaries filed an amended joint reorganization plan and disclosure statement. The bankruptcy court has scheduled July 12, 2002 for a hearing to consider approval of the amended joint reorganization plan and disclosure statement. A copy of the Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries and the related Disclosure Statement are included as exhibits to NTL Incorporated's Current Report on Form 8-K filed on May 28, 2002.

         The filing of the petitions seeking relief filed under Chapter 11 constituted an event of default under the indentures of each of the entities which filed such Chapter 11 petitions and amounts outstanding under these indentures became immediately due and payable. The Company's Chapter 11 petitions also constituted an event of default under the Company's UK credit facilities and the Cablecom credit facility, allowing the lenders thereunder to declare amounts outstanding to be immediately payable.

         In connection with the proposed joint reorganization plan, certain members of the unofficial committee of bondholders have committed to provide up to $500 million of new debt financing to the Company and certain of its subsidiaries during the Chapter 11 process and for the post-recapitalized Company, subject to bankruptcy court approval. The new financing will ensure that the Company's business operations have access to sufficient liquidity to continue ordinary operations. The bankruptcy court has set June 19, 2002 as the date to consider approval of the DIP Facility, which has been agreed in principle with the Company and the prospective lenders under the facility.

Proposed Recapitalization Plan

         Under the proposed recapitalization plan, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding substantially all of NTL's UK and Ireland assets, and one tentatively called NTL Euroco and holding substantially all of NTL's continental European and other assets.

         Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), NTL Communications Corp. and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland (excluding shares issuable in the rights offerings and upon the exercise of warrants (discussed below) and upon the exercise of options which will be granted to certain employees of NTL UK and Ireland). Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and NTL Communications Corp. would in the aggregate receive
(i) 100% of the preferred stock of NTL Euroco and (ii) a certain amount of cash as specified in the amended joint reorganization plan. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and NTL Communications Corp. would in the aggregate receive 86.5% of the initial common stock of NTL Euroco (excluding shares issuable upon the exercise of options which will be granted to certain employees of NTL Euroco). Holders of senior notes of NTL Communications Corp. would receive the value of a specified number of shares of common stock of NTL Euroco pursuant to the amended joint reorganization plan. Notes of the Company's subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC would remain outstanding and interest payments will be made.

         Current preferred and common stockholders of NTL Incorporated, including France Telecom, would receive warrants to purchase common stock of NTL UK and Ireland and rights (to be priced at a $10.5 billion enterprise value of NTL UK and Ireland) entitling them to purchase common stock of NTL UK and Ireland. For each share of common stock purchase upon exercise of rights, the person exercising such rights will receive a warrant to purchase one share of common stock of NTL UK and Ireland. The rights will be exercisable, on an oversubscription basis, for the 20-business day period after the entry of the confirmation order, as such period may be extended, and the warrants will be exercisable for a period of eight years at an exercise price of $77.47 per share, subject to anti-dilution adjustments. If fully exercised, the rights and

                     NTL Incorporated and Subsidiaries


warrants would entitle the current preferred stockholders of NTL Incorporated to acquire approximately 23.6% and the current common stockholders of NTL Incorporated to acquire approximately 8.9% of NTL UK and Ireland's primary common stock on the effective date of the recapitalization. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), and NTL Communications Corp. would have the right to purchase any shares of NTL UK and Ireland common stock and warrants not subscribed for in the rights offering by the preferred and common stockholders of NTL Incorporated.

         Current preferred stockholders, other than France Telecom, would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that, subject to the consummation of the recapitalization, France Telecom would also receive NTL Incorporated's 27% interest in Noos, pursuant to a pledge of such interest to France Telecom given at the time of its acquisition.

         During the recapitalization process, the Company has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that the Company's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with the Company. See also "Risk Factors" for a summary of risks related to the Company's business in general and the recapitalization process in particular.

         Section 1129 of the United States Bankruptcy Code requires, among other things, a showing that confirmation of the proposed recapitalization plan will not be followed by liquidation or the need for further financial reorganization of NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited or Diamond Holdings Limited, and that the value of distributions to dissenting holders of claims and interests may not be less than the value such holders would receive in a liquidation under Chapter 7 of the United States Bankruptcy Code. Although the Company believes that the proposed recapitalization plan will meet these tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

         The United States Bankruptcy Code also requires that a plan must provide the same treatment for each claim or interest in a particular class, unless a holder agrees to a less favorable treatment of its particular claim or interest. The Company believes that the proposed recapitalization plan complies with this requirement of the United States Bankruptcy Code. However, if a member of a class objects to its treatment, or if the Bankruptcy Court finds that the proposed recapitalization plan does not comply with the requirements of the United States Bankruptcy Code, confirmation of the plan could be delayed or prevented. In addition, each class of impaired claims and interests that will (or may) be entitled to receive property under the plan will have the opportunity to vote to accept or reject the plan. If an impaired class of claims or interests rejects the plan, the Company may request confirmation of the plan pursuant to the "cramdown" provisions of the United States Bankruptcy Code. Even if the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the plan.

         There can be no assurance that we will successfully complete the proposed recapitalization plan in a timely manner in order to sustain our operations.

Bank Waivers

         Before the Company could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under the Company's credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities. Such initial waivers did not permit NTL to make to any of its noteholders an exchange or similar offer for NTL's outstanding public notes or to enter into a legally binding agreement with the unofficial steering committee of bondholders, subject to some exceptions, without the consent of the lenders under the credit facilities. But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities.

                     NTL Incorporated and Subsidiaries


         Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extended the duration of the initial waivers to April 29, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom credit facility, unless the interest payments missed by NTL Communications Corp. on April 1, 2002 were remedied or a sufficient number of bondholders agreed to forbear in respect of such non- payment, in which case, the UK credit facilities waivers were to be extended to May 14, 2002. As a condition to the amendment to the initial waivers, the UK lenders required NTL Delaware to loan (pound)90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. This loan, which was made on April 5, 2002, is structurally senior to the outstanding public notes issued by NTL Communications Corp. and contractually senior to intra-group debt owed by NTL (UK) Group, Inc. to NTL Communications Corp. but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and agreed, among other things, not to commence voluntary dissolution proceedings, including proceedings under Chapter 11 of the United States Bankruptcy Code, without the consent of these lenders.

         As of the date of this Form 10-Q, there are no current waivers from the Company's secured lenders and NTL is therefore in default under its UK credit facilities and the Cablecom credit facility. In connection with the proposed recapitalization plan, it is intended that the existing events of default under the credit facilities will be cured by amendment with effect from the effective date of the recapitalization, if it is approved by creditors and the bankruptcy court. On May 2, 2002, a memorandum was executed by the Company, a steering committee of its lending banks and the unofficial committee of its public bondholders indicating the parties' agreement in principle (on a non-legally binding basis) to the terms of the proposed recapitalization and the terms on which the Company's UK credit facilities should be amended and restated and with respect to certain matters relating to the sale of, or investment in, Cablecom.

         Cablecom GmbH is the principal trading company of our Swiss group. There were a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility which entitled the lenders to accelerate repayment. Such an acceleration would have resulted in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009. Under Swiss law, unless the overindebtedness was rectified those entities would have been required to commence an insolvency proceeding in Switzerland.

         On April 30, 2002, Cablecom reached an agreement with the lenders under the Cablecom credit facility which, together with the implementation of an intra-group transaction, resolved its overindebtedness. The agreement included a waiver by the lenders of various additional covenant breaches under the credit facility. Temporary measures have also been put in place which mean that Cablecom's overindebted subsidiaries do not have to institute insolvency proceedings. It is intended to permanently resolve the problem of overindebtedness in certain of the subsidiaries by merging them into Cablecom or another member of the Cablecom group. Other overindebted subsidiaries will remain unmerged and it is planned to obviate any requirement to institute insolvency proceedings in respect of these companies in another way. If these solutions are not implemented by June 30, 2002, there will be an additional event of default under the Cablecom credit facility. The Company expects to complete these actions within this time-frame.

Interest Payments on Public Notes

         The Company and its subsidiaries have substantial interest payment obligations under their existing indebtedness. NTL Communications Corp. did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.2 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. NTL Communications also did not make interest payments falling due on April 15, 2002, totaling $17.7 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments and payment of

                     NTL Incorporated and Subsidiaries


related fees falling due on April 15, 2002, totaling $2.5 million, in respect of their 5 3/4% Convertible Subordinated Notes due 2011. In addition, NTL Communications Corp. did not make the scheduled interest payments due May 15, 2002 in the aggregate amount of $65.0 million, in respect of its 9 1/4% notes due 2006, 6 3/4% notes due 2008 and 9 7/8% notes due 2009. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

         If the applicable issuer does not pay interest on these notes after a 30 day grace period expires there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after the 30 day grace period, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under most of our other notes. Therefore, there was an event of default for failure to pay interest on May 1, 2002 under the indentures relating to the missed interest payments due April 1, 2002 and on May 16, 2002, under the indentures relating to the missed interest payments due April 15, 2002. As a result, cross defaults occurred under the Company's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under our UK credit facilities and under the Cablecom credit facility. This gave holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable. As a result of the payment defaults as well as the Company's voluntary filing under Chapter 11 of the United States Bankruptcy Code on May 8, 2002, there is an event of default under all of our credit facilities and the indentures governing all of our publicly traded debt, other than debt of NTL Triangle. As a result of the Chapter 11 filings, all of our publicly traded debts, other than the debt of NTL Triangle, became immediately due and payable, pursuant to the terms of the indentures governing such debt. The automatic stay of Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

Inability to Pay Dividends On or Redeem Preferred Stock

         The Company failed to declare or pay dividends due February 15, 2002 on its 13% Senior Redeemable Exchangeable Preferred Stock in the amount of $6.0 million. In addition, on May 15, 2002, the Company failed to declare or pay dividends on its 13% Senior Redeemable Exchangeable Preferred Stock in the amount of $6.2 million. The Company did not pay dividends on its 5% cumulative participating convertible preferred stock held by France Telecom on December 31, 2001 of $37.0 million and March 31, 2002 of $37.5 million, or on its cumulative convertible preferred stock held by France Telecom and a group of commercial banks on December 31, 2001 of $24.9 million and March 26, 2002 of $24.1 million. Historically, payment of dividends has been made in additional shares of preferred stock in the case of the 13% preferred stock, the 5% cumulative participating preferred stock and the cumulative convertible preferred stock. The Company did not pay these dividends due to a lack of available surplus under Delaware law. Under Delaware law, the Company cannot declare or pay dividends on or redeem its capital stock, including its preferred stock, unless it has available surplus.

         Pursuant to the terms of the 13% preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid. Pursuant to the terms of the 5% cumulative convertible preferred stock and the cumulative convertible preferred stock, the unpaid dividends will continue to accrue without interest until declared and paid, together with an additional cash dividend on the amount so unpaid at a rate of 2% per quarter for as long as the dividends remain unpaid. The failure to declare these dividends is not a default under any of the Company's existing agreements. With respect to the 13% preferred stock and 5% cumulative convertible preferred stock, if dividends remain unpaid for six quarters, the holders of each such series shall have the right to vote separately as a class on all matters voted on by NTL Incorporated shareholders and shall have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to the Company's board.

                     NTL Incorporated and Subsidiaries


         In addition, the lack of surplus meant that the Company was not able to redeem its Variable Coupon Redeemable Preferred Stock, Series A, which is referred to as the Noos One Year Preferred, held by France Telecom, when it became mandatorily redeemable on May 18, 2002. Because the Company failed to redeem the Noos One Year Preferred on May 18, 2002, pursuant to the certificate of designation governing the Noos One Year Preferred, the holders of such preferred stock have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to the Company's board and shall have the right to vote separately as a class, on all matters brought to NTL Incorporated shareholders.

         At the time of issuance of the Noos One Year Preferred, the Company pledged its shares of Noos to France Telecom to secure the mandatory redemption obligation under the Noos One Year Preferred and the 6.5% Redeemable Preferred Stock. As part of the amended joint reorganization plan and pursuant to this pledge, the Company will transfer its 27% interest in Noos to France Telecom.

Credit Rating Downgrades

         On April 3, 2002, credit rating agency Standard & Poor's lowered the Company's long-term corporate credit rating to D from CCC-, citing the Company's failure to make a bond interest payment due on April 1, 2002.

Delisting of NTL Incorporated Common Stock

         On March 28, 2002, the New York Stock Exchange ("NYSE") announced that it was suspending NTL's common stock from trading on the NYSE. This determination was based upon, among other things, the selling price of NTL's common stock, which closed at $0.20 on March 26, 2002. The continued listing standards of the NYSE, which were applicable to NTL, required maintenance of a minimum share price of $1.00 over a 30 trading day period and average global market capitalization of $100 million over a 30 trading day period. NTL's common stock fell below both of these continued listing standards. In addition, on May 9, 2002, Nasdaq Europe halted trading of NTL's common stock pending receipt of information relating to the restructuring process because of the filing of NTL's Chapter 11 cases. NTL has complied with this information request, although there can be no assurance that Nasdaq Europe will (1) not make additional information requests, (2) remove the trading halt on shares of NTL's common stock or
(3) not delist shares of NTL's common stock. NTL's common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "NTLDE". The "E" on the symbol "NTLDE" was appended for failure to timely file this quarterly report. NTL expects that this designation will be dropped shortly after filing this report and the symbol will return to "NTLD".

Sale of NTL Australia

         On April 2, 2002, the Company announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$581 million (US$306 million). At that time, the business' bank debt outstanding totaled A$227 million (US$120 million).

         On April 5, 2002, NTL Delaware loaned (pound)90 million to NTL
(UK) Group, Inc., which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to the Company's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and the proposed plan of reorganization anticipates that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against those companies.

                     NTL Incorporated and Subsidiaries


Potential Sale of, or Outside Investment in, Cablecom

         It has been agreed to engage UBS Warburg LLC by August 31, 2002 to advise in connection with an outside investment in, or sale of all or part of, Cablecom. As part of this process, NTL (Delaware), Inc. and certain of its subsidiaries have agreed to approve any such outside investment or sale, which is acceptable to the lenders under the Cablecom credit facility.

         It has also been agreed that if such a sale of all or part of Cablecom is consummated on or before August 31, 2003, the lenders under the Cablecom credit facility will be entitled to receive additional interest equal to 20% of the net proceeds of such a sale after repayment of the amounts outstanding under the Cablecom credit facility and other expenses and taxes of the sale. There can be no assurance that any outside investment in, or sale of all or part of, Cablecom pursuant to the Cablecom credit facility will be on terms that are favorable to NTL and such investment or sale could have a material adverse effect on NTL's finances and business. In particular, in the current environment, NTL's shareholding in Cablecom may have little or no value, which may result in NTL receiving little or no consideration for its equity interest in Cablecom.

         Further, if a third party makes an investment in Cablecom there can be no assurance that NTL will be able to maintain its ability to direct the management of Cablecom.

Description of Outstanding Notes, Credit Facilities and Redeemable
Preferred Stock

         The following summarizes the terms of the significant notes, credit facilities and redeemable preferred stock issued by the Company and its subsidiaries as of March 31, 2002, excluding the NTL Australia bank credit facility due to the sale of NTL Australia on April 2, 2002. The holders of the debt have the right to accelerate repayment, or may have such right, which has caused all of the Company's long-term debt to be classified as current. The automatic stay of Section 362 of the U.S. Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

NTL Incorporated:

(1) Senior Redeemable Exchangeable Preferred Stock due February 15, 2009, liquidation preference of $192.9 million, dividends accrue at 13% per annum payable quarterly in arrears, at the Company's option, until February 15, 2004, dividends may be paid in cash, by the issuance of additional shares or in any combination of the foregoing, redeemable at the Company's option on or after February 15, 2002, and, on any dividend payment date, the Company may exchange all of the outstanding shares for 13% debentures due 2009;

(2) Convertible Preferred Stock due March 27, 2009, liquidation preference of $2,063.5 million, dividends are payable quarterly in arrears in additional shares, at the following quarterly dividend rates: (i) from September 12, 2001 through March 26, 2002, $13.44 per share, (ii) from March 27, 2002 through March 26, 2003, $21.23 per share, and (iii) from March 27, 2003 through March 26, 2004, $26.61 per share; once the "Convertibility Date" (which may be March 27, 2003 or March 27, 2004) is set, the quarterly dividend rate resets to $16.12 per share and the Convertible Preferred Stock becomes eligible for conversion into shares of the Company's common stock beginning on such Convertibility Date, at which time the conversion price is set at 125% of the immediately preceding 25 trading day volume-weighted average price of the Company's common stock, subject to the Company's election to delay convertibility or redeem all issued and outstanding shares of Convertible Preferred Stock. Holders of Convertible Preferred Stock other than any commercial bank or their affiliates may at any time elect, subject to some conditions, to exchange their Convertible Preferred Stock for up to a 50% interest in an entity holding our Swiss operations;

                     NTL Incorporated and Subsidiaries


(3) Variable Coupon Redeemable Preferred Stock, liquidation preference of $498.8 million, dividends are payable quarterly at the Company's option in cash or additional shares of Variable Coupon Redeemable Preferred Stock, quarterly dividend rate based on the EURIBOR Rate plus 2.5%, quarterly dividend rate of 5.78% at March 31, 2002, mandatory redemption in cash on May 18, 2002. The Company's 27% interest in Noos is pledged to France Telecom to secure the mandatory redemption obligation under its Variable Coupon Redeemable Preferred Stock and its 6.5% Fixed Coupon Redeemable Preferred Stock;

(4) 6.5% Fixed Coupon Redeemable Preferred Stock, liquidation preference of $129.0 million, dividends are cumulative and are payable in cash upon redemption, mandatory redemption in cash on May 18, 2007;

(5) 5 3/4% Convertible Subordinated Notes due June 22, 2011, principal amount at maturity of $100.0 million, interest of 5 3/4% per annum is payable quarterly from October 15, 2001, redeemable at the option of the Company on or after December 22, 2007, convertible into shares of the Company's common stock at a conversion price of $35.00 per share, subject to adjustment based on the Company's stock price and adjustment to the conversion price of some series of our preferred stock;

NTL Delaware:

(6) 5 3/4% Convertible Subordinated Notes due December 15, 2009, principal amount at maturity of $1,200.0 million, interest payable semiannually from June 15, 2000, redeemable at the Company's option on or after December 18, 2002, convertible into shares of the Company's stock at a conversion price of $108.18 per share;

NTLCL:

(7) Working Capital Facility, originally for (pound)1,300.0 million ($1,852.5 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced by (pound)882.5 million ($1,257.6 million), of which (pound)408.3 million ($581.8 million) was outstanding as of March 31, 2002. Interest payable at least every six months at LIBOR plus a margin rate of 6.00% per annum, which is subject to adjustment; effective interest rate of 10.15% at March 31, 2002; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly; principal is due in full on March 31, 2006; no undrawn amounts are available under this agreement;

(8) Senior Credit Facility, of which (pound)2,784.8 million ($3,968.4 million) was outstanding as of March 31, 2002; originally for (pound)2,500.0 million ($3,562.5 million), dated May 30, 2000;
         interest payable at least every six months at LIBOR plus a margin rate of 2.00% per annum, which is subject to adjustment; effective interest rate of 6.16% at March 31, 2002; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal is due in six quarterly installments beginning on June 30, 2004; as amended and restated pursuant to a Restatement Amendment Agreement dated September 26, 2001 which, inter alia, amended such Senior Credit Facility to make available a (pound)200.0 million ($285.0 million) Term Facility (interest payable on such Term Facility at least every six months at LIBOR plus a margin rate of 3.50% per annum, effective interest rate of 7.66% at March 31, 2002, principal is due in eight quarterly installments beginning on June 30, 2006) and increase the availability of funds under the Senior Credit Facility by (pound)84.8 million ($120.9 million);

Cablecom:

(9) Term Loan Facility, of which CHF 2,700.0 million ($1,605.2 million) was outstanding as of March 31, 2002, interest payable at least every six months at Swiss LIBOR plus a margin rate of 2.5% per annum, which is subject to adjustment, effective interest rate of 4.30% at March 31, 2002, principal is due on April 30, 2003 ;

                     NTL Incorporated and Subsidiaries


(10) Revolving Facility of CHF 1,400.0 million ($832.2 million), of which CHF 875.0 million ($520.2 million) was outstanding as of March 31, 2002, an additional CHF 180.0 million ($107.0 million) was borrowed in May 2002, interest payable at least every six months at Swiss LIBOR plus a margin rate of 2.50% per annum, which is subject to adjustment, effective interest rate of 4.25% at March 31, 2002, the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized, principal is due on April 30, 2003 ; the amount available has been capped at the CHF 1,055.0 million outstanding although the availability may be increased with the consent of the requisite majority of the lenders ;

NTL Communications:

(11) 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

(12) 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

(13) 10% Senior Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

(14) 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount at maturity of (pound)125.0 million ($178.1 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

(15) 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of (pound)300.0 million ($427.5 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(16) 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(17) 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of (pound)330.0 million ($470.3 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

(18) 11 1/2% Senior Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

(19) 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

(20) 7% Convertible Subordinated Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of the Company's common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001;

(21) 9 1/4% Senior Euro Notes due November 15, 2006, principal amount at maturity of Eur 250.0 million ($217.9 million), interest payable semiannually from May 15, 2000;

                     NTL Incorporated and Subsidiaries


(22) 9 7/8% Senior Euro Notes due November 15, 2009, principal amount at maturity of Eur 350.0 million ($305.1 million), interest payable semiannually from May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

(23) 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of Eur 210.0 million ($183.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004;

(24) 11 7/8% Senior Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company's option on or after October 1, 2005;

(25) 12 3/8% Senior Euro Notes due February 1, 2008; principal amount at maturity of Eur 300.0 million ($261.5 million), interest payable semiannually from August 1, 2001;

(26) 6 3/4% Convertible Senior Notes due May 15, 2008, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of the Company's common stock at a conversion price of $32.728 per share, redeemable at the Company's option on or after May 21, 2004;

NTL Triangle:

(27) 11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;

Diamond:

(28) 13 1/4% Senior Discount Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond's option after September 30, 1999;

(29) 11 3/4% Senior Discount Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;

(30) 10 3/4% Senior Discount Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;

(31) 10% Senior Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, a wholly-owned subsidiary of Diamond, principal amount at maturity of (pound)135.0 million ($192.4 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and

(32) 9 1/8% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.

                     NTL Incorporated and Subsidiaries


Contractual Obligations and Commercial Commitments

         The following table includes aggregate information about the Company's contractual obligations as of March 31, 2002 and the periods in which payments are due. The holders of the long-term debt have the right to accelerate repayment, or may have such right, which has caused all of the Company's long-term debt to be classified as current. The automatic stay of
Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.


                           Payments Due by Period
      Contractual                                              Less than         1-3              4-5           After
      Obligations                                Total          1 Year          Years            Years         5 Years
      -----------                                -----          ------          -----            -----         -------
                                                                     (in millions)

Long-Term Debt..........................    $     18,445.9    $      7.3      $    503.6      $  6,714.1    $    11,220.9
Capital Lease Obligations (1)...........             190.9           9.2            15.4            12.6            153.7
Operating Leases (1)....................             517.3          96.0           114.7            72.0            234.6
Unconditional Purchase Obligations......           1,518.2         359.9           385.2           205.6            567.5
Other Long-Term Obligations............               None
Total Contractual Cash Obligations......    $     20,672.3    $    472.4      $  1,018.9      $  7,004.3    $    12,176.7

----------------

(1) These amounts are as of December 31, 2001 which are not significantly different from March 31, 2002.

         The following table includes aggregate information about the Company's commercial commitments as of March 31, 2002. Commercial commitments are items that the Company could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

                 Amount of Commitment Expiration Per Period

   Other Commercial                          Total Amounts     Less than         1-3              4-5           Over
      Commitments                              Committed        1 Year          Years            Years         5 Years
      -----------                              ---------        ------          -----            -----         -------
                                                                     (in millions)

Guarantees..............................    $         28.1    $      1.0      $     12.9      $      0.1    $        14.1
Lines of Credit.........................              None
Standby Letters of Credit...............              None
Standby Repurchase Obligations..........              None
Other Commercial Commitments............              72.4          28.2            25.7            18.5                -
Total Commercial Commitments............    $        100.5    $     29.2      $     38.6      $     18.6    $        14.1

Consolidated Statements of Cash Flows

         Cash used in operating activities was $43.2 million and $78.7 million in the three months ended March 31, 2002 and 2001, respectively. Cash paid for interest exclusive of amounts capitalized in the three months ended March 31, 2002 and 2001 was $231.7 million and $203.6 million, respectively. In addition, the change in cash used in operating activities is also due to changes in working capital as a result of the timing of receipts and disbursements.

                     NTL Incorporated and Subsidiaries


         Purchases of fixed assets were $231.2 million in 2002 and $600.7 million in 2001 as a result of the continuing fixed asset purchases and construction. The Company expects to further reduce purchases of fixed assets in 2002 in an effort to conserve cash.

         Proceeds from borrowings, net of financing costs, of $430.4 million in 2002 includes $439.6 million borrowed under the NTLCL working capital facility.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2002 and 2001

         We expect our growth in 2002 to be curtailed by funding constraints. Although our current business plan includes a reduction in the number of new customers and an increase in revenue from existing customers, our cash constraints present many challenges to the successful execution of the plan. We are conserving cash through a reduction in capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations while reducing the number of new customers, we must reduce and limit customer churn. We intend to continue to improve our customer service and increase our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service.

         Our plan to reduce churn and to increase ARPU includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If we are unable to charge the prices for these services that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our ARPU and results of operations will be adversely affected.

         Media speculation regarding our financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our financial condition and the effect of that publicity on our brand name, we may find it difficult to convince SMEs to become our customers. We believe our recapitalization process and the general climate for alternative telecom carriers effected our revenues in the first quarter of 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even if we successfully complete the recapitalization process, there is no assurance that the negative publicity will not adversely impact our results of operations or have a long-term negative effect on our brand.

         In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or not extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations.

         There can be no assurance that we will successfully complete the proposed recapitalization plan in a timely manner in order to sustain our operations.

                     NTL Incorporated and Subsidiaries


         On April 2, 2002, we announced the completion of the sale of our Australian broadcast business to Macquarie Communications Infrastructure Holding Pty Limited for A$850.0 million (US$448.0 million) in an all cash transaction. The net proceeds from the sale after the repayment of the outstanding bank credit facility and transaction related costs were approximately A$581.0 million (approximately US$306.0 million). We recognized a gain on the sale of approximately US$15.0 million in April 2002. NTL Australia is accounted for as a discontinued operation, and accordingly, NTL Australia is excluded from the results of continuing operations for the three months ended March 31, 2002 and 2001.

         Consumer telecommunications and television revenues decreased to $608.4 million from $610.9 million as a result of changes in foreign currency exchange rates. These revenues in UK pounds increased to(pound)426.7 million from(pound)419.0 million. The increase in revenues was due to price increases and upselling new services to customers. The increase was partially offset by customer reductions due to the sale of part of our indirect access telephony business in October 2001, a reduction in the customer base due to disconnects and a reduction in sales activity.

         Business telecommunications revenues increased to $215.6 million from $201.2 million. In the three months ended March 31, 2002, we recognized approximately $10.0 million of deferred revenue due to the termination of a long-term contract. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $31.1 million of the revenue in the three months ended March 31, 2002.

         Broadcast transmission and other revenues increased to $70.0 million from $68.1 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

         In 2002 and 2001, the substantial majority of revenues in all segments were derived from operations in the UK.

         Operating expenses (including network expenses) decreased to $435.8 million from $438.7 million as a result of decreases in telephony interconnection and television programming costs. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $25.5 million of the operating expenses in 2002. Operating expenses as a percentage of revenues declined to 48.7% in 2002 from 49.8% in 2001.

         Selling, general and administrative expenses decreased to $212.3 million from $322.2 million, which reflects various cost savings efforts including restructurings announced in the fourth quarter of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 23.7% in 2002 from 36.6% in 2001.

         Recapitalization expense of $45.8 million in 2002 includes $8.8 million for employee retention related to substantially all of our UK employees and $37.0 million for financial advisor, legal, accounting and consulting costs. We expect to incur approximately $50.0 million in additional recapitalization costs until we complete the process.

         Other charges of $2.6 million in 2002 include restructuring charges of $1.6 million and costs incurred for information technology integration and for business rationalization consulting of $1.0 million. Other charges of $7.4 million in 2001 were for information technology integration and for business rationalization consulting. NTL Ireland incurred the restructuring charges in 2002 for severance and related expenses for 55 employees. The other costs were incurred by Cablecom in 2002 and by NTL UK in 2001.

                     NTL Incorporated and Subsidiaries


         Corporate expenses increased to $13.6 million from $12.5 million primarily due to an increase in legal, accounting, other professional and employee related costs.

         Depreciation and amortization expense decreased to $395.6 million from $755.2 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Depreciation and amortization expense in the three months ended March 31, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $387.9 million, would have been $367.3 million. The increase in 2002 as compared to 2001 as adjusted is primarily due to an increase in depreciation of telecommunications and cable television equipment.

         Interest income and other, net increased to $15.1 million from $9.0 million primarily as a result of an increase in cash available for investment.

         Interest expense increased to $371.9 million from $355.1 million due to additional borrowings under credit facilities and the issuance of additional debt subsequent to March 31, 2001. Interest of $244.3 million and $225.2 million was paid in cash in the three months ended March 31, 2002 and 2001, respectively.

         Share of losses from equity investments increased to $48.9 million from $42.9 million primarily due to the acquisition of the interest in Noos in May 2001.

         Foreign currency transaction losses decreased to $5.0 million from $13.7 million primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

         Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors" in this Form 10-Q as well as: the ability of the Company to continue as a going concern, the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

                     NTL Incorporated and Subsidiaries


Recent Accounting Pronouncements

         In August 2001, the Financial Accounting Standards Board (referred to as the FASB) issued Statement of Financial Accounting Standards (referred to as SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement superceded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company, except that it required the Company to treat NTL Australia as a discontinued operation beginning in the first quarter of 2002.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

         In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

         The following table shows the Company's loss from continuing operations and its basic and diluted loss from continuing operations per share as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1, 2001 (unaudited) (in millions, except per share data).

                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                            2002                2001
                                                                                            ----                ----
         (Loss) from continuing operations - as reported.......................         $     (600.4)       $   (1,042.4)
         Amortization of:
              Goodwill.........................................................                   --               366.4
              License acquisition costs........................................                   --                18.8
              Other............................................................                   --                 2.7
                                                                                                  --               387.9
                                                                                        ------------         -----------
         (Loss) from continuing operations - as adjusted.......................         $     (600.4)       $     (654.5)
                                                                                        ============        ============

         Basic and diluted net (loss) from continuing operations per share:
              As reported......................................................         $      (2.53)       $      (4.04)
              Amortization expense reduction...................................                  --                 1.42
                                                                                        ------------        ------------
              As adjusted......................................................         $      (2.53)       $      (2.62)
                                                                                        ============        ============

                     NTL Incorporated and Subsidiaries



Item 3. Quantitative and Qualitative Disclosures about Market Risk


Market Risk

         The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company has entered into derivative financial instruments to hedge exposure to movements in the British pound/U.S. dollar exchange rate and the Euro to British pound exchange rate, and interest rates related to certain of its floating interest rate debt. The counterparties are major financial institutions.


Foreign Exchange Contracts

         To the extent the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, the Company will encounter currency exchange rate risks. Furthermore, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to most of its existing indebtedness are payable in U.S. dollars.

         In 2001, the Company entered into a British pound forward exchange agreement consisting of twenty-six accumulating forward contracts to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies. In March 2002, this agreement was closed out, and the Company received cash of (pound)0.5 million.

         At March 31, 2002, the Company had cross currency swaps to hedge exposure to movements in the Euro to British pound exchange rate. In May 2002, the Company closed out its cross currency swaps for a cash payment of $2.0 million, and recognized a loss of $2.0 million.


Interest Rates

         The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

         In 2001, the Company entered into interest rate swaps, with a notional amount of (pound)100.0 million, to hedge exposure to the floating rate indebtedness incurred under the NTLCL (pound)200.0 Term Facility. In March 2002, these swaps were sold, and the Company received cash of (pound)0.2 million.

         At March 31, 2002, the Company had zero cost collars, with a notional amount of CHF 1,200.0 million, to hedge exposure to the floating interest rate indebtedness incurred under the Cablecom term loan facility and revolving loan facility.

                     NTL Incorporated and Subsidiaries

         The following table provides information about the Company's long-term fixed and floating interest rate debt and derivative financial instruments that are sensitive to changes in interest rates and foreign currency exchange rates.


                                                             Nine
                                                            Months       Year       Year            Year           Year
                                                            Ending      Ending     Ending          Ending         Ending
                                                           12/31/02    12/31/03   12/31/04        12/31/05       12/31/06
                                                           --------    --------   --------        --------       --------
Long-term Debt Including Current Portion
U.S. Dollars
    Fixed Rate........................................         --         --   $    285.1     $       808.8    $   1,050.0
    Average Interest Rate.............................                             13.25%            12.09%         11.50%
U.K. Pound
    Fixed Rate........................................         --         --           --                --            --
    Average Interest Rate
    Average Forward Exchange Rate
Euro
    Fixed Rate........................................         --         --           --                --    (euro)250.0
    Average Interest Rate.............................                                                               9.25%
    Average Forward Exchange Rate.....................                                                               .8986
U.K. Pound
    Variable Rate.....................................         --         --  (pound)90.0    (pound)2,494.8   (pound)408.3
                                                                                    LIBOR             LIBOR          LIBOR
    Average Interest Rate.............................                          Plus 2.0%         plus 2.0%      plus 6.0%
    Average Forward Exchange Rate.....................                             1.4133            1.4152         1.4189
U.K. Pound
    Variable Rate.....................................         --         --           --                --    (pound)20.0
                                                                                                                     LIBOR
Average Interest Rate.................................                                                           plus 3.5%
    Average Forward Exchange Rate.....................                                                              1.4189
CHF
    Variable Rate.....................................         --         --     CHF143.0          CHF250.3       CHF536.3
                                                                              Swiss LIBOR       Swiss LIBOR    Swiss LIBOR
Average Interest Rate.................................                          Plus 2.5%         plus 2.5%      plus 2.5%
    Average Forward Exchange Rate.....................                              .6109             .6184          .6261

                     NTL Incorporated and Subsidiaries


                                                           Year                                                  Fair
                                                          Ending                                                 Value
                                                         12/31/07         Thereafter            Total          03/31/02
                                                         --------         ----------            -----          --------
Long-term Debt Including Current Portion

U.S. Dollars
    Fixed Rate..............................                $820.5          $6,442.1          $9,406.5         $3,090.4
    Average Interest Rate...................                10.38%             8.82%
U.K. Pound
    Fixed Rate..............................                    --      (pound)890.0      (pound)890.0     (pound)319.3
    Average Interest Rate...................                                  10.09%
    Average Forward Exchange Rate...........                                  1.4381
Euro
    Fixed Rate..............................                    --       (euro)860.0     (euro)1,110.0      (euro)340.6
    Average Interest Rate...................                                  11.14%
    Average Forward Exchange Rate...........                                   .9118
U.K. Pound
    Variable Rate...........................                    --                --    (pound)2,993.1   (pound)2,993.1
    Average Interest Rate
    Average Forward Exchange Rate
U.K. Pound
    Variable Rate...........................           (pound)40.0      (pound)140.0      (pound)200.0     (pound)200.0
                                                             LIBOR             LIBOR
Average Interest Rate.......................             plus 3.5%         plus 3.5%
    Average Forward Exchange Rate...........                1.4242            1.4301
CHF
    Variable Rate...........................              CHF643.5        CHF2,001.9        CHF3,575.0       CHF3,575.0
                                                       Swiss LIBOR       Swiss LIBOR
Average Interest Rate.......................             plus 2.5%         plus 2.5%
    Average Forward Exchange Rate...........                 .6340             .6583

                     NTL Incorporated and Subsidiaries

                                                       Nine
                                                      Months         Year         Year            Year           Year
                                                      Ending        Ending       Ending          Ending         Ending
                                                     12/31/02      12/31/03     12/31/04        12/31/05       12/31/06
                                                     --------      --------     --------        --------       --------
Interest Rate Derivative Financial
  Instruments Related to Long-Term Debt

Interest Rate Swaps
     Notional CHF Amount....................        CHF1,200.0     CHF1,200.0    CHF1,200.0            --              --

     Average Floor Strike Rate..............             3.27%          3.27%         3.27%

     Average Cap Strike Rate................             5.15%          5.15%         5.15%

Receipt of UK Pounds

     Notional Euro Amount...................        (euro)67.0             --            --            --              --

     Average Contract Rate..................             .6465

                     NTL Incorporated and Subsidiaries

                                                           Year                                                  Fair
                                                          Ending                                                 Value
                                                         12/31/07         Thereafter            Total          03/31/02
                                                         --------         ----------            -----          --------

Interest Rate Derivative Financial
    Instruments Related to
    Long-Term Debt

Interest Rate Swaps
    Notional CHF Amount...............................         --             --              CHF1,200.0      CHF(21.7)
    Average Floor Strike Rate
    Average Cap Strike Rate

Receipt of UK Pounds
    Notional Euro Amount..............................         --             --                 (euro)67.0   (euro)(3.7)
    Average Contract Rate

                     NTL Incorporated and Subsidiaries


                                RISK FACTORS

We currently have limited liquidity. If we are unable to successfully implement a recapitalization, there is substantial doubt about our ability to continue as a going concern.

         We have limited liquidity. We do not currently have access to our historic sources of liquidity in the capital markets and our credit facilities are either fully drawn or we are currently unable to access remaining undrawn amounts. As a consequence, we need to restructure our outstanding debt and/or raise new funds. On May 8, 2002 we filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. On May 24, 2002, we filed an amended plan, which sets forth the joint reorganization plan, subject to court approval, to which the Company, an unofficial committee of its public bondholders and France Telecom, a significant holder of the our preferred stock, have agreed in principle. A steering committee of the lending banks under our credit facilities has given its agreement in principle (on a non-legally binding basis) to the terms of the proposed plan of reorganization. However, the proposed plan of reorganization remains subject to a favorable vote of our impaired creditors and bankruptcy court approval. We may also face the possibility of insolvency proceedings in the UK or elsewhere.

The successful implementation of the proposed recapitalization plan will require the support of our creditors and preferred stockholders.

         The completion of the proposed recapitalization contemplated by the agreement in principle with the unofficial bondholder committee will require support from our creditors and holders of our preferred stock, including France Telecom. The proposed recapitalization plan will be implemented pursuant to a Chapter 11 bankruptcy proceeding. Consummation of the proposed recapitalization plan will require a favorable vote by impaired classes of creditors, satisfaction of bankruptcy law requirements and confirmation by the United States bankruptcy court, which, as a court of equity, may exercise substantial discretion and choose not to confirm the proposed recapitalization plan. Even if such a plan receives the necessary support from many classes of our creditors, there can be no assurance that it will be completed. If a protracted reorganization were to occur, or a liquidation would be necessary, there is a risk that the value of NTL would be eroded to the detriment of some or all NTL stakeholders.

We are in default under our credit facilities.

         Before we could commence negotiations with the unofficial committee of our noteholders we needed to obtain waivers from the lenders under our credit facilities. These lenders granted waivers which, until April 30, 2002 in the case of the UK credit facilities, or May 14, 2002 in the case of the Cablecom facility, provided that NTL's commencement of negotiations with bondholders with a view to rescheduling of its debt would not constitute an event of default under its credit facilities.

         The UK credit facilities waivers terminated on April 29, 2002, as a result of which, there was an event of default under each of our credit facilities with respect to the missed interest payments on April 1, 2002. In addition, our voluntary filing under Chapter 11 of the United States Bankruptcy Code constituted an event of default under our UK credit facilities and the Cablecom credit facility. These events of default entitle the lenders under our credit facilities to accelerate repayment. We do not have sufficient cash resources to repay our outstanding indebtedness if it is declared immediately due and payable. In addition, the lenders could also seek to take control over the assets over which they hold security.

We did not pay interest due on some of our outstanding notes on April 1, 2002, April 15, 2002 and May 15, 2002, and we do not plan to make future interest payments on most of our outstanding notes.

         NTL Incorporated, NTL (Delaware), Inc. and NTL Communications did not make scheduled interest payments and payments of related fees due on April 1, 2002, April 15, 2002 and May 15, 2002. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

                     NTL Incorporated and Subsidiaries


         As a result of these payment defaults and as a result of NTL's Chapter 11 bankruptcy filings, there is currently an event of default in respect of all of NTL's publicly traded notes other than the notes issued by NTL Triangle. As a result of the Chapter 11 filing, this debt is immediately due and payable.

We have no current availability to borrow under our existing credit facilities.

         We have no current ability to borrow under our existing UK credit facilities, as we have borrowed the full amounts available. With respect to the Cablecom credit facility, the term tranche is fully drawn and the revolving tranche has been capped at its utilized amount of CHF 1,055.0 million although the availability may be increased with the consent of the requisite percentage of lenders under the facility. If that facility is not refinanced or Cablecom cannot be sold, the Cablecom credit facility is due to be repaid on April 30, 2003. Without substantial investment from a third party or further borrowing, Cablecom would be unable to repay the facility which would have a material adverse effect on its business.

It is likely we will lose our net operating loss carryforwards for U.S. income tax purposes in connection with the proposed recapitalization plan.

         A restructuring of our debt can be expected to give to rise to cancellation of indebtedness ("COD"), which if it occurs in the course of a proceeding pursuant to Chapter 11 of the United States Bankruptcy Code, would be non-taxable. If the COD is non-taxable, we will be required to reduce our net operating loss carryforwards and other attributes such as capital loss carryforwards and tax basis in assets by an amount equal to the non-recognized COD. As a result, it is likely that as a result of the successful completion of the proposed plan of recapitalization, we will have no U.S. net operating loss carryforwards.

Uncertainty over our financial condition may harm our business and our brand name.

         Adverse publicity or news coverage regarding our financial condition, our Chapter 11 bankruptcy filing and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of other cable and pay television operations and alternative telecom carriers in general may effect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises, or SMEs, and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Even if we successfully complete the recapitalization process, there is no assurance that it will not adversely impact our results of operations or have a long-term effect on our brand.

         In addition, this uncertainty may adversely affect our relationships with our suppliers. If suppliers become increasingly concerned about our financial condition they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect our working capital position. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

The recapitalization process has required significant time and resources of our directors and senior managers, which could adversely affect the operation of our business.

         Our senior managers and directors have needed to spend significant amounts of their time dealing with the negotiations with bondholders, bank lenders and other stakeholders in connection with the recapitalization process and it is likely that they will continue to devote significant amounts of their time to this process for the foreseeable future. This has diverted their time and resources from managing the operations of our business. If our senior managers and directors continue to spend significant amounts of their time in connection with the recapitalization process, this may have a negative impact on our operations.

                     NTL Incorporated and Subsidiaries


We have historically incurred losses and generated negative cash flows and we cannot assure you that we will be profitable in the future.

         Construction and operating expenditures and interest costs have resulted in negative cash flow. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability has and could in the future diminish our ability to sustain our operations, obtain additional required funds and make required payments on any indebtedness we have incurred or may incur.

Our growth has been curtailed by funding constraints.

         We have significantly decreased the amount we are spending on capital expenditures due to our liquidity constraints. As a result, we will be unable to increase our subscriber numbers in the short term and our revenue may be adversely affected. The decrease in capital expenditure is the result of our need to divert increasing amounts of our financial resources to service our debt. The decrease in capital spending is in line with our current strategy of maximizing revenue from our existing customers rather than increasing our customer base. In our consumer business in the UK, we expect subscriber numbers to decrease in 2002. The revenue we expect to result from our capital expenditure is long-term in nature. The reduction in capital expenditures for connecting new subscribers to our network will likely lead to a decrease in the rate of revenue growth in the future. Difficulties in obtaining additional funding will likely hamper our ability to connect new subscribers to our network and increase our revenue.

One of our key strategies is to reduce customer churn. However there can be no assurance that we will successfully accomplish this or that our churn rate will not increase.

         We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn and the successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services. Factors contributing to increase of churn during 2001 included the continued integration of our ConsumerCo acquisition, the existence of multiple billing systems, the introduction of digital television and our decision to disconnect some of our poor paying customers.

         In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across our entire network. We do not as yet have an integrated billing and operational platform.

         Another part of our strategy leading to reduction in churn is an increased take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, thereby adversely impacting our results of operations.

Failure to successfully market broadband to our existing consumer client base will adversely impact our revenue and results of operations.

         A significant component of our strategy to increase our average revenue per unit is to successfully market broadband products to our existing consumer client base. However, we believe that our triple play offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT and some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our average revenue per unit and our results of operations will be adversely affected.

                     NTL Incorporated and Subsidiaries


We have granted substantial governance and economic rights in connection with the France Telecom investment and have entered into transactions with France Telecom that may impact us and a stockholder's investment in us.

         We have granted rights to France Telecom, including the right to appoint directors, preemptive rights and the right to veto some significant corporate transactions. Exercise by France Telecom of some or all of such rights may impact us, including our ability to effect a consensual recapitalization, or the value of our stock held by persons other than France Telecom. France Telecom is a holder of our cumulative convertible preferred stock, Series A, which allows the holders other than commercial banks and their affiliates to exchange such stock for stock of an entity holding up to 50% of Cablecom.

The companies in which we hold minority investments in continental Europe may require additional financing to complete their network rollouts - their ability to obtain such financing will depend on their ability to access the capital markets and the value of our investment could be reduced or diluted.

         We have minority investments in broadband cable operations in Germany, France and Sweden. Each of those companies may require substantial amounts of additional capital to complete their network rollouts and upgrades and their ability to obtain that financing will depend, in part, on their ability to access the capital markets. The ability of those companies to access the capital markets will be subject not only to the performance of their business and prospects, but to conditions in the capital markets generally. If those companies cannot complete their planned expansions and upgrades for any reason, the value of our investments could be reduced. If those companies issue equity securities, it is likely that we will not be able to participate which could lead to substantial dilution of the value of these investments to us.

         There can be no assurance that iesy will meet the conditions precedent to access additional funds under its credit facility or that it will be in compliance with the covenants under its debt agreements. The failure of iesy to obtain required funding or a default entitling the lenders to accelerate repayment of iesy's borrowings would adversely affect the value of NTL's investment in iesy.

         In addition, on April 15, 2002, a funding request for $20 million was received by NTL under the terms of the investment agreement relating to NTL's investment in B2. NTL has informed B2 and the other principal investors that it is not in a position to comply with this request at this time. The B2 investment agreement provides that if NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders' arrangements. Pursuant to the applicable documents, if this occurs the majority remaining shareholders may also elect to terminate the shareholder arrangements with respect to NTL and exercise a contractual right to acquire on a pro rata basis NTL's interest in B2 at 25% of fair market value. If the remaining shareholders elected to exercise these rights, NTL could be forced to sell its stake in B2 at a loss. NTL believes, however, that it has certain defenses and protections of and for NTL's rights under the B2 investment agreement and in respect of its equity interest in B2 and intends to vigorously enforce such rights and protections.

We are dependent upon a small number of key personnel.

         A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering those key executive officers.

Our principal businesses are subject to government regulation, including pricing regulation, and changes in current regulations may adversely affect us.

         Our principal business activities in the UK, the Republic of Ireland and Switzerland and the activities of the companies in which we have investments in Germany, France and Sweden are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

                     NTL Incorporated and Subsidiaries


         We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

         The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Cablecom and the operations in which we have an interest in France, Germany and Sweden intend to introduce voice over Internet protocol, or VoIP, voice telephony services across their networks. Customer demand for this service is uncertain as customers may not readily switch from their current telephony service, especially if the quality of the service is not or is perceived not to be comparable to other telephony services. Similarly, our investments in other new services such as those related to the 3G mobile network may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

We do not insure the underground portion of our cable network.

         We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

We are subject to currency risk because we obtain a substantial amount of financing in U.S. dollars and Euro but generally generate revenues and incur expenses in other currencies.

         We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in U.S. dollars and Euro. We cannot assure you that the hedging transactions we have entered into or any other hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar and, to a lesser extent, the Euro, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar and Euro debt will be higher and we will incur currency losses.

We currently do not have surplus available under Delaware law to pay dividends on or to redeem our capital stock.

         Under Delaware law, unless a corporation has available surplus it cannot declare or pay dividends on or redeem its capital stock, including its preferred stock. As of and for the year ended December 31, 2001, we have written down the carrying value of some of our assets, particularly goodwill. This write down has left us without available surplus under Delaware law and means that we will be unable to declare or pay dividends on or redeem any of our capital stock, including our preferred stock, until such time as we again have available surplus. If dividends remain unpaid for six quarters on certain series of our preferred stock, then the holders of each such series shall have the right to vote separately as a class on all matters voted on by NTL Incorporated shareholders and shall have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to our board. Similarly, because we failed to redeem the Noos preferred stock on May 18, 2002, pursuant to the certificate of designation governing the Noos preferred stock, the holders of such Noos preferred stock have the right, along with other holders of preferred stock with similar default voting rights, to elect two additional directors to our board and have the right to vote separately as a class, on all matters brought to NTL Incorporated shareholders.

                     NTL Incorporated and Subsidiaries


         We have never paid cash dividends on our common stock. In addition, the payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition and the general financial condition of our subsidiaries.

         Furthermore, the indentures governing NTL Communications Corp.'s non-convertible senior notes and the indentures governing the outstanding notes issued by Diamond Cable Communications Limited, Diamond Holdings Limited and NTL Triangle impose limitations on the payment of dividends to us and consequently limit amounts available for us to pay dividends on our common stock. Further, the terms of our subsidiaries' senior credit facilities and working capital facilities restrict, and the terms of other future indebtedness of our subsidiaries may generally restrict the ability of some of our subsidiaries to distribute earnings to NTL Incorporated or make other payments to NTL Incorporated. The terms of Cablecom's credit facilities also restrict the ability of Cablecom to distribute earnings and make other payments to NTL Incorporated.

Some provisions of the agreements governing our indebtedness and the indebtedness of our subsidiaries and certain provisions of NTL
Incorporated's certificate of incorporation could delay or prevent transactions involving a change of control of NTL.

         Provisions of the agreements governing our outstanding indebtedness and the indebtedness of our subsidiaries, which either require such indebtedness to be repaid or give the holder the option to require repayment, could have the effect of delaying or preventing transactions involving a change of control of NTL and its subsidiaries, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders of NTL Incorporated to approve transactions that they may deem to be in their best interest.

         Our certificate of incorporation contains provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and preferred stock, of preventing or making more difficult transactions involving a change of control of NTL.

         Our stockholder rights plan has a significant anti-takeover effect. As a result, no change of control of NTL Incorporated requiring stockholder approval is possible without the consent of the owners of that preferred stock.

NTL Incorporated, NTL Delaware, NTL Communications Corp., Diamond and NTL Triangle are holding companies that are dependent upon receipt of sufficient funds from their subsidiaries or parent companies to meet their obligations - their ability to access that cash flow may be limited in some circumstances.

         NTL Incorporated, NTL Delaware, NTL Communications Corp., Diamond Cable Communications, Diamond Holdings and NTL Triangle are holding companies with no independent operations or significant assets other than investments in and advances to their respective subsidiaries and affiliated joint ventures. Each of these companies depends upon the receipt of sufficient funds from their subsidiaries or their respective parent companies to meet their respective obligations. The terms of existing indebtedness of their respective subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.

Our common stock has been suspended from the New York Stock Exchange due to the failure to meet the $1 average closing price requirement and the minimum market capitalization requirements; there may not be a liquid market for our common stock and our common stock could be a "penny stock" as that term is defined in the Exchange Act

         On March 28, 2002, our common stock was suspended from trading on the NYSE pending delisting due to the low trading price and low market capitalization relative to the NYSE requirements. The stock last traded on the NYSE on March 26, 2002 at a price of $0.20. Our common stock began trading on the over-the-counter bulletin board effective April 1, 2002, and is currently trading there under the symbol "NTLDE". The "E" on the symbol "NTLDE" was appended for failure to

                     NTL Incorporated and Subsidiaries


timely file this quarterly report. NTL expects that this designation will be dropped shortly after filing this report and the symbol will return to "NTLD". However, there can be no assurance that a liquid market will develop for our common stock on the OTC bulletin board.

         In addition, on May 9, 2002, Nasdaq Europe halted trading of NTL's common stock pending receipt of information relating to the restructuring process because of the filing of NTL's Chapter 11 cases. NTL has complied with this information request, although there can be no assurance that Nasdaq Europe will (1) not make additional information requests, (2) remove the trading halt on shares of NTL's common stock or (3) not delist shares of NTL's common stock.

         Furthermore, as a result of our suspension from the New York Stock Exchange, our common stock could be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations including disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers effecting transactions in a "penny stock" are also subject to additional sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, some brokers will not effect transactions in "penny stocks", which could have an adverse effect on the liquidity of the security and make buying or selling it more difficult.

Defense of putative class action suits filed against NTL Incorporated and certain of its officers could have a negative impact on NTL's businesses.

         The putative class action lawsuits filed against NTL Incorporated and certain of its officers which were commenced by seven of its purported shareholders, on behalf of certain purchasers of NTL Incorporated's securities may have a negative impact on its results of operations and business. Two of these lawsuits have been voluntarily dismissed with respect to NTL Incorporated because they were filed subsequent to the commencement of NTL's Chapter 11 cases. The claims arising out of the remaining suits against NTL Incorporated will be discharged if the proposed recapitalization plan is confirmed by the bankruptcy court. The claims arising out of the suits against the individual officers remain and will not be discharged under the recapitalization plan. Defense of such suits may divert such officers' time and resources from managing the operations of NTL's business. If these officers spend significant amounts of time defending these lawsuits, there may be a negative impact on results of operations and business.

                     NTL Incorporated and Subsidiaries


                         PART II. OTHER INFORMATION

Item 3.           Defaults upon Senior Securities

DEFAULTS UNDER CREDIT AGREEMENTS

Negotiations with Bondholders

         Before the Company could commence negotiations with the unofficial committee of its bondholders, it was necessary to obtain waivers from the lenders under the UK credit facilities and the Cablecom credit facility. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities. But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities. Effective March 28, 2002, these lenders agreed to amend the initial waivers to extend the duration of the initial waivers to April 29, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom credit facility.
In connection with the granting of these waivers, the Company agreed to various affirmative obligations with respect to the lenders under the credit facilities and significant restrictions on its conduct. The amended waivers prevented the Company from making an exchange offer with respect to its outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The amended waivers also prohibited the Company from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. Bankruptcy Code, without the consent of these lenders.

         As of the date of this Form 10-Q, there are no current waivers from the lenders under the credit facilities. As a consequence, the Chapter 11 filings resulted in events of default under NTL's UK credit facilities and the Cablecom credit facility.

Other Material Defaults in Respect of the Cablecom Credit Facility

         During the three months ended March 31, 2002, there were a number of technical defaults under the Cablecom credit facility. In addition, as of December 31, 2001, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility which entitled the lenders to accelerate repayment. Under Swiss law, unless the overindebtedness was rectified, those entities would have been required to commence an insolvency proceeding in Switzerland.

         On April 30, 2002, the Company reached an agreement with the lenders under the Swiss credit facility to resolve the overindebtedness issue. As a result of the agreement and steps taken in connection therewith, those entities are not currently required to commence insolvency proceedings. The agreement included a waiver by the lenders of various additional covenant breaches under the credit facility.

Missed Interest Payments on NTL's Public Bonds

         As a result of the missed interest payments not cured within the 30 day grace period with respect to certain of NTL's publicly traded bonds (described below), as of May 1, 2002, there was an event of default under the UK credit facilities and as of May 16, 2002, there was an event of default under the Cablecom credit facility.

                     NTL Incorporated and Subsidiaries


Chapter 11 Bankruptcy Filing

         On May 8, 2002, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. NTL's operating subsidiaries were not included in the Chapter 11 filing. The Chapter 11 filing constituted an event of default under the Company's UK credit facilities and the Cablecom credit facility, allowing the lenders thereunder to declare amounts outstanding to be immediately payable.

DEFAULTS ON HIGH YIELD AND CONVERTIBLE NOTES

Payment Defaults

         NTL Incorporated and NTL Delaware did not make interest payments and payment of related fees falling due on April 15, 2002, in the aggregate amount of $2.5 million, in respect of their 5 3/4% Convertible Subordinated Notes due 2011. NTL Communications Corp. did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.2 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. NTL Communications also did not make interest payments falling due on April 15, 2002, totaling $17.7 million, in respect of its 12 3/4% Senior Deferred Coupon Notes due 2005. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

         If the applicable issuer does not pay interest on these notes after a 30 day grace period expires there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. Therefore, there was an event of default for failure to pay interest on May 1, 2002 under the indentures relating to the missed interest payments due April 1, 2002 and on May 16, 2002, under the indentures relating to the missed interest payments due April 15, 2002. As a result, cross defaults occurred under the Company's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under the Company's UK credit facilities and the Cablecom credit facility.

Chapter 11 Bankruptcy Filing

         The Chapter 11 bankruptcy filing constituted an event at default under the indentures of each of the entities which made the Chapter 11 filing and amounts outstanding under these indentures became immediately due and payable.

AGGREGATE AMOUNT OF DEFAULTS

Interest

         As a result of the events of default described above, as of June 13, 2002:

         o NTL Incorporated and NTL Delaware are in default in respect of $2.5 million of interest payments in respect of their 5 3/4% notes due 2011, including interest accrued on such missed interest payment up to May 8, 2002, and

         o NTL Communications Corp. is in default in respect of an aggregate of $157.9 million of interest payments in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008, 11 7/8% notes due 2010, 12 3/4% notes due 2005, 9
                  1/4% notes due 2006, 6 3/4% notes due 2008 and 9 7/8%
                  notes due 2009, including interest accrued on the April 1 and April 15, 2002 missed interest payments up to May 8, 2002.

                     NTL Incorporated and Subsidiaries


Principal

         As a consequence of the Chapter 11 filings on May 8, 2002, all amounts outstanding under the indentures governing the high yield and convertible debt of the entities having commenced Chapter 11 cases automatically became immediately due and payable. However, the automatic stay of Section 362 of the U.S. Bankruptcy Code serves to prevent the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. As a result of the default and acceleration resulting from the Chapter 11 filing, as of March 31, 2002:

          o NTL Incorporated and NTL Delaware are in default in respect of an aggregate of $100.0 million in principal amount of debt;

          o NTL Delaware is in default in respect of an aggregate of $1,200.0 million in principal amount of debt;

          o NTL Communications Corp. is in default in respect of an aggregate of $7,911.9 million in principal amount of debt; and

          o Diamond Cable Communications and Diamond Holdings are in default in respect of an aggregate of $1,539.0 million in principal amount of debt,

Failure to Pay Dividends on Preferred Stock

         On February 4, 2002, NTL Incorporated announced that it would not declare or pay dividends on its 13% Senior Redeemable Exchangeable Preferred Stock. NTL Incorporated did not make the dividend payments due on February 15, 2002 of $6.0 million and May 15, 2002 of $6.2 million in respect of the 13% preferred stock. In addition, NTL Incorporated did not pay dividends on its 5% cumulative participating convertible preferred stock held by France Telecom on December 31, 2001 of $37.0 million and March 31, 2002 of $37.5 million, or on its cumulative convertible preferred stock held by France Telecom and a group of commercial banks on December 31, 2001 of $24.9 million and March 26, 2002 of $24.1 million. Historically, payment of dividends has been made in additional shares of preferred stock in the case of the 13% preferred stock, the 5% cumulative participating preferred stock and the cumulative convertible preferred stock. NTL Incorporated did not pay these dividends due to a lack of available surplus under Delaware law. Under Delaware law, NTL Incorporated cannot declare or pay dividends on or redeem its capital stock, including its preferred stock, unless it has available surplus. As of June 12, 2002, the aggregate amount of unpaid dividends of NTL Incorporated with respect to the above mentioned series of preferred stock was $135.7 million.

                  NTL Incorporated and Subsidiaries


Item 6.           Exhibits and Reports on Form 8-K

         (a)      Exhibits.

                  None.

         (b)      Reports on Form 8-K.

                  During the quarter ended March 31, 2002, the Company filed a Current Report on Form 8-K dated February 22, 2002 (filed February 22, 2002) reporting under Item 5, Other Events, that NTL Incorporated announced on February 21, 2002 that it signed an agreement with Macquarie Bank to sell its Australian broadcast business for A$850 million in an all cash transaction.

                  No financial statements were filed with this report.

                     NTL Incorporated and Subsidiaries


                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act o f 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    NTL INCORPORATED


Date: June 13, 2002                 By: /s/ BARCLAY KNAPP
                                        ----------------------------------------
                                          Barclay Knapp
                                          President and Chief Executive Officer

Date: June 13, 2002                 By: /s/ GREGG N. GORELICK
                                        ----------------------------------------
                                          Gregg N. Gorelick
                                          Vice President-Controller
                                          (Principal Accounting Officer)



                                 EXHIBIT D

                                     TO

     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES




                             AMENDMENT NO. 1 TO
                    NTL INCORPORATED'S ANNUAL REPORT ON
            FORM 10-K/A FOR FISCAL YEAR ENDED DECEMBER 31, 2001

==============================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                Form 10-K/A
                              Amendment No. 1


(Mark One)

|X| ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2001

                                     or

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                to

                        Commission file no. 0-30673

                              ---------------

                              NTL INCORPORATED
           (Exact name of registrant as specified in its charter)


                          Delaware                            13-4105887
               (State or other jurisdiction of             (I.R.S. Employer
               incorporation or organization)              Identification No.)


          110 East 59th Street, New York, New York              10022
          (Address of principal executive offices)            (Zip Code)


                               (212) 906-8440
            (Registrant's telephone number, including area code)


        Securities registered pursuant to Section 12(b) of the Act:
                   Common Stock, par value $.01 per share
                              (Title of class)


        Securities registered pursuant to Section 12(g) of the Act:
                                    None


    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

    Indicate by check mark whether disclosure by delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. No |X|

    The aggregate market value of the Registrant's voting stock held by non-affiliates at March 26, 2002, the last day before suspension of trading on the NYSE of the Registrant's common stock, valued in all cases in accordance with the New York Stock Exchange closing sale price for the Registrant's common stock on such date, was approximately $44,114,400.

    Number of shares of common stock outstanding as at March 26, 2002:
276,626,476

==============================================================================





         NTL Incorporated (the "Company" or "NTL") is amending its Form 10-K for the fiscal year ended December 31, 2001 to include Part III.


                                  PART III

Item 10. Directors and Officers of the Registrant

         The following table provides information about the Company's directors and executive officers.


     Name                              Age        Title
     ----                              ---        -----

     George S. Blumenthal              58         Chairman of the Board
     Barclay Knapp                     45         President and Chief Executive Officer
     Eric Bouvier                      48         Director
     Robert T. Goad                    47         Director
     Bernard Izerable                  45         Director
     Sidney R. Knafel                  71         Director
     Ted H. McCourtney                 63         Director
     Alan J. Patricof                  67         Director
     Warren Potash                     70         Director
     Jean-Louis Vinciguerra            58         Director
     Michael S. Willner                50         Director
     Richard J. Lubasch                55         Executive Vice President, General Counsel and Secretary
     John F. Gregg                     37         Chief Financial Officer and Senior Vice President
     Stephen A. Carter                 38         Senior Vice President and Chief Operating Officer for UK and Ireland
                                                  Operations
     Bruno Claude                      44         Senior Vice President and Chief Operating Officer for NTL Europe
     Gregg N. Gorelick                 43         Vice President - Controller
     Bret Richter                      32         Vice President - Corporate Finance and Development
     Steven L. Wagner                  50         Managing Director - Consumer Services for NTL Europe


         George S. Blumenthal has been Chairman, Treasurer and a director of the Company since its formation. Mr. Blumenthal was also Chief Executive Officer of the Company until October 1996. Mr. Blumenthal was President of Blumenthal Securities, Inc. (and its predecessors), a member firm of the New York Stock Exchange, from 1967 until 1992. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications, Inc. ("CCI"), which positions he held since CCI's founding in 1981 until its merger in August 1996 into a subsidiary of AirTouch Communications, Inc. (the "CCI Merger"). Mr. Blumenthal was also Chairman, Treasurer and a director of Cellular Communications of Puerto Rico, Inc. until the Company's sale in August 1999. Mr. Blumenthal is also Chairman Emeritus and a director of CoreComm Limited ("CoreComm") and is a director of Sotheby's Holdings, Inc.

         Barclay Knapp is President, Chief Executive Officer and a director of the Company and has held these positions since its formation with the exception that Mr. Knapp was Chief Operating Officer until October 1996 when he was appointed Chief Executive Officer. In addition, Mr. Knapp was Executive Vice President and Chief Operating Officer of Cellular Communications International, Inc. ("CCII") until June 1998. Mr. Knapp was also President, Chief Executive Officer and a director of Cellular Communications of Puerto Rico, Inc. ("CCPR") until its sale in August 1999, with the exception that Mr. Knapp was Chief Operating Officer until March 1998 when he was appointed Chief Executive Officer, and is also Chairman and a director of CoreComm. Mr. Knapp is also a director of Bredbandsbolaget, a Swedish company in which NTL holds a 34% interest and is also a director of Cablecom, a Swiss company in which NTL holds 100% interest.

         Eric Bouvier has been a director of the Company since January 2002. Mr. Bouvier is the Senior Vice President, Head of Mergers and Acquisitions of France Telecom. Mr. Bouvier joined France Telecom in 1999, to head the Mergers and Acquisitions group, under the authority of the Executive Senior Vice President and Chief Financial Officer. Prior to working at France Telecom Mr. Bouvier was employed at Banque Indosuez. Mr. Bouvier occupied successively different positions at Banque Indosuez, culminating at the position of Partner of Financiere Indosuez, the investment and M&A advisory services subsidiary of Banque Indosuez. Mr. Bouvier is also member of the Supervisory Board of Mobilcom in Germany, and of TPSA in Poland.

         Robert T. Goad has been a director of the Company since March 1999. Mr. Goad was a director and the Chief Executive Officer of Diamond Cable Communications Plc from May 1994 to March 8, 1999, and served as Chief Financial Officer from May 1994 until July 1995. Mr. Goad is a founder of and principal in ECE Management International, LLC and has been President of Columbia Management, Inc. since 1984. Mr. Goad is also a director of B/G Communications, LLC, B/G Enterprises, LLC, B/G Properties, LLC, Diveo Broadband Networks, Inc. and Grupo Clarin, S.A.

         Bernard Izerable has been a director of the Company since May 2000. Mr. Izerable has been International Executive Vice President of France Telecom since January 2000. From March 1996 until December 1999 Mr. Izerable was Senior Vice President for Europe within France Telecom's International Development Division. Prior to March 1996, Mr. Izerable served in various positions at France Telecom since 1982, other than from 1989 to 1991 when Mr. Izerable worked in the Strategic Planning and Market Analysis Division of Nynex (USA) as part of a two year exchange program between the two companies.

         Sidney R. Knafel, a director of the Company since its formation, has been Managing Partner of SRK Management Company, a private investment company, since 1981. In addition, Mr. Knafel is Chairman of Insight Communications, Inc. and BioReliance Corporation. Mr. Knafel is also a director of General American Investors Company, Inc., IGENE Biotechnology, Inc. and some privately owned companies.

         Ted H. McCourtney, a director of the Company since its formation, retired on June 30, 2000 as a General Partner of Venrock Associates, a venture capital investment partnership, a position he held since 1970. Mr. McCourtney also serves as a director of CareMark RX, Inc., and Visual Networks, Inc.

         Alan J. Patricof has been a director of the Company since its formation. Mr. Patricof is Chairman of APAX Partners, formerly known as Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof serves as a director of CoreComm and Boston Properties, Inc., which are publicly held, and Johnny Rockets Group, Inc., which is a privately held company.

         Warren Potash has been a director of the Company since its formation. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since February 1989. Prior to that time and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash is also a director of CoreComm.

         Jean-Louis Vinciguerra has been a director of the Company since August 1999. Mr. Vinciguerra was an executive officer of BZW from 1995 until 1996 and served as the representative to Asia for Credit Agricole Indosuez from 1997 until 1998. He has been Senior Executive Vice President and Chief Financial Officer of France Telecom since 1998.

         Michael S. Willner, a director of the Company since October 1993, is President, CEO, and a Director of Insight Communications, Inc., the eighth largest cable company in the U.S. He also is a director of C-SPAN and CableLabs, and is the Chairman and member of the executive committee of the board of directors of the National Cable Television Association.

         Richard J. Lubasch is the Company's Executive Vice President -- General Counsel and Secretary, and has been the Company's Senior Vice President -- General Counsel and Secretary since its formation. Mr. Lubasch was also Senior Vice President -- General Counsel and Secretary of CCPR prior to its sale in August 1999. Mr. Lubasch also held these titles, as well as Treasurer, at CCII prior to its sale in March 1999.

         John F. Gregg has been the Company's Chief Financial Officer and Senior Vice President since June 1999. Prior to June 1999, Mr. Gregg was Vice President of Corporate Development since June of 1997. Mr. Gregg joined the Company in 1994 as Managing Director of Corporate Development. He is Vice Chairman and a director of Virgin Net, a joint venture between the Company and Virgin Communications Group, a director of Bredbandsbolaget, a Swedish company in which NTL holds a 34% interest and a director of eKabel Hessen GmbH, a German company in which NTL holds a 32.5% interest. Mr. Gregg is also a director of Two Way TV, an interactive programming company. Prior to his employment by the Company, Mr. Gregg was employed by Golder, Thoma & Cressey, a venture capital firm.

         Stephen A. Carter is the Company's Senior Vice President and Chief Operating Officer of its UK and Ireland operations. Before joining NTL in November 2000, Mr. Carter was with J. Walter Thompson, having been appointed Managing Director of J. Walter Thompson's London Office in 1994, and, three years later took overall control as Chief Executive Officer of
J. Walter Thompson's UK and Ireland Group. Mr. Carter is also a non-Executive Director of Trucost Plc and a Trustee of Raleigh International, a registered UK charity.

         Bruno Claude is the Company's Senior Vice President and the Chief Operating Officer for NTL Europe. Prior to joining the Company in October 2000, Mr. Claude was Managing Director of CEA Capital Advisor, the affiliate of CEA responsible for the firm's private equity activities. Prior to this, Mr. Claude held various positions with Prime Cable, a company operating Cable Television Systems across the United States. From 1987 to 1991, Mr. Claude was Director of Operations and in 1991, he was appointed Managing Director of PrimeComm, a company formed by Prime Cable to acquire interests in businesses involved in the broader telecommunications arena.

         Gregg N. Gorelick has been the Company's Vice President -- Controller since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President -- Controller of CCI from 1986 until the CCI Merger. He is also Senior Vice President - Controller and Treasurer of CoreComm, and was Vice President -- Controller at CCII prior to its sale in March 1999 and at CCPR prior to its sale in August 1999.

         Bret Richter is the Company's Vice President for Corporate Finance and Development. Mr. Richter is primarily responsible for the Company's strategic initiatives, mergers and acquisitions, investor relations and capital raising activities. Prior to joining NTL in September 1994, Mr. Richter was a member of the media and telecommunications investment banking group at Salomon Brothers, where he specialized in mergers and acquisitions.

         Steven L. Wagner is the Managing Director of Consumer Services for
NTL Europe. Mr. Wagner is responsible for managing the Company's consumer businesses across the European continent. Prior to his current position Mr. Wagner was the Group Managing Director for Media and Marketing for NTL UK.
Mr. Wagner joined the Company in 1994 with management responsibility for the Company's consumer business. Mr. Wagner has spent over 15 years in consumer and business related activities. Prior to joining the Company, Mr. Wagner served most recently as Vice President, Eastern Region for the Walt Disney Company's premium television network.

         Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities file with the SEC, and with each exchange on which the common stock trades, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% beneficial owners are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Item 11. Executive Compensation


                           EXECUTIVE COMPENSATION
          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

POLICY

         The Compensation and Option Committee (the "Compensation Committee") of the Board of Directors has the responsibility for the design and implementation of the Company's executive compensation program. The Compensation Committee is composed entirely of non-employee directors. The current members of the Compensation Committee are Sidney R. Knafel, Ted H. McCourtney and Jean-Louis Vinciguerra.

         The Company's executive compensation program is designed to be linked to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of an executive's aggregate compensation to the appreciation in the Company's stock price. In addition, executive bonuses are linked to the achievement of operational goals and therefore relate to stockholder return. The overall objective of this strategy is to attract and retain executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to link executive and stockholder interests through equity-based compensation, thereby seeking to enhance the Company's profitability and stockholder value.

         Each year the Compensation Committee conducts a review of the Company's executive compensation program to determine the appropriate level and forms of compensation. Such review permits an annual evaluation of the link between the Company's performance and its executive compensation.

         In assessing compensation levels for the named executives, the Compensation Committee recognizes the fact that certain executives have participated in the development of the Company (and its predecessors) from its earliest stages. In determining the annual compensation for the Chief Executive Officer, the Compensation Committee uses the same criteria as it does for the other named executives.


BASE SALARY AND BONUS

         In furtherance of the Company's incentive-oriented compensation goals set forth above, cash compensation (annual base salary and bonus) is generally set below levels paid by comparable sized telecommunications companies and is supplemented by equity-based option grants. With respect to fiscal year 2001, the aggregate annual base salary paid by the Company for the named executive officers increased in the aggregate by approximately $117,000 from 2000 levels. The 2001 base salary for the Chief Executive Officer increased $33,427 to $277,260.

STOCK OPTIONS

         Under the Company's stock option plan, stock options were granted to certain of the named executive officers during 2001. Information with respect to such option grants to the named executive officers is set forth in the table entitled "Option Grants in Last Fiscal Year."

         Stock options are designed to align the interests of executives with those of stockholders. The options generally are granted at an exercise price equal to the market price of the common stock on the date of grant and vest over a period of five years.

         Accordingly, the executives are provided additional incentive to create stockholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years. In determining individual option grants, the Compensation Committee takes into consideration the number of options previously granted to that individual, the amount of time and effort dedicated to the Company during the preceding year and expected commitment to the Company on a forward-looking basis. The Compensation Committee also strives to provide each option recipient with an appropriate incentive to increase stockholder value, taking into consideration their cash compensation levels.

         In 1996, 1997 and 1999, Mr. Knapp did not receive an option grant. In 1995, Mr. Knapp received an option to purchase 416,668 shares of common stock with an exercise price of $14.64. In 1998, Mr. Knapp received an option to purchase 1,484,375 shares of Common Stock with an exercise price of $23.36. In 2000, Mr. Knapp received an option to purchase 7,250,000 shares of common stock with an exercise price of $63.63. In 2001 Mr. Knapp received an option to purchase 5,000,000 shares of common stock with an exercise price of $10.00. Mr. Knapp now owns 459,967 shares of common stock and holds options to purchase an additional 16,185,250 shares.


COMPENSATION DEDUCTION CAP POLICY

         In 1996, the Company's stockholders approved an amendment to the Company's 1993 Employee Stock Option Plan (the "1993 Plan") to, among other things, comply with the requirements regarding non-deductibility of compensation in excess of $1 million under sec.162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Any compensation realized from the exercise of such stock options granted pursuant to the 1993 Plan at fair market value as of the date of grant thus generally would be exempt from the deduction limitations under sec.162(m) of the Code. Compensation realized from the exercise of stock options not granted pursuant to a plan or granted pursuant to the Company's 1998 Non-Qualified Stock Option Plan would not be exempt from the deduction limitation under sec.162(m) of the Code. Other annual compensation, such as salary and bonus, is not expected to exceed $1 million per executive.

                   THE COMPENSATION AND OPTION COMMITTEE

                                                           Sidney R. Knafel
                                                          Ted H. McCourtney
                                                     Jean-Louis Vinciguerra


GENERAL

     The following table discloses compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three years ended December 31, 2001.


                                              Summary Compensation Table

                                                  Annual Compensation               Long-Term Compensation
                                                  -------------------               ----------------------
                                                                                     Awards             Payouts
                                                                                     ------             -------
                                                                                          Securities
                                                                              Restricted  Underlying
                                                               Other Annual      Stock     Options/      LTIP     All Other
                                             Salary      Bonus Compensation    Awards(s)     SARs       Payouts Compensation
Name and Principal Position         Year       ($)        ($)     ($)             ($)         (#)         ($)      ($)(1)
---------------------------         ----       ---        ---     ------          ---         ---         ---      ------

Barclay Knapp..............         2001    277,260    561,138          --           --   5,000,000         --      7,000
   President and Chief              2000    243,833    249,813          --           --   7,250,000         --     17,200
     Executive Officer              1999    273,333    262,500          --           --          --         --     16,000

George S. Blumenthal.......         2001    277,260    561,138          --           --   5,000,000         --      7,000
   Chairman and Treasurer           2000    243,833    249,813          --           --   7,250,000         --     17,200
                                    1999    273,333    262,500          --           --          --         --     16,000

Richard J. Lubasch.........         2001    233,692    384,875          --           --     --              --      7,000
   Executive Vice                   2000    205,517    178,438          --           --     500,000         --     17,200
     President--General             1999    235,083    187,500          --           --     117,188         --     16,000
     Counsel and Secretary

John F. Gregg..............         2001    240,220    591,250          --           --          --         --      7,000
   Chief Financial Officer and      2000    214,960    228,125          --           --   1,000,000         --     17,200
     Senior Vice President          1999    201,400    187,500          --           --     156,250         --     16,000

Stephen A. Carter...........        2001    431,790    278,112          --           --          --         --      6,738
   Senior Vice President and        2000     60,636         --          --           --     400,000         --     38,384
     Chief Operating Officer        1999         --         --          --           --          --         --         --
     UK and Ireland operations

--------------
(1)      All other compensation reflects the Company's match of employee contributions to a 401(k) plan or in the case of Stephen Carter, contributions to Mr. Carter's UK executive pension scheme.


OPTION GRANTS TABLE

         The following table provides information on stock option grants during 2001 to the named executive officers.


                                           Option Grants in Last Fiscal Year(1)

                                                         Individual Grants
                                                         -----------------
                                       Number of
                                      Securities      % of Total                                 Potential Realizable Value
                                      Underlying        Options                                    at Assumed Annual Rate
                                        Options       Granted to    Exercise or                  of Stock Price Appreciation
                                        Granted      Employees in   Base Price   Expiration          for Option Term(3)
Name                                      (#)         Fiscal Year   ($/Share)      Date            5%($)          10%($)
----                                      ---         -----------   ----------     ----            -----          ------

Barclay Knapp.......................  5,000,000(2)       38.76%      10.00        11/06/11               0     14,071,800
George G. Blumenthal................  5,000,000(2)       38.76%      10.00        11/06/11               0     14,071,800
Richard J. Lubasch..................            --           --         --              --              --             --
John F. Gregg.......................            --           --         --              --              --             --
Stephen A. Carter...................            --           --         --              --              --             --

(1) Upon a change of control of the Company, all unvested options become fully vested and exercisable.

(2) The options were granted on November 7, 2001 at an exercise price which was more than twice as high as the closing price of the common stock on The New York Stock Exchange on such date; 20% were exercisable upon issuance; an additional 20% became exercisable on January 1, 2002 and an additional 20% will become exercisable on each of January 1, 2003, 2004 and 2005.

(3) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the SEC based on the closing price of our common stock on the grant date which was $4.94, and have not been discounted to reflect the present value of such amounts. Our common stock closed at $0.20 on March 26, 2002, the last day our stock traded on the New York Stock Exchange before suspension. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the common stock.


OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table provides information on stock option exercises during 2001 by the named executive officers and the value at December 31, 2001 of unexercised in-the-money options held by each of the named executive officers.


                    Aggregated Option Exercises in Last Fiscal Year-End and Fiscal Year-End Option Values

                                                                                          Number of
                                                                                         Securities         Value of
                                                                                         Underlying        Unexercised
                                                                                         Unexercised      In-the-Money
                                                                                         Options at        Options at
                                                           Shares                         FY-End(#)        FY-End($)*
                                                         Acquired on      Value        Exercisable(E)/   Exercisable(E)/
Name                                                     Exercise(#)   Realized($)    Unexercisable(U)  Unexercisable(U)
----                                                     -----------   -----------    ----------------  ----------------

Barclay Knapp...............................               91,020          747,411      4,769,625(E)               0 (E)
                                                                                       11,415,625(U)               0 (U)
George S. Blumenthal........................              156,248          184,807      4,345,481(E)               0 (E)
                                                                                       11,415,625(U)               0 (U)
Richard J. Lubasch..........................                   --               --        816,352(E)               0 (E)
                                                                                          498,438(U)               0 (U)
John F. Gregg...............................                   --               --        752,084(E)               0 (E)
                                                                                        1,143,750(U)               0 (U)
Stephen A. Carter...........................                   --               --        240,000(E)               0 (E)
                                                                                          160,000(U)               0 (U)

------------
o    Based on the closing price on the NYSE on December 31, 2001 of $0.94, there were no in-the-money options.


COMPENSATION OF DIRECTORS

         Our non-employee directors are paid $500 for each general meeting and committee meeting they attend. We reimburse our non-employee directors for their out-of-pocket costs associated with attending.

EMPLOYMENT CONTRACTS

         None of our Chief Executive Officer or named executive officers are party to employment contracts with the Company other than Stephen A. Carter. Mr. Carter and the Company entered into an employment agreement on December 6, 2000 for an initial term of two years, which will be extended for successive
12 month terms unless notice is given by either the Company or Mr. Carter at least 12 months prior to the end of the initial term or the extended term, as the case may be. The agreement entitles Mr. Carter to a base salary of UK 300,000 per year and variable compensation of between UK 150,000 and UK 300,000 per year, subject to increase at the discretion of the Company's compensation committee. The agreement also provided for an initial award of 400,000 stock options, exercisable at the market price on the date of the grant, under the Company's stock option plan and provides for additional grants of 50,000 share options, under the Company's then existing stock option plan, at the commencement of the second year of the initial term and the commencement of any extended terms. Pursuant to the employment agreement, Mr. Carter is subject to standard non-competition, non-solicitation and confidentiality provisions.



PERFORMANCE GRAPH

         The following graph compares the cumulative return on the common stock with the Nasdaq Stock Market (U.S.) Index (the "Nasdaq (U.S.) Index"), the Center for Research in Security Prices Index of Nasdaq Telecommunications Stocks (the "CRSP Index") and the Peer Group Index. In the Company's view, the Peer Group Index, which includes British Telecom plc, Cable and Wireless plc, Telewest Communications plc and United Pan-Europe Communications N.V. provides a better representation of the performance of telecommunications companies over the required period than the broader based CRSP Index.

         On October 27, 2000, the Company ceased trading on the Nasdaq and began trading on the New York Stock Exchange. The Company's common stock closed at $0.20 on March 26, 2002 the last day the stock was traded on the NYSE before it was suspended from the NYSE pending delisting.

         The graph assumes that $100 was invested on December 31, 1996.

           Comparison of NTL Incorporated, the Peer Group Index, the CRSP Index and the Nasdaq (U.S.) Index










                                     29-Dec-96         31-Dec-97       31-Dec-98     31-Dec-99       31-Dec-00    31-Dec-01

Nasdaq (U.S.) Index                   100.00            121.64          169.84         315.20          191.36      151.07
CRSP Index                            100.00            142.00          232.00         470.29          214.64      109.60
NTL Incorporated                      100.00            110.40          223.51         617.57          148.13        5.82
The Peer Group Index                  100.00            109.03          201.61         311.00          141.52       65.67


--------------------
Note:    Stock price performance  shown above for the common stock is historical and not necessarily  indicative of future price performance.



Item 12. Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding the beneficial ownership of the common stock of the Company, as of April 26, 2002 by (i) each executive officer and director of the Company, (ii) all directors and executive officers as a group and (iii) shareholders holding 5% or more of the common stock.


                                                               Amount and Nature of Beneficial Ownership
                                                   ---------------------------------------------------------
                                                                  Presently
                                                                 Exercisable
                                                                   Options
                                                                  Warrants,
                                                                 Convertible
                                                                  Bonds and
                                                     Common       Exchangeable     Current        Percentage
Name of Beneficial Owner                              Stock      Preferred (1)      Total         Of Class(2)
-------------------------------------------------  ----------------------------------------------------------

Barclay Knapp                                          459,967      7,154,000       7,613,967          2.68%
George S. Blumenthal (3)                               269,465      6,729,856       6,999,321          2.47%
Richard J. Lubasch (4)                                  61,249        816,352         877,601         *
Stephen A. Carter                                            0        240,000         240,000         *
John F. Gregg (5)                                        1,250        979,635         980,885         *
Gregg N. Gorelick                                       85,154        188,065         273,219         *
Bret Richter                                               291        253,387         253,678         *
Steven L.  Wagner                                            0        474,066         474,066         *
Bruno J. Claude                                              0        225,000         225,000         *
                                                   -----------------------------------------------------------
Executive                                              877,376     16,835,361      17,712,737          6.03%
Officers

Robert T. Goad (6)                                   1,638,685        150,000       1,788,685         *
Sidney R.  Knafel (7)                                2,086,042        320,485       2,406,527         *
Ted H. McCourtney (8)                                   23,993        320,485         344,478         *
Alan J.  Patricof (9)                                   11,263        320,485         331,748         *
Warren Potash (10)                                      42,170        251,036         293,206         *
Michael S. Willner (11)                                694,201        292,449         986,650         *
                                                   -----------------------------------------------------------
NTL Directors                                        4,496,354        727,750       5,224,104          1.87%

Directors and Officers as a group                    5,373,730     17,563,111      22,936,841          7.81%

France Telecom S.A. (12)                            50,680,752     39,058,641      89,739,393         28.43%

Capital Research and Management Company (13)        32,135,130              0      32,135,130         11.62%

Cable & Wireless plc (14)                           28,110,413              0      28,110,413         10.16%

Verizon Communications, Inc. (15)                   24,469,861              0      24,469,861          8.85%

AXA Assurances I.A.R.D. Mutuelle (16)               22,405,118        641,412      23,046,530          8.31%

*  Represents less than one percent

(1) Includes shares of NTL common stock purchased upon the exercise of options which are exercisable or become so in the next 60 days
      ("Presently Exercisable Options"), shares of NTL common stock issuable upon the conversion of the 7% Convertible Subordinated Notes due 2008 or 5.75% Convertible Subordinated Notes due 2009 (the
      "Convertible Bonds") and shares of common stock issuable upon the exchange of the Senior Redeemable Exchangeable Preferred Stock which are exchangeable or become so in the next 60 days (the "Exchangeable
      Preferred"). Of the options, warrants, Convertible bonds and exchangeable preferred shown in the table above: (a) 610,309 options were assumed by NTL in 1993, having a weighted average exercise price of $1.08 per share; and (b) 12,163,088 options are employee and non-employee director options that have been issued by NTL under the 1993 Employee Stock Option Plan, the 1993 Non-Employee Director Stock
      Option Plan, the 1998 Non-Qualified Stock Option Plan or certain other stock option agreements, having a weighted average exercise price of $16.82 per share.

(2)   Includes common stock, Presently Exercisable Options, warrants,
      Convertible Bonds and Exchangeable Preferred.

(3) Includes 3,299 shares of common stock owned by trusts for the benefit of Mr. Blumenthal's children and also includes 152,092 shares of common stock held by George S. Blumenthal's 1998 Annuity Trust. Also includes 465,878 options held in Grantor Retained Annuity Trusts.

(4) Includes 174 shares of common stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership.

(5)   Mr. Gregg owns $100,000 of the 7% Convertible Subordinated Notes due
      2008, convertible into 2,551 shares of common stock.

(6) Mr. Goad personally owns 30,249 shares of common stock. The remainder are owned by Columbia Management, Inc., Mr. Goad's wholly-owned
      Investment Company.

(7)   Includes 25,958 shares of common stock owned by Insight
      Communications UK, Inc., Mr. Knafel's wholly-owned Investment
      Company. Also includes 73,363 shares of common stock owned by a foundation of which Mr. Knafel is President, as to which shares Mr.
      Knafel disclaims beneficial ownership.

(8) An additional 872 shares of common stock are held by trusts for the benefit of Mr. McCourtney's children, as to which Shares Mr.
      McCourtney disclaims beneficial ownership.

(9) Includes 499 shares of common stock owned by Mr. Patricof's wife, as to which shares Mr. Patricof disclaims beneficial Ownership.

(10)  Mr. Potash owns $500,000 of the 7% Convertible Subordinated Notes due
      2008, convertible into 12,755 shares of common stock.

(11) Includes 138,579 shares of common stock held by trust accounts for the benefit of Mr. Willner's children, as to which Shares Mr. Willner disclaims beneficial ownership.

(12) Based upon Schedule 13D/A (Amendment No. 9), dated April 26, 2002, filed by France Telecom S.A. and Compagnie Generale des
      Communications (COGECOM) S.A. with the Securities and Exchange
      Commission (the "SEC").

(13)  Based soley upon Schedule 13G (Amendment No. 4), dated February 11,
      2002, filed by Capital Research and Management Company with the Securities and Exchange Commission (the "SEC").

(14) Based upon Schedule 13-G (Amendment No. 1), dated February 14, 2002, filed by Cable and Wireless plc, with the Securities and Exchange
      Commission (the "SEC").

(15)  Based solely upon Schedule 13-G filed on April 9, 2001, by Verizon
      Communications, Inc., Bell Atlantic Worldwide Services Group, Inc.,
      Bell Atlantic Network Systems Company, and NYNEX Corporation with the
      Securities and Exchange Commission (the "SEC").

(16)  Based solely upon Schedule 13-G (Amendment No. 3), dated February 12,
      2002, filed by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie
      Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance
      Mutuelle, AXA and AXA Financial, Inc. with the Securities and
      Exchange Commission (the "SEC").



Item 13. Certain Relationships and Related Transactions

         In the fourth quarter of 1999, CoreComm Limited ("CoreComm") (which was formed in 1998) began charging the Company a percentage of its office rent and supplies expense in respect of certain facilities which were shared with the Company.

         In 2001, the Company charged CoreComm $0.3 million for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm's charges to the Company. These charges reduced corporate expenses in 2001. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation methods are reasonable.

         The Company obtains billing and software development services from CoreComm. CoreComm billed the Company $3.4 in 2001for these services.

         In March 2000, the Company and CoreComm announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company incurred costs of $0.3 million for network usage in the year ended December 31, 2001.

         On April 12, 2001, the Company purchased $15.0 million of an unsecured convertible note from CoreComm and received warrants to purchase 770,000 shares of CoreComm common stock at an exercise price of $.01 per share that expire in April 2011.

         Barclay Knapp and Gregg Gorelick are executive officers of both the Company and CoreComm. In addition, Barclay Knapp, Warren Potash, George Blumenthal and Alan Patricof are directors of the Company and CoreComm. In the light of this relationship, the independent directors of the Company examined the transaction with CoreComm and the Board of Directors of the Company determined that the transaction was inherently fair to the Company and provided the Company with benefits that exceeded those that could be obtained from a third party.

         Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into CoreComm common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of CoreComm common stock for a specified period. The Company and CoreComm have agreed to certain modifications to the conversion feature in connection with CoreComm's recapitalization in December 2001.

         In 2001, the Company and CoreComm entered into a license agreement whereby the Company was granted an exclusive, irrevocable, perpetual license to certain billing software developed by CoreComm for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by CoreComm plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by the Company at the time of this agreement, and was being maintained and modified by CoreComm under an ongoing software maintenance and development outsourcing arrangement between the companies.

         At December 31, 2001 and December 31, 2000, the Company had a receivable from CoreComm of $1.1 million and a payable to CoreComm of $17.1 million, respectively. The 2000 payable balance primarily related to services and other charges billed in advance in October and November 2000 of $15.8 million.

         On November 1, 2001, we announced that we had entered into an agreement dated September 28, 2001, with Orange plc for the provision of a new mobile phone service, for NTL's existing and prospective residential customers across the UK. France Telecom, one of our principal holders of common stock and a holder of our 5% cumulative preferred stock, acquired Orange plc in August 2001. Prior to France Telecom's acquisition, our broadcast division provided Orange with sight leasing services and continues to do so.

Item 14.  Exhibits

          Exhibit                        Description
          -------                        -----------
           10.1                          Employment Agreement, dated December
                                         6, 2000 between NTL Incorporated and
                                         Stephen Carter

           10.2 Employment Agreement, dated October 16, 2000, between NTL Incorporated and Bruno Claude


                                 SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the under signed thereunto duly authorized.
Dated: April 30, 2002

                                      NTL INCORPORATED


                                      /s/ Barclay Knapp
                                      ----------------------------
                                      By: Barclay Knapp
                                      President and Chief Executive Officer

                               EXHIBIT INDEX


          Exhibit                        Description
          -------                        -----------
           10.1                          Employment Agreement, dated December
                                         6, 2000 between NTL Incorporated and
                                         Stephen Carter

           10.2 Employment Agreement, dated October 16, 2000, between NTL Incorporated and Bruno Claude



                                                               EXHIBIT 10.1


                            EMPLOYMENT AGREEMENT


     This Agreement is made as of December 6, 2000 by and between NTL Incorporated (the "Company"), and Stephen Carter (the "Executive").


1. Duties and Scope of Employment.

         (a) Positions; Duties. During the Employment Term (as defined in
Section 2), the Company shall employ Executive as the Company's Senior Vice President, Chief Operating Officer - UK and Ireland. In such capacity, Executive shall be located in the UK, and shall serve as the Chief Operating Officer of the subsidiaries of the Company that are in the telephone, cable and internet business in the UK and the Republic of Ireland ("NTL UK"). Executive shall report directly to the Chief Executive Officer of the Company. Executive shall also perform such duties, which shall not be inconsistent with the above-described position as are reasonably assigned to him from time to time by the Chief Executive Officer of the Company.

         (b) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer of the Company; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) manage his and his family's personal investments and legal affairs, and (iii) serve on such boards of directors as are set forth in a list previously furnished to the Chief Executive Officer of the Company, so long as such activities described in (i), (ii) and (iii) do not materially interfere with the discharge of Executive's duties (including, but not limited to, any conflict of interest or confidentiality matters).

2. Employment Term.

         (a) The Company agrees to employ Executive and Executive accepts employment, in accordance with the terms and conditions set forth in this Agreement, commencing on and as of the actual commencement date of Executive's employment hereunder, which shall be November 14, 2000 (the "Employment Commencement Date") and expiring on November 13, 2002 (such period being the "Initial Employment Term"), unless earlier terminated as hereinafter provided.

         (b) The Initial Employment Term shall be extended for successive 12 month periods (each an "Extended Employment Term") unless no later than 12 months prior to the end of the Employment Term or an Extended Employment Term, as the case may be, either the Company or the Executive shall give notice under this Agreement that the Employment Agreement shall terminate at the end of the Employment Term or the Extended Employment Term.

         (c) As used in this Agreement, the phrase "Employment Term" shall mean the Initial Employment Term or, if applicable, the Extended Employment Term, and if the Initial Employment Term or any Extended Employment Term has been extended for a further 12 month period as provided in paragraph 2(b), shall mean the period ending on the last day of that twelve month period.

3. There is an obligation on the Company to provide work to the Executive and the Company shall have no right to put the Executive on garden leave.

4. Compensation/Benefits. During the Employment Term, the Company shall pay and provide Executive the following:

         (a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary ("Base Salary") and shall be eligible to receive additional variable compensation. The Executive's annual Base Salary shall be (pound)300,000, The Executive's annual variable compensation amount shall be at no less than (pound)150,000 ("Base Annual Variable Compensation) in addition to which the Executive may receive further annual variable compensation as the Compensation Committee shall in its sole discretion determine (on the understanding that such further annual variable compensation shall be no greater than (pound)150,000). During the Employment Term, the Compensation Committee of the Board (the ""Compensation Committee") shall with the advice of the Company's Chief Executive Officer review at least annually Executive's Base Salary and variable compensation then in effect and shall increase such amounts as the Compensation Committee may approve. Such Base Salary and, variable compensation shall be payable in accordance with the Company's normal payroll practices (which practice includes pro-rata payments of Base Salary and annual variable compensation for partial years). The annual variable compensation shall be paid during the month of March following the Company's financial year end.

         (b) Equity Compensation.

         (i) Initial Grants. The Compensation Committee of the Board, which administers the Company's current Stock Option Plan (the "Plan"), has awarded Executive, as of the Employment Commencement Date, a non-qualified stock option (the "Initial Stock Option") under the Company's Plan to purchase a total of 400,000 shares of Company's common stock (the "Common Stock"), with a per share exercise price (the "Exercise Price") equal to 100% of the fair market value of the Company's Common Stock as of the Employment Commencement Date (which shall be the issuance date of the Initial Stock Option). The Initial Stock Option is for a term of 10 years and shall vest 20% on the date of its issuance and an additional 20% on each January 1 thereafter, until fully vested. The other terms and conditions of the Initial Stock Option are set forth in the standard form of option agreement that is attached to this Agreement as Exhibit A, except to the extent that any provision of this Agreement shall specifically modify such standard form of agreement, in which case this Agreement shall be controlling.

         (ii) Further Grants. On or around the commencement of the second year of the Initial Employment Term and the commencement of each Extended Employment Term but in any event prior to 31 December in the relevant year, Executive will be granted an additional stock option to purchase 50,000 shares of the Company's Common Stock under the Company's then existing stock option plan with a per share exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of grant and on such other terms that are described in subparagraph (i) of this paragraph 3 including the provisions for vesting.

         (c) Employee Benefits. Executive shall, subject to the rules of the relevant schemes, be entitled to participate at a level commensurate with his position in all employee benefit welfare programs provided by the Company to its senior executives in accordance with the terms as in effect from time to time.

         (d) Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company's policies in effect from time to time.

         (e) The Employee shall, subject to the rules of the relevant schemes, be entitled to receive the Retirement Benefit and Employee Benefits described on Exhibit A, which Exhibit in the case of duplication with any other benefit referred to above of similar nature or intent shall be the benefit afforded to the Executive pursuant to this Agreement.

5. Termination of Employment

         (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties under this Agreement for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination") provided that no such notice of termination may be served during a period when the Executive is entitled to payment under a permanent disability insurance policy unless such policy provides for continuation of benefit nothwithstanding such termination of employment. Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination (i) the Company shall promptly pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the Employment Term and any accrued vacation through the date of termination, (B) any unpaid variable compensation at the base targeted level through the Employment Term, with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination ((A), (B) and (C) being "Accrued Benefits") and (D) all other payments, benefits or fringe benefits to which Executive may be entitled through the Employment Term.

         (b) Termination for Cause. The Company may terminate Executive's employment for Cause. In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than Accrued Benefits and such rights as shall appear in the stock option agreements related to those Initial Grants and Further Grants which shall have vested as at the date of such termination, subject to the rules of the relevant scheme. For the purposes of this Agreement, "Cause" shall mean the willful gross misconduct by Executive with regard to the Company that is materially injurious to the Company. No act, or failure to act, by Executive shall be "willful" unless committed without a reasonable belief that the act or omission was in the best interest of the Company.

         (c) Voluntary Termination. Executive may voluntarily terminate his employment by one week's prior written notice to the Company. In the event that Executive's employment with the Company is voluntarily terminated during the Employment Term by Executive, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than such rights as shall appear in the stock option agreements related to those Initial Grants and Further Grants which shall have vested as at the date of such termination, subject to the rules of the relevant scheme.

         (d) By Executive for Good Reason. Executive may terminate his employment for Good Reason upon written notice to the Company, and in such event, his employment termination shall be treated as a termination by the Company under this clause 5. Good Reason shall mean:

               (i) A material diminution of Executive's positions or authority;

               (ii) The assignment to Executive of any duties materially inconsistent with Executive's position; or

               (iii) The failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement, provided that if the Company fails to timely make any such payment or if the Company fails to comply with any of the material provisions of this Agreement then this sub-clause shall have effect only if written notice of such a breach is served by the Executive on the Company specifying that it is served under this sub-clause and the Company shall have failed to remedy such a breach within 14 days of the service of such notice.

         (e) The Company may, at its sole and absolute discretion, terminate the Executive's employment forthwith at any time by serving a notice under this clause stating that this Agreement is being determined in accordance with this clause 5(e) and undertaking to pay to the Executive by the next regular scheduled payroll payment date, a payment (subject to tax and National Insurance) in lieu of the unexpired part of the Employment Term. Where such termination is other than pursuant to subclause (a), (b) or (c) of this clause 5, such payment shall be calculated in accordance with the terms of clause 5(f). For the avoidance of doubt, where the Company terminates this Agreement in accordance with this clause the terms of, inter alia, clause 6 and the Confidentiality and Invention Agreement shall remain in full force and effect.

         (f) The payment to which clause 5(e) refers shall be all Base Salary and Base Annual Variable Compensation (pro-rated for any partial years) that would have been due under this Agreement had the employee worked the remainder of the Employment Term. In computing the payment of Executive's Base Salary and Base Annual Variable Compensation payable to the Executive pursuant to the preceding sentence, the rate of the Executive's Base Salary and Base Annual Variable Compensation that is in existence as of the date of the termination shall be used. In the event of a termination, Executive shall also be entitled to (i) the immediate vesting of all Initial Stock Options and Further Grant Options (if any) notwithstanding any provision to the contrary in the option agreements relating thereto and (ii) a continuation of his then existing employee benefits referred to in paragraph 4 (c), (d) and (e) above through the end of the Employment Term, or such sum as will be necessary to enable the Executive to acquire like benefits.

6. Non-Compete; Non-Solicit.

         (i) In this clause 6 "Group Company" shall mean any undertaking in or with which the Executive has been involved or concerned in the 12 months preceding the Termination Date and which from time to time is:

               (a)   a subsidiary undertaking of the Company;
               (b)   a parent undertaking of the Company; or
               (c) a subsidiary undertaking of any such parent undertaking; or any other undertaking:-

                     (a) in which any of the above holds directly or indirectly; or
                     (b) which holds in any of the above directly or indirectly;

                     50% or less of the issued share capital or voting rights.

                  "Subsidiary undertaking" and "parent undertaking" shall have the meanings attributed to them by the Companies Act 1985.

         (ii) The parties hereto recognize that Executive's services are special and unique and that the level of compensation and the provisions of this Agreement are partly in consideration of and conditioned upon Executive's not competing with any Group Company, and that Executive's covenant not to compete or solicit as set forth in this clause 6 during and after employment is essential to protect the business and goodwill of the Group Companies.

         (iii) Executive agrees that during the term of employment with the Company and for a period of 12 months thereafter (the "Covenant Period"), Executive shall not render services for any of six specified organizations, such organizations to be agreed between the parties and delivered to Executive (the "Prohibited List"). The Prohibited List may be changed by the Chief Executive Officer of the Company from time to time (but there may never be more than six entities listed) on a reasonable commercial basis by written notice to Executive, such notice to be effective only if Executive's commencement of rendering services for such entity is 90 or more days after the giving of such notice. The Prohibited List shall not differ from that which applies to other senior executives of any Group Company who are similarly situated as to the scope of their employment and geographical reach. The Prohibited List shall only contain the names of companies which directly compete with the Group Companies.

         (iv) The Executive shall not, for a period of 12 months after the termination of the employment of the Executive under this Agreement ("the Termination Date")), directly or indirectly, disrupt, damage or interfere with the operation or business of the Company or any Group Company by:

                  (a)  soliciting away from the Company or any Group
                       Company; or

                  (b) endeavouring to solicit away from the Company or any Group Company; or

                  (c)  employing or engaging; or

                  (d)  endeavouring to employ or engage,

                  any Key Personnel. In this clause "Key Personnel" means any person who is at the Termination Date or was at any time during the period of twelve months prior to the Termination Date employed or engaged as a consultant in any Group Company in an executive or senior managerial capacity and with whom the Executive has had dealings other than in a de minimis way during the said period (or the term of the Executive's employment under this Agreement if shorter).

         (v) During the Covenant Period and thereafter (without limitation in time), Executive shall not, without prior written authorization from the Company, violate the agreement entered into pursuant to clause 9 hereof.

         (vi) Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenants contained in this paragraph 6, and that the Company would by reason of such breach or threatened breach be entitled to seek injunctive relief in a court of appropriate jurisdiction, as well as such other remedies as may then be appropriate.

         (vii) If any of the restrictions contained in this paragraph 6 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this paragraph 6 in its reduced form for all purposes in the manner contemplated hereby.

         (viii) Notwithstanding the foregoing, the provisions of paragraph 6(iii) shall not apply if there is a wrongful termination of the Executive's employment or there is termination by the Executive under clause 5(d).


7. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given if
(i) delivered personally or by facsimile, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  If to the Company:    NTL Incorporated
                                        110 E. 59th Street
                                        New York, NY 10022
                                        Attn: General Counsel

                  If to Executive:      at the last residential address known
                                        by the Company, which is currently
                                        22 Melville Road
                                        Barnes
                                        London SW13 9RL
                                        England

8. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9. Proprietary Information. Concurrently with the execution of this Agreement, Executive shall enter into a confidentiality and proprietary information agreement with the Company as provided in Exhibit C
("Confidentiality Agreement"), provided, however, that the foregoing shall not preclude Executive from complying with due legal process or from removing Company property from the Company's premises in furtherance of his duties and obligations as provided hereunder.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company other than for the options being granted to the Executive, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof but not any written agreements entered into simultaneous with this Agreement or thereafter.

11.  Governing Law; Jurisdiction.

11.1 Subject to clause 11.2 below

      (a) this Agreement shall be governed by the substantive laws of England and Wales applicable to contracts and agreements made and to be performed in England and Wales; and

      (b) the Executive and the Company expressly consent to the non-exclusive jurisdiction of the courts located in England and Wales for any action or proceeding arising from or relating to this Agreement.

11.2  Notwithstanding clause 11.1 above the terms of the Equity
      Compensation referred to in clause 4(b) and Exhibit B shall be governed by the substantive laws of New York applicable to contracts and agreements made and to be performed in New York.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by the Executive and a duly authorized officer of the Company.



     IN WITNESS WHEREOF, the undersigned have executed this Agreement.


                                           NTL INCORPORATED


                                           /s/ Barclay Knapp
                                           -------------------------
                                           Barclay Knapp,
                                           Chief Executive Officer


                                           EXECUTIVE


                                           /s/ Stephen Carter
                                           -------------------------
                                           Stephen Carter



                                                               EXHIBIT 10.2

                            EMPLOYMENT AGREEMENT

         This Agreement is made as of October 16, 2000 by and between NTL Incorporated (the "Company"), and Bruno Claude (the "Executive").

1.       Duties and Scope of Employment.

         (a) Positions; Duties. During the Employment Term (as defined in Section 2), the Company shall employ Executive as the Company's Senior Vice President, Chief Operating Officer
                  - Europe. In such capacity, Executive shall be located in Paris, France and shall serve as the Chief Operating Officer of the Company's telephone, cable and internet businesses and operations in Continental Europe ("NTL Europe"). Executive shall report directly to the Chief Executive Officer of the Company. Executive shall also provide leadership of and assist in business development activities in respect of NTL Europe, working in that respect with the Chief Executive Officer of the Company and its Chief Financial Officer. Executive shall perform such duties, which shall not be inconsistent with the above-described position as Chief Operating Officer of NTL Europe, as are assigned to him from time to time by the Chief Executive Officer of the Company.

         (b) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer of the Company; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization; (ii) manage his and his family's personal investments and legal affairs, and (iii) serve on such boards of directors as are set forth in a list previously furnished to the Chief Executive Officer of the Company, so long as such activities described in (i), (ii) and (iii) do not materially interfere with the discharge of Executive's duties (including, but not limited to, any conflict of interest or confidentiality matters).

2.       Employment Term.

         (a) The Company agrees to employ Executive and Executive accepts employment, in accordance with the terms and conditions set forth in this Agreement, commencing on and as of the actual commencement date of Executive's employment hereunder, which shall be on a date between September and October 15, 2000 (the "Employment Commencement Date") and expiring on January 2, 2003 (such period being the "Initial Employment Term"), unless earlier terminated as hereinafter provided.

         (b) The Initial Employment Term shall be extended for successive 12 month periods (each an "Extended Employment Term") unless no later than 12 months prior to the end of the Employment Term or an Extended Employment Term, as the case may be, either the Company or the Executive shall give notice under this Agreement that the Employment Agreement shall terminate at the end of the Employment Term or the Extended Employment Term.

         (c) As used in this Agreement, the phrase "Employment Term" shall mean the Initial Employment Term or, if applicable, the Extended Employment Term, and if the Initial Employment Term or any Extended Employment Term has been extended for a further 12 month period as provided in paragraph 2(b), shall mean the period ending on the last day of that twelve month period.

3. Compensation/Benefits. During the Employment Term, the Company shall pay and provide Executive the following:

         (a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary ("Base Salary") and shall be eligible to receive additional variable compensation. The Executive's annual Base Salary shall be EURO293,000, and his annual variable compensation amount shall be targeted at no less than EURO186,000 with an opportunity to earn up to at least EURO373,000 in annual variable compensation. During the Employment Term, the Compensation Committee of the Board (the "Compensation Committee") shall with the advice of the Company's Chief Executive Officer review at least annually Executive's Base Salary and variable compensation then in effect and shall increase such amounts as the Compensation Committee may approve. Such Base Salary and variable compensation shall be payable in accordance with the Company's normal payroll practices.

         (b) Expatriate Benefits. The Executive shall receive and be entitled to the Company's presently existing expatriate package of benefits to expatriates and their families (with such changes from the present version as shall not result in a detriment to the Executive or his family) who are employed by the Company for positions overseas, including but not limited to a housing and an automobile allowance (in cash in respect of the automobile allowance, at the Executive's option) of equivalent amount to the Chief Operating Officer of the Company's United Kingdom, Northern Ireland and the Republic of Ireland operations, tax differentiation adjustments as provided in Exhibit B, assuming a Florida, U.S. residency, tuition reimbursement for the pre-college education of the Executive's children and legal fees to immigration counsel for the minor legal work required to maintain the Executive's and his eldest son's now current residency status in the U.S. In the even this Agreement is terminated other than for Cause, the Company will pay for Executive's (and his family's) costs of relocation back to a location of Executive's choice provided that the cost of such relocation shall not be in excess of that of relocating back to the U.S. Notwithstanding any other Company document to the contrary (i) any post-employment Company payments to the Executive shall include the benefits of the foregoing tax differentiation adjustment and (ii) in addition to the foregoing benefits the Company will pay for a furnished apartment for Executive and his family commencing in the last week of August 2000 until the Employment Commencement Date, at which time the foregoing benefits shall apply.

         (c)      Equity Compensation.

                  (i) Initial Grants. The Compensation Committee of the Board, which administers the Company's current Stock Option Plan (the "Plan"), has awarded Executive, as of the Employment Commencement Date, a non-qualified stock option (the "Initial Stock Option") under the Company's Plan to purchase a total of 375,000 shares of Company's common stock (the "Common Stock"), with a per share exercise price (the "Exercise Price") equal to 100% of the lower of the fair market value of the Company's Common Stock as of either (i) the date of this Agreement or (ii) the Employment Commencement Date (which shall be the issuance date of the Initial Stock Option). The Initial Stock Option is for a term of 10 years and shall vest 20% on the date of its issuance and an additional 20% on each January 1 thereafter, until fully vested. The other terms and conditions of the Initial Stock Option are set forth in the standard form of option agreement that is attached to this Agreement as Exhibit A, except to the extent that any provision of this Agreement shall specifically modify such standard form of agreement, in which case this Agreement shall be controlling.

                  (ii) Initial Stock Option Guarantee. At any time in the period between October 2, 2002 and January 2, 2003, Executive (or a permitted assignee of the benefit of the option agreement) may notify the Company of an election to surrender 300,000 of the initial grant option for a cash payment of $9,000,000. Payment of this amount may be deferred by Executive for up to 12 months from the date of the notice. Such surrender shall be permitted whether or not an option is then vested, except in an instance where an option is no longer exercisable or has not vested as a result of Executive's termination under this Agreement for Cause (as defined below). Payment of such amount shall be made by the Company within seven business days following (i) receipt of the notice, or (ii) if payment is deferred, the expiration of the deferral period.

                  (iii) Further Grants. During each of the years of the Initial Employment Term and the Extended Employment Term, Executive will be granted an additional stock option to purchase 50,000 shares of the Company's Common Stock under the Company's then existing stock option plan with a per share exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of the grant and on such other terms that are described in subparagraph (i) of this paragraph 3 or are set forth in Exhibit A.

         (d) Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, provided by the Company to its senior executives in accordance with the terms as in effect from time to time.

         (e) Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company's policies in effect from time to time.

         (f) Vacation. Executive shall be entitled to vacation time in accordance with the standard written policies of the Company with regard to senior executives, but in no event less than four weeks of vacation per calendar year.

         (g) Relocation. Executive shall be entitled to relocation benefits pursuant to the Company's relocation benefit program applicable to expatriates. For avoidance of doubt, such relocation benefits to Executive shall include (but not be limited to) all direct moving expenses to Paris, France (the situs of Executive's employment) and indirect expenses such as the cost of termination of U.S. school agreements, Paris school application fees, lost deposits in the U.S. and fees of a corporate relocator.

4.       Termination of Employment

         (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties under this Agreement for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination"). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination (i) the Company shall promptly pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the Employment Term and any accrued vacation through the date of termination, (B) any unpaid variable compensation at the base level through the Employment Term, with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination ((A), (B) and (C) being "Accrued Benefits") and (D) all other payments, benefits or fringe benefits to which Executive may be entitled though the Employment Term.

         (b) Termination for Cause. The Company may terminate Executive's employment for Cause. In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than Accrued Benefits and such rights as shall appear in the stock option agreements related to the Initial Grants and the Further Grants. For the purposes of this Agreement, "Cause" shall mean (i) the willful failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), unless any such failure is corrected with thirty days following written notice by the Chief Executive Officer of the Company that specifically identifies the manner in which the Chief Executive Officer of the Company believes Executive has substantially not materially perform his duties or (ii) the willful gross misconduct by Executive with regard to the Company that is materially injurious to the Company. No act, or failure to ac, by Executive shall be "willful" unless committed without a reasonable belief that the act or omission was in the best interest of the Company.

         (c) Voluntary Termination. Executive may voluntarily terminate his employment at any time by written notice to the Company. In the event that Executive's employment with the Company is voluntarily terminated during the Employment Term by Executive, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than such rights as shall appear in the stock option agreements related to the Initial Grants and the Further Grants.

         (d) By Executive for Good Reason. Executive may terminate his employment for Good Reason upon written notice to the Company, and in such event, his employment termination shall be treated as a Wrongful Termination under this
                  Section 4. Good Reason shall mean:

                  (i) A material diminution of Executive's positions or authority;

                  (ii) The assignment to Executive of any duties materially inconsistent with Executive's position;

                  (iii) The failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement;

                  (iv) A requirement that Executive's employment with the Company is to be based anywhere other than Paris and environs, except for required travel for Company business to an extent substantially consistent with Executive's prior business travel obligations while employed by the Company; or

                  (v) The happening of an Acceleration Date as that term is defined in Paragraph 5 of Exhibit A.

         (e) Wrongful Termination. In the event that an Executive's employment is terminated other than pursuant to subparagraph (a), (b) or (c) of this paragraph 4 (a "Wrongful Termination"), then the Executive shall be entitled to be paid, in a lump sum by the next regular scheduled payroll payment date, all Base Salary and variable compensation (at the base rate thereof and pro-rated for any partial years) that would have been due under this Agreement had the Wrongful Termination not occurred for the remainder of the Employment Term. In computing the payment of Executive's Base Salary and variable compensation payable to the Executive pursuant to the preceding sentence, the rate of the Executive's Base Salary and base variable compensation that is in existence as of the date of the Wrongful Termination shall be used. In the event of a Wrongful Termination, Executive shall also be entitled to (i) the immediate vesting of all Initial Stock Options and Further Grant Options (if any) notwithstanding any provision to the contrary in the option agreements relating thereto and
                  (ii) a continuation of his then existing employee benefits referred to in paragraphs 3(b), (d) and (g) above through the end of the Employment Term.

5.       Non-Compete; Non-Solicit

                  (i) The parties hereto recognize that Executive's services are special and unique and that the level of compensation and the provisions of this Agreement are partly in consideration of and conditioned upon Executive's not competing with the Company, and that Executive's covenant not to compete or solicit as set forth in this Section 5 during and after employment is essential to protect the business and good will of the Company.

                  (ii) Executive agrees that during the term of employment with the Company and for a period of 12 months thereafter (the "Covenant Period"), Executive shall not render services for any of the six organizations designated by the Chief Executive Officer of the Company in a writing delivered to Executive within 30 days after the Employment Commencement Date (the "Prohibited List"). The Prohibited List may be changed by the Chief Executive Officer of the Company from time to rime (but there may never be more than six entities listed) by written notice to Executive, such notice to be effective only if Executive's commencement of rendering services for such entity is 90 or more days after the giving of such notice.

                  (iii) During the Covenant Period, Executive shall not, directly or indirectly, disrupt, damage or interfere with the operation or business of the Company by soliciting or recruiting its employees for Executive or other, but the foregoing shall not prevent Executive from giving references.

                  (iv) During the Covenant Period, Executive shall not, without prior written authorization from the Company, violate the agreement entered into pursuant to paragraph 9 hereof.

                  (v) Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenants contained in this paragraph 5, and that the Company would by reason of such breach or threatened breach be entitled to seek injunctive relief in a court of appropriate jurisdiction, as well as such other remedies as may then be appropriate.

                  (vi) If any of the restrictions contained in this paragraph 5 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this paragraph 5 in its reduced form for all purposes in the manner contemplated hereby.

                  (vii) Notwithstanding the foregoing, the provisions of paragraphs 5(ii) and 5(iii) shall not apply if there is a Wrongful Termination of the Executive's employment, if the Executive's employment is terminated as a result of a notice from the Company under paragraph 2(b), or if the Executive terminates his employment for Good Reason.

6. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company, provided that any successor shall within 10 days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes, except that the Company shall not be relieved of any liability to the Executive under this Agreement. As used in this Agreement, "successor" shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations under this Agreement. This Agreement may not otherwise be assigned by the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested shares subject to the stock option to family members to the extent permitted under the Company's stock option plans applicable to the Initial Grant and the Further Grants.

7. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                           If to the Company:   NTL Incorporated
                                                110 E. 59th Street
                                                New York, NY 10022
                                                Attn: General Counsel

                           If to Executive:     48 Allee du Lac Inferieur
                                                78110 Le Vesinet
                                                France

8. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9. Proprietary Information. Concurrently with the execution of this Agreement, Executive shall enter into a confidentiality and proprietary information agreement with the Company as provided in Exhibit C ("Confidentiality Agreement"), provided, however, that the foregoing shall not preclude Executive from complying with due legal process or from removing Company property from the Company's premises in furtherance of his duties and obligations as provided hereunder.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof but not any written agreements entered into simultaneous with this Agreement or thereafter.

11. Governing Law; Jurisdiction. This Agreement shall be governed by the substantive laws of the State of New York applicable to contracts and agreements made and to be performed in New York. The Executive and the Company expressly consent to the personal jurisdiction of the state and federal courts located in New York for any action or proceeding arising from or relating to this Agreement.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, cancelled or discharged in writing signed by the Executive and a duly authorized officer of the Company.

13. Arbitration. The parties agree that any and all disputes that they have with one another which arise out of the Executive's employment with the Company or under the terms of this Agreement (or any other agreement between the parties) shall be resolved through final and binding arbitration, as specified herein. The only claims not covered by this Section 13 are (i) claims for benefits under the workers' compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws, and (ii) the Company's claims for the Executive's alleged breach of any of the provisions of Section 5 of this Agreement or of the agreement entered into by Executive pursuant to Section 9. Binding arbitration will be conducted in New York, New York in accordance with the rules of the American Arbitration Association. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. The substantially prevailing party in any such arbitration shall be entitled to receive such party's attorneys' fees and arbitration expenses from the other party. The parties acknowledge and agree that arbitration pursuant to this Section 13 shall be final and binding to the fullest extent permitted by law and enforceable by any court of competent jurisdiction.


              IN WITNESS WHEREOF, the undersigned have executed this Agreement.


                                                NTL INCORPORATED


                                                /s/ Barclay Knapp
                                                ----------------------------
                                                Barclay Knapp,
                                                Chief Executive Officer.


                                                EXECUTIVE


                                                /s/ Bruno Claude
                                                ----------------------------
                                                Bruno Claude

                                 EXHIBIT E

                                     TO

     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES




           NTL COMMUNICATIONS CORP.'S ANNUAL REPORT ON FORM 10-K
                  FOR FISCAL YEAR ENDED DECEMBER 31, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K
(Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
     OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                                       OR

[ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
     OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE TRANSITION PERIOD FROM                TO

                          COMMISSION FILE NO. 0-22616

                            NTL COMMUNICATIONS CORP.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                      52-1822078
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                       Identification No.)
            110 EAST 59TH STREET,                                  10022
             NEW YORK, NEW YORK                                 (Zip Code)
  (Address of Principal Executive Offices)

                                 (212) 906-8440
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                                      NONE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. [X]

     As of April 12, 2002, there were 12 shares of the Registrant's common stock outstanding. The Registrant is an indirect wholly-owned subsidiary of NTL Incorporated, and there is no market for the Registrant's common stock.

     The Registrant meets the conditions set forth in General Instructions I(1)(a) and I(1)(b) of Form 10-K and is filing this form with the reduced disclosure format pursuant to General Instruction I(2)(b) and I(2)(c).
                             ---------------------
                      DOCUMENTS INCORPORATED BY REFERENCE
                                      NONE
                             ---------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
PART I
NTL Corporate Structure................................................    3
Item 1.    Business....................................................    4
Item 2.    Properties..................................................    5
Item 3.    Legal Proceedings...........................................    5
Item 4.    Submission of Matters to a Vote of Security Holders.........    5

PART II
Item 5.    Market for the Registrant's Common Equity and Related
           Stockholder Matters.........................................    5
Item 6.    Selected Financial Data.....................................    6
Item 7.    Management's Discussion and Analysis of Financial Condition
           and Results of Operations...................................    7
Item 7a.   Quantitative and Qualitative Disclosures about Market
           Risk........................................................   20
Risk Factors...........................................................   22
Item 8.    Financial Statements and Supplementary Data.................   26
Item 9.    Changes in and Disagreements with Accountants on Accounting
           And Financial Disclosure....................................   27

PART III
Items 10, 11, 12, and 13...............................................   27

PART IV
Item 14.   Exhibits, Financial Statement Schedules, and Reports On Form
           8-K.........................................................   27
Signatures.............................................................   34
Index to Consolidated Financial Statements.............................  F-1

     This Annual Report on Form 10-K for the year ended December 31, 2001, at the time of filing with the Securities and Exchange Commission, modifies and supersedes all prior documents filed pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934 for purposes of any offers or sales of any securities after the date of such filing pursuant to any Registration Statement or Prospectus filed pursuant to the Securities Act of 1933 which incorporates by reference this Annual Report.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

          Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used in this Form 10-K, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Registrant, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors" in this Form 10-K as well as: the ability of the Company to continue as a going concern; the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business conditions; technological developments; the Company's ability to continue to design networks; install facilities; obtain and maintain any required governmental licenses or approvals;

     and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations.

     In this Report on Form 10-K, references to "(pound sterling)" "pounds sterling," "(pound)," "pence" or "p" are to the lawful currency of the UK, references to "(euro)" or "Euro" are to the lawful currency of the European Monetary Union, references to "IR(pounds)" or "Irish punts" are to the historically lawful currency of the Republic of Ireland, and references to "U.S. dollars," "dollars," "$" or "(cent)" are to the lawful currency of the United States. Solely for the convenience of the reader, this Form 10-K contains translations of some foreign currency amounts into U.S. dollars and some U.S. dollar amounts into foreign currencies. You should not construe these transactions as representations that the foreign currency amounts actually represent such U.S. dollar amounts or vice versa or could have been or could be or will be converted into U.S. dollars or foreign currencies, as the case may be, at the rate indicated or at any other rate. Unless otherwise indicated, the translations of foreign currencies into U.S. dollars and U.S. dollars into foreign currencies have been made at $1.4543 per UK (pound) 1.00, $.8901 per
(euro) 1.00 and $1.1337 per IR (punt) 1.00, the noon buying rates in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 2001. On March 31, 2002, the Noon Buying Rate was $1.4250 per (pound) 1.00, $.8717 per (euro) 1.00 and $1.2539 per IR (punt) 1.00.

                            NTL CORPORATE STRUCTURE

                           NTL INCORPORATED FLOWCHART

ITEM 1.  BUSINESS.

RECENT DEVELOPMENTS

RECAPITALIZATION PROCESS

     On January 31, 2002, NTL Incorporated ("NTL Incorporated" and, together with its consolidated subsidiaries, "NTL") announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen its balance sheet, reduce debt and put an appropriate capital structure in place for its business. Since then, it has been evaluating various recapitalization alternatives to effect a comprehensive consensual recapitalization in a timely manner and to minimize negative effects on its business operations. NTL has been engaged in discussions with an unofficial committee of bondholders, the members of which hold a majority in principal amount of the public debt of NTL Incorporated and its subsidiaries, and France Telecom, which owns a significant amount of NTL Incorporated's common and preferred stock. On April 16, NTL Incorporated announced that it and certain of its subsidiaries had reached an agreement in principle with the unofficial committee on a comprehensive recapitalization of NTL. See Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk Factors" for a more detailed description of the proposed recapitalization plan and the associated uncertainties.

     NTL Communications Corp. ("NTL Communications" or the "Company") is a leading broadband communications company in the U.K. and the Republic of Ireland.

     The Company's predominant lines of business are:

     - CONSUMER SERVICES including residential telephony, cable television, Internet access and interactive services;

     - BUSINESS SERVICES including business telephony, national and international carrier telecommunications, Internet services and radio communications services; and

     - BROADCAST TRANSMISSION AND TOWER SERVICES including digital and analog television and radio broadcasting, wireless network management, tower and site leasing and satellite distribution services.

     NTL Incorporated, a Delaware corporation, was incorporated in February 1999, to effect a reorganization into a holding company structure under Section 251(g) of the Delaware General Corporation Law. The holding company structure, which was implemented to pursue opportunities outside of the U. K. and Ireland, was accomplished through a merger. The stockholders of NTL Communications (formerly NTL Incorporated), at the effective time of the merger became stockholders of the new holding company, and NTL Communications became a subsidiary of the new holding company. The new holding company took the name NTL Incorporated.

     NTL Incorporated completed a second reorganization in May 2000. A new holding company structure, which was implemented in connection with the acquisition of the residential assets of Cable & Wireless Communications plc ("CWC") (the operations acquired from CWC are called "ConsumerCo"), was accomplished through a merger. The stockholders of NTL (Delaware), Inc. (formerly NTL Incorporated), at the effective time of the merger became stockholders of the new holding company, and NTL (Delaware), Inc. became a subsidiary of the new holding company. The new holding company then took the name NTL Incorporated.

     On February 21, 2001, NTL Incorporated contributed the assets of ConsumerCo to NTL Communications and NTL (Delaware), Inc. ("NTL Delaware") contributed the assets of NTL Business Limited ("NTL Business") (formerly Workplace Technologies plc) to NTL Communications. NTL Group Limited, a wholly-owned indirect subsidiary of NTL Communications, which was acquired in 1996, has a 30-year history in the United Kingdom as a provider of reliable communications services. NTL Communications conducts its operations through direct and indirect wholly-owned subsidiaries. NTL Communications' principal executive office is located at 110 East 59th Street, New York, New York 10022, and its telephone number is (212) 906-8440.

ITEM 2.  PROPERTIES.

     In the UK and Ireland, we own, lease or occupy under license 126 business unit and regional offices, our corporate head offices in each of Hook and Dublin, and 9 retail shops. In addition, we own or lease approximately 655 switching centers/head-ends and operational hub-sites together with warehouses and other non-operational properties, as well as various cable television, telephone and telecommunications equipment housed on public and private sites.

     In addition, in the UK, for the purposes of our site leasing and broadcast transmission businesses, we own, lease, contract to lease, or occupy under license approximately 1,370 properties. For these businesses, we also are the licensee of approximately 680 transmitter sites which are owned by Castle Transmission and shared between the two organizations pursuant to a site sharing agreement.

     We maintain offices under lease for our corporate staff in New York City. We believe that our facilities are presently adequate for their current use.

ITEM 3.  LEGAL PROCEEDINGS.

     We are involved in, or have been involved in, certain disputes and litigation arising in the ordinary course of business, including claims involving contractual disputes and claims for damages to property and personal injury resulting from the construction of our networks and the maintenance and servicing of our transmission masts, none of which are expected to have a material adverse effect on our financial position or results of operations or cash flows.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     Omitted pursuant to General Instruction I(2)(c) of Form 10-K.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS.

     The Company is an indirect wholly-owned subsidiary of NTL Incorporated and there is no market for the Company's common stock.

SALES OF UNREGISTERED SECURITIES

     In May 2001, in reliance on the exemptions from registration provided by
Section 4(2) and Rule 144A of the Securities Act, we issued $1,150.0 million aggregate principal amount of 6 3/4% Convertible Senior Notes due May 15, 2008 to qualified institutional buyers. We received proceeds of approximately $1,114.8 million after placement agents' commission and other fees. Interest is payable semiannually in cash at a rate of 6 3/4% per annum beginning on November 15, 2001. These notes are convertible into shares of common stock of our parent, NTL Incorporated, at the option of the holder after August 13, 2001 at a conversion price of $32.728 per share. After May 20, 2004, the notes are redeemable, in whole or from time to time in part, at NTL Incorporated's and our option. NTL Incorporated is a co-obligator of the notes on a subordinated basis. Proceeds raised from the issuance were used to reduce commitments under the UK working capital facility, finance construction, capital expenditure, working capital requirements and for general corporate purposes.

ITEM 6.  SELECTED FINANCIAL DATA.

     The following table sets forth certain financial data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Form 10-K.

                                                 YEAR ENDED DECEMBER 31,
                                 -------------------------------------------------------
                                     2001         2000        1999      1998      1997
                                 ------------   ---------   --------   -------   -------
                                     (1)           (2)        (3)        (4)
                                                      (IN MILLIONS)
Income statement data:
Operating revenues.............  $    3,189.6   $ 2,484.2   $1,537.1   $ 747.0   $ 491.8
(Loss) before extraordinary
  item.........................     (11,837.0)   (2,388.1)    (713.5)   (503.9)   (328.6)
Net (loss).....................     (11,837.0)   (2,388.1)    (716.5)   (534.6)   (333.1)

                                                 AS OF DECEMBER 31, 2000
                                 --------------------------------------------------------
                                    2001         2000        1999       1998       1997
                                 -----------   ---------   --------   --------   --------
                                     (1)          (2)        (3)        (4)
                                                      (IN MILLIONS)
Balance sheet data:
Working capital (deficiency)...  $ (15,073.6)  $  (946.3)  $  423.9   $  600.5   $  (52.3)
Fixed assets, net..............     10,840.3    10,916.8    5,348.4    3,854.4    1,757.0
Total assets...................     13,026.1    23,146.5    9,733.0    6,194.1    2,421.6
Long-term debt.................           --    11,843.4    7,598.0    5,043.8    2,015.1
Redeemable preferred stock.....           --          --         --      124.1      108.5
Shareholder's (deficiency)
  equity.......................     (3,179.0)    9,012.2    1,066.0      355.2      (61.7)

---------------

(1) As of December 31, 2001, all of the Company's debt has been classified as current due to the uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate payment. In the fourth quarter of 2001, the Company recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 the Company recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

(2) In May 2000, NTL Incorporated purchased ConsumerCo for an aggregate purchase price of $13,111.0 million, including intangibles of $8,879.0 million. ConsumerCo was subsequently acquired by the Company from NTL Incorporated. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements from May 2000, the date of the acquisition.

(3) In March 1999, the Company purchased Diamond Cable Communications plc ("Diamond") for an aggregate purchase price of $984.6 million, including intangibles aggregating $1,323.0 million. In July 1999, the Company acquired Cablelink Limited ("Cablelink") for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million. In September 1999, NTL Delaware acquired the shares of Workplace Technologies plc, for an aggregate purchase price of $175.0 million, including intangibles of $176.9 million. Workplace Technologies was subsequently acquired by the Company from NTL Delaware. The net assets and results of operations of Diamond, Cablelink and Workplace Technologies are included in the consolidated financial statements from March 1999, July 1999 and September 1999, their respective dates of acquisition.

(4) In June and September 1998, the Company purchased ComTel Limited and Telecential Communications (collectively "Comtel") for an aggregate purchase price of $969 million, including intangibles aggregating $224 million. In October 1998, the Company purchased Comcast U.K. Cable Partners Limited ("Comcast U.K.") for an aggregate purchase price of $600 million, including intangibles of $130 million. In December 1998, the Company purchased Eastern Group Telecoms ("EGT") for an aggregate purchase price of $151 million, including intangibles of $45 million. The net assets and results of operations of ComTel, Comcast U.K. and EGT are included in the consolidated financial statements from their respective dates of acquisition.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

LIQUIDITY AND CAPITAL RESOURCES

  RECAPITALIZATION PROCESS AND ABILITY TO CONTINUE OPERATIONS

     The Company required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through issuances of high-yield debt securities in the capital markets and equity contributions from NTL Incorporated. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. NTL Incorporated's public equity is no longer trading on the New York Stock Exchange, and NTL's public debt securities are trading at or near all time lows. These factors, together with the Company's substantial leverage, mean the Company does not currently have access to its historic sources of capital.

     In addition, NTL's UK credit facilities are fully drawn and NTL's Swiss subsidiaries are currently unable to draw the remaining undrawn amounts under the Cablecom credit facility. The Company did not pay cash interest on certain series of its notes that was due on April 1, 2002 and April 15, 2002. NTL Incorporated and NTL Delaware, a wholly-owned subsidiary of NTL Incorporated, also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. As of December 31, 2001, NTL had approximately $505 million in cash and cash equivalents on hand and, on April 4, 2002, received approximately $303 million net cash proceeds from the sale of its Australian business. NTL and the Company will require cash for working capital and capital expenditures in 2002. If NTL makes scheduled and overdue interest payments on its notes, then NTL will not have sufficient cash resources to meet its liquidity needs through the third quarter of 2002.

     The Company does not generate sufficient cash flow from operations to fund its operational expenses and interest payments. The Company has historically met its cash requirements through equity from NTL Incorporated and issuances of high yield debt securities. Given NTL Incorporated's liquidity situation, it is likely that it will not be able to provide the Company with cash at least for the short-term.

     These liquidity concerns raise substantial doubt about the Company's ability to continue as a going concern. As a consequence, the Company, NTL Incorporated and certain of its subsidiaries need to restructure their outstanding debt and/or raise new funds through the issuance of equity or additional debt.

     On January 31, 2002, NTL Incorporated announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen NTL's balance sheet and reduce debt and put an appropriate capital structure in place for its business. Since then, NTL has been evaluating various recapitalization alternatives to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations.

     On April 16, 2002, NTL announced that it and an unofficial committee of its public bondholders had reached an agreement in principle on a comprehensive recapitalization of NTL. The members of the committee hold in the aggregate over 50% of the face value of NTL Incorporated's and its subsidiaries' public bonds. The recapitalization would result in a conversion of approximately $10.6 billion in debt into equity.

     To implement the proposed recapitalization, NTL Incorporated, NTL Delaware, the Company, Diamond Cable Communications Limited and Diamond Holdings Limited would file a pre-negotiated recapitalization plan in a Chapter 11 case under the U.S. Bankruptcy Code. NTL's operating subsidiaries would not be included in the Chapter 11 filing. The agreement in principle is subject to various conditions, including mutually acceptable terms with NTL's bank lenders. The recapitalization transaction contemplates that the bank debt will remain in place as part of the recapitalization.

     To facilitate the recapitalization, certain members of the unofficial committee of bondholders would commit to provide up to $500 million of new debt financing to NTL's UK and Ireland operations during the Chapter 11 process and for the post-recapitalized NTL. The new financing will ensure that NTL's business operations have access to sufficient liquidity to continue ordinary operations.

     Under the agreement in principle, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding all of its UK and Ireland assets, and one tentatively called NTL Euroco and holding certain of its continental European and other assets.

     Holders of notes of NTL Incorporated, NTL (Delaware), Inc., the Company and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland and approximately 86.5% of the initial common stock of NTL Euroco. NTL (Delaware), Inc. bondholders would have the option to reinvest all or a portion of NTL (Delaware), Inc. cash in additional shares of NTL UK and Ireland common stock, or to receive such cash in the recapitalization. Notes of Diamond Holdings Limited and NTL Triangle would remain outstanding and will be kept current in interest payments. Current preferred and common stockholders, including France Telecom, would participate in a package of rights (to be priced at a $10.5 billion enterprise value) and warrants entitling them to purchase primary common stock of NTL UK and Ireland at the consummation of the proposed plan, in the case of the rights, and for the duration of the eight-year warrants at prescribed prices. If fully exercised, those rights and warrants would entitle the current preferred stockholders to acquire approximately 23.6% and the current common stockholders to acquire approximately 8.9% of the entity's primary common stock.

     Current preferred stockholders other than France Telecom would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that subject to consummation of the recapitalization France Telecom would also receive NTL Incorporated's 27% interest in Noos, pursuant to a pledge of such interests to France Telecom given at the time of its acquisition by NTL.

     During the recapitalization process, NTL has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that NTL's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with NTL. See also "Risk Factors" for a summary of risks related to NTL's business in general and the recapitalization process in particular.

  BANK WAIVERS

     Before NTL could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under its credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities.

     But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities. If an event of default were to occur, it would entitle the lenders under the credit facilities to declare the principal amount of the outstanding debt immediately due and payable. If this right was exercised, it would result in an event of default under all of NTL's outstanding notes, except for those issued by Diamond Cable Communications, Diamond Holdings and NTL Triangle, entitling the trustee or 25% of the holders of a series to accelerate the repayment of that series of notes. NTL does not have sufficient cash resources to repay its outstanding indebtedness if it is declared immediately due and payable.

     In connection with the granting of the initial waivers, NTL agreed:

     - to provide the lenders with a 13 week rolling cash flow projection (updated every two weeks);

     - to keep the lenders informed of, and to provide documents in connection with, negotiations with bondholders or strategic investors or concerning proposed asset dispositions;

     - not to repurchase NTL notes; and

     - not to make an exchange offer for NTL notes or enter into an agreement with NTL bondholders, subject to some exceptions, without the consent of the lenders.

     Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extend the duration of the initial waivers to April 30, 2002 in the case of the UK credit facilities or May 14 in the case of the Cablecom facility, unless the missed interest payments on April 1, 2002 are remedied or a sufficient number of bondholders agree to forbear in respect of such non-payment, in which case, the UK credit facilities waivers will be extended to May 14, 2002. As a condition to the waivers' continuing effectiveness, the UK lenders required NTL Delaware to loan L90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. This loan is structurally senior to the outstanding public notes issued by the Company but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and in addition, NTL agreed, among other things, to:

     - provide the bank lenders a timeline setting forth the steps proposed to be taken in connection with the recapitalization and the dates by which such steps are to be taken;

     - use reasonable endeavors to consider with the lenders under the Cablecom credit facility possible means of credit enhancement;

     - provide the lenders under the Cablecom credit facility, by April 12, 2002, with an updated structure chart of NTL as well as a contingency business plan for Cablecom in the event that sufficient additional funding for Cablecom is not obtained; and

     - pay legal, accounting and other advisory fees of the agent or coordinators of the Cablecom credit facility.

     The amended waivers prevent NTL from making an exchange offer with respect to its outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The amended waivers also prohibit NTL from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. Bankruptcy Code, without the consent of these lenders.

     As a consequence, NTL cannot enter into a binding agreement with the unofficial bondholder committee or implement the proposed plan without the consent of its bank lenders.

     Cablecom GmbH is the principal trading company of NTL's Swiss group. There are a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility which entitles the lenders to accelerate repayment. Such an acceleration would result in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009, entitling the trustee or the holders of 25% of each series of notes to accelerate repayment. Under Swiss law, unless the overindebtedness is rectified, those entities would be required to commence an insolvency proceeding in Switzerland. A plan has been formulated to rectify this overindebtedness. Implementation of this plan prior to April 30, 2002 would mean that those entities would not be required to commence an insolvency proceeding. Those proceedings would likely either be a court supervised moratorium in which an independent administrator, or commissioner, would be appointed to supervise the running of each company during a restructuring or, if there is no viable restructuring plan, a bankruptcy. The commencement of those insolvency proceedings would also constitute an immediate event of default and acceleration of the maturity of the convertible subordinated notes referred to above.

     NTL is currently in discussions with the lenders under the Swiss credit facility regarding proposals to resolve the over indebtedness issue as well as requesting that they waive various additional covenant breaches under the credit facility. There can be no assurance that NTL will reach agreement on the resolution of the over indebtedness issue within the time period required or obtain the requested waivers.

  INTEREST PAYMENTS ON PUBLIC NOTES

     NTL has substantial interest payment obligations under its existing indebtedness. The Company did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.3 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. In addition, the Company did not make interest payments falling due on April 15, 2002, totaling $20.2 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments and payment of related fees falling due on April 15, 2002 in respect of their 5 3/4% Convertible Subordinated Notes due 2011. Those payments were not made after consideration by NTL of requests by the unofficial bondholder committee not to make those payments. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. On May 15, 2002, interest totaling $94.0 million is due on outstanding notes of the Company and NTL Triangle.

     If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under all of NTL's other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at the Company and, contemporaneously, cross defaults would occur under NTL's other indentures at the Company, NTL Delaware, NTL Incorporated and under NTL's UK credit facilities and could occur under NTL's Cablecom facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless NTL obtains waivers or forbearance agreements from sufficient percentages of its creditors. If that right to accelerate was exercised, NTL would not have sufficient cash resources to repay those debts, which could ultimately lead to voluntary or involuntary bankruptcy proceedings relating to the entities so affected. In addition, the lenders under NTL's UK credit facilities have security over the assets of NTL's UK operating subsidiaries, except for the Diamond and NTL Triangle groups of companies. In the event that there was an event of default under those facilities, the lenders could seek to take control of those assets under applicable UK insolvency law.

  CREDIT RATING DOWNGRADES

     On April 3, 2002, credit rating agency Standard & Poor's lowered the long-term corporate credit rating on some of NTL's public debt to D, citing NTL's failure to make a bond interest payment due on April 1, 2002.

  SALE OF NTL AUSTRALIA

     On April 2, 2002, NTL announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Bank for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$574 million (US$303 million). At that time, the business' bank debt outstanding totaled A$227 million (US$119 million).

     On April 7, 2002, NTL Delaware loaned L90 million to NTL (UK) Group Limited, which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to NTL's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and it is currently anticipated that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against NTL Delaware as part of the proposed plan of reorganization.

  DESCRIPTION OF OUTSTANDING NOTES, CREDIT FACILITIES AND REDEEMABLE PREFERRED STOCK

     The following summarizes the terms of the significant notes, credit facilities and redeemable preferred stock issued by the Company and its subsidiaries as of December 31, 2001.

  NTL Communications:

          (1) 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

          (2) 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

          (3) 10% Senior Notes due February 15, 2007, principal amount of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

          (4) 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount of L125.0 million ($181.8 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

          (5) 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($436.3 million), interest payable semiannually from October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

          (6) 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

          (7) 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($479.9 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

          (8) 11 1/2% Senior Notes due October 1, 2008, principal amount of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

          (9) 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

          (10) 7% Convertible Subordinated Notes due December 15, 2008, principal amount of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001;

          (11) 9 1/4% Senior Euro Notes due November 15, 2006, principal amount of E250.0 million ($222.5 million), interest payable semiannually from May 15, 2000;

          (12) 9 7/8% Senior Euro Notes due November 15, 2009, principal amount of E350.0 million ($311.5 million), interest payable semiannually from May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

          (13) 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($186.9 million), interest payable semiannually from May 15, 2005, redeemable at the Company's option on or after November 15, 2004;

          (14) 11 7/8% Senior Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually beginning on April 1, 2001, redeemable at the Company's option on or after October 1, 2005;

          (15) 12 3/8% Senior Euro Notes due February 1, 2008, principal amount at maturity of E300.0 million ($267.0 million), interest payable semiannually from August 1, 2001;

          (16) 6 3/4% Convertible Senior Notes due May 15, 2008, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of the Company's common stock at a conversion price of $32.728 per share, redeemable at the Company's option on or after May 21, 2004;

  NTLCL:

          (17) Working Capital Facility, originally for L1,300.0 million ($1,890.6 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced by L882.5 million ($1,283.4 million), of which L100.0 million ($145.4 million) was outstanding as of December 31, 2001. Interest payable at least every six months at LIBOR plus a margin rate of 5.50% per annum, which is subject to adjustment; effective interest rate of 9.57% at December 31, 2001; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly; principal is due in full on March 31, 2006; in January and February 2002 the remaining amounts available under this agreement were borrowed;

          (18) Senior Credit Facility, of which L2,784.8 million ($4,050.0 million) was outstanding as of December 31, 2001; originally for L2,500.0 million ($3,635.8 million), dated 30 May 2000; interest payable at least every six months at LIBOR plus a margin rate of 2.00% per annum, which is subject to adjustment; effective interest rate of 6.73% at December 31, 2001; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal is due in six quarterly installments beginning on June 30, 2004; as amended and restated pursuant to a Restatement Amendment Agreement dated 26 September 2001 which, inter alia, amended such Senior Credit Facility to make available a L200.0 million ($290.9 million) Term Facility (interest payable on such Term Facility at least every six months at LIBOR plus a margin rate of 3.50% per annum, effective interest rate of 8.06 % at December 31, 2001, principal is due in eight quarterly installments beginning on June 30, 2006) and increase the availability of funds under the Senior Credit Facility by L84.8 million ($123.3 million);

  NTL Triangle:

          (19) 11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually beginning on May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;

  Diamond:

          (20) 13 1/4% Senior Discount Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond's option on or after September 30, 1999;

          (21) 11 3/4% Senior Discount Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;

          (22) 10 3/4% Senior Discount Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;

          (23) 10% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, a wholly-owned subsidiary of Diamond, principal amount at maturity of L135.0 million ($196.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and

          (24) 9 1/8% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     On January 22, 2002, the Securities and Exchange Commission issued FR-61, "Commission Statement about Management's Discussion and Analysis of Financial Condition and Results of Operations." The release sets forth certain views of the Securities and Exchange Commission regarding disclosure that should be considered by registrants. The Company's consolidated contractual obligations and commercial commitments are summarized below, and are fully disclosed in the Notes to Consolidated Financial Statements.

     The following table includes aggregate information about the Company's contractual obligations as of December 31, 2001 and the periods in which payments are due. The entire long-term debt and capital lease obligation has been classified as current due to the uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate repayment.

                                                            PAYMENTS DUE BY PERIOD
                                             -----------------------------------------------------
                                                         LESS THAN    1-3       4-5        AFTER
CONTRACTUAL OBLIGATIONS                        TOTAL      1 YEAR     YEARS     YEARS      5 YEARS
-----------------------                      ---------   ---------   ------   --------   ---------
                                                                 (IN MILLIONS)
Long-Term Debt.............................  $14,650.9    $  2.9     $420.7   $5,888.3   $ 8,339.0
Capital Lease Obligations..................      192.7       9.3       15.5       12.7       155.2
Operating Leases...........................      476.9      82.9      104.7       63.6       225.7
Unconditional Purchase Obligations.........    1,367.0     306.0      216.0      195.0       650.0
Other Long-Term Obligations................       none
Total Contractual Cash Obligations.........  $16,687.5    $401.1     $756.9   $6,159.6   $ 9,369.9

     The following table includes aggregate information about the Company's commercial commitments as of December 31, 2001. Commercial commitments are items that the Company could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

                                                    AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                ---------------------------------------------------
OTHER COMMERCIAL                                TOTAL AMOUNTS   LESS THAN    1-3     4-5     OVER
COMMITMENTS                                       COMMITTED      1 YEAR     YEARS   YEARS   5 YEARS
----------------                                -------------   ---------   -----   -----   -------
                                                                   (IN MILLIONS)
Guarantees....................................     $ 31.0         $ 3.2     $ 1.4   $11.9    $14.5
Lines of Credit...............................       none
Standby Letters of Credit.....................       none
Standby Repurchase Obligations................       none
Other Commercial Commitments..................       none
Total Commercial Commitments..................     $ 31.0         $ 3.2     $ 1.4   $11.9    $14.5

CONSOLIDATED STATEMENTS OF CASH FLOWS

     Cash used in operating activities was $558.7 million and $170.3 million in the years ended December 31, 2001 and 2000, respectively. Cash paid for interest exclusive of amounts capitalized in the years ended December 31, 2001 and 2000 was $776.6 million and $363.9 million, respectively. In addition, the change in cash used in operating activities is also due to changes in working capital as a result of the timing of receipts and disbursements.

     Purchases of fixed assets were $1,653.0 million in 2001 and $1,961.8 million in 2000 as a result of the continuing fixed asset purchases and construction, including purchases and construction by acquired companies. The Company expects to further reduce purchases of fixed assets in 2002 in an effort to conserve cash.

     Proceeds from borrowings, net of financing costs of $2,643.4 million in 2001 include $838.5 million borrowed under the NTLCL senior credit facility, $431.8 million borrowed under the NTLCL working capital facility, $1,150.0 million from the issuance of NTL Communications 6 3/4% Convertible Senior Notes and $277.9 million from the issuance of NTL Communications 12 3/8% Senior Euro Notes, net of aggregate financing costs of $54.8 million.

CRITICAL ACCOUNTING POLICIES

     The consolidated financial statements of the Company and related financial information are based on the application of accounting principles generally accepted in the United States (referred to as "GAAP"). GAAP requires the use of estimates, assumptions, judgements and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported, as well as disclosures about contingencies, risk and financial condition. The following critical accounting policies have the potential to have a more significant impact on the Company's financial statements, either because of the significance of the financial statement item to which they relate, or because they require more judgement and estimation due to the uncertainty involved in measuring, at a specific point in time, transactions which are continuous in nature.

     - The Company maintain allowances for doubtful accounts and notes receivable for estimated losses resulting from the potential inability of its customers or the other parties to make payments. These allowance are estimated based on the current aging of receivables, prior collection experience and future expectations of conditions that might impact the collectibility. If the financial condition of our customers or the other parties were to deteriorate resulting in an impairment in their ability to make payments, additions to the allowances may be required.

     - The Company's determination of the treatment of contingent liabilities in the financial statements is based on a view of the expected outcome of the applicable contingency. Legal counsel is consulted on matters related to litigation. Experts both within and outside the company are consulted with respect to other matters that arise in the ordinary course of business. Examples of such matters that are based on assumptions, judgements and estimates are the amount to be paid to terminate certain agreements included in restructuring charges and the amounts to be paid to settle certain other liabilities, A liability is accrued if the likelihood of an adverse outcome is probable of occurrence and the amount is estimable.

     - The Company reviews long-lived assets and goodwill for impairment as described in the Notes to Consolidated Financial Statements. The Company obtained a valuation to assist with the determination of the fair value of long-lived assets and goodwill. In analyzing potential impairments, projections of future cash flows from the asset are used. The projections are based on assumptions, judgements and estimates of growth rates for the related business, anticipated future economic, regulatory and political conditions, the assignment of discount rates relative to risk and estimates of terminal values. Changes to these variables in the future may necessitate impairment charges to reduce the carrying value to fair value.

     - Fixed assets and intangible assets are assigned useful lives which impact the annual depreciation and amortization expense. The assignment of useful lives involves significant judgements and the use of estimates. Changes in technology or changes in intended use of these assets may cause the estimated useful life to change.

     - In 2001, restructuring charges were recorded as a result of additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas. These charges, for both severance and exit costs, required the use of estimates. Actual results could differ from those estimated for restructuring.

     - The valuation of the Company's pension plans requires the use of assumptions and estimates that are used to develop actuarial valuations of expenses, projected benefit obligations and funding requirements. These assumptions include, among others, discount rates, investment returns and projected salary increases. Changes in assumptions and future investment returns could potentially have a material impact on the Company's pension expense and funding requirements.

RESULTS OF OPERATIONS

     The Company's expects its growth in 2002 to be curtailed by funding constraints. Although the Company's current business plan includes a reduction in the number of new customers and an increase in revenue from existing customers, the Company's cash constraints present many challenges to the successful execution of the plan. The Company is conserving cash through a reduction in capital expenditures including expenditures to connect new customers to the Company's network. In order to maintain revenues and cash from operations while reducing the number of new customers, the Company must reduce and limit customer churn. The Company intends to improve its customer service and increase its service offering to customers in an effort to curtail and reduce churn. The Company is in the process of integrating its various billing systems and customer databases in an effort to improve one of the main tools used to provide customer service.

     The plan to reduce churn and to increase average revenue per unit (referred to as ARPU) includes an increase in broadband services to our existing customers. The Company believes that its "triple play" offering of telephony, broadband access to the Internet and digital television will prove attractive to its existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is significant competition in the broadband markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If the Company is unable to charge the prices for these services that are anticipated in its business plan in response to competition or if the Company's competition is able to attract the Company's customers, the Company's ARPU and results of operations will be adversely affected.

     Media speculation regarding the Company's financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of the Company's business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect the Company's reputation. One of the key strategies in the Company's business plan is to increase its penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding the Company's financial condition and the effect of that publicity on its brand name, the Company may find it difficult to convince SMEs to become its customers. Even if the Company successfully completes the recapitalization process, there is no assurance that the negative publicity will not adversely impact the Company's results of operations or have a long-term negative effect on the Company's brand.

     In addition, this uncertainty may adversely affect the Company's relationships with its suppliers. If suppliers become increasingly concerned about the Company's financial condition, they may demand faster payments or not extend normal trade credit, both of which could further adversely affect the Company's cash conservation measures and its results of operations.

  YEARS ENDED DECEMBER 31, 2001 AND 2000

     As a result of the completion of the acquisition of the consumer cable telephone, Internet and television operations of Cable & Wireless Communications plc ("ConsumerCo") on May 30, 2000, the Company consolidated the results of operations of this business from the date of acquisition.

     Consumer telecommunications and television revenues increased to $2,069.2 million from $1,518.2 million as a result of the ConsumerCo acquisition, price increases, upselling new services to customers and from growth in the Company's customer base. The 2001 and 2000 revenue includes $956.6 million and $532.2 million, respectively, from ConsumerCo. Upselling to existing customers, new digital and cable modem customers and the price increases implemented in the first and second quarters of 2001 resulted in ARPU increases that contributed to the revenue increase. Increase in ARPU in the future is also expected to be achieved by continuing to provide new services such as digital television, cable modem and mobile telephone services to consumer customers.

     Business telecommunications revenues increased to $836.8 million from $702.2 million as a result of acquisitions and from the growth in the Company's customer base. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $65.3 million of the revenue in 2001. The 2001 and 2000 revenue includes $97.4 million and $62.1 million, respectively, from ConsumerCo. In addition, the Company continues to focus specific sales and marketing effort on winning business customers in its franchise areas and increasing revenue from its existing customers.

     Broadcast transmission and other revenues increased to $283.6 million from $263.8 million. The increase reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services, and increases in satellite and media services used by broadcast and media customers. The Company expects growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

     In 2000 and 2001, the substantial majority of revenues in all segments were derived from operations in the United Kingdom.

     Operating expenses (including network expenses) increased to $1,564.3 million from $1,223.2 million as a result of increases in interconnection and programming costs due to revenue growth. The 2001 and 2000 expense includes $491.5 million and $281.4 million, respectively, from ConsumerCo.

     Selling, general and administrative expenses increased to $973.2 million from $969.1 million. The 2001 and 2000 expense includes $293.3 million and $213.1 million, respectively, from ConsumerCo. Selling, general and administrative expenses as a percentage of revenues decreased to 30.5% in 2001 from 39.0% in 2000. The percentage decrease reflects various cost savings efforts.

     Asset impairments in 2001 of $8,161.6 million are related to intangible assets and investments in affiliates. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. In 2001, the Company performed a review of the recoverability of its long-lived assets and associated goodwill. This review was initiated because of the decline in NTL Incorporated's stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company's review, the book value of NTL Incorporated's net assets significantly exceeded its market capitalization. Accordingly, the fair value of the Company's assets was determined by discounting the Company's estimates of the expected future cash flows related to these assets when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review. The total charge included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. The aggregate asset impairment charge of $8,161.6 million related to the Company's business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

     Non-cash compensation of $30.6 million in 2001 was due to modifications to certain stock options approved by the Compensation and Option Committee of the Board of Directors in July 2001. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of the Company's common stock with exercise prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense based on the excess of the quoted market price of the Company's common stock on the date of the modification of $12.05 per share over the exercise price per share.

     Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. The increase in the information technology integration and consulting costs was the result of an acceleration of a number of these projects, and the associated fees to the consultants and advisors, in order to achieve the cost savings earlier than projected.

     Restructuring charges of $202.8 million and $65.9 million for the years ended December 31, 2001 and 2000, respectively, relate to the Company's announcements in the fourth quarter of 2001 and in November 2000 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. An aggregate of $57.9 million of the 2001 reorganization costs are for the write-off of equipment and other assets that are not used and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, approximately 550 of whom are still employed by the Company as of December 31, 2001. These costs in 2001 are for approximately 5,200 employees to be terminated, of which approximately 2,900 employees are still employed by the Company as of December 31, 2001. The following table summarizes the restructuring charges incurred and utilized in 2000 and 2001:

                                       EMPLOYEE
                                       SEVERANCE    LEASE
                                      AND RELATED   EXIT      AGREEMENT     FIXED
                                         COSTS      COSTS   MODIFICATIONS   ASSETS   TOTAL
                                      -----------   -----   -------------   ------   ------
                                                          (IN MILLIONS)
Charged to expense..................    $ 47.9      $18.0       $  --       $   --   $ 65.9
Utilized............................        --         --          --           --       --
                                        ------      -----       -----       ------   ------
Balance, December 31, 2000..........      47.9       18.0          --           --     65.9
2000 provision utilized.............     (41.3)      (9.6)         --           --    (50.9)
2000 provision released.............      (6.6)      (7.3)         --           --    (13.9)
Charged to expense..................      89.7       41.4        27.7         57.9    216.7
2001 provision utilized.............     (26.2)        --          --        (57.9)   (84.1)
                                        ------      -----       -----       ------   ------
Balance, December 31, 2001..........    $ 63.5      $42.5       $27.7       $   --   $133.7
                                        ======      =====       =====       ======   ======

     Corporate expenses increased to $24.3 million from $23.7 million primarily due to the increase in various overhead costs.

     Depreciation and amortization expense increased to $2,540.3 million from $1,700.7 million due to an increase in amortization on acquisition related intangibles and an increase in depreciation of telecommunications and cable television equipment. The 2001 and 2000 expense includes $1,466.0 million and $802.0 million, respectively, from ConsumerCo, including amortization of the acquisition related intangibles.

     Interest expense increased to $1,240.8 million from $886.3 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2001 and 2000 expense includes $273.2 million and $135.0 million, respectively related to ConsumerCo. Interest of $844.3 million and $459.0 million was paid in cash in the years ended December 31, 2001 and 2000, respectively.

     Other losses of $88.5 million in 2001 are from the sale of the ConsumerCo off-net indirect access customers.

     Foreign currency transaction gains (losses) were gains of $0.6 million in 2001 and losses of $58.1 million in 2000 primarily due to the effect of changes in exchange rates. The Company and certain of its subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     Income tax expense in 2001 of $118.1 million is primarily the result of an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.1 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

  YEARS ENDED DECEMBER 31, 2000 AND 1999

     As a result of the completion of the acquisitions of Diamond Cable Communications Limited ("Diamond") in March 1999, the Australian National Transmission Network ("NTL Australia") in April 1999, Cablelink Limited ("Cablelink") in July 1999, the "1G Networks" of France Telecom in August and December 1999, NTL Business Limited (formerly Workplace Technologies plc) ("NTL Business") in September 1999, the cable assets of Cablecom in March 2000 and the consumer cable telephone, Internet and television operations of ConsumerCo in May 2000, the Company consolidated the results of operations of these businesses from the dates of acquisition.

     Consumer telecommunications and television revenues increased to $1,518.2 million from $827.3 million as a result of acquisitions and from customer growth that increased the Company's current revenue stream. The 2000 and 1999 revenue includes $773.6 million and $162.4 million, respectively, from acquired companies.

     Business telecommunications revenues increased to $702.2 million from $452.5 million as a result of acquisitions, customer growth and increases in carrier services revenues. The 2000 and 1999 revenue includes $234.3 million and $92.8 million, respectively, from acquired companies. Carrier services revenues increased due to growth in services provided by the Company's wholesale operation to other telephone companies.

     Broadcast transmission and other revenues increased to $263.8 million from $257.3 million due to increases in broadcast television and FM radio customers and accounts, which exceeded price cap reductions in the Company's regulated services, and increases in satellite and media services used by broadcast and media customers.

     Operating expenses (including network expense) increased to $1,223.2 million from $761.5 million as a result of increases in interconnection costs and programming costs due to customer growth. Operating expenses as a percentage of revenues decreased to 49.2% from 49.5%. The 2000 and 1999 expense includes $502.5 million and $141.9 million respectively, from acquired companies.

     Selling, general and administrative expenses increased to $969.1 million from $562.9 million as a result of increases in telecommunications and cable television sales and marketing costs and increases in additional personnel and overhead to service the increasing customer base. The 2000 and 1999 expense includes $377.9 million and $52.5 million respectively, from acquired companies.

     Pursuant to the terms of various United Kingdom licenses, the Company incurred license fees paid to the Independent Television Commission ("ITC") to operate as the exclusive service provider in certain of its franchise areas. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses at the end of 1999, and the Company's liability for license payments ceased upon the conversion. Franchise fees were $16.5 million in 1999.

     Corporate expenses decreased to $23.7 million from $25.3 million due to a decrease in various overhead costs.

     Depreciation and amortization expense increased to $1,700.7 million from $765.7 million due to an increase in depreciation of telecommunications and cable television equipment. The 2000 and 1999 expense includes $1,066.3 million and $190.5 million respectively, from acquired companies, including amortization of acquisition related intangibles.

     Interest income and other, net decreased to $25.8 million from $48.2 million as a result of a decline in cash available for investment.

     Interest expense increased to $886.3 million from $678.1 million due to the issuance of additional debt, and the increase in the accretion of original issue discount on the deferred coupon notes. The 2000 and 1999 expense includes $298.7 million and $133.8 million, respectively, from acquired companies. Interest of $459.0 million and $222.1 million was paid in the years ended December 31, 2000 and 1999, respectively.

     Other gains of $493.1 million in 1999 are from the sale of the Company's investment in Cable London.

     Foreign currency transaction (losses) gains decreased to losses of $58.1 million from gains of $22.8 million primarily due to the effect of unfavorable changes in exchange rates. The Company's results of operations are impacted by changes in foreign currency exchange rates as follows. The Company and certain of its subsidiaries have cash, cash equivalents and debt denominated in foreign currencies that are affected by changes in exchange rates. In addition, foreign subsidiaries of the Company whose functional currency is not the U.S. dollar hold cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

     The Company recorded an extraordinary loss from the early extinguishment of debt of $3.0 million in 1999 as a result of the repayment of the bridge loan incurred in connection with the Cablelink acquisition.

RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the Financial Accounting Standards Board (referred to as the FASB) issued Statement of Financial Accounting Standards (referred to as
SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. In light of the significant impairment charge that the Company recorded in 2001, the Company does not expect that the adoption of this new standard will have a significant effect on the results of operations, financial condition or cash flows of the Company. Amortization expense in 2001 related to goodwill and other indefinite lived intangible assets was $1,104.1 million. The Company expects that amortization expense in 2002 will not be significant.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

MARKET RISK

     The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company has entered into derivative financial instruments to hedge exposure to movements in the British pound/U.S. dollar exchange rate. The counterparties are major financial institutions.

FOREIGN EXCHANGE CONTRACTS

     To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. Furthermore, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to most of the Company's existing indebtedness are payable in U.S. dollars.

     At December 31, 2001, the Company had cross currency swaps to hedge exposure to movements in the Euro to British pound exchange rate.

     In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies.

INTEREST RATES

     The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

     The Company has entered into interest rate swaps to hedge exposure to the floating rate indebtedness incurred under the NTLCL L200.0 million term facility. The notional amount of the interest rate swaps was L100.0 million at December 31, 2001.

     The following table provides information about the Company's long-term fixed and floating interest rate debt and derivative financial instruments that are sensitive to changes in interest rates and foreign currency exchange rates.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                            YEAR ENDING   YEAR ENDING   YEAR ENDING   YEAR ENDING   YEAR ENDING                           FAIR VALUE
                             12/31/02      12/31/03      12/31/04      12/31/05      12/31/06     THEREAFTER    TOTAL      12/31/01
                            -----------   -----------   -----------   -----------   -----------   ----------   --------   ----------
LONG-TERM DEBT INCLUDING
  CURRENT PORTION
U.S. Dollar
  Fixed Rate..............        --           --           $285.1        $808.8      $1,050.0     $5,962.6    $8,106.5    $2,510.7
  Average Interest Rate...                                   13.25%        12.09%        11.50%        9.71%
U.K. Pound
  Fixed Rate..............        --           --               --            --            --       L890.0      L890.0      L311.2
  Average Interest Rate...                                                                            10.09%
  Average Forward Exchange
    Rate..................                                                                           1.4372
Euro
  Fixed Rate..............        --           --               --            --        E250.0       E860.0    E1,110.0      E353.5
  Average Interest Rate...                                                                9.25%       11.14%
  Average Forward Exchange
    Rate..................                                                               .8948        .9090
U.K. Pound
  Variable Rate...........        --           --            L90.0      L2,494.8        L100.0           --    L2,684.8    L2,684.5
  Average Interest Rate...                              LIBOR plus%   LIBOR plus%   LIBOR plus%
                                                               2.0           2.0           5.5
  Average Forward Exchange
    Rate..................                                  1.4131        1.4150        1.4185
U.K. Pound
  Variable Rate...........                                                               L20.0       L180.0      L200.0      L200.0
  Average Interest Rate...                                                          LIBOR plus%   LIBOR plus%
                                                                                           3.5          3.5
  Average Forward Exchange
    Rate..................                                                              1.4185       1.4301
INTEREST RATE DERIVATIVE
  FINANCIAL INSTRUMENTS
  RELATED TO LONG-TERM
  DEBT
Receipt of U.K. Pounds
  Notional Euro Amount....     E76.3           --               --            --            --           --       E76.3       E(4.0)
  Average Contract Rate...     .6457

RELATED FORWARD CONTRACTS TO SELL FOREIGN CURRENCIES FOR US $

  U.K. POUND

                                                              YEAR ENDING   FAIR VALUE
                                                               12/31/02*     12/31/01
                                                              -----------   ----------
Notional amount.............................................  Up to $47.5     $(0.3)
Average contract rate.......................................         1.45

---------------

*The last contract ends on May 30, 2002.

RISK FACTORS

WE CURRENTLY HAVE LIMITED LIQUIDITY. IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT A RECAPITALIZATION, THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     We have limited liquidity. We do not currently have access to our historic sources of liquidity in the capital markets and our credit facilities are either fully drawn or we are currently unable to access remaining undrawn amounts. If we make scheduled payments of interest and overdue payments of interest, then we will not have sufficient cash resources to meet our liquidity needs through the third quarter of 2002. As a consequence, we need to restructure our outstanding debt and/or raise new funds. If we cannot restructure our indebtedness or obtain additional liquidity in a timely manner, we may face the possibility of insolvency proceedings in the UK, the United States or elsewhere.

THE SUCCESSFUL IMPLEMENTATION OF THE PROPOSED RECAPITALIZATION PLAN WILL REQUIRE THE SUPPORT OF OUR CREDITORS.

     The completion of the proposed recapitalization contemplated by the agreement in principle with the unofficial bondholder committee will require support from NTL's creditors and holders of NTL's preferred stock, including France Telecom. Pursuant to the terms of NTL's credit facilities waivers, the agreement in principle reached with the unofficial committee is subject to the approval of the lenders under NTL's credit facilities. The proposed recapitalization plan will be implemented pursuant to a Chapter 11 bankruptcy proceeding. Consummation of such a plan of reorganization will require a favorable vote by impaired classes of creditors, satisfaction of bankruptcy law requirements and confirmation by the bankruptcy court, which, as a court of equity, may exercise substantial discretion and choose not to confirm any plan of reorganization NTL agreed with its creditors. Even if such a plan received the necessary support from many classes of NTL's creditors, there can be no assurance that it would be completed. If a protracted reorganization was to occur, or a liquidation would be necessary, there is a risk that the value of NTL would be eroded to the detriment of some or all NTL stakeholders.

WE CANNOT BE CERTAIN THAT NTL'S BANK LENDERS WILL CONSENT TO THE PROPOSED RECAPITALIZATION PLAN OR GRANT NTL ANY NEW WAIVERS NTL MAY NEED.

     Before we could commence negotiations with the unofficial committee of our bondholders NTL needed to obtain waivers from the lenders under its credit facilities. These lenders granted waivers which, until April 30, 2002 in the case of the UK credit facilities, or May 14, 2002 in the case of the Cablecom facility, provide that NTL's commencement of negotiations with bondholders with a view to rescheduling of its debt will not constitute an event of default under NTL's credit facilities.

     The waivers prohibit NTL from making an exchange offer with respect to its outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The waivers also prohibit NTL from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. Bankruptcy Code, without the consent of these lenders. If NTL is unable to obtain the consent of the lenders, it will not be able to make a voluntary Chapter 11 filing as currently contemplated in connection with the proposed plan.

     The UK Credit Facility waivers, if not extended, will terminate on April 30, 2002, unless the missed interest payments on April 1, 2002 are remedied or a sufficient number of noteholders have agreed to waive or forbear from exercising any rights in respect of such non-payment, in which case, the waivers will be extended to May 14, 2002. If the waivers terminate and NTL continues to negotiate with bondholders or the non-payment of interest is not cured, there will be events of default under NTL's credit facilities that will entitle the lenders to accelerate repayment. NTL does not have sufficient cash resources to repay it outstanding indebtedness if its is declared immediately due and payable. In addition, the lenders could also seek to take control over the assets over which they hold security in an insolvency proceeding.

NTL DID NOT PAY INTEREST DUE ON SOME OF ITS OUTSTANDING NOTES ON APRIL 1 AND APRIL 15, 2002; NTL MAY NOT CURE THE EXISTING EVENT OF DEFAULT. NTL MAY NOT MAKE FUTURE INTEREST PAYMENTS ON MOST OF ITS OUTSTANDING NOTES.

     NTL Incorporated and NTL (Delaware), Inc. did not make scheduled interest payments due April 15, 2002 and NTL Communications did not make scheduled interest payments and payments of related fees due April 1 and April 15, 2002.

     If NTL fails to pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), events of default for failure to pay interest would occur under the relevant indentures and, contemporaneously, cross defaults would occur under other of NTL's indentures at the Company, NTL Delaware, NTL Incorporated and under NTL's UK credit facilities and could occur under NTL's Cablecom facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless NTL obtains waivers or forbearance agreements from sufficient percentages of its creditors. If that right to accelerate was exercised, NTL would not have sufficient cash resources to repay those debts, which could ultimately lead to bankruptcy proceedings relating to the entities so affected.

NTL HAS NO CURRENT AVAILABILITY UNDER ITS EXISTING CREDIT FACILITIES.

     NTL has no current ability to borrow under its existing UK credit facilities, as it has borrowed the full amounts available.

IF WE MAKE A VOLUNTARY BANKRUPTCY FILING IN CONNECTION WITH THE PROPOSED PLAN OF RECAPITALIZATION, IT IS LIKELY WE WILL LOSE OUR NET OPERATING LOSS CARRYFORWARDS FOR U.S. INCOME TAX PURPOSES.

     We need to restructure our outstanding debt during 2002. A restructuring of our debt can be expected to give to rise to cancellation of indebtedness ("COD"), which if it occurs in the course of a proceeding pursuant to Chapter 11 of the U.S. Bankruptcy Code, would be non-taxable. If the COD is non-taxable, we will be required to reduce our net operating loss carryforwards and other attributes such as tax basis in assets by an amount equal to the non-recognized COD. As a result, it is likely that as a result of the successful completion of the proposed plan of recapitalization, we will have no U.S. net operating loss carryforwards.

UNCERTAINTY OVER NTL'S FINANCIAL CONDITION MAY HARM OUR BUSINESS AND OUR BRAND NAME.

     Media speculation regarding NTL's financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding NTL's financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Even if NTL successfully completes the recapitalization process, there is no assurance that it will not adversely impact our results of operations or have a long-term effect on our brand.

     In addition, this uncertainty may adversely affect our relationships with our suppliers. If suppliers become increasingly concerned about NTL's financial condition they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect our working capital position. NTL may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

THE RECAPITALIZATION PROCESS HAS REQUIRED SIGNIFICANT TIME AND RESOURCES OF NTL'S DIRECTORS AND SENIOR MANAGERS, WHICH COULD ADVERSELY AFFECT THE OPERATION OF OUR BUSINESS.

     NTL's senior managers and directors have needed to spend significant amounts of their time dealing with the negotiations with bondholders, bank lenders and other stakeholders in connection with the recapitalization process and it is likely that they will continue to devote significant amounts of their time to this process for the forseeable future. This has diverted their time and resources from managing the operations of our business. If NTL's senior managers and directors continue to spend significant amounts of their time in connection with the recapitalization process, this may have a negative impact on our operations.

WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND WE CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE.

     Construction and operating expenditures and interest costs have resulted in negative cash flow. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability has and could in the future diminish our ability to sustain our operations, obtain additional required funds and make required payments on our indebtedness.

OUR GROWTH HAS BEEN CURTAILED BY FUNDING CONSTRAINTS.

     We have significantly decreased the amount we are spending on capital expenditures due to our liquidity constraints. As a result, we will be unable to increase our subscriber numbers in the short term and our revenue may be adversely affected. The decrease in capital expenditure is the result of our need to divert increasing amounts of our financial resources to service our debt. The decrease in capital spending is in line with our current strategy of maximizing revenue from our existing customers rather than increasing our customer base. In our residential business in the UK, we expect subscriber numbers to potentially decrease in 2002. The revenue we expect to result from our capital expenditure is long-term in nature. The reduction in capital expenditures for connecting new subscribers to our network will likely lead to a decrease in the rate of revenue growth in the future. Difficulties in obtaining additional funding will likely hamper our ability to connect new subscribers to our network and increase our revenue.

ONE OF OUR KEY STRATEGIES IS TO REDUCE CUSTOMER CHURN. HOWEVER THERE CAN BE NO ASSURANCE THAT WE WILL SUCCESSFULLY ACCOMPLISH THIS OR THAT OUR CHURN RATE WILL NOT INCREASE.

     We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn and the successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services. Factors contributing to increase of churn during 2001 included the continued integration of our ConsumerCo acquisition, the existence of multiple billing systems, the introduction of digital television and our decision to disconnect some of our poor paying customers.

     In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across the entire NTL network. NTL does not as yet have an integrated billing and operational platform.

     Another part of our strategy leading to reduction in churn is an increased take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, thereby adversely impacting our results of operations.

FAILURE TO SUCCESSFULLY MARKET BROADBAND TO OUR EXISTING RESIDENTIAL CLIENT BASE WILL ADVERSELY IMPACT OUR REVENUE AND RESULTS OF OPERATIONS.

     A significant component of our strategy to increase our average revenue per unit is to successfully market broadband products to our existing residential client base. Broadband usage by residential customers is in its infancy. However, we believe that our triple play offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT and some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our average revenue per unit and our results of operations will be adversely affected.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL.

     A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering those key executive officers.

OUR PRINCIPAL BUSINESSES ARE SUBJECT TO GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, AND CHANGES IN CURRENT REGULATIONS MAY ADVERSELY AFFECT US.

     Our principal business activities in the UK and the Republic of Ireland are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES.

     The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR CABLE NETWORK.

     We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN U.S. DOLLARS AND EURO BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES.

     We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in U.S. dollars and Euro. We cannot assure you that the hedging transactions we have entered into or any other hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar and, to a lesser extent, the Euro, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar and Euro debt will be higher and we will incur currency losses.

THE COMPANY, DIAMOND AND NTL TRIANGLE ARE HOLDING COMPANIES THAT ARE DEPENDENT UPON CASH FLOW FROM THEIR SUBSIDIARIES TO MEET THEIR OBLIGATIONS -- THEIR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES.

     The Company, Diamond Cable Communications and Diamond Holdings and NTL Triangle are holding companies with no independent operations or significant assets other than investments in and advances to their respective subsidiaries and affiliated joint ventures. Each of these companies depends upon the receipt of sufficient funds from their subsidiaries or their respective parent companies to meet their respective obligations. The terms of existing and future indebtedness of their respective subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The following is a summary of the quarterly results of operations for the years ended December 31, 2001 and 2000.

                                                               2001(1)
                                           -----------------------------------------------
                                                         THREE MONTHS ENDED
                                           -----------------------------------------------
                                           MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                           --------   -------   ------------   -----------
                                                            (IN MILLIONS)
Revenues.................................  $ 770.5    $ 776.9     $ 816.0       $   826.2
Operating (loss).........................   (530.9)    (541.5)     (494.3)       (8,835.9)
Net (loss)...............................   (835.8)    (798.9)     (809.2)       (9,393.1)

                                                               2000(2)
                                           -----------------------------------------------
                                                         THREE MONTHS ENDED
                                           -----------------------------------------------
                                           MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                           --------   -------   ------------   -----------
Revenues.................................  $ 470.9    $ 553.6     $ 717.7        $ 742.0
Operating (loss).........................   (173.2)    (269.0)     (453.4)        (629.6)
Net (loss)...............................   (336.7)    (526.1)     (658.2)        (867.1)

---------------

(1) In the fourth quarter of 2001, the Company recorded asset impairments totaling $8,161.6 million including goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. In addition, in 2001 the Company recorded restructuring costs of $202.8 million, integration and consulting costs of $95.1 million and a loss on the sale of the ConsumerCo off-net indirect access customers of $88.5 million.

(2) In May 2000, NTL Incorporated purchased ConsumerCo for an aggregate purchase price of $13,111.0 million, including intangibles of $8,879.0 million. ConsumerCo was subsequently acquired by the Company from NTL Incorporated. The net assets and results of operations of ConsumerCo are included in the consolidated financial statements from May 2000, the date of acquisition.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

                                    PART III

ITEMS 10, 11, 12 AND 13.

     Omitted pursuant to General Instruction I(2)(c) of Form 10-K.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

    (a)  (1)   Financial Statements -- See list of Financial Statements on page F-1.

         (2)   Financial Statement Schedules -- see list of Financial
               Statement Schedules on page F-1.

         (3)   Exhibits -- See Exhibit Index on page 32.

    (b) No reports on Form 8-K were filed by the Company during the fourth quarter of 2001.

    (c) Exhibits -- The response to this portion of Item 14 is submitted as a separate section of this report.

    (d) Financial Statement Schedules -- See list of Financial Statement
      Schedules on page F-1.

                                 EXHIBIT INDEX

EXHIBIT
  NO.
--------
 2.1       Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated, NTL Communications Corp. and
           Holdings Merger Sub Inc. (Incorporated by reference to
           Exhibit 2.1 to Amendment No. 1 to the Registration Statement
           on Form S-3/A, filed by NTL (Delaware), Inc. and NTL
           Incorporated on July 14, 2000, File No. 333-36434)
 2.2       Agreement and Plan of Merger, dated as of March 26, 1999, by and among NTL Incorporated, NTL Communications and NTL
           Merger Inc.(Incorporated by reference to Exhibit 2.1 to
           Amendment No. 2 to the Registration Statement on Form S-3/A,
           filed by NTL Incorporated and NTL Communications Corp. on
           June 3, 1999, File No. 333-72335)
 2.3       Agreement and Plan of Amalgamation, dated as of February 4,
           1998, as amended, by and among NTL Incorporated, NTL
           (Bermuda) Limited, and Comcast UK Cable Partners Limited
           (Incorporated by reference to the Registration Statement on
           Form S-4, filed by NTL Incorporated on September 30, 1998,
           File No. 333-64727)
 2.4       Amendment No. 1 to Agreement and Plan of Amalgamation, dated as of May 28, 1998, by and among NTL Incorporated, NTL
           (Bermuda) Limited and Comcast UK Cable Partners Limited
           (Incorporated by reference to Annex B to the Registration
           Statement on Form S-4, filed by NTL Incorporated on
           September 30, 1998, File No. 333-64727)
 2.5       Share Exchange Agreement, dated as of June 16, 1998, as
           amended, by and among NTL Incorporated and the shareholders of Diamond Cable Communications plc (Incorporated by
           reference to Annex A to the Proxy Statement, filed by NTL
           Incorporated on January 29, 1999, File No. 000-22616)
 2.6       Amendment No. 1 to Share Exchange Agreement, dated as of
           December 21, 1998, by and among NTL Incorporated and the
           shareholders of Diamond Cable Communications plc
           (Incorporated by reference to Exhibit 99.1 to Form 8-K,
           filed by NTL Incorporated on December 23, 1998, File No.
           000-22616)
 2.7       Transaction Agreement, dated as of July 26, 1999, by and
           among, Bell Atlantic Corporation, Cable and Wireless PLC,
           Cable, Wireless Communications PLC and NTL Incorporated
           (Incorporated by reference to Annex J to the Proxy
           Statement, filed by NTL Incorporated on February 11, 2000,
           File No. 000-25691)
 2.8       Investment Agreement, dated as of July 26, 1999, by and
           between, NTL Incorporated and France Telecom S.A.
           (Incorporated by reference to Annex A the Proxy Statement, filed by NTL Incorporated on February 11, 2000, File No.
           000-25691)
 2.8(a)    Amendment No. 1 to the Investment Agreement, dated as of
           August 6, 1999 by and among NTL Incorporated and France
           Telecom S.A.(Incorporated by reference Annex B to the Proxy
           Statement, filed by NTL Incorporated on February 11, 2000,
           File No. 000-25691)
 2.8(b)    Amendment No. 2 to the Investment Agreement, dated as of
           October 8, 1999 by and among NTL Incorporated and France
           Telecom S.A.(Incorporated by reference to Annex C to the
           Proxy Statement, filed by NTL Incorporated on February 11,
           2000, File No. 000-25691)
 2.9       Purchase Agreement, dated as of February 17, 2000, by and
           between France Telecom, S.A. and NTL Incorporated
           (Incorporated by reference to Exhibit 99.3 to the Form 8-K, filed by NTL Incorporated on February 22, 2000, File No.
           000-25691)
 2.10      Transaction Agreement dated as of December 12, 1999 by and among Cablecom Holding AG and NTL Incorporated and certain other parties thereto (Incorporated by reference to Exhibit
           2.9 to the 1999 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 17, 2000, File No. 000-25691)

EXHIBIT
  NO.
--------
 3.1       Restated Certificate of Incorporation of NTL Communications
           Corp. (Incorporated by reference to the registration
           statement on Form S-3, filed by Communications Corp. on June
           3, 1999, File No. 333-72335)
 3.2       By-Laws of NTL Communications Corp. (Incorporated by
           reference to Exhibit 3.4 to Amendment No. 1 to the
           Registration Statement on Form S-3/A, filed by NTL
           Communications Corp. on June 3, 1999, File No. 333-72335)
 4.1       Form of Indenture, dated as of September 28, 1994, by and
           between Diamond Cable Communications plc, and The Bank of
           New York as Trustee, with respect to the 13 1/4% Senior
           Discount Notes due September 30, 2004 (Incorporated by
           reference to Exhibit 4.1 to the Registration Statement on
           Form S-1, filed by Diamond Cable Communications plc on
           September 6, 1994, File No. 33-83740)
 4.2       First Supplemental Indenture, dated as of May 31, 1996, by and between Diamond Cable Communications plc and The Bank of
           New York as Trustee (Incorporated by reference to Exhibit
           4.3 to Post-Effective Amendment No. 4 to the Registration
           Statement on Form S-1, filed by Diamond Cable Communications plc on September 12, 1996, File No. 33-83740)
 4.3       Indenture, dated as of April 20, 1995, by and between NTL
           Communications Corp. and Chemical Bank as Trustee, with
           respect to the 12 3/4% Senior Notes (Incorporated by
           reference to Exhibit 4.1 to the Registration Statement on
           Form S-4, filed by International CableTel Incorporated on
           May 26, 1995, File No. 33-92794)
 4.4       First Supplemental Indenture, dated as of January 22, 1996, by and between NTL Communications Corp. and Chemical Bank, as Trustee, with respect to the 12 3/4% Senior Notes
           (Incorporated by reference to Exhibit 4.5 to the
           Registration Statement on Form S-4, filed by International
           CabelTel Incorporated on February 5, 1996, File No.
           333-1010)
 4.5       Indenture, dated as of November 11, 1995, by and between
           Comcast UK Cable Partners Limited and Bank of Montreal Trust
           Company as Trustee with respect to the 11.20% Senior
           Discount Debentures due 2007 (Incorporated by reference to
           Exhibit 4.1 to Amendment No. 2 to the Registration Statement
           on Form S-1/A filed by Comcast UK Cable Partners Limited on
           November 5, 1995, File No. 33-96932)
 4.6       First Supplemental Indenture, dated October 29, 1998, by and between NTL (Bermuda) Limited (now NTL Triangle) LLC) and
           Bank of Montreal Trust Company as Trustee, with respect to the 11.20% Senior Discount Debentures due 2007 (Incorporated
           by reference to Exhibit 4.1 to Form 8-K, filed by NTL
           (Triangle) LLC on November 4, 1998, File No. 000-24792)
 4.7       Indenture, dated as of December 15, 1995, by and between
           Diamond Cable Communications plc, and The Bank of New York
           as Trustee, with respect to the 11 3/4% Senior Discount
           Notes due December 15, 2005 (Incorporated by reference to
           Exhibit 4.1 to Amendment No. 2 to the Registration Statement
           on Form S-1/A, filed by Diamond Cable Communications plc on
           December 6, 1995, File No. 33-98374)
 4.8       Indenture, dated as of January 30, 1996, by and between NTL
           Communications and Chemical Bank as Trustee, with respect to the 11 1/2% Senior Notes due 2006 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4,
           filed by International CabelTel Incorporated on February 5,
           1996, File No. 333-1010)
 4.9       Indenture, date as of February 12, 1997, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 10% Senior Notes (Incorporated by reference to Exhibit 4.9 to the 1996 Annual Report on
           Form 10-K, filed by NTL Incorporated on March 28, 1997, File
           No. 000-22616)

EXHIBIT
  NO.
--------
 4.10      Indenture, dated as of February 27, 1997, by and between
           Diamond Cable Communications plc and The Bank of New York as
           Trustee, with respect to the 10 3/4% Senior Discount Notes due February 15, 2007 (Incorporated by reference to Exhibit
           4.1 to the Registration Statement on Form S-4, filed by
           Diamond Cable Communications plc on April 15, 1997, File No.
           333-25193)
 4.11      Indenture, dated as of February 6, 1998, by and among
           Diamond Holdings plc, Diamond Cable Communications plc, and
           The Bank of New York as Trustee, with respect to the 10%
           Senior Notes due February 1, 2008 and 9 1/8% Senior Notes
           due February 1, 2008 (Incorporated by reference to Exhibit
           4.1 to the Registration Statement on Form S-4, filed by
           Diamond Cable Communications plc on March 20, 1998, File No.
           333-48413)
 4.12      Indenture, dated as of March 13, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 9 1/2% Senior Notes
           (Incorporated by reference to Exhibit 4.10 to the 1997
           Annual Report on Form 10-K filed by NTL Communications (File
           No. 0-22616) on March 30, 1998)
 4.13      Indenture, date as of March 13, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 9 3/4% Senior Deferred Coupon
           Notes (Incorporated by reference to Exhibit 4.11 to the 1997
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 30, 1998, File No. 000-22616)
 4.14      Indenture, date as of March 13, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 10 3/4% Senior Deferred Coupon
           Notes (Incorporated by reference to Exhibit 4.12 to the 1997
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 30, 1998, File No. 000-22616)
 4.15      Indenture, date as of November 2, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 11 1/2% Senior Notes due 2008
           (Incorporated by reference to Exhibit 4.13 to the 1998
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 30, 1999, File No. 000-22616)
 4.16      Indenture, date as of November 6, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 12 3/8% Senior Deferred Coupon
           Notes due 2008 (Incorporated by reference to Exhibit 4.15 to the 1998 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 30, 1999, File No. 000-22616)
 4.17      Indenture, date as of December 16, 1998, by and between NTL
           Communications Corp. and The Chase Manhattan Bank, as
           Trustee, with respect to the 7% Convertible Subordinated
           Notes due 2008 (Incorporated by reference to Exhibit 4.17 to the 1998 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 30, 1999, File No. 000-22616)
 4.18      First Supplemental Indenture, date as of March 31, 1999, by and among NTL Incorporated, NTL Communications Corp. and The
           Chase Manhattan Bank, as Trustee, with respect to the 7%
           Convertible Subordinated Notes due 2008 (Incorporated by
           reference to Exhibit 4.4 to Amendment No. 2 to the
           Registration Statement on Form S-3/A, filed by NTL
           Incorporated and NTL Communications Corp. on June 3, 1999,
           File No. 333-72335)
 4.19      Second Supplemental Indenture, dated as of March 16, 2000, by and among NTL Incorporated, NTL Communications Corp.
           (formerly NTL Incorporated) and The Chase Manhattan Bank as
           Trustee, with respect to the 7% Convertible Subordinated
           Notes due 2008 (Incorporated by reference to Exhibit 4.3 to
           Amendment No. 1 to the Registration Statement on Form S-3/A,
           filed by NTL Incorporated, NTL (Delaware), Inc. and NTL
           Communications Corp. on August 30, 2000, File No. 333-42792)

EXHIBIT
  NO.
--------
 4.20      Third Supplemental Indenture, dated as of May 17, 2000, by and among NTL Incorporated, NTL Communications Corp.
           (formerly NTL Incorporated) and The Chase Manhattan Bank as
           Trustee, with respect to the 7% Convertible Subordinated
           Notes due 2008 (Incorporated by reference to Exhibit 4.4 to
           Amendment No. 1 to the Registration Statement on Form S-3/A,
           filed by NTL Incorporated, NTL (Delaware), Inc. and NTL
           Communications Corp. on August 30, 2000, File No. 333-42792)
 4.21      Indenture, dated as of April 14, 1999, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 9 3/4% Senior Deferred Coupon
           Notes due 2009 (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4, filed by NTL
           Communications Corp. on May 13, 1999, File No. 333-78405)
 4.22      Indenture, dated as of November 24, 1999, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 9 1/4% Senior Notes due 2006
           (Incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-4, filed by NTL
           Communications Corp. on January 24, 2000, File No.
           333-95267)
 4.23      Indenture, dated as of November 24, 1999, by and between NTL
           Communication Corp. and The Chase Manhattan Bank as Trustee,
           with respect to the 9 7/8% Senior Notes Due 2009
           (Incorporated by reference to Exhibit 4.2 to the
           Registration Statement on Form S-4, filed by NTL
           Communication Corp. on January 24, 2000, File No. 333-95267)
 4.24      Indenture, dated as of November 24, 1999, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 11 1/2% Senior Deferred Coupon
           Notes due 2009 (Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4, filed by NTL
           Communications Corp. on January 24, 2000, File No.
           333-95267)
 4.25      Indenture, dated as of October 2, 2000, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 11 7/8% Senior Notes due 2010
           (Incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-4, filed by NTL
           Communications Corp. on October 26, 2000, File No.
           333-48648)
 4.26      Indenture, dated as of January 24, 2001, by and between NTL
           Communications Corp. and The Chase Manhattan Bank as
           Trustee, with respect to the 12 3/8% Senior Notes due 2008
           (Incorporated by reference to Exhibit 4.1 to the
           Registration Statement on Form S-4, filed by NTL
           Communications Corp. on February 9, 2001, File No.
           333-55288)
 4.27      Indenture, dated as of May 15, 2001, by and between NTL
           Communications Corp., NTL Incorporated and The Chase
           Manhattan Bank, as Trustee, with respect to the 6 3/4%
           Convertible Senior Notes due 2008 (Incorporated by reference to Exhibit 4.7 to Amendment No. 1 to the Registration
           Statement on Form S-4/A, filed by NTL Communications Corp.
           on June 8, 2001, File No. 333-55288)
 4.28      Registration Rights Agreement dated as of May 15, 2001 by
           and among NTL Communications Corp., NTL Incorporated, Morgan
           Stanley & Co. Incorporated, J.P. Morgan Securities Inc.,
           Credit Suisse First Boston Corporation and Salomon Smith
           Barney Inc. with respect to the 6 3/4% Convertible Senior
           Notes due 2008 (Incorporated by reference to Exhibit 4.8 to
           Amendment No. 1 to the Registration Statement on Form S-4/A,
           filed by NTL Communications Corp. on June 8, 2001, File No.
           333-55288)
10.1       Compensation Plan and Agreements, as amended and restated
           effective June 3, 1997 (Incorporated by reference to Exhibit
           10.1 to the 1997 Annual Report on Form 10-K, filed by NTL
           Communications on March 30, 1998, File No. 0-22616)
10.2       Rules of the NTL Sharesave Plan, adopted by NTL Incorporated on October 28, 1997 (Incorporated by reference to Exhibit
           10.2 to the 1998 Annual Report on Form 10-K, filed by NTL
           Communications, on March 30, 1999, File No. 0-22616)

EXHIBIT
  NO.
--------
10.3       Form of Director and Officer Indemnity Agreement (together with a schedule of executed Indemnity Agreements)
           (Incorporated by reference to Exhibit 10.3 to the 1999
           Annual Report on Form 10-K, filed by NTL Incorporated on
           March 17, 2000, File No. 000-25691)
10.4       1998 Non-Qualified Stock Option Plan, as Amended and
           Restated October 1998 (Incorporated by reference to Exhibit
           10.4 to the 1998 Annual Report on Form 10-K, filed by NTL
           Communications on March 30, 1999, File No. 0-22616)
10.5       Credit Agreement relating to the acquisition of Cable &
           Wireless Communications (Holdings) PLC, dated as of May 30,
           2000, by and among NTL Communications Limited, NTL Business
           Limited, NTL Communications Corp., Chase Manhattan PLC and
           Morgan Stanley Dean Witter Limited, Chase Manhattan
           International Limited (Incorporated by reference to Exhibit
           10.8 to the 2000 Annual Report on Form 10-K, filed by NTL
           Incorporated on March 30, 2001, File No. 001-16183)
10.6       Restatement Amendment Agreement dated as of September 26,
           2001 by and among NTL Communications Limited, NTL Investment
           Holdings Limited, NTL Communications Corp., J.P. Morgan plc
           and Morgan Stanley Dean Witter Bank Limited, Chase Manhattan
           International Limited and others, agreeing to amend the
           Credit Agreement, dated as of May 30, 2000, between NTL
           Communications Corp., NTL (UK) Group, Inc., NTL
           Communications Limited, Morgan Stanley Dean Witter Bank
           Limited and Chase Manhattan PLC (Incorporated by reference to Exhibit 10.16 to the 2001 Annual Report on Form 10-K,
           filed by NTL Incorporated on April 16, 2001, File No.
           0-30673)
10.6(a)    Amended and Restated Credit Agreement dated as of September
           26, 2001, restating the Credit Agreement dated as of 30 May
           2000, as amended or waived pursuant to a letter dated as of
           6 June 2000, amendment agreements dated as of 8 June 2000,
           30 June 2000 and 4 September 2000, a novation agreement
           dated as of 21 February 2001 and letters of consent dated as of 22 December 2000 and 29 January 2001 by and among NTL
           Communications Limited, NTL Investment Holdings Limited, NTL
           Communications Corp., J.P. Morgan plc and Morgan Stanley
           Dean Witter Bank Limited, Chase Manhattan International
           Limited and others (Incorporated by reference to Exhibit
           10.6(a) to the 2001 Annual Report on Form 10-K, filed by NTL
           Incorporated on April 16, 2001, File No. 0-30673)
10.7       Investment Agreement, dated July 26, 1999, as amended, by
           and between the Company and France telecom S.A (Incorporated by reference to Annex A to the proxy statement filed by NTL
           Incorporated on February 11, 2000, File No. 000-25691)
10.7(a)    Amendment, dated as of September 12, 2001, to the Investment
           Agreement, dated July 26, 1999, as amended, by and between the Company and France Telecom S.A. (Incorporated by
           reference to Exhibit 10.1 to the Quarterly Report on Form
           10-Q, filed by NTL Incorporated on November 14, 2001, File
           No. 001-16183)
10.8       Framework Agreement For The Provision Of IT Outsourcing
           Services, dated as of May 23, 2001, by and between NTL Group
           Limited and IBM United Kingdom Limited (Incorporated by
           reference to Exhibit 10.9 to the 2001 Annual Report on Form
           10-K, filed by NTL Incorporated on April 16, 2001, File No.
           0-30673)
10.9       Amendment, dated as of April 5, 2001 to the Framework
           Agreement For The Provision of IT Outsourcing Services,
           dated as of May 23, 2001, by and between NTL Group Limited and IBM United Kingdom Limited (Incorporated by reference to
           Exhibit 10.10 to the 2001 Annual Report on Form 10-K, filed by NTL Incorporated on April 16, 2001, File No. 0-30673)

EXHIBIT
  NO.
--------
10.10      Consent Letter, dated as of March 8, 2002, in respect of the
           Senior Credit Facility by and among NTL Communications
           Limited, NTL Investment Holdings Limited, NTL Communications
           Corp. and J.P. Morgan Europe Limited, on behalf of the banks
           (Incorporated by reference to Exhibit 10.11 to the 2001
           Annual Report on Form 10-K, filed by NTL Incorporated on
           April 16, 2001, File No. 0-30673)
10.11      Consent Letter, dated as of March 8, 2002, in respect of the
           Working Capital Facility by and among NTL Communications
           Corp., NTL Communications Limited, NTL (UK) Group Inc. and
           J.P. Morgan Europe Limited, on behalf of the banks
           (Incorporated by reference to Exhibit 10.12 to the 2001
           Annual Report on Form 10-K, filed by NTL Incorporated on
           April 16, 2001, File No. 0-30673)
10.12      Consent Letter, dated as of March 28, 2002, in respect of
           the Senior Credit Facility by and among NTL Communications
           Limited, NTL Investment Holdings, NTL Communications
           Corporation and J.P. Morgan Europe Limited, on behalf of the banks (Incorporated by reference to Exhibit 10.14 to the
           2001 Annual Report on Form 10-K, filed by NTL Incorporated on April 16, 2001, File No. 0-30673)
10.13      Consent Letter, dated March 28, 2002, in respect of the
           Working Capital Facility by and among NTL Communications
           Corp., NTL Communications Limited, NTL (UK) Group Inc.
           (Incorporated by reference to Exhibit 10.15 to the 2001
           Annual Report on Form 10-K, filed by NTL Incorporated on
           April 16, 2001, File No. 0-30673)
23         Consent of Ernst & Young LLP*

---------------

 * Filed herewith

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 17, 2002

                                          NTL COMMUNICATIONS CORP.

                                          By:       /s/ BARCLAY KNAPP
                                            ------------------------------------
                                                       Barclay Knapp
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant in the capacities and on the date indicated.

                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----




               /s/ BARCLAY KNAPP                     President and Chief Executive      April 17, 2002
------------------------------------------------      Officer (Principal Executive
                 Barclay Knapp                                  Officer)




            /s/ GEORGE S. BLUMENTHAL                   Chairman of the Board and        April 17, 2002
------------------------------------------------               Treasurer
              George S. Blumenthal




               /s/ JOHN F. GREGG                        Chief Financial Officer         April 17, 2002
------------------------------------------------       (Chief Financial Officer)
                 John F. Gregg




             /s/ GREGG N. GORELICK                     Vice President-Controller        April 17, 2002
------------------------------------------------     (Principal Accounting Officer)
               Gregg N. Gorelick




              /s/ SIDNEY R. KNAFEL                              Director                April 17, 2002
------------------------------------------------
                Sidney R. Knafel




             /s/ TED H. MCCOURTNEY                              Director                April 17, 2002
------------------------------------------------
               Ted H. McCourtney




              /s/ ALAN J. PATRICOF                              Director                April 17, 2002
------------------------------------------------
                Alan J. Patricof




               /s/ WARREN POTASH                                Director                April 17, 2002
------------------------------------------------
                 Warren Potash




             /s/ MICHAEL S. WILLNER                             Director                April 17, 2002
------------------------------------------------
               Michael S. Willner




               /s/ ROBERT T. GOAD                               Director                April 17, 2002
------------------------------------------------
                 Robert T. Goad




           /s/ JEAN-LOUIS VINCIGUERRA                           Director                April 17, 2002
------------------------------------------------
             Jean-Louis Vinciguerra




                /s/ ERIC BOUVIER                                Director                April 17, 2002
------------------------------------------------
                  Eric Bouvier




              /s/ BERNARD IZERABLE                              Director                April 17, 2002
------------------------------------------------
                Bernard Izerable

                       FORM 10-K -- ITEM 14(a)(1) AND (2)

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND FINANCIAL STATEMENT SCHEDULES

     The following consolidated financial statements of NTL Communications Corp. and Subsidiaries are included in Item 8:

Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets -- December 31, 2001 and 2000...  F-3
Consolidated Statements of Operations --
  Years ended December 31, 2001, 2000 and 1999..............  F-4
Consolidated Statement of Shareholder's (Deficiency)
  Equity --
  Years ended December 31, 2001, 2000 and 1999..............  F-5
Consolidated Statements of Cash Flows --
  Years ended December 31, 2001, 2000 and 1999..............  F-6
Notes to Consolidated Financial Statements..................  F-8

     The following consolidated financial statement schedules of NTL Communications Corp. and Subsidiaries are included in Item 14(d):

Schedule I -- Condensed Financial Information of
  Registrant................................................  F-36
Schedule II -- Valuation and Qualifying Accounts............  F-42

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
NTL Communications Corp.

     We have audited the consolidated balance sheets of NTL Communications Corp. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholder's (deficiency) equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedules listed in the Index at Item 14(d). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NTL Communications Corp. and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     The accompanying financial statements have been prepared assuming that NTL Communications Corp. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and negative operating cash flows, has a working capital deficiency and a deficiency in shareholder's equity. The Company is a wholly-owned, indirect subsidiary of NTL Incorporated, and has relied on subsidiaries of NTL Incorporated for funding. NTL Incorporated's substantial leverage, its current debt and equity trading levels and its non-compliance with certain debt covenants in 2002 have eliminated its access to its historic sources of capital. NTL Incorporated has initiated a recapitalization process, the success of which is dependent upon adequate liquidity to complete the process as well as agreement of NTL Incorporated's creditors and preferred stockholders. These conditions raise substantial doubt about NTL Incorporated's and the Company's ability to continue as going concerns. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

New York, New York
April 16, 2002

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 2001        2000
                                                              ----------   ---------
                                                              (DOLLARS IN MILLIONS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    251.1   $   423.5
  Accounts receivable -- trade, less allowance for doubtful
     accounts of $126.1 (2001) and $135.2 (2000)............       479.0       527.4
  Due from affiliates.......................................         6.9       105.1
  Other.....................................................       271.8       275.0
                                                              ----------   ---------
Total current assets........................................     1,008.8     1,331.0
Fixed assets, net...........................................    10,840.3    10,916.8
Intangible assets, net......................................       767.3    10,566.1
Investments in and loans to affiliates, net.................         4.6        11.6
Other assets, net of accumulated amortization of $125.0
  (2001) and $81.9 (2000)...................................       255.1       316.1
Loan to NTL Incorporated....................................       150.0          --
Deferred income taxes.......................................          --         4.9
                                                              ----------   ---------
Total assets................................................  $ 13,026.1   $23,146.5
                                                              ==========   =========
     LIABILITIES AND SHAREHOLDER'S (DEFICIENCY) EQUITY
Current liabilities:
  Accounts payable..........................................  $    378.3   $   451.1
  Accrued expenses and other................................       836.2     1,105.6
  Accrued construction costs................................       119.8       172.9
  Due to affiliates.........................................          --       117.9
  Interest payable..........................................       252.0       127.6
  Deferred revenue..........................................       290.2       291.5
  Current portion of long-term debt.........................    14,205.9        10.7
                                                              ----------   ---------
Total current liabilities...................................    16,082.4     2,277.3
Long-term debt..............................................          --    11,843.4
Other.......................................................         8.9        13.6
Deferred income taxes.......................................       113.8          --
Commitments and contingent liabilities
Shareholder's (deficiency) equity:
  Common stock -- $.01 par value; authorized 100 shares;
     issued and outstanding 12 (2001) and 12 (2000)
     shares.................................................          --          --
  Additional paid-in capital................................    13,917.7    13,746.7
  Accumulated other comprehensive (loss)....................      (904.5)     (379.3)
  (Deficit).................................................   (16,192.2)   (4,355.2)
                                                              ----------   ---------
                                                                (3,179.0)    9,012.2
                                                              ----------   ---------
Total liabilities and shareholder's (deficiency) equity.....  $ 13,026.1   $23,146.5
                                                              ==========   =========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 2001        2000        1999
                                                              ----------   ---------   --------
                                                                        (IN MILLIONS)
REVENUES
Consumer telecommunications and television..................  $  2,069.2   $ 1,518.2   $  827.3
Business telecommunications.................................       836.8       702.2      452.5
Broadcast transmission and other............................       283.6       263.8      257.3
                                                              ----------   ---------   --------
                                                                 3,189.6     2,484.2    1,537.1
COSTS AND EXPENSES
Operating expenses..........................................     1,564.3     1,223.2      761.5
Selling, general and administrative expenses................       973.2       969.1      562.9
Asset impairments...........................................     8,161.6          --         --
Franchise fees..............................................          --          --       16.5
Non-cash compensation.......................................        30.6          --         --
Other charges...............................................       297.9        92.7       16.2
Corporate expenses..........................................        24.3        23.7       25.3
Depreciation and amortization...............................     2,540.3     1,700.7      765.7
                                                              ----------   ---------   --------
                                                                13,592.2     4,009.4    2,148.1
                                                              ----------   ---------   --------
Operating (loss)............................................   (10,402.6)   (1,525.2)    (611.0)
OTHER INCOME (EXPENSE)
Interest income and other, net..............................        34.7        25.8       48.2
Interest expense............................................    (1,240.8)     (886.3)    (678.1)
Share of (losses) from equity investments...................       (22.3)      (24.2)     (18.4)
Other (losses) gains........................................       (88.5)         --      493.1
Foreign currency transaction gains (losses).................         0.6       (58.1)      22.8
                                                              ----------   ---------   --------
(Loss) before income taxes and extraordinary item...........   (11,718.9)   (2,468.0)    (743.4)
Income tax (expense) benefit................................      (118.1)       79.9       29.9
                                                              ----------   ---------   --------
(Loss) before extraordinary item............................   (11,837.0)   (2,388.1)    (713.5)
Loss from early extinguishment of debt......................          --          --       (3.0)
                                                              ----------   ---------   --------
Net (loss)..................................................  $(11,837.0)  $(2,388.1)  $ (716.5)
                                                              ==========   =========   ========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENT OF SHAREHOLDER'S (DEFICIENCY) EQUITY

                                       SERIES PREFERRED
                                            STOCK            COMMON STOCK
                                        $.01 PAR VALUE      $.01 PAR VALUE      ADDITIONAL
                                       ----------------   -------------------    PAID-IN     COMPREHENSIVE
                                        SHARES     PAR      SHARES       PAR     CAPITAL         LOSS
                                       ---------   ----   -----------   -----   ----------   -------------
                                                              (DOLLARS IN MILLIONS)
Balance, December 31, 1998...........   177,000    $--     60,249,000   $ 0.6   $ 1,501.6
Exercise of stock options............                         432,000      --        12.1
Exercise of warrants.................                          15,000      --          --
Preferred stock issued for cash......   500,000     --                              483.8
Warrants issued for cash.............                                                16.2
Accreted dividends on preferred
  stock..............................     4,000                                      (8.6)
Accretion of discount on preferred
  stock..............................                                                  --
Conversion of 7% Convertible
  Subordinated Notes.................                           1,000      --          --
Common stock issued for an
  acquisition........................                      12,705,000     0.1       971.3
Stock options issued in connection
  with an acquisition................                                                 6.6
Corporate restructuring..............  (681,000)    --    (73,401,900)   (0.7)      405.6
Distribution to NTL Incorporated.....                                              (500.0)
Contributions from NTL
  Incorporated.......................                                               173.2
Distribution of subsidiary to NTL
  Incorporated.......................                                               (30.5)
Corporate restructuring..............
Comprehensive loss:
Net loss for the year ended December
  31, 1999...........................                                                         $   (716.5)
Currency translation adjustment......                                                             (102.9)
                                                                                              ----------
  Total..............................                                                         $   (819.4)
                                       --------    ---    -----------   -----   ---------     ----------
Balance, December 31, 1999...........        --     --            100      --     3,031.3
Contributions from NTL (Delaware),
  Inc. ..............................                                            10,715.4
Corporate restructuring..............                             (88)
Comprehensive loss:
Net loss for the year ended December
  31, 2000...........................                                                         $ (2,388.1)
Currency translation adjustment......                                                             (381.1)
                                                                                              ----------
  Total..............................                                                         $ (2,769.2)
                                       --------    ---    -----------   -----   ---------     ----------
Balance, December 31, 2000...........        --     --             12      --    13,746.7
Contribution from NTL (Delaware),
  Inc., net..........................                                               140.4
Non-cash compensation................                                                30.6
Comprehensive loss:
Net loss for the year ended December
  31, 2001...........................                                                         $(11,837.0)
Currency translation adjustment......                                                             (521.6)
Unrealized net losses on
  derivatives........................                                                               (3.6)
                                                                                              ----------
  Total..............................                                                         $(12,362.2)
                                       --------    ---    -----------   -----   ---------     ----------
Balance, December 31, 2001...........        --    $--             12   $  --   $13,917.7
                                       ========    ===    ===========   =====   =========     ==========

                                           ACCUMULATED OTHER
                                             COMPREHENSIVE
                                             INCOME (LOSS)
                                       -------------------------
                                                     UNREALIZED
                                         FOREIGN         NET
                                        CURRENCY      LOSSES ON
                                       TRANSLATION   DERIVATIVES   (DEFICIT)
                                       -----------   -----------   ----------
                                         (DOLLARS IN MILLIONS)
Balance, December 31, 1998...........    $ 104.7                   $ (1,251.7)
Exercise of stock options............
Exercise of warrants.................
Preferred stock issued for cash......
Warrants issued for cash.............
Accreted dividends on preferred
  stock..............................
Accretion of discount on preferred
  stock..............................
Conversion of 7% Convertible
  Subordinated Notes.................
Common stock issued for an
  acquisition........................
Stock options issued in connection
  with an acquisition................
Corporate restructuring..............
Distribution to NTL Incorporated.....
Contributions from NTL
  Incorporated.......................
Distribution of subsidiary to NTL
  Incorporated.......................                                     1.1
Corporate restructuring..............
Comprehensive loss:
Net loss for the year ended December
  31, 1999...........................                                  (716.5)
Currency translation adjustment......     (102.9)
  Total..............................
                                         -------        -----      ----------
Balance, December 31, 1999...........        1.8                     (1,967.1)
Contributions from NTL (Delaware),
  Inc. ..............................
Corporate restructuring..............
Comprehensive loss:
Net loss for the year ended December
  31, 2000...........................                                (2,388.1)
Currency translation adjustment......     (381.1)
  Total..............................
                                         -------        -----      ----------
Balance, December 31, 2000...........     (379.3)                    (4,355.2)
Contribution from NTL (Delaware),
  Inc., net..........................
Non-cash compensation................
Comprehensive loss:
Net loss for the year ended December
  31, 2001...........................                               (11,837.0)
Currency translation adjustment......     (521.6)
Unrealized net losses on
  derivatives........................                   $(3.6)
  Total..............................
                                         -------        -----      ----------
Balance, December 31, 2001...........    $(900.9)       $(3.6)     $(16,192.2)
                                         =======        =====      ==========

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                2001        2000        1999
                                                             ----------   ---------   ---------
                                                                       (IN MILLIONS)
OPERATING ACTIVITIES
Net loss...................................................  $(11,837.0)  $(2,388.1)  $  (716.5)
Adjustment to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization............................     2,540.3     1,700.7       765.7
  Non-cash compensation....................................        30.6          --          --
  Non-cash restructuring charge............................        57.9          --          --
  Asset impairment.........................................     8,161.6          --          --
  Equity in losses of unconsolidated subsidiaries..........        22.3          --          --
  Loss from early extinguishment of debt...................          --          --         3.0
  (Gain) loss on sale of assets............................        88.5          --      (493.1)
  Provision for losses on accounts receivable..............        58.3        98.5        45.7
  Deferred income taxes....................................       116.4       (80.8)      (30.9)
  Amortization of original issue discount..................       284.7       473.1       451.4
  Other....................................................       (16.8)      (75.1)       (8.0)
Changes in operating assets and liabilities, net of effect
  from business acquisitions and dispositions:
     Accounts receivable...................................       (31.3)     (247.9)     (134.6)
     Other current assets..................................        23.4       (41.8)      (34.6)
     Other assets..........................................        56.1        42.4       (25.2)
     Accounts payable......................................       (38.8)     (102.2)       32.0
     Accrued expenses and other............................       (81.9)      330.3       150.4
     Deferred revenue......................................         7.0       120.6        68.4
                                                             ----------   ---------   ---------
Net cash (used in) provided by operating activities........      (558.7)     (170.3)       73.7
INVESTING ACTIVITIES
Acquisitions, net of cash acquired.........................       (26.2)   (7,514.9)     (637.6)
Purchase of fixed assets...................................    (1,653.0)   (1,961.8)   (1,198.3)
Investments in and loans to affiliates.....................       (11.9)         --          --
Increase in other assets...................................       (31.6)      (33.7)      (30.1)
Loan to NTL Incorporated...................................      (150.0)         --          --
Proceeds from sales of assets..............................        14.6          --       692.5
Purchase of marketable securities..........................        (9.9)       (3.3)     (354.5)
Proceeds from sales of marketable securities...............        10.0         8.3       618.6
                                                             ----------   ---------   ---------
Net cash (used in) investing activities....................    (1,858.0)   (9,505.4)     (909.4)

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                                2001        2000        1999
                                                             ----------   ---------   ---------
                                                                       (IN MILLIONS)
FINANCING ACTIVITIES
Distribution to NTL (Delaware), Inc........................       (10.6)         --      (500.0)
Contribution from NTL (Delaware), Inc......................        40.8     5,227.2       167.6
Proceeds from borrowings, net of financing costs...........     2,643.4     5,009.8     1,846.0
Proceeds from issuance of preferred stock and warrants.....          --          --       500.0
Principal payments.........................................      (421.5)   (1,263.9)     (758.2)
Cash released from (placed in) escrow for debt repayment...          --        77.5       (87.0)
Proceeds from exercise of stock options and warrants.......          --          --        12.1
                                                             ----------   ---------   ---------
Net cash provided by financing activities..................     2,252.1     9,050.6     1,180.5
Effect of exchange rate changes on cash....................        (7.8)      (25.6)       (6.9)
                                                             ----------   ---------   ---------
(Decrease) increase in cash and cash equivalents...........      (172.4)     (650.7)      337.9
Cash and cash equivalents at beginning of year.............       423.5     1,074.2       736.3
                                                             ----------   ---------   ---------
Cash and cash equivalents at end of year...................  $    251.1   $   423.5   $ 1,074.2
                                                             ==========   =========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest exclusive of amounts
  capitalized..............................................  $    776.6   $   363.9   $   180.3
Income taxes paid..........................................         0.1         1.5         2.4
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Contribution from NTL (Delaware), Inc......................  $    110.2   $ 5,488.2   $     5.6
Accretion of dividends and discount on preferred stock.....          --          --         8.6
Conversion of Convertible Notes, net of unamortized
  deferred financing costs.................................       109.5          --       269.3
Common stock and stock options issued for acquisitions.....          --          --       978.0

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  CORPORATE RESTRUCTURING AND BUSINESS

CORPORATE RESTRUCTURING

     On May 18, 2000, NTL Incorporated completed a second corporate restructuring to create a holding company structure in connection with the acquisition of certain assets of Cable & Wireless Communications plc ("CWC") (the operations acquired from CWC are called "ConsumerCo"). The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc. ("NTL Delaware"). The Company is a wholly-owned subsidiary of NTL Delaware.

     On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL (Delaware), Inc. in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business Limited became wholly-owned subsidiaries of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of ConsumerCo and NTL Business Limited have been included in the consolidated financial statements from their respective dates of acquisition.

BUSINESS

     The Company, through its subsidiaries, owns and operates broadband communications networks for telephone, cable television and Internet services in the United Kingdom and Ireland, and transmission networks for television and radio broadcasting in the United Kingdom. Based on revenues and identifiable assets, the Company's predominant lines of business are consumer services, business services and broadcast transmission and related services in the United Kingdom. Consumer services include telephony, cable television, Internet access and interactive services. Business services include telephony, national and international wholesale carrier telecommunications, and radio communications services for the emergency services community. Broadcast transmission and related services include digital and analog television and radio broadcasting, rental of antenna space on the Company's owned and leased towers and sites and associated services, and satellite and media services.

LIQUIDITY AND RECAPITALIZATION PROCESS

  RECAPITALIZATION PROCESS AND ABILITY TO CONTINUE OPERATIONS

     The Company required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through issuances of high-yield debt securities in the capital markets and equity contributions from NTL Incorporated. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. NTL Incorporated's public equity is no longer trading on the New York Stock Exchange, and NTL's public debt securities are trading at or near all time lows. These factors, together with the Company's substantial leverage, mean the Company does not currently have access to its historic sources of capital.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     In addition, NTL's UK credit facilities are fully drawn and NTL's Swiss subsidiaries are currently unable to draw the remaining undrawn amounts under the Cablecom credit facility. The Company did not pay cash interest on certain series of its notes that was due on April 1, 2002 and April 15, 2002. NTL Incorporated and NTL (Delaware), Inc., a wholly-owned subsidiary of NTL Incorporated, also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. As of December 31, 2001, NTL had approximately $505 million in cash and cash equivalents on hand and, on April 4, 2002, received approximately $303 million net cash proceeds from the sale of its Australian business. NTL and the Company will require cash for working capital and capital expenditures in 2002. If NTL makes scheduled and overdue interest payments on its notes, then NTL will not have sufficient cash resources to meet its liquidity needs through the third quarter of 2002.

     The Company does not generate sufficient cash flow from operations to fund its operational expenses and interest payments. The Company has historically met its cash requirements through equity from NTL Incorporated and issuances of high yield debt securities. Given NTL Incorporated's liquidity situation, it is likely that it will not be able to provide the Company with cash at least for the short-term.

     These liquidity concerns raise substantial doubt about the Company's ability to continue as a going concern. As a consequence, the Company, NTL Incorporated and certain of its subsidiaries need to restructure their outstanding debt and/or raise new funds through the issuance of equity or additional debt.

     On January 31, 2002, NTL Incorporated announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen NTL's balance sheet and reduce debt and put an appropriate capital structure in place for its business. Since then, NTL has been evaluating various recapitalization alternatives to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations.

     On April 16, 2002, NTL announced that NTL and an unofficial committee of its public bondholders had reached an agreement in principle on a comprehensive recapitalization of NTL. The members of the committee hold in the aggregate over 50% of the face value of NTL and its subsidiaries' public bonds. The recapitalization would result in a conversion of approximately $10.6 billion in debt into equity.

     To implement the proposed recapitalization, NTL Incorporated, NTL (Delaware), Inc., the Company Diamond Cable Communications Limited and Diamond Holdings Limited would file a pre-negotiated recapitalization plan in a Chapter 11 case under the U.S. Bankruptcy Code. NTL's operating subsidiaries would not be included in the Chapter 11 filing. The agreement in principle is subject to various conditions, including mutually acceptable terms with NTL's bank lenders. The recapitalization transaction contemplates that the bank debt will remain in place as part of the recapitalization.

     To facilitate the recapitalization, certain members of the unofficial committee of bondholders would commit to provide up to $500 million of new debt financing to NTL's UK and Ireland operations during the Chapter 11 process and for the post-recapitalized NTL. The new financing will ensure that NTL's business operations have access to sufficient liquidity to continue ordinary operations.

     Under the agreement in principle, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding all of its UK and Ireland assets, and one tentatively called NTL Euroco and holding certain of its continental European and other assets.

     Holders of notes of NTL Incorporated, NTL (Delaware), Inc., the Company and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland and approximately 86.5% of the initial common stock of NTL Euroco. NTL (Delaware), Inc. bondholders would have the option to reinvest all or a portion of NTL (Delaware), Inc. cash in additional shares of NTL UK and Ireland common stock, or to receive such cash in the recapitalization. Notes of Diamond Holdings Limited and NTL Triangle would remain outstanding and will be kept current in interest

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES payments. Current preferred and common stockholders, including France Telecom, would participate in a package of rights (to be priced at a $10.5 billion enterprise value) and warrants entitling them to purchase primary common stock of NTL UK and Ireland at the consummation of the proposed plan, in the case of the rights, and for the duration of the eight-year warrants at prescribed prices. If fully exercised, those rights and warrants would entitle the current preferred stockholders to acquire approximately 23.6% and the current common stockholders to acquire approximately 8.9% of the entity's primary common stock.

     Current preferred stockholders other than France Telecom would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that subject to consummation of the recapitalization France Telecom would also receive NTL's 27% interest in Noos, pursuant to a pledge of such interests to France Telecom given at the time of its acquisition by NTL.

     During the recapitalization process, NTL has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that NTL's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with NTL.

  BANK WAIVERS

     Before NTL could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under its credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities.

     But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities. If an event of default were to occur, it would entitle the lenders under the credit facilities to declare the principal amount of the outstanding debt immediately due and payable. If this right was exercised, it would result in an event of default under all of NTL's outstanding notes, except for those issued by Diamond Cable Communications, Diamond Holdings and NTL Triangle, entitling the trustee or 25% of the holders of a series to accelerate the repayment of that series of notes. NTL does not have sufficient cash resources to repay its outstanding indebtedness if it is declared immediately due and payable.

     In connection with the granting of the initial waivers, NTL agreed:

     - to provide the lenders with a 13 week rolling cash flow projection (updated every two weeks);

     - to keep the lenders informed of, and to provide documents in connection with, negotiations with bondholders or strategic investors or concerning proposed asset dispositions;

     - not to repurchase NTL notes; and

     - not to make an exchange offer for NTL notes or enter into an agreement with NTL bondholders, subject to some exceptions, without the consent of the lenders.

     Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extend the duration of the initial waivers to April 30, 2002 in the case of the UK credit facilities or May 14 in the case of the Cablecom facility, unless the missed interest payments on April 1, 2002 are remedied or a sufficient number of bondholders agree to forbear in respect of such non-payment, in which case, the UK credit facilities waivers will be extended to May 14, 2002. As a condition to the waivers' continuing effectiveness, the UK lenders required NTL Delaware to loan L90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. This loan is structurally

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES senior to the outstanding public notes issued by the Company but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and in addition, NTL agreed, among other things, to:

     - provide the bank lenders a timeline setting forth the steps proposed to be taken in connection with the recapitalization and the dates by which such steps are to be taken;

     - use reasonable endeavors to consider with the lenders under the Cablecom credit facility possible means of credit enhancement;

     - provide the lenders under the Cablecom credit facility, by April 12, 2002, with an updated structure chart of NTL as well as a contingency business plan for Cablecom in the event that sufficient additional funding for Cablecom is not obtained; and

     - pay legal, accounting and other advisory fees of the agent or coordinators of the Cablecom credit facility.

     The amended waivers prevent NTL from making an exchange offer with respect to its outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The amended waivers also prohibit NTL from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the U.S. Bankruptcy Code, without the consent of these lenders.

     As a consequence, NTL cannot enter into a binding agreement with the unofficial bondholder committee or implement the proposed plan without the consent of its bank lenders.

     Cablecom GmbH is the principal trading company of NTL's Swiss group. There are a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and various of its subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility which entitles the lenders to accelerate repayment. Such an acceleration would result in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009, entitling the trustee or the holders of 25% of each series of notes to accelerate repayment. Under Swiss law, unless the over indebtedness is rectified, those entities would be required to commence an insolvency proceeding in Switzerland. A plan has been formulated to rectify this overindebtedness. Implementation of this plan prior to April 30, 2002 will mean those entities will not be required to commence an insolvency proceeding. Those proceedings would likely either be a court supervised moratorium in which an independent administrator, or commissioner, would be appointed to supervise the running of each company during a restructuring or, if there is no viable restructuring plan, a bankruptcy. The commencement of those insolvency proceedings would also constitute an immediate event of default and acceleration of the maturity of the convertible subordinated notes referred to above.

     NTL is currently in discussions with the lenders under the Swiss credit facility regarding proposals to resolve the over indebtedness issue as well as requesting that they waive various additional covenant breaches under the credit facility. There can be no assurance that NTL will reach agreement on the resolution of the over indebtedness issue within the time period required or obtain the requested waivers.

  INTEREST PAYMENTS ON PUBLIC NOTES

     NTL has substantial interest payment obligations under its existing indebtedness. The Company did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.3 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. In addition, the Company did not make interest payments falling due on April 15, 2002, totaling $20.2 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES and payment of related fees falling due on April 15, 2002 in respect of their 5 3/4% Convertible Subordinated Notes due 2011. Those payments were not made after consideration by NTL of requests by the unofficial bondholder committee not to make those payments. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. On May 15, 2002, interest totaling $94.0 million is due on outstanding notes of the Company and NTL Triangle.

     If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under all of NTL's other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at the Company and, contemporaneously, cross defaults would occur under NTL's other indentures at the Company, NTL Delaware, NTL Incorporated and under NTL's UK credit facilities and could occur under NTL's Cablecom facility. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless NTL obtains waivers or forbearance agreements from sufficient percentages of its creditors. If that right to accelerate was exercised, NTL would not have sufficient cash resources to repay those debts, which could ultimately lead to voluntary or involuntary bankruptcy proceedings relating to the entities so affected. In addition, the lenders under NTL's UK credit facilities have security over the assets of NTL's UK operating subsidiaries, except for the Diamond and NTL Triangle groups of companies. In the event that there was an event of default under those facilities, the lenders could seek to take control of those assets under applicable UK insolvency law.

  CREDIT RATING DOWNGRADES

     On April 3, 2002, credit rating agency Standard & Poor's lowered the long-term corporate credit rating on some of NTL's public debt to D, citing NTL's failure to make a bond interest payment due on April 1, 2002.

  SALE OF NTL AUSTRALIA

     On April 2, 2002, NTL announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie Bank for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$574 million (US$303 million). At that time, the business' bank debt outstanding totaled A$227 million (US$119 million).

     On April 7, 2002, NTL Delaware loaned L90 million to NTL (UK) Group Limited, which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to NTL's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and it is currently anticipated that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against NTL Delaware as part of the proposed plan of reorganization.

  UNCERTAINTY RELATED TO SUPPLIERS

     The uncertainty over the Company's financial condition may adversely affect its relationships with its suppliers. If the Company's suppliers become increasingly concerned about its financial condition they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect its results of operations, financial condition and cash flows.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

BASIS OF PRESENTATION

     As indicated above, substantial doubt exists about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     Due to uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate repayment, all of the Company's long-term debt has been classified as current.

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts and notes receivable, the amount to be paid to terminate certain agreements included in restructuring costs, the amount to be paid for other liabilities, the Company's pension expense and pension funding requirements and estimates related to the value of investments, long-lived assets and goodwill. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the current year presentation.

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." All balance sheet accounts have been translated using the current exchange rates at the respective balance sheet dates. Statement of operations amounts have been translated using the average exchange rates for the respective years. The translation gains or losses resulting from the change in exchange rates have been reported as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in the results of operations as incurred.

     To the extent that the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, it will encounter currency exchange rate risks. In addition, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to approximately half of the Company's exiting indebtedness are payable in U.S. dollars.

CASH EQUIVALENTS

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $218.7 million and $211.3 million at December 31, 2001 and 2000, respectively, which consisted primarily of U.S. Treasury bills (2000 only) bank time deposits and corporate commercial

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES paper. At December 31, 2001 and 2000, $188.7 million and $57.2 million, respectively, of the cash equivalents were denominated in foreign currencies.

MARKETABLE SECURITIES

     Marketable securities were classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a component of accumulated other comprehensive (loss). The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     During the years ended December 31, 2001, 2000 and 1999, there were no realized gains or losses on sales of securities.

FIXED ASSETS

     Fixed assets are stated at cost, which includes amounts capitalized for labor and overhead expended in connection with the design and installation of operating equipment. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment -- 5 to 40 years and other equipment -- 3 to 40 years.

INTANGIBLE ASSETS

     Intangible assets include goodwill, license acquisition costs, customer lists and other intangibles. Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the periods benefited of 3, 10, 15 or 30 years. License acquisition costs represent the portion of purchase price allocated to the cable television and telecommunications licenses acquired in business combinations. License acquisition costs are amortized on a straight-line basis over the remaining lives of the licenses at acquisition, which vary from approximately two years to 23 years. Customer lists represent the portion of the purchase price allocated to the value of the customer base. Customer lists are amortized on a straight-line basis over 3 or 5 years. Other intangibles include the portion of the purchase price allocated to the value of workforce in place. Workforce in place is amortized over the period benefited of four years. The Company continually reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its other long-lived assets.

VALUATION OF LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

EQUITY METHOD INVESTMENTS

     All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for using the equity method. Equity method investments are recorded at original cost and adjusted periodically to recognize the Company's proportionate share of the investees' net income or losses after the date of investment, additional contributions made and dividends received. The difference between the Company's recorded investment and its proportionate interest

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES in the book value of the investees' net assets are being amortized on a straight-line basis over 10 years. The Company evaluates the carrying value of its equity method investments and tests for impairment in accordance with APB Opinion No. 18.

DEFERRED FINANCING COSTS

     Deferred financing costs are incurred in connection with the issuance of debt and are amortized over the term of the related debt.

CAPITALIZED INTEREST

     Interest is capitalized as a component of the cost of fixed assets constructed. In 2001, 2000 and 1999, total interest incurred was $1,308.5 million, $981.4 million and $719.9 million, respectively, of which interest of $67.7 million, $95.1 million and $41.8 million, respectively, was capitalized.

REVENUE RECOGNITION

     Revenues are recognized at the time the service is rendered to the customer or the performance of the service has been completed. Charges for services that are billed in advance are deferred and recognized when earned. Rental revenues are recognized when earned on a monthly basis. Installation and maintenance service revenues are recognized when the performance of the service has been completed.

CABLE TELEVISION SYSTEM COSTS, EXPENSES AND REVENUES

     The Company accounts for costs, expenses and revenues applicable to the construction and operation of its broadband communications networks in accordance with SFAS No. 51, "Financial Reporting by Cable Television Companies."

ADVERTISING EXPENSE

     The Company charges the cost of advertising to expense as incurred. Advertising costs were $77.9 million, $94.0 million and $35.8 million in 2001, 2000 and 1999, respectively.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applied APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses financial instruments to hedge a portion, but not all, of its exposure from floating interest rate debt and from movements in foreign exchange rates. Gains and losses on these instruments are deferred and recognized in the statement of operations when the related hedged transactions are recognized. To date, premiums paid for these contracts have not been material. The Company does not use derivative financial instruments for trading or speculative purposes.

     The Company sometimes uses British pound forward foreign exchange contracts to reduce its exposure to foreign currency risk. A forward foreign exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange. These contracts do not qualify for hedge accounting under SFAS No. 133 (as amended). Any changes in fair value are recorded in results of operations.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. In light of the significant impairment charge that the Company recorded in 2001, the Company does not expect that the adoption of this new standard will have a significant effect on the result of operations, financial condition or cash flows of the Company. Amortization expense in 2001 related to goodwill and other indefinite lived intangible assets was $1,104.1 million. The Company expects that amortization expense in 2002 will not be significant.

4.  ASSET IMPAIRMENTS

     As of December 31, 2001, the Company performed an analysis of the carrying values of its long-lived assets including goodwill. During 1999 and 2000, acquisitions were made against a background of increasing consolidation and record valuations in the telecommunications industry. This analysis was initiated because of the decline in NTL Incorporated's stock price and significantly lower valuations for companies within its industry. Additionally, at the time of the Company's analysis, the book value of NTL Incorporated's net assets significantly exceeded its market capitalization. Accordingly, the Company performed an analysis of the recoverability of its long-lived assets and associated goodwill. The fair value of the Company's assets was determined by discounting the Company's estimates of the expected future cash flows related to these investments when the non-discounted cash flows indicated that the long-lived assets would not be recoverable. The Company recorded a write-down of $8,161.6 million in the fourth quarter of 2001 as a result of this analysis and review. The total charge included goodwill of $8,077.8 million, license acquisition costs of $58.8 million, customer lists of $9.1 million, other intangibles of $14.9 million and investments in affiliates of $1.0 million. The aggregate asset impairment charge of $8,161.6 million related to the Company's business segments as follows: $6,048.1 million Consumer, $2,113.0 million Business and $0.5 million Broadcast.

5.  ACQUISITIONS

     On May 30, 2000, the Company acquired the consumer cable telephone, Internet and television operations of CWC in the United Kingdom ("ConsumerCo"). The acquisition was accounted for as a purchase, and accordingly, the net assets and results of operations of the acquired business has been included in the consolidated financial statements from the date of acquisition.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     In March 1999, the Company purchased Diamond Cable Communications plc ("Diamond") for an aggregate purchase price of $984.6 million, including intangibles aggregating $1,323.0 million. In July 1999, the Company acquired Cablelink Limited ("Cablelink") for an aggregate purchase price of $700.5 million, including intangibles of $669.6 million. In September 1999, NTL Delaware acquired the shares of Workplace Technologies plc, for an aggregate purchase price of $175.0 million, including intangibles of $176.9 million. Workplace Technologies was subsequently acquired by the Company from NTL Delaware. The net assets and results of operations of Diamond, Cablelink and Workplace Technologies plc are included in the consolidated financial statements from March 1999, July 1999 and September 1999, their respective dates of acquisition.

     A significant component of the pro forma results is associated with the acquisition of ConsumerCo. The historical results of ConsumerCo reflect certain intercompany costs and expenses as they were prior to the separation of ConsumerCo, which was completed in the second quarter of 2000. These costs and expenses do not necessarily reflect the costs and expenses that would have been incurred had ConsumerCo reported as a separate entity for these periods. Therefore the historical results of ConsumerCo which are included in the pro forma results below are not reflective of results on a going forward basis.

     The pro forma unaudited consolidated results of operations for the years ended December 31, 2000 and 1999 assuming consummation of these transactions as of January 1, 1999 is as follows (in millions).

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
Total revenue...............................................  $ 2,953.4    $ 2,844.5
Net (loss) before extraordinary item........................   (2,973.5)    (2,326.0)
Net (loss)..................................................   (2,973.5)    (2,329.0)

     In November 2001, the Company sold a portion of the indirect access customers acquired from CWC for L10.2 million ($14.8 million) which does not include contingent payments for the collection of certain future service revenues and existing receivables. The Company recognized a loss on this sale of $88.5 million, after deducting $102.0 million of unamortized intangibles.

6.  FIXED ASSETS

     Fixed assets consist of:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                  (IN MILLIONS)
Operating equipment.........................................  $11,703.1   $10,004.9
Other equipment.............................................      833.2     1,079.8
Construction-in-progress....................................    1,274.4     1,509.7
                                                              ---------   ---------
                                                               13,810.7    12,594.4
Accumulated depreciation....................................   (2,970.4)   (1,677.6)
                                                              ---------   ---------
                                                              $10,840.3   $10,916.8
                                                              =========   =========

     Depreciation expense (including amortization of assets held under capital leases) for the years ended December 31, 2001, 2000 and 1999 was $1,361.4 million, $874.4 million and $475.5 million, respectively.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

7.  INTANGIBLE ASSETS

     Intangible assets consist of:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2001      2000
                                                              ------   ---------
                                                                (IN MILLIONS)
Goodwill, net of accumulated amortization of $58.4 (2001)
  and $837.7 (2000).........................................  $640.9   $10,236.4
License acquisition costs, net of accumulated amortization
  of $125.2 (2001) and $215.8 (2000)........................    54.7       139.2
Customer lists, net of accumulated amortization of $78.1
  (2001) and $70.4 (2000)...................................    64.8       158.6
Other intangibles, net of accumulated amortization of $4.5
  (2001) and $5.5 (2000)....................................     6.9        31.9
                                                              ------   ---------
                                                              $767.3   $10,566.1
                                                              ======   =========

     Amortization of intangibles and other assets charged to expense for the years ended December 31, 2001, 2000 and 1999 was $1,178.9 million, $826.3 million and $290.2 million, respectively.

8.  INVESTMENTS IN CABLE LONDON PLC

     NTL (Triangle) LLC ("NTL Triangle"), an indirect wholly-owned subsidiary of the Company, owned a 50% interest in Cable London plc ("Cable London"). Pursuant to an agreement with Telewest Communications plc ("Telewest") relating to NTL Triangle's and Telewest's respective 50% ownership interests in Cable London, in November 1999 Telewest purchased all of NTL Triangle's shares of Cable London for L428.0 million ($692.5 million) in cash. The Company recorded a gain of $493.1 million on the sale. The sale of the Cable London interest was an "Asset Sale" for purposes of the Company's Indentures for certain of its notes. The Company used an amount equal to the proceeds from the sale to invest in "Replacement Assets" by November 2000.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

9.  LONG-TERM DEBT

Long-term debt consists of:

                                                                    DECEMBER 31,
                                                                ---------------------
                                                                  2001        2000
                                                                ---------   ---------
                                                                    (IN MILLIONS)
NTL Communications:
  12 3/4% Senior Deferred Coupon Notes..................  (a)   $   277.8   $   277.8
  11 1/2% Senior Deferred Coupon Notes..................  (b)     1,050.0     1,040.5
  10% Senior Notes......................................  (c)       400.0       400.0
  9 1/2% Senior Sterling Notes, less unamortized
     discount...........................................  (d)       181.4       186.5
  10 3/4% Senior Deferred Coupon Sterling Notes.........  (e)       382.3       353.6
  9 3/4% Senior Deferred Coupon Notes...................  (f)     1,153.8     1,048.5
  9 3/4% Senior Deferred Coupon Sterling Notes..........  (g)       385.9       360.8
  11 1/2% Senior Notes..................................  (h)       625.0       625.0
  12 3/8% Senior Deferred Coupon Notes..................  (i)       364.9       323.6
  7% Convertible Subordinated Notes.....................  (j)       489.8       599.3
  9 1/4% Senior Euro Notes..............................  (k)       222.5       234.7
  9 7/8% Senior Euro Notes..............................  (l)       311.5       328.6
  11 1/2% Senior Deferred Coupon Euro Notes.............  (m)       135.6       127.9
  11 7/8% Senior Notes, less unamortized discount.......  (n)       490.7       489.6
  12 3/8% Senior Euro Notes, less unamortized premium...  (o)       267.8          --
  6 3/4% Convertible Senior Notes.......................  (p)     1,150.0          --
NTL Communications Limited:
  Credit Agreement......................................  (w)     3,759.1       375.3
  Working Capital Agreement.............................  (w)       145.4          --
  Senior Secured Financing..............................  (w)       290.9          --
  Other.................................................             58.6          --
NTL Business:
  Credit Agreement......................................  (w)          --     3,030.3
ConsumerCo:
  Term Loan Facility and other..........................               --        21.7
NTL Triangle:
  11.2% Senior Discount Debentures......................  (q)       517.3       517.3
  Other.................................................              4.5         5.2
Diamond:
  13 1/4% Senior Discount Notes.........................  (r)       285.1       285.1
  11 3/4% Senior Discount Notes.........................  (s)       531.0       531.0
  10 3/4% Senior Discount Notes.........................  (t)       415.1       373.9
  10% Senior Sterling Notes.............................  (u)       196.3       201.9
  9 1/8% Senior Notes...................................  (v)       110.0       110.0
  Other.................................................              3.6         6.0
                                                                ---------   ---------
                                                                 14,205.9    11,854.1

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                                    DECEMBER 31,
                                                                ---------------------
                                                                  2001        2000
                                                                ---------   ---------
                                                                    (IN MILLIONS)
Less current portion....................................         14,205.9        10.7
                                                                ---------   ---------
                                                                $      --   $11,843.4
                                                                =========   =========

---------------

 (a) 12 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

 (b) 11 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

 (c) 10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

 (d) 9 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($181.8 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

 (e) 10 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($436.3 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

 (f) 9 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

 (g) 9 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($479.9 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

 (h) 11 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

 (i) 12 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

 (j) 7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, redeemable at the Company's option on or after December 15, 2001, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

 (k) 9 1/4% Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million, ($222.5 million), interest payable semiannually from May 15, 2000;

 (l) 9 7/8% Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million, ($311.5 million), interest payable semiannually from May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

(m) 11 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($186.9 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004;

 (n) 11 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company's option on or after October 1, 2005;

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

 (o) 12 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of E300.0 million ($267.0 million), interest payable semiannually from August 1, 2001;

 (p) 6 3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, redeemable at the Company's option on or after May 20, 2004, convertible into shares of NTL Incorporated common stock at a conversion price of $32.728 per share (there were approximately
     35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

 (q) 11.2% Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;

 (r) 13 1/4% Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond's option on or after September 30, 1999;

 (s) 11 3/4% Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;

 (t) 10 3/4% Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;

 (u) 10% Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of L135.0 million ($196.3 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and

 (v) 9 1/8% Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.

     See Note 1 for discussion of the uncertainties about compliance with the terms and conditions of the Company's debt that would give the holders of the debt the right to accelerate repayment, which has caused primarily all of the Company's long-term debt to be classified as current.

     The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

     The Company, NTL Incorporated and NTL Delaware did not make interest payments and payments of related fees when due on April 1 and April 15, 2002. If the applicable issuer does not pay interest on these notes after a 30 day grace period expires (on April 30, 2002 in the case of the missed interest payments due April 1, 2002), there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after April 30, 2002, such an event of default would also result in an event of default for payment defaults in respect of other debt (commonly called cross defaults) under all of our other notes, except for those issued by NTL Triangle, Diamond Cable Communications or Diamond Holdings. As a result, upon the expiration of the grace period, on April 30, 2002, events of default for failure to pay interest would occur under the relevant indentures at NTL Communications and, contemporaneously, cross defaults would occur under the Company's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under our bank credit facility in the United Kingdom. This would give holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable unless we obtain waivers or forbearance agreements from sufficient percentages of our creditors.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     During 2001, 2000 and 1999, the Company recognized $284.7 million, $473.1 million and $451.4 million, respectively, of original issue discount as interest expense.

     In addition to the notes described above, a subsidiary of the Company has the following bank credit agreements outstanding:

 (w) In May 2000, NTL Business Limited ("NTL Business"), a wholly-owned subsidiary of the Company and NTL Communications Limited ("NTLCL"), a wholly-owned indirect subsidiary of the Company, entered into a L2,500.0 million ($3,635.8 million) credit agreement in connection with the ConsumerCo acquisition. On February 21, 2001, as required by the NTL Business and NTLCL credit agreement, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business from NTL Delaware in exchange for shares of NTL Incorporated common stock. As a result of this transaction, ConsumerCo and NTL Business became subsidiaries of the Company, and NTL Business' rights and obligations under the L2,500.0 million credit agreement were assigned to a subsidiary of NTLCL. In October 2001, NTLCL completed L169.6 million ($246.6 million) of vendor financing as an addition to NTLCL's L2,500.0 million credit agreement with the same terms and conditions. The Company borrowed L84.8 million ($123.3 million) of the vendor financing in October 2001. The commitment for the remaining L84.8 million has expired. Interest is payable at least every six months at LIBOR plus a margin rate of 2.00% per annum, which is subject to adjustment based on the ratio of EBITDA to finance charges of the UK Group.

     For purposes of this credit agreement, Diamond Cable Communications Limited and subsidiaries, NTL (Triangle) LLC and subsidiaries and certain other entities are excluded from the U.K. Group. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized. Principal is due in six quarterly installments beginning on June 30, 2004. The credit agreement contains various financial and other covenants with respect to the U.K. Group, and restrictions on dividends and distributions by the U.K. Group. As of December 31, 2001, there was L2,584.8 million ($3,759.1 million) outstanding under this credit agreement. The effective interest rate was 6.73% and 8.283% as of December 31, 2001 and 2000, respectively.

     In October 2001, NTLCL completed L200.0 million ($290.9 million) of GE Capital senior secured financing. Interest on the GE Capital senior secured financing is payable at least every six months at LIBOR plus a margin rate of 3.50% per annum. The senior secured financing is repayable in eight quarterly installments beginning on June 30, 2006. The effective interest rate at December 31, 2001 was 8.06%.

     NTLCL has a L1,300.0 million ($1,890.6 million) credit agreement with a group of banks, which is available to finance working capital requirements of the U.K. Group (as defined above). Pursuant to the credit agreement, in connection with the issuance of new debt beginning in October 2000, the commitment has been reduced by L882.5 million ($1,283.4 million). Interest is payable at least every six months at LIBOR plus a margin rate of 5.50% per annum. The margin rate shall increase by 0.50% on the three month anniversary of the initial advance and by an additional 0.50% on each subsequent three month anniversary, up to a maximum total interest rate of 16.00% per annum. The unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly. Principal is due in full on March 31, 2001. The credit agreement contains various financial and other covenants with respect to the U.K. Group, and restrictions on dividends and distributions by the U.K. Group. As of December 31, 2001, L100.0 million ($145.4 million) was outstanding under this credit agreement with an effective interest rate of 9.57%. In January and February 2002, the Company borrowed the remaining amounts available under this agreement.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     In February 2001, $109.5 million principal amount of 7% Convertible Subordinated Notes due December 15, 2008 were converted into 2.8 million shares of NTL Incorporated common stock at the applicable conversion price of $39.20 per share. The Company issued as a premium on the conversion an additional 0.5 million shares which were valued at NTL Incorporated closing common stock price on the dates of conversion. The premium, which amounted to $17.6 million, is included in interest expense. Additionally accrued and unpaid interest of $1.2 million at the time of the conversion was waived by the holders of the convertible notes.

     In connection with the Cablelink acquisition, the Company issued $704.6 million principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of $720.7 from the issuance of the 9 1/4% Euro Notes, the 9 7/8% Euro Notes and the 11 1/2% Deferred Euro Notes, of which $716.5 million was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3.0 million in 1999.

     The NTLCL bank credit facilities, as well as the NTL Triangle and Diamond notes, restrict the payment of cash dividends and loans to the Company. At December 31, 2001, restricted net assets were $3,640.1 million.

     Long-term debt repayments are due as follows (in millions). The table reflects the Company's contractual obligations, but the entire obligation has been classified as current.

Year ending December 31:
  2002......................................................   $     2.9
  2003......................................................         2.4
  2004......................................................       418.3
  2005......................................................     4,439.2
  2006......................................................     1,449.1
  Thereafter................................................     8,339.0
                                                               ---------
  Total debt repayments                                        $14,650.9
  Less: current portion                                        (14,650.9)
                                                               ---------
                                                               $      --
                                                               =========

10.  DERIVATIVE FINANCIAL INSTRUMENTS

     Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS Nos. 137 and 138. The new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in the results of operations or in other comprehensive income (loss), depending on whether a derivative is designated as a fair value or cash flow hedge. The ineffective portion of all hedges is recognized in the results of operations. Beginning in October 1, 2001, the Company has recorded the change in the fair value of derivatives related to changes in time value each period in other comprehensive income for certain qualifying cash flow hedges.

     On January 1, 2001, the Company recorded all of its outstanding derivative instruments at their fair value. The outstanding derivative instruments were comprised of cross currency swaps to hedge exposure to movements in the British pound/U.S. dollar exchange rate, and a number of zero cost collars to hedge exposure to floating interest rates on certain of its debt. The aggregate fair value on January 1, 2001 was a liability of $2.2 million, which was recorded as other comprehensive loss. In 2001, the Company entered into cross currency swaps to hedge exposure to movements in the Euro/British pound exchange rate. In the year

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES ended December 31, 2001, the Company recorded other comprehensive loss of $1.4 million as a result of changes in the fair values. The aggregate fair value at December 31, 2001 was a net liability of $3.6 million.

     In September 2001, the Company entered into a British pound forward foreign exchange agreement, consisting of twenty-six accumulating forward contracts, to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies. As of December 31, 2001, the fair value of this instrument was a liability of $0.3 million.

11.  NON-CASH COMPENSATION

     In July 2001, the Compensation and Option Committee of the Board of Directors (the "Compensation Committee") approved modifications to certain stock options. The latest possible expiration date of options to purchase an aggregate of approximately 4.7 million shares of NTL Incorporated's common stock with exercise prices from $.17 to $14.76 per share was extended from July 30, 2001 to October 2004, as applicable, to January 30, 2006. The Company recognized non-cash compensation expense of $30.6 million based on the excess of the quoted market price of NTL Incorporated's common stock on the date of the modification of $12.05 per share over the exercise price per share.

     In September 2000, the Board of Directors approved modifications to certain stock options granted to employees in November 1999 through May 2000. Options to purchase an aggregate of approximately 16.5 million shares of NTL Incorporated's common stock with a weighted average exercise price of $64.39 per share were modified such that the exercise price was reduced to $44.50 per share and the vesting schedule was delayed and/or lengthened. The Company is accounting for these options as a variable plan beginning in September 2000. The Company will recognize non-cash compensation expense for the excess of the quoted market price of NTL Incorporated's common stock over the exercise price of the vested options while the options remain outstanding. In September 2000, the Company recognized non-cash compensation expense of $2.2 million related to this plan.

     The Compensation Committee has taken the actions described above to continue to provide the appropriate performance incentives to those affected.

12.  OTHER CHARGES INCLUDING RESTRUCTURING CHARGES

     Other charges of $297.9 million in 2001 include restructuring charges of $202.8 million and costs of $95.1 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $92.7 million in 2000 include restructuring charges of $65.9 million and costs of $26.8 million incurred primarily to integrate the acquired companies, mostly related to information technology integration, as well as costs incurred for business rationalization consulting. Other charges of $16.2 million in 1999 were incurred for the cancellation of certain contracts.

     Restructuring charges of $202.8 million and $65.9 million for the years ended December 31, 2001 and 2000, respectively, relate to the Company's announcements in the fourth quarter of 2001 and in November 2000 that it was taking additional actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. An aggregate of $57.9 million of the 2001 reorganization costs are for the write-off of equipment and other assets that are not in use and will not require any future cash outlays. The employee severance and related costs in 2000 were for approximately 2,300 employees to be terminated, approximately 550 of whom are still employed by the Company as of December 31, 2001. These costs in 2001 are for approximately 5,200 employees to be terminated, of which approximately 2,900 employees are still employed by the Company as of December 31, 2001.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     The following table summarizes the restructuring charges incurred and utilized in 2000 and 2001:

                                       EMPLOYEE
                                       SEVERANCE    LEASE
                                      AND RELATED   EXIT      AGREEMENT     FIXED
                                         COSTS      COSTS   MODIFICATIONS   ASSETS   TOTAL
                                      -----------   -----   -------------   ------   ------
                                                          (IN MILLIONS)
Charged to expense..................    $ 47.9      $18.0       $  --       $   --   $ 65.9
Utilized............................        --         --          --           --       --
                                        ------      -----       -----       ------   ------
Balance, December 31, 2000..........      47.9       18.0          --           --     65.9
2000 provision utilized.............     (41.3)      (9.6)         --           --    (50.9)
2000 provision released.............      (6.6)      (7.3)         --           --    (13.9)
Charged to expense..................      89.7       41.4        27.7         57.9    216.7
2001 provision utilized.............     (26.2)        --          --        (57.9)   (84.1)
                                        ------      -----       -----       ------   ------
Balance, December 31, 2001..........    $ 63.5      $42.5       $27.7       $   --   $133.7
                                        ======      =====       =====       ======   ======

13.  INCOME TAXES

     The expense (benefit) for income taxes consists of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             2001      2000     1999
                                                            -------   ------   ------
                                                                  (IN MILLIONS)
Current:
  Federal.................................................  $   1.2   $   --   $  1.0
  Foreign.................................................      0.5      0.9       --
                                                            -------   ------   ------
Total current.............................................      1.7      0.9      1.0
                                                            -------   ------   ------
Deferred:
  Foreign.................................................  $ 116.4   $(80.8)  $(30.9)
                                                            -------   ------   ------
Total deferred............................................    116.4    (80.8)   (30.9)
                                                            -------   ------   ------
                                                            $ 118.1   $(79.9)  $(29.9)
                                                            =======   ======   ======

     The Company's tax expense relates primarily to an increase in the deferred tax liability attributable to separate company profits of a foreign subsidiary offset to some extent by a decrease in net deferred tax liabilities attributable to operating losses of other foreign subsidiaries. The increase in deferred tax liabilities includes an adjustment related to 1997 through 2000 of approximately $116.1 million that is primarily attributable to additional tax depreciation being claimed during 2001 on original and amended income tax returns.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax liabilities and assets are as follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                  (IN MILLIONS)
Deferred tax liabilities:
  Intangibles...............................................  $    34.5   $    58.0
  Depreciation and amortization.............................      354.2       591.9
                                                              ---------   ---------
Total deferred tax liabilities..............................      388.7       649.9
Deferred tax assets:
  Net operating losses......................................    1,932.9     1,491.9
  Net deferred interest expense.............................      239.9       198.6
  Depreciation and amortization.............................      401.5       378.0
  Inventory.................................................       15.9        18.5
  Purchase accounting liabilities...........................       16.5       158.5
  Other.....................................................       51.9        32.4
                                                              ---------   ---------
Total deferred tax assets...................................    2,658.6     2,277.9
Valuation allowance for deferred tax assets.................   (2,383.7)   (1,623.1)
                                                              ---------   ---------
Net deferred tax assets.....................................      274.9       654.8
                                                              ---------   ---------
Net deferred tax (assets) liabilities.......................  $   113.8   $    (4.9)
                                                              =========   =========

     At December 31, 2001, the Company had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future. At December 31, 2001, the valuation allowance includes approximately $475.0 million, which, if realized, would be accounted for as a reduction to goodwill or an increase in additional paid-in capital.

     At December 31, 2001, the Company had net operating loss carryforwards of approximately $1,000.0 million for U.S. federal income tax purposes that expire in varying amounts commencing in 2009. This excludes net operating loss carryforwards of companies that are resident in both the U.S. and the United Kingdom. The Company also has United Kingdom net operating loss carryforwards of approximately $5,215.0 million that have no expiration date. Pursuant to United Kingdom law, these losses are only available to offset income of the separate entity that generated the loss. A portion of the United Kingdom net operating loss carryforward relates to dual resident companies, of which the U.S. net operating loss carryforward amount is approximately $1,100.0 million.

     As discussed in Note 1, the Company needs to restructure its outstanding debt during 2002. A restructuring of the Company's debt can be expected to give rise to cancellation of indebtedness ("COD"), which if it occurs in the course of a proceeding pursuant to Chapter 11 of the U.S. Bankruptcy Code, would be non-taxable. If the COD is non-taxable, the Company will be required to reduce its U.S. net operating loss carryforwards and other attributes such as tax basis in assets by an amount equal to the non-recognized COD. Therefore, it is likely that as a result of the successful completion of the proposed plan of recapitalization, the Company will have no U.S. net operating loss carryforwards.

     In 2000, the Internal Revenue Service completed its federal income tax audit of the Company for the years 1993, 1994 and 1995. The audit resulted in a reduction in U.S. net operating loss carryforwards that had no material impact on the Company. The Company is currently undergoing a U.S. federal income tax audit

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES for the years 1996, 1997 and 1998. The Company does not expect that the audit adjustments will have a material adverse effect on its financial position, results of operations or cash flows.

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                         -----------------------------
                                                           2001       2000      1999
                                                         ---------   -------   -------
                                                                 (IN MILLIONS)
(Benefit) at federal statutory rate (35%)..............  $(4,101.6)  $(863.8)  $(261.0)
Add:
  Non-deductible asset impairments.....................    2,856.6        --        --
  Foreign losses with no benefit.......................      809.7     568.6     106.9
  U.S. losses with no benefit..........................      436.6     215.3     124.2
  Prior year accelerated depreciation..................      116.3        --        --
  State and local income tax, net of federal benefit...        0.5        --        --
                                                         ---------   -------   -------
                                                         $   118.1   $ (79.9)  $ (29.9)
                                                         =========   =======   =======

14.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

     Long-term debt: The carrying amounts of the bank credit facilities and the senior secured financing approximate their fair values. The fair values of the Company's other debt in the following table are based on the quoted market prices.

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                DECEMBER 31, 2001       DECEMBER 31, 2000
                                              ---------------------   ---------------------
                                              CARRYING                CARRYING
                                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              --------   ----------   --------   ----------
                                                              (IN MILLIONS)
Cash and cash equivalents...................  $  251.1    $  251.1    $  423.5    $  423.5
Long-term debt:
  12 3/4% Notes.............................     277.8        91.7       277.8       255.6
  11 1/2% Notes.............................   1,050.0       336.0     1,040.5       913.5
  10% Notes.................................     400.0       120.0       400.0       348.0
  9 1/2% Sterling Senior Notes..............     181.4        60.1       186.5       154.2
  10 3/4% Sterling Notes....................     382.3       124.3       353.6       242.3
  9 3/4% Notes..............................   1,153.8       338.0     1,048.5       715.0
  9 3/4% Sterling Notes.....................     385.9       124.8       360.8       214.7
  11 1/2% Notes.............................     625.0       200.0       625.0       556.3
  12 3/8% Notes.............................     364.9       108.0       323.6       252.0
  7% Convertible Notes......................     489.8        53.9       599.3       470.5
  9 1/4% Euro Notes.........................     222.5        74.6       234.7       207.7
  9 7/8% Euro Notes.........................     311.5       104.4       328.6       269.4

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                DECEMBER 31, 2001       DECEMBER 31, 2000
                                              ---------------------   ---------------------
                                              CARRYING                CARRYING
                                               AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                              --------   ----------   --------   ----------
                                                              (IN MILLIONS)
  11 1/2% Euro Deferred Notes...............     135.6        44.9       127.9        99.6
  11 7/8% Senior Notes......................     490.7       160.0       489.6       445.0
  12 3/8% Senior Euro Notes.................     267.8        90.8          --          --
  6 3/4% Convertible Senior Notes...........   1,150.0       353.6          --          --
  Credit Agreement..........................   3,759.1     3,759.1     3,405.6     3,405.6
  Working Capital Agreement.................     145.4       145.4          --          --
  Senior Secured Financing..................     290.9       290.9          --          --
  11.2% Debentures..........................     517.3       367.3       517.3       439.7
  13 1/4% Notes.............................     285.1        77.0       285.1       270.8
  11 3/4% Notes.............................     531.0       132.8       531.0       467.3
  10 3/4% Notes.............................     415.1       100.9       373.9       281.7
  10% Sterling Notes........................     196.3       143.4       201.9       161.5
  9 1/8% Notes..............................     110.0        71.5       110.0        89.7

15.  RELATED PARTY TRANSACTIONS

     In 1999, the Company provided management, financial, legal and technical services to Cellular Communications International, Inc. ("CCII") and Cellular Communications of Puerto Rico, Inc. ("CCPR"). Certain officers and directors of the Company were officers and directors of CCII and CCPR.

     In the fourth quarter of 1999, CoreComm Limited ("CoreComm") (which was formed in 1998 and has certain common officers and directors with the Company) began charging the Company a percentage of its office rent and supplies expense in respect of certain facilities which were shared with the Company. In 1999, the Company charged CCPR, CCII and CoreComm $0.1 million, $0.4 million and $1.3 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm's charges to the Company. Charges to CCPR and to CCII ceased in 1999 due to each of them being acquired and the resulting termination of services. In 2001 and 2000, the Company charged CoreComm $0.3 million and $0.9 million, respectively, for direct costs where identifiable and a fixed percentage of its corporate overhead, net of CoreComm's charges to the Company. These charges reduced corporate expenses in 2001, 2000 and 1999. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management of the Company, the allocation methods are reasonable.

     The Company obtains billing and software development services from CoreComm. CoreComm billed the Company $3.4 million, $5.9 million and $4.6 million in 2001, 2000 and 1999, respectively, for these services.

     In March 2000, the Company and CoreComm announced that they had entered into an agreement to link their networks in order to create an international Internet backbone that commenced operations in February 2001. The Company incurred costs of $0.3 million for network usage in the year ended December 31, 2001.

     On April 12, 2001, NTL Incorporated purchased $15.0 million of an unsecured convertible note from CoreComm Limited and received warrants to purchase 770,000 shares of CoreComm common stock at an exercise price of $.01 per share that expire in April 2011. In addition, concurrently with the note purchase and without additional compensation, NTL Incorporated entered into a network and software agreement with CoreComm. Under the agreement, CoreComm will provide U.S. network access for Internet traffic from NTL Incorporated's U.K. customers for three years, as well as a royalty free license to use certain billing and

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES provisioning software and know-how. Interest on the notes is at 10.75% per annum, payable semiannually beginning on October 15, 2001. The interest is payable in kind by the issuance of additional notes in such principal amount equal to the interest payment that is then due. The notes are convertible into CoreComm common stock prior to maturity at a conversion price of $1.00 per share, subject to adjustment. Additional notes issued for interest will have an initial conversion price equal to 120% of the weighted average closing price of CoreComm common stock for a specified period. The Company and CoreComm have agreed to certain modifications to the conversion feature in connection with CoreComm's recapitalization in December 2001.

     In 2001, the Company and CoreComm entered into a license agreement whereby the Company was granted an exclusive, irrevocable, perpetual license to certain billing software developed by CoreComm for telephony rating, digital television events rating, fraud management and other tasks. The sales price was cash of $9.8 million for the development costs expended by CoreComm plus a fixed amount of $3.0 million representing the one-time perpetual license fee. The billing software was being used by the Company at the time of this agreement, and was being maintained and modified by CoreComm under an ongoing software maintenance and development outsourcing arrangement between the companies.

     On September 28, 2001, the Company loaned NTL Incorporated $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001.

     At December 31, 2001 and 2000, the Company had a receivable from CoreComm of $1.1 million and a payable to CoreComm of $17.1 million, respectively. The 2000 payable balance primarily related to services and other charges billed in advance in October and November 2000 of $15.8 million.

16.  SHAREHOLDER'S EQUITY

SALES OF PREFERRED STOCK AND WARRANTS

     In January 1999, the Company received $500.0 million in cash from Microsoft Corp. ("Microsoft") in exchange for 500,000 shares of the Company's 5.25% Convertible Preferred Stock and warrants to purchase 1.9 million shares of the Company's common stock at an exercise price of $53.76 per share (as adjusted for stock splits in 1999 and 2000).

SERIES PREFERRED STOCK

     In February 1997, the Company issued 100,000 shares of its 13% Senior Redeemable Exchangeable Preferred Stock.

     In September 1998, the Company issued 125,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series A (the "Series A Preferred Stock") in connection with an acquisition. Each share of Series A Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

     In December 1998, the Company issued 52,000 shares of 9.9% Non-voting Mandatorily Redeemable Preferred Stock, Series B (the "Series B Preferred Stock") in connection with an acquisition. Each share of Series B Preferred Stock had a stated value of $1,000. Cumulative dividends accrued at 9.9% of the stated value per share. Dividends were payable when and if declared by the Board of Directors.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     The changes in the number of shares of Series Preferred Stock were as follows:

                                                           9.9%       9.9%
                                                13%      SERIES A   SERIES B    5.25%
                                              --------   --------   --------   --------
Balance, December 31, 1997..................   110,000         --        --          --
Issued for acquisitions.....................        --    125,000    52,000          --
Issued for dividends........................    15,000         --        --          --
                                              --------   --------   -------    --------
Balance, December 31, 1998..................   125,000    125,000    52,000          --
Issued for cash.............................        --         --        --     500,000
Issued for dividends........................     3,000         --        --       4,000
Corporate restructuring.....................  (128,000)  (125,000)  (52,000)   (504,000)
                                              --------   --------   -------    --------
Balance, December 31, 2001, 2000 and 1999...        --         --        --          --
                                              ========   ========   =======    ========

STOCK OPTIONS

     The Company's employees participate in the following NTL Incorporated stock option plans.

     There are 3,848,000 shares and 10,396,000 shares of common stock reserved for issuance under the 1991 Stock Option Plan and the 1993 Stock Option Plan, respectively. These plans provide that incentive stock options ("ISOs") be granted at the fair market value of NTL Incorporated's common stock on the date of grant, and nonqualified stock options ("NQSOs") be granted at not less than 85% of the fair market value of NTL Incorporated's common stock on the date of grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

     There are 156,000 shares and 500,000 shares of common stock reserved for issuance under 1991 and 1993 Non-Employee Director Stock Option Plans, respectively. Under the terms of these plans, options will be granted to members of the Board of Directors who are not employees of the Company or any of its affiliates. These plans provide that all options be granted at the fair market value of NTL Incorporated's common stock on the date of grant, and options will expire ten years after the date of the grant. Options are exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each subsequent anniversary of the grant date while the optionee remains a director of the Company. Options will expire ten years after the date of the grant. No additional options will be granted under these plans.

     There are 83,438,000 shares of common stock reserved for issuance under the 1998 Non-Qualified Stock Option Plan, and there are 19,684,000 shares available for issuance at December 31, 2000. The exercise price of a NQSO shall be determined by the Compensation and Option Committee. Options are generally exercisable ratably over five to ten years while the optionee remains an employee of the Company. Options will expire ten years after the date of the grant.

     There were 13.7 million, 34.8 million and 6.4 million options granted under these plans for the years ended December 31, 2001, 2000 and 1999, respectively.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for NTL Inc.'s employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rates of 4.47%, 5.30% and 6.81%, respectively, dividend yield of 0%, volatility factor of the

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES expected market price of NTL Incorporated common stock of .702, .385 and .336, respectively, and a weighted-average expected life of the option of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because NTL Incorporated stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying SFAS No. 123 on pro forma disclosures of net loss for the years ended December 31, 2001, 2000 and 1999 are not likely to be representative of the pro forma effects on net loss in future years. Following is the Company's pro forma information as if the Company and not NTL Incorporated had issued the stock options:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                         2001        2000       1999
                                                      ----------   ---------   -------
                                                               (IN MILLIONS)
Pro forma net (loss)................................  $(12,096.9)  $(2,636.7)  $(799.8)

17.  EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company operate defined benefit pension plans in the United Kingdom. The assets of the Plans are held separately from those of the Company and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the attained age method. The Company's policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the United Kingdom.

     At December 31, 2001, the projected benefit obligation of NTL Business' defined benefit pension plan exceeded the fair value of its plan assets by $3.0 million.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $201.8   $197.1
Service cost................................................     9.9     10.7
Interest cost...............................................    11.3     11.3
Actuarial (gains) losses....................................    (7.0)     0.2
Benefits paid...............................................    (6.3)    (5.7)
Foreign currency exchange rate changes......................    (9.4)   (11.8)
                                                              ------   ------
Benefit obligation at end of year...........................  $200.3   $201.8
                                                              ======   ======

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
                                                               (IN MILLIONS)
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............  $269.1   $278.4
Actual return on plan assets................................   (31.0)     2.0
Company contributions.......................................     8.0      8.6
Plan participants' contributions............................     3.0      3.4
Benefits paid...............................................    (6.3)    (5.7)
Foreign currency exchange rate changes......................   (13.6)   (17.6)
                                                              ------   ------
Fair value of plan assets at end of year....................  $229.2   $269.1
                                                              ======   ======
Funded status of the plan...................................  $ 28.9   $ 67.3
Unrecognized net actuarial gains............................   (12.4)   (62.0)
Unrecognized transition obligation..........................     5.0      6.8
                                                              ------   ------
Prepaid benefit cost........................................  $ 21.5   $ 12.1
                                                              ======   ======

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                            2001            2000
                                                        -------------   -------------
Actuarial assumptions:
  Weighted average discount rate......................          6.00%           6.00%
  Weighted average rate of compensation increase......  3.50% - 4.00%   3.50% - 4.25%
  Expected long-term rate of return on plan assets....  7.00% - 7.50%   7.50% - 7.75%

     The components of net pension costs are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              2001     2000     1999
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Service cost...............................................  $  9.9   $ 10.7   $ 12.0
Interest cost..............................................    11.3     11.3     12.0
Actual return on plan assets...............................    31.0     (2.0)   (43.1)
Net amortization and deferral..............................   (51.9)   (20.6)    26.8
                                                             ------   ------   ------
                                                             $  0.3   $ (0.6)  $  7.7
                                                             ======   ======   ======

18.  LEASES

     A summary of assets held under capital lease are as follows (in millions):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2000
                                                              ------   ------
Land, buildings and equipment...............................  $100.2   $ 95.8
Less: accumulated depreciation..............................   (28.5)   (22.2)
                                                              ------   ------
                                                              $ 71.7   $ 73.6
                                                              ======   ======

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     Future minimum annual payments at December 31, 2001 are as follows (in millions). The table reflects the Company's contractual obligations, but the entire obligation has been classified as current.

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
Year ending December 31:
2002........................................................  $   9.3    $ 82.9
2003........................................................      8.2      61.2
2004........................................................      7.3      43.5
2005........................................................      6.5      32.4
2006........................................................      6.2      31.2
Thereafter..................................................    155.2     225.7
                                                              -------    ------
Total minimum lease payments................................    192.7    $476.9
                                                                         ======
Less: amount representing interest..........................   (129.8)
                                                              -------
Present value of net minimum obligations....................     62.9
Less: current portion.......................................    (62.9)
                                                              -------
                                                              $    --
                                                              =======

     Leases for buildings, office space and equipment extend through 2031. Total rental expense for the years ended December 31, 2001, 2000 and 1999 under operating leases was $74.5 million, $46.2 million and $27.5 million, respectively.

19.  COMMITMENTS AND CONTINGENT LIABILITIES

     At December 31, 2001, the Company was committed to pay approximately $1,367.0 million for equipment and services, which includes approximately $1,061.0 million for certain operations and maintenance contracts through 2006.

     The Company had certain exclusive local delivery operator licenses for Northern Ireland and other franchise areas in the United Kingdom. Pursuant to these licenses, various subsidiaries of the Company were required to make monthly cash payments to the Independent Television Commission ("ITC") during the 15-year license terms. Upon a request by the Company in 1999, the ITC converted all of the Company's fee bearing exclusive licenses to non-exclusive licenses by the end of 1999. In 1999, the Company paid $30.1 million in connection with these licenses. Since the Company's liability for the license payments ceased upon the conversion, in 1999 the Company reversed an accrual for franchise fees of $13.6 million.

     The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

20.  INDUSTRY SEGMENTS

     The Company has four reportable segments: Broadcast Services, Consumer Services, Business Services and Shared Services. The Broadcast Services segment operates in the United Kingdom and includes digital and analog television and radio broadcasting, rental of antenna space on the Company's owned and leased towers and sites and associated services, and satellite and media services. Consumer Services include telephony, cable television, Internet access and interactive services in regional franchise areas in the United Kingdom and Ireland. The Business Services segment operates primarily in the United Kingdom and includes telephony, national and international wholesale carrier telecommunications, and radio communications

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES services to the emergency services community. Shared Services principally include network and information technology management, finance, human resources and facilities management. Shared Services also includes assets and related depreciation and amortization that are not allocated to another segment.

     The accounting policies of the segments are the same as those described in the Significant Accounting Policies note. The Company's management evaluates segment performance based on various financial and non-financial measurements. The Company's primary measure of profit or loss is EBITDA. The results of operations data utilized in financial measurements are revenues and EBITDA, which is earnings before interest, taxes, depreciation and amortization, franchise fees, non-cash compensation, other charges, corporate expenses, asset impairments, share of (losses) from equity investments, other (losses) gains, foreign currency transactions gains (losses) and extraordinary items. Certain selling, general and administrative expenses are allocated to segments based on revenues. Management does not allocate costs of shared services departments and jointly used assets for purposes of measuring segment performance. The reportable segments are strategic business units that are managed separately and offer different services.

                                           BROADCAST   CONSUMER    BUSINESS    SHARED      TOTAL
                                           ---------   ---------   --------   --------   ---------
                                                                (IN MILLIONS)
YEAR ENDED DECEMBER 31, 2001
Revenues.................................   $283.6     $ 2,069.2   $  836.8   $     --   $ 3,189.6
Depreciation and amortization............     76.0       1,840.5      587.9       35.9     2,540.3
EBITDA(1)................................    143.9         738.7      335.2     (565.7)      652.1
Expenditures for long-lived assets.......     75.3         823.9      171.9      577.3     1,648.4
Total assets(2)..........................    792.5       8,008.0    3,287.0      938.6    13,026.1
YEAR ENDED DECEMBER 31, 2000
Revenues.................................   $263.8     $ 1,518.2   $  702.2   $     --   $ 2,484.2
Depreciation and amortization............     53.2       1,443.6      184.2       19.7     1,700.7
EBITDA(1)................................    130.3         410.8      232.4     (481.6)      291.9
Expenditures for long-lived assets.......     70.0       1,088.5      724.6      276.1     2,159.2
Total assets(3)..........................    804.8      17,910.7    3,746.0      685.0    23,146.5
YEAR ENDED DECEMBER 31, 1999
Revenues.................................   $257.3     $   827.3   $  452.5   $     --   $ 1,537.1
Depreciation and amortization............     52.7         580.0      104.1       28.9       765.7
EBITDA(1)................................    140.4         245.0      106.6     (279.3)      212.7
Expenditures for long-lived assets.......     69.6         590.5      356.7      124.5     1,141.3
Total assets(4)..........................    698.4       6,646.5    1,319.1    1,069.0     9,733.0

---------------

(1) Represents earnings before interest, taxes, depreciation and amortization, franchise fees, non-cash compensation, other charges, corporate expenses, asset impairments, share of (losses) from equity investments, other (losses) gains, foreign currency transaction gains (losses) and extraordinary items.

(2) At December 31, 2001, shared assets included $189.8 million of cash and cash equivalents and $748.8 million in other assets.

(3) At December 31, 2000, shared assets included $355.0 million of cash and cash equivalents and $330.0 million of other assets.

(4) At December 31, 1999, shared assets included $828.6 million of cash, cash equivalents and marketable securities and $240.4 million in other assets.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

     The reconciliation of segment combined EBITDA to loss before income taxes and extraordinary item is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                         2001        2000       1999
                                                      ----------   ---------   -------
                                                               (IN MILLIONS)
Segment Combined EBITDA.............................  $    652.1   $   291.9   $ 212.7
(Add) Deduct:
  Franchise fees....................................          --          --      16.5
  Non-cash compensation.............................        30.6          --        --
  Other charges.....................................       297.9        92.7      16.2
  Corporate expenses................................        24.3        23.7      25.3
  Asset impairments.................................     8,161.6          --        --
  Depreciation and amortization.....................     2,540.3     1,700.7     765.7
  Interest income and other, net....................       (34.7)      (25.8)    (48.2)
  Interest expense..................................     1,240.8       886.3     678.1
  Shares of losses from equity investments..........        22.3        24.2      18.4
  Other losses (gains)..............................        88.5          --    (493.1)
  Foreign currency transaction (gains) losses.......        (0.6)       58.1     (22.8)
                                                      ----------   ---------   -------
                                                        12,371.0     2,759.9     956.1
                                                      ----------   ---------   -------
Loss before income taxes and extraordinary item.....  $(11,718.9)  $(2,468.0)  $(743.4)
                                                      ==========   =========   =======

21.  GEOGRAPHIC INFORMATION

                                        UNITED STATES   UNITED KINGDOM   IRELAND     TOTAL
                                        -------------   --------------   -------   ---------
                                                             (IN MILLIONS)
2001
Revenues..............................       $--          $ 3,127.3      $ 62.3    $ 3,189.6
Long-lived assets.....................     151.3           11,703.3       162.6     12,017.2
2000
Revenues..............................       $--          $ 2,423.0      $ 61.2    $ 2,484.2
Long-lived assets.....................       1.6           21,660.1       155.4     21,815.5
1999
---------------
Revenues..............................       $--          $ 1,505.9      $ 31.2    $ 1,537.1
Long-lived assets.....................       1.6            8,143.6       148.0      8,293.2

                            NTL COMMUNICATIONS CORP.
            SCHEDULE I-CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                  (IN MILLIONS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $    78.5   $   168.2
  Other.....................................................       12.9        10.5
                                                              ---------   ---------
Total current assets........................................       91.4       178.7

Office improvements and equipment, net of accumulated
  depreciation of $1.7 (2001) and $1.2 (2000)...............        1.2         1.6
Investments in and loans to affiliates, net.................    4,461.3    15,188.5
Deferred financing costs, net of accumulated amortization of
  $75.9 (2001) and $51.4 (2000).............................      154.1       136.6
Note receivable from NTL Incorporated.......................      150.0          --
                                                              ---------   ---------
Total assets................................................  $ 4,858.0   $15,505.4
                                                              =========   =========

     LIABILITIES AND SHAREHOLDER'S (DEFICIENCY) EQUITY
Current liabilities.........................................  $   8,037   $    96.8
Long-term debt..............................................         --     6,396.4

Shareholder's (deficiency) equity:
  Common stock..............................................         --          --
  Additional paid-in capital................................   13,917.7    13,746.7
  Accumulated other comprehensive (loss)....................     (904.5)     (379.3)
  (Deficit).................................................  (16,192.2)   (4,355.2)
                                                              ---------   ---------
                                                               (3,179.0)    9,012.2
                                                              ---------   ---------
Total liabilities and shareholder's (deficiency) equity.....  $ 4,858.0   $15,505.4
                                                              =========   =========

                            See accompanying notes.

                            NTL COMMUNICATIONS CORP.
   SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 2001        2000        1999
                                                              ----------   ---------   --------
                                                                        (IN MILLIONS)
COSTS AND EXPENSES
Corporate expenses..........................................  $     24.5   $    23.6   $   22.7
General and administrative expenses.........................         3.2         5.9         --
Asset impairments...........................................         1.0          --         --
Non-cash compensation.......................................        30.6          --         --
Depreciation and amortization...............................        25.0        19.7       18.3
                                                              ----------   ---------   --------
Operating (loss)............................................       (84.3)      (49.2)     (41.0)
OTHER INCOME (EXPENSE)
Interest income and other, net..............................        26.9        14.4      121.6
Interest expense............................................      (762.8)     (599.4)    (529.5)
Foreign currency transaction gains..........................        58.2        67.8       21.9
                                                              ----------   ---------   --------
(Loss) before income taxes, extraordinary item and equity in
  net (loss) of subsidiaries................................      (762.0)     (566.4)    (427.0)
Income tax expense..........................................          --          --       (1.0)
                                                              ----------   ---------   --------
(Loss) before extraordinary item and equity in net (loss) of
  subsidiaries..............................................      (762.0)     (566.4)    (428.0)
Loss from early extinguishment of debt......................          --          --       (3.0)
                                                              ----------   ---------   --------
(Loss) before equity in net (loss) of subsidiaries..........      (762.0)     (566.4)    (431.0)
Equity in net (loss) of subsidiaries........................   (11,075.0)   (1,821.7)    (285.5)
                                                              ----------   ---------   --------
Net (loss)..................................................  $(11,837.0)  $(2,388.1)  $ (716.5)
                                                              ==========   =========   ========

                            See accompanying notes.

                            NTL COMMUNICATIONS CORP.
   SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                 2001        2000        1999
                                                              ----------   ---------   --------
                                                                        (IN MILLIONS)
Net cash (used in) operating activities.....................  $   (399.0)  $  (293.8)  $ (118.3)

INVESTING ACTIVITIES
Purchase of office improvements and equipment...............        (0.1)       (0.5)      (0.9)
Purchase of marketable securities...........................        (9.9)         --     (354.5)
Proceeds from sales of marketable securities................        10.0         5.0      618.6
Loan to NTL Incorporated....................................      (150.0)         --         --
Increase in investments in and loans to affiliates..........      (956.8)   (5,953.2)  (1,164.8)
                                                              ----------   ---------   --------
Net cash (used in) investing activities.....................    (1,106.8)   (5,948.7)    (901.6)

FINANCING ACTIVITIES
Distribution to NTL (Delaware), Inc.........................       (10.6)         --     (500.0)
Contributions from NTL (Delaware), Inc......................        40.8     5,227.2      167.6
Proceeds from borrowings, net of financing costs............     1,385.9       476.3    1,846.0
Proceeds from issuance of preferred stock and warrants......          --          --      500.0
Principal payments..........................................          --       (73.7)    (730.3)
Proceeds from exercise of stock options and warrants........          --          --       12.1
Cash released from (placed in) escrow for debt repayment....          --        77.5      (87.0)
                                                              ----------   ---------   --------
Net cash provided by financing activities...................     1,416.1     5,707.3    1,208.4
                                                              ----------   ---------   --------
(Decrease) increase in cash and cash equivalents............       (89.7)     (535.2)     188.5
Cash and cash equivalents at beginning of year..............       168.2       703.4      514.9
                                                              ----------   ---------   --------
Cash and cash equivalents at end of year....................  $     78.5   $   168.2   $  703.4
                                                              ==========   =========   ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................  $    424.3   $   240.2   $  209.1
Income taxes paid...........................................          --         0.4         --

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
Accretion of dividends and discount on preferred stock......  $       --   $      --   $    8.6
Conversion of Convertible Notes, net of unamortized deferred
  financing costs...........................................       109.5          --      269.3
Contribution from NTL (Delaware), Inc.......................       110.2          --         --
Common stock and stock options issued for an acquisition....  $       --          --      978.0

                            See accompanying notes.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
   SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

1.  CORPORATE RESTRUCTURING

     On May 18, 2000, NTL Incorporated completed a corporate restructuring to create a holding company structure in connection with the acquisition of ConsumerCo. The holding company restructuring was accomplished through a merger so that all the stockholders of NTL Incorporated at the effective time of the merger became stockholders of the new holding company, and NTL Incorporated became a subsidiary of the new holding company. The new holding company has taken the name NTL Incorporated and the holding company's subsidiary simultaneously changed its name to NTL (Delaware), Inc. NTL Communications Corp. (the "Company") is a wholly-owned subsidiary of NTL (Delaware), Inc.

     On February 21, 2001, the Company completed a transaction whereby it acquired the entire issued share capital of NTL (CWC Holdings) Limited (the entity that owns ConsumerCo) from NTL Incorporated and the entire issued share capital of NTL Business Limited (formerly Workplace Technologies plc) from NTL (Delaware), Inc. in exchange for shares of its common stock. As a result of this transaction, ConsumerCo and NTL Business Limited became wholly-owned subsidiaries of the Company. The Company accounted for the transaction in a manner consistent with a transfer of entities under common control, which is similar to a "pooling of interests." Accordingly, the net assets and results of operations of ConsumerCo and NTL Business Limited have been included in the financial statements from their respective dates of acquisition.

2.  BASIS OF PRESENTATION

     In the Company's condensed financial statements, the Company's investment in subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries. The Company's share of net loss of its subsidiaries is included in net loss using the equity method of accounting. The condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

3.  LONG-TERM DEBT

     Long-term debt consists of:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       2001        2000
                                                                     ---------   ---------
                                                                         (IN MILLIONS)
12- 3/4% Senior Deferred Coupon Notes.......................   (a)   $   277.8   $   277.8
11- 1/2% Senior Deferred Coupon Notes.......................   (b)     1,050.0     1,040.5
10% Senior Notes............................................   (c)       400.0       400.0
9- 1/2% Senior Sterling Notes, less unamortized discount....   (d)       181.4       186.5
10- 3/4% Senior Deferred Coupon Sterling Notes..............   (e)       382.3       353.6
9- 3/4% Senior Deferred Coupon Notes........................   (f)     1,153.8     1,048.5
9- 3/4% Senior Deferred Coupon Sterling Notes...............   (g)       385.9       360.8
11- 1/2% Senior Notes.......................................   (h)       625.0       625.0
12- 3/8% Senior Deferred Coupon Notes.......................   (i)       364.9       323.6
7% Convertible Subordinated Notes...........................   (j)       489.8       599.3
9- 1/4% Senior Euro Notes...................................   (k)       222.5       234.7
9- 7/8% Senior Euro Notes...................................   (l)       311.5       328.6
11- 1/2% Senior Deferred Coupon Euro Notes..................   (m)       135.6       127.9
11- 7/8% Senior Notes, less unamortized discount............   (n)       490.7       489.6
12- 3/8% Senior Euro Notes, plus unamortized premium........   (o)       267.8          --
6- 3/4% Convertible Senior Notes............................   (p)     1,150.0          --
                                                                     ---------   ---------
                                                                       7,889.0     6,396.4
Less current portion........................................           7,889.0
                                                                     ---------   ---------
                                                                     $      --   $ 6,396.4
                                                                     =========   =========

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
   SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

3.  LONG-TERM DEBT (CONTINUED)

(a) 12- 3/4% Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from on October 15, 2000, redeemable at the Company's option on or after April 15, 2000;

(b) 11- 1/2% Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company's option on or after February 1, 2001;

(c) 10% Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;

(d) 9- 1/2% Sterling Notes due April 1, 2008, principal amount at maturity of L125.0 million ($181.8 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;

(e) 10- 3/4% Sterling Notes due April 1, 2008, principal amount at maturity of L300.0 million ($436.3 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(f) 9- 3/4% Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;

(g) 9- 3/4% Sterling Notes due April 15, 2009, principal amount at maturity of L330.0 million ($479.9 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;

(h) 11- 1/2% Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;

(i) 12- 3/8% Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;

(j) 7% Convertible Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of NTL Incorporated common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001 (there are approximately 12.5 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

(k) 9- 1/4% Euro Notes due November 15, 2006, principal amount at maturity of E250.0 million ($222.5 million), interest payable semiannually from May 15, 2000;

(l) 9- 7/8% Euro Notes due November 15, 2009, principal amount at maturity of E350.0 million ($311.5 million), interest payable semiannually from May 15, 2000, redeemable at the Company's option on or after November 15, 2004;

(m) 11- 1/2% Deferred Euro Notes due November 15, 2009, principal amount at maturity of E210.0 million ($186.9 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004 and;

(n) 11- 7/8% Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company's option on or after October 1, 2005;

(o) 12- 3/8% Senior Euro Notes due February 1, 2008, issued in January and February 2001, principal amount at maturity of E300.0 million ($267.0 million), interest payable semiannually from August 1, 2001;

(p) 6- 3/4% Convertible Senior Notes due May 15, 2008, issued in May 2001, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
   SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

3.  LONG-TERM DEBT (CONTINUED)

     NTL Incorporated common stock at a conversion price of $32.728 per share, redeemable at the Company's option on or after May 20, 2004 (there are approximately 35.1 million shares of NTL Incorporated common stock reserved for issuance upon conversion);

     The indentures governing the notes contain restrictions relating to, among other things: (i) incurrence of additional indebtedness and issuance of preferred stock, (ii) dividend and other payment restrictions and (iii) mergers, consolidations and sales of assets.

     During 2001, 2000 and 1999, the Company recognized $243.5 million, $334.3 million and $308.1 million, respectively, of original issue discount as interest expense.

     In connection with the Cablelink acquisition, the Company issued $704.6 million principal amount Senior Increasing Rate Notes due 2000. In November 1999, the Company received net proceeds of $720.7 million from the issuance of the 9- 1/4% Euro Notes, the 9- 7/8% Euro Notes and the 11- 1/2% Deferred Euro Notes, of which $716.5 million was used to repay the Senior Increasing Rate Notes plus accrued interest. The Company recorded an extraordinary loss from the early extinguishment of the notes of $3.0 million in 1999.

     Long-term debt repayments are due as follows (in millions). The table reflects the Company's contractual obligations, but the entire obligation has been classified as current.

Year ending December 31:
       2002.............................................    $     --
       2003.............................................          --
       2004.............................................          --
       2005.............................................       277.8
       2006.............................................     1,272.5
       Thereafter.......................................     6,778.2
                                                            --------
       Total debt repayments............................     8,328.5
       Less: current portion............................    (8,328.5)
                                                            --------
                                                            $     --
                                                            ========

4.  LEASES

     Leases for office space end in 2004. Total rental expense for the years ended December 31, 2001, 2000 and 1999 under operating leases was $1.8 million, $2.0 million and $1.2 million, respectively.

     Future minimum lease payments under noncancellable operating leases as of December 31, 2001 are (in millions): $77.7 (2002), $56.3 (2003), $39.7 (2004)
and $29.7 (2005).

5.  OTHER

     On September 28, 2001, the Company loaned NTL Incorporated $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per year beginning on October 31, 2001.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES
   SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT -- (CONTINUED)
                    NOTES TO CONDENSED FINANCIAL STATEMENTS

5.  OTHER (CONTINUED)

     No cash dividends were paid to the registrant by subsidiaries for the years ended December 31, 2001, 2000 and 1999.

                   NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

            COL. A                 COL. B               COL. C                    COL. D            COL. E
------------------------------  ------------   ------------------------   ----------------------   ---------
                                                      ADDITIONS
                                               ------------------------
                                                                (2)
                                                  (1)       CHARGED TO
                                 BALANCE AT    CHARGED TO      OTHER                                BALANCE
                                BEGINNING OF   COSTS AND    ACCOUNTS --   (DEDUCTIONS)/ADDITIONS    AT END
DESCRIPTION                        PERIOD       EXPENSES     DESCRIBE            DESCRIBE          OF PERIOD
-----------                     ------------   ----------   -----------   ----------------------   ---------
Year ended December 31, 2001
  Allowance for doubtful
     accounts.................     $135.2        $58.3          $--               $(67.4)(b)        $126.1
                                   ======        =====          ==                ======            ======
Year ended December 31, 2000
  Allowance for doubtful
     accounts.................     $ 84.9        $98.5          $--               $(48.2)(c)        $135.2
                                   ======        =====          ==                ======            ======
Year ended December 31, 1999
  Allowance for doubtful
     accounts.................     $ 38.5        $45.7          $--               $  0.7(a)         $ 84.9
                                   ======        =====          ==                ======            ======

---------------

(a) Uncollectible accounts written-off, net of recoveries of $63.5 million and $3.9 million foreign currency translation adjustments.

(b) Uncollectible accounts written-off, net of recoveries of $91.6 million and $5.7 million foreign exchange currency translation adjustments, offset by $49.1 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

(c) Uncollectible accounts written-off, net of recoveries of $15.1 million and $1.1 million foreign currency exchange translation adjustments, offset by $16.9 million allowance for doubtful accounts as of acquisition dates of purchased subsidiaries.

                                 EXHIBIT F

                                     TO

     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES


                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                 FORM 10-Q

    /_/   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

               For the quarterly period ended March 31, 2002

                                     OR

   /_/    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                         Commission File No 0-22616

                          NTL COMMUNICATIONS CORP.
           (Exact name of registrant as specified in its charter)

            Delaware                                 52-1822078
            --------                                 ----------
 (State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)

       110 East 59th Street, New York, New York                   10022
       ----------------------------------------                   -----
       (Address of principal executive offices)                (Zip Code)

                               (212) 906-8440
            (Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                            Yes /_/   No  /_/

    The number of shares outstanding of the issuer's common stock as of March 31, 2002 was 13. The Registrant is an indirect wholly-owned subsidiary of NTL Incorporated and there is no market for the Registrant's common stock.





                             TABLE OF CONTENTS

                 NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                   INDEX


                                                                                          Page
PART I               FINANCIAL INFORMATION

Item 1.              Financial Statements

                     Condensed Consolidated Balance Sheets-
                     March 31, 2002 and December 31, 2001                                   2

                     Condensed Consolidated Statements of Operations-
                     Three months ended March 31, 2002 and 2001                             4

                     Condensed Consolidated Statement of Shareholder's (Deficiency)-
                     Three months ended March 31, 2002                                      5

                     Condensed Consolidated Statements of Cash Flows-
                     Three months ended March 31, 2002 and 2001                             7

                     Notes to Condensed Consolidated Financial Statements                   8

Item 2.              Management's Discussion and Analysis of Results of
                     Operations and Financial Condition                                    20

Item 3.              Quantitative and Qualitative Disclosures about Market Risk            32

Risk Factors                                                                               34

PART II              OTHER INFORMATION

Item 3.              Defaults Upon Senior Securities                                       38

Item 6.              Exhibits and Reports on Form 8-K                                      40

SIGNATURES                                                                                 41



PART I.  FINANCIAL INFORMATIONS

ITEM 1.   FINANCIAL STATEMENTS

                 NTL Communications Corp. and Subsidiaries
                   Condensed Consolidated Balance Sheets
                           (dollars in millions)

                                                        March 31,    December 31,
                                                          2002           2001
                                                      ------------   ----------
                                                       (unaudited)    (see note)

Assets
Current assets:
                Cash and cash equivalents              $     393.3   $     251.1
                Marketable securities                          2.0             -
                Accounts receivable-trade, less
                allowance for doubtful accounts
                of $112.8 (2002) and $126.1 (2001)           462.7         516.2
                Due from affiliates                           13.4           6.9
                Other                                        255.0         238.8
                                                       -----------   -----------
Total current assets                                       1,126.4       1,013.0
Fixed assets, net                                         10,464.4      10,840.3
Intangible assets, net                                       749.9         767.3
Investments in and loans to affiliates, net                    9.0           4.6
Other assets, net of accumulated
amortization of $136.5 (2002) and $125.0(2001)               249.8         255.2
Loan to NTL Incorporated                                     150.0         150.0
                                                       -----------   -----------
Total assets                                           $  12,749.5   $  13,030.4
                                                       ===========   ===========





                 NTL Communications Corp. and Subsidiaries
              Condensed Consolidated Balance Sheets-continued
                           (dollars in millions)

                                                             March 31,    December 31,
                                                               2002           2001
                                                          ------------- ----------
                                                            (unaudited)    (see note)

 Liabilities and shareholder's (deficiency) Current
 liabilities:
                 Accounts payable                         $      418.4    $      390.5
                 Accrued expenses and other                      681.0           840.3
                 Accrued construction costs                       82.4           107.8
                 Interest payable                                311.3           252.0
                 Deferred revenue                                277.4           290.2
                 Current portion of long-term
                 debt                                         14,585.6        14,205.9
                                                          ------------    ------------
 Total current liabilities                                    16,356.1        16,086.7
 Long-term debt                                                      -              -
 Other                                                             5.0             8.9
 Commitments and contingent liabilities
   Deferred income taxes                                         100.2           113.8
 Shareholder's (deficiency):
                 Common stock-$.01 par value;
                 authorized 100 shares;
                 issued and outstanding 13
                 (2002) and 13 (2001) shares                         -              -
                 Additional paid-in capital                   13,921.4        13,917.7
                 Accumulated other
                 comprehensive (loss)                           (981.1)         (904.5)
                 (Deficit)                                   (16,652.1)      (16,192.2)
                                                          ------------    ------------
                                                              (3,711.8)       (3,179.0)
                                                          ------------    ------------
 Total liabilities and shareholder's
 (deficiency)                                             $   12,749.5    $   13,030.4
                                                          ============    ============

Note: The balance sheet at December 31, 2001 has been derived from the audited financial statements at that date.

See accompanying notes.

                 NTL Communications Corp. and Subsidiaries
              Condensed Consolidated Statements of Operations
                                (Unaudited)
                               (in millions)

                                                                  Three Months Ended
                                                                       March 31,
                                                                   2002        2001

Revenues
Consumer telecommunications and television                       $  504.7   $    502.2
Business telecommunications                                         214.7        200.2
Broadcast transmission and other                                     73.5         68.1
                                                                 --------   ----------
                                                                    792.9        770.5
Costs and expenses
Operating expenses                                                  380.9        397.6
Selling, general and administrative expenses                        185.3        268.6
Recapitalization expense                                             32.1            -
Other charges                                                         1.6          7.4
Corporate expenses                                                    6.7          4.1
Depreciation and amortization                                       337.4        623.7
                                                                 --------   ----------
                                                                    944.0      1,301.4
Operating (loss)                                                   (151.1)      (530.9)
Other income (expense)
Interest income and other, net                                        9.4         10.2
Interest expense                                                   (324.8)      (308.0)
Share of income (losses) from equity investments                      0.3         (2.6)
Foreign currency transaction (losses)                                (5.0)        (5.7)
                                                                 --------   ----------
(Loss) before income taxes                                         (471.2)      (837.0)
Income tax benefit                                                   11.3          1.2
                                                                 --------   ----------
Net (loss)                                                       $ (459.9)  $   (835.8)
                                                                 ========   ==========

See accompanying notes.

                 NTL Communications Corp. and Subsidiaries
       Condensed Consolidated Statement of Shareholder's (Deficiency)
                                (Unaudited)
                           (dollars in millions)


                                                   Common Stock
                                                  $.01 Par Value
                                                 Shares     Par

      Balance, December 31, 2001                    13         $--
      Contribution from NTL(Delaware), Inc.
      Comprehensive loss: Net loss for the
      three months ended March 31, 2002
      Currency translation adjustment
      Unrealized net gains on derivatives
      Total
      Balance, March 31, 2002                       13         $--
                                                   ===         ===

                 NTL Communications Corp. and Subsidiaries
       Condensed Consolidated Statement of Shareholder's (Deficiency)
                          (Unaudited) - continued
                           (dollars in millions)


                                                                    Accumulated Other
                                                                      Comprehensive
                                                                          (Loss)
                                                                          ------
                                                                              Unrealized
                                    Additional                     Foreign        Net
                                      Paid-In    Comprehensive    Currency     Losses on
                                      Capital        Loss        Translation  Derivatives   (Deficit)
                                    ----------   -------------   -----------  -----------   ---------

Balance, December 31, 2001          $ 13,917.7                     $ (900.9)     $(3.6)    $(16,192.2)
Contribution from NTL(Delaware),
Inc.                                       3.7
Comprehensive loss:
Net loss for the three
months ended March 31, 2002                         $(459.9)                                   (459.9)
Currency translation adjustment                       (77.0)          (77.0)
Unrealized net gains on derivatives                     0.4                        0.4
                                                    -------
                Total                               $(536.5)
                                    ----------      -------        --------      -----
Balance, March 31, 2002             $ 13,921.4                     $ (977.9)     $(3.2)    $(16,652.1)
                                    ==========                     ========      ======     ==========

See accompanying notes.

                 NTL Communications Corp. and Subsidiaries
              Condensed Consolidated Statements of Cash Flows
                                (Unaudited)
                               (in millions)


                                                                      Three Months Ended
                                                                           March 31,
                                                                       2002        2001
                                                                       ----        ----

Net cash (used in) operating activities                              $  (67.3)   $ (160.3)
Investing activities
Purchase of fixed assets                                               (214.5)     (542.0)
Investments in and loans to affiliates                                   (3.7)       (8.4)
Increase in other assets                                                    -        (0.4)
Purchase of marketable securities                                        (2.0)          -
                                                                     --------    --------
Net cash (used in) investing activities                                (220.2)     (550.8)
Financing activities
Contribution from NTL (Delaware), Inc.                                    3.7         7.0
Proceeds from borrowings, net of financing costs                        430.4       596.7
Principal payments                                                       (0.9)      (22.1)
                                                                     --------    --------
Net cash provided by financing activities                               433.2       581.6
Effect of exchange rate changes on cash                                  (3.5)      (10.1)
                                                                     --------    --------
Increase (decrease) in cash and cash equivalents                        142.2      (139.6)
Cash and cash equivalents at beginning of year                          251.1       423.5
                                                                     --------    --------
Cash and cash equivalents at end of year                             $  393.3    $  283.9
                                                                     ========    ========
Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive
of amounts capitalized                                               $  187.1    $  164.4
Supplemental schedule of non-cash financing activities
Contribution from NTL (Delaware), Inc.                               $      -    $  198.1
Conversion of Convertible Notes                                             -       109.5

See accompanying notes.

                 NTL Communications Corp. and Subsidiaries
            Notes to Condensed Consolidated Financial Statements

Note A - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in NTL Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 2001.

As indicated below, substantial doubt exists about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability of assets or classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Certain prior period amounts have been reclassified to conform to the current presentation.

Note B -- Recapitalization Process and Ability to Continue Operations

On May 8, 2002, NTL Incorporated ("NTL Incorporated" and, together with its consolidated subsidiaries, "NTL"), NTL (Delaware), Inc., NTL Communications Corp. ("NTL Communications" and the "Company"), Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code (referred to as the proposed recapitalization plan). NTL's operating subsidiaries were not included in the Chapter 11 filing. Toward the end of 2001, while NTL continued to have sufficient liquidity to meet its near term obligations, it recognized the negative impact of the collapsing European and U.S. telecommunications markets on its ability to service its debt. Accordingly, NTL began to implement a strategy to preserve and maximize its enterprise value. This strategy included the implementation of cost-cutting measures and the commencement of discussions with certain third parties regarding strategic alternatives for NTL's business.

The Company historically incurred operating losses and negative operating cash flow. In addition, the Company has required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through amounts available under its credit facilities, issuances of high-yield debt securities in the capital markets and equity contributions from NTL Incorporated. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. NTL Incorporated's public equity is no longer trading on the New York Stock Exchange, and NTL's public debt securities are trading at or near all time lows. These factors, together with NTL's substantial leverage, means the Company does not currently have access to its historic sources of capital.

In addition, the Company's UK credit facilities are fully drawn. The revolving tranche of the Cablecom credit facility has been capped at its utilized amount of CHF 1,055.0 million although the availability may be increased with the consent of the requisite majority of the lenders under that facility. The term tranche of the Cablecom credit facility is fully drawn. The Company did not pay cash interest on certain series of its notes that was due on April 1, 2002, April 15, 2002 and May 15, 2002. NTL Incorporated and NTL (Delaware), a wholly-owned subsidiary of NTL Incorporated, also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

As of March 31, 2002, the Company had approximately $395.3 million in cash, cash equivalents and marketable securities on hand. The Company may require additional cash in the twelve months from April 1, 2002 to March 31, 2003. NTL Incorporated expects to obtain a DIP Facility (as described below) to meet the potential cash requirements of NTL Incorporated and its subsidiaries, excluding Cablecom. NTL Incorporated also expects that the DIP Facility will be replaced with an exit facility for NTL Communications and its subsidiaries upon the completion of the recapitalization process. The Company believes that cash, cash equivalents and marketable securities on hand at March 31, 2002 and the cash expected to be available from the DIP Facility and the exit facility will be sufficient for its and its subsidiaries cash requirements during the twelve months from April 1, 2002 to March 31, 2003.

Beginning in January 2002, NTL was contacted by an unofficial committee of bondholders regarding the commencement of a comprehensive and consensual restructuring process. NTL has been informed that the members of the unofficial steering committee of bondholders currently own, in the aggregate, more than 50% of the outstanding principal amount of NTL's notes. In connection with the restructuring process, the steering committee of the unofficial committee of bondholders retained advisors to facilitate the negotiations.

On January 31, 2002, NTL announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen NTL's balance sheet and reduce debt and put an appropriate capital structure in place for its business. Subsequently, NTL evaluated various recapitalization alternatives, and met with a number of strategic investors, to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations. Discussions with such strategic investors did not result in a proposal which NTL's board of directors believed was comparable or superior to the value provided to its stakeholders by the proposed plan of reorganization.

Liberty Media Corporation, one of such potential strategic investors, which is also a significant shareholder in Telewest plc, another British cable and telephone company, has discussed various transactions with NTL from time to time over the past several years. In March 2002, Liberty and NTL amended a previously existing confidentiality agreement between them to cover the restructuring process and to include a "standstill" agreement which prohibited various acquisitions of, or offers, for NTL debt or equity securities by Liberty and its subsidiaries until June 30, 2002.

On April 17, 2002, Liberty sent a proposal to NTL's board of directors, which proposed a cash tender offer for 30% of the outstanding bonds of NTL Communications Corp. at a "small premium" to the prevailing market price and an agreement to vote such acquired bonds in favor of the proposed plan of reorganization, as well as a "participation" with NTL in a cash infusion of up to $500 million into Cablecom. After consultation with NTL's board of directors and the steering committee of bondholders on April 18, 2002, NTL indicated to Liberty that it did not consider the Liberty proposal to be in the best interests of NTL and that the best course of action for NTL to maximize its enterprise value was to promptly consummate the proposed plan of reorganization. Subsequent to April 18, 2002, Liberty has continued discussions with NTL with respect to Cablecom.

Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, NTL commenced negotiations with the steering committee of the unofficial committee of bondholders and its legal and financial advisors. The negotiations continued during the latter part of March and throughout April 2002, and also included France Telecom. On April 16, 2002, NTL announced that it had reached a comprehensive agreement in principle with the committee (holding over 50% of the face value of NTL and its subsidiaries' public bonds) and France Telecom, a significant holder of the NTL Incorporated's preferred stock, on implementing a recapitalization plan. On May 2, 2002, a steering committee of the lending banks under NTL's credit facilities gave their approval in principle (on a non-legally binding basis) to the NTL's proposed plan of reorganization.

On June 21, 2002, the United States Trustee appointed an official creditors' committee, comprised of the three indenture trustees for the publicly traded debt of NTL and the ten members of the steering committee of bondholders. The members of the official creditors' committee are: The Bank of New York; Wilmington Trust Company; Wells Fargo Bank Minnesota, National Association; Angelo Gordon & Co. LP; Capital Research & Management Company; Franklin Mutual Advisors, LLC; Oaktree Capital Management LLC; Salomon Brothers Asset Management; Appaloosa Management, LP; Fidelity Management & Research Co.; Mackay Shields LLC; SAB Capital Management L.P.; and W.R. Huff Asset Management Co., LLC.

The recapitalization plan, if implemented, would result in the cancellation of all of NTL Incorporated's outstanding shares of common stock, preferred stock and redeemable preferred stock, and the cancellation of all of the publicly held notes of NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. and the transfer of the publicly held notes of Diamond Cable Communications Limited to NTL UK and Ireland. In addition, NTL would be discharged from its obligation to pay dividends accruing on the canceled preferred stock and interest accruing on the canceled notes.

To implement the proposed recapitalization, on May 8, 2002 NTL Incorporated, NTL (Delaware), the Company, Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. NTL's operating subsidiaries were not included in the Chapter 11 filing. The reorganization plan contemplates that the bank debt will remain in place as part of the recapitalization. On May 24, 2002, NTL and its debtor subsidiaries filed an amended joint reorganization plan and disclosure statement. The bankruptcy court has scheduled July 12, 2002 for a hearing to consider approval of the amended joint reorganization plan and disclosure statement. A copy of the Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries and the related Disclosure Statement are included as exhibits to NTL Incorporated's Current Report on Form 8-K filed on May 28, 2002.

The filing of the petitions seeking relief filed under Chapter 11 constituted an event of default under the indentures of each of the entities which filed such Chapter 11 petitions and amounts outstanding under these indentures became immediately due and payable. NTL's Chapter 11 petitions also constituted an event of default under NTL's UK credit facilities and the Cablecom credit facility, allowing the lenders thereunder to declare amounts outstanding to be immediately payable.

In connection with the proposed joint reorganization plan, certain members of the unofficial committee of bondholders have committed to provide up to $500 million of new debt financing to NTL and certain of its subsidiaries during the Chapter 11 process and for the post-recapitalized NTL, subject to bankruptcy court approval. The new financing will ensure that NTL's business operations have access to sufficient liquidity to continue ordinary operations. The bankruptcy court has set July 2, 2002 as the date to consider approval of the DIP Facility, which has been agreed in principle with NTL and the prospective lenders under the facility. Despite such agreement, however, GE Capital, the sole holder of the 5 3/4% Convertible Subordinated Notes due 2011, and Wilmington Trust Company, the trustee, have objected to the DIP Facility.

Recapitalization expense of $32.1 million in 2002 includes $8.8 million for employee retention related to substantially all of our UK employees and $23.3 million for financial advisor, legal, accounting and consulting costs. NTL expects to incur approximately $50.0 million in additional recapitalization costs until the process is completed.

Proposed Recapitalization Plan

Under the proposed recapitalization plan, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding substantially all of NTL's UK and Ireland assets, and one tentatively called NTL Euroco and holding substantially all of NTL's continental European and other assets.

Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), the Company and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland (excluding shares issuable in the rights offerings and upon the exercise of warrants (discussed below) and upon the exercise of options which will be granted to certain employees of NTL UK and Ireland). Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and the Company would in the aggregate receive (i) 100% of the preferred stock of NTL Euroco and (ii) a certain amount of cash as specified in the amended joint reorganization plan. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and the Company would in the aggregate receive 86.5% of the initial common stock of NTL Euroco (excluding shares issuable upon the exercise of options which will be granted to certain employees of NTL Euroco). Holders of senior notes of the Company would receive the value of a specified number of shares of common stock of NTL Euroco pursuant to the amended joint reorganization plan. Notes of the Company's subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC would remain outstanding and interest payments will be made.

Current preferred and common stockholders of NTL Incorporated, including France Telecom, would receive warrants to purchase common stock of NTL UK and Ireland and rights (to be priced at a $10.5 billion enterprise value of NTL UK and Ireland) entitling them to purchase common stock of NTL UK and Ireland. For each share of common stock purchased upon exercise of rights, the person exercising such rights will receive a warrant to purchase one share of common stock of NTL UK and Ireland. The rights will be exercisable, on an oversubscription basis, for the 20-business day period after the entry of the confirmation order, as such period may be extended, and the warrants will be exercisable for a period of eight years at an exercise price of $77.47 per share, subject to anti-dilution adjustments. If fully exercised, the rights and warrants would entitle the current preferred stockholders of NTL Incorporated to acquire approximately 23.6% and the current common stockholders of NTL Incorporated to acquire approximately 8.9% of NTL UK and Ireland's primary common stock on the effective date of the recapitalization. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), and the Company would have the right to purchase any shares of NTL UK and Ireland common stock and warrants not subscribed for in the rights offering by the preferred and common stockholders of NTL Incorporated. It is expected that the warrants will be listed or quoted on the same securities exchange or inter-dealer quotation system as the shares of common stock of the reorganized NTL.

Current preferred stockholders of NTL Incorporated, other than France Telecom would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that subject to consummation of the recapitalization, France Telecom would also receive NTL Incorporated's 27% interest in Noos, pursuant to a pledge of such interest to France Telecom given at the time of its acquisition by NTL.

During the recapitalization process, NTL has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that NTL's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with NTL. See also "Risk Factors" for a summary of risks related to NTL's business in general and the recapitalization process in particular.

Section 1129 of the United States Bankruptcy Code requires, among other things, a showing that confirmation of the proposed recapitalization plan will not be followed by liquidation or the need for further financial reorganization of NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited or Diamond Holdings Limited, and that the value of distributions to dissenting holders of claims and interests may not be less than the value such holders would receive in a liquidation under Chapter 7 of the United States Bankruptcy Code. Although NTL believes that the proposed recapitalization plan will meet these tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

The United States Bankruptcy Code also requires that a plan must provide the same treatment for each claim or interest in a particular class, unless a holder agrees to a less favorable treatment of its particular claim or interest. NTL believes that the proposed recapitalization plan complies with this requirement of the United States Bankruptcy Code. However, if a member of a class objects to its treatment, or if the Bankruptcy Court finds that the proposed recapitalization plan does not comply with the requirements of the United States Bankruptcy Code, confirmation of the plan could be delayed or prevented. In addition, each class of impaired claims and interests that will (or may) be entitled to receive property under the plan will have the opportunity to vote to accept or reject the plan. If an impaired class of claims or interests rejects the plan, NTL may request confirmation of the plan pursuant to the "cramdown" provisions of the United States Bankruptcy Code. Even if the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the plan.

Bank Waivers

Before NTL could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under its credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities. Such initial waivers did not permit NTL to make to any of its noteholders an exchange or similar offer for NTL's outstanding public notes or to enter into a legally binding agreement with the unofficial steering committee of bondholders, subject to some exceptions, without the consent of the lenders under the credit facilities. But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities.

Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extended the duration of the initial waivers to April 29, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom credit facility, unless the interest payments missed by NTL Communications Corp. on April 1, 2002 were remedied or a sufficient number of bondholders agreed to forbear in respect of such non-payment, in which case, the UK credit facilities waivers were to be extended to May 14, 2002. As a condition to the amendment to the initial waivers, the UK lenders required NTL Delaware to loan (pound)90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. This loan, which was made on April 5, 2002, is structurally senior to the outstanding public notes issued by the Company and contractually senior to intra-group debt owed by NTL (UK) Group, Inc. to NTL Communications Corp. but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and agreed, among other things, not to commence voluntary dissolution proceedings, including proceedings under Chapter 11 of the United States Bankruptcy Code, without the consent of these lenders.

As of the date of this Form 10-Q, there are no current waivers from NTL's secured lenders and NTL is therefore in default under its UK credit facilities and the Cablecom credit facility. In connection with the proposed recapitalization plan, it is intended that the existing events of default under the credit facilities will be cured by amendment with effect from the effective date of the recapitalization, if it is approved by creditors and the bankruptcy court. On May 2, 2002, a memorandum was executed by NTL, a steering committee of its lending banks and the unofficial committee of its public bondholders indicating the parties' agreement in principle (on a non-legally binding basis) to the terms of the proposed recapitalization and the terms on which the NTL's UK credit facilities should be amended and restated and with respect to certain matters relating to the sale of, or investment in, Cablecom.

Cablecom GmbH, an indirect wholly-owned subsidiary of NTL (Delaware), Inc., is the principal trading company of NTL's Swiss group. There were a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and six of its direct and indirect subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility, which entitled the lenders to accelerate repayment. Such an acceleration would have resulted in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009.

Under Swiss law, the board of directors of an overindebted company is generally obliged to notify a judge of overindebtedness so that the judge may either institute insolvency proceedings or postpone such adjudication and take appropriate measures to preserve the value of the assets. An overindebted company is not required to notify a judge only if the creditors of the overindebted entity subordinate their claims in the amount of the overindebtedness.

On April 30, 2002, Cablecom reached an agreement with the lenders under the Cablecom credit facility which, together with the implementation of an intra-group transaction, resolved its overindebtedness. The agreement included a waiver by the lenders of various additional covenant breaches under the credit facility. Temporary measures were put in place to ensure that Cablecom's overindebted subsidiaries were not required to institute insolvency proceedings. On June 28, 2002, the commercial registry in Switzerland confirmed the registration of the merger on July 26 and 27, 2002 of three subsidiaries of Cablecom into Cablecom or another member of the Cablecom group, which mergers resolved the problem of overindebtedness in respect of those three subsidiaries. With respect to the remaining three subsidiaries which were affected by the overindebtedness issue, subordination agreements were reached, precluding the need to notify the judge of the overindebtedness.

Interest Payments on Public Notes

NTL has substantial interest payment obligations under its existing indebtedness. The Company did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.2 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010.
The Company also did not make interest payments falling due on April 15, 2002, totaling $17.7 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments and payment of related fees falling due on April 15, 2002, totaling $2.5 million, in respect of their 5 3/4% Convertible Subordinated Notes due 2011. In addition, the Company did not make the scheduled interest payments due May 15, 2002 in the aggregate amount of $65.0 million, in respect of its 9 1/4% notes due 2006, 6 3/4% notes due 2008 and 9 7/8% notes due 2009.

Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

If the applicable issuer does not pay interest on these notes after a 30 day grace period expires there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after the 30 day grace period, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under most of NTL's other notes. Therefore, there was an event of default for failure to pay interest on May 1, 2002 under the indentures relating to the missed interest payments due April 1, 2002 and on May 16, 2002, under the indentures relating to the missed interest payments due April 15, 2002. As a result, cross defaults occurred under NTL's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under NTL's UK credit facilities and under the Cablecom credit facility. This gave holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable. As a result of the payment defaults as well as NTL's voluntary filing under Chapter 11 of the United States Bankruptcy Code on May 8, 2002, there is an event of default under all of NTL's credit facilities and the indentures governing all of NTL's publicly traded debt, other than debt of NTL Triangle. As a result of the Chapter 11 filings, all of NTL's publicly traded debt, other than the debt of NTL Triangle, became immediately due and payable, pursuant to the terms of the indentures governing such debt. The automatic stay of Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

Credit Rating Downgrades

On April 3, 2002, credit rating agency Standard & Poor's lowered the long-term corporate credit rating on some of NTL's public debt to D, citing NTL's failure to make a bond interest payment due on April 1, 2002.

Delisting of NTL Incorporated Common Stock

On March 28, 2002, the New York Stock Exchange ("NYSE") announced that it was suspending NTL Incorporated's common stock from trading on the NYSE. This determination was based upon, among other things, the selling price of NTL Incorporated's common stock, which closed at $0.20 on March 26, 2002. The continued listing standards of the NYSE, which were applicable to NTL Incorporated, required maintenance of a minimum share price of $1.00 over a 30 trading day period and average global market capitalization of $100 million over a 30 trading day period. NTL Incorporated's common stock fell below both of these continued listing standards. In addition, on May 9, 2002, Nasdaq Europe halted trading of NTL Incorporated's common stock pending receipt of information relating to the restructuring process because of the filing of NTL's Chapter 11 cases. NTL has complied with this information request, although there can be no assurance that Nasdaq Europe will (1) not make additional information requests, (2) remove the trading halt on shares of NTL Incorporated's common stock or (3) not delist shares of NTL Incorporated's common stock. NTL Incorporated's common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "NTLD".

Sale of NTL Australia

On April 2, 2002, NTL announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie
Communications Infrastructure Holding Pty Limited for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$581 million (US$306 million). At that time, the business' bank debt outstanding totaled A$227 million (US$120 million).

On April 5, 2002, NTL Delaware loaned (pound)90 million to NTL (UK) Group, Inc., which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to NTL's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and the proposed plan of reorganization anticipates that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against those companies.

Potential Sale of, or Outside Investment in, Cablecom

It has been agreed to engage UBS Warburg LLC by August 31, 2002 to advise in connection with an outside investment in, or sale of all or part of, Cablecom. As part of this process, NTL (Delaware), Inc. and certain of its subsidiaries have agreed to approve any such outside investment or sale, which is acceptable to the lenders under the Cablecom credit facility.

It has also been agreed that if such a sale of all or part of Cablecom is consummated on or before August 31, 2003, the lenders under the Cablecom credit facility will be entitled to receive additional interest equal to 20% of the net proceeds of such a sale after repayment of the amounts outstanding under the Cablecom credit facility and other expenses and taxes of the sale. There can be no assurance that any outside investment in, or sale of all or part of, Cablecom pursuant to the Cablecom credit facility will be on terms that are favorable to NTL and such investment or sale could have a material adverse effect on NTL's finances and business. In particular, in the current environment, NTL's shareholding in Cablecom may have little or no value, which may result in NTL receiving little or no consideration for its equity interest in Cablecom.

Further, if a third party makes an investment in Cablecom there can be no assurance that NTL will be able to maintain its ability to direct the management of Cablecom.

Uncertainty Related to Suppliers

The uncertainty over NTL's financial condition may adversely affect its relationships with its suppliers. If NTL's suppliers become increasingly concerned about its financial condition, they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect its results of operations, financial condition and cash flows.

Note C -- Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement superceded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

The  following  table shows the  Company's  net loss as adjusted  for the adoption of SFAS No. 142, had SFAS
No. 142 been in effect on January 1, 2001 (unaudited) (in millions).


                                                                             Three Months Ended March 31,
                                                                                2002              2001
                                                                         -----------------    -----------

                        Net (loss) - as reported                             $  (459.9)         $ (835.8)
                        Amortization of:
                                        Goodwill                                      -            288.3
                                        License acquisition costs                     -             18.8
                                        Other                                         -              2.5
                                                                             ----------         --------
                                                                                      -            309.6
                        Net (loss) - as adjusted                             $  (459.9)         $ (526.2)
                                                                             ==========         ========

Note D -- Fixed Assets

    Fixed assets consist of:


                                                                       March 31,    December 31,
                                                                         2002           2001
                                                                     ------------ ----------
                                                                             (unaudited)
                                                                            (in millions)

                                   Operating equipment               $  11,479.7    $  11,620.8
                                   Other equipment                         911.8          922.4
                                   Construction-in-progress              1,305.1        1,267.5
                                                                     -----------    -----------
                                                                        13,696.6       13,810.7
                                   Accumulated depreciation             (3,232.2)      (2,970.4)
                                                                     -----------    -----------
                                                                     $  10,464.4    $  10,840.3
                                                                     ===========    ===========

Depreciation expense (including amortization of assets held under capital leases) for the three months ended March 31, 2002 and 2001 was $322.5 million and $292.9 million, respectively.

Note E -- Intangible Assets

Intangible assets consist of:


                                                             March 31,    December 31,
                                                               2002           2001
                                                           ------------ ----------
                                                                   (unaudited)
                                                                  (in millions)
 Intangible assets not subject to
 amortization:
 Goodwill, net of accumulated amortization of
 $56.4 (2002) and $58.4 (2001)                               $  631.7       $  640.9
 License acquisition costs, net of
 accumulated amortization of $122.5 (2002)
 and $125.2 (2001)                                               55.2           54.7
 Intangible assets subject to amortization:
 Customer lists, net of accumulated
 amortization of $83.7 (2002) and $78.1
 (2001)                                                          56.3           64.8
 Other intangibles, net of accumulated
 amortization of $4.4 (2002) and $4.5 (2001)                      6.7            6.9
                                                             --------       --------
                                                             $  749.9       $  767.3
                                                             ========       ========

Amortization of intangibles and other assets charged to expense for the three months ended March 31, 2002 and 2001 was $14.9 million and $330.8 million, respectively.

Note F -- Long-Term Debt

Long-term debt consists of:


                                                             March 31,    December 31,
                                                               2002           2001
                                                           ------------   ------------
                                                                   (unaudited)
                                                                  (in millions)
 NTL Communications:
                 12 3/4% Senior Deferred
                 Coupon Notes                               $     277.8   $     277.8
                 11 1/2% Senior Deferred
                 Coupon Notes                                   1,050.0       1,050.0
                 10% Senior Notes                                 400.0         400.0
                 9 1/2% Senior Sterling
                 Notes, less unamortized
                 discount                                         177.7         181.4
                 10 3/4% Senior Deferred
                 Coupon Sterling Notes                            384.5         382.3
                 9 3/4% Senior Deferred
                 Coupon Notes                                   1,181.4       1,153.8
                 9 3/4% Senior Deferred
                 Coupon Sterling Notes                            387.2         385.9
                 11 1/2% Senior Notes                             625.0         625.0
                 12 3/8% Senior Deferred
                 Coupon Notes                                     375.8         364.9
                 7% Convertible Subordinated
                 Notes                                            489.8         489.8
                 9 1/4% Senior Euro Notes                         217.9         222.5
                 9 7/8% Senior Euro Notes                         305.1         311.5
                 11 1/2% Senior Deferred
                 Coupon Euro Notes                                136.5         135.6
                 11 7/8% Senior Notes, less
                 unamortized discount                             491.0         490.7
                 12 3/8% Senior Euro Notes,
                 plus unamortized premium                         262.2         267.8
                 6 3/4% Convertible Senior
                 Notes                                          1,150.0       1,150.0
 NTL Communications Limited:
                 Senior Credit Facility                         3,968.4       4,050.0
                 Working Capital Facility                         581.8         145.4
                 Other                                             57.4          58.6
 NTL Triangle:
                 11.2% Senior Discount
                 Debentures                                       517.3         517.3
                 Other                                              3.8           4.5
 Diamond:
                 13 1/4% Senior Discount Notes                    285.1         285.1
                 11 3/4% Senior Discount Notes                    531.0         531.0
                 10 3/4% Senior Discount Notes                    420.5         415.1
                 10% Senior Sterling Notes                        192.4         196.3
                 9 1/8% Senior Notes                              110.0         110.0
                 Other                                              6.0           3.6
                                                            -----------   -----------
                                                               14,585.6      14,205.9
 Less current portion                                          14,585.6      14,205.9
                                                            -----------   -----------
                                                            $         -   $         -
                                                            ===========   ===========

See Note B for discussion of the events of default and uncertainties about compliance with the terms and conditions of the Company's debt. The holders of the debt have the right to accelerate repayment, or may have such right, which has caused all of the Company's long-term debt to be classified as current. The automatic stay of Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

The effective interest rates on the Company's variable interest rate debt were as follows:


                                                      March 31,   December 31,
                                                        2002          2001
                                                    -----------   -----------

   NTL Communications Limited:
                Senior Credit Facility                   6.16%        6.73%
                                Term Facility            7.66%        8.06%
                Working Capital Facility                10.15%        9.57%

Note G -- Other Charges Including Restructuring Charges

Other charges of $1.6 million in 2002 were restructuring charges. Other charges of $7.4 million in 2001 were for information technology integration and for business rationalization consulting.

The Company recorded restructuring charges in the fourth quarter of 2001 as a result of actions to reorganize, re-size and reduce operating costs and create greater efficiency in various areas of the Company. These charges included employee severance and related costs for approximately 5,200 employees to be terminated, of which approximately 500 employees were still employed by the Company as of March 31, 2002.

The following table summarizes the restructuring charges incurred and utilized in 2002 and 2001:


                               Employee
                               Severance    Lease
                              And Related   Exit      Agreement
                                 Costs      Costs   Modifications    Total
                                 -----      -----   -------------    -----
                                            (in millions)

 Balance, December
 31, 2001                      $   72.5   $  33.5      $  27.7    $  133.7
 Charged to expense                 1.6         -            -         1.6
 Utilized                         (61.7)     (5.3)        (5.6)      (72.6)
                               --------   -------      -------    --------
 Balance, March 31,
 2002                          $   12.4   $  28.2      $  22.1    $   62.7
                               ========   =======      =======    ========

Note H -- Related Party Transactions

On September 28, 2001, the Company loaned NTL Incorporated $150.0 million in cash and received 15.0% Promissory Notes due September 30, 2004. Interest is payable monthly in cash at a rate of 15.0% per annum beginning on October 31, 2001.

On April 5, 2002, following receipt of the proceeds from the sale of NTL Australia, NTL Delaware loaned (pound)90.0 million to NTL (UK) Group, Inc. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. This loan is structurally senior to the outstanding public notes issued by the Company and contractually senior to intra-group debt owed by NTL (UK) Group, Inc. to the Company but contractually subordinated to the UK credit facilities. The loan is due on April 1, 2006 and is redeemable at the option of NTL Delaware. Interest on the note is at 23% per annum, compounded semiannually, and is payable, in cash, on the earlier of April 1, 2006 or the redemption date of the notes.

Note I - Comprehensive Loss

The Company's comprehensive loss for the three months ended March 31, 2002 and 2001 was $536.5 million and $958.2 million, respectively.

Note J -- Commitments and Contingent Liabilities

At March 31, 2002, the Company was committed to pay approximately $1,299.7 million for equipment and services and for investments in and loans to affiliates. This amount includes approximately $1,039.6 million for operations and maintenance contracts and other commitments from April 1, 2003 to 2006.

The Company is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

Note K - Segment Data


                             Broadcast  Consumer   Business  Shared     Total
                                              (in millions)

 Three Months Ended
 March 31, 2002
 Revenues                    $  73.5    $  504.7   $  214.7 $      -  $   792.9
 EBITDA(1)                      35.8       196.3       80.6    (86.0)     226.7
 Three Months Ended
 March 31, 2001
 Revenues                    $  68.1    $  502.2   $  200.2 $      -  $   770.5
 EBITDA(1)                      32.4       120.1       59.7   (107.9)     104.3
 Total assets
 March 31, 2002 (2)          $ 784.4    $7,777.0   $3,245.1 $  943.0  $12,749.5
 December 31, 2001 (3)         792.5     8,012.3    3,287.0    938.6   13,030.4

(1) Represents earnings before interest, taxes, depreciation and amortization, recapitalization expense, other charges, corporate expenses, share of income (losses) from equity investments and foreign currency transaction (losses). Segment EBITDA in 2001 has been reclassified to conform to the current year presentation.

(2) At March 31, 2002, shared assets included $318.5 million of cash, cash equivalents and marketable securities and $624.5 million of other assets.

(3) At December 31, 2001, shared assets included $189.8 million of cash and cash equivalents and $748.8 million of other assets.

The reconciliation of segment combined EBITDA to loss before income taxes is as follows:


                                                                    Three Months Ended March 31,
                                                                       2002              2001
                                                                ----------------- -----------
                                                                           (in millions)

 Segment combined EBITDA                                             $  226.7          $  104.3
 (Add) deduct:
 Recapitalization expense                                                32.1                 -
 Other charges                                                            1.6               7.4
 Corporate expenses                                                       6.7               4.1
 Depreciation and amortization                                          337.4             623.7
 Interest income and other, net                                          (9.4)            (10.2)
 Interest expense                                                       324.8             308.0
 Share of (income) losses from equity investments                        (0.3)              2.6
 Foreign currency transaction losses                                      5.0               5.7
                                                                     --------          --------
                                                                        697.9             941.3
                                                                     --------          --------
 Loss before income taxes                                            $ (471.2)         $ (837.0)
                                                                     ========          ========

                 NTL Communications Corp. and Subsidiaries

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

Recapitalization Process and Ability to Continue Operations

On May 8, 2002, NTL Incorporated ("NTL Incorporated" and, together with its consolidated subsidiaries, "NTL"), NTL (Delaware), Inc., NTL Communications Corp. ("NTL Communications" and the "Company"), Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code (referred to as the proposed recapitalization plan). NTL's operating subsidiaries were not included in the Chapter 11 filing. Toward the end of 2001, while NTL continued to have sufficient liquidity to meet its near term obligations, it recognized the negative impact of the collapsing European and U.S. telecommunications markets on its ability to service its debt. Accordingly, NTL began to implement a strategy to preserve and maximize its enterprise value. This strategy included the implementation of cost-cutting measures and the commencement of discussions with certain third parties regarding strategic alternatives for NTL's business.

The Company historically incurred operating losses and negative operating cash flow. In addition, the Company has required significant amounts of capital to finance construction of its networks, connection of customers to the networks, other capital expenditures and for working capital needs including debt service requirements. The Company historically met these liquidity requirements through amounts available under its credit facilities, issuances of high-yield debt securities in the capital markets and equity contributions from NTL Incorporated. Both the equity and debt capital markets have recently experienced periods of significant volatility, particularly for securities issued by telecommunications and technology companies. The ability of telecommunications companies to access those markets as well as their ability to obtain financing provided by bank lenders and equipment suppliers has become more restricted and financing costs have increased. During some recent periods, the capital markets have been largely unavailable to new issues of securities by telecommunications companies. NTL Incorporated's public equity is no longer trading on the New York Stock Exchange, and NTL's public debt securities are trading at or near all time lows. These factors, together with NTL's substantial leverage, means the Company does not currently have access to its historic sources of capital.

In addition, the Company's UK credit facilities are fully drawn. The revolving tranche of the Cablecom credit facility has been capped at its utilized amount of CHF 1,055.0 million although the availability may be increased with the consent of the requisite majority of the lenders under that facility. The term tranche of the Cablecom credit facility is fully drawn. The Company did not pay cash interest on certain series of its notes that was due on April 1, 2002, April 15, 2002 and May 15, 2002. NTL Incorporated and NTL (Delaware), a wholly-owned subsidiary of NTL Incorporated, also did not pay cash interest and related fees on a series of their notes that was due on April 15, 2002. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

As of March 31, 2002, the Company had approximately $395.3 million in cash, cash equivalents and marketable securities on hand. The Company may require additional cash in the twelve months from April 1, 2002 to March 31, 2003. NTL Incorporated expects to obtain a DIP Facility (as described below) to meet the potential cash requirements of NTL Incorporated and its subsidiaries, excluding Cablecom. NTL Incorporated also expects that the DIP Facility will be replaced with an exit facility for NTL Communications and its subsidiaries upon the completion of the recapitalization process. The Company believes that cash, cash equivalents and marketable securities on hand at March 31, 2002 and the cash expected to be available from the DIP Facility and the exit facility will be sufficient for its and its subsidiaries cash requirements during the twelve months from April 1, 2002 to March 31, 2003.

Beginning in January 2002, NTL was contacted by an unofficial committee of bondholders regarding the commencement of a comprehensive and consensual restructuring process. NTL has been informed that the members of the unofficial steering committee of bondholders currently own, in the aggregate, more than 50% of the outstanding principal amount of NTL's notes. In connection with the restructuring process, the steering committee of the unofficial committee of bondholders retained advisors to facilitate the negotiations.

On January 31, 2002, NTL announced that it had appointed Credit Suisse First Boston, JP Morgan and Morgan Stanley to advise on strategic and recapitalization alternatives to strengthen NTL's balance sheet and reduce debt and put an appropriate capital structure in place for its business. Subsequently, NTL evaluated various recapitalization alternatives, and met with a number of strategic investors, to effect a comprehensive consensual reorganization in a timely manner to minimize negative effects on its business operations. Discussions with such strategic investors did not result in a proposal which NTL's board of directors believed was comparable or superior to the value provided to its stakeholders by the proposed plan of reorganization.

Liberty Media Corporation, one of such potential strategic investors, which is also a significant shareholder in Telewest plc, another British cable and telephone company, has discussed various transactions with NTL from time to time over the past several years. In March 2002, Liberty and NTL amended a previously existing confidentiality agreement between them to cover the restructuring process and to include a "standstill" agreement which prohibited various acquisitions of, or offers, for NTL debt or equity securities by Liberty and its subsidiaries until June 30, 2002.

On April 17, 2002, Liberty sent a proposal to NTL's board of directors, which proposed a cash tender offer for 30% of the outstanding bonds of NTL Communications Corp. at a "small premium" to the prevailing market price and an agreement to vote such acquired bonds in favor of the proposed plan of reorganization, as well as a "participation" with NTL in a cash infusion of up to $500 million into Cablecom. After consultation with NTL's board of directors and the steering committee of bondholders on April 18, 2002, NTL indicated to Liberty that it did not consider the Liberty proposal to be in the best interests of NTL and that the best course of action for NTL to maximize its enterprise value was to promptly consummate the proposed plan of reorganization. Subsequent to April 18, 2002, Liberty has continued discussions with NTL with respect to Cablecom.

Promptly upon obtaining the requisite waivers from the lenders under its credit facilities, in March 2002, NTL commenced negotiations with the steering committee of the unofficial committee of bondholders and its legal and financial advisors. The negotiations continued during the latter part of March and throughout April 2002, and also included France Telecom. On April 16, 2002, NTL announced that it had reached a comprehensive agreement in principle with the committee (holding over 50% of the face value of NTL and its subsidiaries' public bonds) and France Telecom, a significant holder of the NTL Incorporated's preferred stock, on implementing a recapitalization plan. On May 2, 2002, a steering committee of the lending banks under NTL's credit facilities gave their approval in principle (on a non-legally binding basis) to the NTL's proposed plan of reorganization.

On June 21, 2002, the United States Trustee appointed an official creditors' committee, comprised of the three indenture trustees for the publicly traded debt of NTL and the ten members of the steering committee of bondholders. The members of the official creditors' committee are: The Bank of New York; Wilmington Trust Company; Wells Fargo Bank Minnesota, National Association; Angelo Gordon & Co. LP; Capital Research & Management Company; Franklin Mutual Advisors, LLC; Oaktree Capital Management LLC; Salomon Brothers Asset Management; Appaloosa Management, LP; Fidelity Management & Research Co.; Mackay Shields LLC; SAB Capital Management L.P.; and W.R. Huff Asset Management Co., LLC.

The recapitalization plan, if implemented, would result in the cancellation of all of NTL Incorporated's outstanding shares of common stock, preferred stock and redeemable preferred stock, and the cancellation of all of the publicly held notes of NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. and the transfer of the publicly held notes of Diamond Cable Communications Limited to NTL UK and Ireland. In addition, NTL would be discharged from its obligation to pay dividends accruing on the canceled preferred stock and interest accruing on the canceled notes.

During the recapitalization process, it is anticipated that NTL's operations will continue uninterrupted, customer service will be unaffected, suppliers will be paid in the ordinary course and NTL's management will remain in place.

To implement the proposed recapitalization, on May 8, 2002 NTL Incorporated, NTL (Delaware), the Company, Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed cases and a pre-arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. NTL's operating subsidiaries were not included in the Chapter 11 filing. The reorganization plan contemplates that the bank debt will remain in place as part of the recapitalization. On May 24, 2002, NTL and its debtor subsidiaries filed an amended joint reorganization plan and disclosure statement. The bankruptcy court has scheduled July 12, 2002 for a hearing to consider approval of the amended joint reorganization plan and disclosure statement. A copy of the Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries and the related Disclosure Statement are included as exhibits to NTL Incorporated's Current Report on Form 8-K filed on May 28, 2002.

The filing of the petitions seeking relief filed under Chapter 11 constituted an event of default under the indentures of each of the entities which filed such Chapter 11 petitions and amounts outstanding under these indentures became immediately due and payable. NTL's Chapter 11 petitions also constituted an event of default under NTL's UK credit facilities and the Cablecom credit facility, allowing the lenders thereunder to declare amounts outstanding to be immediately payable.

In connection with the proposed joint reorganization plan, certain members of the unofficial committee of bondholders have committed to provide up to $500 million of new debt financing to NTL and certain of its subsidiaries during the Chapter 11 process and for the post-recapitalized NTL, subject to bankruptcy court approval. The new financing will ensure that NTL's business operations have access to sufficient liquidity to continue ordinary operations. The bankruptcy court has set July 2, 2002 as the date to consider approval of the DIP Facility, which has been agreed in principle with NTL and the prospective lenders under the facility. Despite such agreement, however, GE Capital, the sole holder of the 5 3/4% Convertible Subordinated Notes due 2011, and Wilmington Trust Company, the trustee, have objected to the DIP Facility.

Proposed Recapitalization Plan

Under the proposed recapitalization plan, NTL would be split into two companies, one tentatively called NTL UK and Ireland and holding substantially all of NTL's UK and Ireland assets, and one tentatively called NTL Euroco and holding substantially all of NTL's continental European and other assets.

Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), the Company and Diamond Cable Communications Limited would in the aggregate receive 100% of the initial common stock of NTL UK and Ireland (excluding shares issuable in the rights offerings and upon the exercise of warrants (discussed below) and upon the exercise of options which will be granted to certain employees of NTL UK and Ireland). Holders of notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and the Company would in the aggregate receive (i) 100% of the preferred stock of NTL Euroco and (ii) a certain amount of cash as specified in the amended joint reorganization plan. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom) and the Company would in the aggregate receive 86.5% of the initial common stock of NTL Euroco (excluding shares issuable upon the exercise of options which will be granted to certain employees of NTL Euroco). Holders of senior notes of the Company would receive the value of a specified number of shares of common stock of NTL Euroco pursuant to the amended joint reorganization plan. Notes of the Company's subsidiaries Diamond Holdings Limited and NTL (Triangle) LLC would remain outstanding and interest payments will be made.

Current preferred and common stockholders of NTL Incorporated, including France Telecom, would receive warrants to purchase common stock of NTL UK and Ireland and rights (to be priced at a $10.5 billion enterprise value of NTL UK and Ireland) entitling them to purchase common stock of NTL UK and Ireland. For each share of common stock purchased upon exercise of rights, the person exercising such rights will receive a warrant to purchase one share of common stock of NTL UK and Ireland. The rights will be exercisable, on an oversubscription basis, for the 20-business day period after the entry of the confirmation order, as such period may be extended, and the warrants will be exercisable for a period of eight years at an exercise price of $77.47 per share, subject to anti-dilution adjustments. If fully exercised, the rights and warrants would entitle the current preferred stockholders of NTL Incorporated to acquire approximately 23.6% and the current common stockholders of NTL Incorporated to acquire approximately 8.9% of NTL UK and Ireland's primary common stock on the effective date of the recapitalization. Holders of the subordinated notes of NTL Incorporated (other than France Telecom), NTL (Delaware), Inc. (other than France Telecom), and the Company would have the right to purchase any shares of NTL UK and Ireland common stock and warrants not subscribed for in the rights offering by the preferred and common stockholders of NTL Incorporated. It is expected that the warrants will be listed or quoted on the same securities exchange or inter-dealer quotation system as the shares of common stock of the reorganized NTL.

Current preferred stockholders of NTL Incorporated, other than France Telecom would receive approximately 3.2% and current common stockholders, other than France Telecom, would receive approximately 10.3% of the primary equity of NTL Euroco. It is contemplated that subject to consummation of the recapitalization, France Telecom would also receive NTL Incorporated's 27% interest in Noos, pursuant to a pledge of such interest to France Telecom given at the time of its acquisition by NTL.

During the recapitalization process, NTL has maintained normal and regular trade terms with its suppliers and customers. There can be no assurance that NTL's suppliers will continue to provide normal trade credit or credit on acceptable terms, if at all, or that customers will continue to do business or enter into new business with NTL. See also "Risk Factors" for a summary of risks related to NTL's business in general and the recapitalization process in particular.

Section 1129 of the United States Bankruptcy Code requires, among other things, a showing that confirmation of the proposed recapitalization plan will not be followed by liquidation or the need for further financial reorganization of NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited or Diamond Holdings Limited, and that the value of distributions to dissenting holders of claims and interests may not be less than the value such holders would receive in a liquidation under Chapter 7 of the United States Bankruptcy Code. Although NTL believes that the proposed recapitalization plan will meet these tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

The United States Bankruptcy Code also requires that a plan must provide the same treatment for each claim or interest in a particular class, unless a holder agrees to a less favorable treatment of its particular claim or interest. NTL believes that the proposed recapitalization plan complies with this requirement of the United States Bankruptcy Code. However, if a member of a class objects to its treatment, or if the Bankruptcy Court finds that the proposed recapitalization plan does not comply with the requirements of the United States Bankruptcy Code, confirmation of the plan could be delayed or prevented. In addition, each class of impaired claims and interests that will (or may) be entitled to receive property under the plan will have the opportunity to vote to accept or reject the plan. If an impaired class of claims or interests rejects the plan, NTL may request confirmation of the plan pursuant to the "cramdown" provisions of the United States Bankruptcy Code. Even if the requirements for "cramdown" are met, the Bankruptcy Court, which, as a court of equity may exercise substantial discretion, may choose not to confirm the plan.

There can be no assurance that we will successfully complete the proposed recapitalization plan in a timely manner in order to sustain our operations.

Bank Waivers

Before NTL could commence negotiations with the unofficial committee of bondholders, it was necessary to obtain waivers from the lenders under its credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities. Such initial waivers did not permit NTL to make to any of its noteholders an exchange or similar offer for NTL's outstanding public notes or to enter into a legally binding agreement with the unofficial steering committee of bondholders, subject to some exceptions, without the consent of the lenders under the credit facilities. But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities.

Effective March 28, 2002, the lenders under the credit facilities agreed to amend the initial waivers. The amendments to the initial waivers extended the duration of the initial waivers to April 29, 2002 in the case of the UK credit facilities or May 14, 2002 in the case of the Cablecom credit facility, unless the interest payments missed by NTL Communications Corp. on April 1, 2002 were remedied or a sufficient number of bondholders agreed to forbear in respect of such non-payment, in which case, the UK credit facilities waivers were to be extended to May 14, 2002. As a condition to the amendment to the initial waivers, the UK lenders required NTL Delaware to loan (pound)90 million to NTL (UK) Group, Inc. following receipt of the proceeds from the sale of NTL Australia. Such loan was actually made (with the approval of the lenders under the UK credit facilities) to NTL (UK) Group, Inc. and then on-lent to certain subsidiaries of NTL (UK) Group, Inc. This loan, which was made on April 5, 2002, is structurally senior to the outstanding public notes issued by the Company and contractually senior to intra-group debt owed by NTL (UK) Group, Inc. to NTL Communications Corp. but contractually subordinated to the UK credit facilities. In connection with the amendments to the waivers, NTL affirmed the provisions of the initial waivers and agreed, among other things, not to commence voluntary dissolution proceedings, including proceedings under Chapter 11 of the United States Bankruptcy Code, without the consent of these lenders.

As of the date of this Form 10-Q, there are no current waivers from NTL's secured lenders and NTL is therefore in default under its UK credit facilities and the Cablecom credit facility. In connection with the proposed recapitalization plan, it is intended that the existing events of default under the credit facilities will be cured by amendment with effect from the effective date of the recapitalization, if it is approved by creditors and the bankruptcy court. On May 2, 2002, a memorandum was executed by NTL, a steering committee of its lending banks and the unofficial committee of its public bondholders indicating the parties' agreement in principle (on a non-legally binding basis) to the terms of the proposed recapitalization and the terms on which the NTL's UK credit facilities should be amended and restated and with respect to certain matters relating to the sale of, or investment in, Cablecom.

Cablecom GmbH, an indirect wholly-owned subsidiary of NTL (Delaware), Inc., is the principal trading company of NTL's Swiss group. There were a number of technical defaults under the Swiss credit facility made available to Cablecom and various of its subsidiaries. In addition, as of December 31, 2001, Cablecom's and six of its direct and indirect subsidiaries' liabilities exceeded their respective assets. As a consequence, under Swiss law, those entities were deemed to be "overindebted". This also constituted an event of default under the Cablecom credit facility, which entitled the lenders to accelerate repayment. Such an acceleration would have resulted in an event of default under NTL Incorporated's and NTL Delaware's 5.75% convertible subordinated notes due 2011 and 5.75% convertible subordinated notes due 2009.

Under Swiss law, the board of directors of an overindebted company is generally obliged to notify a judge of overindebtedness so that the judge may either institute insolvency proceedings or postpone such adjudication and take appropriate measures to preserve the value of the assets. An overindebted company is not required to notify a judge only if the creditors of the overindebted entity subordinate their claims in the amount of the overindebtedness.

On April 30, 2002, Cablecom reached an agreement with the lenders under the Cablecom credit facility which, together with the implementation of an intra-group transaction, resolved its overindebtedness. The agreement included a waiver by the lenders of various additional covenant breaches under the credit facility. Temporary measures were put in place to ensure that Cablecom's overindebted subsidiaries were not required to institute insolvency proceedings. On June 28, 2002, the commercial registry in Switzerland confirmed the registration of the merger on July 26 and 27, 2002 of three subsidiaries of Cablecom into Cablecom or another member of the Cablecom group, which mergers resolved the problem of overindebtedness in respect of those three subsidiaries. With respect to the remaining three subsidiaries which were affected by the overindebtedness issue, subordination agreements were reached, precluding the need to notify the judge of the overindebtedness.

Interest Payments on Public Notes

NTL has substantial interest payment obligations under its existing indebtedness. The Company did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.2 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010.
The Company also did not make interest payments falling due on April 15, 2002, totaling $17.7 million, in respect of the 12 3/4% Senior Deferred Coupon Notes due 2005 and NTL Incorporated and NTL Delaware did not make interest payments and payment of related fees falling due on April 15, 2002, totaling $2.5 million, in respect of their 5 3/4% Convertible Subordinated Notes due 2011. In addition, the Company did not make the scheduled interest payments due May 15, 2002 in the aggregate amount of $65.0 million, in respect of its 9 1/4% notes due 2006, 6 3/4% notes due 2008 and 9 7/8% notes due 2009. Interest payments of $18.9 million were made, when due, on April 2, 2002 in respect of Diamond Cable Communications 13.25% senior discount notes due 2004. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

If the applicable issuer does not pay interest on these notes after a 30 day grace period expires there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. An event of default entitles the trustee under the indenture or the holders of 25% of the outstanding notes to declare the principal amount of those notes to be immediately due and payable. Even if the maturity of those notes is not accelerated after the 30 day grace period, such an event of default would also result in an event of default in respect of other debt (commonly called cross defaults) under most of NTL's other notes. Therefore, there was an event of default for failure to pay interest on May 1, 2002 under the indentures relating to the missed interest payments due April 1, 2002 and on May 16, 2002, under the indentures relating to the missed interest payments due April 15, 2002. As a result, cross defaults occurred under NTL's other indentures at NTL Communications, NTL Delaware, NTL Incorporated and under NTL's UK credit facilities and under the Cablecom credit facility. This gave holders of the outstanding series of debt at these entities the right to accelerate repayment of those debts by declaring the principal amount of the debts to be immediately due and payable. As a result of the payment defaults as well as NTL's voluntary filing under Chapter 11 of the United States Bankruptcy Code on May 8, 2002, there is an event of default under all of NTL's credit facilities and the indentures governing all of NTL's publicly traded debt, other than debt of NTL Triangle. As a result of the Chapter 11 filings, all of NTL's publicly traded debt, other than the debt of NTL Triangle, became immediately due and payable, pursuant to the terms of the indentures governing such debt. The automatic stay of Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

Credit Rating Downgrades

On April 3, 2002, credit rating agency Standard & Poor's lowered the long-term corporate credit rating on some of NTL's public debt to D, citing NTL's failure to make a bond interest payment due on April 1, 2002.

Delisting of NTL Incorporated Common Stock

On March 28, 2002, the New York Stock Exchange ("NYSE") announced that it was suspending NTL Incorporated's common stock from trading on the NYSE. This determination was based upon, among other things, the selling price of NTL Incorporated's common stock, which closed at $0.20 on March 26, 2002. The continued listing standards of the NYSE, which were applicable to NTL Incorporated, required maintenance of a minimum share price of $1.00 over a 30 trading day period and average global market capitalization of $100 million over a 30 trading day period. NTL Incorporated's common stock fell below both of these continued listing standards. In addition, on May 9, 2002, Nasdaq Europe halted trading of NTL Incorporated's common stock pending receipt of information relating to the restructuring process because of the filing of NTL's Chapter 11 cases. NTL has complied with this information request, although there can be no assurance that Nasdaq Europe will (1) not make additional information requests, (2) remove the trading halt on shares of NTL Incorporated's common stock or (3) not delist shares of NTL Incorporated's common stock. NTL Incorporated's common stock is currently quoted on the Over the Counter Bulletin Board under the symbol "NTLD".

Sale of NTL Australia

On April 2, 2002, NTL announced that it had completed the previously announced sale of its Australian broadcast business to Macquarie
Communications Infrastructure Holding Pty Limited for A$850 million (US$448 million) in an all cash transaction. The net proceeds from the sale were approximately A$581 million (US$306 million). At that time, the business' bank debt outstanding totaled A$227 million (US$120 million).

On April 5, 2002, NTL Delaware loaned (pound)90 million to NTL (UK) Group, Inc., which loan was funded by the proceeds of the sale of NTL Australia. This loan is subordinated to NTL's UK credit facilities. The remaining proceeds of the sale of NTL Australia remain at NTL Delaware and the proposed plan of reorganization anticipates that such proceeds will form a portion of the consideration to be offered to bondholders of NTL Delaware and NTL Incorporated in satisfaction of their claims against those companies.

Potential Sale of, or Outside Investment in, Cablecom

It has been agreed to engage UBS Warburg LLC by August 31, 2002 to advise in connection with an outside investment in, or sale of all or part of, Cablecom. As part of this process, NTL (Delaware), Inc. and certain of its subsidiaries have agreed to approve any such outside investment or sale, which is acceptable to the lenders under the Cablecom credit facility.

It has also been agreed that if such a sale of all or part of Cablecom is consummated on or before August 31, 2003, the lenders under the Cablecom credit facility will be entitled to receive additional interest equal to 20% of the net proceeds of such a sale after repayment of the amounts outstanding under the Cablecom credit facility and other expenses and taxes of the sale. There can be no assurance that any outside investment in, or sale of all or part of, Cablecom pursuant to the Cablecom credit facility will be on terms that are favorable to NTL and such investment or sale could have a material adverse effect on NTL's finances and business. In particular, in the current environment, NTL's shareholding in Cablecom may have little or no value, which may result in NTL receiving little or no consideration for its equity interest in Cablecom.

Further, if a third party makes an investment in Cablecom there can be no assurance that NTL will be able to maintain its ability to direct the management of Cablecom.

Description of Outstanding Notes and Credit Facilities

The following summarizes the terms of the significant notes and credit facilities issued by the Company and its subsidiaries as of March 31, 2002. The holders of the debt have the right to accelerate repayment, or may have such right, which has caused all of the Company's long-term debt to be classified as current. The automatic stay of Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

NTLCL:
 (1) Working Capital Facility, originally for (pound)1,300.0 million ($1,852.5 million); following the issuance of new debt beginning in October 2000, the commitment has been reduced by (pound)882.5 million ($1,257.6 million), of which (pound)408.3 million ($581.8 million) was outstanding as of March 31, 2002. Interest payable at least every six months at LIBOR plus a margin rate of 6.00% per annum, which is subject to adjustment; effective interest rate of 10.15% at March 31, 2002; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly; principal is due in full on March 31, 2006; no undrawn amounts are available under this agreement;
 (2) Senior Credit Facility, of which (pound)2,784.8 million ($3,968.4 million) was outstanding as of March 31, 2002; originally for (pound)2,500.0 million ($3,562.5 million), dated May 30, 2000;
          interest payable at least every six months at LIBOR plus a margin rate of 2.00% per annum, which is subject to adjustment; effective interest rate of 6.16% at March 31, 2002; the unused portion of the commitment is subject to a commitment fee of 0.75% payable quarterly, which is reduced to 0.50% when over 50% of the commitment is utilized; principal is due in six quarterly installments beginning on June 30, 2004; as amended and restated pursuant to a Restatement Amendment Agreement dated September 26, 2001 which, inter alia, amended such Senior Credit Facility to make available a (pound)200.0 million ($285.0 million) Term Facility (interest payable on such Term Facility at least every six months at LIBOR plus a margin rate of 3.50% per annum, effective interest rate of 7.66% at March 31, 2002, principal is due in eight quarterly installments beginning on June 30, 2006) and increase the availability of funds under the Senior Credit Facility by (pound)84.8 million ($120.9 million);

NTL Communications:


   (3) 12 3/4% Senior Deferred Coupon Notes due April 15, 2005, principal amount at maturity of $277.8 million, interest payable semiannually from October 15, 2000, redeemable at the Company's option on or after April 15, 2000;
   (4) 11 1/2% Senior Deferred Coupon Notes due February 1, 2006, principal amount at maturity of $1,050.0 million, interest payable semiannually from August 1, 2001, redeemable at the Company's option on or after February 1, 2001;
   (5) 10% Senior Notes due February 15, 2007, principal amount at maturity of $400.0 million, interest payable semiannually from August 15, 1997, redeemable at the Company's option on or after February 15, 2002;
   (6) 9 1/2% Senior Sterling Notes due April 1, 2008, principal amount at maturity of (pound)125.0 million ($178.1 million), interest payable semiannually from October 1, 1998, redeemable at the Company's option on or after April 1, 2003;
   (7) 10 3/4% Senior Deferred Coupon Sterling Notes due April 1, 2008, principal amount at maturity of (pound)300.0 million ($427.5 million), interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;
   (8) 9 3/4% Senior Deferred Coupon Notes due April 1, 2008, principal amount at maturity of $1,300.0 million, interest payable semiannually beginning on October 1, 2003, redeemable at the Company's option on or after April 1, 2003;
   (9) 9 3/4% Senior Deferred Coupon Sterling Notes due April 15, 2009, principal amount at maturity of (pound)330.0 million ($470.3 million), interest payable semiannually beginning on October 15, 2004, redeemable at the Company's option on or after April 15, 2004;
  (10) 11 1/2% Senior Notes due October 1, 2008, principal amount at maturity of $625.0 million, interest payable semiannually from April 1, 1999, redeemable at the Company's option on or after October 1, 2003;
  (11) 12 3/8% Senior Deferred Coupon Notes due October 1, 2008, principal amount at maturity of $450.0 million, interest payable semiannually beginning on April 1, 2004, redeemable at the Company's option on or after October 1, 2003;
  (12) 7% Convertible Subordinated Notes due December 15, 2008, principal amount at maturity of $489.8 million, interest payable semiannually from June 15, 1999, convertible into shares of the Company's common stock at a conversion price of $39.20 per share, redeemable at the Company's option on or after December 15, 2001;
  (13) 9 1/4% Senior Euro Notes due November 15, 2006, principal amount at maturity of #250.0 million ($217.9 million), interest payable semiannually from May 15, 2000;
  (14) 9 7/8% Senior Euro Notes due November 15, 2009, principal amount at maturity of #350.0 million ($305.1 million), interest payable semiannually from May 15, 2000, redeemable at the Company's option on or after November 15, 2004;
  (15) 11 1/2% Senior Deferred Coupon Euro Notes due November 15, 2009, principal amount at maturity of #210.0 million ($183.1 million), interest payable semiannually beginning on May 15, 2005, redeemable at the Company's option on or after November 15, 2004;
  (16) 11 7/8% Senior Notes due October 1, 2010, principal amount at maturity of $500.0 million, interest payable semiannually from April 1, 2001, redeemable at the Company's option on or after October 1, 2005;
  (17) 12 3/8% Senior Euro Notes due February 1, 2008; principal amount at maturity of #300.0 million ($261.5 million), interest payable semiannually from August 1, 2001;
  (18) 6 3/4% Convertible Senior Notes due May 15, 2008, principal amount at maturity of $1,150.0 million, interest payable semiannually from November 15, 2001, convertible into shares of the Company's common stock at a conversion price of $32.728 per share, redeemable at the Company's option on or after May 21, 2004;

NTL Triangle:
  (19) 11.2% Senior Discount Debentures due November 15, 2007, principal amount at maturity of $517.3 million, interest payable semiannually from May 15, 2001, redeemable at NTL Triangle's option after November 15, 2000;

Diamond:
  (20) 13 1/4% Senior Discount Notes due September 30, 2004, principal amount at maturity of $285.1 million, interest payable semiannually from March 31, 2000, redeemable at Diamond's option after September 30, 1999;
  (21) 11 3/4% Senior Discount Notes due December 15, 2005, principal amount at maturity of $531.0 million, interest payable semiannually from June 15, 2001, redeemable at Diamond's option on or after December 15, 2000;
  (22) 10 3/4% Senior Discount Notes due February 15, 2007, principal amount at maturity of $420.5 million, interest payable semiannually beginning on August 15, 2002, redeemable at Diamond's option on or after December 15, 2002;
  (23) 10% Senior Sterling Notes due February 1, 2008, issued by Diamond Holdings plc, a wholly-owned subsidiary of Diamond, principal amount at maturity of (pound)135.0 million ($192.4 million), interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003; and
  (24) 9 1/8% Senior Notes due February 1, 2008, issued by Diamond Holdings plc, principal amount at maturity of $110.0 million, interest payable semiannually from August 1, 1998, redeemable at Diamond's option on or after February 1, 2003.

Contractual Obligations and Commercial Commitments

The following table includes aggregate information about the Company's contractual obligations as of March 31, 2002 and the periods in which payments are due. The holders of the long-term debt have the right to accelerate repayment, or may have such right, which has caused all of the Company's long-term debt to be classified as current. The automatic stay of
Section 362 of the United States Bankruptcy Code prevents the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. However, NTL has received letters from the agents for the lenders under the UK credit facilities reserving such lenders' rights to accelerate repayment of the facilities and to enforce the security granted in respect of the facilities on account of the defaults thereunder, actions which would not be prohibited by the automatic stay.

                           Payments Due by Period



      Contractual                  Less than    1-3        4-5      After
      Obligations         Total     1 Year     Years      Years    5 Years
---------------------- ---------- ---------- --------  ---------  ---------
                                        (in millions)

Long-Term Debt          $15,014.4   $   3.1  $  418.1  $ 6,246.2  $ 8,347.0
Capital Lease
Obligations (1)             190.8       9.2      15.3       12.6      153.7
Operating Leases (1)        471.8      82.1     103.6       63.0      223.1
Unconditional
Purchase
Obligations               1,299.7     260.1     306.5      191.4      541.7
Other Long-Term
Obligations                 None
Total Contractual
Cash Obligations        $16,976.7   $ 354.5  $  843.5  $ 6,513.2  $ 9,265.5

(1) These amounts are as of December 31, 2001 which are not significantly different from March 31, 2002.

The following table includes aggregate information about the Company's commercial commitments as of March 31, 2002. Commercial commitments are items that the Company could be obligated to pay in the future. They are not required to be included in the consolidated balance sheet.

                 Amount of Commitment Expiration Per Period

   Other Commercial      Total Amounts   Less than   1-3     4-5     Over
      Commitments          Committed      1 Year    Years   Years   5 Years
---------------------  ---------------- ---------- -------  ------  -------
                                         (in millions)

Guarantees             $28.1               $ 1.0    $ 12.9  $ 0.1   $ 14.1
Lines of Credit        None
Standby Letters of
Credit                 None
Standby Repurchase
Obligations            None
Other Commercial
Commitments            None
Total Commercial
Commitments            $28.1               $ 1.0    $ 12.9  $ 0.1   $ 14.1

Consolidated Statements of Cash Flows

Cash used in operating activities was $67.3 million and $160.3 million in the three months ended March 31, 2002 and 2001, respectively. Cash paid for interest exclusive of amounts capitalized in the three months ended March 31, 2002 and 2001 was $187.1 million and $164.4 million, respectively. In addition, the change in cash used in operating activities is also due to changes in working capital as a result of the timing of receipts and disbursements.

Purchases of fixed assets were $214.5 million in 2002 and $542.0 million in 2001 as a result of the continuing fixed asset purchases and construction. The Company expects to further reduce purchases of fixed assets in 2002 in an effort to conserve cash.

Proceeds from borrowings, net of financing costs, of $430.4 million in 2002 includes $439.6 million borrowed under the NTLCL working capital facility.

Results of Operations

Three Months Ended March 31, 2002 and 2001

We expect our growth in 2002 to be curtailed by funding constraints. Although our current business plan includes a reduction in the number of new customers and an increase in revenue from existing customers, our cash constraints present many challenges to the successful execution of the plan. We are conserving cash through a reduction in capital expenditures including expenditures to connect new customers to our network. In order to maintain revenues and cash from operations while reducing the number of new customers, we must reduce and limit customer churn. We intend to continue to improve our customer service and increase our service offering to customers in an effort to curtail and reduce churn. We are in the process of integrating our various billing systems and customer databases in an effort to improve one of the main tools we use to provide customer service.

Our plan to reduce churn and to increase ARPU includes an increase in broadband services to our existing customers. We believe that our triple play offering of telephony, broadband access to the Internet and digital television will continue to prove attractive to our existing customer base, which will result in higher ARPU as revenues per existing customer increase. However, there is significant competition in our markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT. If we are unable to charge the prices for these services that we anticipate in our business plan in response to competition or if our competition is able to attract our customers, our ARPU and results of operations will be adversely affected.

Media speculation regarding our financial condition and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of alternative telecom carriers in general may effect our reputation. One of the key strategies in our business plan is to increase our penetration of higher value small to medium size enterprises (or SMEs) and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding our financial condition and the effect of that publicity on our brand name, we may find it difficult to convince SMEs to become our customers. We believe our recapitalization process and the general climate for alternative telecom carriers effected our revenues in the first quarter of 2002 as prospective customers began deferring orders beginning in the fourth quarter of 2001. Even if we successfully complete the recapitalization process, there is no assurance that the negative publicity will not adversely impact our results of operations or have a long-term negative effect on our brand.

In addition, this uncertainty may adversely affect our relationships with suppliers. If suppliers become increasingly concerned about our financial condition, they may demand faster payments or not extend normal trade credit, both of which could further adversely affect our cash conservation measures and our results of operations.

There can be no assurance that we will successfully complete the proposed recapitalization plan in a timely manner in order to sustain our operations.

Consumer telecommunications and television revenues increased to $504.7 million from $502.2 million. The increase in revenues was due to price increases and upselling new services to customers. The increase was partially offset by customer reductions due to the sale of part of our indirect access telephony business in October 2001, a reduction in the customer base due to disconnects and a reduction in sales activity.

Business telecommunications revenues increased to $214.7 million from $200.2 million. In the three months ended March 31, 2002, we recognized approximately $10.0 million of deferred revenue due to the termination of a long-term contract. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $31.1 million of the revenue in the three months ended March 31, 2002.

Broadcast transmission and other revenues increased to $73.5 million from $68.1 million. The 2002 amounts includes $4.0 million for services rendered to Premium TV Limited, a wholly-owned subsidairy of NTL Delaware (our parent company). The increase also reflects increases in the number of broadcast television and FM radio customers and accounts, which exceeded price cap reductions in our regulated services, and increases in satellite and media services used by broadcast and media customers. We expect growth in broadcast services to be driven primarily by contracts related to the increased demand for tower infrastructure by wireless services operators expanding and upgrading their networks for wireless broadband, the digitalization of analog television and radio signals and the further development of programming for the European markets requiring satellite and terrestrial distribution services.

In 2002 and 2001, the substantial majority of revenues in all segments were derived from operations in the UK.

Operating expenses (including network expenses) decreased to $380.9 million from $397.6 million as a result of decreases in telephony interconnection and television programming costs. The acquisition of the assets and contracts of Viatel UK in the third quarter of 2001 accounted for $25.5 million of the operating expenses in 2002. Operating expenses as a percentage of revenues declined to 48.0% in 2002 from 51.6% in 2001.

Selling, general and administrative expenses decreased to $185.3 million from $268.6 million, which reflects various cost savings efforts including restructurings announced in the fourth quarter of 2001. Selling, general and administrative expenses as a percentage of revenues decreased to 23.4% in 2002 from 34.9% in 2001.

Recapitalization expense of $32.1 million in 2002 includes $8.8 million for employee retention related to substantially all of our UK employees and $23.3 million for financial advisor, legal, accounting and consulting costs. NTL expects to incur approximately $50.0 million in additional recapitalization costs until the process is completed.

Other charges of $1.6 million in 2002 are restructuring charges. Other charges of $7.4 million in 2001 were for information technology integration and for business rationalization consulting. NTL Ireland incurred the restructuring charges in 2002 for severance and related expenses for 55 employees. The other costs were incurred by NTL UK in 2001.

Corporate expenses increased to $6.7 million from $4.1 million primarily due to an increase in legal, accounting, other professional and employee related costs.

Depreciation and amortization expense decreased to $337.4 million from $623.7 million due to the adoption of SFAS No. 142 on January 1, 2002 which ended the amortization of goodwill and other indefinite lived intangible assets. Depreciation and amortization expense in the three months ended March 31, 2001, after deducting the amortization of goodwill and other indefinite lived intangible assets of $309.6 million, would have been $314.1 million. The increase in 2002 as compared to 2001 as adjusted is primarily due to an increase in depreciation of telecommunications and cable television equipment.

Interest income and other, net decreased to $9.4 million from $10.2 million primarily as a result of a decrease in cash available for investment.

Interest expense increased to $324.8 million from $308.0 million due to additional borrowings under credit facilities and the issuance of additional debt subsequent to March 31, 2001. Interest of $199.7 million and $186.0 million was paid in cash in the three months ended March 31, 2002 and 2001, respectively.

Foreign currency transaction losses decreased to $5.0 million from $5.7 million primarily due to the effect of changes in exchange rates. We and certain of our subsidiaries have cash, cash equivalents and debt denominated in non-U.S. dollar currencies that are affected by changes in exchange rates. In addition, certain of our foreign subsidiaries whose functional currency is not the U.S. dollar have cash, cash equivalents and debt denominated in U.S. dollars which are affected by changes in exchange rates.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words, "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors" in this Form 10-Q as well as: the ability of the Company to continue as a going concern, the ability of the Company to obtain trade credit and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; general economic and business NTL Communications Corp. and Subsidiaries conditions, technological developments, the Company's ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of restructuring and integration actions, the impact of new business opportunities requiring significant up-front investment and interest rate and currency exchange rate fluctuations. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (referred to as the FASB) issued Statement of Financial Accounting Standards (referred to as SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective for the Company on January 1, 2002. This Statement superceded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and other related accounting guidance. The adoption of this new standard had no significant effect on the results of operations, financial condition or cash flows of the Company.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," effective for the Company on January 1, 2003. This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible fixed assets and the associated asset retirement costs. The Company is in the process of evaluating the financial statement impact of the adoption of SFAS No. 143.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001. SFAS No. 142 ends the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment in accordance with this statement. This impairment test uses a fair value approach rather than the undiscounted cash flow approach previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted SFAS No. 142 on January 1, 2002. Primarily due to the significant impairment charge that the Company recorded in 2001, the adoption of this new standard did not have a significant effect on the results of operations, financial condition or cash flows of the Company.

The following table shows the Company's net loss as adjusted for the adoption of SFAS No. 142, had SFAS No. 142 been in effect on January 1, 2001 (unaudited) (in millions).


                                                        Three Months Ended March 31,
                                                           2002              2001
                                                    ----------------- -----------

   Net (loss)-- as reported                              $   (459.9)       $ (835.8)
   Amortization of:
                   Goodwill                                       --          288.3
                   License acquisition costs                      --           18.8
                   Other                                          --            2.5
                                                         -----------       --------
                                                                  --          309.6
   Net (loss)-- as adjusted                              $   (459.9)       $ (526.2)
                                                         ===========       ========

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. The Company does not enter into derivative financial instruments for trading or speculative purposes. The Company has entered into derivative financial instruments to hedge exposure to movements in the British pound/U.S. dollar exchange rate and the Euro to British pound exchange rate, and interest rates related to certain of its floating interest rate debt. The counterparties are major financial institutions.

Foreign Exchange Contracts

To the extent the Company obtains financing in U.S. dollars and incurs construction and operating costs in various other currencies, the Company will encounter currency exchange rate risks. Furthermore, the Company's revenues are generated in foreign currencies while its interest and principal obligations with respect to most of its existing indebtedness are payable in U.S. dollars.

In 2001, the Company entered into a British pound forward exchange agreement consisting of twenty-six accumulating forward contracts to reduce its exposure to movement in the British pound/U.S. dollar exchange rate in accordance with its market risk strategies. In March 2002, this agreement was closed out, and the Company received cash of (pound)0.5 million.

At March 31, 2002, the Company had cross currency swaps to hedge exposure to movements in the Euro to British pound exchange rate. In May 2002, the Company closed out its cross currency swaps for a cash payment of $2.0 million, and recognized a loss of $2.0 million.

Interest Rates

The fair market value of long-term fixed interest rate debt and the amount of future interest payments on floating interest rate debt are subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

In 2001, the Company entered into interest rate swaps, with a notional amount of (pound)100.0 million, to hedge exposure to the floating rate indebtedness incurred under the NTLCL Term Facility. In March 2002, these swaps were sold, and the Company received cash of (pound)0.2 million.

The following table provides information about the Company's long-term fixed and floating interest rate debt and derivative financial instruments that are sensitive to changes in interest rates and foreign currency exchange rates.


                                     NTL COMMUNICATIONS CORP. AND SUBSIDIARIES

                                          Nine
                                         Months     Year      Year      Year     Year      Year                            Fair
                                         Ending    Ending    Ending    Ending   Ending    Ending                           Value
                                        12/31/02   12/31/03  12/31/04  12/31/05 12/31/06  12/31/07  Thereafter    Total   03/31/02
                                        --------- ---------  --------  -------- --------  --------  ----------  -------   --------
Long-term Debt Including Current
Portion
U.S. Dollars
                Fixed Rate                     --        --   $ 285.1   $808.8   $1,050.0  $ 820.5   $5,142.1    $8,106.5  $2,859.3
                Average Interest
                Rate                                           13.25%   12.09%    11.50%    10.38%        9.60%
U.K. Pound
                Fixed Rate                     --        --        --       --        --        --    (pound)     (pound)   (pound)
                Average Interest                                                                        890.0       890.0     319.3



                Rate                                                                                    10.09%
                Average Forward
                Exchange Rate                                                                         1.4381
Euro
                Fixed Rate                     --        --        --       --    (euro)      --       (euro)      (euro)    (euro)
                Average Interest                                                   250.0               860.0      1,110.0    340.6

                Rate                                                               9.25%                 11.14%
                Average Forward
                Exchange Rate                                                      .8986               .9118
U.K. Pound
                Variable Rate                  --        --   (pound)   (pound)   (pound)      --          --     (pound)   (pound)
                                                              90.0     2,494.8    408.3                           2,993.1   2,993.1
                                                              LIBOR      LIBOR    LIBOR
                Average Interest
                Rate                                          Plus       plus      plus
                                                              2.0%       2.0%      6.0%
                Average Forward
                Exchange Rate                                  1.4133   1.4152    1.4189
U.K. Pound
                Variable Rate                  --        --        --       --   (pound)    (pound)     (pound)   (pound)   (pound)
                                                                                  20.0        40.0       140.0     200.0     200.0
                                                                                 LIBOR       LIBOR      LIBOR
Average Interest Rate                                                             plus       plus        plus
                                                                                  3.5%       3.5%        3.5%
                Average Forward
                Exchange Rate                                                    1.4189     1.4242      1.4301
Interest Rate Derivative Financial
 Instruments Related to Long-Term Debt
Receipt of UK Pounds
                Notional Euro Amount      (euro)         --        --       --        --        --          --     (euro)    (euro)
                                          67.0                                                                      67.0      (3.7)
                Average Contract Rate       .6465

                                Risk Factors

We currently have limited liquidity. If we are unable to successfully implement a recapitalization, there is substantial doubt about our ability to continue as a going concern.

We have limited liquidity. We do not currently have access to our historic sources of liquidity in the capital markets and our credit facilities are either fully drawn or we are currently unable to access remaining undrawn amounts. As a consequence, we need to restructure our outstanding debt and/or raise new funds. On May 8, 2002 we filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. On May 24, 2002, we filed an amended plan, which sets forth the joint reorganization plan, subject to court approval, to which NTL, an unofficial committee of its public bondholders and France Telecom, a significant holder of NTL Incorporated's preferred stock, have agreed in principle. A steering committee of the lending banks under NTL's credit facilities has given its agreement in principle (on a non-legally binding basis) to the terms of the proposed plan of reorganization. However, the proposed plan of reorganization remains subject to a favorable vote of NTL's impaired creditors and bankruptcy court approval. We may also face the possibility of insolvency proceedings in the UK or elsewhere.

The successful implementation of the proposed recapitalization plan will require the support of NTL's creditors.

The completion of the proposed recapitalization contemplated by the agreement in principle with the unofficial bondholder committee will require support from NTL's creditors and holders of NTL Incorporated's preferred stock, including France Telecom. The proposed recapitalization plan will be implemented pursuant to a Chapter 11 bankruptcy proceeding. Consummation of the proposed reorganization plan will require a favorable vote by impaired classes of creditors, satisfaction of bankruptcy law requirements and confirmation by the United States bankruptcy court, which, as a court of equity, may exercise substantial discretion and choose not to confirm the proposed reorganization plan. Even if such a plan receives the necessary support from many classes of NTL creditors, there can be no assurance that it will be completed. If a protracted reorganization were to occur, or a liquidation would be necessary, there is a risk that the value of NTL would be eroded to the detriment of some or all NTL stakeholders.

Despite an agreement in principle between NTL and its prospective lenders under the DIP facility, there can be no assurance that a definitive agreement will be reached which may adversely affect reorganized NTL's ability to access sufficient liquidity to continue ordinary operations.

Despite an agreement in principle between NTL and the prospective lenders under the DIP facility, GE Capital, the sole holder of the 5 3/4% Convertible Subordinated Notes due 2011, and Wilmington Trust Company, the trustee, have objected to the terms of the DIP Facility. There can be no assurance that a definitive agreement will be reached with the prospective lenders or that Wilmington Trust Company and GE Capital will not continue to delay or prevent the entering by the United States Trustee of the final order approving the terms of the DIP facility as it is currently drafted. Failure to reach an agreement or obtain a final order may have an adverse affect on NTL's ability to access sufficient liquidity to continue ordinary operations.

We are in default under our credit facilities.

Before NTL could commence negotiations with the unofficial committee of our bondholders it needed to obtain waivers from the lenders under its credit facilities. These lenders granted waivers which, until April 30, 2002 in the case of the UK credit facilities, or May 14, 2002 in the case of the Cablecom facility, provided that NTL's commencement of negotiations with bondholders with a view to rescheduling of its debt would not constitute an event of default under its credit facilities.

The UK credit facilities waivers terminated on April 29, 2002, as a result of which, there was an event of default under each of the credit facilities with respect to the missed interest payments on April 1, 2002. In addition, NTL's voluntary filing under Chapter 11 of the United States Bankruptcy Code constituted an event of default under our UK credit facilities and the Cablecom credit facility. These events of default entitle the lenders under the credit facilities to accelerate repayment. We do not have sufficient cash resources to repay our outstanding indebtedness if it is declared immediately due and payable. In addition, the lenders could also seek to take control over the assets over which they hold security.

NTL did not pay interest due on some of its outstanding notes on April 1, 2002, April 15, 2002 and May 15, 2002, and NTL does not plan to make future interest payments on most of its outstanding notes.

NTL Incorporated, NTL (Delaware), Inc. and NTL Communications did not make scheduled interest payments and payments of related fees due on April 1, 2002, April 15, 2002 and May 15, 2002. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

As a result of these payment defaults and as a result of NTL's Chapter 11 bankruptcy filings, there is currently an event of default in respect of all of NTL's publicly traded notes other than the notes issued by NTL Triangle. As a result of the Chapter 11 filing, this debt is immediately due and payable.

NTL has no current availability under its existing credit facilities.

NTL has no current ability to borrow under its existing UK credit facilities, as it has borrowed the full amounts available. With respect to the Cablecom credit facility, the term tranche is fully drawn and the revolving tranche has been capped at its utilized amount of CHF 1,055.0 million although the availability may be increased with the consent of the requisite percentage of lenders under the facility. If that facility is not refinanced or Cablecom cannot be sold, the Cablecom credit facility is due to be repaid on April 30, 2003. Without substantial investment from a third party or further borrowing, Cablecom would be unable to repay the facility which would have a material adverse effect on its business.

It is likely we will lose our net operating loss carryforwards for U.S. income tax purposes in connection with the proposed recapitalization plan.

A restructuring of our debt can be expected to give to rise to cancellation of indebtedness ("COD"), which if it occurs in the course of a proceeding pursuant to Chapter 11 of the United States Bankruptcy Code, would be non-taxable. If the COD is non-taxable, we will be required to reduce our net operating loss carryforwards and other attributes such as capital loss carryforwards and tax basis in assets by an amount equal to the non-recognized COD. As a result, it is likely that as a result of the successful completion of the proposed plan of recapitalization, we will have no U.S. net operating loss carryforwards.

Uncertainty over NTL's financial condition may harm our business and our brand name.

Adverse publicity or news coverage regarding NTL's financial condition, NTL's Chapter 11 bankruptcy filing and potential outcomes of the recapitalization process could have an adverse effect on parts of our business. Similarly, negative press about the financial condition of other cable and pay television operations and alternative telecom carriers in general may effect our reputation. For example, one of our key strategies is to increase our penetration of higher value small to medium size enterprises, or SMEs, and provide increased retail services of bundled voice, data and Internet services for SMEs. However, due to the negative publicity surrounding NTL's financial condition and the potential effect of that publicity on our brand name, we may find it difficult to convince SMEs to take up our services. Even if NTL successfully completes the recapitalization process, there is no assurance that it will not adversely impact our results of operations or have a long-term effect on our brand.

In addition, this uncertainty may adversely affect our relationships with our suppliers. If suppliers become increasingly concerned about NTL's financial condition they may demand quicker payment terms or not extend normal trade credit, both of which could further adversely affect our working capital position. We may not be successful in obtaining alternative suppliers if the need arises and this would adversely affect our results of operations.

The recapitalization process has required significant time and resources of NTL's directors and senior managers, which could adversely affect the operation of our business.

NTL's senior managers and directors have needed to spend significant amounts of their time dealing with the negotiations with bondholders, bank lenders and other stakeholders in connection with the recapitalization process and it is likely that they will continue to devote significant amounts of their time to this process for the foreseeable future. This has diverted their time and resources from managing the operations of our business. If NTL's senior managers and directors continue to spend significant amounts of their time in connection with the recapitalization process, this may have a negative impact on our operations.

We have historically incurred losses and generated negative cash flows and we cannot assure you that we will be profitable in the future.

Construction and operating expenditures and interest costs have resulted in negative cash flow. We also expect to incur substantial additional losses. We cannot be certain that we will achieve or sustain profitability in the future. Failure to achieve profitability has and could in the future diminish our ability to sustain our operations, obtain additional required funds and make required payments on any indebtedness we have incurred or may incur.

Our growth has been curtailed by funding constraints.

We have significantly decreased the amount we are spending on capital expenditures due to our liquidity constraints. As a result, we will be unable to increase our subscriber numbers in the short term and our revenue may be adversely affected. The decrease in capital expenditure is the result of our need to divert increasing amounts of our financial resources to service our debt. The decrease in capital spending is in line with our current strategy of maximizing revenue from our existing customers rather than increasing our customer base. In our consumer business in the UK, we expect subscriber numbers to decrease in 2002. The revenue we expect to result from our capital expenditure is long-term in nature. The reduction in capital expenditures for connecting new subscribers to our network will likely lead to a decrease in the rate of revenue growth in the future. Difficulties in obtaining additional funding will likely hamper our ability to connect new subscribers to our network and increase our revenue.

One of our key strategies is to reduce customer churn. However there can be no assurance that we will successfully accomplish this or that our churn rate will not increase.

We have experienced rapid growth and development in a relatively short period, either through acquisitions or connecting customers to our network. One of our biggest challenges as we have grown has been to limit our customer churn and the successful implementation of our business plan depends upon a reduction in the percentage of our customers that stop using our services. Factors contributing to increase of churn during 2001 included the continued integration of our ConsumerCo acquisition, the existence of multiple billing systems, the introduction of digital television and our decision to disconnect some of our poor paying customers.

In order to reduce churn in the future, we aim to improve our customer service. This improvement will be difficult to obtain without an integrated billing system and a customer database across the entire NTL network. NTL does not as yet have an integrated billing and operational platform.

Another part of our strategy leading to reduction in churn is an increased take up of broadband services by our existing customers. If this increased level of take up does not materialize we may have difficulties in reducing churn levels, thereby adversely impacting our results of operations.

Failure to successfully market broadband to our existing consumer client base will adversely impact our revenue and results of operations.

A significant component of our strategy to increase our average revenue per unit is to successfully market broadband products to our existing consumer client base. However, we believe that our triple play offering of telephony, broadband access to the Internet and digital television will prove attractive to our existing customer base and allow us to increase our average revenue per user. However, we face significant competition in these markets, through digital satellite and digital terrestrial television and through alternative Internet access media, such as DSL offered by BT and some of our competitors have substantially greater financial and technical resources than we do. If we are unable to charge prices for broadband services that are anticipated in our business plan in response to competition or if our competition delivers a better product to our customers, our average revenue per unit and our results of operations will be adversely affected.

We are dependent upon a small number of key personnel.

A small number of key executive officers manage our businesses. The loss of one or more of these executive officers could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering those key executive officers.

Our principal businesses are subject to government regulation, including pricing regulation, and changes in current regulations may adversely affect us.

Our principal business activities in the UK and the Republic of Ireland are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

We are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce our range of programming and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

The telecommunications industry is subject to rapid technological changes and we cannot predict the effect of any changes on our businesses.

The telecommunications industry is subject to rapid and significant changes in technology and the effect of technological changes on our businesses cannot be predicted. Our core offerings may become outdated due to technological breakthroughs rendering our products out of date. In addition, our business plan contemplates the introduction of services using new technologies. Our investments in those new services may prove premature and we may not realize anticipated returns on these new products. The cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing. We cannot be certain that we would be successful in obtaining any additional financing required.

We do not insure the underground portion of our cable network.

We obtain insurance of the type and in the amounts that we believe are customary for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects our underground cable network could result in substantial uninsured losses.

We are subject to currency risk because we obtain a substantial amount of financing in U.S. dollars and Euro but generally generate revenues and incur expenses in other currencies.

We encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses in other currencies, primarily in pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in U.S. dollars and Euro. We cannot assure you that the hedging transactions we have entered into or any other hedging transactions we might enter into will be successful or that shifts in the currency exchange rates will not have a material adverse effect on us. For example, to the extent that the pound sterling declines in value against the U.S. dollar and, to a lesser extent, the Euro, and we have not fully hedged against such declines, the effective cost of servicing our U.S. dollar and Euro debt will be higher and we will incur currency losses.

The Company, Diamond and NTL Triangle are holding companies that are dependent upon cash flow from their subsidiaries to meet their obligations -- their ability to access that cash flow may be limited in some circumstances.

The Company, Diamond Cable Communications, Diamond Holdings and NTL Triangle are holding companies with no independent operations or significant assets other than investments in and advances to their respective subsidiaries. Each of these companies depends upon the receipt of sufficient funds from their subsidiaries or their respective parent companies to meet their respective obligations. The terms of existing indebtedness of their respective subsidiaries and the laws of the jurisdictions under which those subsidiaries are organized generally limit the payment of dividends, loan repayments and other distributions to them, subject in some cases to exceptions that allow them to service indebtedness in the absence of specified defaults.

Defense of putative class action suits filed against NTL Incorporated and certain of its officers and directors could have a negative impact on NTL's businesses.

The putative class action lawsuits filed against NTL Incorporated and certain of its officers and directors which were commenced by seven of its purported security holders, on behalf of certain purchasers of NTL Incorporated's securities may have a negative impact on its results of operations and business. Three of these lawsuits have been voluntarily dismissed with respect to NTL Incorporated because they were filed subsequent to the commencement of NTL's Chapter 11 cases. The claims arising out of the remaining suits against NTL Incorporated will be discharged if the proposed recapitalization plan is confirmed by the bankruptcy court. The claims arising out of the suits against the individual officers and directors remain and will not be discharged under the recapitalization plan. Defense of such suits may divert these officers' or directors' time and resources from managing the operations of NTL's business. If these officers and directors spend significant amounts of time defending these lawsuits, there may be a negative impact on results of operations and business.

PART II. OTHER INFORMATION

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Defaults under Credit Agreements

Negotiations with Bondholders

Before NTL could commence negotiations with the unofficial committee of its bondholders, it was necessary to obtain waivers from the lenders under the UK credit facilities. Effective March 8, 2002, these lenders granted waivers which, until March 29, 2002, provided that the commencement of negotiations with bondholders with a view to rescheduling its debt would not constitute an event of default under the credit facilities. But for the initial waivers, the commencement of negotiations with bondholders would have been an event of default under the credit facilities. Effective March 28, 2002, these lenders agreed to amend the initial waivers to extend the duration of the initial waivers to April 29, 2002.

In connection with the granting of these waivers, NTL agreed to various affirmative obligations with respect to the lenders under the credit facilities and significant restrictions on its conduct. The amended waivers prevented NTL from making an exchange offer with respect to its outstanding notes or from entering into an agreement with bondholders without the consent of the lenders under each of the credit facilities. The amended waivers also prohibited NTL from commencing voluntary dissolution proceedings, including proceedings under Chapter 11 of the United States Bankruptcy Code, without the consent of these lenders.

As of the date of this Form 10-Q, there are no current waivers from the lenders under the credit facilities. As a consequence, the Chapter 11 filings resulted in events of default under NTL's UK credit facilities.

Missed Interest Payments on NTL's Public Bonds

As a result of the missed interest payments not cured within the 30 day grace period with respect to certain of NTL's publicly traded bonds (described below), as of May 1, 2002, there was an event of default under the UK credit facilities.

Chapter 11 Bankruptcy Filing

On May 8, 2002, NTL Incorporated, NTL (Delaware), Inc., NTL Communications Corp., Diamond Cable Communications Limited, Diamond Holdings Limited and Communications Cable Funding Corp. filed an arranged joint reorganization plan under Chapter 11 of the United States Bankruptcy Code. NTL's operating subsidiaries were not included in the Chapter 11 filing. The Chapter 11 filing constituted an event of default under NTL's UK credit facilities, allowing the lenders thereunder to declare amounts outstanding to be immediately payable.

Defaults on High Yield and Convertible Notes

Payment Defaults

NTL Communications Corp. did not make scheduled interest payments due April 1, 2002, in the aggregate amount of $74.2 million, in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008 and 11 7/8% notes due 2010. NTL Communications also did not make interest payments falling due on April 15, 2002, totaling $17.7 million, in respect of its 12 3/4% Senior Deferred Coupon Notes due 2005. In accordance with the proposed recapitalization plan, NTL does not plan to make future interest payments on its outstanding publicly traded notes except notes issued by NTL Triangle and Diamond Holdings Limited.

If the applicable issuer does not pay interest on these notes after a 30 day grace period expires there is an event of default under the indenture in respect of the notes on which the interest is due and unpaid. Therefore, there was an event of default for failure to pay interest on May 1, 2002 under the indentures relating to the missed interest payments due April 1, 2002 and on May 16, 2002, under the indentures relating to the missed interest payments due April 15, 2002. As a result, cross defaults occurred under the indentures at NTL Communications and under NTL's UK credit facilities.

Chapter 11 Bankruptcy Filing

The Chapter 11 bankruptcy filing constituted an event at default under the indentures of each of the entities which made the Chapter 11 filing and amounts outstanding under these indentures became immediately due and payable.

Aggregate Amount of Defaults

Interest

As a result of the events of default described above, as of June 13, 2002, NTL Communications Corp. is in default in respect of an aggregate of $157.9 million of interest payments in respect of its 9 1/2% notes due 2008, 11 1/2% notes due 2008, 11 7/8% notes due 2010, 12 3/4% notes due 2005, 9 1/4%
notes due 2006, 6 3/4% notes due 2008 and 9 7/8% notes due 2009, including interest accrued on the April 1 and April 15, 2002 missed interest payments up to May 8, 2002.

Principal

As a consequence of the Chapter 11 filings on May 8, 2002, all amounts outstanding under the indentures governing the high yield and convertible debt of the entities having commenced Chapter 11 cases automatically became immediately due and payable. However, the automatic stay of Section 362 of the U.S. Bankruptcy Code serves to prevent the holders of such debt from seeking to enforce their collection rights under the indentures, except within the context of the Chapter 11 cases, and even then only with the prior approval of the bankruptcy court. As a result of the default and acceleration resulting from the Chapter 11 filing, as of March 31, 2002:

o NTL Communications Corp. is in default in respect of an aggregate of $7,911.9 million in principal amount of debt; and

o Diamond Cable Communications and Diamond Holdings are in default in respect of an aggregate of $1,539.0 million in principal amount of debt.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits.

        None.

    (b) Reports on Form 8-K.

        No reports on Form 8-K were filed by the Company during the quarter ended March 31, 2002.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     NTL COMMUNICATIONS CORP.

Date: June 28, 2002                  By: /s/ Barclay Knapp
                                         -----------------
                                         Barclay Knapp
                                         President and Chief Executive Officer

Date: June 28, 2002                  By: /s/ Gregg N. Gorelick
                                         ---------------------
                                         Gregg N. Gorelick
                                         Vice President-Controller
                                         (Principal Accounting Officer)






               NTL COMMUNICATIONS CORP.'S QUARTERLY REPORT ON
            FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2002




                                EXHIBIT G


                                     TO

     AMENDED DISCLOSURE STATEMENT WITH RESPECT TO SECOND AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES




                            LIQUIDATION ANALYSIS




                            LIQUIDATION ANALYSIS

Introduction
------------

The Liquidation Analysis reflects the Debtors' estimates of the proceeds that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based on the Debtors' projected assets as of August 31, 2002.

The Liquidation Analysis presented below is premised on numerous estimates and assumptions which, although developed and considered reasonable by the Debtors' management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of management, and could be subject to change during the course of an actual liquidation. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. For a discussion of the parameters of the Liquidation Analysis, see Section XIII.C of this Disclosure Statement entitled "Liquidation Analysis" and Section XIV.B of this Disclosure Statement entitled "Liquidation Under Chapter 7 Or Chapter 11."

Analysis, Parameters, Assumptions, And Notes
--------------------------------------------

In performing the Liquidation Analysis, the Debtors and their financial consultants, Kane Reece Associates, Inc. ("Kane Reece"), examined the Debtors' major functional business units or segments ("Functional Units"), the market potential for buyers of such Functional Units, and the financial condition and outlook for both the subject businesses and the marketplace. In this regard, Kane Reece reviewed management's historical and projected financial and operating data for the Debtors and certain of their business segments, management summary packages, the Plan and Disclosure Statement, financial and operational data available from various publicly traded guideline companies, and certain industry-specific data. Additionally, Kane Reece discussed the current operations and potential of the businesses with the Debtors' management.

The Liquidation Analysis assumes that, for the majority of the Functional Units, maximum liquidation value would be realized through the sale of individual or groups of Functional Units. The Liquidation Analysis further assumes that the liquidation value of certain other entities, such as (a) those with negative operating cash flow, and (b) minority interests/joint ventures, would be limited to a small fraction of their Functional Unit basis or zero, depending upon whether they were liquidated as part of a Functional Unit or piecemeal.

In those instances in which liquidation value was determined by considering the value of the Functional Unit(s), a modified definition of fair market value has been employed. The "standard" definition of fair market value is the price, in cash or equivalent, that a buyer could reasonably be expected to pay and a seller could reasonably be expected to accept, if the property were exposed in the open market for a reasonable period of time, both buyer and seller being in possession of the pertinent facts and neither being under compulsion to act, as of a certain date. This definition assumes that the buyer and seller contemplate continued use of the facilities at their present location. For purposes of this Liquidation Analysis, the liquidation value modifications to the fair market value definition include adjustments to account for the imposition of a limited time frame for completion of the sale(s) and the associated costs and operational effects such a hypothetical liquidation would precipitate. Cost and operational factors incorporated in the Liquidation Analysis include:

o        Fees payable to a Chapter 7 trustee and its advisors;

o Any erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail;

o Any adverse effects on the Debtors' businesses as a result of the likely departure of key employees; and

o Any reduction of value associated with a Chapter 7 trustee's operation of the Debtors' businesses.

The Debtors and Kane Reece have determined that a six-month time frame from the Effective Date is the appropriate period for a Chapter 7 trustee to complete a liquidation because the nature of the Debtors' businesses is such that (a) they require substantial ongoing capital investment and (b) the ability to attract and retain new customers is highly dependent on the Functional Units' ability to fund growth. Further, the Debtors and Kane Reece believe six months to be a reasonable liquidation period, absent regulatory delays in the transfer of licenses and franchises. Should such nominal delays occur, this would only serve to reduce the liquidation proceeds available.

The Debtors and Kane Reece further believe that the value of the Debtors' Functional Units is directly related to the ability to attract new customers and retain existing customers. In a Chapter 7 liquidation, new customers would be extremely difficult to obtain, making the retention of existing customers even more important. Although several Functional Units, such as the UK Broadcasting unit, have some long-term customer contracts, most do not, and therefore rely on short term or month-to-month service commitments. For this and the reasons discussed below, the Debtors and Kane Reece have assumed that during the period necessary to complete a liquidation, (a) no new customers could be obtained and (b) the typical customer churn rate would increase.

Quality of service is important for customer retention in a normal operating environment, and even more so in a Chapter 7 scenario. The ability of a Chapter 7 trustee to maintain quality of service through the retention of skilled communication technicians and engineers likely would be strained if more than six months elapsed between the commencement and completion of the liquidation process. Further, substantial capital expenditures are required to maintain the Debtors' networks, and to provide and install set-top converter boxes, cable modems, and telephony equipment. The longer the presumed liquidation process, the more the Debtors' internally-generated cash flow would decline, jeopardizing a trustee's ability to fund the human and capital resources required to maximize the sales proceeds for the Functional Units.

Kane Reece employed a variety of valuation techniques in estimating the Debtors' liquidation value, applying such techniques to the various Functional Units. In particular, Kane Reece examined the market approach, including comparable sales and public guideline company analysis, as well as the income approach, which employs the Discounted Cash Flow Method ("DCF").

The Debtors and Kane Reece believe that the DCF method is the best method to value a broadband and broadcast business like the Debtors', because few guideline companies are comparable to the Debtors for purposes of utilizing a market approach in a Chapter 7 liquidation scenario. Kane Reece thus relied primarily on the DCF method to test the sensitivity of the various Functional Units' cash flows to assumptions affecting the risk associated with a Chapter 7 liquidation. Using the DCF method, Kane Reece tested the Debtors' cash flow projections to simulate the effects of market, technical, and financial parameters on the cash available to fund operations. It is this measure that directly relates to value on a risk-adjusted, present value basis.

The Liquidation Analysis further assumes no material tax on any gain associated with the sale of individual or groups of Functional Units, because the tax basis in most of the likely sale scenarios would result in little or no taxable gain to the Debtors. Even in those circumstances in which the Debtors could realize taxable gain, such gain likely could be offset by Net Operating Loss carry forwards to mitigate any actual tax liability. In the event that an actual tax liability were to be incurred, the effect would be to reduce the liquidation proceeds available to the Debtors' creditors.

Finally, the Liquidation Analysis assumes that, as is typical in the Debtors' industry, the current assets (excluding cash) and current liabilities or, taken together, the net working capital assets, are part of the Functional Units' sale proceeds. If assets were to be sold on a non-Functional Unit basis, it is possible that further liabilities associated with accounts payable could create additional claims on any piecemeal asset sale proceeds, thereby further reducing the aggregate proceeds available for distribution to creditors. Additionally, the collection of the accounts receivable would be compromised, further eroding net liquidation values.

Proceeds From Liquidation Sale Of Functional Units (Note 1)
-----------------------------------------------------------

Estimates of the net cash proceeds that might be realized from the liquidation of the Debtors' Functional Unit assets are shown in Schedule 1. The proceeds are applied to the corporate ownership entity beginning at the lowest level of the NTL corporate hierarchy structure. This allows any "excess" proceeds to flow "upward" to the next NTL corporate ownership level and be available for those creditors as well, to the extent available.

In performing the Liquidation Analysis, the Debtors and Kane Reece have considered value to be derived from the Debtors' long-term investments, which include NTL Communication Corp.'s equity investment in its Media joint ventures; NTL Delaware's equity investments in Universal Studios' "the Studio", ITN News Channel, Diva Systems, iesy, and B2 Bredband, and NTL Inc.'s equity investments in Noos, Global Radio, Into Networks, and NTL TWTV Holdings Limited. The Debtors and Kane Reece have also considered proceeds from the sale of the Debtors' consumer, business, and broadcast businesses as Functional Units, and believe this approach would realize the maximum proceeds for distribution to creditors (as opposed to piecemeal liquidation of assets). The telecommunications/media industry both in Europe and the United States is currently in turmoil, primarily due to high debt obligations associated with the construction of duplicated network facilities and strong competition for customers. There is a glut of fiber optic network facilities in the marketplace and many broadband network providers have sought bankruptcy protection or are struggling to avoid bankruptcy. The Debtors and Kane Reece believe that piecemeal sale of the Debtors' assets such as fiber optic, telephone switches, broadcast towers, consumer electronics equipment, etc., would yield de minimis proceeds. Indeed, recent marketplace sales of switches, routers, and fiber electronics have yielded prices ranging from ten to twenty-five cents on the dollar, exclusive of sales commissions and de-installation expenses.

Estimate Of Costs (Note 2)
--------------------------

Costs of liquidation under Chapter 7 would include fees payable to a Chapter 7 trustee as well as those payable to the attorneys and other professionals engaged by such a trustee. Costs of liquidation would also include any obligations and unpaid expenses incurred by the Debtors until conclusion of the Chapter 7 cases.

Additional claims could arise by reason of any contract rejections or obligations incurred by the Debtors during the bankruptcy cases. It is thus possible that in Chapter 7 cases, the Chapter 7 administrative expenses may be greater or less than the estimated amount. Such expenses are in part dependent on the length of time of the liquidation.

There are two considerations for determining the reasonable and necessary compensation of a Chapter 7 trustee. The first is the lodestar analysis, under which compensation is reviewed primarily on the basis of multiplying the number of hours spent by the trustee by the hourly rate normally charged by the trustee. The second consideration is the twelve so- called "Johnson" factors: (1) the time and labor required; (2) the novelty and difficulty of the issues; (3) the skill required to perform the legal services properly; (4) the preclusion of employment by the trustee due to acceptance of the case; (5) the customary fee; (6) whether the fee is fixed or contingent; (7) time limitations imposed by the client or the circumstances; (8) the amount involved and the result obtained; (9) the experience, reputation, and ability of the trustee; (10) the understanding of the case; (11) the nature and length of the professional relationship with the client; and (12) the awards in similar cases.

Based on estimates of the nature and magnitude of the tasks to be performed by a trustee, who effectively would be serving as the chief executive officer and board of directors for the liquidating Debtors, the Debtors and Kane Reece have estimated the hours, functional tasks, and hourly rates of compensation for a hypothetical trustee. These cost estimates were assumed to accrue for a six-month liquidation period, and converted into a percentage of gross liquidation proceeds, enabling the determination of estimated trustee fees for each Functional Unit. Specifically, the trustee fees were estimated at 0.75% of the proceeds realized from the sale of Functional Units. The Debtors and Kane Reece believe that this is consistent with sections 326 and 330 of the Bankruptcy Code ("Limit on Compensation of Trustee"). In addition, the professional fees were assumed to cover accounting, auditing, legal, and consulting tasks, and were calculated in a manner similar to that for the trustee fees.

Brokerage Fees were estimated to be 1.0% of the realized sale price of the Functional Units, based generally on typical investment banking fees for sales of business entities, as derived from the Lehman formula, a traditional fee determination methodology, which supports a 1% fee for relatively large transactions such as the sales of the Functional Units.

The following are the effective assumed fees used in the Liquidation Analysis, expressed as a percentage of the gross Functional Units' liquidation proceeds:

         -        Trustee Fees:        0.75%
         -        Brokerage Fees:      1.00%
         -        Professional Fees:   0.50%

Estimate Of Additional Claims (Note 3)
--------------------------------------

This category consists of additional claims that could be asserted against the Debtors in a Chapter 7 liquidation scenario, including certain guaranties by, and funding obligations of, the Debtors. Depending on the resolution of various contractual and statutory subordination issues, such additional claims would either rank immediately senior to, pari passu with, or immediately junior to claims of other creditors. Intercompany claims between Debtors and/or between Debtors and Non-Debtor Subsidiaries have not been included, as the Debtors and Kane Reece have determined that inclusion of such claims would not materially affect the results of the analysis.

Net Liquidation Proceeds Available For Payment Of Creditors (Note 4)

This represents the gross Functional Units' liquidation proceeds less the Estimate Of Costs (Note 2) and Estimate Of Additional Claims (Note 3).

Cash (Note 5)
-------------

Consists of all cash in banks or operating accounts and cash held at NTL Inc. and subsidiary levels as of August 31, 2002, as estimated by the Debtors' management. Cash is assumed to be fully recoverable.

Additional cash from operations during the liquidation period is not assumed to be available for distribution to creditors because such cash will be used to operate and maintain the Functional Units.

Liquidation Proceeds From Subsidiary And Net Proceeds Available For Payment Of Creditors (Note 6)
---------------------------------------------------------------------------

These items provide for the upward flow of proceeds from a lower corporate hierarchy Functional Unit sale in those instances in which proceeds exceed 100% of the creditors' claims at such lower corporate entity. The net liquidation proceeds available for payment of the creditors is then calculated as the net liquidation proceeds available for payment of creditors, plus cash, plus liquidation proceeds from its direct subsidiary (if any).

Distribution Of Net Proceeds From Liquidation (Note 7)
------------------------------------------------------

The claims, costs, expenses, and fees described in Notes 1-6, as well as such other claims as may arise in the Chapter 7 cases, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors were paid in full. Thus, the Liquidation Analysis allocates the net proceeds to senior and subordinated creditors in their respective order of priority. The "Notes" column of Schedules 1 and 2 identify creditor claims by use of the letters A through Y.

Remaining Proceeds To Parent (Note 8)
-------------------------------------

This item describes whether any liquidation proceeds remain at each respective NTL entity level (for distribution to a parent entity), by subtracting the Distribution Of Net Proceeds (Note 7) from the Net Proceeds Available For Payment Of Creditors (Note 6).

Recovery Of Creditors Claim Summary
-----------------------------------

Schedule 2 summarizes the application of the net proceeds available to each class of creditors and interest holders based on estimated balances prepared by the Debtors as of May 8, 2002. The proceeds are determined from
Schedule 1 and their respective recovery is summarized and compared to recoveries under Chapter 11.

Recoveries are presented in Schedule 2 on a non-discounted basis. Schedule 2 compares the estimated recovery under the Plan with the recovery under the hypothetical Liquidation Analysis. For purposes of the analysis, estimated balances as of May 8, 2002 were used to estimate recoveries at September 1, 2002.

Conclusion
----------

The Liquidation Analysis is an estimate of the proceeds that may be generated and distributed as a result of a hypothetical Chapter 7 liquidation of the assets of the Debtors. It is based on many estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies beyond the control of the Debtors or a Chapter 7 trustee. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. Thus, there can be no assurance that the assumptions and estimates of realizable proceeds, were the Debtors to undergo an actual liquidation, are correct. Further, the actual amount of claims against the Debtors could vary from the estimates set forth herein, depending, in large part, on the scope and nature of the claims asserted during the pendency of the Chapter 7 cases. Finally, this Liquidation Analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments, or other potential claims, or potential recoveries from avoidance actions, or proceeds resulting from the sale of certain assets with intangible value (if any such assets exist). As a result, the actual liquidation value of the Debtors could vary from the estimates provided herein.

The Liquidation Analysis is based on estimated liquidation values of the Debtors' assets on September 1, 2002. To the extent the results of the Debtors' operations through such date are different than currently projected, the asset values may change. These values have not been subject to any review, compilation, or audit by any independent accounting firm.

As summarized in Schedule 2, the Debtors and Kane Reece have concluded that each class of impaired Claims and Interests will receive under the Plan not less than it would receive if the Debtors were liquidated in hypothetical Chapter 7 cases on the Effective Date of the Plan.




                                                               Schedule 1
                                     NTL Incorporated & Subsidiaries Liquidation Proceeds Analysis


Notes                               Diamond Holdings Limited              Notes           Diamond Cable Communications Limited
                             ---------------------------------------               -----------------------------------------------
                                                        ($ millions)                                               ($ millions)

  1    Proceeds From Liquidation Sale
       Of Functional Units
       Diamond                                                 686.0                                                        0.0

       Less:
  2    Liquidating Trustee Fees                                  5.1                                                        0.0
  2    Brokerage Fees                                            6.9                                                        0.0
  2    Professional Fees                                         3.4                                                        0.0
  3    Funding Guarantees                                        0.0                                                        0.0
  3    Other (Chapter 11 Administrative Claims & DIP)           12.1                                                        0.0

  4    Net Liquidation Proceeds Available                      658.5                                                        0.0
       For Payment Of Creditors
       Plus:
  5    Cash                                                     14.1                                                        N/A
  6    Liquidation Proceeds From Subsidiary
                                                                                Diamond Holdings Limited                  356.4

  6    Net Proceeds Available For Payment Of Creditors         672.6                                                      356.4

  7    Distribution Of Net Proceeds From Liquidation
                             Senior Creditors                                   Senior Creditors
  B                             10% Senior Sterling Notes      203.5        D      13-1/4% Senior Sterling Notes           80.8
  C                             9-1/8% Senior Notes            112.7        E      11-3/4% Senior Sterling Notes          155.2
                                                                            F      10-3/4% Senior Sterling Notes          120.4


  8    Remaining Proceeds To Parent:
                       Diamond Cable Communications Limited    356.4            NTL Communications Corp.                    0.0


Columns may not add due to rounding; zero values may be small values rounded to zero




                                                               Schedule 1

                                                    NTL Incorporated & Subsidiaries
                                                     Liquidation Proceeds Analysis

Notes                                NTL (Triangle) LLC: Cablelink          Notes                   NTL (Triangle) LLC
                             ----------------------------------------------       ------------------------------------------------
                                                               ($ millions)                                          ($ millions)
  1    Proceeds From Liquidation Sale
       Of Functional Units

                             Cablelink                                133.0       NTL (Triangle) LLC                       428.0

       Less:
  2    Liquidating Trustee Fees                                         1.0                                                  3.2
  2    Brokerage Fees                                                   1.3                                                  4.3
  2    Professional Fees                                                0.7                                                  2.1
  3    Funding Guaranties                                               0.0                                                  0.0
  3    Other (Chapter 11 Administrative Claims & DIP)                   2.3                                                  7.6

  4    Net Liquidation Proceeds Available                             127.7                                                410.8
       For Payment Of Creditors
       Plus:
  5    Cash                                                             0.0                                                 49.6
  6    Liquidation Proceeds From Subsidiary
                                                                                     Cablelink                              29.1

  6    Net Proceeds Available For Payment Of Creditors                127.7                                                489.5

  7    Distribution Of Net Proceeds From Liquidation
                             Senior Creditors                                     Senior Creditors
                                NTL Communications Corp.               98.6          11.2% Senior Discount Debentures      489.5


  8    Remaining Proceeds To Parent:
                             NTL (Triangle) LLC                        29.1       NTL Communications Corp.                   0.0





Columns may not add due to rounding; zero values may be small values rounded to zero





                                                               Schedule 1

                                                        NTL Incorporated & Subsidiaries
                                                         Liquidation Proceeds Analysis

Notes                                  NTL Communications Limited               Notes                NTL Communications Corp.
                             --------------------------------------------       ---------------------------------------------------
                                                             ($ millions)                                               ($ millions)

  1    Proceeds From Liquidation Sale
       Of Functional Units
                             UK Consumer                          3,243.0       Media JVs                                       8.6
                             UK Business                          2,149.0
                             Broadcast                            1,045.7
       Less:
  2    Liquidating Trustee Fees                                      48.3                                                       0.1
  2    Brokerage Fees                                                64.4                                                       0.1
  2    Professional Fees                                             32.2                                                       0.0
  3    Funding Guarantees                                             0.0                                                       0.0
  3    Other (Chapter 11 Administrative Claims & DIP)               113.6                                                       0.2

  4    Net Liquidation Proceeds Available                         6,179.3                                                       8.3
       For Payment Of Creditors
       Plus:
  5    Cash                                                          24.7                                                       0.0
  6    Liquidation Proceeds From Subsidiary
                                                                                NTL (Triangle) LLC                              0.0
                                                                                NTL Communications Limited                   1,459.7
                                                                                Diamond Cable Communications Limited            0.0

  6    Net Proceeds Available For Payment Of Creditors            6,204.0                                                    1,467.9

  7    Distribution Of Net Proceeds From Liquidation
                             Senior Creditors                                   Senior Creditors
                           Credit Agreement                       4,087.0   H      12-3/4% Senior Deferred Coupon Notes         56.4
  A                        Working Capital Agreement ( Guarantee)   598.7   I      11-1/2% Senior Deferred Coupon Notes        204.9
                           Other ( UK Group Mortgage Notes)          58.6   J      10% Senior Notes                             77.4
                                                                            K      9-1/2% Senior Sterling Notes, less
                                                                                     unamortized discount                       36.7
                                                                            L      10-3/4% Senior Deferred Coupon Sterling
                                                                                     Notes                                      75.9
                                                                            M      9-3/4% Senior Deferred Coupon Notes         225.9
                                                                            N      9-3/4% Senior Deferred Coupon Sterling Notes 76.2
                                                                            O      11-1/2% Senior Notes                        126.5
                                                                            P      12-3/8% Senior Deferred Coupon Notes         72.0
                                                                            Q      9-1/4% Senior Euro Notes                     45.2
                                                                            R      9-7/8% Senior Euro Notes                     63.5
                                                                            S      11-1/2% Senior Deferred Coupon Euro Notes    27.4
                                                                            T      11-7/8% Senior Notes, less unamortized
                                                                                     discount                                  101.4
                                                                            U      12-3/8% Senior Euro Notes, plus unamortized
                                                                                      premium                                   53.7
                                                                            G      6-3/4% Convertible Senior Notes             224.7
                                                                                Subordinated Creditors:
                                                                            V      7% Convertible Subordinated Notes              -
  8    Remaining Proceeds To Parent:
                             NTL Communications Corp.               1,459.7        NTL (Delaware), Inc.                           -


Columns may not add due to rounding; zero values may be small values rounded to zero




                                                               Schedule 1

                                                        NTL Incorporated & Subsidiaries
                                                         Liquidation Proceeds Analysis

Notes                                           Cablecom                    Notes                  NTL (Delaware) Inc.
                             ----------------------------------------------       --------------------------------------------------
                                                               ($ millions)                                             ($ millions)

  1    Proceeds From Liquidation Sale
       Of Functional Units
                             Cablecom                               1,699.0       Premium TV Limited                            50.4
                                                                                  Sweden                                        32.5
                                                                                  Germany                                       26.4
                                                                                  Universal Studios' "The Studio"                1.6
                                                                                  ITN News Channel                               0.0

       Less:
  2    Liquidating Trustee Fees                                        12.7                                                      0.8
  2    Brokerage Fees                                                  17.0                                                      1.1
  2    Professional Fees                                                8.5                                                      0.6
  3    Funding Guaranties/PTV Swap                                      0.0                                                     78.5
  3    Other (Chapter 11 Administrative Claims & DIP)                  30.0                                                      2.0

  4    Net Liquidation Proceeds Available                           1,630.8                                                     27.9
       For Payment Of Creditors
       Plus:
  5    Cash                                                            25.0                                                    301.2
  6    Liquidation Proceeds From Subsidiary
                                                                                  NTL Communications Corp.                       0.0
                                                                                  Cablecom                                       0.0


  6    Net Proceeds Available For Payment Of Creditors              1,655.8                                                    329.1

  7    Distribution Of Net Proceeds From Liquidation
                             Senior Creditors                                     Subordinated Creditors
                                Term Loan Facility                  1,655.8   V      7% Convertible Subordinated Notes          90.3
                                Revolving Facility                      0.0   W      5-3/4% Convertible Subordinated Notes     177.7
                                Other                                   0.0   X      5-3/4% Convertible Subordinated Notes
                                                                                      (France Telecom)                          42.6
                                                                              Y      5-3/4% Convertible Subordinated Notes      18.5

  8    Remaining Proceeds To Parent:
                             NTL (Delaware), Inc.                       0.0       NTL Inc.                                       0.0




Columns may not add due to rounding; zero values may be small values rounded to zero





                                                               Schedule 1

                                                     NTL Incorporated & Subsidiaries
                                                      Liquidation Proceeds Analysis

Notes                                           NTL Inc.                          Notes           Communications Cable Funding Corp.
                             ----------------------------------------------       ------------------------------------------------
                                                               ($ millions)                                             ($ millions)

  1    Proceeds From Liquidation Sale
       Of Functional Units
                             Global Radio                               0.0                                                    0.0
                             Into Networks                              0.0
                             TWTV                                       0.2
                             Noos                                       1.3


       Less:
  2    Liquidating Trustee Fees                                         0.0                                                    0.0
  2    Brokerage Fees                                                   0.0                                                    0.0
  2    Professional Fees                                                0.0                                                    0.0
  3    Funding Guarantees                                               1.5                                                    0.0
  3    Other (Ch. 11 Admin Claims & DIP)                                0.0                                                    0.0

  4    Net Liquidation Proceeds Available                               0.0                                                    0.0
       For Payment Of Creditors
       Plus:
  5    Cash                                                             N/A                                                    0.0
  6    Liquidation Proceeds From Subsidiary
                             NTL (Delaware), Inc.                       0.0



  6    Net Proceeds Available For Payment Of Creditors                  0.0                                                    0.0

  7    Distribution Of Net Proceeds From Liquidation
                             Subordinated Creditors                               Senior Creditors
  V                             7% Convertible Subordinated Notes       0.0
  W                             5-3/4% Convertible Subordinated Notes   0.0
  X                             5-3/4% Convertible Subordinated Notes   0.0
  G                             6-3/4% Convertible Senior Notes         0.0



  8    Remaining Proceeds To Parent:
                             NTL Inc.                                   0.0                                                    0.0


Columns may not add due to rounding; zero values may be small values rounded to zero






                                                                                    Schedule 2
                                                           NTL Incorporated & Subsidiaries Liquidation Recovery Analysis

                                                                                                                           Recovery
                               ($ Millions)                                                                                Percent
                                                                                                                            Under
  Notes               Corporation                                     Creditors                              Class        Chapter 11
  -----               -----------                                     ---------                              -----        ----------
    2     Administrative Claims (Chapter 7)                                                                                   N/A
          Administrative Claims (Chapter 11) Incl's $2M + DIP Repayment of $165.7M                                            100.0%
          Priority Tax Claims                                                                                  1              100.0%
          Other Priority Claims                                                                                1              100.0%

    A     NTL Communications Corp.           UK Working Capital Agreement(Guarantee)                           2              100.0%
          NTL Inc.                           PTV Swap                                                          2              100.0%

    B     Diamond Holdings Limited           10% Senior Sterling Notes '08                                     4              100.0%
    C     Diamond Holdings Limited           9-1/8% Senior Notes '08                                           4              100.0%

    3     Additional Claims Against Debtors                                                                                   100.0%

    D     Diamond Cable Communications       13-1/4% Senior Sterling Notes                                     6               63.0%
          Limited
    E     Diamond Cable Communications       11-3/4% Senior Sterling Notes                                     6               63.0%
          Limited
    F     Diamond Cable Communications       10-3/4% Senior Sterling Notes                                     6               63.0%
          Limited

    G     NTL Communications Corp.           6-3/4% Convertible Senior Notes '08                             7, 10             73.0%

    H     NTL Communications Corp.           12-3/4% Senior Deferred Coupon Notes '05                          7               63.0%
    I     NTL Communications Corp.           11-1/2% Senior Deferred Coupon Notes '06                          7               63.0%
    J     NTL Communications Corp.           10% Senior Notes '07                                              7               63.0%
    K     NTL Communications Corp.           9-1/2% Senior Sterling Notes, less unamortized discount '08       7               63.0%
    L     NTL Communications Corp.           10-3/4% Senior Deferred Coupon Sterling Notes '08                 7               63.0%
    M     NTL Communications Corp.           9-3/4% Senior Deferred Coupon Notes '08                           7               63.0%
    N     NTL Communications Corp.           9-3/4% Senior Deferred Coupon Sterling Notes '09                  7               63.0%
    O     NTL Communications Corp.           11-1/2% Senior Notes '08                                          7               63.0%
    P     NTL Communications Corp.           12-3/8% Senior Deferred Coupon Notes '08                          7               63.0%
    Q     NTL Communications Corp.           9-1/4% Senior Euro Notes '06                                      7               63.0%
    R     NTL Communications Corp.           9-7/8% Senior Euro Notes '09                                      7               63.0%
    S     NTL Communications Corp.           11-1/2% Senior Deferred Coupon Euro Notes '09                     7               63.0%
    T     NTL Communications Corp.           11-7/8% Senior Notes, less unamortized discount '10               7               63.0%
    U     NTL Communications Corp.           12-3/8% Senior Euro Notes, plus unamortized premium '08           7               63.0%
    V     NTL Communications Corp.           7% Convertible Subordinated Notes                             8, 9, 10            74.0%
    W     NTL (Delaware), Inc.               5-3/4% Convertible Subordinated Notes                           9, 10             54.0%
    X     NTL (Delaware), Inc.               5-3/4% Convertible Subordinated Notes( France Telecom)          9, 10              N/A
    Y     NTL (Delaware), Inc.               5-3/4% Convertible Subordinated Notes                           9, 10             54.0%

          Communications Cable Funding                         N/A                                                              N/A
          Corp.

          Old Senior Preferred Stock Interests
          If Class 12 Accepts Plan                                                                            12               20.0%
          If Class 12 Rejects Plan                                                                            12                0.0%

          Old Junior Preferred Stock Interests
          If Class 13 Accepts Plan                                                                            13                5.0%
          If Class 13 Rejects Plan                                                                            13                0.0%

          Class 14:Old Common Stock Interests
          If Class 14 Accepts Plan                                                                            14                 N/A
          If Class 14 Rejects Plan                                                                            14                0.0%

          Securities Claims                                                                                   15                0.0%

          Other Old Equity Interests And                                                                      16                0.0%
          Claims


Columns may not add due to rounding; zero values may be small values rounded to zero




Chart Continued


                                                           Recovery          Recovery
                               ($ Millions)                 Amount            Percent
                                                            Under              Under
  Notes               Corporation                         Chapter 7          Chapter 7
  -----               -----------                         ---------          ----------
    2     Administrative Claims (Chapter 7)               $   213.9              100.0%
          Administrative Claims (Chapter 11)                  167.7              100.0%
          Priority Tax Claims                                   0.0              100.0%
          Other Priority Claims                                 0.0              100.0%

    A     NTL Communications Corp.                            598.7              100.0%
          NTL Inc.                                             33.8              100.0%

    B     Diamond Holdings Limited                            203.5              100.0%
    C     Diamond Holdings Limited                            112.7              100.0%

    3     Additional Claims Against Debtors                    80.0               87.2%

    D     Diamond Cable Communications                         80.8               27.9%
          Limited
    E     Diamond Cable Communications                        155.2               27.9%
          Limited
    F     Diamond Cable Communications                        120.4               27.9%
          Limited

    G     NTL Communications Corp.                            224.7               18.9%

    H     NTL Communications Corp.                             56.4               18.9%
    I     NTL Communications Corp.                            204.9               18.9%
    J     NTL Communications Corp.                             77.4               18.9%
    K     NTL Communications Corp.                             36.7               18.9%
    L     NTL Communications Corp.                             75.9               18.9%
    M     NTL Communications Corp.                            225.9               18.9%
    N     NTL Communications Corp.                             76.2               18.9%
    O     NTL Communications Corp.                            126.5               18.9%
    P     NTL Communications Corp.                             72.0               18.9%
    Q     NTL Communications Corp.                             45.2               18.9%
    R     NTL Communications Corp.                             63.5               18.9%
    S     NTL Communications Corp.                             27.4               18.9%
    T     NTL Communications Corp.                            101.4               18.9%
    U     NTL Communications Corp.                             53.7               18.9%
    V     NTL Communications Corp.                             90.3               17.9%
    W     NTL (Delaware), Inc.                                177.7               17.9%
    X     NTL (Delaware), Inc.                                 42.6               17.9%
    Y     NTL (Delaware), Inc.                                 18.5               17.9%

          Communications Cable Funding                          N/A               N/A
          Corp.

          Old Senior Preferred Stock Interests
          If Class 12 Accepts Plan
          If Class 12 Rejects Plan                              0.0                0.0%

          Old Junior Preferred Stock Interests
          If Class 13 Accepts Plan
          If Class 13 Rejects Plan                              0.0                0.0%

          Class 14:Old Common Stock Interests
          If Class 14 Accepts Plan                                                 N/A
          If Class 14 Rejects Plan                                                 0.0%

          Securities Claims                                                        0.0%

          Other Old Equity Interests And                                           0.0%
          Claims









                                 EXHIBIT H

                                     TO

             DISCLOSURE STATEMENT WITH RESPECT TO AMENDED JOINT
      REORGANIZATION PLAN OF NTL INCORPORATED AND CERTAIN SUBSIDIARIES




                      PROJECTED FINANCIAL INFORMATION






                           Financial Projections

         Responsibility For And Purpose Of The Projections

         As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that a bankruptcy court determine that the plan is "feasible" (i.e., that Confirmation is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor) as set forth in section 1129(a)(7) of the Bankruptcy Code. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of financial projections, analyzed the ability of New NTL and Euroco to meet their respective obligations under the Plan to maintain sufficient liquidity and capital resources to conduct their respective business. The Financial Projections were also prepared to assist each holder of a claim entitled to vote under the Plan in determining whether to accept or reject the Plan.

         The Financial Projections indicate that New NTL and Euroco should have sufficient cash flow to (i) make the payments required under the Plan on the Distribution Date, (ii) repay and service debt obligations, and
(iii) maintain operations on a going-forward basis. Accordingly, the Debtors believe that the Plan complies with section 1129(a)(11) of the Bankruptcy Code. The Financial Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in NTL Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 annexed to this Disclosure Statement as Exhibit B, NTL Inc.'s Quarterly Report on Form 10-Q for the three months ended March 31, 2002 annexed to this Disclosure Statement as Exhibit C, Amendment No. 1 to NTL Inc.'s Annual Report on Form 10-K/A annexed to this Disclosure Statement as Exhibit D, NTL CC's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 annexed to this Disclosure Statement as Exhibit E, and NTL CC's Quarterly Report on Form 10-Q for the three months ended March 31, 2002 annexed to this Disclosure Statement as Exhibit F. The Financial Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. The Financial Projections are based on assumptions as of February 28, 2002, updated in certain respects to May 20, 2002, related principally to the relevant terms of the Plan. As of the date of this Disclosure Statement, the general economic, competitive and business conditions prevailing as of February 28, 2002 have changed because the business environment for competitive telecommunications services has weakened considerably, particularly for those serving business customers. In addition, while NTL has attempted to minimize the effects of the Chapter 11 Cases on its non-debtor operating companies, it believes that the news and uncertainty surrounding the Restructuring has had a negative impact on NTL's overall performance. Thus, while NTL is currently meeting or exceeding most of the key performance indicators that underlie the Financial Projections, it expects to fall short of the 2002 revenue targets set forth in the Financial Projections. Notwithstanding this expected shortfall, NTL still believes that the Financial Projections, when taken as a whole, will not be materially impacted by these factors and that they present NTL's expected results fairly in all material respects. The expected revenue shortfall is principally the result of the performance of NTL's UK business services unit, which has been impacted by both the negative trends in the business telecommunications market in general, as well as the uncertainty potential customers associate with the Chapter 11 Cases. NTL cannot assure you that it will not experience any further challenges to its performance.

         In addition, since the preparation of the Financial Projections, NTL has been considering accelerating a number of projects including investment in customer growth and the integration of its UK billing systems. These projects may result in incurring capital expenditures and operating expenses during 2002 that would otherwise have been incurred in 2003 and beyond in an effort to improve NTL's performance in 2003 and beyond.

         As of the date of this Disclosure Statement, New NTL and Euroco do not exist as separate entities and the Debtors' activities have been carried out on an integrated basis as part of the NTL group. Consequently, certain revenues, costs, assets, and liabilities previously reported within legal entities comprising the NTL group have been allocated to New NTL and Euroco to reflect the assets and liabilities attributable to New NTL and Euroco, respectively. These allocations have been effected in good faith upon assumptions believed to be reasonable, but there can be no guaranty that New NTL and/or Euroco will not incur greater costs in operating as separate entities.

         The Financial Projections were not prepared with a view towards complying with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants. Neither the Debtors' independent auditors, nor any other independent accountants, have compiled or examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, have not expressed an opinion or any other form of assurance with respect thereto.

         The Debtors' management has prepared the Financial Projections set forth below to comply with the requirements of the Bankruptcy Code. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Debtors' management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the respective expected future financial performance of New NTL and Euroco. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this Disclosure Statement are cautioned not to place undue reliance on the Financial Projections. In particular, this information should not be relied upon to determine how to proceed in connection with the Offerings or the exercise of Series A Warrants and does not form part of the UK Prospectus. Accordingly, the Debtors do not intend, and disclaim any obligation, to (a) furnish updated projections to holders of Claims or Interests prior to the Effective Date or to holders of New NTL Common Stock or Euroco Common Stock or any other party after the Effective Date, (b) include such updated information in any documents that may be required to be filed with the SEC, or (c) otherwise make such updated information publicly available.

         The Financial Projections provided in this Disclosure Statement have been prepared exclusively by the Debtors' management. These Financial Projections, while presented with numerical specificity, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' control. No representations can be made as to the accuracy of these Financial Projections or to New NTL or Euroco's ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which these Financial Projections were prepared may be different from those assumed or, alternatively, may have been unanticipated, and thus the occurrence of these events may affect financial results in a material and possibly adverse manner. The Financial Projections, therefore, may not be relied upon as a guaranty or other assurance of the actual results that will occur.

         Finally, the following Financial Projections include assumptions as to the equity values of New NTL and Euroco and the fair value of their respective assets and liabilities as of August 31, 2002. New NTL and Euroco will be required to make such estimations as of the Effective Date. Such determination will be based upon the fair values as of that date, which could be materially greater or lower than the values assumed in the foregoing estimates.

         Financial Projections

         The Financial Projections prepared by the Debtors' management are summarized in the following tables. Specifically, the attached tables include:

                  (1)      New NTL Projected Consolidated Balance Sheet as of August 31, 2002 Reflecting
                           Restructuring Adjustments;

                  (2)      New NTL Projected Consolidated Balance Sheets as of December 31, 2002 through
                           December 31, 2006;

                  (3)      New NTL Projected Condensed Consolidated Statements of Operations for Fiscal Years
                           Ending December 31, 2002 through December 31, 2006;

                  (4)      New NTL Projected Consolidated Statements of Cash Flows for Fiscal Years Ending
                           December 31, 2002 through December 31, 2006;

                  (5)      Euroco Projected Consolidated Balance Sheet as of August 31, 2002 Reflecting
                           Restructuring Adjustments;

                  (6)      Euroco Projected Consolidated Balance Sheets as of December 31, 2002 through December
                           31, 2006;

                  (7)      Euroco Projected Condensed Consolidated Statements of Operations for Fiscal Years Ending
                           December 31, 2002 through December 31, 2006; and

                  (8)      Euroco Projected Consolidated Statements of Cash Flows for Fiscal Years Ending December
                           31, 2002 through December 31, 2006.


         Captions in the following projections may not correspond exactly to the Debtors' historical external reporting.




                                          NEW NTL PROJECTED CONSOLIDATED BALANCE SHEET AS OF
                                          AUGUST 31, 2002 REFLECTING RESTRUCTURING ADJUSTMENTS
                                                          (dollars in millions)




                                                                                                            Fresh Start
                                                       Projected       Restructuring      Fresh Start       Balance Sheet
                                                    August 31, 2002     Adjustments     Adjustments (8)    August 31, 2002
                                                    ---------------    --------------   ---------------   -----------------
Assets
Current assets
    Cash and cash equivalents                       $         88.6  $          141.4(1)                     $          230.0
    Accounts receivable, net                                 498.1                                                   498.1
    Due from affiliates                                       51.1             (51.1)(2)                                  -
    Prepaid and other                                        267.8                                                   267.8
                                                    ---------------    --------------   ---------------   -----------------
Total current assets                                         905.6              90.3               -                 995.9

    Fixed assets, net                                     10,633.7                                                10,633.7
    Intangible assets, net                                 1,020.8            (102.2)(3)  $       346.5             1,265.1
    Loan to Euroco                                           150.0            (150.0)(4)                                  -
    Other assets, net                                         13.3                                                    13.3
    Deferred Tax Asset                                                                           426.8               426.8
                                                    ---------------    --------------   ---------------   -----------------
Total assets                                        $     12,723.4  $         (161.9)    $       773.3    $       13,334.8
                                                    ===============    ==============   ===============   =================

Liabilities & Shareholders' (Deficiency) Equity
Current liabilities
    Accounts payable                                $        284.1                                        $          284.1
    Accrued expenses and other                               493.0                                                   493.0
    Due to affiliates                                        144.3  $         (144.3)(5)                                  -
    Interest payable                                         326.8            (187.9)(6)                                138.9
    Deferred revenue                                         283.1                                                   283.1
    Current portion of long-term debt                     14,912.2         (14,909.7)(7)                                  2.5
                                                    ---------------    --------------   ---------------   -----------------
Total current liabilities                                 16,443.5         (15,241.9)              -               1,201.6

    Long-term debt                                             -             6,030.4(7)                            6,030.4
    Deferred income taxes                                     83.4                       $       (83.4)                -
    Other                                                      5.7                                                     5.7

Shareholders' (deficiency) equity
    Preferred stock                                            -                                                       -
    Common Stock                                               -                 2.3(7)                                2.3
    Additional paid-in capital                            13,917.7           6,094.8(7)      (13,917.7)            6,094.8
    Accumulated other comprehensive (loss)                     -                                                       -
    (Deficit)                                            (17,726.9)          2,952.5          14,774.4                 -
                                                    ---------------    --------------   ---------------   -----------------
                                                          (3,809.2)          9,049.6             856.7             6,097.1
                                                    ---------------    --------------   ---------------   -----------------
Total liabilities and shareholders'
  (deficiency) equity                                     12,723.4  $         (161.9)    $       773.3     $      13,334.8
                                                    ===============    ==============   ===============   =================





Notes To New NTL Projected Consolidated Balance Sheet As Of August 31, 2002 Reflecting Restructuring Adjustments:

(1) Represents the aggregate receipts and disbursements associated with the consummation of the Plan.
(2) Represents the $24.7 million repayment from Euroco for funding of corporate expenses, advisory fees, and investments from May to August and the write off of the remaining balance in accordance with the Plan.
(3) Represents write off of $166.1 million of deferred financing costs, net of accumulated amortization on the Diamond Cable Notes, NTL CC Senior Notes, and NTL CC Subordinated Notes, plus the $63.9 million amendment fee.
(4) Represents write off of Intercompany Claims consistent with the treatment of these claims agreed in the Plan.
(5) Represents repayment of the Delaware/NTL (UK) Group Note (including interest) and cancellation of the $5 million remaining balance in accordance with the Plan.
(6) Represents write off of $187.9 million of accrued and unpaid interest on the Diamond Cable Notes, NTL CC Senior Notes, and NTL CC Subordinated Notes.
(7) Represents (i) write off of $9,213.6 million of outstanding borrowing under the NTL CC Senior Notes and the NTL CC Subordinated Notes and the transfer of the Diamond Cable Notes to NTL CC, consistent with the treatment of these liabilities in the Plan plus the $500 million New NTL Exit Facility less the $165.3 million DIP Facility repayment, (ii) reclassification of remaining debt to long term, and (iii) issuance of New NTL Common Stock in accordance with the provisions of the Plan.
(8) New NTL would account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants. For purposes of these projections, the Reorganization Value has been based upon the midpoint of the estimated enterprise value range of New NTL as described in "Feasibility Of The Plan And The Best Interests Of Creditors Test - Valuation Of The Reorganized Debtors" in this Disclosure Statement. Under "fresh start" accounting principles, New NTL will determine the reorganization value of New NTL at the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible assets, and New NTL will record an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable assets. New NTL is in the process of evaluating further how the reorganization value will be allocated to various assets. It is likely that the final allocation as well as depreciation and amortization expense, will differ from the amounts presented herein. The amount of shareholders' equity in the fresh start balance sheet is not an estimate of the market value of the New NTL Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. New NTL does not make any representations as to the market value, if any, of the New NTL Common Stock to be issued pursuant to the Plan.





                                     NEW NTL PROJECTED CONSOLIDATED BALANCE SHEET
                                       FISCAL YEARS ENDING 2002 THROUGH 2006
                                               (dollars in millions)



                                                                              As of December 31,
                                                    ----------------------------------------------------------------------
                                                        2002          2003           2004          2005          2006
                                                    ----------------------------------------------------------------------
Assets
Current assets
    Cash and cash equivalents                       $        339.4  $      274.1   $      391.1  $      699.9  $     1,287.9
    Accounts receivable, net                                 485.8         548.4          690.9         796.5          980.4
      Other                                                  270.1         255.5          234.1         214.9          203.1
                                                    --------------  ------------   ------------  ------------  -------------
Total current assets                                       1,095.3       1,078.0        1,316.1       1,711.3        2,471.4

    Fixed assets, net                                     10,428.7      10,176.6       10,168.2      10,333.2       10,722.8
    Intangible assets, net                                 1,265.3       1,229.4        1,193.4       1,232.3        1,207.0
    Other assets, net                                         14.7          19.1           25.9          32.2           32.3
    Deferred tax asset                                       487.6         590.9          525.6         282.6            -
                                                    --------------  ------------   ------------  ------------  -------------
Total assets                                        $     13,291.6  $   13,094.0   $   13,229.2  $   13,591.6  $    14,433.5
                                                    ==============  ============   ============  ============  =============

Liabilities & Shareholders' Equity
Current liabilities
    Accounts payable                                $        250.4  $      382.0   $      486.6  $      543.9  $       665.9
    Accrued expenses and other                               466.5         487.3          537.3         576.5          648.2
    Interest payable                                         285.2         288.1          275.1         268.6          257.5
    Deferred revenue                                         281.3         293.1          310.6         329.0          354.0
    Current portion of long-term debt                          2.5           2.5            2.5           2.5            2.5
                                                    --------------  ------------   ------------  ------------  -------------
Total current liabilities                                  1,285.9       1,453.0        1,612.1       1,720.5        1,928.1

    Long-term debt                                         6,031.8       5,990.3        5,895.4       5,668.7        5,232.8
    Deferred income taxes                                      -             -              -             -             72.7
    Other                                                      5.7           5.7            5.7           5.7            5.7

Shareholders' equity
    Preferred stock                                            -             -              -             -              -
    Common Stock                                               2.3           2.3            2.3           2.3            2.3
    Additional paid-in capital                             6,094.8       6,094.8        6,094.8       6,094.8        6,094.8
    Accumulated other comprehensive (loss)                     -             -              -             -              -
    (Deficit) Retained Earnings                             (128.9)       (452.1)        (381.1)         99.6        1,097.1
                                                    --------------  ------------   ------------  ------------  -------------
                                                           5,968.2       5,645.0        5,716.0       6,196.7        7,194.2
                                                    --------------  ------------   ------------  ------------  -------------
Total liabilities and shareholders' equity          $     13,291.6  $   13,094.0   $   13,229.2  $   13,591.6  $    14,433.5
                                                    ==============  ============   ============  ============  =============





                                        NEW NTL PROJECTED CONDENSED CONSOLIDATED
                                               STATEMENTS OF OPERATIONS
                                        FISCAL YEARS ENDING 2002 THROUGH 2006
                                                (dollars in millions)



                                                                              As of December 31,
                                                    ----------------------------------------------------------------------
                                                        2002          2003           2004          2005          2006
                                                    ----------------------------------------------------------------------

Revenues                                            $      3,410.1  $    3,896.3 $      4,968.6  $    6,321.3  $     7,919.8

Costs, expenses and other (income)
    Operating expenses                                     1,542.7       1,585.2        1,888.8       2,293.8        2,795.9
    Selling, general and administrative expenses             838.4         946.9        1,049.9       1,202.4        1,365.0
    Corporate expenses                                        31.8          39.6           39.6          39.6           39.6
    Reorganization costs                                      73.8           -              -             -              -
    Gain from debt discharge                              (2,957.2)          -              -             -              -
    Other charges                                              2.2           -              -             -              -
    Depreciation and amortization                          1,106.8       1,222.8        1,336.3       1,547.0        1,759.3
    Interest income and other, net                            (8.6)         (8.2)          (8.5)        (16.5)         (31.9)
    Interest expense                                         774.9         533.1          520.4         520.8          505.2
                                                    --------------  ------------   ------------  ------------  -------------

Earnings before taxes                                      2,005.3        (423.1)         142.1         734.2        1,486.7

    Income tax (expense) benefit                              89.9          99.9          (71.1)       (253.5)        (489.2)
                                                    --------------  ------------   ------------  ------------  -------------

Net income (loss)                                   $      2,095.2  $     (323.2)  $       71.0  $      480.7  $       997.5
                                                    ==============  ============   ============  ============  =============






                                     NEW NTL PROJECTED CONDENSED CONSOLIDATED
                                              STATEMENTS OF CASH FLOWS
                                        FISCAL YEARS ENDING 2002 THROUGH 2006
                                                (dollars in millions)



                                                                              As of December 31,
                                                    ----------------------------------------------------------------------
                                                        2002          2003           2004          2005          2006
                                                    ----------------------------------------------------------------------
Operating activities
Net income (loss)                                     $    2,095.2  $     (323.2)  $       71.0  $      480.7  $       997.5
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization                          1,106.8       1,222.8        1,336.3       1,547.0        1,759.3
    Amortization of original issue discount                   89.1           -              -             -              -
    Gain from debt discharge                              (2,957.2)          -              -             -              -
    Change in Deferred Tax Asset                             (91.2)       (103.3)          65.3         243.0          355.3
    Other                                                     90.8          13.8           26.3          40.2           46.7
Changes in operating assets and liabilities:
    Accounts receivable                                       (6.7)        (62.7)        (142.5)       (105.6)        (183.9)
    Prepaid and other                                          1.6          14.7           21.6          19.3           11.7
    Accounts payable                                        (128.0)        131.6          104.5          57.6          121.8
    Accrued expenses and other                              (359.2)         19.6           50.0          39.2           71.8
    Interest payable                                         206.3           2.9          (13.0)         (6.5)         (11.0)
    Deferred revenue                                          (8.9)         11.7           17.6          18.4           25.0
                                                    --------------  ------------   ------------  ------------  -------------
Net cash provided by operating activities                     38.6         927.9        1,537.1       2,333.3        3,194.2

Investing activities
    Purchase of fixed assets                                (695.2)       (934.7)      (1,292.0)     (1,686.6)      (2,123.5)
    Increase in other assets                                 (72.6)         (4.5)          (6.7)        (70.6)           -
                                                    --------------  ------------   ------------  ------------  -------------
Net cash (used in) investing activities                     (767.8)       (939.2)      (1,298.7)     (1,757.2)      (2,123.5)

Financing activities
    Proceeds from borrowings, net of financing costs       1,113.7           -              -             -              -
    Principal payments                                      (296.2)        (54.0)        (121.4)       (267.3)        (482.7)
                                                    --------------  ------------   ------------  ------------  -------------
Net cash provided by (used in) financing activities          817.5         (54.0)        (121.4)       (267.3)        (482.7)

(Decrease) increase in cash and cash equivalents              88.3         (65.3)         117.0         308.8          588.0
Cash and cash equivalents at beginning of year               251.1         339.4          274.1         391.1          699.9
                                                    --------------  ------------   ------------  ------------  -------------
Cash and cash equivalents at end of year              $      339.4  $      274.1   $      391.1  $      699.9  $     1,287.9
                                                    ==============  ============   ============  ============  =============






                                                 EUROCO PROJECTED CONSOLIDATED BALANCE SHEET AS OF
                                                AUGUST 31, 2002 REFLECTING RESTRUCTURING ADJUSTMENTS
                                                                 (dollars in millions)



                                                       Projected       Restructuring                         Fresh Start
                                                      August 31,        Adjustments       Fresh Start       Balance Sheet
                                                         2002                            Adjustments (9)   August 31, 2002
                                                    -----------------    --------------   ---------------   -----------------
Assets
Current assets
    Cash and cash equivalents                       $           336.5  $         (169.0)(1)               $             167.5
    Accounts receivable, net                                     65.7                                                    65.7
    Due from affiliates                                         139.3            (139.3)(2)                                 -
    Prepaid and other                                           196.3                                                   196.3
                                                    -----------------    --------------   ---------------   -----------------
Total current assets                                            737.8            (308.3)              -                 429.5

    Fixed assets, net                                         1,496.8                                                 1,496.8
    Intangible assets, net                                    1,230.0             (25.6)(3)$         42.4             1,246.8
    Other assets, net                                        14,148.3                           (14,005(10)             142.7
                                                    -----------------    --------------   ---------------   -----------------
Total assets                                        $        17,612.9  $         (333.9)$       (13,963.2)$           3,315.8
                                                    =================    ==============   ===============   =================

Liabilities & Shareholders' (Deficiency) Equity
Current liabilities
    Accounts payable                                $            64.2                                     $              64.2
    Accrued expenses and other                                  176.1    $        (37.0)(4)                             139.1
    Due to affiliates                                           200.6            (200.6)(5)                                 -
    Interest payable                                             37.2             (28.8)(6)                               8.4
    Deferred revenue                                             71.4                                                    71.4
    Current Portion of long-term debt                         3,554.1          (3,554.1)(7)                                 -
                                                    -----------------    --------------   ---------------   -----------------
Total current liabilities                                     4,103.6          (3,820.5)              -                 283.1

    Long-term debt                                                -             2,254.1)(7)                           2,254.1
    Redeemable preferred stock                                2,773.7          (2,423.7)(8)                             350.0
    Deferred income taxes                                       124.0                      $        (86.7)               37.3
    Other                                                       151.8                                                   151.8

Shareholders' (deficiency) equity
    Preferred stock
    Common Stock                                                  2.8               0.2(7)           (2.8)                0.2
    Additional paid-in capital                               13,720.0             239.3(7)      (13,720.0)              239.3
    Accumulated other comprehensive (loss)                      (77.4)                               77.4                 -
    (Deficit)                                                (3,185.6)          3,416.7            (231.1)                -
                                                    -----------------    --------------   ---------------   -----------------
                                                             10,459.8           3,656.2         (13,876.5)              239.5
                                                    -----------------    --------------   ---------------   -----------------
Total liabilities and shareholders' (deficiency) equity  $   17,612.9  $         (333.9)  $     (13,963.2)  $         3,315.8
                                                    =================    ==============   ===============   =================





Notes To Euroco Projected Consolidated Balance Sheet As Of August 31, 2002 Reflecting Restructuring Adjustments:

(1) Represents the aggregate receipts and disbursements associated with the consummation of the Plan.
(2) Represents the repayment from New NTL of the Delaware/NTL (UK) Group Note (including interest).
(3) Represents write off of $25.6 million of deferred financing costs, net of accumulated amortization on the NTL Delaware Subordinated Notes and NTL Inc. Subordinated Notes.
(4) Represents write off of $37.0 million of accrued and unpaid dividends on the Old Preferred Stock.
(5) Represents repayment/cancellation of Intercompany Claims consistent with the treatment of these claims agreed in the Plan.
(6) Represents write off of $28.8 million of accrued and unpaid interest on the NTL Delaware Subordinated Notes and NTL Inc. Subordinated Notes.
(7) Represents (i) write off of $1,300.0 million of outstanding borrowing in connection with the NTL Delaware Subordinated Notes and NTL Inc. Subordinated Notes (as described in clauses (a) and
         (b) of the definition thereof) consistent with the treatment of such liabilities in the Plan, (ii) reclassification of remaining debt to long-term, and (iii) issuance of Euroco Common Stock in accordance with provisions of the Plan.
(8) Represents write off of $2,773.7 million of Old Senior Preferred Stock, net of the $350 million Euroco Preferred Stock, consistent with the treatment of these claims agreed in the Plan.
(9) Euroco would account for the reorganization and the related transactions using the principles of "fresh start" accounting as required by Statement of Position 90-7 ("SOP 90-7") issued by the American Institute of Certified Public Accountants. For purposes of these projections, the Reorganization Value has been based upon the midpoint of the estimated enterprise value range of New NTL as described in "Feasibility Of The Plan And The Best Interests Of Creditors Test - Valuation Of The Reorganized Debtors" in this Disclosure Statement. Under "fresh start" accounting principles, Euroco will determine the reorganization value of Euroco at the Effective Date. This value will be allocated, based on estimated fair market values, to specific tangible assets, and Euroco will record an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable assets. Euroco is in the process of evaluating further how the reorganization value will be allocated to various assets. It is likely that the final allocation as well as depreciation and amortization expense, will differ from the amounts presented herein. The amount of shareholders' equity in the "fresh start" balance sheet is not an estimate of the market value of the Euroco Common Stock after confirmation of the Plan, which value is subject to many uncertainties and cannot be reasonably estimated at this time. Euroco does not make any representations as to the market value, if any, of the Euroco Common Stock to be issued pursuant to the Plan.
(10) Represents elimination of $14,005.6 million investment in NTL CC in accordance with the Plan.






                                            EUROCO PROJECTED CONSOLIDATED BALANCE SHEET
                                                FISCAL YEARS ENDING 2002 THROUGH 2006
                                                          (dollars in millions)



                                                                              As of December 31,
                                                    ----------------------------------------------------------------------
                                                        2002          2003           2004          2005          2006
                                                    ----------------------------------------------------------------------
Assets
Current assets
    Cash and cash equivalents                       $        113.1  $       66.5   $       33.0  $       59.1  $        56.1
    Accounts receivable, net                                 232.9         276.2          349.0         371.8          386.8
    Other                                                    196.3         185.7          185.7         185.7          185.8
                                                    --------------  ------------   ------------  ------------  -------------
Total current assets                                         542.3         528.4          567.7         616.6          628.7

    Fixed assets, net                                      1,499.5       1,479.7        1,477.3       1,444.6        1,402.8
    Intangible assets, net                                 1,246.8        1239.9        1,233.0       1,226.0        1,219.1
    Deferred Tax Asset                                         -             -              7.9           -              -
    Other assets, net                                        149.2         166.7          168.3         122.0          118.2
                                                    --------------  ------------   ------------  ------------  -------------
Total assets                                        $      3,437.8  $    3,414.7 $      3,454.2  $    3,409.2  $     3,368.8
                                                    ==============  ============   ============  ============  =============

Liabilities & Shareholders' (Deficiency) Equity
Current liabilities
    Accounts payable                                $         68.3$         75.9 $         86.8$         91.5$         103.0
    Accrued expenses and other                               141.0         153.3          171.3         179.0          197.9
    Interest payable                                          47.9          48.9           49.2          49.2           49.2
    Deferred revenue                                         226.4         268.4          318.8         391.2          392.0
                                                    --------------  ------------   ------------  ------------  -------------
Total current liabilities                                    483.6         546.5          626.1         710.9          742.1

    Long-term debt                                         2,253.8       2,297.2        2,303.8       2,133.6        1,906.3
    Senior Redeemable Preferred                              333.3         368.4          407.1         450.0          497.4
    Deferred income taxes                                     26.3           0.6            -             5.9           31.9
    Other                                                    147.5         137.7          126.5         120.3          120.3

Shareholders' (deficiency) equity
    Preferred stock                                            -             -              -             -              -
    Common Stock                                               0.2           0.2            0.2           0.2            0.2
    Additional paid-in capital                               239.3         239.3          239.3         239.3          239.3
    Accumulated other comprehensive (loss)                     -             -              -             -              -
    (Deficit)                                                (46.2)       (175.2)        (248.8)       (251.0)        (168.7)
                                                    --------------  ------------   ------------  ------------  -------------
                                                             193.3          64.3           (9.3)        (11.5)          70.8
                                                    --------------  ------------   ------------  ------------  -------------
Total liabilities and shareholders' (deficiency) equity  $ 3,437.8  $    3,414.7   $    3,454.2  $    3,409.2  $     3,368.8
                                                    ==============  ============   ============  ============  =============






                                        EUROCO PROJECTED CONDENSED CONSOLIDATED
                                               STATEMENTS OF OPERATIONS
                                         FISCAL YEARS ENDING 2002 THROUGH 2006
                                                 (dollars in millions)



                                                                              As of December 31,
                                                    ----------------------------------------------------------------------
                                                        2002          2003           2004          2005          2006
                                                    ----------------------------------------------------------------------

Revenues                                            $        505.3  $      631.7 $        785.1  $      961.6  $     1,160.6

Costs, expenses and other (income)
    Operating expenses                                       140.9         162.3          196.8         238.4          277.8
    Selling, general and administrative expenses             224.8         270.9          292.9         307.0          338.9
    Corporate expenses                                        22.7          15.8           16.5          17.2           18.1
    Reorganization costs                                      21.2           -              -             -              -
    Gain from debt discharge                              (3,416.7)          -              -             -              -
    Depreciation and amortization                            155.7         179.3          196.5         221.4          240.3
    Interest income and other, net                           (16.4)         (2.1)          (1.4)         (1.6)          (1.5)
    Interest expense                                         146.1         123.5          123.0         117.5          106.0
                                                    --------------  ------------   ------------  ------------  -------------

Earnings before taxes and discontinued operations          3,227.0        (118.0)         (39.2)         61.7          181.0

    Income tax (expense) benefit                              31.4          24.1            4.3         (21.0)         (51.3)
                                                    --------------  ------------   ------------  ------------  -------------

Earnings before discontinued operations                    3,258.4         (93.9)         (34.9)         40.7          129.7

    Discontinued operations, net of loss on sale of asset     16.0           -              -             -              -
                                                    --------------  ------------   ------------  ------------  -------------

Net income (loss)                                   $      3,274.4  $      (93.9)  $      (34.9  $       40.7  $       129.7
                                                    ==============  ============   ============  ============  =============

Preferred Dividend                                            (8.3)        (35.1)         (38.7)        (42.9)         (47.4)
                                                    --------------  ------------   ------------  ------------  -------------

Net income (loss) available to common               $      3,266.1  $     (129.0)  $      (73.6) $       (2.2) $        82.3
                                                    ==============  ============   ============  ============  =============






                                           EUROCO PROJECTED CONDENSED CONSOLIDATED
                                                 STATEMENTS OF CASH FLOWS
                                           FISCAL YEARS ENDING 2002 THROUGH 2006
                                                   (dollars in millions)



                                                                              As of December 31,
                                                    ----------------------------------------------------------------------
                                                        2002          2003           2004          2005          2006
                                                    ----------------------------------------------------------------------
Operating activities
Net income (loss)                                   $      3,274.4  $      (93.9)  $      (34.9) $       40.7  $       129.7
Adjustments to reconcile net income (loss) to net cash
    (used in) provided by operating activities:
    Depreciation and amortization                            155.7         179.3          196.5         221.4          240.3
    Gain from debt discharge                              (3,416.7)          -              -             -              -
    Change in deferred tax asset                             (32.4)        (25.7)          (8.5)         13.7           26.0
    Other                                                    (91.2)         15.1            3.4           0.9            -
Changes in operating assets and liabilities:
    Accounts receivable                                      (35.5)        (43.3)         (72.9)        (22.7)         (15.1)
    Accounts payable                                          27.7           7.5           11.0           4.7           11.5
    Accrued expenses and other                                21.5          12.3           18.0           7.8           18.8
    Interest payable                                          26.2           1.1            0.3           -              -
    Deferred revenue                                          35.0          42.0           50.4          72.4            0.8
                                                    --------------  ------------   ------------  ------------  -------------
Net cash (used in) provided by operating activities          (35.3)         94.4          163.3         338.9          412.0

Investing activities
    Purchase of fixed assets                                (157.3)       (152.5)        (187.2)       (181.7)        (191.6)
    Proceeds from sale of assets                             193.6           -              -            44.7            -
    Decrease in other liabilities                            (14.5)        (14.5)         (14.5)         (7.3)           -
    Increase (decrease) in other assets                      (17.7)        (17.5)          (1.7)          1.7            3.8
                                                    --------------  ------------   ------------  ------------  -------------
Net cash provided by (used in) investing activities            4.1        (184.5)        (203.4)       (142.6)        (187.8)

Financing activities
    Proceeds from borrowings, net of financing costs         247.3         114.1           97.2           -              -
    Distribution to equity holders                          (308.6)          -              -             -              -
    Principal payments                                       (25.0)        (70.6)         (90.6)       (170.2)        (227.2)
                                                    --------------  ------------   ------------  ------------  -------------
Net cash provided by (used in) financing activities          (86.3)         43.5            6.6        (170.2)        (227.2)

(Decrease) increase in cash and cash equivalents            (117.5)        (46.6)         (33.5)         26.1           (3.0)
Cash and cash equivalents at beginning of year               230.6         113.1           66.5          33.0           59.1
                                                    --------------  ------------   ------------  ------------  -------------
Cash and cash equivalents at end of year                $    113.1   $      66.5    $      33.0   $      59.1  $        56.1
                                                    ==============  ============   ============  ============  =============





         Summary Of Significant Assumptions

         The Debtors' management has developed the Financial Projections to assist Noteholders and holders of Old Common Stock and Old Preferred Stock in their evaluation of the Plan and to analyze its feasibility. The Financial Projections are based upon a number of significant assumptions described below. Actual operating results and values may and will vary from those projected.

                  (i) Fiscal Years. New NTL's and Euroco's fiscal year ends are on the last day of each calendar year. Any reference to "Fiscal" immediately followed by a specific year means the period ending on December 31 of such year.

                  (ii) Plan Terms And Consummation. The Financial Projections assume an Effective Date of August 31, 2002 with allowed claims and interests treated in accordance with the treatment provided in the Plan with respect to such allowed claims and interests. Although the Effective Date under the Plan may not occur until September 2002 or later, August 31, 2002 was selected as an assumed date of effectiveness of the Plan so that there would be a close proximity between the time in which CSFB and Kane Reece reviewed materials in forming their valuation and liquidation analyses and the assumed date of valuation. If the Effective Date does not occur within the anticipated timeframe, this may have an adverse effect on the respective abilities of New NTL and Euroco to achieve the projected results. Further, if the Effective Date does not occur within the anticipated time frame, additional bankruptcy-related expenses will be incurred until such time as a new plan of reorganization is confirmed. These expenses could significantly impact New NTL and Euroco's results of operations and cash flows.

                  (iii) 2002 Income Statement. Assumptions are based on the budgets for the operating entities prepared by the individual management teams in conjunction with the senior management of the Debtors.

                  (iv) Revenues. The Debtors' management expects future revenues to be achieved by continuing to provide new services, such as digital television, broadband Internet and mobile telephone services to consumer customers. In addition, the Debtors' management continues to focus specific sales and marketing effort on winning business customers in its franchise areas and providing incremental services to new and existing customers of its broadcast division.

                  (v) Operating Expenses. Operating expenses are expected to increase principally as a result of increases in interconnection and programming costs due to revenue growth.

                  (vi) Selling, General & Administrative Costs. Selling, general and administrative costs as a percentage of revenue, are expected to continue to decrease as a result of various cost saving efforts.

                  (vii) Corporate Expense. Corporate expenses are projected based on historical trends with certain assumptions regarding the costs of New NTL and Euroco being required to create duplicate facilities to reflect the fact that New NTL and Euroco will no longer form part of an integrated group.

                  (viii) Interest Expense. Interest expense reflects current and estimated interest rates on various components of debt and presumes interest rates will not change materially.

                  (ix) Interest Income. Interest income reflects current and estimated market rates on cash and cash equivalents and presumes interest rates will not change materially.

                  (x) Income Taxes. Income tax expense or benefit as reflected in the Projected Statements of Operations and the related deferred tax asset or liability balances on the Balance Sheet and tax payments in the cash flow statements are based upon certain accounting and tax planning assumptions, projected net income by country assuming the current statutory tax rate in each country does not change throughout the period of the projections and the anticipated reduction of tax loss carryforwards as a result of the Restructuring.

                  (xi) Capital Expenditures. Capital expenditures are consistent with management's business plan to the extent they can be supported by the capital structure and projected operating results of New NTL and Euroco.

                  (xii) Acquisitions. The Financial Projections do not include any future acquisitions or disposals.

                  (xiii) Working Capital. Components of working capital are projected primarily on the basis of historic patterns applied to projected levels of operation. It has been assumed that vendor trade terms remain at normal levels during the Chapter 11 Cases and Diamond Administration Cases and in the period thereafter.

                  (xiv) Fresh Start Accounting. New NTL and Euroco would account for the Restructuring and the related transactions using the principles of "fresh start" accounting as required by SOP 90-7 issued by the American Institute of Certified Public Accountants. Under "fresh start" accounting principles, New NTL and Euroco will determine the post-Restructuring values of New NTL and Euroco, respectively, at the Effective Date. These values will be allocated, based on estimated fair market values, to specific tangible assets, and New NTL and Euroco will record intangible assets equal to the post-Restructuring values in excess of amounts allocable to the relevant identifiable assets. New NTL and Euroco are in the process of evaluating further how the post- Restructuring value will be allocated to their respective various assets. It is likely that the final allocation as well as depreciation and amortization expense, will differ from the amounts presented herein. The amounts of shareholders' equity in the fresh start balance sheets are not estimates of the market values of the New NTL Common Stock and Euroco Common Stock after confirmation of the Plan, which values are subject to many uncertainties and cannot be reasonably estimated at this time. The Debtors do not make any representation as to the market values, if any, of the Euroco Common Stock or New NTL Common Stock to be issued pursuant to the Plan.

                  (xv) Premium TV Limited. The Financial Projections relating to Euroco have been prepared by reference to the current business plans for Premium TV Limited and the joint ventures to which it is a party. However, Premium TV Limited is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution acceptable to Premium TV Limited, Premium TV Limited may seek to discontinue these joint ventures and terminate their activities (which may also result in a cessation of substantially all of Premium TV Limited's activities). Due to the uncertain nature of these discussions and their likely resolution, the Debtors consider it appropriate to prepare the Financial Projections on the basis of the current business plans of Premium TV Limited and the relevant joint ventures.

                  (xvi) Impairment. The Financial Projections assume that there will be no factors which indicate the impairment of any of the tangible or intangible fixed assets of New NTL or Euroco which would require a charge to income.

                  (xvii) Trading. The Financial Projections assume that, except as set forth above, there will be no significant changes in trading relationships with suppliers or customers.

                  (xviii) Restructuring. The Financial Projections assume that there will be no reorganization, restructuring or further change in the composition of New NTL and Euroco, except as set forth in the Plan.

                  (xix) Exchange Rates. The Financial Projections assume that the various foreign exchange rates underlying the Financial Projections are held constant throughout the period.

                  (xx) Material Change. The Financial Projections assume that there will no material changes in the economic, regulatory or political environments in which New NTL and Euroco operate.